As filed with the Securities and Exchange Commission on December 15, 2021.

Registration Statement No. 333-259901

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EO Charging

(Exact name of Registrant as Specified in its Charter)

N/A

(Translation of registrant name into English)

Cayman Islands	4911	98-1617408
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Boundary Hall

Cricket Square

Grand Cayman

KY1-1102

Cayman Islands

+1 (345) 814-5786

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With copies to:

Charles Jardine Chief Executive Officer Juuce Limited Tomo House, Tomo Road Stowmarket, IP14 5AY United Kingdom 44 (0)1449 490409	Jaclyn L. Cohen Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Neil A. Wizel Chief Executive Officer First Reserve Sustainable Growth Corp. 262 Harbor Drive, Third Floor Stamford, CT 06902 (203) 661-6601	E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin St, Suite 2500 Houston, TX 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION, DATED DECEMBER 15, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

FIRST RESERVE SUSTAINABLE GROWTH CORP.

AND PROSPECTUS FOR 40,163,159 ORDINARY SHARES AND 10,693,515 WARRANTS OF

EO CHARGING

PROPOSED BUSINESS COMBINATION – YOUR PARTICIPATION IS VERY IMPORTANT

Dear Stockholders of First Reserve Sustainable Growth Corp.:

You are cordially invited to attend the special meeting (the “FRSG special meeting”) of stockholders of First Reserve Sustainable Growth Corp. (“FRSG” and such stockholders, the “FRSG stockholders”), which will be held at                 , Eastern time, on                 , 2021, via live webcast at the following address:              .

On August 12, 2021, FRSG, Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (“Juuce”), EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“EO Charging”), and Charge Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained therein, at the closing of the Business Combination, (i) all existing shareholders of Juuce (“Juuce shareholders”) will contribute (the “Share Contribution”) to EO Charging all of the issued and outstanding ordinary shares in the capital of Juuce (“Juuce Shares”) in exchange for ordinary shares in the capital of EO Charging, with a nominal value of $0.0001 each (“EO Charging Ordinary Shares”), and, if available cash exceeds a specified level, certain cash consideration (as described below), and as a result, EO Charging will be the ultimate parent company of Juuce and Juuce’s direct and indirect subsidiaries (collectively, the “Juuce Subsidiaries”) and (ii) simultaneously with the Share Contribution, Merger Sub will merge with and into FRSG, with FRSG surviving as a wholly owned subsidiary of EO Charging (the “Merger”).

The cash consideration payable to the Juuce shareholders in connection with the Share Contribution will be the amount, if any, by which the sum of (a)(i) the aggregate amount of cash in the FRSG trust account (“Trust Account”) less any amount required to be paid in respect of redemptions of FRSG Class A common stock, par value $0.0001 per share (“FRSG Class A Common Stock”) by FRSG’s public stockholders, (ii) FRSG’s cash that is not attributable to the amount in the Trust Account, and (iii) the cash held by Juuce immediately prior to the closing of the Business Combination (excluding any restricted cash that will continue to be restricted cash as of immediately following the payoff of all debts of Juuce and its subsidiaries), exceeds the sum of (b)(i) $100,000,000, (ii) the aggregate unpaid transaction expenses of FRSG and Juuce and its subsidiaries in connection with the Business Combination, and (iii) the aggregate amount of debt of Juuce and its subsidiaries that is required to be repaid by Juuce on the closing date of the Business Combination; provided, that the cash consideration (A) will not be less than $0.00, (B) will not exceed $70,000,000 and (C) will be paid only to the extent it does not result in less than $100,000,000 of cash on the balance sheet of EO Charging after giving effect to the transactions contemplated by the Business Combination Agreement.

Pursuant to the Merger, (i) each warrant to purchase shares of FRSG Class A Common Stock, sold as part of the units in FRSG’s initial public offering of units (the “FRSG IPO” and such warrants, the “FRSG public warrants”), will automatically convert into an equal number of warrants to purchase EO Charging Ordinary Shares (“EO Charging Warrants” and such EO Charging Warrants, the “EO Charging Public Warrants”), (ii) each warrant to purchase shares of FRSG Class A Common Stock issued to First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company (“FRSG Sponsor”), in a private placement simultaneously with the closing of the FRSG IPO (the “FRSG private placement warrants” and together with the FRSG public warrants, the “FRSG warrants”), will automatically convert into an equal number of EO Charging Warrants (such EO Charging Warrants, the “EO Charging Private Placement Warrants,” and such conversions of warrants the “Warrant Conversion”), and (iii) each holder of FRSG Class A Common Stock will receive in exchange an equal number of EO Charging Ordinary Shares (such exchange, the “Share Exchange,” and together with the Warrant Conversion, the “Merger Exchanges”).

At the FRSG special meeting, FRSG stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 1”) to adopt and approve the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Business Combination and the Merger.

As further described in the accompanying proxy statement/prospectus, upon consummation of the Business Combination, among other things:

•	EO Charging will be the ultimate parent company of Juuce and the Juuce Subsidiaries (following the Share Contribution) and of FRSG (following the Merger);

•	FRSG will be the surviving company in the Merger and will be a wholly owned subsidiary of EO Charging;

•	At the effective time of the Merger (the “Effective Time”), the following events will take place simultaneously:

•	EO Charging Ordinary Shares will be issued to Juuce shareholders in accordance with the Share Contribution;

•

Each share of FRSG’s Class B Common Stock, par value $0.0001 per share (“FRSG Class B Common Stock” and together with the FRSG Class A Common Stock, the “FRSG Common Stock”), which are held by FRSG Sponsor will be cancelled and converted into one validly issued, fully paid and nonassessable share of FRSG Class A Common Stock in accordance with FRSG’s amended and restated certificate of incorporation (the “FRSG Charter”);

•	By virtue of the Merger and without any action on the part of FRSG, EO Charging, Merger Sub or the holders of any of the following securities:

•	all shares of FRSG Common Stock held in the treasury of FRSG will be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•

each share of FRSG Class A Common Stock issued and outstanding immediately prior to the Share Contribution (other than shares of FRSG Class A Common Stock with respect to which a holder of FRSG public shares (a “FRSG public stockholder”) has exercised its redemption rights in accordance with the FRSG Charter (the “Redemption Shares”) but including FRSG Class A Common Stock issued upon conversion of the FRSG Class B Common Stock held by FRSG Sponsor (such shares, the “FRSG Founder Shares”)) will be cancelled and converted into and exchanged for one validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such share) EO Charging Ordinary Share (the “Per Share Merger Consideration”);

•

each share of the authorized capital stock of Merger Sub, par value of $0.0001 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of FRSG as the surviving corporation in the Merger; and

•

EO Charging will assume the Warrant Agreement, dated March 4, 2021, between FRSG and Continental Stock Transfer and Trust Company, as warrant agent, (the “FRSG Warrant Agreement”) and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each FRSG warrant then outstanding and unexercised will automatically be converted into an EO Charging Warrant. Each EO Charging Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FRSG warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective as of the Effective Time: (A) each EO Charging Warrant will be exercisable solely for EO Charging Ordinary Shares; (B) the number of EO Charging Ordinary Shares subject to each EO Charging Warrant will be equal to the number of shares of FRSG

Class A Common Stock subject to the applicable FRSG warrant; and (C) the per share exercise price for the EO Charging Ordinary Shares issuable upon exercise of such EO Charging Warrant will be equal to the per share exercise price for the shares of FRSG Class A Common Stock subject to the applicable FRSG warrant, as in effect immediately prior to the Effective Time;

•

Each Redemption Share that will be redeemed at the Effective Time will not be entitled to receive the Per Share Merger Consideration and will be converted into the right to receive from FRSG, in cash, an amount per share calculated in accordance with such stockholder’s redemption rights. Please see the section entitled “The Business Combination—Conversion of Securities” for additional information. At or as promptly as practical after the Effective Time, FRSG will make such cash payments in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) will cease to have any rights with respect thereto, except the right to receive such cash payments from FRSG;

•

In the event that the FRSG Class A Common Stock and FRSG warrants comprising a single FRSG unit have not been detached so as to permit separate transferability or trading prior to the Effective Time, then effective immediately prior to the Share Exchange and Share Contribution, any and all FRSG units will be automatically detached and broken out into their constituent parts, such that a holder of one FRSG unit will hold one share of FRSG Class A Common Stock and one-fourth of one FRSG warrant, and the underlying FRSG Class A Common Stock and FRSG warrants will be converted in accordance with the Business Combination Agreement. However, if the detachment would result in a holder of FRSG public warrants holding a fractional FRSG public warrant, then prior to the conversion the number of FRSG public warrants deemed to be held by such holder will be rounded down to the nearest whole number; and

•

20% of the EO Charging Ordinary Shares issued to FRSG Sponsor are subject to forfeiture if during the time period between the Closing Date and the five-year anniversary of the Closing Date (i) the per share volume-weighted average price of the EO Charging Ordinary Shares does not equal or exceed $12.50 for any 20 trading days within any 30 consecutive trading day period ending on the trading day immediately prior to the date of determination and (ii) a change of control of EO Charging has not occurred.

In connection with the submission of the Business Combination to a stockholder vote, holders of FRSG Founder Shares, including FRSG Sponsor, have agreed to vote any shares of FRSG Class A Common Stock and FRSG Class B Common Stock owned by them in favor of the Business Combination.

In addition to the Business Combination Proposal, FRSG stockholders are being asked to:

•

consider and vote upon, on a non-binding advisory basis, proposals to approve the governance provisions contained in the Amended and Restated Memorandum and Articles of Association of EO Charging (the “EO Charging Memorandum and Articles of Association”) that materially affect FRSG stockholder rights (the “Charter Proposals”). The full text of the EO Charging Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex B; and

•

consider and vote upon a proposal to approve the adjournment of the FRSG special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Proposals (the “Adjournment Proposal” or “Proposal No. 3” and, together with the Business Combination Proposal and Charter Proposals, the “Proposals”).

Each of these proposals is more fully described in this proxy statement/prospectus, which each FRSG stockholder is encouraged to read carefully.

The shares of FRSG Class A Common Stock and FRSG warrants, which are exercisable for shares of FRSG Class A Common Stock under certain circumstances, are currently listed on NASDAQ under the symbols “FRSG” and “FRSGW,” respectively. In addition, certain of the FRSG Class A Common Stock and FRSG public warrants currently trade as units consisting of one share of FRSG Class A Common Stock and one-fourth of one FRSG public warrant, and are listed on NASDAQ under the symbol “FRSGU.” The units will automatically separate into the component securities prior to the consummation of the Business Combination and will be exchanged for or automatically converted into, as applicable, EO Charging Ordinary Shares and EO Charging Public Warrants, respectively. Upon closing of the Business Combination (the “Closing”), EO Charging intends to apply to list EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ under the ticker symbols “EOC” and “EOCW,” respectively.

FRSG is providing the accompanying proxy statement/prospectus and accompanying proxy card to FRSG stockholders in connection with the solicitation of proxies to be voted at the FRSG special meeting and at any adjournments or postponements of the FRSG special meeting. Information about the FRSG special meeting, the Business Combination and other related business to be considered by FRSG stockholders at the FRSG special meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the FRSG special meeting, all FRSG stockholders are urged to read carefully and in their entirety this proxy statement/prospectus, including the annexes and the accompanying financial statements of Juuce and FRSG. In particular, you are urged to carefully read the section entitled “Risk Factors ” beginning on page 36 of this proxy statement/prospectus.

After careful consideration, the Board of Directors of FRSG (the “FRSG Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that FRSG stockholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to FRSG stockholders in the accompanying proxy statement/ prospectus. When you consider the FRSG Board’s recommendation of these proposals, you should keep in mind that certain FRSG’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section entitled “The Business Combination—Interests of Certain Persons in the Business Combination” for additional information.

Your vote is very important, regardless of the number of shares of FRSG Common Stock you own. To ensure your representation at the FRSG special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the FRSG special meeting, but in any event, no later than                , 2021 at                , Eastern time.

On behalf of the FRSG Board, I would like to thank you for your support of First Reserve Sustainable Growth Corp. and look forward to a successful completion of the Business Combination.

Sincerely,

Neil A. Wizel

Chief Executive Officer and Director

            , 2021

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Investing in FRSG and EO Charging securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus and under similar headings or in any amendment or supplement to this proxy statement/prospectus.

This proxy statement/prospectus is dated                 , 2021, and is expected to be first mailed or otherwise delivered to FRSG stockholders on or about                 , 2021.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/ prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by EO Charging, FRSG or Juuce. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of EO Charging, FRSG or Juuce since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

262 Harbor Drive, Third Floor

Stamford, Connecticut 06902

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF FIRST RESERVE SUSTAINABLE GROWTH CORP.

TO BE HELD                 , 2021

To the Stockholders of First Reserve Sustainable Growth Corp.:

NOTICE IS HEREBY GIVEN that the special meeting (the “FRSG special meeting”) of stockholders of First Reserve Sustainable Growth Corp. (“FRSG” and such stockholders, the “FRSG stockholders”) will be held at                 , Eastern time, on                 , 2021, via live webcast at the following address:                 . At the FRSG special meeting, FRSG stockholders will be asked to consider and vote upon the following proposals:

•

Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2021 (the “Business Combination Agreement”), among FRSG, Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (“Juuce”), EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“EO Charging”) and Charge Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained therein, at the closing of the Business Combination, (i) all existing shareholders of Juuce (“Juuce shareholders”) will contribute (the “Share Contribution”) to EO Charging all of the issued and outstanding ordinary shares in the capital of Juuce (“Juuce Shares”) in exchange for ordinary shares in the capital of EO Charging, with a nominal value of $0.0001 each (“EO Charging Ordinary Shares”), and, if available cash exceeds a specified level, certain cash consideration (as described in this proxy statement/prospectus), and as a result, EO Charging will be the ultimate parent company of Juuce and Juuce’s direct and indirect subsidiaries (collectively, the “Juuce Subsidiaries”) and (ii) simultaneously with the Share Contribution, Merger Sub will merge with and into FRSG, with FRSG surviving as a wholly owned subsidiary of EO Charging (the “Merger”), and pursuant to the Merger, (a) each warrant to purchase shares of FRSG’s Class A common stock, par value $0.0001 per share (“FRSG Class A Common Stock”), sold as part of the units in FRSG’s initial public offering of units (the “FRSG IPO” and such warrants, the “FRSG public warrants”), will automatically convert into an equal number of warrants to purchase EO Charging Ordinary Shares (“EO Charging Warrants” and such EO Charging Warrants, the “EO Charging Public Warrants”), (b) each warrant issued to First Reserve Sustainable Growth Sponsor, LLC, a Delaware limited liability company (“FRSG Sponsor”), in a private placement simultaneously with the closing of the FRSG IPO (the “FRSG private placement warrants” and together with the FRSG public warrants, the “FRSG warrants”) to purchase shares of FRSG Class A Common Stock, will automatically convert into an equal number of EO Charging Warrants (such EO Charging Warrants, the “EO Charging Private Placement Warrants,” and such conversions of warrants the “Warrant Conversion”), and (c) each holder of FRSG Class A Common Stock will receive in exchange an equal number of EO Charging Ordinary Shares (such exchange, the “Share Exchange,” and together with the Warrant Conversion, the “Merger Exchanges”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•

The Charter Proposals— To consider and vote upon, on a non-binding advisory basis, separate proposals to approve the following governance provisions contained in the EO Charging Memorandum and Articles of Association that materially affect shareholder rights (collectively, the “Charter Proposals”): (i) the authorized share capital of the new public entity will be US$50,100 consisting of 500,000,000 ordinary shares, par value US$0.0001 per share, and 1,000,000 preferred shares, par value US$0.0001 per share, as opposed to FRSG having 250,000,000 authorized shares of FRSG Class A Common Stock, 20,000,000 authorized shares of

FRSG Class B Common Stock and 1,000,000 authorized shares of undesignated preferred stock (the “Authorized Share Proposal”); (ii) a director may be removed by Special Resolution only for cause, as opposed to with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors (the “Director Removal Proposal”); (iii) any provision of the EO Charging Memorandum and Articles of Association may be amended by Special Resolution, as opposed to by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote (the “Amendment Proposal”); and (iv) EO Charging’s constitutional documents will not include the various provisions applicable only to special purpose acquisition companies that FRSG’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if an Initial Business Combination is not consummated in a certain period of time) (the “Additional Charter Proposal”). The full text of the EO Charging Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex B; and

•

Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the FRSG special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Proposals, (the “Adjournment Proposal” or “Proposal No. 3” and, together with the Business Combination Proposal and the Charter Proposals, the “Proposals”).

The FRSG special meeting will be completely virtual. There will be no physical meeting location and the FRSG special meeting will only be conducted via live webcast at the following address:                .

The record date for the FRSG special meeting is                 , 2021. Only holders of record of FRSG Class A Common Stock and FRSG Class B Common Stock at the close of business on                , 2021 are entitled to notice of, and to vote at, the virtual FRSG special meeting and any adjournments or postponements thereof. A complete list of FRSG stockholders of record entitled to vote at the virtual FRSG special meeting will be available at the virtual FRSG special meeting and for ten days before the virtual FRSG special meeting at FRSG’s principal executive offices for inspection by FRSG stockholders during ordinary business hours for any purpose germane to the virtual FRSG special meeting.

Whether or not you plan to attend the FRSG special meeting online, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your FRSG public shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your FRSG public shares or, if you wish to attend the FRSG special meeting and vote online, you must obtain a proxy from your broker or bank.

Pursuant to the FRSG’s Amended and Restated Certificate of Incorporation, FRSG is providing the holders of shares of FRSG Class A Common Stock originally sold as part of the FRSG units issued in the FRSG IPO (such holders, the “FRSG public stockholders”) with the opportunity to redeem, upon the closing of the Business Combination (the “Closing”), shares of FRSG Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to FRSG to pay its franchise and income taxes) from the FRSG IPO and a concurrent private placement of warrants to FRSG Sponsor. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2021 of approximately $222.4 million, the estimated per share redemption price would have been approximately $10.00. FRSG public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a FRSG public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding shares of FRSG Class A Common Stock sold in the FRSG IPO. Holders of FRSG public warrants sold in the FRSG IPO, which are exercisable for shares of FRSG Class A Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. FRSG Sponsor, and FRSG’s officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of FRSG Class A Common Stock they may hold, and shares of FRSG Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, FRSG Sponsor owns 20% of outstanding FRSG Common Stock, including all of the shares of FRSG Class B Common Stock. FRSG Sponsor, and FRSG’s officers and directors have agreed to vote any shares of FRSG Common Stock owned by them in favor of the Business Combination.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE FRSG REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO FRSG’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE VIRTUAL FRSG SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

FRSG may not consummate the Business Combination unless the Business Combination Proposal is approved at the FRSG special meeting. The Charter Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote thereon at the FRSG special meeting, voting as a single class. Approval of each of the Charter Proposals and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote and actually cast thereon at the FRSG special meeting, voting as a single class.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of Proposal Nos. 1, 2 and 3. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the FRSG special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the FRSG special meeting and, if a quorum is present, will have no effect on the Charter Proposals or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Business Combination Proposal. If you are a stockholder of record and you virtually attend the FRSG special meeting and wish to vote, you may withdraw your proxy and vote online.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. FRSG encourages you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call FRSG’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200, or banks and brokerage firms, please call collect at (203) 658-9400.

            , 2021

By Order of the Board of Directors

Neil A. Wizel

Chief Executive Officer and Director

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by EO Charging, as it may be amended or supplemented from time to time (File No. 333-259901) (the “Registration Statement”), serves as:

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A notice of meeting and proxy statement of FRSG under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the FRSG special meeting being held on                 , 2021, where FRSG stockholders will vote on, among other things, the proposed Business Combination and related transactions and each of the Proposals described herein; and

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A prospectus of EO Charging under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the (i) EO Charging Ordinary Shares that FRSG stockholders and Juuce shareholders will receive in the Business Combination, (ii) EO Charging Warrants that holders of FRSG warrants will receive in the Business Combination, and (iii) EO Charging Ordinary Shares that may be issued upon exercise of the EO Charging Warrants.

Information contained on EO Charging’s website, Juuce’s website, FRSG’s website or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Business Combination and FRSG Special Meeting” and “Summary,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters summarized below.

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FRSG is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information about FRSG see the section entitled “Business of FRSG and Certain Information About FRSG.”

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There are currently 22,243,955 shares of FRSG Class A Common Stock and 5,560,989 shares of FRSG Class B Common Stock issued and outstanding. In addition, there are currently 10,693,515 FRSG warrants outstanding, consisting of 5,560,988 FRSG public warrants and 5,132,527 FRSG private placement warrants. Each warrant entitles the holder to purchase one share of FRSG Class A Common Stock for $11.50 per share. The FRSG warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) March 9, 2022, and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. At the Closing, each FRSG warrant will automatically convert into an equal number of EO Charging Warrants to purchase EO Charging Ordinary Shares. Once the warrants become exercisable, FRSG may redeem warrants in certain circumstances. See the section entitled “Description of EO Charging Securities.”

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EO Charging is a U.K-based designer and manufacturer of U.K. Mode 3 AC chargers for EVs. For more information regarding EO Charging, see the section entitled “Business of EO Charging and Certain Information About EO Charging.”

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FRSG, Juuce, EO Charging, and Merger Sub entered into the Business Combination Agreement on August 12, 2021. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

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Pursuant to the Business Combination Agreement, at the closing of the Business Combination, (i) all existing shareholders of Juuce will contribute to EO Charging all of the issued and outstanding Juuce

Shares in exchange for EO Charging Ordinary Shares, and, if available cash exceeds a specified level, certain cash consideration (as described in this proxy statement/prospectus), and as a result, EO Charging will be the ultimate parent company of Juuce and Juuce’s direct and indirect subsidiaries and (ii) simultaneously with the Share Contribution, Merger Sub will merge with and into FRSG, with FRSG surviving as a wholly owned subsidiary of EO Charging.

•	In connection with the Business Combination Agreement, FRSG entered into the following agreements:

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Sponsor Support Agreement. FRSG Sponsor entered into the Sponsor Support Agreement on August 12, 2021 with FRSG and each member of the FRSG Board, pursuant to which, among other things, FRSG Sponsor agreed to (i) waive the anti-dilution rights set forth in the FRSG Charter with respect to FRSG Founder Shares held by it, (ii) vote all the FRSG Class A Common Stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the Business Combination, (iii) not transfer the Founder Shares until the earlier of the Closing and any valid termination of the Business Combination Agreement; and (iv) subject 20% of the total EO Charging Ordinary Shares issued to FRSG Sponsor as part of the Business Combination to potential forfeiture if, within five years of Closing, the volume weighted average price of the EO Charging Ordinary Shares does not equal or exceed $12.50 per share for any 20 trading days within any 30 consecutive trading day period (or a change of control of EO Charging does not occur during such period). For more information about the Sponsor Support Agreement, see the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

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Acquisition Agreement. Certain Juuce shareholders executed and delivered to FRSG the Acquisition Agreements on August 12, 2021, pursuant to which, among other things, (i) EO Charging agreed to purchase shares held by such Juuce shareholders, (ii) such Juuce shareholders agreed to contribute and assign their Juuce Shares and exercise their rights under Juuce’s articles of association and shareholder agreement to cause the other shareholders of Juuce to contribute and assign, their Juuce Shares to EO Charging, in accordance with the terms of the Business Combination Agreement and (iii) Juuce, EO Charging and each Juuce shareholder that executed an Acquisition Agreement agreed to use reasonable best efforts, including taking all necessary action, to cause one nominee designated by FRSG Sponsor to be elected to serve as a director on the board of directors of EO Charging during the Lock-up Period (as that term is defined in the Registration Rights Agreement) as it pertains to FRSG Sponsor. For more information about the Acquisition Agreement, see the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

•	In connection with the Closing, EO Charging and FRSG Sponsor will enter into, among others, the following agreement:

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Registration Rights Agreement. Concurrently with the Closing, FRSG Sponsor, EO Charging and other parties listed therein, including the Juuce shareholders that executed the Acquisition Agreements, will enter the Registration Rights Agreement, pursuant to which EO Charging will agree that, within 30 calendar days after the Closing, EO Charging will file with the SEC (at EO Charging’s sole cost and expense) the Resale Registration Statement registering the resale of certain securities held by or issuable to certain existing stockholders of FRSG and Juuce, and EO Charging will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders can demand EO Charging’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights. For more information about the Registration Rights Agreement, see the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

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The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, the approval by FRSG stockholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination—Conditions to Closing of the Business Combination.”

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The Business Combination Agreement may be terminated, and the Business Combination may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by FRSG stockholders, in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section entitled “The Business Combination Agreement and Related Agreements—Termination.”

•	The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

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Under the FRSG Charter, holders of FRSG Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the FRSG Charter. As of September 30, 2021, this would have amounted to approximately $10.00 per share. If a FRSG public stockholder exercises its redemption rights, then such holder will be exchanging its shares of FRSG Class A Common Stock for cash and will no longer own shares of FRSG Class A Common Stock and will not receive EO Charging Ordinary Shares or participate in EO Charging’s future growth, if any. Such a holder will be entitled to receive cash for its FRSG public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to FRSG’s transfer agent in accordance with the procedures described herein. For more information regarding these procedures, see the section entitled “FRSG Special Meeting—Redemption Rights.”

It is anticipated that, upon the Closing, the ownership of EO Charging will be as follows:

•	FRSG Sponsor will hold 5,560,989 EO Charging Ordinary Shares, which will constitute approximately 7% of the issued and outstanding EO Charging Ordinary Shares;

•	FRSG public stockholders will hold 22,243,955 EO Charging Ordinary Shares, which will constitute approximately 29% of the issued and outstanding EO Charging Ordinary Shares; and

•	the Juuce shareholders will hold 49,755,582 EO Charging Ordinary Shares, which will constitute approximately 64% of the issued and outstanding EO Charging Ordinary Shares.

The number of shares and the interests set forth above (a) assume that no FRSG public stockholders elect to have their shares of FRSG Class A Common Stock redeemed and (b) do not take into account FRSG warrants that will remain outstanding following the Business Combination and may be exercised at a later date.

Assuming the maximum redemptions scenario, i.e., 13,104,668 shares of FRSG Class A Common Stock are redeemed by FRSG public stockholders, the ownership of EO Charging upon the Closing will be as follows:

•	FRSG Sponsor will hold 5,560,989 EO Charging Ordinary Shares, which will constitute approximately 8% of the issued and outstanding EO Charging Ordinary Shares;

•	FRSG public stockholders will hold 9,139,287 EO Charging Ordinary Shares, which will constitute approximately 13% of the issued and outstanding EO Charging Ordinary Shares; and

•	the Juuce shareholders will hold 56,755,582 EO Charging Ordinary Shares, which will constitute approximately 79% of the issued and outstanding EO Charging Ordinary Shares.

The ownership percentages set forth above do not take into account FRSG warrants that will remain outstanding following the Business Combination and may be exercised at a later date, but do include the FRSG

Founder Shares, which will automatically convert into shares of FRSG Class A Common Stock on a one-for-one basis at the Effective Time. If the facts are different than these assumptions, the percentage ownership held by FRSG stockholders and Juuce shareholders in EO Charging following the Business Combination will be different. Please see the sections entitled “Summary—Ownership of EO Charging After Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

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The FRSG Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the FRSG Board’s decision-making process, see the section entitled “The Business Combination—FRSG Board of Directors’ Reasons for the Approval of the Business Combination.”

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In addition to voting on the proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal” or “Proposal No. 1”) at the FRSG special meeting, the FRSG stockholders will also be asked to vote on the approval of:

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on a non-binding advisory basis, proposals to approve the governance provisions contained in the EO Charging Memorandum and Articles of Association that materially affect FRSG stockholder rights, presented separately in accordance with SEC requirements (the “Charter Proposals”); and

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the adjournment of the FRSG special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” or “Proposal No. 3” and, together with the Business Combination Proposal and the Charter Proposals, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2—The Charter Proposals” and “Proposal No. 3—The Adjournment Proposal.”

MARKET AND INDUSTRY DATA

In this proxy statement/prospectus, we present industry data, forecasts, information and statistics regarding the markets in which we compete as well as our analysis of statistics, data and other information that we have derived from third parties, including independent consultant reports, publicly available information, various industry publications and other published industry sources (including BloombergNEF). Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Such information is supplemented where necessary with our own internal estimates and information obtained from discussions with our customers, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “The Business Combination—Certain Information Relating to EO Charging,” “Juuce Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this proxy statement/prospectus.

Although we believe that these third-party sources are reliable, it does not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this proxy statement/prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its

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services relative to its competitors, are based on estimates by us. These estimates have been derived from management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and have not been verified by independent sources. Unless otherwise noted, all of our market share and market position information presented in this proxy statement/prospectus is an approximation. Our market share and market position in each of our business segments, unless otherwise noted, is based on our volume relative to the estimated volume in the markets served by each of our business segments. In addition, the discussion herein regarding our various end markets is based on how it defines the end markets for its products, which products may be either part of larger overall end markets or end markets that include other types of products and services.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and management’s understanding of industry conditions. Although we believe that such information is reliable, it has not had this information verified by any independent sources.

TRADEMARKS AND TRADE NAMES

Juuce owns or has rights to various trademarks, service marks and trade names that it uses in connection with the operation of its business. This proxy statement/prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this proxy statement/prospectus is not intended to, and does not imply, a relationship with Juuce, EO Charging or FRSG, or an endorsement or sponsorship by or of Juuce, EO Charging or FRSG. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear with the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Juuce, EO Charging or FRSG will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

PRESENTATION OF FINANCIAL INFORMATION

EO Charging is a Cayman Islands exempted company incorporated with limited liability on August 3, 2021 to be the parent company of the Group (as defined below) on Closing and to effect the Business Combination described herein. EO Charging has no material assets and does not operate any businesses. Accordingly, no financial statements of EO Charging have been included in this proxy statement/prospectus. The Business Combination will be accounted for as a reverse merger and capital reorganization in accordance with IFRS as issued by the International Accounting Standards Board. Under this method of accounting, Juuce will be treated as the accounting acquirer, and FRSG will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the expectation that following the completion of the Business Combination, the former shareholders of Juuce will have a majority of the voting power of EO Charging, that the business of Juuce will comprise the ongoing operations of EO Charging, that persons designated by Juuce will comprise a majority of the governing body of EO Charging, and that Juuce’s senior management will comprise the senior management of EO Charging. Accordingly, for accounting purposes, the financial statements of EO Charging will represent a continuation of the financial statements of Juuce with the Business Combination being treated as the equivalent of Juuce issuing shares for the net assets of FRSG, accompanied by a recapitalization. The net assets of Juuce will be stated at historical cost, with no goodwill or other intangible assets created.

EXCHANGE RATES

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

•	“£,” “GBP” and “pounds” each refer to the British pound sterling.

Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and pounds is based on the historical exchange rate of the pound released by the Federal Reserve, the central bank of the United States.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

•	“$12.50 Triggering Event” are to the occurrence of EO Charging’s share price exceeding $12.50 per share for 20 out of 30 days during the Earnout Period;

•	“2021 Equity Incentive Plan” are to the EO Charging 2021 Equity Incentive Plan;

•	“Acquisition Agreements” are to those certain Acquisition Agreements, each dated as of August 12, 2021, between EO Charging and certain Juuce shareholders;

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“Adjournment Proposal” are to the proposal to approve the adjournment of the FRSG special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Proposals;

•	“Affiliated Joint Acquisition” are to FRSG’s option to pursue an acquisition opportunity jointly with FRSG Sponsor, or one or more of its affiliates;

•	“Amazon EU” or the “Specified Customer” are to Amazon EU Société à Responsabilité Limiteé;

•	“Amazon Europe” or “Warrantholder” are to Amazon Europe Core Sarl;

•	“Antitrust Division” are to the U.S. Department of Justice;

•	“Business Combination” are to the transactions contemplated by the Business Combination Agreement;

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“Business Combination Agreement” are to that certain Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2021, by and among FRSG, Juuce, Merger Sub and EO Charging, a copy of which is attached hereto as Annex A;

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“Change of Control” are to any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in EO Charging, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the EO Charging Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (2) the voting securities of EO Charging immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of EO Charging to any person;

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“Charter Proposals” are to the separate proposals, on a non-binding advisory basis, to approve the governance provisions contained in the EO Charging Memorandum and Association that materially affect FRSG stockholder rights;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to the date on which the Closing occurs;

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

•	“Companies Act” are to the Companies Act (As Revised) of the Cayman Islands;

•	“COSHH” are to Control of Substances Hazardous to Health Regulations 2002;

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“Customer Warrant” are to the warrant to purchase up to 4,216 Class C ordinary shares of Juuce, subject to that certain vesting schedule set forth therein, granted to Amazon Europe pursuant to a Warrant to Purchase Shares dated August 10, 2020;

•	“Deadline Date” are to March 9, 2023;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Dividend Period” are to the periods in respect of which dividends are payable to EO Charging shareholders;

•	“DTC” are to The Depository Trust Company;

•	“Earnout Period” are to the period between the date of the Business Combination and the five-year anniversary from such date;

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“Earnout Shares” are to the 1,112,198 EO Charging Ordinary Shares issued to FRSG Sponsor that are subject to forfeiture if EO Charging’s share price does not exceed $12.50 for any 20 trading days within any 30 consecutive trading day period during the five-year period following the Business Combination;

•	“EEA” are to the European Economic Area;

•	“Effective Time” are to the effective time of the Merger;

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“EO Charging” are to (i) Juuce and its subsidiaries prior to the consummation of the Business Combination and (ii) EO Charging, an exempted company incorporated with limited liability in the Cayman Islands, and its subsidiaries following the consummation of the Business Combination;

•	“EO Charging Board” are to the board of directors of EO Charging;

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“EO Charging Customer Warrant” is to the warrant converted from the Customer Warrant upon the Closing, which grants the Warrantholder a warrant to purchase 11,664,304 EO Charging Ordinary Shares, subject to certain vesting schedule set forth in a warrant agreement dated August 12, 2021.

•	“EO Charging Memorandum and Articles of Association” are to the Amended and Restated Memorandum and Articles of Association of EO Charging;

•	“EO Charging Ordinary Shares” are to the fully paid ordinary shares in the capital of EO Charging;

•	“EO Charging Private Placement Warrants” are to the EO Charging Warrants that will be automatically converted from the FRSG private placement warrants in the Warrant Conversion at the Effective Time;

•	“EO Charging Public Warrants” are to the EO Charging Warrants that will be automatically converted from the FRSG public warrants in the Warrant Conversion at the Effective Time;

•	“EO Charging shareholders” are to the holders of EO Charging Ordinary Shares;

•	“EO Charging Warrants” are to the warrants to purchase one whole EO Charging Ordinary Share;

•	“EV” are to electric vehicle;

•	“Evercore” are to Evercore Group L.L.C.;

•	“EVHS” are to Electric Vehicle Homecharge Scheme;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“First Reserve” are to First Reserve Management, L.P., a Cayman Islands exempted limited partnership, and its affiliates;

•	“FRSG” are to First Reserve Sustainable Growth Corp., a Delaware corporation;

•	“FRSG Board” are to the board of directors of FRSG;

•	“FRSG Charter” are to FRSG’s Amended and Restated Certificate of Incorporation;

•	“FRSG Class A Common Stock” are to FRSG’s Class A common stock, par value $0.0001 per share;

•	“FRSG Class B Common Stock” are to FRSG’s Class B common stock, par value $0.0001 per share;

•	“FRSG Common Stock” are to the FRSG Class A Common Stock and the FRSG Class B Common Stock;

•	“FRSG Founder Shares” are to the outstanding shares of FRSG Class B Common Stock;

•	“FRSG IPO” are to FRSG’s initial public offering of FRSG units, which closed on March 9, 2021;

•	“FRSG management” are to FRSG’s officers and directors;

•	“FRSG Preferred Stock” are to FRSG’s preferred stock, par value $0.0001 per share;

•	“FRSG private placement warrants” are to the FRSG warrants issued to FRSG Sponsor in a private placement simultaneously with the closing of the FRSG IPO;

•	“FRSG public shares” are to shares of FRSG Class A Common Stock sold as part of the FRSG units in the FRSG IPO (whether they were purchased in the FRSG IPO or thereafter in the open market);

•	“FRSG public stockholders” are to the holders of FRSG public shares;

•	“FRSG public warrants” are to the FRSG warrants sold as part of the FRSG units in the FRSG IPO (whether they were purchased in the FRSG IPO or thereafter in the open market);

•	“FRSG special meeting” are to the special meeting of stockholders of FRSG that is the subject of this proxy statement and any adjournments or postponements thereof;

•	“FRSG Sponsor” are to First Reserve Sustainable Growth Sponsor, LLC, a Delaware limited liability company, and an affiliate of First Reserve;

•	“FRSG stockholders” are to the stockholders of FRSG;

•	“FRSG Warrant Agreement” are to the Warrant Agreement, dated March 4, 2021, between FRSG and Continental Stock Transfer and Trust Company, as warrant agent;

•	“FRSG units” are to the units of FRSG sold in the FRSG IPO, each of which consists of one share of FRSG Class A Common Stock and one-fourth of one FRSG warrant;

•	“FRSG unitholders” are to the holders of FRSG units;

•	“FRSG warrants” are to the FRSG private placement warrants and the FRSG public warrants, collectively;

•	“FRSG warrant holders” are to the holders of FRSG warrants;

•	“FTC” are to the U.S. Federal Trade Commission;

•	“Group” are to EO Charging’s group of companies;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“ICE” are to internal combustion engine;

•	“IFRS” are to the International Financial Reporting Standards as issued by the IASB;

•	“Initial Business Combination” are to FRSG’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“IRS” are to the Internal Revenue Service;

•	“Juuce” are to Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212);

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•	“Juuce shareholders” are to the holders of Juuce Shares;

•	“Juuce Shares” are to all of the shares in the capital of Juuce;

•	“Juuce Subsidiary” are to each direct and indirect subsidiary of Juuce;

•	“Lock-Up Shares” are to EO Charging Ordinary Shares subject to transfer restrictions during the Lock-Up Period;

•	“Lock-Up Period” are to the period commencing on the Closing Date and continuing until the date that is six (6) months following the Closing Date;

•	“Merger” are to the merger of Merger Sub with and into FRSG, with FRSG surviving the merger as a wholly owned subsidiary of EO Charging;

•	“Merger Exchange” are to the Warrant Conversion and the Share Exchange;

•	“Merger Sub” are to Charge Merger Sub, Inc., a Delaware corporation;

•	“Merger Sub Common Stock” are to the authorized common stock of Merger Sub consisting of 100 shares of common stock, par value of $0.0001 per share;

•	“MSA” are to that certain Master Supply Agreement, dated June 10, 2020, by and between Juuce and Amazon EU;

•	“NASDAQ” are to NASDAQ Capital Market LLC;

•	“Note” are to the promissory note between FRSG and FRSG Sponsor for an aggregate amount of $300,000 to cover organizational expenses and expenses related to the FRSG IPO;

•	“O&M services” are to operation and maintenance services;

•	“Over-allotment FRSG units” are to the FRSG units purchased by the underwriters pursuant to the over-allotment option in connection with the FRSG IPO;

•	“OZEV” are to the U.K Government Office for Zero Emission Vehicles;

•	“Proposals” are to the Business Combination Proposal, the Charter Proposals and the Adjournment Proposal;

•	“REEIF” are to REEIF EO 1 S.a.r.l, a company owned by Renewable Energy and Environmental Infrastructure Fund II LLP (a fund managed by Zouk Capital);

•

“Registration Rights Agreement” are to that certain registration rights agreement to be entered into concurrently with the Closing, by and among FRSG Sponsor, certain holders of EO Charging Ordinary Shares (“EO Charging shareholders”) and Amazon Europe, a copy of which is attached hereto as Annex D;

•

“Registration Statement” are to this registration statement on Form F-4 filed with the SEC by EO Charging, as it may be amended or supplemented from time to time, of which this proxy statement/prospectus forms a part;

•	“Resale Registration Statement” are to the registration statement registering the resale of certain securities held by or issuable to certain existing stockholders of FRSG and Juuce;

•	“RSUs” are to the restricted stock units granted under the 2021 Equity Incentive Plan;

•	“SARs” are to the stock appreciate rights granted under the 2021 Equity Incentive Plan;

•	“Savings Contract” are to the savings contract that an eligible employee must enter into in order to be granted an SAYE Option and become a participant in the SAYE;

•	“SAYE” are to the EO Charging Save as you Earn Option Plan;

•	“SAYE Options” are to the options to purchase EO Charging Ordinary Shares offered under the SAYE;

•

“SAYE/SIP Overall Shares Limit” are to the maximum number of EO Charging Ordinary Shares that may be issued under the SAYE and the SIP, subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2032), subject to adjustment by the plan administrator in the event of certain changes in EO Charging corporate structure;

•	“SDRT” are to stamp duty reserve tax;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Share Exchange” are to the exchange of FRSG Class A Common Stock for EO Charging Ordinary Shares at the Effective Time;

•

“Share Contribution” are to the contribution of the Juuce Shares by the Juuce shareholders to EO Charging in exchange for EO Charging Ordinary Shares to be issued simultaneously with the Merger Exchange in accordance with the terms of the Acquisition Agreements;

•	“SIP” are to the EO Charging Share Incentive Plan;

•

“Sponsor Support Agreement” are to that certain letter agreement, dated as of August 12, 2021, by and among FRSG Sponsor, FRSG and each member of the board of directors of FRSG, a copy of which is attached hereto as Annex C;

•

“Trade and Cooperation Agreement” are to the trade and cooperation deal between the U.K. and the EU governing certain aspects of the future relationship between the U.K. and the EU, announced on December 24, 2020;

•

“Trust Account” are to the trust account that holds the proceeds (including interest not previously released to FRSG to pay its franchise and income taxes) from the FRSG IPO and the concurrent private placement of the FRSG private placement warrants;

•	“U.S.” are to the United States;

•	“U.S. GAAP” are to the accounting principles generally accepted in the United States;

•	“U.K.” are to the United Kingdom;

•	“Warrant Conversion” are to the automatic conversion of FRSG warrants into EO Charging Warrants at the Effective Time;

•	“WCS” are to Workplace Charging Scheme;

•	“WEEE Directive” are to the Waste Electrical and Electronic Equipment Directive; and

•	“Zouk Capital” means Zouk Capital LLP.

Unless otherwise specified, the voting and economic interests of FRSG stockholders set forth in this proxy statement/prospectus assume the following:

•	no FRSG public stockholders elect to have their FRSG public shares redeemed;

•	FRSG Sponsor does not purchase shares of FRSG Class A Common Stock in the open market;

•	FRSG Sponsor has not made any working capital loans to FRSG; and

•	there are no other issuances of equity interests of FRSG or Juuce prior to or in connection with the closing of the Business Combination (the “Closing”).

Further, unless otherwise specified, the share counts and other information set forth in this proxy statement/prospectus do not take into account the (i) FRSG warrants currently outstanding or (ii) the EO Charging Warrants which will remain outstanding following the Business Combination and may be exercised at a later date. In accordance with FRSG’s Amended and Restated Certificate of Incorporation (“FRSG Charter”) and the letter agreement by and among FRSG Sponsor, FRSG and each member of the board of directors of FRSG (“Sponsor Agreement”), shares of FRSG Class B Common Stock will automatically convert into shares of FRSG Class A Common Stock on a one-for-one basis prior to the effective time of the Merger (“Effective Time”), resulting in the issuance of 5,560,989 shares of FRSG Class A Common Stock in the aggregate.

Certain sections in this proxy statement/prospectus refer to a maximum redemption scenario. Unless otherwise specified, that scenario assumes for illustrative purposes that 13,104,668 shares of FRSG Class A Common Stock are redeemed in connection with the Closing, resulting in an aggregate payment of approximately $131.0 million from the Trust Account. For more information, see the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE FRSG SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the FRSG special meeting, including the proposed Business Combination. The following questions and answers do not include all the information that is important to FRSG stockholders. FRSG urges the FRSG stockholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

FRSG stockholders are being asked to consider and vote upon the Proposals, including the Business Combination Agreement, pursuant to which the Share Contribution and the Merger, and in connection with the Merger, the Merger Exchanges, will take place.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the FRSG special meeting?

A:	FRSG stockholders will vote on the following Proposals at the FRSG special meeting.

1.

The Business Combination Proposal — To consider and vote upon a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination;

2.

The Charter Proposals — To consider and vote upon, on a non-binding advisory basis, proposals to approve the governance provisions contained in the EO Charging Memorandum and Articles of Association that materially affect FRSG stockholder rights; and

3.

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the FRSG special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Q:	Are the Proposals conditioned on one another?

A:

FRSG may not consummate the Business Combination unless the Business Combination Proposal is approved at the FRSG special meeting. The Charter Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:	What will happen in the Business Combination?

A:

On August 12, 2021, FRSG, Juuce, EO Charging and Merger Sub entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, at the closing of the Business Combination (i) Juuce shareholders will contribute all of their Juuce Shares to EO Charging in exchange for EO Charging Ordinary Shares to be issued simultaneously with the issuance of EO Charging Ordinary Shares, and, if available cash exceeds a specified level, certain cash consideration, in connection with the Merger, and as a result, EO Charging will be the ultimate parent company of Juuce and the Juuce Subsidiaries and (ii) simultaneously with the Share Contribution, Merger Sub will merge with and into FRSG, with FRSG surviving as a wholly owned subsidiary of EO Charging, and pursuant to the Merger, each share of FRSG Class A Common Stock will be exchanged for one EO Charging Ordinary Share and each FRSG warrant will automatically convert into one EO Charging Warrant. At the Effective Time, the outstanding shares of FRSG Class B Common Stock (“FRSG Founder Shares”) will be cancelled and converted into FRSG Class A Common Stock in accordance with the FRSG Charter.

Concurrently with the execution of the Business Combination Agreement, certain Juuce shareholders executed and delivered to FRSG acquisition agreements (“Acquisition Agreements”), pursuant to which, among other things, (i) EO Charging agreed to purchase shares held by such Juuce shareholders, (ii) such Juuce shareholders agreed to contribute and assign their Juuce Shares and exercise their rights under Juuce’s articles of association and shareholder agreement to cause the other shareholders of Juuce to contribute and assign, their Juuce Shares to EO Charging, in accordance with the terms of the Business Combination Agreement and (iii) EO Charging and each Juuce shareholder that executed an Acquisition Agreement agreed to use reasonable best efforts, including taking all necessary action, to cause one nominee designated by FRSG Sponsor to be elected to serve as a director on the board of directors of EO Charging during the Lock-up Period (as that term is defined in the Registration Rights Agreement) as it pertains to FRSG Sponsor.

For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Q:	How were the transaction structure and consideration for the Business Combination determined?

A:

Following the closing of the FRSG IPO, FRSG representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating an Initial Business Combination. On March 16, 2021, Neil A. Wizel, FRSG’s chief executive officer and a member of the board of directors of FRSG (“FRSG Board”), and Thomas S. Amburgey, FRSG’s chief financial officer and a member of the FRSG Board, participated in a video conference with representatives of Evercore Group L.L.C. (“Evercore”) regarding a possible transaction between FRSG and Juuce. Juuce had engaged Evercore as its financial advisor on or about January 28, 2021 in connection with exploring alternatives for raising capital. On March 11, 2021, FRSG and Juuce executed a non-disclosure agreement that did not contain a standstill provision to facilitate more in-depth discussions between the parties regarding a possible business combination. After further discussions, negotiations and the performance of extensive due diligence, on April 6, 2021, FRSG and Juuce executed a non-binding letter of intent, which was amended on May 27, 2021 and on June 30, 2021. Please see the section entitled “The Business Combination—Background of the Business Combination” for additional information.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are several closing conditions in the Business Combination Agreement, including the approval by FRSG stockholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination—Conditions to Closing of the Business Combination.”

Q:	How will EO Charging be managed following the Business Combination?

Following the Closing, it is expected that the current management of Juuce will become the management of EO Charging, and the EO Charging Board of Directors will consist of [●] directors, who will be divided into three classes (Class I, II and III) with each class initially consisting of [●] directors.

Please see the section entitled “Management of EO Charging After the Business Combination.”

Q:	What equity stake will the current stockholders of FRSG, FRSG Sponsor and the current Juuce shareholders hold in EO Charging following the consummation of the Business Combination?

A:	Upon consummation of the Business Combination, the Juuce shareholders and the FRSG stockholders will become EO Charging shareholders.

The following table illustrates the varying ownership levels of EO Charging after the Business Combination under the following two redemption scenarios:

•

Scenario 1 — Assuming no redemptions: This presentation assumes that no FRSG stockholders exercise redemption rights with respect to their FRSG Class A Common Stock upon consummation of the Business Combination and does not take into account FRSG warrants that will remain outstanding following the Business Combination and may be exercised at a later date; and

•

Scenario 2 — Assuming maximum redemptions: This presentation assumes that 13,104,668 shares of FRSG Class A Common Stock are redeemed for an aggregate cash payment of approximately $131.0 million (£94.9 million) from the Trust Account based on an estimated redemption price of $10.00 per share. The maximum redemption amount is derived from the minimum available cash (i.e., the cash balance in the Trust Account less the redemption payments) required to consummate the Business Combination Agreement, which is $91.4 million (£66.2 million). Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemptions.

	Scenario 1 – Assuming No Redemptions		Scenario 2 – Assuming Maximum Redemptions
EO Charging Ordinary Shares issued to:	Shares	%	Shares	%
FRSG public stockholders	22,243,955	29%	9,139,287	13%
FRSG Sponsor (1)	5,560,989	7%	5,560,989	8%
Juuce shareholders (2)	49,755,582	64%	56,755,582	79%

Shares outstanding at Closing (3)	77,560,526	100%	71,455,858	100%

(1)	Amounts include the 1,112,198 Earnout Shares.
(2)	Under the no redemption scenario, Juuce shareholders will receive cash consideration of $70.0 million in lieu of 7,000,000 EO Charging Ordinary Shares.
(3)

The redemption scenarios above do not give effect to (a) 10,693,515 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants, including 5,132,527 held by FRSG Sponsor, (b) 11,664,304 maximum EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Customer Warrant, of which 2,442,172 are expected to have vested by the Closing, and (c) EO Charging Ordinary Shares to be issued from the 2021 Equity Incentive Plan, the SAYE and the SIP. If all EO Charging Warrants held by FRSG Sponsor and the vested portion of the EO Charging Customer Warrant were exercised at the Closing, (i) assuming no redemptions, FRSG public stockholders would hold 26.1%, FRSG Sponsor would hold 12.6%, Juuce shareholders would hold 58.4%, and the Warrantholder would hold 2.9%, of the 85,135,225 pro forma EO Charging Ordinary Shares, and (ii) assuming maximum redemptions, FRSG public stockholders would hold 11.6%, FRSG Sponsor would hold 13.5%, Juuce shareholders would hold 71.8%, and the Warrantholder would hold 3.1%, of the 79,030,557 pro forma EO Charging Ordinary Shares. The table and the preceding sentences do not include 5,560,988 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants held by the FRSG public stockholders. See “Risk Factors” for additional discussion of the dilutive impact of the EO Charging Warrants and the Customer Warrant.

The figures in the above table are presented only as illustrative examples and are based on assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Please see the sections entitled “Summary—Ownership of EO Charging After the Closing” and “Selected Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Will my rights as a shareholder of EO Charging be different from my rights as a FRSG stockholder?

A:

Yes, there are certain material differences between your rights as a shareholder of EO Charging and your rights as a FRSG stockholder. You are urged to read the sections entitled “Description of EO Charging Securities” and “Comparison of Shareholder Rights.”

Q:	Did the FRSG Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The FRSG Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. FRSG’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of FRSG’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, FRSG’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the FRSG Board in valuing Juuce and assuming the risk that the FRSG Board may not have properly valued the business.

Q:	What happens if I sell my shares of FRSG Class A Common Stock before the FRSG special meeting?

A:

The record date for the FRSG special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of FRSG Class A Common Stock after the record date, but before the FRSG special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the FRSG special meeting. However, you will not be able to seek redemption of your shares of FRSG Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your shares of FRSG Class A Common Stock prior to the record date, you will have no right to vote those shares at the FRSG special meeting or seek redemption of those shares.

Q:	Why is FRSG proposing the Charter Proposals?

A:

As required by applicable SEC guidance, FRSG is requesting that the FRSG stockholders vote upon, on a non-binding advisory basis, proposals to approve the governance provisions contained in the EO Charging Memorandum and Articles of Association that materially affect stockholder rights. Please see the section entitled “Comparison of Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on the FRSG Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Charter Proposals.

The full text of the EO Charging is attached to this proxy statement/prospectus as Annex B. See the section entitled “Proposal No. 2—The Charter Proposals” for additional information.

Q:	How has the announcement of the Business Combination affected the trading price of FRSG units, FRSG Class A Common Stock and FRSG warrants?

A:

On August 11, 2021, the last trading date before the public announcement of the Business Combination, FRSG units, FRSG Class A Common Stock and FRSG warrants closed at $9.97, $9.66 and $1.09, respectively. On                , 2021 the trading date immediately prior to the date of this proxy statement/prospectus, FRSG units, FRSG Class A Common Stock and FRSG warrants closed at $                , $                and $                , respectively.

Q:	Following the Business Combination, will FRSG’s securities continue to trade on a stock exchange?

A:

No. FRSG, Juuce and EO Charging anticipate that, following consummation of the Business Combination, the FRSG Class A Common Stock, FRSG units and FRSG warrants will be delisted from NASDAQ Capital Market LLC (“NASDAQ”), and FRSG’s securities will be deregistered under the Exchange Act. Each share of FRSG Class A Common Stock will be exchanged for one EO Charging Ordinary Share and each FRSG warrant will automatically convert into one EO Charging Warrant.

EO Charging intends to apply to list EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ upon the Closing under the ticker symbols “EOC” and “EOCW,” respectively.    Please see the section entitled “The Business Combination—Certain Information Relating to EO Charging—Listing of EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ” for additional information.

Q:	What vote is required to approve the Proposals presented at the FRSG special meeting?

A:

Approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote thereon at the FRSG special meeting, voting as a single class. Approval of each of the Charter Proposals and the Adjournment Proposal requires the affirmative vote (online or by proxy) of a majority of the votes actually cast by holders of FRSG Class A Common Stock and FRSG Class B Common Stock thereon, voting as a single class.

Q:	May FRSG Sponsor, FRSG’s directors, officers or advisors or any of their respective affiliates purchase FRSG public shares in connection with the Business Combination?

A:

In connection with the stockholder vote to approve the proposed Business Combination, FRSG Sponsor, FRSG’s directors, officers or advisors and any of their respective affiliates may privately negotiate to purchase FRSG public shares from FRSG stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. FRSG Sponsor, FRSG’s directors, officers or advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such FRSG public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such FRSG public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that FRSG Sponsor, FRSG’s directors, officers or advisors or any of their respective affiliates purchase FRSG public shares in privately negotiated transactions from FRSG public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the FRSG special meeting?

A:

FRSG stockholders are entitled to one vote at the FRSG special meeting for each share of FRSG Class A Common Stock or FRSG Class B Common Stock held of record as of                , 2021, the record date for the FRSG special meeting. As of the close of business on the record date, there were 22,243,955                  outstanding shares of FRSG Class A Common Stock, which are held by FRSG public stockholders, and 5,560,989 outstanding shares of FRSG Class B Common Stock, which are held by FRSG Sponsor.

Q:	How do I attend the FRSG special meeting?

A:

The FRSG special meeting will be held at                , Eastern time, on                                 , 2021, via live webcast at                , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

All FRSG stockholders as of the record date, or their duly appointed proxies, may attend the FRSG special meeting, which will be a completely virtual meeting. There will be no physical meeting locations and the FRSG special meeting will only be conducted via live webcast. FRSG stockholders may attend the FRSG special meeting online, including to vote and submit questions, at the following address:                .

To attend online and participate in the FRSG special meeting, FRSG stockholders of record will need to visit                and enter the control number provided on your proxy card, regardless of whether you pre-registered.

Q:	What constitutes a quorum at the FRSG special meeting?

A:

Holders of a majority in voting power of FRSG Class A Common Stock and FRSG Class B Common Stock issued and outstanding and entitled to vote at the FRSG special meeting, virtually present or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the FRSG special meeting. As of the record date for the FRSG special meeting,                 shares of FRSG Class A Common Stock and FRSG Class B Common Stock, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	How will FRSG Sponsor and FRSG’s directors and officers vote?

A:

FRSG Sponsor and FRSG’s directors and officers have agreed to vote any shares of FRSG Class A Common Stock and FRSG Class B Common Stock owned by them in favor of the Business Combination. Currently, FRSG Sponsor owns 20% of the issued and outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock.

Q:	Does the FRSG Board, including the independent members thereof, recommend that the FRSG stockholders approve the Business Combination and the related Proposals?

A:

Yes. The FRSG Board, including the independent members thereof, recommends that the FRSG stockholders vote “FOR” each of the Proposals. When you consider the recommendation of the FRSG Board in favor of each of the Proposals, you should keep in mind that certain of FRSG’s directors and officers have interests in the Business Combination that may conflict with your interests as a FRSG stockholder. These interests are further described under the question “What interests do the current officers and directors of FRSG have in the Business Combination?”

Q:	What interests do the current officers and directors of FRSG have in the Business Combination?

A:

In considering the recommendation of the FRSG Board to vote in favor of the Business Combination, FRSG stockholders should be aware that, aside from their interests as stockholders, FRSG Sponsor and certain of FRSG’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other FRSG stockholders generally. FRSG’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to FRSG stockholders that they approve the Business Combination. FRSG stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that FRSG Sponsor holds an aggregate of 5,132,527 FRSG private placement warrants acquired at a purchase price of approximately $7.7 million which, if unrestricted and freely tradable, would be valued at approximately $                 based on the closing price of FRSG public warrants of $                per warrant on                , 2021, the record date for the FRSG special meeting (but which are subject to a lock-up and not freely tradable for a period of 30 days following the Closing), all of which would expire worthless if a business combination is not consummated;

•

the fact that FRSG Sponsor and FRSG’s officers and directors have agreed not to redeem any of the shares of FRSG Class A Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the fact that FRSG Sponsor paid an aggregate of $25,000 for 5,750,000 FRSG Founder Shares, including 189,011 FRSG Founder Shares which were subsequently forfeited by FRSG Sponsor at no cost, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                 , based on the closing price of FRSG Class A Common Stock of $                 per share on                , 2021, the record date for the FRSG special meeting;

•

the fact that given the differential in the purchase price that FRSG Sponsor paid for the FRSG Founder Shares as compared to the price of the FRSG units sold in the FRSG IPO, FRSG Sponsor and its affiliates may earn a positive rate of return on their investment even if the EO Charging Ordinary Shares trade below the price initially paid for the FRSG units in the FRSG IPO and the FRSG public stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that FRSG Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•	the fact that FRSG’s directors and officers own interests in FRSG Sponsor;

•

the fact that up to an aggregate amount of $1.5 million of any amounts outstanding under any working capital loans made by FRSG Sponsor or any of its affiliates to FRSG may be converted into FRSG warrants to purchase FRSG Class A Common Stock at a price of $1.50 per warrant at the option of the lender; if issued, such FRSG warrants would automatically convert into an equal number of EO Charging Warrants at Closing;

•

if the Trust Account is liquidated, including in the event FRSG is unable to complete an Initial Business Combination within the required time period, FRSG Sponsor has agreed to indemnify FRSG to ensure that the proceeds in the Trust Account are not reduced below $10.00 per FRSG public share, or such lesser amount per FRSG public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than FRSG’s independent public accountants) for services rendered or products sold to FRSG or (b) a prospective target business with which FRSG has entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that FRSG Sponsor and FRSG’s officers and directors, or any of their respective affiliates, will be reimbursed for out-of-pocket expenses incurred in connection with activities on FRSG’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $                as of                 , 2021, the record date for the FRSG special meeting;

•	the anticipated appointment of Thomas S. Amburgey, a director of FRSG, to the board of directors of EO Charging following the Closing;

•

the fact that FRSG Sponsor and FRSG’s officers and directors will lose their entire investment in FRSG of approximately $7.7 million and will not be reimbursed for any out-of-pocket expenses (of which approximately $                is owed as of the date hereof) if an Initial Business Combination is not completed by the March 9, 2023 (the “Deadline Date”); and

•

the terms and provisions of certain additional agreements to be entered into pursuant to the Business Combination Agreement (collectively, the “Related Agreements”) as set forth in detail under the section entitled “The Business Combination Agreement and Related Agreements.”

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under the FRSG Charter, if the Business Combination Proposal is not approved and FRSG does not otherwise consummate an alternative business combination by the Deadline Date, FRSG will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to FRSG public stockholders.

Q:	What are the U.S. federal income tax consequences of engaging in the Business Combination for holders of FRSG Class A Common Stock and FRSG warrants?

A:

It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Merger and the Share Contribution together be treated as a transaction described in Section 351 of the Code. Although Vinson & Elkins L.L.P., FRSG’s tax counsel, is currently of the opinion that the Merger more likely than not qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Merger and the Share Contribution together more likely than not will be treated as a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provision pursuant to Section 367 of the Code), and EO Charging and FRSG currently expect to file tax returns consistent with this intended tax treatment, this tax treatment is not free from doubt. There is significant uncertainty as to whether the exchange of FRSG Class A Common Stock and FRSG warrants for EO Charging Ordinary Shares and EO Charging Warrants in the Merger would be treated as a taxable exchange and, as a result, there is significant risk that you could be subject to tax in respect of the Business Combination. No assurance can be given that your tax advisor will agree with FRSG’s intended tax treatment or that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a contrary position. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances (including the extent to which FRSG stockholders elect to redeem their shares of FRSG Class A Common Stock).

If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and qualifies as a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provision pursuant to Section 367 of the Code), or if the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (including that it is not excluded from the application of such provision pursuant to Section 367 of the Code), but not as a transaction described in Section 351 of the Code, in each case, holders generally will not recognize gain or loss upon the exchange of FRSG Class A Common Stock and FRSG warrants for EO Charging Ordinary Shares and EO Charging Warrants pursuant to the Merger.

If the Merger were not a “reorganization” within the meaning of Section 368(a) of the Code (including by reason of Section 367 of the Code) but, taken together with the Share Contribution, were to qualify as a transaction described in Section 351 of the Code:

•	a holder of FRSG Class A Common Stock that only exchanges shares of common stock for EO Charging Ordinary Shares generally would not recognize gain or loss;

•

a holder of FRSG warrants whose warrants are converted into EO Charging Warrants would recognize gain or loss upon such exchange equal to the difference between the fair market value of the EO Charging Warrants received and such holder’s adjusted tax basis in its FRSG warrants; and

•

a holder of both FRSG Class A Common Stock and FRSG warrants that exchanges or converts both shares of common stock and warrants would generally recognize gain (but not loss) with respect to each share of FRSG Class A Common Stock and warrant held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of EO Charging Ordinary Shares and EO Charging Warrants deemed received in exchange for each such FRSG share or warrant, over such U.S. holder’s tax basis in the FRSG share or warrant exchanged or converted therefor or (ii) the fair market value of the warrants to acquire EO Charging Ordinary Shares deemed received in exchange for each such FRSG share or warrant.

If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and fails to qualify as a transaction described in Section 351, a holders may recognize gain upon the exchange of FRSG Class A Common Stock and FRSG warrants for EO Charging Ordinary Shares and EO Charging Warrants pursuant to Merger.

In light of the significant uncertainty regarding the tax treatment of the Merger, you are strongly urged to read the section entitled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations with Respect to the Merger for Holders of FRSG Class A Common Stock and FRSG Warrants” and to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of the Merger to you.

Q:	Do I have redemption rights?

A:

If you are a holder of FRSG public shares, you may elect to have your FRSG public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to FRSG to pay its franchise and income taxes, by (b) the total number of then outstanding shares of FRSG Class A Common Stock included as part of the FRSG units sold in the FRSG IPO; provided that FRSG will not redeem any FRSG public shares to the extent that such redemption would result in FRSG having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001 unless the EO Charging Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. A FRSG public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the FRSG public shares (the “20% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 20% threshold described above, FRSG does not have a specified maximum redemption threshold and there is no other limit on the number of FRSG public shares that you can redeem. Holders of the outstanding FRSG public warrants do not have redemption rights in connection with the Business Combination. FRSG Sponsor and FRSG’s officers and directors have agreed to waive their redemption rights with respect to any shares of FRSG Class A Common Stock and FRSG Class B Common Stock (“FRSG Common Stock”) they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2021 of approximately $222.4 million, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) (a) in connection with a stockholder vote to approve an amendment to the FRSG Charter that would affect the substance or timing of FRSG’s obligation to redeem 100% of the FRSG public shares if it has not consummated an Initial Business Combination by the Deadline Date, or with respect to any other provision relating to the rights of holders of FRSG Class A Common Stock or pre-Initial Business Combination activity, (b) in connection with the liquidation of the Trust Account or (c) if FRSG subsequently completes a different business combination on or before the Deadline Date.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of FRSG Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (a) if you hold your shares of FRSG Class A Common Stock through FRSG units, elect to separate your FRSG units into the underlying shares of FRSG Class A Common Stock and FRSG public warrants prior to exercising your redemption rights with respect to the FRSG public shares, and (b) prior to 5:00 p.m., Eastern time, on                , 2021 (two business days before the FRSG special meeting), tender your shares physically or electronically and submit a request in writing that FRSG redeem your FRSG public shares for cash to Continental Stock Transfer & Trust Company, FRSG’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

A FRSG public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all FRSG public shares in excess of the 20% threshold beneficially owned by a FRSG public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is FRSG’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent.

However, FRSG does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

FRSG unitholders must separate the underlying FRSG public shares and FRSG public warrants prior to exercising redemption rights with respect to the FRSG public shares. If you hold FRSG units registered in your own name, you must deliver the certificate for such FRSG units or deliver such FRSG units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such FRSG units into FRSG public shares and FRSG public warrants. This must be completed far enough in advance to permit the mailing of the FRSG public share certificates or electronic delivery of the FRSG public shares back to you so that you may then exercise your redemption rights with respect to the FRSG public shares following the separation of such FRSG public shares from the FRSG units.

If a broker, dealer, commercial bank, trust company or other nominee holds your FRSG units, you must instruct such nominee to separate your FRSG units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of FRSG units to be split and the nominee holding such FRSG units. Your nominee must also initiate electronically, using The Depository Trust Company’s (“DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of the corresponding number of FRSG public shares and FRSG public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the FRSG public shares following the separation of such FRSG public shares from the FRSG units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your FRSG public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with FRSG’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the FRSG transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of a redemption depend on a holder’s particular facts and circumstances. You are strongly urged to read the section entitled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of FRSG Class A Common Stock” and to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of exercising your redemption rights.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of FRSG warrants have no redemption rights with respect to FRSG warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of FRSG Class A Common Stock or FRSG Class B Common Stock in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

If the Business Combination Proposal is approved, FRSG intends to use a portion of the funds held in the Trust Account to pay (a) a portion of FRSG’s aggregate costs, fees and expenses in connection with the consummation of the Business Combination, (b) tax obligations and deferred underwriting discounts and commissions from the FRSG IPO, (c) for any redemptions of FRSG public shares and (d) to pay cash consideration to Juuce shareholders, if applicable. The remaining balance in the Trust Account will be used for general corporate purposes of EO Charging. See the section entitled “The Business Combination” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination—The Business Combination Agreement—Termination” for additional information regarding the parties’ specific termination rights. In accordance with the FRSG Charter, if an Initial Business Combination is not consummated by March 9, 2023, FRSG will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the FRSG public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to FRSG to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding FRSG public shares, which redemption will completely extinguish FRSG public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of FRSG’s remaining stockholders and the FRSG Board, dissolve and liquidate, subject in each case to FRSG’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

FRSG expects that the amount of any distribution FRSG public stockholders will be entitled to receive upon FRSG’s dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to FRSG’s obligations under the General Corporation Law of the State of Delaware (“DGCL”) to provide for claims of creditors and other requirements of applicable law. Holders of FRSG Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding FRSG warrants. Accordingly, the FRSG warrants will expire worthless.

Q:	What happens if a substantial number of FRSG public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Unlike some other blank check companies that require public stockholders to vote against a proposed business combination to exercise their redemption rights, FRSG public stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of FRSG public stockholders are substantially reduced as a result of redemption by the FRSG public stockholders. In the event the aggregate cash consideration FRSG would be required to pay for all shares of FRSG Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to FRSG, unless such cash conditions pursuant to the terms of the proposed Business Combination are waived, FRSG will not complete the Business Combination or redeem any shares, all shares of FRSG Class A Common Stock submitted for redemption will be returned to the holders thereof, and FRSG instead may search for an alternate business combination. As a result, based on the current expected FRSG cash, expenses and liabilities at Closing, holders of up to 13,104,668 FRSG public shares (or approximately 59% of the total outstanding FRSG public shares as of September 30, 2021) could seek redemption of their shares. However, Juuce has the right to terminate the Business Combination Agreement in the event the amount of available cash is less than $91,392,864. If, as a result of redemptions of FRSG Class A Common Stock by FRSG’s public stockholders, the available cash falls below this threshold, Juuce may terminate the Business Combination Agreement.

Also, with fewer FRSG public shares and FRSG public stockholders, the trading market for EO Charging Ordinary Shares may be less liquid than the market for shares of FRSG Class A Common Stock was prior to the Business Combination. EO Charging may not be able to meet the listing standards for NASDAQ. It is a condition to consummation of the Business Combination that EO Charging Ordinary Shares to be issued in connection with the Business Combination are accepted for listing on NASDAQ or another national securities exchange. FRSG, EO Charging and Juuce have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying NASDAQ listing condition. Unless waived in accordance with the Business Combination Agreement, if NASDAQ listing condition in the Business Combination Agreement is not met, the Business Combination will not be consummated.

Q:	When is the Business Combination expected to be consummated?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the FRSG special meeting of FRSG stockholders to be held on                , 2021, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination—Conditions to Closing of the Business Combination.”

Q:	What will FRSG stockholders receive in the Business Combination?

A:	At the Effective Time, (i) each share of FRSG Class B Common Stock held by FRSG Sponsor will be cancelled and converted into one validly issued, fully paid and nonassessable share of FRSG Class A

Common Stock in accordance with the FRSG Charter and (ii) each share of FRSG Class A Common Stock issued and outstanding immediately prior to the Share Contribution (other than shares of FRSG Class A Common Stock with respect to which FRSG public stockholders have exercised their redemption rights but including FRSG Class A Common Stock issued upon conversion of the FRSG Founder Shares) will be cancelled and converted into and exchanged for one validly issued, fully paid and nonassessable EO Charging Ordinary Share.

Q:	What will FRSG warrant holders receive in the Business Combination?

A:

At the Effective Time, EO Charging will assume the Warrant Agreement, dated March 4, 2021, between FRSG and Continental Stock Transfer and Trust Company (the “FRSG Warrant Agreement”) and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each FRSG warrant then outstanding and unexercised will automatically, without any action on the part of its holder, be converted into an EO Charging Warrant. Each EO Charging Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FRSG warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective as of the Effective Time: (A) each EO Charging Warrant will be exercisable solely for EO Charging Ordinary Shares; (B) the number of EO Charging Ordinary Shares subject to each EO Charging Warrant will be equal to the number of shares of FRSG Class A Common Stock subject to the applicable FRSG warrant; and (C) the per share exercise price for the EO Charging Ordinary Shares issuable upon exercise of such EO Charging Warrant will be equal to the per share exercise price for the shares of FRSG Class A Common Stock subject to the applicable FRSG warrant, as in effect immediately prior to the Effective Time.

Q:	What will FRSG unitholders receive in the Business Combination?

A:

FRSG units will automatically separate into the component securities prior to the consummation of the Business Combination and will be exchanged for or automatically converted into, as applicable, EO Charging Ordinary Shares and EO Charging Public Warrants, respectively. Upon the Closing, EO Charging intends to apply to list EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ under the ticker symbols “EOC” and “EOCW,” respectively.

Q:	What consideration will be paid to Juuce shareholders in the Business Combination?

A:

Juuce shareholders will receive EO Charging Ordinary Shares in exchange for their Juuce Shares, and, if available cash exceeds a specified level, certain cash consideration. Such EO Charging Ordinary Shares will be issued simultaneously with the issuance of EO Charging Ordinary Shares in connection with the Merger. The cash consideration payable to the Juuce shareholders in connection with the Share Contribution will be the amount, if any, by which the sum of (a)(i) the aggregate amount of cash in the Trust Account less any amount required to be paid in respect of redemptions of FRSG Class A Common Stock by FRSG’s public stockholders, (ii) FRSG’s cash that is not attributable to the amount in the Trust Account, and (iii) the cash held by Juuce immediately prior to the closing of the Business Combination (excluding any restricted cash that will continue to be restricted cash as of immediately following the payoff of all debts of Juuce and its subsidiaries), exceeds the sum of (b)(i) $100,000,000, (ii) the aggregate unpaid transaction expenses of FRSG and Juuce and its subsidiaries in connection with the Business Combination, and (iii) the aggregate amount of debt of Juuce and its subsidiaries that is required to be repaid by Juuce on the closing date of the Business Combination; provided, that the cash consideration (A) will not be less than $0.00, (B) will not exceed $70,000,000 and (C) will be paid only to the extent it does not result in less than $100,000,000 of cash on the balance sheet of EO Charging after giving effect to the transactions contemplated by the Business Combination Agreement.

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of FRSG Class A Common Stock or FRSG Class B Common Stock on                , 2021, the record date for the special meeting of FRSG stockholders, you may vote with respect to the Proposals online at the virtual FRSG special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the FRSG special meeting and vote online, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the FRSG special meeting?

A:

At the FRSG special meeting, FRSG will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Charter Proposals or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by FRSG without an indication of how the FRSG stockholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the FRSG stockholders at the FRSG special meeting.

Q:	If I am not going to attend the virtual FRSG special meeting online, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the FRSG special meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. FRSG believes the Proposals presented to FRSG stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to FRSG at the address listed below so that it is received by FRSG prior to the FRSG special meeting or by attending the virtual FRSG special meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to FRSG, which must be received prior to the FRSG special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Thomas S. Amburgey

c/o First Reserve Sustainable Growth Corp.

262 Harbor Drive, Third Floor

Stamford, Connecticut 06902

Email: Thomas.Amburgey@firstreserve.com

Tel: (203) 661 -6601

You may also contact FRSG’s proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: FRSG.info@investor.morrowsodali.com

To obtain timely delivery, FRSG stockholders must request the materials no later than five business days prior to the FRSG special meeting.

You may also obtain additional information about FRSG from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your FRSG public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to FRSG’s transfer agent at least two business days prior to the FRSG special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The FRSG Board is soliciting your proxy to vote your shares of FRSG Class A Common Stock and FRSG Class B Common Stock on all matters scheduled to come before the FRSG special meeting. FRSG will pay the cost of soliciting proxies for the FRSG special meeting. FRSG has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the FRSG special meeting, and has agreed to pay Morrow Sodali LLC a fee of $35,000, plus disbursements. FRSG will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. FRSG will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of FRSG Class A Common Stock and FRSG Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of FRSG Class A Common Stock and FRSG Class B Common Stock and in obtaining voting instructions from those owners. FRSG’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/ prospectus, including the annexes and accompanying financial statements of FRSG and Juuce, to fully understand the proposed Business Combination and the Proposals to be considered at the FRSG special meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this proxy statement/prospectus.

Parties to the Business Combination

FRSG

FRSG is a Delaware corporation formed on January 22, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving FRSG and one or more target businesses.

FRSG’s securities are traded on NASDAQ under the ticker symbols “FRSG,” “FRSGU” and “FRSGW.” Upon the Closing, the FRSG securities will be delisted from NASDAQ.

The mailing address of FRSG’s principal executive office is 262 Harbor Drive, Third Floor, Stamford, Connecticut 06902, and its telephone number is (212) 993-0076.

Juuce

Juuce is an English and Welsh private limited company established on November 17, 2014. Juuce and its subsidiaries are a leading provider of electric vehicle (“EV”) charging hardware and intelligent cloud based EV charging management systems for fleets, destinations, and homes.

The mailing address of Juuce’s registered office is Tomo House, Tomo Road, Stowmarket, Suffolk, IP14 5AY, and its telephone number is 44 (0)1449 490409.

EO Charging

EO Charging is a Cayman Islands exempted company incorporated with limited liability on August 3, 2021 to be the parent company of the Group on Closing.

EO Charging intends to apply to list EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ upon the Closing under the ticker symbols “EOC” and “EOCW,” respectively, effective at Closing.

EO Charging’s registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its telephone number is +1 345 949 8066.

Merger Sub

Merger Sub is a Delaware corporation established on August 5, 2021. It is a wholly owned subsidiary of EO Charging.

The mailing address of Merger Sub’s registered office is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The mailing address of Merger Sub is c/o EO Charging, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, and the telephone number of Merger Sub is +1 (345) 814-5786.

The Business Combination

On August 12, 2021, FRSG, Juuce, EO Charging and Merger Sub entered into a Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) all Juuce shareholders will contribute to EO Charging their Juuce Shares in exchange for EO Charging Ordinary Shares and, if available cash exceeds a specified level, certain cash consideration, and (ii) simultaneously with the Share Contribution, Merger Sub will merge with and into FRSG, with FRSG surviving as a wholly owned subsidiary of EO Charging.

At the Effective Time, the following events will take place simultaneously:

•	EO Charging Ordinary Shares will be issued to Juuce shareholders in accordance with the Share Contribution;

•	By virtue of the Merger and without any action on the part of FRSG, EO Charging, Merger Sub or the holders of any of the following securities:

•	All shares of FRSG Common Stock held in the treasury of FRSG will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

Each share of FRSG Class A Common Stock (including, for the avoidance of doubt, all FRSG Class A Common Stock into which FRSG Founder Shares were converted immediately prior to the Effective Time) issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) will be cancelled and converted into and exchanged for one EO Charging Ordinary Share;

•

Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of FRSG as the surviving corporation in the Merger; and

•

EO Charging will assume the FRSG Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each FRSG warrant then outstanding and unexercised will automatically be converted into an EO Charging Warrant. Each EO Charging Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FRSG warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective as of the Effective Time: (A) each EO Charging Warrant will be exercisable solely for EO Charging Ordinary Shares; (B) the number of EO Charging Ordinary Shares subject to each EO Charging Warrant will be equal to the number of shares of FRSG Class A Common Stock subject to the applicable FRSG warrant; and (C) the per share exercise price for the EO Charging Ordinary Shares issuable upon exercise of such EO Charging Warrant will be equal to the per share exercise price for the shares of FRSG Class A Common Stock subject to the applicable FRSG warrant, as in effect immediately prior to the Effective Time.

Each Redemption Share that will be redeemed at the Effective Time will not be converted nor shall it entitle the holder thereof to receive the Per Share Merger Consideration and will be converted into the right to receive from FRSG, in cash, an amount per share calculated in accordance with such stockholder’s redemption rights. As promptly as practicable after the Effective Time, FRSG will make such cash payments in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) will cease to have any rights with respect thereto, except the right to receive such cash payments from FRSG.

For more information about the Business Combination Agreement and the Business Combination and other transaction contemplated thereby, see the sections entitled “The Business Combination” and “The Business Combination Agreement.”

Conditions to the Closing

The obligations of FRSG, EO Charging, Merger Sub and Juuce to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following mutual conditions:

•

the Proposals will have been approved and adopted by the requisite affirmative vote of the FRSG stockholders in accordance with this proxy statement/prospectus, the DGCL, FRSG’s organizational documents and the rules and regulations of the NASDAQ;

•

no governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;

•	The EO Charging Ordinary Shares will have been accepted for listing on the NASDAQ, or another national securities exchange mutually agreed to by the parties, as of the Closing Date; and

•

The Registration Statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened in writing by the SEC.

The obligations of FRSG to consummate the Business Combination, including the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of Juuce, EO Charging and Merger Sub as determined in accordance with the Business Combination Agreement;

•

Juuce will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	Juuce will have delivered to FRSG a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions as they relate to Juuce; and

•	no Juuce Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing.

The obligations of Juuce, EO Charging and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of FRSG as determined in accordance with the Business Combination Agreement;

•

FRSG will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	FRSG will have delivered to Juuce a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no FRSG Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Effective Time; and

•	the amount of cash in the Trust Account minus the amount of cash required to pay redemptions will not be less than $91,392,864.

Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on August 12, 2021, FRSG Sponsor entered into a letter agreement with EO Charging and each member of the FRSG Board, pursuant to which, among other things, FRSG Sponsor agreed to (i) waive the anti-dilution rights set forth in the FRSG Charter with respect to FRSG Founder Shares held by it, (ii) vote all the FRSG Class A Common Stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the Business Combination, (iii) not transfer the Founder Shares until the earlier of the Closing and any valid termination of the Business Combination Agreement; and (iv) subject 20% of the total EO Charging Ordinary Shares issued to FRSG Sponsor as part of the Business Combination to potential forfeiture if, within five years of Closing, the volume weighted average price of the EO Charging Ordinary Shares does not equal or exceed $12.50 per share for any 20 trading days within any 30 consecutive trading day period (or a change of control of EO Charging does not occur during such period).

For more information about the Sponsor Support Agreement, see the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Registration Rights Agreement

Concurrently with the Closing, FRSG Sponsor, EO Charging and other parties listed therein, including Juuce shareholders that executed the Acquisition Agreements, will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which EO Charging will agree that, within 30 calendar days after the Closing, EO Charging will file with the SEC (at EO Charging’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to certain existing stockholders of FRSG and Juuce (the “Resale Registration Statement”), and EO Charging will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders can demand EO Charging’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

For more information about the Registration Rights Agreement, see the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Acquisition Agreement

Concurrently with the execution of the Business Combination Agreement, certain Juuce shareholders executed and delivered to FRSG acquisition agreements, pursuant to which, among other things, (i) EO Charging agreed to purchase shares held by such Juuce shareholders, (ii) such Juuce shareholders agreed to contribute and assign their Juuce Shares and exercise their rights under Juuce’s articles of association and shareholder agreement to cause the other shareholders of Juuce to contribute and assign, their Juuce Shares to EO Charging, in accordance with the terms of the Business Combination Agreement and (iii) Juuce, EO Charging and each Juuce shareholder that executed an Acquisition Agreement agreed to use reasonable best efforts, including taking all necessary action, to cause one nominee designated by FRSG Sponsor to be elected to serve as a director on the board of directors of EO Charging during the Lock-up Period (as that term is defined in the Registration Rights Agreement) as it pertains to FRSG Sponsor.

For more information about the Acquisition Agreement, see the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements.”

Ownership of EO Charging after Closing

Upon consummation of the Business Combination, the Juuce shareholders and the FRSG stockholders will become EO Charging shareholders.

The following table illustrates the varying ownership levels of EO Charging after the Business Combination under the following two redemption scenarios:

•

Scenario 1 — Assuming no redemptions: This presentation assumes that no FRSG stockholders exercise redemption rights with respect to their FRSG Class A Common Stock upon consummation of the Business Combination and does not take into account FRSG warrants that will remain outstanding following the Business Combination and may be exercised at a later date; and

•

Scenario 2 — Assuming maximum redemptions: This presentation assumes that 13,104,668 shares of FRSG Class A Common Stock are redeemed for an aggregate cash payment of approximately $131.0 million (£94.9 million) from the Trust Account based on an estimated redemption price of $10.00 per share. The maximum redemption amount is derived from the minimum available cash (i.e., the cash balance in the Trust Account less the redemption payments) required to consummate the Business Combination Agreement, which is $91.4 million (£66.2 million). Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemptions.

	Scenario 1 – Assuming No Redemptions		Scenario 2 – Assuming Maximum Redemptions
EO Charging Ordinary Shares issued to:	Shares	%	Shares	%
FRSG public stockholders	22,243,955	29%	9,139,287	13%
FRSG Sponsor (1)	5,560,989	7%	5,560,989	8%
Juuce shareholders (2)	49,755,582	64%	56,755,582	79%

Shares outstanding at Closing (3)	77,560,526	100%	71,455,858	100%

(1)	Amounts include the 1,112,198 Earnout Shares.
(2)	Under the no redemption scenario, Juuce shareholders will receive cash consideration of $70.0 million in lieu of 7,000,000 EO Charging Ordinary Shares.
(3)

The redemption scenarios above do not give effect to (a) 10,693,515 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants, including 5,132,527 held by FRSG Sponsor, (b) 11,664,304 maximum EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Customer Warrant, of which 2,442,172 are expected to have vested by the Closing, and (c) EO Charging Ordinary Shares to be issued from the 2021 Equity Incentive Plan, the SAYE and the SIP. If all EO Charging Warrants held by FRSG Sponsor and the vested portion of the EO Charging Customer Warrant were exercised at the Closing, (i) assuming no redemptions, FRSG public stockholders would hold 26.1%, FRSG Sponsor would hold 12.6%, Juuce shareholders would hold 58.4%, and the Warrantholder would hold 2.9%, of the 85,135,225 pro forma EO Charging Ordinary Shares, and (ii) assuming maximum redemptions, FRSG public stockholders would hold 11.6%, FRSG Sponsor would hold 13.5%, Juuce shareholders would hold 71.8%, and the Warrantholder would hold 3.1%, of the 79,030,557 pro forma EO Charging Ordinary Shares. The table and the preceding sentences do not include 5,560,988 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants held by the FRSG public stockholders. See “Risk Factors” for additional discussion of the dilutive impact of the EO Charging Warrants and Customer Warrant.

Holders of shares of FRSG Class A Common Stock who do not elect to have their shares redeemed for cash are subject to dilution by the EO Charging Ordinary Shares being issued in the Business Combination. The amount of dilution incurred by holders of shares of FRSG Class A Common Stock who do not elect to have their shares redeemed for cash will depend on the number of shares that are redeemed in connection with the Business Combination. Please see the section entitled “The Business Combination—Ownership of EO Charging after Closing” for additional information.

The figures in the above table are presented only as illustrative examples and are based on assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Description of EO Charging Securities

If the Business Combination is successfully completed, Juuce shareholders and FRSG stockholders will become EO Charging shareholders, and their rights as EO Charging shareholders will be governed by EO

Charging’s Memorandum and Articles of Association adopted at Closing and the laws of the Cayman Islands. Please see section entitled “Description of EO Charging Securities” elsewhere in this proxy statement/prospectus for additional information.

The FRSG Board’s Reasons for Approval of the Business Combination

After careful consideration, the FRSG Board recommends that FRSG stockholders vote “FOR” the approval of the Business Combination Proposal. For a more complete description of the FRSG Board’s reasons for the approval of the Business Combination and the recommendation of the FRSG Board, see the section entitled “The Business Combination — The FRSG Board’s Reasons for the Approval of the Business Combination.”

Satisfaction of 80% Test

It is a requirement under the FRSG Charter and NASDAQ listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the FRSG Board determined that the fair market value of Juuce exceeded $675 million, based on, among other things, comparable company EBITDA multiples and revenue multiples.

FRSG Special Meeting

Date, Time and Place of the FRSG Special Meeting

The FRSG special meeting will be held at                 , Eastern time, on                 , 2021, via live webcast at the following address:                 , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Proposals

At the FRSG special meeting, FRSG stockholders will be asked to consider and vote:

1.

The Business Combination Proposal — To consider and vote upon a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination;

2.

The Charter Proposals — To consider and vote upon, on a non-binding advisory basis, proposals to approve the governance provisions contained in the EO Charging Memorandum and Association that materially affect FRSG stockholder rights; and

3.

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the FRSG special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual FRSG special meeting if you owned shares of FRSG Class A Common Stock or FRSG Class B Common Stock at the close of business on                 , 2021, which is the record date for the FRSG special meeting. You are entitled to one vote for each share of FRSG Class A Common Stock or FRSG Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 27,804,944 shares of FRSG Class A Common Stock and FRSG Class B Common Stock outstanding in the aggregate, of which 22,243,955 were FRSG public shares and 5,560,989 were FRSG Founder Shares held by FRSG Sponsor.

Proxy Solicitation

Proxies may be solicited by mail. FRSG has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the FRSG special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “FRSG Special Meeting—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the FRSG Special Meeting

A quorum of FRSG stockholders is necessary to hold a valid meeting. A quorum will be present at the FRSG special meeting if holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote thereat attend virtually or are represented by proxy at the FRSG special meeting. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote thereon at the FRSG special meeting, voting as a single class. The approval of the Charter Proposals and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote and actually cast thereon at the FRSG special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the FRSG special meeting will not be counted towards the number of shares of FRSG Class A Common Stock and FRSG Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Charter Proposals or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Business Combination Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal at the FRSG special meeting. The Charter Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Recommendation to FRSG Stockholders

The FRSG Board believes that each of the Business Combination Proposal, the Charter Proposals and the Adjournment Proposal is in the best interests of FRSG and FRSG stockholders and recommends that FRSG stockholders vote “FOR” each Proposal being submitted to a vote of the stockholders at the FRSG special meeting.

When you consider the recommendation of the FRSG Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as stockholders, FRSG Sponsor and certain of FRSG’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Please see the section entitled “The Business Combination —Interests of Certain Persons in the Business Combination.”

Vote of FRSG Sponsor and FRSG’s Other Directors and Officers

Prior to the FRSG IPO, FRSG entered into a letter agreements with FRSG Sponsor and directors and officers of FRSG, pursuant to which each agreed to vote any FRSG Common Stock owned by them in favor of an Initial Business Combination. The letter agreement applies to FRSG Sponsor, as it relates to the FRSG Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to FRSG stockholders in this proxy statement/prospectus. As of the record date, FRSG Sponsor owns 5,560,989 Founder Shares, representing 20% of the FRSG Common Stock then outstanding and entitled to vote at the FRSG special meeting. FRSG Sponsor and FRSG’s directors and officers have waived any redemption rights, including with respect to shares of FRSG Class A Common Stock purchased in the FRSG IPO or in the aftermarket, in connection with the Business Combination. The FRSG Founder Shares have no redemption rights upon FRSG’s liquidation and will be worthless if no Business Combination is effected by FRSG by the Deadline Date. However, FRSG Sponsor and FRSG’s directors and officers are entitled to redemption rights upon FRSG’s liquidation with respect to any shares of FRSG Class A Common Stock they may own.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the FRSG Board to vote in favor of the Business Combination, FRSG stockholders should be aware that, aside from their interests as stockholders, FRSG Sponsor and certain of FRSG’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other FRSG stockholders generally. FRSG’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to FRSG stockholders that they approve the Business Combination. FRSG stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that FRSG Sponsor holds an aggregate of 5,132,527 private placement warrants acquired at a purchase price of approximately $7.7 million which, if unrestricted and freely tradable, would be valued at approximately $                 based on the closing price of FRSG public warrants of $                per warrant on                , 2021, the record date for the FRSG special meeting (but which are subject to a lock-up and not freely tradable for a period of 30 days following the Closing), all of which would expire worthless if a business combination is not consummated;

•

the fact that FRSG Sponsor and FRSG’s officers and directors have agreed not to redeem any of the shares of FRSG Class A Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•	the fact that FRSG Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares, including 189,011 FRSG Founder Shares which were subsequently forfeited by FRSG Sponsor at no cost, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                 , based on the closing price of FRSG Class A Common Stock of $                 per share on                , 2021, the record date for the FRSG special meeting;

•

the fact that given the differential in the purchase price that FRSG Sponsor paid for the FRSG Founder Shares as compared to the price of the FRSG units sold in the FRSG IPO, FRSG Sponsor and its affiliates may earn a positive rate of return on their investment even if the EO Charging Ordinary Shares trade below the price initially paid for the FRSG units in the FRSG IPO and the FRSG public stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that FRSG Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•	the fact that FRSG’s directors and officers own interests in FRSG Sponsor;

•

the fact that up to an aggregate amount of $1.5 million of any amounts outstanding under any working capital loans made by FRSG Sponsor or any of its affiliates to FRSG may be converted into FRSG warrants to purchase FRSG Class A Common Stock at a price of $1.50 per warrant at the option of the lender; if issued, such FRSG warrants would automatically convert into an equal number of EO Charging Warrants at Closing;

•

if the Trust Account is liquidated, including in the event FRSG is unable to complete an Initial Business Combination within the required time period, FRSG Sponsor has agreed to indemnify FRSG to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per FRSG public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than FRSG’s independent public accountants) for services rendered or products sold to FRSG or (b) a prospective target business with which FRSG has entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that FRSG Sponsor and FRSG’s officers and directors, or any of their respective affiliates, will be reimbursed for out-of-pocket expenses incurred in connection with activities on FRSG’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $                as of                 , 2021, the record date for the FRSG special meeting;

•	the anticipated appointment of Thomas S. Amburgey, a director of FRSG, to the board of directors of EO Charging (the “EO Charging Board”) following the Closing;

•

the fact that FRSG Sponsor and FRSG’s officers and directors will lose their entire investment in FRSG of approximately $7.7 million and will not be reimbursed for any out-of-pocket expenses (of which approximately $                is owed as of the date hereof) if an Initial Business Combination is not completed by the Deadline Date; and

•	the terms and provisions of the Related Agreements as set forth in detail under the section entitled “The Business Combination Agreement and Related Agreements.”

Redemption Rights

Under the FRSG Charter, holders of FRSG Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to FRSG to pay its franchise and income taxes, by (b) the total number of shares of FRSG Class A Common Stock issued in the FRSG IPO; provided that FRSG will not redeem any FRSG public shares to the extent that such redemption would result in FRSG having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001 unless the EO Charging Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. As of September 30, 2021, this would have amounted to approximately $10.00 per share. Under the FRSG Charter, in connection with an Initial Business Combination, a FRSG public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 20% of the FRSG public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of FRSG Class A Common Stock for cash and will no longer own shares of FRSG Class A Common Stock and will not receive EO Charging Ordinary Shares or participate in EO Charging’s future growth, if any. Such a holder will be entitled to receive cash for its FRSG public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to FRSG’s transfer agent in accordance with the procedures described herein. See the section entitled “FRSG Special Meeting—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of shares of FRSG Class A Common Stock who do not elect to have their shares redeemed for cash are subject to dilution by the EO Charging Ordinary Shares being issued in the Business Combination. The amount of dilution incurred by holders of shares of FRSG Class A Common Stock who do not elect to have their shares redeemed for cash will depend on the number of shares that are redeemed in connection with the Business Combination. Please see the section entitled “The Business Combination—Ownership of EO Charging after Closing” for additional information.

Certain Information Relating to EO Charging

EO Charging Board Before the Business Combination

Prior to the consummation of the Business Combination, the EO Charging Board consists of Charles Jardine and Thomas S. Amburgey.

EO Charging Board and Executive Officers Following the Business Combination

Upon consummation of the Business Combination, the executive officers and directors of EO Charging are expected to be as follows.

Name	Age	Position
Charles Jardine	30	CEO and Director
Thomas S. Amburgey	34	Director
Colin Campbell	55	Director
Steve Horley	54	Director
Mark L. Joseph	66	Director
Thomas vonReichbauer	40	Director

Please see the section entitled “Management of EO Charging After the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

Listing of EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ

EO Charging intends to apply to list EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ upon the Closing under the ticker symbols “EOC” and “EOCW,” respectively.

Delisting of FRSG Common Stock and Deregistration of FRSG

FRSG and EO Charging anticipate that, following consummation of the Business Combination, FRSG Class A Common Stock, FRSG units and FRSG warrants will be delisted from NASDAQ, and FRSG’s securities will be deregistered under the Exchange Act.

Comparison of Shareholder Rights

There are certain differences in the rights of FRSG stockholders prior to the Business Combination and the rights of EO Charging shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information.

Appraisal Rights

Appraisal rights are not available to holders of shares of FRSG Class A Common Stock and FRSG Class B Common Stock in connection with the Business Combination.

Material U.S. Federal Income Tax Considerations

Holders of FRSG Class A Common Stock and FRSG warrants should carefully read the discussion under the caption “Material U.S. Federal Income Tax Considerations” included elsewhere in this proxy statement/prospectus for a discussion of the material U.S. federal income tax considerations with respect to electing to have their shares of FRSG Class A Common Stock redeemed for cash if the Business Combination is completed, the Merger, and, if applicable, the ownership and disposition of EO Charging Ordinary Shares and EO Charging Public Warrants following the Business Combination.

Holders of FRSG Class A Common Stock and FRSG warrants who exercise their redemption rights with respect to their shares of FRSG Class A Common Stock or who exchange their FRSG Class A Common Stock for EO Charging Ordinary Shares or whose FRSG warrants will automatically convert into EO Charging Warrants in the Merger should consult with, and rely solely upon, their tax advisors to determine the specific tax consequences to them of the Business Combination and, to the extent applicable, of owning EO Charging Ordinary Shares or EO Charging Warrants following the completion of the Business Combination, including the applicability and effect of any U.S. federal, state, local, or non-U.S. tax laws and tax treaties (and any potential future changes thereto).

Accounting Treatment

The Business Combination will be accounted for as a reverse merger and capital reorganization in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Please see section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Accounting for the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

Risk Factor Summary

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to EO Charging and Juuce’s business and industry and the Business Combination are summarized below.

•

The Business Combination may not be consummated if, upon the Business Combination Proposal not being approved, the Adjournment Proposal is not approved, and the FRSG Board is unable to adjourn the FRSG special meeting to a later date.

•	The various closing conditions to the Business Combination Agreement may not be satisfied or waived.

•	EO Charging has a limited operating history and may be unable to achieve or sustain profitability or accurately predict its future results.

•

To achieve growth, EO Charging needs to continue to expand its team and geographic footprint aggressively and build scalable and robust processes. EO Charging may never successfully do so or achieve or sustain profitability.

•	EO Charging’s management team has limited experience managing a public company.

•	Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the transaction.

•

Juuce identified material weaknesses in connection with Juuce’s internal controls over financial reporting. Although Juuce is taking steps to remediate these material weaknesses, there is no assurance it will be successful in doing so in a timely manner, or at all, and it may, identify other material weaknesses.

•

If Juuce’s existing material weaknesses persist or EO Charging experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, EO Charging may not be able to accurately report its financial condition or results of operation, which may adversely affect investor confidence in it and, as a result, the value of EO Charging’s shares and its overall business.

•

Juuce had a net loss of £10.1 million for the year ended December 31, 2020 and £0.4 million for the year ended December 31, 2019, and there can be no assurance EO Charging will have net income in future periods. Juuce’s independent registered public accounting firm, in their report included elsewhere herein, expressed doubt about Juuce’s ability to continue as a going concern. There can be no assurance EO Charging will have significant levels of total revenue or net income in future periods.

•	EO Charging may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all.

•	EO Charging currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

•

EO Charging has been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing global pandemic caused by a novel coronavirus (“COVID-19”), the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm EO Charging’s business, prospects, financial condition and operating results.

•	EO Charging’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs.

•

Vulnerabilities and critical security defects, prioritization decisions regarding remedying vulnerabilities or security defects, failure of third party providers to remedy vulnerabilities or security defects, or customers not deploying security releases or deciding not to upgrade products, services or solutions could result in claims of liability against EO Charging, damage its reputation or otherwise harm its business.

•

EO Charging’s technology could have undetected defects, not be compatible with new EV technology, contain errors or bugs in hardware or software, in each case which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

•

The EV charging market is characterized by rapid technological change, which requires EO Charging to continue to develop new products and product innovations and maintain and expand its intellectual property portfolio. Any delays in such developments could adversely affect market adoption of EO Charging’s products and financial results.

•

EO Charging may need to defend itself against intellectual property infringement claims or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit EO Charging’s ability to commercialize certain of its products.

•

Changes in applicable tax laws and regulations, changes in EO Charging’s effective tax rate or exposure to additional tax liabilities could adversely affect EO Charging’s profitability and financial condition.

•

EO Charging is subject to substantial laws, regulations and standards, each of which could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or products, and any failure to comply with these laws, regulations or standards could harm EO Charging’s reputation, subject it to significant fines and liability, negatively impact its ability to sell its products or operate its manufacturing facilities and materially adversely affect its business, results of operations and financial condition.

•

Legal, political and economic uncertainty surrounding Brexit and the nature of the future relationship between the U.K. and the EU is likely to be a source of instability in international markets, could cause disruption to and create uncertainty surrounding EO Charging’s business and result in new regulatory challenges and costs.

•

As a foreign private issuer, EO Charging is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ Listing Rules and these practices may afford less protection to shareholders than they would enjoy if EO Charging complied fully with the NASDAQ Listing Rules.

•	EO Charging’s failure to meet the continued listing requirements of NASDAQ could result in a delisting of its securities.

•	A third party holds a warrant in respect of EO Charging’s shares, the exercise of which could have a dilutive impact on the remaining securityholders.

Market Prices and Dividends

EO Charging

Historical market price information regarding EO Charging is not provided because there is no public market for its securities.

EO Charging has not paid any cash dividends on the EO Charging Ordinary Shares to date.

FRSG

The FRSG units, FRSG Class A Common Stock and FRSG warrants are currently listed on NASDAQ under the symbols “FRSGU,” “FRSG” and “FRSGW,” respectively. Each FRSG units consist of one share of FRSG Class A Common Stock and one-fourth of one FRSG warrant. The FRSG units commenced trading on March 9, 2021, the FRSG Class A Common Stock and FRSG public warrants began trading on April 26, 2021.

The following table sets forth, for the periods indicated, the high and low sales prices per FRSG unit, share of FRSG Class A Common Stock and FRSG warrant as reported on the NASDAQ for the periods presented:

Fiscal Year 2021	FRSG Units (FRSGU)		FRSG Class A Common Stock (FRSG)		FRSG Warrants (FRSGW)
	High	Low	High	Low	High	Low
Quarter ended March 31, 2021	$10.37	$9.78	$—	$—	$—	$—
Quarter ended June 30, 2021	$10.15	$9.90	$10.10	$9.50	$1.35	$0.76
Quarter ended September 30, 2021	$10.17	$9.92	$9.96	$9.60	$1.45	$0.55

On August 11, 2021, the last trading date before the public announcement of the Business Combination, FRSG units, FRSG Class A Common Stock and FRSG warrants closed at $9.97, $9.66 and $1.09, respectively.

FRSG has not paid any cash dividends on the FRSG Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Juuce

Historical market price information regarding Juuce is not provided because there is no public market for its securities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “selected pro forma financial information”) gives pro forma effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse merger and capital reorganization in accordance with IFRS as issued by the International Accounting Standards Board. Under this method of accounting, Juuce will be treated as the accounting acquirer, and FRSG will be treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, the financial statements of EO Charging will represent a continuation of the financial statements of Juuce with the Business Combination being treated as the equivalent of Juuce issuing shares for the net assets of FRSG, accompanied by a recapitalization. The net assets of FRSG will be stated at historical cost, with no goodwill or other intangible assets recorded. The selected data from the pro forma statements of comprehensive income for the six months ended June 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The pro forma statement of financial position data as of June 30, 2021 gives pro forma effect to the Business Combination as if it were completed on June 30, 2021.

The historical financial statements of Juuce have been prepared in accordance with IFRS as issued by the International Accounting Standards Board and presented in GBP. The historical financial information of FRSG has been prepared in accordance with U.S. GAAP and presented in USD. USD denominated amounts within the unaudited pro forma condensed combined financial statements and related notes were translated from USD into GBP at the rates published by the U.S. Federal Reserve System, as applicable:

•	$1.3806 USD to £1 GBP, the exchange rate on June 30, 2021, for the statement of financial position data and the amounts derived from the Business Combination Agreement;

•	$1.3923 USD to £1 GBP, the average exchange rate for the period from January 22, 2021 (inception) to June 30, 2021, for the statement of comprehensive income data of such period; and

•	No historical FRSG activities for the year ended December 31, 2020 would require translation from USD to GBP as FRSG was formed on January 22, 2021.

The selected pro forma financial information does not necessarily reflect what EO Charging’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated above. The selected pro forma financial information also may not be useful in predicting the future financial condition and results of operations of EO Charging. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management during the preparation of the selected pro forma financial information, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the selected pro forma financial information. It is likely that the actual adjustments upon the completion of the Business Combination will differ from the pro forma adjustments, and it is possible the differences may be material.

The selected pro forma financial information should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this proxy statement/prospectus. The selected pro forma financial information is based upon, and should be read in conjunction with, the audited and unaudited financial statements and accompanying notes of Juuce and the audited and unaudited financial statements and accompanying notes of FRSG for the applicable periods included elsewhere in this proxy statement/prospectus.

The selected pro forma financial information has been prepared assuming two alternative levels of redemption of FRSG Class A Common Stock into cash:

•	Scenario 1 — Assuming no redemptions: This presentation assumes that no FRSG stockholders exercise redemption rights with respect to their FRSG Class A Common Stock upon consummation of the Business Combination and does not take into account FRSG warrants that will remain outstanding following the Business Combination and may be exercised at a later date; and

•

Scenario 2 — Assuming maximum redemptions: This presentation assumes that 13,104,668 shares of FRSG Class A Common Stock are redeemed for an aggregate cash payment of approximately $131.0 million (£94.9 million) from the Trust Account based on an estimated redemption price of $10.00 per share. The maximum redemption amount is derived from the minimum available cash (i.e., the cash balance in the Trust Account less the redemption payments) required to consummate the Business Combination Agreement, which is $91.4 million (£66.2 million). Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemptions.

	Scenario 1 – Assuming No Redemptions		Scenario 2 – Assuming Maximum Redemptions
	(In GBP, except share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income Data
For the Six Months Ended June 30, 2021
Revenue	£4,951,710		£4,951,710
Net loss	(56,156,001)		(56,156,001)
Weighted average shares outstanding, basic and diluted (1)	76,448,328		70,343,660
Loss per share, basic and diluted (pence per share)	(73	)p	(80	)p
For the Year Ended December 31, 2020
Revenue	£15,356,782		£15,356,782
Net loss	(72,245,045)		(72,245,045)
Weighted average shares outstanding, basic and diluted (1)	76,448,328		70,343,660
Loss per share, basic and diluted (pence per share)	(95	)p	(103	)p
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position Data – As of June 30, 2021
Total assets	£91,013,050		£46,795,550
Total liabilities	78,613,703		78,613,703
Total equity (shareholders’ deficit)	12,399,347		(31,818,153)

(1)

Pro forma weighted average shares exclude (a) 1,112,198 Earnout Shares, (b) 10,693,515 shares issuable upon the exercise of the EO Charging Warrants, and (c) 2,442,172 EO Charging Ordinary Shares issuable upon the exercise of the portion of the EO Charging Customer Warrant that is expected to have vested by the Closing. See Note 5 to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.

The following table summarizes the pro forma EO Charging Ordinary Shares issued and outstanding immediately after the Business Combination under each of the two scenarios:

	Scenario 1 – Assuming No Redemptions		Scenario 2 – Assuming Maximum Redemptions
EO Charging Ordinary Shares issued to:	Shares	%	Shares	%
FRSG public stockholders	22,243,955	29%	9,139,287	13%
FRSG Sponsor (1)	5,560,989	7%	5,560,989	8%
Juuce shareholders (2)	49,755,582	64%	56,755,582	79%

Shares outstanding at Closing(3)	77,560,526	100%	71,455,858	100%

(1)	Amounts include the 1,112,198 Earnout Shares.
(2)	Under the no redemption scenario, Juuce shareholders will receive cash consideration of $70.0 million in lieu of 7,000,000 EO Charging Ordinary Shares.
(3)

The redemption scenarios above do not give effect to (a) 10,693,515 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants, including 5,132,527 held by FRSG Sponsor, (b) 11,664,304 maximum EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Customer Warrant, of which 2,442,172 are expected to have vested by the Closing, and (c) EO Charging Ordinary Shares to be issued from the 2021 Equity Incentive Plan, the SAYE and the SIP. If all EO Charging Warrants held by FRSG Sponsor and the vested portion of the EO Charging Customer Warrant were exercised at the Closing, (i) assuming no redemptions, FRSG public stockholders would hold 26.1%, FRSG Sponsor would hold 12.6%, Juuce shareholders would hold 58.4%, and the Warrantholder would hold 2.9%, of the 85,135,225 pro forma EO Charging Ordinary Shares, and (ii) assuming maximum redemptions, FRSG public stockholders would hold 11.6%, FRSG Sponsor would hold 13.5%, Juuce shareholders would hold 71.8%, and the Warrantholder would hold 3.1%, of the 79,030,557 pro forma EO Charging Ordinary Shares. The table and the preceding sentences do not include 5,560,988 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants held by the FRSG public stockholders. See “Risk Factors” for additional discussion of the dilutive impact of the EO Charging Warrants and the Customer Warrant.

COMPARATIVE PER SHARE DATA

The unaudited pro forma per share information was derived from and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus. This information should also be read together with the audited and unaudited financial statements and accompanying notes of Juuce and the audited and unaudited financial statements and accompanying notes of FRSG that are included elsewhere in this proxy statement/prospectus.

The weighted average shares outstanding and loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma book value per share information gives pro forma effect to the Business Combination as if it were completed on June 30, 2021.

The unaudited pro forma loss per share information below does not purport to represent the loss per share which would have occurred had the FRSG and Juuce been combined during the periods presented, nor the loss per share for any future date or period. The unaudited pro forma book value per share information below does not purport to represent what the value of FRSG and Juuce would have been had they been combined during the periods presented.

The following table sets forth selected historical comparative share information for FRSG and Juuce and unaudited pro forma per share information after giving effect to the Business Combination, assuming two alternative levels of redemption of FRSG Class A Common Stock into cash:

•

Scenario 1 — Assuming no redemptions: This presentation assumes that no FRSG stockholders exercise redemption rights with respect to their FRSG Class A Common Stock upon consummation of the Business Combination and does not take into account FRSG warrants that will remain outstanding following the Business Combination and may be exercised at a later date; and

•

Scenario 2 — Assuming maximum redemptions: This presentation assumes that 13,104,668 shares of FRSG Class A Common Stock are redeemed for an aggregate cash payment of approximately $131.0 million (£94.9 million) from the Trust Account based on an estimated redemption price of $10.00 per share. The maximum redemption amount is derived from the minimum available cash (i.e., the cash balance in the Trust Account less the redemption payments) required to consummate the Business Combination Agreement, which is $91.4 million (£66.2 million). Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemptions.

	Historical (1)			Pro Forma Combined				Juuce Equivalent Pro Forma per Share (2)
	FRSG(5)	Juuce		Assuming No Redemptions		Assuming Maximum Redemptions		Assuming No Redemptions		Assuming Maximum Redemptions
As of and for the Six Months Ended June 30, 2021
Book value per share (3)	£(2.50)	£(3,169)		£0.16		£(0.45)		£388		£(1,232)
Weighted average shares outstanding, basic and diluted (4)		19,654		76,448,328		70,343,660		20,514		20,514
Loss per share, basic and diluted (pence per share)		(288,949	)p	(73	)p	(80	)p	(178,131	)p	(220,892	)p
Weighted average shares outstanding of FRSG Class A Common Stock, basic and diluted	15,848,818
Basic and diluted net income per share, FRSG Class A Common Stock	£0.04
Weighted average shares outstanding of FRSG Class B Common Stock, basic and diluted	5,399,705
Basic and diluted net income per share, FRSG Class B Common Stock	£0.04
For the Year Ended December 31, 2020
Weighted average shares outstanding, basic and diluted (4)		19,418		76,448,328		70,343,660		20,514		20,514
Loss per share, basic and diluted (pence per share)		(51,840	)p	(95	)p	(103	)p	(229,167	)p	(284,179	)p

(1)	There were no cash dividends declared in the periods presented.
(2)

The equivalent per share data for Juuce is calculated by multiplying the pro forma combined per share data by the exchange ratio, which is expected to be 2,425 and 2,767 EO Charging Ordinary Shares under the no redemption and maximum redemption scenarios, respectively.

(3)	Book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares outstanding classified in permanent equity as of the balance sheet date.
(4)

Pro forma weighted average shares exclude (a) 1,112,198 Earnout Shares, (b) 10,693,515 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants, and (c) 2,442,172 EO Charging Ordinary Shares issuable upon the exercise of the portion of the EO Charging Customer Warrant that is expected to have vested by the Closing. See Note 5 to the unaudited pro forma condensed combined financial information.

(5)

FRSG was formed on January 22, 2021 and consummated the FRSG IPO on March 9, 2021. Therefore, FRSG’s weighted average shares and net income per share information represent the activities from January 22, 2021 to June 30, 2021, and there were no historical balances as of December 31, 2020 or activities for the year ended December 31, 2020.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the FRSG special meeting. Certain of the following risk factors apply to the business and operations of Juuce and will also apply to the business and operations of EO Charging following the completion of the Business Combination. Unless otherwise stated or unless the context otherwise requires, all references to “EO Charging” in this section refers to (i) Juuce and its subsidiaries prior to the consummation of the Business Combination and (ii) EO Charging and its subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of EO Charging following the Business Combination. This could cause the trading price of EO Charging Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” “Juuce Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “FRSG Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of Juuce, the financial statements of FRSG and notes to the financial statements included herein. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by EO Charging, FRSG and Juuce which later may prove to be incorrect or incomplete. EO Charging, FRSG and Juuce may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to EO Charging’s Operations

EO Charging has a limited operating history and may be unable to achieve or sustain profitability or accurately predict its future results, which makes evaluating its business and future prospects difficult and may increase the risk of your investment.

EO Charging is an early-stage company with a limited operating history, operating in a rapidly evolving market. EO Charging has been developing and selling EV charging solution products and services, including a full turnkey charging solution for fleet operators that involves hardware, software and solutions, including developing its technology, platforms and its relationships with customers. Because EO Charging’s business and the market for its products and services are both new, evaluating the current business and its future performance is difficult and based upon limited historical data, a changing market, and its ability to influence the market. This applies to predictions of both revenue and expenses.

EO Charging has encountered and expects to continue to encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks relating to its ability to, among other things:

•	hire, integrate and retain professional and technical talent, including key members of management;

•	continue to make significant investments in research, development, manufacturing, marketing and sales;

•	successfully obtain, maintain, protect and enforce its intellectual property and defend against claims of intellectual property infringement, misappropriation or other violation;

•	build a well-recognized and respected brand;

•	scale-up, refine and as required outsource its manufacturing capabilities and distribution infrastructure;

•	establish and maintain satisfactory arrangements with third-party suppliers and manufacturers;

•	expand its customer base and key partnerships;

•	navigate an evolving and complex regulatory environment;

•	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•	successfully design, build, manufacture and market new products and services.

To achieve growth, EO Charging needs to continue to expand its team and geographic footprint aggressively and build scalable and robust processes. EO Charging may never successfully do so or achieve or sustain profitability.

EO Charging’s ability to achieve significant revenue growth and profitability in the future will depend, in large part, on EO Charging’s success in maintaining existing trading partnerships, expanding its business both within its existing markets and to additional markets and geographies and building scalable and robust processes to manage its business and operations. If prospective commercial partners in such existing and new markets and geographies do not perceive EO Charging’s product and service offerings to be of value to them or, if applicable, EO Charging’s products and services are not favorably received by them or by their customers in such markets, EO Charging may not be able to attract and retain such business partners or customers and successfully expand in its existing markets and to new markets and geographies.

In addition, if EO Charging is not able to build scalable and robust processes to manage its existing business operations and prospective growth and expansion, EO Charging may fail to satisfy and retain its existing business partners and customers that utilize EO Charging’s products and may not be able to attract new business partners and customer interest in additional markets and, as a result, EO Charging’s ability to maintain and/or grow its business and achieve or sustain profitability will be adversely affected. Any such failure to compete or expand EO Charging’s business would adversely affect our business, prospects, financial condition and results of operations and ability to achieve or sustain profitability.

EO Charging has always experienced rapid growth and expects to invest in growth for the foreseeable future. If EO Charging fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

EO Charging has experienced rapid growth since its formation in 2014. For example, the number of employees (including independent contractors) has grown from 50 as of December 31, 2019 to 132 as of June 30, 2021. The growth and expansion of EO Charging’s business has placed and continues to place a significant strain on management, operations, financial infrastructure and corporate culture. With further growth, EO Charging’s information technology systems and its internal controls over financial reporting and procedures may not be adequate to support its operations and may introduce opportunities for:

•	data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business information; or

•	the misappropriation or waste of Company assets.

To manage growth in operations and personnel, EO Charging will need to continue to improve its operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect EO Charging’s business performance and operating results.

EO Charging’s management has limited experience in operating a public company.

EO Charging’s executive officers have limited experience in the management of a publicly-traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of EO Charging and its business and operations. EO Charging may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected including the cost of interim contractors that will be used before permanent hires are made.

EO Charging’s future business plan includes plans to market and sell its products in the United States and other countries, which could be impacted by a variety of factors affecting the industry as a whole, including regulations, government policies, climate policies, tariffs and import and export restrictions, any of which may have a material negative impact on its business.

Although one of the intended benefits of the Business Combination is to facilitate and accelerate EO Charging’s growth in the United States (“U.S.”) and global markets, the cross-border nature of the transaction and of its future operations will be subject to special considerations and risks associated with companies operating in an international setting, including any of the following:

•	higher costs and difficulties inherent in managing cross-border business operations and complying with different commercial and legal requirements of overseas markets;

•	cross border, transfer or withholding taxes when transferring funds;

•	laws governing the manner in which future business combinations may be effected;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles and challenges in collecting accounts receivable;

•

compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws;

•	currency fluctuations and exchange controls;

•	rates of inflation;

•	cultural and language differences /conformity with applicable business customs, including translation into foreign languages and associated expenses;

•	employment regulations;

•	crime, strikes, riots, civil disturbances, terrorist attacks, natural disasters, pandemics and wars;

•	deterioration of political relations with the U.S.;

•	changes in the political regime within the U.S. (or any other key future market) reversing policies supporting the electrification of transport;

•	government appropriations of assets;

•	potential changes to its established business model;

•	compliance with multiple, potentially conflicting and changing governmental laws;

•	different levels of demand among commercial, fleet and residential customers;

•

regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations, national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

•	compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act; and

•	conforming products to various international regulatory and safety requirements as well as charging and other electric infrastructures.

EO Charging may not be able to adequately address these additional risks. If EO Charging is unable to do so, its operations might suffer, which may adversely impact its results of operations and financial condition.

EO Charging’s business model of providing turnkey solutions for EV fleets could be impacted by a variety of factors, including loss of key personnel, different emerging technologies, and government policies.

Risk factors specific to EO Charging’s business model of providing turnkey solutions and method of delivery of its service to fleet customers include:

•

Loss of key staff with the technical knowledge to execute turnkey contracts including integration with distributed electrical networks, project management, electrical installation, commissioning and software integration;

•	Slow roll out by OEMs of new fleet vehicles;

•	Inability to meet market demand for EO Charging products;

•	Customers deciding not to utilize the full turnkey service but instead the market fragments into smaller more competitive products;

•	Loss of key sales staff with the technical ability to explain and sell EO Charging’s turnkey offering;

•	A different emerging technology such as hydrogen technologies emerging as the preferred solution rather than electrification of fleets;

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Certain segments of the transport sector that are currently exhibiting interest in EO Charging’s turnkey solutions may after trials of new equipment decide that electrification is not appropriate for their needs (e.g., heavy goods transit over significant distances or the bus sector); and

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Governments could adopt new methods of taxing transportation as tax revenues from the sale of hydrocarbons decrease with projected decreases in gasoline consumption as fleets transition to electricity. This combined with a structural shift to home deliveries and the resultant loss of the traditional high street related sales taxes and rates could create new taxes that are designed to penalize (or equalize) tax receipts lost to the digital economy. The impact of this could be significant and slow down or reverse the current increasing demand for home deliveries and related infrastructure.

Interruptions, delays in service, communications outages or inability to increase capacity at third-party data center facilities could impair the use or functionality of EO Charging’s services, harm its business and subject it to liability.

EO Charging currently serves customers from third-party data center facilities operated by Microsoft Azure. All EO Charging services are housed in third-party data centers operated in Azure, and EO Charging employs geographically distributed redundant, back-up data centers for all data storage. The EO Cloud2 production environment is hosted in the “U.K. South” Azure region and all databases are geo-replicated to the paired Azure region, or the “U.K. West” Azure region. Additionally, databases are backed up, and the backups are geo-replicated to the “UK West” Azure region. In case of an emergency, EO Cloud can be re-deployed to a new Azure region, and data restored from the geo-replicated backups, however, any outage or failure of its data centers could negatively affect EO Charging’s product connectivity and performance. Furthermore, EO Charging depends on connectivity from a subset of its charging stations to its data centers through cellular service and virtual private networking providers. Any incident affecting a data center facility’s or cellular and/or virtual private networking services provider’s infrastructure or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks or other similar events could negatively affect the use, functionality or availability of EO Charging’s services.

Any damage to, or failure of, EO Charging’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in EO Charging’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their relationships with EO Charging, and adversely affect EO Charging’s ability to attract new customers. EO Charging’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

EO Charging’s ability to develop and manufacture products of sufficient quality and appeal to customers on a large scale will require significant capital expenditures and is still evolving.

EO Charging’s future business depends in large part on its ability to economically design, manufacture, market and sell its products at sufficient capacity to meet the charging demands of its customers. Although it currently develops and manufactures products from its manufacturing facility in Stowmarket and other contract manufacturers in England, EO Charging will need to scale its relationships with contract manufacturers in order to successfully implement its growth strategy. Although EO Charging has experience in developing and manufacturing its products from its existing facility, such operations are currently conducted on a limited scale. EO Charging does not know whether it will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, or whether it will be able to secure reliable sources of component supply, in each case that will enable it to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its products and meet its business objectives and customer needs while remaining competitive. Even if EO Charging is successful in contracting high-volume manufacturing capability and processes and can reliably source component supplies in sufficient volume, it does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with suppliers, or in time to satisfy the requirements of its customers and will require significant capital expenditures to develop that capability. EO Charging’s ability to effectively reduce its cost structure over time is limited by the fixed nature of many of its planned expenses in the near-term, and its ability to reduce long-term expenses is constrained by its need to continue investment in its growth strategy. Any failure to develop and scale such manufacturing processes and capabilities within EO Charging’s projected costs and timelines could have a material adverse effect on its business, results of operations or financial condition.

EO Charging’s future business also depends upon its markets continuing to operate in a free and fair manner without companies or countries pursuing anti-competitive policies and “dumping” product at negative margins into its primary markets so making EO Charging’s solutions unsustainably uncompetitive and adversely affect its business, prospects, results of operations and financial condition.

EO Charging is currently dependent upon a limited number of early adopter fleet customers and the loss of a significant customer could adversely affect its operating results.

A limited number of contractual commercial customers and OEM partners currently account for a substantial portion of EO Charging’s income. For the year ended December 31, 2020, a single customer represented approximately 51% of EO Charging’s total revenue. At least in the short term, EO Charging expects that a majority of its sales outside of the retail customer market will continue to come from a concentrated number of fleet customers. EO Charging may be unable to accomplish its business plan to diversify and expand its fleet customer base by attracting a broad array of fleet customers, which could negatively affect EO Charging’s business, results of operations and financial condition. A loss of a single significant customer could negatively affect EO Charging’s business, results of operations and financial condition.

Future product recalls could materially adversely affect EO Charging’s business, prospects, financial condition and operating results.

Product recalls in the future may result in adverse publicity, damage EO Charging’s reputation and adversely affect its business, prospects, results of operations and financial condition. EO Charging may, voluntarily or involuntarily, have to initiate a recall if any of its products or components prove to be defective or noncompliant with applicable law and standards. If a large number of products are the subject of a recall or if needed replacement parts are not in adequate supply, EO Charging may be unable to service and repair recalled products for a significant period of time. These types of disruptions could jeopardize EO Charging’s ability to fulfill existing contractual commitments or satisfy demand for EO Charging’s products and could also result in the loss of business to its competitors. Such recalls, whether caused by systems or components engineered or manufactured by EO Charging or its suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect EO Charging’s brand image in its target market and its business, prospects, results of operations and financial condition.

EO Charging’s business depends on its ability to attract and retain highly skilled personnel and senior management. Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the transaction.

EO Charging’s future success depends, in part, on its ability to continue to attract and retain highly skilled personnel and senior management. EO Charging believes that there is, and will continue to be, intense competition for highly skilled management, technical, sales and other employees with experience in its industry and where it maintain offices. EO Charging must provide competitive compensation packages and a high quality work environment to hire, retain and motivate employees. If EO Charging is unable to retain and motivate its existing employees and attract qualified employees to fill key positions, it may be unable to manage its business effectively, including the development, marketing, and sale of its products, which could adversely affect its business, results of operations and financial condition. To the extent EO Charging hires employees from competitors, it also may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

Juuce identified material weaknesses in connection with its internal control over financial reporting. Although Juuce is taking steps to remediate these material weaknesses, there is no assurance it will be successful in doing so in a timely manner, or at all, and it may identify other material weaknesses.

In connection with the audit of Juuce’s consolidated financial statements for the years ended December 31, 2020 and 2019 and the review of Juuce’s interim condensed consolidated financial statements as of June 30, 2021 and for each of the six-month periods ended June 30, 2021 and 2020, Juuce’s management and independent registered public accounting firm identified material weaknesses in its internal control over financial reporting. The material weaknesses related to: (i) IT general controls which have not been sufficiently designed or were not operating effectively; (ii) lack of a sufficient number of personnel with an appropriate level of knowledge and experience in the application of IFRS, commensurate with Juuce’s financial reporting requirements; and (iii) the fact that policies and procedures with respect to the review, supervision and monitoring of Juuce’s accounting and reporting functions were either not designed and in place, or not operating effectively, as a result, numerous adjustments to Juuce’s consolidated financial statements were identified and made during the course of the audit process.

Juuce is currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and is therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. However, as a public company, EO Charging will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, Juuce’s independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of its internal control over financial reporting. Had Juuce and its independent registered public accounting firm performed an evaluation of its internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by Juuce’s management or independent registered public accounting firm, and such control deficiencies could have also represented one or more material weaknesses in addition to those previously identified. Juuce is currently in the process of remediating these material weaknesses and is taking steps that it believes will address their underlying causes. Juuce has enlisted the help of external advisors to provide assistance in the areas of internal controls and IFRS in the short term, and is evaluating the longer-term resource needs of its accounting staff, including IFRS expertise. These remediation measures may be time-consuming and costly, and might place significant demands on its financial, accounting and operational resources. In addition, there is no assurance that Juuce will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.

Assessing Juuce’s procedures to improve its internal control over financial reporting is an ongoing process. Juuce can provide no assurance that its remediation efforts described herein will be successful and that Juuce will not have material weaknesses in the future. Any material weaknesses Juuce identifies could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of its consolidated financial statements.

If Juuce’s existing material weaknesses persist or EO Charging experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, EO Charging may not be able to accurately report its financial condition or results of operation, which may adversely affect investor confidence in it and, as a result, the value of EO Charging’s shares and its overall business.

The Sarbanes-Oxley Act requires, among other things, that EO Charging assess the effectiveness of its internal control over financial reporting annually and the effectiveness of its disclosure controls and procedures annually. In particular, Section 404(a) of the Sarbanes-Oxley Act, or Section 404(a), will require EO Charging to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of EO Charging’s internal control over financial reporting. Section 404(b) of the Sarbanes-Oxley Act, or Section 404(b), also requires EO Charging’s independent registered public accounting firm to attest to the effectiveness of its internal control over financial reporting. As an ‘emerging growth company’ EO Charging expects to avail itself of the exemption from the requirement that its independent registered public accounting firm attest to the effectiveness of its internal control over financial reporting under Section 404(b). However, EO Charging may no longer avail itself of this exemption when it is no longer an ‘emerging growth company.’ When EO Charging’s independent registered public accounting firm is required to undertake an assessment of EO Charging’s internal control over financial reporting, the cost of its compliance with Section 404(b) will correspondingly increase. EO Charging’s compliance with applicable provisions of Section 404 will require that it incur substantial accounting expense and expend significant management time on compliance-related issues as it implements additional corporate governance practices and comply with reporting requirements.

Furthermore, investor perceptions of EO Charging may suffer if additional deficiencies are found in its internal control over financial reporting, and this could cause a decline in the market price of EO Charging’s shares and accordingly its overall business. Regardless of compliance with Section 404, Juuce’s failure to remediate the material weaknesses which have been identified or any additional failure of its internal control over financial reporting could have a material adverse effect on its stated operating results and harm its reputation. If Juuce is unable to implement these requirements effectively or efficiently, it could harm its and EO Charging’s business, financial condition, liquidity, results of operation, cash flows or prospects and could result in an adverse opinion on Juuce’s internal controls from its independent registered public accounting firm.

Juuce had a net loss of £56.8 million for the six months ended June 30, 2021, £10.1 million for the year ended December 31, 2020 and £0.4 million for the year ended December 31, 2019, and there can be no assurance EO Charging will have net income in future periods. Juuce’s independent registered public accounting firm, in their report included elsewhere herein, expressed doubt about Juuce’s ability to continue as a going concern. There can be no assurance EO Charging will have significant levels of total revenue or net income in future periods.

Juuce’s independent registered public accounting firm, in their report included elsewhere herein, contained an explanatory paragraph about Juuce’s ability to continue as a going concern. As of June 30, 2021, December 31, 2020 and December 31, 2019, Juuce had an accumulated deficit of £68.0 million, £11.2 million and £1.0 million, respectively. In addition, for the six months ended June 30, 2021 and years ended December 31, 2020 and 2019, Juuce had a net loss of £56.8 million, £10.1 million and £0.4 million, respectively. EO Charging expects its operating expenses to increase in the future as it expand its sales and marketing efforts and continue to invest in its infrastructure and development. These efforts may be more costly than EO Charging expects, and it may not be able to generate revenue to offset its increased operating expenses. If EO Charging is unable to generate sufficient revenue, it may never become profitable or be able to maintain any future profitability. If this were to occur, EO Charging’s shareholders could lose all or part of their investment.

Additional losses would impair EO Charging’s liquidity and may require it to raise additional capital or to curtail certain of its operations in an effort to preserve capital. Incurring additional losses could also erode investor confidence in EO Charging’s ability to manage its business effectively and result in a decline in the price of EO Charging shares. Even if EO Charging achieves profitability, there can be no assurance that it will be able to maintain profitability in the future. EO Charging may need to raise additional financing through loans, securities offerings or additional investments in order to fund its ongoing operations. There is no assurance that EO Charging will be able to obtain such additional financing or that it will be able to obtain such additional financing on favorable terms.

EO Charging may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all. If EO Charging cannot raise additional funds when it needs them, EO Charging’s business, prospects, financial condition and operating results could be negatively affected.

EO Charging intends to continue to make investments to support its business and may require additional funds. In particular, EO Charging may seek additional funds to develop new products and enhance its platform and existing products, expand its operations, including its sales and marketing organizations and its presence outside of the U.K. and Europe, improve its infrastructure or acquire complementary businesses, technologies, services, products and other assets. Accordingly, EO Charging may need to engage in equity or debt financings to secure additional funds. If EO Charging raises additional funds through future issuances of equity or convertible debt securities, EO Charging’s stockholders could suffer significant dilution, and any new equity securities it issues could have rights, preferences and privileges superior to those of holders of EO Charging’s common stock. Any debt financing that EO Charging may secure in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for it to obtain additional capital and to pursue business opportunities. EO Charging may not be able to obtain additional financing on terms favorable to it, if at all. If EO Charging is unable to obtain adequate financing or financing on terms satisfactory to it when EO Charging requires it, its ability to continue to support its business growth, scale its infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and its business, results of operations and financial condition may be adversely affected.

EO Charging’s inability to generate sufficient cash flow could affect its ability to execute its strategic plans.

Organic growth opportunities are an important element of EO Charging’s strategy. EO Charging may not generate sufficient cash flow to finance such growth plans. Consequently, the execution of EO Charging’s growth strategy may require access to external sources of capital, which may not be available to EO Charging on acceptable terms, or at all. Limitations on EO Charging’s access to capital, including on its ability to issue additional debt or equity, could result from events or causes beyond its control, and could include decreases in EO Charging’s creditworthiness or profitability, significant increases in interest rates, increases in the risk premium generally required by investors, decreases in the availability of credit or the tightening of terms required by lenders. Any limitations on EO Charging’s ability to secure external capital, continue its existing finance arrangements or refinance existing financing obligations could limit its liquidity, financial flexibility or cash flow and affect its ability to execute its strategic plans, which could have a material adverse effect on its business, results of operations and financial condition.

EO Charging’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as EO Charging expands the scope of such services with other parties. By the nature of its business, EO Charging’s sales pipeline is in the form of tangible opportunities rather than firm orders or commitments with customers and entry into agreements and projected sales with such potential customers are not guaranteed.

EO Charging does not always control the installation of its charging products at customer sites. These installations are often performed by EO Charging partners or electrical contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays, inadequately trained installers or cost overruns caused by EO Charging’s vendor supply chains, contractors, or inability of local utilities and approving agencies to cope with the level of activity may impact EO Charging’s recognition of revenue in certain cases and/or impact customer relationships, either of which could impact EO Charging’s business and profitability, pace of growth and prospects.

Furthermore, EO Charging also installs charging stations at customer sites or manages contractors who do so, as part of offering customers a turnkey solution. Working with contractors requires EO Charging to obtain licenses, permits or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, EO Charging could fall behind construction schedules leading to liability to EO Charging or cause customers to become dissatisfied with the solutions EO Charging offers. As the demand for public charging increases and qualification requirements for contractors become more stringent then the supply of reliable electrical (and other) contractors with suitable project management skills may become constrained and more expensive than budgeted. As a result, EO Charging may incur delays and financial losses, as EO Charging may encounter shortages in the number of qualified contractors available to complete all of EO Charging’s desired installations. If EO Charging has contractual disputes with these sub-contractors or fails to pay its contractors on a timely basis, they may have rights against both EO Charging and EO Charging’s site hosts’ properties, which EO Charging would be required to resolve at its initial cost.

Risks Related to EO Charging’s Industry

EO Charging currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

The EV charging market is relatively new and competition is still developing. EO Charging primarily competes with a large number of providers of EV charging station networks for installations, particularly in Europe. Large early stage markets, such as Europe, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. Some European customers require solutions not yet available and EO Charging’s operations in Europe require establishing itself against competitors. In addition, there are multiple competitors in Europe with limited funding, which could and did cause poor customer experiences, hampering overall EV adoption or trust in any particular provider.

Further, EO Charging’s current or potential competitors may be acquired by third parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than EO Charging to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

Certain competitors may also in the future be able to access subsidies, loans and grants that are unavailable to EO Charging creating artificially low product costs which could restrict EO Charging’s free market opportunities and severely impact EO Charging’s future financial prospects.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put EO Charging at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of EO Charging’s current or future target markets, which could create price pressure. In light of these factors, even if EO Charging’s offerings are more effective and higher quality than those of its competitors, current or potential customers may accept competitors’ solutions. If EO Charging fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be limited which would adversely affect its business and results of operations.

EO Charging relies on a limited number of suppliers and manufacturers for its hardware and charging stations. A loss of any of these partners, or material disruption to their supply chains, could negatively affect its business.

EO Charging relies on a limited number of suppliers to manufacture its hardware and charging stations, including in some cases only a very limited number of suppliers for some of its products and components. This reliance on a limited number of manufacturers increases EO Charging’s risks, since it does not currently have proven reliable alternative or replacement manufacturers beyond these key parties. In the event of interruption, it may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, EO Charging’s business could be adversely affected if one or more of its suppliers is impacted by any interruption at a particular location.

If EO Charging experiences a significant increase in demand for its charging stations, or if it needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine its ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build EO Charging’s hardware and charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires EO Charging to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers, or material disruption to their supply chains, could have an adverse effect on EO Charging’s business, financial condition and operating results.

EO Charging’s sales will depend in part on its ability to establish and maintain confidence in its long-term business prospects among customers, analysts and others within its industry.

Fleet customers may be less likely to purchase EO Charging’s products if they do not believe that its business will succeed or that its operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with EO Charging if they are not convinced that its business will succeed. Accordingly, to build, maintain and grow its business, EO Charging must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to its liquidity and long-term business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including EO Charging’s limited operating history, others’ unfamiliarity with its products, uncertainty regarding the future of EVs, any delays in scaling production, delivery and service operations to meet demand, competition and EO Charging’s production and sales performance compared with market expectations. Many of these factors are largely outside of EO Charging’s control, and any negative perceptions about EO Charging’s long-term business prospects, even if exaggerated or unfounded, would likely harm its business and make it more difficult to raise additional capital in the future. In addition, a significant number of new EV charging companies have recently entered the industry. If these new entrants or other industry peers go out of business, produce EV charging products that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including EO Charging, and further challenging customer, supplier and analyst confidence in EO Charging’s long-term prospects.

Fleet customers also have many demands and as well as requiring depot solutions will increasingly want solutions for charging fleets that are taken home every night and for charging on the road. In addition they may require a mixture of charging speeds, time of day charging, active load management and significant integration of EO Charging’s software into other key software that make the fleets an effective business. These demands will continue to grow and other competitors may establish themselves with alternative and better propositions than EO Charging and be better at meeting customers longer term needs. EO Charging may find itself in this position for any of the risks previously described in this section.

EO Charging has been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm EO Charging’s business, prospects, financial condition and operating results.

EO Charging faces various risks related to natural disasters and public health issues, including epidemics, pandemics and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19, which could have a material adverse effect directly or indirectly on its business, financial condition and results of operations. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has created charging equipment supply chain and shipping constraints, a slow-down in permitting and construction activities and has delayed the installation of new chargers. The COVID-19 pandemic has also resulted in the shut-down of, or significantly reduced the use of office buildings and other locations, and put on hold significant development capex by EO Charging’s customers which has adversely affected the demand for EO Charging’s charging solutions

In addition, COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a decrease in vehicle sales, including EV sales, in markets around the world and deferred investment in EV charging infrastructure. Any sustained downturn in demand for EVs or continued impact on driver behavior, could harm EO Charging’s business and negatively impact its growth.

The pandemic has resulted in government authorities implementing numerous measures to try to contain COVID-19, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures adversely impacted EO Charging’s employees and operations and the operations of its site hosts, suppliers, vendors and business partners and negatively impacted demand for EV charging. In addition, the shut-down of government offices in the markets in which EO Charging operates has resulted in a slow-down in permitting and construction activities and delayed the installation of new chargers, which may negatively impact EO Charging’s relationships with its site hosts and have an adverse effect on EO Charging’s ability to generate revenue from such charging stations. These measures by government authorities may remain in place or be reinstated at short notice for a significant period of time and may continue to adversely affect EO Charging’s site development and charger installation plans, sales, marketing and content-delivery activities, business and results of operations.

The spread of COVID-19 has caused EO Charging and many of its contractors and service providers to modify their business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in meetings, events and conferences). EO Charging has modified its business practices in response to the COVID-19 pandemic and currently has all non-essential personnel work from home. EO Charging has implemented various safety protocols for essential personnel who must leave their homes for work, requiring the use of protective face masks and social distancing, and has restricted work-related airline travel. EO Charging may have to take further actions as may be required by government authorities or that it determines are in the best interests of its employees, site hosts, contractors, suppliers, vendors and other business partners. Such actions may not be sufficient to mitigate the risks posed by COVID-19 or otherwise be satisfactory to government authorities. The transition to remote working has also placed further strain on EO Charging’s ability to effectively manage and maintain its corporate culture and integration of its work force. For example, the COVID-19 pandemic caused EO Charging to substantially freeze 2020 hiring activity in the first quarter of 2020 to address prospective impacts of the pandemic, which placed further strain on EO Charging’s resources and its ability to manage its continuing growth efforts and development and enhancement of its products and services. As EO Charging resumes hiring activity in 2021, EO Charging may face difficulties integrating new team members while employees continue to work from home, which may result in further challenges to EO Charging’s growth efforts and operations. If significant portions of EO Charging’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of drivers are subject to stay at home orders or otherwise work remotely or are not travelling via EV for sustained periods of time, user demand for charging and related services will decline and EO Charging may not be able to secure new partners to expand its charging network.

The extent to which the COVID-19 pandemic impacts EO Charging’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of site hosts, contractors, suppliers, vendors, permitting agencies, utilities and business partners to perform, including third-party suppliers’ ability to provide components and materials used in charging stations or in providing installation or maintenance services. If EO Charging is not able to obtain needed components and materials for the manufacture and installation of its charging stations, or if any of its key suppliers and manufacturers are not able to continue in operation as a result of the COVID-19 pandemic, EO Charging’s business would be adversely affected. See also “—EO Charging relies on a limited number of suppliers and manufacturers for its hardware and charging stations. A loss of any of these partners, or material disruption to their supply chains, could negatively affect its business.” Even after the COVID-19 pandemic has subsided, EO Charging may continue to experience an adverse impact to its business as a result of the pandemic’s global economic impact, including any prolonged supply chain disruption or recession that has occurred or may occur in the future. Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in customer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for EO Charging’s products and services.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. EO Charging does not yet know the full extent of COVID-19’s impact on its business, operations, or the global economy as a whole. However, the effects could have a material impact on EO Charging’s results of operations, and EO Charging will continue to monitor the situation closely.

EO Charging’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs. The success of alternative fuels, competing technologies or alternative transportation options or technologies could considerably undermine EO Charging’s prospects.

EO Charging’s future growth is highly dependent upon the adoption of EVs by corporations and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. In addition, the success of alternative fuels, competing technologies or alternative transportation options or technologies could result in the increased adoption of such fueling models or alternative technologies in place of EVs and EV charging and adversely affect EO Charging’s business and prospects for future growth.

EO Charging’s revenues are derived in part from EV customers’ driving and charging behavior. Potential shifts in behavior may include but are not limited to changes in annual vehicle miles traveled, preferences for urban versus suburban versus rural and public versus private charging, demand from rideshare or urban delivery fleets and the emergence of autonomous vehicles and/or new forms of mobility and traffic free zones to encourage cycling and the pedestrian. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-EVs continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for EVs could diminish. In addition, the EV charging model is different from gasoline and other fuel models, requiring behavior changes and education of businesses, drivers, regulatory bodies, local utilities and other stakeholders. Further developments in, and improvements in affordability of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed or renewable natural gas, proliferation of hybrid powertrains involving such alternative fuels or improvements in the fuel economy of internal combustion engine vehicles, whether as the result of regulation or otherwise, may materially and adversely affect demand for EVs and EV charging stations in some market verticals. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. Local jurisdictions may also impose restrictions on urban driving due to congestion, which may prioritize and accelerate micromobility trends and slow EV adoption growth. For example, fuel which is abundant and relatively inexpensive in the U.S., such as compressed natural gas, may emerge as preferred alternative to petroleum-based propulsion. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market.

If the market for EVs develops more slowly than expected, or if demand for EVs decreases or if any of the above cause or contribute to automakers reducing the availability of EV models or cause or contribute to customers or businesses no longer purchasing EVs or purchasing fewer of them, EO Charging’s growth could be reduced and EO Charging’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•	perceptions about EV features, quality, safety, performance and cost;

•	perceptions about the limited range over which EVs may be driven on a single battery charge and about availability and access to sufficient public EV charging stations;

•	developments of and improvements in faster charging technologies;

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developments in, and improvements in affordability of, and public perception of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed or renewable natural gas;

•	competition, including from other types of alternative fuel vehicles, plug-in hybrid EVs and high fuel-economy internal combustion engine vehicles;

•	perceptions about the carbon impact of producing new EVs;

•	perceptions about the sustainability of some of the key minerals used in the production of batteries;

•	the demand for key battery materials (e.g., Lithium and Cobalt) far outstripping available supply;

•	increases in fuel efficiency in legacy internal combustion engine vehicles;

•	volatility in the cost of oil and gasoline;

•	concerns regarding the stability of the electrical grid;

•	the decline of an EV battery’s ability to hold a charge over time;

•	availability of service for EVs;

•	consumers’ perception about the convenience and cost of charging EVs;

•	increases in fuel efficiency;

•	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

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concerns relating to end of life of EV batteries and charging infrastructure and the costs of replacing and recycling end of use batteries and outdated EV charging stations, including potential environmental impact;

•	relaxation of government mandates or quotas regarding the sale of EVs; and

•	concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and EO Charging’s products and services in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect EO Charging’s business, financial condition and operating results.

Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for EO Charging’s products, which would adversely affect its business, prospects, results of operations and financial condition.

A portion of the current and expected demand for EVs and EV charging results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the geographic locations in which EO Charging operates improves, governments eliminate or modify regulations or economic incentives related to fuel efficiency and alternative forms of energy, or there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for EVs and EV charging could be reduced, and EO Charging’s business and revenue may be harmed.

Gasoline and other petroleum-based fuel prices have historically been extremely volatile, particularly during the ongoing COVID-19 pandemic, and it is difficult to ascertain whether such volatility will continue to persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices were to remain at deflated levels for extended periods of time, the demand for EVs and EV charging may decrease, which would have an adverse effect on EO Charging’s business, prospects, financial condition and results of operations.

The rideshare and commercial fleets may not electrify as quickly as expected and may not rely on EO Charging’s turnkey solutions as much as expected. Future demand for EVs from the medium and heavy duty vehicle segment may not develop as anticipated or take longer to develop than expected.

The EV market is in the early stages of development and the medium- and heavy-duty vehicle segments, often particularly exposed to economic cycles, may not electrify as expected. The medium- and heavy-duty vehicle fleets that lend themselves well to electrification via EV powertrains are often linked to municipal and commercial budgets and may take longer to electrify as a result of budget or business constraints and administrative approvals. The mix of zero and low emission powertrains in certain vehicle classes and use cases in the medium- and heavy-duty sector may evolve less favorably for EV solutions due to future development of technologies and policy incentives that may favor existing diesel fuel, hybrid, natural gas or hydrogen fuel cell drivetrains. Medium- and heavy-duty vehicle OEMs may choose not to manufacture EVs in sufficient quantities or at all.

Risks Related to Developing Technology and IP

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm EO Charging’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in EO Charging’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on EO Charging’s systems in the future as it becomes a larger target. Any attempts by cyber attackers to disrupt EO Charging’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and EO Charging may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm EO Charging’s reputation, brand and ability to attract customers.

EO Charging may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, software updates, third-party service providers, human or software errors and capacity constraints. If EO Charging’s services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for its solutions from target customers.

EO Charging has processes and procedures in place designed to enable it to quickly recover from a disaster or catastrophe and continue business operations and has tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect its business and financial results.

Vulnerabilities and critical security defects, prioritization decisions regarding remedying vulnerabilities or security defects, failure of third party providers to remedy vulnerabilities or security defects, or customers not deploying security releases or deciding not to upgrade products, services or solutions could result in claims of liability against EO Charging, damage its reputation or otherwise harm its business.

The products and services EO Charging sells to customers inevitably may contain vulnerabilities or critical security defects which have not yet been identified, remedied and cannot be disclosed without compromising security. EO Charging may also make prioritization decisions in determining which vulnerabilities or security defects to fix, and the timing of these fixes, which could result in an exploit which compromises security. Customers also need to test security releases before they can be deployed which can delay implementation. In addition, EO Charging relies on third-party providers of software and cloud-based service and EO Charging cannot control the rate at which they remedy vulnerabilities. Customers may also not deploy a security release, or decide not to upgrade to the latest versions of EO Charging’s products, services or cloud-based solutions containing the release, leaving them vulnerable. Vulnerabilities and critical security defects, prioritization errors in remedying vulnerabilities or security defects, failure of third-party providers to remedy vulnerabilities or security defects, or customers not deploying security releases or deciding not to upgrade products, services or solutions could result in claims of liability against EO Charging, damage its reputation or otherwise harm its business.

EO Charging’s technology could have undetected defects, not be compatible with new EV technology, contain errors or bugs in hardware or software, in each case which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

EO Charging may be subject to claims that charging stations have malfunctioned and persons were injured or purported to be injured. Any insurance that EO Charging carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, EO Charging’s customers could be subjected to claims as a result of such incidents and may bring legal claims against EO Charging to attempt to hold it liable. Any of these events could adversely affect EO Charging’s brand, relationships with customers, operating results or financial condition.

Across EO Charging’s product line, EO Charging develops equipment solutions based on preferred second source or common off-the-shelf vendors. However, due to its designs, EO Charging does rely on some single source vendors, the unavailability or failure of which can pose risks to supply chain or product shipping situations.

Furthermore, EO Charging’s software platform is complex, developed for over many years by many developers, and includes a number of licensed third-party commercial and open-source software libraries. EO Charging’s software has contained defects and errors and may in the future contain undetected defects or errors. EO Charging’s software has to continually adapt and upgrade to every new EV model and the software challenges may be interpreted as defects until EO Charging is able to push new software patches that are compatible with these new technologies. EO Charging is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if EO Charging’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect EO Charging’s business and results of its operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or partners;

•	interruptions or delays in sales;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

•	negative publicity and reputational harm;

•	sales credits or refunds;

•	exposure of confidential or proprietary information;

•	diversion of development and customer service resources;

•	breach of warranty claims;

•	legal claims under applicable laws, rules and regulations; and

•	an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although EO Charging has contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of its agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on EO Charging’s business, operating results and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

In addition, EO Charging relies on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Third-parties may assert a copyright claim against EO Charging regarding its use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force EO Charging to provide third parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage EO Charging has due to the secrecy of its source code.

EO Charging is developing and is operating in an emerging technology sector. EO Charging’s products and charging stations could contain defects, and the full operating life of the products and equipment in EO Charging’s charging stations is not fully known and may malfunction through repeated use, any of the foregoing of which could result in property damage or bodily injury. Additionally, if any of EO Charging’s products or charging stations or charging stations of EO Charging’s competitors, whether as the result of operator misuse, defect, malfunction or otherwise, results in property damage or bodily injury, the public may develop a negative perception of EVs, EV charging, or EO Charging and its brand image, which could negatively affect EO Charging’s business and results of operations.

EO Charging is developing and operating in an emerging technology sector with emerging standards and the operating life of its charging station equipment and technologies is not fully known. EO Charging’s products or charging stations could contain undetected defects, errors or bugs in hardware or software or could malfunction through repeated use, exposure to the elements, vandalism or misuse or the passage of time, any of which could result in property damage or bodily injury. If any of EO Charging’s products or charging stations cause property damage or bodily injury, whether due to undetected defects, errors or bugs or external circumstances, EO Charging may be subject to legal claims by site hosts and/or customers that use its charging stations and its brand and reputation could be adversely affected, which could adversely affect its business, financial condition and results of operations. In addition, if any EV charging stations owned or operated by EO Charging’s competitors cause property damage or bodily injury, the public may develop a negative perception of EVs and the EV charging industry generally, which could adversely affect EO Charging’s brand and reputation even if the incident was not related to EO Charging’s products or services.

If EO Charging is subject to claims that its products or charging stations have malfunctioned and persons were injured or purported to be injured, any insurance that EO Charging carries may not be sufficient or may not apply to all situations to cover all expenses arising from or in connection with such claims. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, or third-party installers, such vendors may not assume responsibility for such malfunctions. Further, EO Charging relies on some single source suppliers and manufacturers, some of which are also early stage companies, the unavailability or failure of which can pose risks to supply chain or product shipping situations. See “—Risks Related to EO Charging’s Business—EO Charging relies on a limited number of suppliers and manufacturers for its hardware and charging stations. A loss of any of these partners, or material disruption to their supply chains, could negatively affect its business.” If such malfunctions or injuries arise from components sourced from such suppliers or manufacturers, such suppliers or manufacturers may not have the financial capability to address their responsibility for any such malfunctions. In addition, EO Charging’s site hosts could be subjected to claims as a result of such incidents and may bring legal claims against EO Charging to attempt to hold it liable. Any of these events could adversely affect EO Charging’s brand, relationships with its site hosts and content partners, its reputation with drivers and its business, financial condition and results of operations.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect EO Charging’s business, financial condition and results of operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential business partners;

•	interruptions or delays in sales;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

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negative publicity and reputational harm, including with drivers that use EO Charging’s charging stations, leading to decreased demand for its products and services among its site hosts and content partners;

•	sales credits or refunds;

•	exposure of confidential, personal or proprietary information;

•	diversion of development and customer service resources;

•	breach of warranty claims;

•	legal claims under applicable laws, rules and regulations; and

•	the expense and risk of litigation.

EO Charging also faces the risk that any contractual protections it seeks to include in its agreements with site hosts, construction partners, content partners, suppliers and manufacturers are rejected, not implemented uniformly or may not fully or effectively protect from claims by such business partners or other third parties.

Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty or other similar claim could have an adverse effect on EO Charging’s business, financial condition and results of operations. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

The EV charging market is characterized by rapid technological change, which requires EO Charging to continue to develop new products and product innovations and maintain and expand its intellectual property portfolio. Any delays in such developments could adversely affect market adoption of EO Charging’s products and financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology and/or EO Charging’s products and services. In addition, evolving legal and regulatory requirements may drive further changes to EV charging technologies. EO Charging’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the EV charging market. As new products are introduced, gross margins tend to decline in the near term and improves as the product become more mature and with a more efficient manufacturing process.

As EV technologies change, EO Charging may need to upgrade or adapt its charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. In addition, changes in national, regional, federal and state regulatory requirements could require EO Charging to develop and adopt technologies for its charging stations that EO Charging would otherwise not adopt, in order to ensure it remains in compliance with applicable law. Even if EO Charging is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

EO Charging cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage EO Charging’s relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase EO Charging’s competitors’ products or services.

If EO Charging is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue will decline, it may experience higher operating losses and its business and prospects will be adversely affected.

EO Charging may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development, media sales, partnership relations and operations.

EO Charging relies on data collected through charging stations. EO Charging uses this data in connection with the research, development and analysis of its technologies, creating and delivering value-add customer services, and in assessing future charger locations as well as charging station capacities. EO Charging’s inability to obtain necessary rights to use this data or freely transfer this data could result in delays or otherwise negatively impact EO Charging’s research and development and expansion efforts and limit EO Charging’s ability to derive revenues from value-add customer services. For instance, consumer privacy regulations may limit EO Charging’s ability to make intelligent, data driven business decisions conduct microtargeting marketing strategy or provide microtargeting based offering to EO Charging’s customers or other business partners.

As a result of the U.K.’s departure from the European Union, EO Charging may become subject to the data related legislation of both the U.K. and the European Union. For example, EO Charging is directly subject to both the European Union General Data Protection Regulation and the U.K. General Data Protection Regulation. While there presently are no material differences between the legal requirements under the General Data Protection Regulations, future developments may cause significant divergence between them and may adversely affect EO Charging’s business, results of operations, or financial condition.

Other data related legislations materially differ between the U.K. and the European Union and may continue to diverge. For example, if the U.K. loses its adequacy status following a review of such status by the European Union in 2025, EO Charging would need to implement “Standard Contractual Clauses” with its operating partners, and amend the Terms and Conditions for customers in the European Union. Although EO Charging has not conducted transfers of personal data outside of the U.K. to date, it may choose to do so in the future and as a result, EO Charging may become subject to diverging legislations between the U.K. and the European Union, and as a result may experience higher compliance costs and administrative burdens that could adversely affect EO Charging’s business, results of operations, or financial condition.

EO Charging may need to defend itself against intellectual property infringement claims or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit EO Charging’s ability to commercialize certain of its products.

From time to time, the holders of intellectual property rights may assert their rights and urge EO Charging to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that EO Charging will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, EO Charging may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase EO Charging’s operating expenses. In addition, if EO Charging is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that EO Charging’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to EO Charging’s products and services, EO Charging may be required to indemnify such customers and business partners. If EO Charging were required to take one or more such actions, its business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Risks Related to Regulation, Taxes and Government Incentives

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect EO Charging’s financial results.

The U.K., U.S. and most European Economic Community governments and some local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, EO Charging in its early days relied upon the availability of U.K. grants for the installation of its home EV charging stations, which did and still can effectively provide such purchasers with substantial discounts off the installed price of the customers’ first EO Charging EV charging station. There can be no assurance that such credits will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives, including such grants, could materially reduce the demand for EVs and EO Charging’s solutions and, as a result, may adversely impact EO Charging’s business and expansion potential.

Changes in applicable tax laws and regulations, changes in EO Charging’s effective tax rate or exposure to additional tax liabilities could adversely affect EO Charging’s profitability and financial condition.

After the Business Combination, EO Charging will conduct operations, directly and through its subsidiaries, within the European Union and the U.K., and EO Charging and its subsidiaries will therefore be subject to income taxes in such jurisdictions. EO Charging may also in the future become subject to income taxes in other foreign jurisdictions. EO Charging’s effective income tax rate could be adversely affected by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, changes in EO Chargings’s operating results before taxes, and the outcome of income tax audits in the jurisdictions in which it operates. EO Charging will regularly assesses all of these matters to determine the adequacy of its tax liabilities. If any of EO Chargings’s assessments are ultimately determined to be incorrect, EO Charging’s business, results of operations, or financial condition could be materially adversely affected.

Due to the complexity of multinational tax obligations and filings, EO Charging and its subsidiaries may have a heightened risk related to audits or examinations by federal, state, provincial, and local taxing authorities in the jurisdictions in which it operates. Outcomes from these audits or examinations could have a material adverse effect on EO Charging’s business, results of operations, or financial condition.

The tax laws of the jurisdictions in which EO Charging operates, as well as potentially any other jurisdiction in which EO Charging may operate in the future, have detailed transfer pricing rules that require that all transactions with related parties satisfy arm’s length pricing principles. Although EO Charging believes that its transfer pricing policies have been reasonably determined in accordance with arm’s length principles, the taxation authorities in the jurisdictions where EO Charging carries on business could challenge its transfer pricing policies. International transfer pricing is a subjective area of taxation and generally involves a significant degree of judgment. If any of these taxation authorities were to successfully challenge EO Charging’s transfer pricing policies, EO Charging could be subject to additional income tax expenses, including interest and penalties. Any such increase in EO Charging’s income tax expense and related interest and penalties could have a material adverse effect on its business, results of operations, or financial condition.

EO Charging’s plans to expand operations could result in EO Charging being subject to increased tax complexities and tax liabilities.

As a result of EO Charging’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, EO Charging’s effective tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or EO Charging may be subject to future changes in tax laws, in each case, the impacts of which could adversely affect EO Charging’s after-tax profitability and financial results.

The IRS may not agree that EO Charging should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the U.S. or under the law of the U.S. or of any State. Accordingly, under generally applicable U.S. federal income tax rules, EO Charging, which is incorporated in the Cayman Islands, would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that EO Charging is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, EO Charging would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by EO Charging to Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—Holder, U.S. Holder and Non-U.S. Holder Defined”) of EO Charging may be subject to U.S. withholding tax.

As more fully described in the section titled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations with Respect to the Merger for Holders of FRSG Class A Common Stock and FRSG Warrants—Tax Residence of EO Charging for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, EO Charging does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the status of EO Charging as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

EO Charging may be treated as a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

If EO Charging is treated as a PFIC for any taxable year in which a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) holds EO Charging Ordinary Shares or EO Charging Warrants (regardless of whether EO Charging remains a PFIC for subsequent taxable years), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

EO Charging believes that it is not a PFIC for the taxable year of the Business Combination, but such belief will not be free from doubt. EO Charging’s PFIC status for the taxable year of the Business Combination or any subsequent taxable year will not be determinable until after the end of each such taxable year, and no assurances can be given that it will not be a PFIC in the taxable year of the Business Combination or in any future taxable year. If EO Charging were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of EO Charging securities that would mitigate the adverse consequences of EO Charging’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. EO Charging is not representing to you, and there can be no assurance, that EO Charging will not be treated as a PFIC for the taxable year of the Business Combination or in any future taxable years. The PFIC rules are complex and unclear. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences. For more information about the tax considerations with respect to PFIC classification to Holders, see the section entitled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations for Holders with Respect to the Ownership and Disposition of EO Charging Ordinary Shares or EO Charging Warrants—Considerations for U.S. Holders—Passive Foreign Investment Company Rules.”

EO Charging is subject to substantial laws, regulations and standards, including related to product safety, health and safety and environmental matters, each of which could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or products, and any failure to comply with these laws, regulations or standards, including as they evolve, could harm EO Charging’s reputation, subject it to significant fines and liability, negatively impact its ability to sell its products or operate its manufacturing facilities and materially adversely affect its business, results of operations and financial condition.

EO Charging and its operations, as well as those of EO Charging’s contractors and suppliers, are and will be subject to certain foreign, federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, transportation and disposal of hazardous substances and wastes, as well as electronic wastes and hardware, whether hazardous or not. EO Charging or others in EO Charging’s supply chain may be required to obtain permits and comply with procedures that impose various restrictions and obligations that could have adverse effects on EO Charging’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for EO Charging’s operations or on a timeline that meets EO Charging’s commercial obligations, it may adversely impact EO Charging’s business.

Environmental and health and safety laws and regulations can be complex and may be subject to change through future amendments to such laws at the supranational, national, sub-national and/or local level or other new or modified regulations that may be implemented under existing laws. The nature and extent of any changes in these laws, rules, regulations and permits may be uncertain and unpredictable and could have an adverse effect on EO Charging’s business, financial condition and results of operations. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with EO Charging’s operations as well as other future projects, the extent of which cannot be predicted. Additionally, EO Charging could be regulated as a retail electric service provider in the future.

EO Charging currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of electrical, hazardous and non-hazardous wastes, to include end-of-life disposal or recycling. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is EO Charging’s or its contractors, may result in liability under environmental laws, under which liability may be imposed, without regard to fault or degree of contribution, for the investigation and clean-up of contaminated sites as well as impacts to human health and damages to natural resources. The costs of liability with respect to contamination could have a material adverse effect on EO Charging’s business, financial condition or results of operations. Additionally, EO Charging may not be able to secure contracts with third parties and contractors to continue their key supply chain and disposal services for its business, which may result in increased costs for compliance with environmental laws and regulations.

Separately, EO Charging and its operations are subject to an increasing number of laws and regulations regarding environmental, social and governance matters. EO Charging may also be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. EO Charging may be required to incur substantial costs to comply with these requirements, and the failure to comply may result in substantial fines or other penalties that may adversely impact EO Charging’s business, financial condition or results of operations.

Risks Related to International Operations and Status as a Foreign Private Issuer

EO Charging faces risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm its business.

EO Charging is developing operations throughout Europe and anticipates having operations and subsidiaries in many European countries that are subject to the legal, political, regulatory and social requirements and economic conditions of the European Union and those specific jurisdictions. Additionally, as part of its growth strategy, EO Charging intends to expand its solutions business, product sales, maintenance and repair services outside of Europe. However, EO Charging has no experience to date manufacturing its products outside of the U.K. or providing the full solutions business outside of Europe, and such expansion would require it to make significant expenditures, including the hiring of local employees and establishing facilities. EO Charging is subject to a number of risks associated with international business activities that may increase its costs, impact its ability to sell, service and manufacture its vehicles, and require significant management attention. These risks include:

•	conforming EO Charging’s products to various international regulatory requirements where its products are sold;

•	difficulty in staffing. managing and controlling foreign operations;

•	difficulties attracting customers in new jurisdictions;

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difficulties establishing international manufacturing operations or partnerships, including difficulties establishing relationships with or establishing localized supplier bases and developing cost-effective and reliable supply chains for such operations;

•	fluctuations in foreign currency exchange rates and interest rates, including risks related to any forward currency contracts, interest rate swaps or other hedging activities EO Charging undertakes;

•	EU and foreign government trade restrictions, tariffs and price or exchange controls;

•	foreign labor laws, regulations and restrictions;

•	changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;

•	political instability, natural disasters, pandemics (including the ongoing COVID-19 pandemic), war or events of terrorism; and

•	the strength of international economies.

If EO Charging fails to successfully address these risks, its business, prospects, results of operations and financial condition could be materially harmed.

Legal, political and economic uncertainty surrounding Brexit and the nature of the future relationship between the U.K. and the EU is likely to be a source of instability in international markets, could cause disruption to and create uncertainty surrounding EO Charging’s business and result in new regulatory challenges and costs.

The U.K. left the EU on January 31, 2020, but remained in the EU’s customs union and single market for a transition period that expired on December 31, 2020. On December 24, 2020, the U.K. and the EU announced that they had agreed to a new trade and cooperation deal (the “Trade and Cooperation Agreement”) governing certain aspects of the future relationship between the U.K. and the EU. The Trade and Cooperation Agreement was formally approved by the U.K. parliament on December 30, 2020 and was formally ratified by the EU parliament on April 28, 2021. The Trade and Cooperation Agreement provides some clarity in respect of the intended shape of the future relationship between the U.K. and the EU and some detailed matters of trade and cooperation. However, there remain uncertainties related to Brexit and the relationship between the U.K. and the EU which will continue to be developed and defined and could cause instability in EU, U.K. or worldwide political, regulatory, economic or market conditions. Any Brexit-related effects are likely to be compounded by the effects of the COVID-19 pandemic.

EO Charging has significant operations in the U.K. and the EU. A withdrawal from the EU is unprecedented, and it is unclear how the U.K.’s access to the EU’s single market for goods, capital, services and labor within the EU and the wider commercial, legal and regulatory environment, will impact EO Charging’s U.K. operations. Lack of clarity about future U.K. laws and regulations, as the U.K. determines which EU laws and regulations to keep or replace in the U.K., or how such laws and regulations may be changed, may adversely impact the behavior of EO Charging’s customers and increase costs and cause disruption to EO Charging’s business. There are likely to be changes in the legal rights and obligations of commercial parties across all industries, particularly in the services sector, and EO Charging may face new regulatory costs and challenges as a result of Brexit that could have an adverse effect on its operations and development programs, and consumer and investor confidence.

In addition, Brexit could also result in increasingly divergent laws, regulations, and licensing requirements for EO Charging over time. Brexit could lead to legal uncertainty and increased complexity if national laws and regulations in the U.K. start to diverge from EU laws and regulations. While EO Charging has obtained the necessary licenses, completed the necessary passporting notifications from the CBI, opened and completed the transfer of EO Charging’s European Economic Area (“EEA”) business to enable the continuation of operations within ongoing EEA jurisdictions after the end of the transition period, there may still continue to be uncertainty surrounding the consequences of Brexit, which could negatively impact its business, financial condition, results of operations and cash flows. In addition, political decisions could result in the relocation of businesses and people, cause business interruptions, cause currency fluctuations (including in relation to the British Pound), lead to trade restrictions and increases in or the imposition of trade tariffs, lead to economic recession or depression and impact the stability of the financial markets, the availability of credit, political systems, financial institutions and the financial and monetary system. By extension, this could impact EO Charging’s business and/or envisioned business arrangements, licenses and contingency plans, thereby damaging its reputation, operations and financial position and lead to increased costs to retain current revenues, any of which could have a material adverse effect on EO Charging.

As a foreign private issuer, EO Charging is exempt from a number of rules under the U.S. securities laws, including the sections of the Securities Exchange Act of 1934 regulating the solicitation of proxies, requiring insiders to file public reports of their stock ownership and trading activities and providing for short-swing profit liability for insiders, and EO Charging is permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the common shares.

EO Charging was incorporated as an exempted company with limited liability in the Cayman Islands on August 3, 2021. At the time of the consummation of the Business Combination, the majority of EO Charging’s outstanding voting securities will be directly and indirectly owned of record by non-U.S. residents. In addition, U.S. residents do not comprise a majority of EO Charging’s executive officers or directors, and most of EO Charging’s assets are located, and its business is principally administered, outside of the U.S. As a result, upon consummation of the Business Combination, EO Charging will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2022.

As a foreign private issuer, EO Charging is not subject to all of the disclosure requirements applicable to public companies organized within the U.S. For example, EO Charging is exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, EO Charging’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of EO Charging’s securities. Moreover, while EO Charging expects to submit half-yearly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, EO Charging will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Accordingly, there may be less publicly available information concerning EO Charging’s business than there would be if EO Charging were a U.S. public company. Additionally, certain accommodations in the NASDAQ corporate governance standards allow foreign private issuers, such as EO Charging, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. The EO Charging Memorandum and Articles of Association do not require shareholder approval for the issuance of authorized but unissued shares, including (i) in connection with the acquisition of stock or assets of another company; (ii) when it would result in a change of control; (iii) when a share option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which shares may be acquired by officers, directors, employees, or consultants; or (iv) in connection with certain private placements. To this extent, EO Charging practice varies from the requirements of the corporate governance standards of NASDAQ, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events.

While EO Charging does not currently intend to rely on any other home country accommodations, for so long as EO Charging qualifies as a foreign private issuer, EO Charging may take advantage of them.

EO Charging may lose its foreign private issuer status which would then require it to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.

For so long as EO Charging qualifies as a foreign private issuer, it is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. EO Charging may no longer be a foreign private issuer as early as June 30, 2022 (the last business day of its most recently completed second fiscal quarter that follows the consummation of the Business Combination), which would require us to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers as of January 1, 2023. In order to maintain EO Charging’s current status as a foreign private issuer, either (a) a majority of EO Charging’s securities must be either directly or indirectly owned of record by non-residents of the U.S. or (b)(i) a majority of EO Charging’s executive officers or directors cannot be U.S. citizens or residents, (ii) more than 50% of EO Charging’s assets must be located outside the U.S. and (iii) EO Charging’s business must be administered principally outside the U.S. If EO Charging loses its status as a foreign private issuer, it would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. EO Charging may also be required to make changes in its corporate governance practices in accordance with various SEC and NASDAQ rules. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. EO Charging would also have to mandatorily comply with U.S. federal proxy requirements, and EO Charging’s officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act.

The regulatory and compliance costs to EO Charging under U.S. securities laws if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost it would incur as a foreign private issuer. As a result, EO Charging expects that a loss of foreign private issuer status would increase its legal and financial compliance costs and is likely to make some activities highly time consuming and costly. EO Charging also expects that if it was required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for EO Charging to obtain director and officer liability insurance, and EO Charging may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for EO Charging to attract and retain qualified members of its board of directors.

As a foreign private issuer, EO Charging is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ Listing Rules including with respect to director independence and the composition of board committees; these practices may afford less protection to shareholders than they would enjoy if EO Charging complied fully with the NASDAQ Listing Rules.

As a Cayman Islands exempted company listed on NASDAQ, EO Charging is subject to the NASDAQ Listing Rules. However, the NASDAQ Listing Rules permit a foreign private issuer like EO Charging to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is EO Charging’s home country, may differ significantly from the NASDAQ Listing Rules. EO Charging may rely on home country practice with respect to its corporate governance after completion of the Business Combination, and EO Charging currently intends to do so with respect to certain corporate governance requirements. As a result, EO Charging’s shareholders may be afforded less protection than they otherwise would enjoy under the NASDAQ Listing Rules applicable to U.S. domestic issuers.

The current lack of international standards may lead to uncertainty, additional competition and further unexpected costs.

Lack of industry standards for EV station management and worldwide common protocol, coupled with utilities and other large organizations mandating their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers may choose to utilize their own proprietary systems, which could lock out competition for EV charging stations, or to use their size and market position to influence the market, which could limit EO Charging’s market and reach to customers, negatively impacting its business.

Further, should regulatory bodies later impose a standard that is not compatible with EO Charging’s infrastructure, it may incur significant costs to adapt its business model to the new regulatory standard, which may require significant time and, as a result, may have a material adverse effect on its revenues or results of operations.

Fluctuations in foreign currency exchange rates could result in declines in reported sales and net earnings.

EO Charging reports its financial results in British Pounds. For the year ended December 31, 2020, no material revenues were realized in currencies other than the British Pound. In the future, EO Charging may be also exposed to other currencies such as the Euro. If the value of any currencies in which sales are realized depreciates relative to the British Pound, EO Charging’s foreign currency revenue will decrease when translated to British Pounds for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on EO Charging’s business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the British Pound, EO Charging’s operating costs will increase when translated to British Pounds for reporting purposes. Although these risks may sometimes be naturally hedged by a match in sales and operating costs denominated in the same currency, fluctuations in foreign currency exchange rates, particularly the British Pound-Euro exchange rate, could create discrepancies between EO Charging’s sales and operating costs in a given currency that could have a material adverse effect on its business, results of operations or financial condition. Fluctuations in foreign currency exchange rates could also have a material adverse effect on the relative competitive position of EO Charging’s products in markets where it faces competition from manufacturers who are less affected by such fluctuations in exchange rates.

EO Charging may not meet NASDAQ’s initial listing criteria, and even if it does, NASDAQ may not continue to list EO Charging’s securities on its exchange, which could limit the ability of investors in EO Charging to make transactions in EO Charging’s securities and subject EO Charging to additional trading restrictions.

EO Charging intends to apply to have its securities listed on NASDAQ upon the consummation of the Business Combination, and it is a condition to the Closing that such listing be approved. EO Charging will be required to meet NASDAQ’s initial listing requirements to be listed. Among the conditions requested by NASDAQ are requirements of an expected at least $4.00 per share trading price and a minimum $4,000,000 tangible net worth.

If EO Charging Ordinary Shares are listed on NASDAQ upon completion of the Business Combination and EO Charging fails to continue to meet the listing requirements of NASDAQ, the EO Charging Ordinary Shares and EO Charging Warrants may be delisted, and EO Charging could face significant material adverse consequences, including:

•	limited availability of market quotations for its securities;

•	limited amount of news and analyst coverage for EO Charging; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

This risk will be exacerbated by a high level of redemptions of FRSG shares in connection with the Closing of the Business Combination.

EO Charging may not be able to adequately forecast the supply and demand for its services, its manufacturing capacity or its profitability under long term supply arrangements, including under the Master Supply Agreement (“MSA”), which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue.

It is difficult to predict EO Charging’s future sales and appropriately budget for EO Charging’s expenses, and EO Charging may have limited insight into trends that may emerge and affect its business. EO Charging will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of products to customers. Currently, there is limited historical basis for making judgments on the future demand for EO Charging’s products or its ability to mass develop, manufacture and deliver its products, or EO Charging’s profitability in the future. If EO Charging fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays. If EO Charging overestimates manufacturing requirements, its suppliers may have excess inventory, which indirectly would increase EO Charging’s costs. If EO Charging underestimates manufacturing requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of EO Charging’s products and result in delays in shipments and revenues. In addition, lead times for materials and components that EO Charging’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If EO Charging fails to order sufficient quantities of product components in a timely manner, the delivery of solutions to its customers could be delayed, which could materially adversely affect its business, results of operations or financial condition.

Some of EO Charging’s customers, including under the MSA, operate on a work order and purchase order basis, which means such customers are not required to purchase any specified minimum quantity of products beyond the quantities in an existing work or purchase order and may in certain circumstances cancel or reschedule work or purchase orders on relatively short notice. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing sufficient time to reduce, or delay the incurrence of, corresponding inventory and operating expenses, which could materially adversely affect EO Charging’s business, results of operations or financial condition.

The potential future exercise of an outstanding warrant in respect of EO Charging Ordinary Shares could have a dilutive impact on remaining security holders.

Assuming the completion of the Business Combination, (i) as of November 18, 2021, the vested portion of the Customer Warrant is exercisable for a number of EO Charging Ordinary Shares that represents approximately 3.10% of all EO Charging Ordinary Shares issued and outstanding on a fully diluted basis, and (ii) the Customer Warrant would, if fully vested, represent approximately 11.99% of all EO Charging Ordinary Shares issued and outstanding on a partially-diluted basis, in each case assuming a price of $10.00 per EO Charging Ordinary Share. Any exercise by the Warrantholder of its right to acquire EO Charging Ordinary Shares will dilute the ownership interests of EO Charging’s then-existing shareholders and reduce EO Charging’s earnings per share. In addition, any sales by the Warrantholder in the public market of any EO Charging Ordinary Shares issuable upon the exercise of the Customer Warrant could adversely affect prevailing market prices of the EO Charging Ordinary Shares.

The Customer Warrant vests, subject to the terms and conditions contained therein, based on the aggregate amount of qualifying spending by the Warrantholder or any of its affiliates on EO Charging products or services. The Customer Warrant may be exercised by the Warrantholder, in whole or in part, at any time during the exercise period, which will expire on August 10, 2028. To the extent the Warrantholder has not exercised any in-the-money warrants at the time of its expiration, the Customer Warrant will be deemed automatically exercised pursuant to a net issuance exercise immediately before its expiration. If at any time EO Charging proposes to enter into an exclusivity agreement or other agreement (other than with the Warrantholder or any of its subsidiaries) for the purpose of pursuing a change of control transaction, EO Charging is required to provide written notice to the Warrantholder prior to entering into such agreement, including all material terms of such proposed transaction as well as all information or draft documentation which may impact the Warrantholder. Further, if there is a change of control during the exercise period (a) in which the consideration to be received by the shareholders of EO Charging consists solely of cash, (b) the Warrantholder has not exercised the Customer Warrant in full prior to consummation of such change of control, and (c) the warrant is in-the-money, the Customer Warrant will be deemed automatically exercised in respect of all Warrant Shares then vested (or deemed to be vested in accordance with the acceleration of vesting provisions of the Customer Warrant). If there is a change of control during the exercise period in which the consideration to be received by the shareholders of EO Charging consists of securities or other non-cash property, then EO Charging will require the acquiring, surviving, or successor person to assume the obligations of the Customer Warrant, and the Customer Warrant will become exercisable for the same securities or other non-cash property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under the Customer Warrant if it had been exercised in full immediately before the consummation of such change of control. However, EO Charging may in its sole discretion elect instead to pay or cause to be paid to the Warrantholder, at or prior to consummation of such change of control, an amount in cash for each Warrant Share equal to the fair market value of one Warrant Share less the exercise price, in which case the Customer Warrant will automatically terminate. The Warrantholder has agreed that the Business Combination shall not constitute a change of control event.

EO Charging Memorandum and Articles of Association as well as Cayman Islands law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of EO Charging’s common shares.

The EO Charging Memorandum and Articles of Association, as well as Cayman Islands law, contain provisions that may discourage, delay or prevent a merger, amalgamation, acquisition, or other change in control that shareholders may consider favorable, including transactions in which you might otherwise receive a premium for your EO Charging Ordinary Shares. These provisions may also prevent or frustrate attempts by its shareholders to replace or remove its management. EO Charging’s corporate governance documents include provisions:

•	authorizing blank check preference shares, which could be issued without shareholder approval and with voting, liquidation, dividend and other rights superior to its EO Charging Ordinary Shares;

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requiring advance notice of shareholder proposals for business to be conducted at meetings of its shareholders and for shareholder-proposed nominations of candidates for appointment to its board of directors;

•	establishing a classified board of directors, so that not all members of its board are appointed at one time, with the appointment of directors requiring only a plurality of votes cast;

•	limiting the filling of vacancies or newly created seats on the EO Charging Board between general meetings to the decision of its board of directors then in office; and

•	providing that directors may be removed by shareholders only by special resolution and only for cause.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for common shares. They could also deter potential acquirers of EO Charging, thereby reducing the likelihood that you could receive a premium for your EO Charging Ordinary Shares in an acquisition.

Risks Related to EO Charging Securities

There may not be an active trading market for EO Charging Ordinary Shares, which would adversely affect the liquidity and price of EO Charging’s securities and make it difficult for you to sell EO Charging Ordinary Shares.

Prior to the consummation of the Business Combination, there has not been a public trading market for EO Charging Ordinary Shares. It is possible that after this offering an active trading market will not develop or continue or, if developed, that any market will be sustained which would make it difficult for you to sell your EO Charging Ordinary Shares at an attractive price or at all.

If securities or industry analysts do not publish research or reports about EO Charging’s business, or if they downgrade their recommendations regarding EO Charging Ordinary Shares, the price of EO Charging Ordinary Shares and trading volume could decline.

The trading market for EO Charging Ordinary Shares will be influenced by the research and reports that industry or securities analysts publish about EO Charging or EO Charging’s business. If any of the analysts who cover EO Charging downgrade EO Charging Ordinary Shares or publishes inaccurate or unfavorable research about EO Charging’s business, the price of EO Charging Ordinary Shares may decline. If analysts cease coverage of EO Charging or fail to regularly publish reports on EO Charging, EO Charging could lose visibility in the financial markets, which in turn could cause the price of EO Charging Ordinary Shares or trading volume to decline and EO Charging Ordinary Shares to be less liquid.

EO Charging may issue additional EO Charging Ordinary Shares or other securities without shareholder approval, which would dilute existing ownership interests and may depress the market price of EO Charging Ordinary Shares.

EO Charging may issue additional EO Charging Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, repayment of outstanding indebtedness or EO Charging’s equity incentive plan, without shareholder approval, in a number of circumstances.

EO Charging’s issuance of additional EO Charging Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•	Existing EO Charging shareholders’ proportionate ownership interest in EO Charging may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding EO Charging Ordinary Share may be diminished; and

•	the market price of EO Charging Ordinary Shares may decline.

Future sales of EO Charging Ordinary Shares issued to the Juuce shareholders and other significant equityholders may cause the market price of EO Charging Ordinary Shares to drop significantly, even if EO Charging’s business is doing well.

Under the Business Combination Agreement, the Juuce shareholders will receive, among other things, a significant number of EO Charging Ordinary Shares. Pursuant to the EO Charging Memorandum and Articles of Association, the Juuce shareholders will be restricted from selling any of the EO Charging Ordinary Shares that they receive as a result of the share exchange during the six month period after the closing date of the Business Combination (the “Closing Date”), subject to certain exceptions.

Subject to the EO Charging Memorandum and Articles of Association, the Juuce shareholders and certain other shareholders party to the Registration Rights Agreement may sell EO Charging securities pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because FRSG and EO Charging are currently shell companies, waiting until one year after EO Charging’s filing with the SEC of a Form 20-F transition report reflecting the Business Combination.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement EO Charging files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Juuce shareholders and certain other significant shareholders may sell large amounts of EO Charging’s securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in EO Charging’s stock price or putting significant downward pressure on the price of the EO Charging Ordinary Shares.

Because EO Charging has no current plans to pay cash dividends on EO Charging Ordinary Shares, you may not receive any return on your investment unless you sell your EO Charging Ordinary Shares for a price greater than that which you paid for them.

EO Charging has no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on EO Charging Ordinary Shares will be at the discretion of the EO Charging board of directors and subject to Cayman Islands law. The EO Charging Board may take into account general and economic conditions, EO Charging’s financial condition and results of operations, EO Charging’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by EO Charging to EO Charging’s shareholders or by EO Charging’s subsidiaries to EO Charging and such other factors as EO Charging’s Board may deem relevant. In addition, EO Charging’s ability to pay cash dividends or cash interest amounts to its shareholders is limited by EO Charging’s credit facility and may be limited by covenants of other indebtedness EO Charging or EO Charging’s subsidiaries incur in the future. As a result, you may not receive any return on an investment in EO Charging Securities unless you sell your EO Charging Securities for a price greater than that which you paid for it.

The market price of EO Charging Ordinary Shares may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of EO Charging Ordinary Shares may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of the EO Charging Ordinary Shares regardless of EO Charging’s operating performance. In addition, EO Charging’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in its quarterly operating results or dividends, if any, to shareholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about its industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting EO Charging’s business, adverse market reaction to any indebtedness it may incur or securities it may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by its competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries EO Charging participates in or individual scandals, and in response the market price of EO Charging Ordinary Shares could decrease significantly. You may be unable to resell your EO Charging Ordinary Shares at or above the initial public offering price.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of EO Charging’s management’s attention and resources.

Risks Related to FRSG and the Business Combination

The loss of senior management or technical personnel could adversely affect FRSG’s ability to successfully effect the Business Combination and EO Charging’s ability to successfully operate the business thereafter.

FRSG’s ability to successfully effect the Business Combination is dependent upon the efforts of FRSG’s key personnel. Although some of FRSG’s key personnel may remain with EO Charging in senior management or advisory positions following the Business Combination, it is likely that some or all of the management of Juuce will remain in place. While FRSG intends to closely scrutinize any individuals that will be senior management after the Business Combination, FRSG cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause EO Charging to have to expend time and resources helping it become familiar with such requirements. The loss of the services of Juuce’s senior management or technical personnel could have a material adverse effect on EO Charging’s business, financial condition and results of operations. EO Charging will also be dependent, in part, upon Juuce’s technical personnel in connection with operating the business following the Business Combination. A loss of Juuce’s technical personnel could seriously harm EO Charging’s business and results of operations.

FRSG is a newly formed company with little operating history, and you have no basis on which to evaluate its ability to successfully consummate the Business Combination.

FRSG is a newly formed company with limited operating history, formed for the purpose of completing an Initial Business Combination. As such, you have no basis upon which to evaluate its ability to complete the Business Combination, and it may be unable to do so.

Past performance by members of FRSG’s management team may not be indicative of an ability to complete the Business Combination or of future performance of an investment in EO Charging.

Past acquisition and operational experience of FRSG’s management team and their affiliates is not a guarantee of FRSG’s ability to complete the Business Combination nor, if consummated, a guarantee that the intended benefits of the Business Combination will be achieved. Thomas S. Amburgey, a member of the FRSG Board, will be a director of EO Charging immediately following the Business Combination, but there is no assurance that such individual will continue as a director of EO Charging or that his views will prevail in relation to any decisions or actions taken by EO Charging’s Board. You should not rely on the historical record of FRSG’s management team or their affiliates’ performance as indicative of the future performance of EO Charging or of an investment in EO Charging Ordinary Shares.

FRSG Sponsor has agreed to vote in favor of the Business Combination, regardless of how FRSG public stockholders vote.

Unlike some other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by public stockholders in connection with an initial business combination, FRSG Sponsor agreed to vote any shares of FRSG Common Stock owned by it in favor of the Business Combination. As of the date hereof, FRSG Sponsor own shares equal to approximately 20% of issued and outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if FRSG Sponsor agreed to vote any shares of FRSG Common Stock owned by it in accordance with the majority of the votes cast by the FRSG public stockholders. In addition to the vote of FRSG Sponsor, FRSG would need 8,341,483, or 37.5%, of the 22,243,955 FRSG public shares sold in the FRSG IPO to be voted in favor of Business Combination in order for it to be approved.

FRSG Sponsor, certain members of the FRSG Board and FRSG’s officers have interests in the Business Combination that are different from or are in addition to other stockholders of FRSG in recommending that FRSG public stockholders vote in favor of approval of the Business Combination Proposal.

When considering the FRSG Board’s recommendation that FRSG public stockholders vote in favor of the Business Combination Proposal, FRSG stockholders should be aware that, aside from their interests as stockholders, FRSG Sponsor and certain of FRSG’s directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of FRSG public stockholders. These interests include:

•

the fact that FRSG Sponsor holds an aggregate of 5,132,527 private placement warrants acquired at a purchase price of approximately $7.7 million which, if unrestricted and freely tradable, would be valued at approximately $                 based on the closing price of FRSG public warrants of $                per warrant on                , 2021, the record date for the FRSG special meeting (but which are subject to a lock-up and not freely tradable for a period of 30 days following the Closing), all of which would expire worthless if a business combination is not consummated;

•

the fact that FRSG Sponsor and FRSG’s officers and directors have agreed not to redeem any of the shares of FRSG Class A Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the fact that FRSG Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares, including 189,011 FRSG Founder Shares which were subsequently forfeited by FRSG Sponsor at no cost, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                 , based on the closing price of FRSG Class A Common Stock of $                 per share on                , 2021, the record date for the FRSG special meeting;

•

the fact that given the differential in the purchase price that FRSG Sponsor paid for the FRSG Founder Shares as compared to the price of the FRSG units sold in the FRSG IPO, FRSG Sponsor and its affiliates may earn a positive rate of return on their investment even if the EO Charging Ordinary Shares trade below the price initially paid for the FRSG units in the FRSG IPO and the FRSG public stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that FRSG Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•	the fact that FRSG’s directors and officers own interests in FRSG Sponsor;

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the fact that up to an aggregate amount of $1.5 million of any amounts outstanding under any working capital loans made by FRSG Sponsor or any of its affiliates to FRSG may be converted into FRSG warrants to purchase FRSG Class A Common Stock at a price of $1.50 per warrant at the option of the lender; if issued, such FRSG warrants would automatically convert into an equal number of EO Charging Warrants at Closing;

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the fact that if the Trust Account is liquidated, including in the event FRSG is unable to complete an Initial Business Combination within the required time period, FRSG Sponsor has agreed to indemnify FRSG to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per FRSG public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than FRSG’s independent public accountants) for services rendered or products sold to FRSG or (b) a prospective target business with which FRSG has entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

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the fact that FRSG Sponsor and FRSG’s officers and directors, or any of their respective affiliates, will be reimbursed for out-of-pocket expenses incurred in connection with activities on FRSG’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $                as of                 , 2021, the record date for the FRSG special meeting;

•	the anticipated appointment of Thomas S. Amburgey, a director of FRSG, to the board of directors of EO Charging (the “EO Charging Board”) following the Closing;

•

the fact that FRSG Sponsor and FRSG’s officers and directors will lose their entire investment in FRSG of approximately $7.7 million and will not be reimbursed for any out-of-pocket expenses (of which approximately $                is owed as of the date hereof) if an Initial Business Combination is not completed by the Deadline Date; and

•	the terms and provisions of the Related Agreements as set forth in detail under the section entitled “The Business Combination Agreement and Related Agreements.”

FRSG Sponsor holds a significant number of shares of FRSG Common Stock and FRSG warrants. FRSG Sponsor will lose its entire investment in FRSG if FRSG does not complete an Initial Business Combination.

FRSG Sponsor holds all of the 5,560,989 FRSG Founder Shares, representing 20% of the total outstanding shares of FRSG upon completion of the FRSG IPO. The FRSG Founder Shares will be worthless if FRSG does not complete an Initial Business Combination by the Deadline Date. In addition, FRSG Sponsor holds an aggregate of 5,132,527 FRSG private placement warrants that will also be worthless if FRSG does not complete an Initial Business Combination by the Deadline Date.

The FRSG Founder Shares are identical to the shares of FRSG Class A Common Stock included in the FRSG units, except that (a) the holders of FRSG Founder Shares have the right to vote on the election of directors prior to FRSG’s Initial Business Combination, (b) the FRSG Founder Shares and the shares of FRSG Class A Common Stock into which the FRSG Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (c) FRSG Sponsor and FRSG’s officers and directors have entered into a letter agreement with FRSG, pursuant to which they have agreed (i) to waive their redemption rights with respect to their FRSG Founder Shares and FRSG public shares owned in connection with the completion of an Initial Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their FRSG Founder Shares if FRSG fails to complete an Initial Business Combination by the Deadline Date (although they will be entitled to liquidating distributions from the Trust Account with respect to any FRSG public shares they hold if FRSG fails to complete an Initial Business Combination by the Deadline Date), (d) the FRSG Founder Shares are automatically convertible into shares of FRSG Class A Common Stock at the time of an Initial Business Combination, as described herein and (e) are subject to registration rights.

The personal and financial interests of FRSG Sponsor and FRSG’s officers and directors may have influenced their motivation in identifying and selecting the Business Combination, completing the Business Combination and influencing FRSG’s and EO Charging’s operation following the Business Combination.

FRSG will incur significant transaction costs in connection with the Business Combination.

FRSG has and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. FRSG’s transaction expenses as a result of the Business Combination are currently estimated at approximately $                , including approximately $7.8 million in deferred underwriting discounts and commissions to the underwriters of the FRSG IPO.

FRSG may waive one or more of the conditions to the Business Combination, which could result in a conflict of interest.

FRSG may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the FRSG Charter, FRSG’s bylaws and applicable laws. For example, it is a condition to its obligation to close the Business Combination that certain of Juuce’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time. However, if the FRSG Board determines that it is in the best interests of FRSG to proceed with the Business Combination, then the FRSG Board may elect to waive that condition and close the Business Combination.

The exercise of discretion by the FRSG Board in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the FRSG public stockholders.

If FRSG is unable to complete an Initial Business Combination on or prior to the Deadline Date, the FRSG public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against FRSG that FRSG Sponsor is unable to indemnify), and the FRSG warrants will expire without value to the holder.

If FRSG is unable to complete an Initial Business Combination on or prior to the Deadline Date, FRSG public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against FRSG that FRSG Sponsor is unable to indemnify (as described below)), and the FRSG warrants will expire without value to the holder. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2021 of approximately $222.4 million, the estimated per share redemption price would have been approximately $10.00.

If third parties bring claims against FRSG, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by FRSG public stockholders may be less than $10.00 per share.

FRSG’s placing of funds in the Trust Account may not protect those funds from third-party claims against FRSG. Although FRSG will seek to have all vendors, service providers (other than FRSG’s independent public accountants), prospective target businesses and other entities with which it does business execute agreements with FRSG waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of FRSG’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they nonetheless may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against FRSG’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FRSG’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to FRSG than any alternative. Making such a request of potential target businesses may make FRSG’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that FRSG might pursue.

Examples of possible instances where FRSG may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with FRSG and will not seek recourse against the Trust Account for any reason. Upon redemption of FRSG public shares, if FRSG is unable to complete its Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its Business Combination, it will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per-share redemption amount received by FRSG public stockholders could be less than the $10.00 per FRSG public share initially held in the Trust Account, due to claims of such creditors. FRSG Sponsor has agreed that it will be liable to FRSG if and to the extent any claims by a third party (other than FRSG’s independent public accountants) for services rendered or products sold to FRSG, or a prospective target business with which FRSG has entered into an acquisition agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per FRSG public share and (b) the actual amount per FRSG public share held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to FRSG to pay its franchise and income taxes, less franchise and income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under FRSG’s indemnity of the underwriters of the FRSG IPO against certain liabilities, including liabilities under the Securities Act. However, FRSG has not asked FRSG Sponsor to reserve for such indemnification obligations, nor has it independently verified whether FRSG Sponsor has sufficient funds to satisfy its indemnity obligations, and FRSG believes that FRSG Sponsor’s only assets are securities of FRSG. Therefore, FRSG cannot assure you that FRSG Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an Initial Business Combination and redemptions could be reduced to less than $10.00 per FRSG public share. In such event, FRSG may not be able to complete an Initial Business Combination, and FRSG public stockholders would receive such lesser amount per share in connection with any redemption of FRSG public shares. None of FRSG’s officers or directors will indemnify FRSG for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

FRSG’s directors may decide not to enforce the indemnification obligations of FRSG Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to FRSG public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per FRSG public share and (b) the actual amount per FRSG public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to FRSG to pay its franchise and income taxes, less franchise and income taxes payable, and FRSG Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, FRSG’s independent directors would determine whether to take legal action against FRSG Sponsor to enforce its indemnification obligations.

While FRSG currently expects that its independent directors would take legal action on its behalf against FRSG Sponsor to enforce its indemnification obligations to FRSG, it is possible that FRSG’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If FRSG’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to FRSG public stockholders may be reduced below $10.00 per share.

FRSG may not have sufficient funds to satisfy indemnification claims of its directors and officers.

FRSG has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed, and any persons who may become officers or directors prior to an Initial

Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by FRSG only if (a) FRSG has sufficient funds outside of the Trust Account or (b) FRSG consummates an Initial Business Combination. FRSG’s obligation to indemnify its officers and directors may discourage FRSG’s stockholders from bringing a lawsuit against FRSG’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against FRSG’s officers and directors, even though such an action, if successful, might otherwise benefit FRSG and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FRSG pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

FRSG public stockholders may be held liable for claims by third parties against FRSG to the extent of distributions received by them upon redemption of their FRSG public shares.

If FRSG is forced to enter into an insolvent liquidation, any distributions received by FRSG public stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, FRSG was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by FRSG public stockholders. Furthermore, FRSG’s directors may be viewed as having breached their fiduciary duties to FRSG or its creditors and/or may have acted in bad faith, thereby exposing themselves and FRSG to claims, by paying FRSG public stockholders from the Trust Account prior to addressing the claims of creditors. FRSG cannot assure you that claims will not be brought against it for these reasons.

If, before distributing the proceeds in the Trust Account to FRSG public stockholders, FRSG files a bankruptcy petition or an involuntary bankruptcy petition is filed against FRSG that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of FRSG public stockholders and the per-share amount that would otherwise be received by FRSG public stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to FRSG public stockholders, FRSG files a bankruptcy petition or an involuntary bankruptcy petition is filed against FRSG that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of FRSG public stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by FRSG public stockholders in connection with its liquidation may be reduced.

If, after FRSG distributes the proceeds in the Trust Account to FRSG public stockholders, FRSG files a bankruptcy petition or an involuntary bankruptcy petition is filed against FRSG that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the FRSG Board may be viewed as having breached their fiduciary duties to FRSG’s creditors, thereby exposing the members of the FRSG Board and FRSG to claims of punitive damages.

If, after FRSG distributes the proceeds in the Trust Account to FRSG public stockholders, FRSG files a bankruptcy petition or an involuntary bankruptcy petition is filed against FRSG that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by FRSG public stockholders. In addition, the FRSG Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and FRSG to claims of punitive damages, by paying FRSG public stockholders from the Trust Account prior to addressing the claims of creditors.

The FRSG Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

The FRSG Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. FRSG’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of FRSG’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the FRSG Board in valuing Juuce and assuming the risk that the FRSG Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of FRSG’s stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact FRSG’s ability to consummate the Business Combination.

FRSG Sponsor, FRSG’s directors, officers, advisors or any of their respective affiliates may elect to purchase FRSG public shares from FRSG public stockholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of FRSG Class A Common Stock.

FRSG Sponsor, FRSG’s directors, officers, advisors or any of their respective affiliates may purchase FRSG public shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of FRSG public shares FRSG Sponsor, FRSG’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the NASDAQ rules. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, FRSG Sponsor, FRSG’s directors, officers, advisors and their respective affiliates have not consummated any such purchases or acquisitions, have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase FRSG public shares in such transactions. None of FRSG Sponsor, FRSG’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such FRSG public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such FRSG public stockholder, although still the record holder of such FRSG public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such FRSG public stockholder to vote such shares in a manner directed by the purchaser.

In the event that FRSG Sponsor, FRSG’s directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from FRSG public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of FRSG public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of FRSG public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of FRSG Class A Common Stock may be reduced and the number of beneficial holders of FRSG’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of FRSG’s securities on a national securities exchange. See the section entitled “The Business Combination—Potential Purchases of Public Shares” for a description of how FRSG Sponsor, FRSG’s directors, officers, advisors or any of their respective affiliates will select which stockholders or warrant holders to purchase securities from in any private transaction.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect FRSG’s business, investments and results of operations.

FRSG is subject to laws and regulations enacted by national, regional and local governments. In particular, FRSG is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on FRSG’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on FRSG’s business, including its ability to negotiate and complete the Business Combination, and results of operations.

The FRSG warrants may have an adverse effect on the market price of the FRSG Class A Common Stock prior to the consummation of the Business Combination and EO Charging Ordinary Shares thereafter and may make it more difficult to effectuate the Business Combination.

FRSG issued public warrants to purchase 5,560,988 shares of FRSG Class A Common Stock as part of the FRSG units. FRSG also issued 5,132,527 FRSG private placement warrants, each exercisable to purchase one share of FRSG Class A Common Stock at $11.50 per share. Each FRSG warrant will be exchanged for one EO Charging Warrant in connection with the consummation of the Business Combination.

In addition, if FRSG Sponsor or any of its affiliates makes any working capital loans to FRSG, up to $1.5 million of such loans may be converted into FRSG warrants to purchase FRSG Common Stock at a price of $1.50 per share at the option of the lender. Any issuance of a substantial number of additional EO Charging Ordinary Shares upon exercise of these EO Charging Warrants will increase the number of issued and outstanding EO Charging Ordinary Shares and reduce the value of EO Charging Ordinary Shares issued to complete the Business Combination. Therefore, the FRSG warrants may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Juuce.

If the Business Combination is not completed, potential target businesses may have leverage over FRSG in negotiating a business combination and FRSG’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine FRSG’s ability to complete a business combination on terms that would produce value for FRSG’s stockholders.

Any potential target business with which FRSG enters into negotiations concerning a business combination will be aware that FRSG must complete an Initial Business Combination by the Deadline Date. Consequently, if FRSG is unable to complete this Business Combination, a potential target may obtain leverage over FRSG in negotiating a business combination, knowing that FRSG may be unable to complete a business combination with another target business by the Deadline Date. This risk will increase as FRSG gets closer to the timeframe described above. In addition, FRSG may have limited time to conduct due diligence and may enter into a business combination on terms that FRSG would have rejected upon a more comprehensive investigation.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval by Juuce’s shareholders and FRSG’s stockholders, (b) the listing of EO Charging Ordinary Shares to be issued in connection with the Closing on

NASDAQ (or another national securities exchange mutually agreed to by the parties to the Business Combination Agreement) and the effectiveness of the Registration Statement and (c) satisfaction of the condition to have at least $91,392,864 of cash in the Trust Account (net of the aggregate amount of cash required to satisfy any exercise by FRSG stockholders of their right to have FRSG redeem their FRSG Class A Common Stock in connection with the Business Combination) as of the closing of the Business Combination or the waiver of such condition. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time prior to the Closing, before or after stockholder approval, or FRSG or Juuce may elect to terminate the Business Combination Agreement in certain other circumstances.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code and/or, together with the Share Contribution, does not qualify as a transaction described in Section 351 of the Code, or results in gain recognition to holders of FRSG Class A Common Stock or FRSG warrants pursuant to Section 367(a) of the Code, FRSG stockholders and/or FRSG warrantholders may be required to pay substantial U.S. federal income taxes.

It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and the Merger and the Share Contribution together be treated as a transaction described in Section 351 of the Code. Although Vinson & Elkins L.L.P., FRSG’s tax counsel, is currently of the opinion that the Merger more likely than not qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Merger and the Share Contribution together more likely than not will be treated as a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provisions pursuant to Section 367 of the Code), and EO Charging and FRSG currently expect to file tax returns consistent with this intended tax treatment, this tax treatment is not free from doubt. There is significant uncertainty as to whether the exchange of FRSG Class A Common Stock for EO Charging Ordinary Shares and the conversion of FRSG warrants into EO Charging Warrants in the Merger would be treated as a taxable exchange, and as a result, there is significant risk that you could be subject to tax in respect of the Business Combination. Among other considerations, the IRS has indicated that the application of the continuity of business enterprise requirement, a requirement to qualify as a reorganization within the meaning of Section 368(a) of the Code, in circumstances similar to the Business Combination is currently under consideration, and there can be no assurance as to whether the IRS will come to a favorable conclusion on this point. No assurance can be given that your tax advisor will agree with our intended tax treatment or that the IRS would not assert, or that a court would not sustain, a contrary position. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances (including the extent to which FRSG stockholders elect to redeem their shares of FRSG Class A Common Stock).

If the Merger were not a “reorganization” within the meaning of Section 368(a) of the Code (including by reason of Section 367 of the Code) but, taken together with the Share Contribution, were to qualify as a transaction described in Section 351 of the Code:

•	a holder of FRSG Class A Common Stock that only exchanges shares of common stock for EO Charging Ordinary Shares generally would not recognize gain or loss;

•

a holder of FRSG warrants whose warrants are converted into EO Charging Warrants would recognize gain or loss upon such exchange equal to the difference between the fair market value of the EO Charging Warrants received and such holder’s adjusted tax basis in its FRSG warrants; and

•

a holder of both FRSG Class A Common Stock and FRSG warrants that exchanges or converts both shares of common stock and warrants would generally recognize gain (but not loss) with respect to each share of FRSG Class A Common Stock and warrant held immediately prior to the Merger in an amount equal to the lesser of  (i) the excess (if any) of the fair market value of EO Charging Ordinary Shares and EO Charging Warrants deemed received in exchange for each such FRSG share or warrant, over such U.S. holder’s tax basis in the FRSG share or warrant exchanged or converted therefor or (ii) the fair market value of the warrants to acquire EO Charging Ordinary Shares deemed received in exchange for each such FRSG share or warrant.

If the Merger were not a “reorganization” within the meaning of Section 368(a) of the Code and did not qualify as a transaction described in Section 351 of the Code, a holder of FRSG Class A Common Stock or FRSG warrants would generally recognize taxable gain (or in some circumstances loss) upon the exchange or conversion of such FRSG Class A Common Stock or FRSG warrants for EO Charging Ordinary Shares or EO Charging Warrants pursuant to the Merger. If the Merger is excluded from nonrecognition treatment pursuant to Section 367(a) of the Code, a relevant holder of FRSG Class A Common Stock or FRSG warrants would generally recognize taxable gain, but not loss, upon the exchange or conversion of FRSG Class A Common Stock or FRSG warrants for EO Charging Ordinary Shares or EO Charging Warrants pursuant to the Merger.

For more information about the tax considerations with respect to such matters, see the section entitled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations with Respect to the Merger for Holders of FRSG Class A Common Stock and FRSG Warrants.”

FRSG cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Juuce’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering. Additionally, following the consummation of the Business Combination, EO Charging may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Before entering into the Business Combination Agreement, FRSG performed a due diligence review of Juuce and its business and operations; however, FRSG cannot assure you that its due diligence review identified all material issues. As a result, EO Charging may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if FRSG’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with FRSG’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on EO Charging’s liquidity, the fact that EO Charging reports charges of this nature could contribute to negative market perceptions about EO Charging following the completion of the Business Combination or its securities. In addition, charges of this nature may cause EO Charging to be unable to obtain future financing on favorable terms or at all. Accordingly, any FRSG stockholders who choose to remain shareholders of EO Charging following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different that would typically be conducted in the event Juuce pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatement or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the EO Charging Ordinary Shares that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges, as described above, that could have a significant negative effect on Juuce’s financial condition, results of operations and the share price of EO Charging Ordinary Shares, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

FRSG and Juuce may be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on FRSG and Juuce. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Juuce to defer entering into contracts or making other decisions or seek to change existing business relationships.

The FRSG warrants are accounted for as liabilities and the changes in value of the FRSG warrants could have a material effect on FRSG’s financial results and thus may have an adverse effect on the market price of FRSG’s securities.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Staff Statement, FRSG reevaluated the accounting treatment of the 5,560,988 FRSG public warrants and 5,132,527 FRSG private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on FRSG’s condensed balance sheet as of September 30, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within the FRSG warrants. ASC 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, FRSG’s financial statements and results of operations may fluctuate quarterly, based on factors that are outside of its control. Due to the recurring fair value measurement, FRSG expects that it will recognize non-cash gains or losses on the FRSG warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of FRSG’s securities.

FRSG has identified a material weakness in its internal control over financial reporting as of March 9, 2021 and through the period ended September 30, 2021. If FRSG is unable to develop and maintain an effective system of internal control over financial reporting, FRSG may not be able to accurately report its financial results in a timely manner, which may result a material adverse effect on its ability to consummate an Initial Business Combination.

Following the issuance of the SEC Staff Statement, FRSG’s management identified a material weakness in its internal control over financial reporting related to the accounting for the FRSG warrants issued in connection with FRSG IPO. FRSG’s internal control over financial reporting did not result in the proper accounting classification of the FRSG warrants and the shares of FRSG Class A Common Stock subject to possible redemption, which, due to its impact on FRSG’s financial statements, FRSG determined to be a material weakness.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of FRSG’s annual or interim financial statements will not be prevented or detected on a timely basis. Effective internal controls are necessary for FRSG to provide reliable financial reports and prevent fraud. Any failure to maintain internal control over financial reporting could adversely impact FRSG’s ability to report its financial position and results from operations on a timely and accurate basis, which could delay or disrupt FRSG’s efforts to consummate an Initial Business Combination. If FRSG’s financial statements are not filed on a timely basis, it may also be subject to sanctions or investigations by the stock exchange on which FRSG’s securities are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on FRSG’s ability to consummate an Initial Business Combination. FRSG has expanded and improved its review process for complex securities and related accounting standards and continues to evaluate other steps to remediate the material weakness.

In addition, as a result of such material weakness, the change in accounting for the FRSG warrants and the FRSG Class A Common Stock subject to possible redemption, and other matters raised or that may in the future be raised by the SEC, FRSG faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weakness in FRSG’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, FRSG has no knowledge of any such litigation or dispute. However, FRSG can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on FRSG’s business, results of operations and financial condition or its ability to complete an Initial Business Combination.

Additional restatements of financial results, or the time required to evaluate possible errors, may impact the market price for FRSG Class A Common Stock, FRSG warrants, and FRSG’s ability to complete an Initial Business Combination on a timely basis.

There has been recent focus on historical accounting practices by special purpose acquisition companies (“SPACs”). For example, on April 12, 2021, the SEC Staff issued a statement which resulted in a determination that the warrants and other related instruments issued by many SPACs, including FRSG, should be classified as liabilities rather equity. Further guidance from the SEC or industry-wide consensus could result in additional changes in the accounting treatment related to SPACs. Changes could result in the identification of accounting errors in FRSG’s previously issued financial statements, restatements of FRSG’s previously issued financial statements, the filing of notices that previously issued financial statements may not be relied upon, and findings of material weaknesses and significant deficiencies in internal controls over financial reporting. In addition, changes in accounting treatment or the time required to evaluate any such changes, could delay FRSG’s ability to consummate an Initial Business Combination or otherwise have a material adverse effect on FRSG’s ability to consummate the Business Combination with EO Charging, or another business combination.

The securities in which FRSG invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by FRSG public stockholders may be less than $10.00 per share.

The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that FRSG is unable to complete its Initial Business Combination or make certain amendments to the FRSG Charter, FRSG public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of franchise and income taxes paid or payable (less, in the case FRSG is unable to complete its Initial Business Combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by FRSG public stockholders may be less than $10.00 per share.

Risks Related to the Redemption of FRSG Public Shares

There is no guarantee that a FRSG public stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position and FRSG cannot be certain as to the number of FRSG public shares that may be redeemed and the potential impact to FRSG public stockholders who do not elect to redeem their shares.

FRSG can give no assurance as to the price at which a stockholder may be able to sell its EO Charging Ordinary Shares in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination). Certain events following the consummation of the Business Combination, including redemptions of FRSG public shares, may cause an increase or decrease in EO Charging’s share price and may result in a lower value realized now than a FRSG public stockholder might realize in the future had the stockholder not redeemed its FRSG public shares. Similarly, if a FRSG public stockholder does not redeem its FRSG public shares, the stockholder will bear the risk of ownership of EO Charging Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its EO Charging Ordinary Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A FRSG public stockholder should consult, and rely solely upon, the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On             , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of FRSG Class A Common Stock was $            . FRSG public stockholders should be aware that, while FRSG is unable to predict the per share price of EO Charging Ordinary Shares following the consummation of the Business Combination—and accordingly is unable to predict the potential impact of redemptions on the per share value of FRSG public shares owned by non-redeeming FRSG stockholders—increased levels of redemptions by FRSG public stockholders may be a result of the price per share of the FRSG Class A Common Stock falling below the redemption price. FRSG expects that more FRSG public stockholders may elect to redeem their FRSG public shares if the share price of the FRSG Class A Common Stock is below the projected redemption price of $10.00 per share, and FRSG expects that more FRSG public stockholders may elect not to redeem their public shares if the share price of the FRSG Class A Common Stock is above the projected redemption price of $10.00 per share. Each FRSG public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to EO Charging from the Trust Account and (ii) a corresponding increase in each FRSG public stockholder’s pro rata ownership interest in EO Charging following the consummation of the Business Combination.

If FRSG public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of FRSG Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, FRSG public stockholders are required to submit a request in writing and deliver their FRSG public shares (either physically or electronically) to FRSG’s transfer agent at least two business days prior to the FRSG special meeting. If the Business Combination is consummated, FRSG public stockholders electing to redeem their FRSG public shares will receive their pro rata portion of the Trust Account, including interest not previously released to FRSG to pay its franchise and income taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “FRSG Special Meeting—Redemption Rights” for additional information on how to exercise your redemption rights.

FRSG public stockholders who wish to redeem their FRSG public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

FRSG public stockholders who wish to redeem their FRSG public shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the section entitled “FRSG Special Meeting—Redemption Rights,” tender their certificates to FRSG’s transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on                , 2021. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and FRSG’s transfer agent will need to act to facilitate this request. It is FRSG’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because FRSG does not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate.

If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding FRSG units must separate the underlying FRSG public shares and FRSG public warrants prior to exercising redemption rights with respect to the FRSG public shares. If you hold FRSG units registered in your own name, you must deliver the certificate for such FRSG units or deliver such FRSG units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such FRSG units into FRSG public shares and FRSG public warrants. This must be completed far enough in advance to permit the mailing of the FRSG public share certificates or electronic delivery of the FRSG public shares back to you so that you may then exercise your redemption rights with respect to the FRSG public shares following the separation of such FRSG public shares from the FRSG units.

If a broker, dealer, commercial bank, trust company or other nominee holds your FRSG units, you must instruct such nominee to separate your FRSG units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of FRSG units to be split and the nominee holding such FRSG units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of FRSG public shares and FRSG public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the FRSG public shares following the separation of such FRSG public shares from the FRSG units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your FRSG public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If a FRSG public stockholder fails to receive notice of FRSG’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such FRSG public shares may not be redeemed.

FRSG will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite FRSG’s compliance with these rules, if a FRSG public stockholder fails to receive FRSG’s proxy materials, such stockholder may not become aware of the opportunity to redeem its FRSG public shares. In addition, the proxy materials that FRSG will furnish to FRSG public stockholders in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem FRSG public shares. In the event that a FRSG public stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

Whether a redemption of FRSG Class A Common Stock will be treated as a sale of such FRSG Class A Common Stock for U.S. federal income tax purposes will depend on a stockholder’s specific facts.

The U.S. federal income tax treatment of a redemption of FRSG Class A Common Stock by a stockholder will depend on whether the redemption qualifies as a sale of such FRSG Class A Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of FRSG Class A Common Stock (including any shares of stock constructively owned by the holder as a result of owning FRSG private placement warrants or FRSG public warrants or, following the Business Combination, EO Charging Ordinary Shares or EO Charging Warrants pursuant to the Business Combination) such stockholder is treated as holding relative to all shares of FRSG Common Stock outstanding both before and after the redemption. If such redemption is not treated as a sale of FRSG Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash from FRSG. For more information about the U.S. federal income tax treatment of the redemption of FRSG Class A Common Stock, see the section below entitled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of FRSG Class A Common Stock.”

If FRSG is unable to consummate the Business Combination or any other Initial Business Combination by the Deadline Date, FRSG public stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If FRSG is unable to consummate the Business Combination by the Deadline Date, FRSG will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the FRSG public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FRSG to pay its franchise and income taxes (less up to $100,000 of net interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding FRSG public shares, which redemption will completely extinguish FRSG public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of FRSG’s remaining stockholders and the FRSG Board, dissolve and liquidate, subject in each case to FRSG’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If a substantial number of FRSG public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights, Juuce may terminate the Business Combination Agreement.

Unlike some other blank check companies that require public stockholders to vote against a proposed business combination to exercise their redemption rights, FRSG public stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of FRSG public stockholders are substantially reduced as a result of redemption by the FRSG public stockholders. In the event the aggregate cash consideration FRSG would be required to pay for all shares of FRSG Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to FRSG, unless such cash conditions pursuant to the terms of the proposed Business Combination are waived, FRSG will not complete the Business Combination or redeem any shares, all shares of FRSG Class A Common Stock submitted for redemption will be returned to the holders thereof, and FRSG instead may search for an alternate business combination. As a result, based on the current expected FRSG cash, expenses and liabilities at Closing, holders of up to 13,104,668 FRSG public shares (or approximately 59% of the total outstanding FRSG public shares as of September 30, 2021) could seek redemption of their shares. However, Juuce has the right to terminate the Business Combination Agreement in the event the amount of available cash is less than $91,392,864. If, as a result of redemptions of FRSG Class A Common Stock by FRSG’s public stockholders, the available cash falls below this threshold, Juuce may terminate the Business Combination Agreement.

Also, with fewer FRSG public shares and FRSG public stockholders, the trading market for EO Charging Ordinary Shares may be less liquid than the market for shares of FRSG Class A Common Stock was prior to the Business Combination. EO Charging may not be able to meet the listing standards for NASDAQ. It is a condition to consummation of the Business Combination that EO Charging Ordinary Shares to be issued in connection with the Business Combination are accepted for listing on NASDAQ or another national securities exchange. FRSG, EO Charging and Juuce have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying the NASDAQ listing condition. Unless waived in accordance with the Business Combination Agreement, if the NASDAQ listing condition in the Business Combination Agreement is not met, the Business Combination will not be consummated.

FRSG does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for FRSG to complete the Business Combination even if a substantial majority of its stockholders do not agree.

The FRSG Charter does not provide a specified maximum redemption threshold. The FRSG Charter provides that FRSG will not redeem FRSG Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 (so that FRSG is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to its initial business combination. However, the FRSG Charter will be amended and restated immediately prior to the business combination, such that such limitation will no longer apply, and FRSG anticipates the FRSG Class A Common Stock will be listed on NASDAQ, which provides a separate exception from being subject to the “penny stock” rules. As a result, FRSG may be able to complete the Business Combination even though a substantial majority of FRSG public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to FRSG Sponsor, FRSG’s officers, directors, advisors or any of their respective affiliates. If the Charter Proposals are approved, such restriction on redemption would be eliminated. See the section entitled “Proposal No. 2—The Charter Proposals.” In the event the aggregate cash consideration FRSG would be required to pay for all shares of FRSG Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to FRSG, FRSG will not complete the Business Combination or redeem any shares, all shares of FRSG Class A Common Stock submitted for redemption will be returned to the holders thereof, and FRSG instead may search for an alternate business combination.

General Risk Factors

The Business Combination or EO Charging may be materially adversely affected by the ongoing COVID-19 pandemic.

In addition to the risks described above under “EO Charging has been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm EO Charging’s business, prospects, financial condition and operating results,” EO Charging’s ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit FRSG’s ability to have meetings with potential investors or affect the ability of Juuce’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which COVID-19 impacts the Business Combination or the post-combination company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, FRSG’s ability to consummate the Business Combination may be materially adversely affected. Additionally, if the financial markets or the overall economy are impacted for an extended period, EO Charging’s results of operations, financial position and cash flows may be materially adversely affected.

The Jumpstart Our Business Startups Act (the “JOBS Act”) permits emerging growth companies (“EGCs”) like FRSG and EO Charging to take advantage of certain exemptions from various reporting requirements applicable to public companies that are not EGCs.

Each of FRSG and EO Charging qualifies as an EGC. As such, FRSG and EO Charging may choose to take advantage of certain exemptions from various reporting requirements applicable to public companies that are not EGCs, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in FRSG’s periodic reports and proxy statements. As a result, FRSG’s stockholders and EO Charging shareholders may not have access to certain information they deem important. EO Charging will remain an EGC until the earliest of (a) the last day of the fiscal year (i) following March 9, 2026, the fifth anniversary of the FRSG IPO, (ii) in which EO Charging has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which FRSG is deemed to be a large accelerated filer, which means the market value of EO Charging Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of FRSG’s prior second fiscal quarter, and (b) the date on which EO Charging has issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an EGC may take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an EGC. An EGC can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company may elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs, but any such election to opt out is irrevocable. FRSG and EO Charging have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, each of FRSG and EO Charging, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FRSG’s and EO Charging’s financial statements with another public company which is neither an EGC nor an EGC which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

FRSG cannot predict if investors will find the FRSG Class A Common Stock less attractive because FRSG will rely on these exemptions. If some investors find the FRSG Class A Common Stock less attractive as a result, there may be a less active trading market for the FRSG Class A Common Stock and its stock price may be more volatile. Similarly, EO Charging cannot predict if investors will find EO Charging Ordinary Shares less attractive because EO Charging will rely on these exemptions. If some investors find EO Charging Ordinary Shares less attractive as a result, there may be a less active trading market for EO Charging Ordinary Shares and its stock price may be more volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect FRSG’s or EO Charging’s current views, as applicable, with respect to, among other things, their respective capital resources, portfolio performance and results of operations. Likewise, all of EO Charging’s statements regarding anticipated growth in its operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other similar expressions, words or phrases.

The forward-looking statements contained in this proxy statement/prospectus reflect FRSG’s or EO Charging’s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Neither FRSG nor EO Charging guarantees that the transactions and events described in this proxy statement/prospectus will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

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possible delays in closing the Business Combination, whether due to the inability to obtain FRSG stockholders or regulatory approval, FRSG not having at least $91,392,864 of cash in the Trust Account (net of the aggregate amount of cash required to satisfy any exercise by FRSG stockholders of their right to have FRSG redeem their FRSG Class A Common Stock in connection with the Business Combination) as of the closing of the Business Combination or the waiver of such condition or failure to satisfy any of the other conditions to closing the Business Combination, as set forth in the Business Combination Agreement;

•	the inability of the Business Combination to be completed by the Deadline Date, and the potential failure of FRSG to obtain an extension of the Deadline Date if sought by FRSG;

•	the possibility of third-party claims against the Trust Account;

•	any waivers of the conditions to closing the Business Combination as may be permitted in the Business Combination Agreement;

•	costs related to the Business Combination;

•	general economic uncertainty;

•	the effects of the COVID-19 pandemic;

•	the volatility of currency exchange rates;

•	EO Charging’s ability to obtain and maintain financing arrangements on attractive terms;

•	EO Charging’s ability to manage growth;

•	EO Charging’s ability to obtain or maintain the listing of EO Charging’s securities on NASDAQ or any other national exchange following the Business Combination;

•	risks related to the rollout of EO Charging’s business and expansion strategy;

•	consumer failure to accept and adopt EVs;

•	overall demand for EV charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated;

•	the possibility that EO Charging’s technology and products could have undetected defects or errors;

•	the effects of competition on EO Charging’s future business;

•	potential disruption in EO Charging’s employee retention as a result of the Business Combination;

•	the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which EO Charging operates;

•	potential litigation, governmental or regulatory proceedings, investigations or inquiries involving EO Charging, Juuce or FRSG, including in relation to the Business Combination;

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the effectiveness of EO Charging’s internal controls and its corporate policies and procedures and the success and timing of the remediation efforts for the material weaknesses EO Charging identified in Juuce’s internal control over financial reporting;

•	changes in personnel and availability of qualified personnel;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	the volatility of the market price and liquidity of FRSG public shares and the FRSG warrants;

•	potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by EO Charging subsequent to the Business Combination;

•	the possibility that the FRSG Board’s valuation of Juuce was inaccurate, including the failure of FRSG’s diligence review to identify all material risks associated with the Business Combination;

•	the limited experience of certain members of EO Charging’s management team in operating a public company in the United States;

•	the volatility of the market price and liquidity of EO Charging Ordinary Shares and other securities of EO Charging;

•	the increasingly competitive environment in which EO Charging will operate; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

While forward-looking statements reflect FRSG’s and EO Charging’s good faith beliefs, as applicable, they are not guarantees of future performance. FRSG and EO Charging disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause FRSG’s or EO Charging’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

FRSG SPECIAL MEETING

General

FRSG is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the FRSG Board for use at the FRSG special meeting to be held on                , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to FRSG stockholders on or about                , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the FRSG special meeting.

FRSG is utilizing a virtual stockholder meeting format for the FRSG special meeting in light of the health risks associated with the ongoing COVID-19 pandemic. FRSG’s virtual stockholder meeting format uses technology designed to increase stockholder access, save FRSG and FRSG stockholders time and money and provide FRSG stockholders rights and opportunities to participate in the virtual FRSG special meeting similar to those they would have at an in-person special meeting, at no cost. In addition to online attendance, FRSG provides FRSG stockholders with an opportunity to hear all portions of the official FRSG special meeting as conducted by the FRSG Board, submit written questions and comments during the FRSG special meeting and vote online during the open poll portion of the FRSG special meeting. FRSG welcomes your suggestions on how FRSG can make the virtual FRSG special meeting more effective and efficient.

All FRSG stockholders as of the record date, or their duly appointed proxies, may attend the FRSG special meeting, which will be a completely virtual meeting. There will be no physical meeting location and the FRSG special meeting will only be conducted via live webcast. If you were a FRSG stockholder as of the close of business on                , 2021, you may attend the FRSG special meeting. As a registered FRSG stockholder, you received a proxy card with this proxy statement/prospectus. The proxy card contains instructions on how to attend the virtual meeting, including the website along with your control number. You will need your control number to attend the virtual meeting, submit questions and vote online.

If you do not have your control number, contact FRSG’s transfer agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your shares of FRSG Common Stock are held by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact Continental Stock Transfer & Trust Company to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

FRSG stockholders can pre-register to attend the virtual meeting. To pre-register, visit      and enter your control number, name and email address. After pre-registering, you will be able to vote or submit questions for the FRSG special meeting.

FRSG stockholders have multiple opportunities to submit questions to FRSG for the FRSG special meeting. FRSG stockholders who wish to submit a question in advance may do so by pre-registering and then selecting the chat box link. FRSG stockholders also may submit questions live during the meeting. Questions pertinent to FRSG special meeting matters may be recognized and answered during the FRSG special meeting in FRSG’s discretion, subject to time constraints. FRSG reserves the right to edit or reject questions that are inappropriate for FRSG special meeting matters. In addition, FRSG will offer live technical support for all FRSG stockholders attending the FRSG special meeting.

To attend online and participate in the FRSG special meeting, FRSG stockholders of record will need to visit      and enter the control number provided on their proxy card, regardless of whether you pre-registered.

Date, Time and Place

The FRSG special meeting will be held at                , Eastern time, on                 , 2021, via live webcast at     , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual FRSG special meeting if you owned shares of FRSG Common Stock, i.e., FRSG Class A Common Stock or FRSG Class B Common Stock, at the close of business on                , 2021, which is the record date for the FRSG special meeting. You are entitled to one vote for each share of FRSG Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 27,804,944 shares of FRSG Class A Common Stock and FRSG Class B Common Stock outstanding in the aggregate, of which 22,243,955 were shares of FRSG Class A Common Stock and 5,560,989 were FRSG Founder Shares held by FRSG Sponsor.

Vote of FRSG Sponsor, Directors and Officers of FRSG

FRSG Sponsor and FRSG’s directors and officers have agreed to vote any shares of FRSG Class A Common Stock and FRSG Class B Common Stock owned by them in favor of the Business Combination.

FRSG Sponsor and FRSG’s directors and officers have waived any redemption rights, including with respect to shares of FRSG Class A Common Stock purchased in the FRSG IPO or in the aftermarket, in connection with the Business Combination. The FRSG Founder Shares held by FRSG Sponsor have no redemption rights upon FRSG’s liquidation and will be worthless if no Business Combination is effected by FRSG by the Deadline Date. However, FRSG Sponsor and FRSG’s directors and officers are entitled to redemption rights upon FRSG’s liquidation with respect to any shares of FRSG Class A Common Stock they may own.

Quorum and Required Vote for Proposals for the FRSG Special Meeting

A quorum of FRSG stockholders is necessary to hold a valid meeting. A quorum will be present at the FRSG special meeting if holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote thereat are present online or represented by proxy at the FRSG special meeting. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote thereon at the FRSG special meeting, voting as a single class. The approval of the Charter Proposals and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote and actually cast thereon at the FRSG special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the FRSG special meeting will not be counted towards the number of shares of FRSG Class A Common Stock and FRSG Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Charter Proposals or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Business Combination Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal at the FRSG special meeting. The Charter Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to FRSG Stockholders

After careful consideration, the FRSG Board recommends that FRSG stockholders vote “FOR” each Proposal being submitted to a vote of the FRSG stockholders at the FRSG special meeting.

For a more complete description of FRSG’s reasons for the approval of the Business Combination and the recommendation of the FRSG Board, see the section entitled “The Business Combination—The FRSG Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of FRSG Class A Common Stock and each share of FRSG Class B Common Stock that you own in your name entitles you to one vote on each of the Proposals for the FRSG special meeting. Your one or more proxy cards show the number of shares of FRSG Class A Common Stock and FRSG Class B Common Stock that you own. There are several ways to vote your shares of FRSG Class A Common Stock and FRSG Class B Common Stock:

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You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the FRSG special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of FRSG Class A Common Stock or FRSG Class B Common Stock will be voted as recommended by the FRSG Board. The FRSG Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposals and “FOR” the Adjournment Proposal.

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You can attend the FRSG special meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of FRSG Class A Common Stock or FRSG Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way FRSG can be sure that the broker, bank or nominee has not already voted your shares of FRSG Class A Common Stock or FRSG Class B Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the FRSG special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify FRSG, in writing, before the FRSG special meeting that you have revoked your proxy; or

•	you may attend the FRSG special meeting virtually, revoke your proxy and vote online, as indicated above.

No Additional Matters May Be Presented at the FRSG Special Meeting

The FRSG special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals and the Adjournment Proposal. Under FRSG’s bylaws, other than procedural matters incident to the conduct of the FRSG special meeting, no other matters may be considered at the FRSG special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the FRSG special meeting.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of FRSG Class A Common Stock or FRSG Class B Common Stock, you may call Morrow Sodali LLC, FRSG’s proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect at (203) 658-9400).

Redemption Rights

Under the FRSG Charter, any holders of FRSG Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to FRSG to pay its franchise and income taxes, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the FRSG IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2021 of approximately $222.4 million, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

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if you hold your shares of FRSG Class A Common Stock through FRSG units, elect to separate your FRSG units into the underlying shares of FRSG Class A Common Stock and FRSG warrants prior to exercising your redemption rights with respect to the shares of FRSG Class A Common Stock;

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certify to FRSG whether you are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other FRSG stockholder with respect to shares of FRSG Class A Common Stock;

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prior to 5:00 p.m., Eastern time, on                , 2021 (two business days before the FRSG special meeting), tender your shares physically or electronically and submit a request in writing that FRSG redeem your FRSG public shares for cash to Continental Stock Transfer & Trust Company, FRSG’s transfer agent, to the attention of Mark Zimkind at 1 State Street, 30th Floor, New York, New York 10004, by email at mzimkind@continentalstock.com; and

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deliver your shares of FRSG Class A Common Stock either physically or electronically through DTC to the transfer agent at least two business days before the FRSG special meeting. FRSG stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is FRSG’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, FRSG does not have any control over this process and it may take longer than two weeks. FRSG stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of FRSG Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with FRSG’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding FRSG units must separate the underlying FRSG public shares and FRSG warrants prior to exercising redemption rights with respect to the FRSG public shares. If you hold FRSG units registered in your own name, you must deliver the certificate for such FRSG units or deliver such FRSG units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such FRSG units into FRSG public shares and FRSG warrants. This must be completed far enough in advance to permit the mailing of the FRSG share certificates or electronic delivery of the FRSG public shares back to you so that you may then exercise your redemption rights with respect to the FRSG public shares following the separation of such FRSG public shares from the FRSG units.

If a broker, dealer, commercial bank, trust company or other nominee holds your FRSG units, you must instruct such nominee to separate your FRSG units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of FRSG units to be split and the nominee holding such FRSG units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant FRSG units and a deposit of the corresponding number of FRSG public shares and FRSG public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the FRSG public shares following the separation of such FRSG public shares from the FRSG units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your FRSG units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of FRSG Class A Common Stock as they may receive higher proceeds from the sale of their FRSG Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FRSG cannot assure you that you will be able to sell your shares of FRSG Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the FRSG Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of FRSG Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will not receive EO Charging Ordinary Shares or have any right to participate in, or have any interest in, EO Charging’s future growth following the Business Combination, if any. You will be entitled to receive cash for these shares of FRSG Class A Common Stock only if you properly and timely demand redemption.

If the Business Combination is not approved and FRSG does not consummate a “Business Combination” (as defined in the FRSG Charter) by the Deadline Date, FRSG will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the FRSG public stockholders and FRSG warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of FRSG Class A Common Stock and FRSG Class B Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

FRSG is soliciting proxies on behalf of the FRSG Board. This solicitation is being made by mail but also may be made by telephone or in person. FRSG and its directors, officers and employees may also solicit proxies in person. FRSG will file with the SEC all scripts and other electronic communications as proxy soliciting materials. FRSG will bear the cost of the solicitation.

FRSG has engaged Morrow Sodali LLC to assist in the proxy solicitation process. FRSG will pay that firm a fee of $35,000, plus disbursements. FRSG will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. FRSG will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FRSG will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION

Structure of the Business Combination

On August 12, 2021, FRSG, Juuce, EO Charging and Merger Sub entered into a Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) all Juuce shareholders will contribute to EO Charging their Juuce Shares in exchange for EO Charging Ordinary Shares and, if available cash exceeds a specified level, certain cash consideration, and (ii) simultaneously with the Share Contribution, Merger Sub will merge with and into FRSG, with FRSG surviving as a wholly owned subsidiary of EO Charging. The cash consideration payable to the Juuce shareholders in connection with the Share Contribution will be the amount, if any, by which the sum of (a)(i) the aggregate amount of cash in the Trust Account less any amount required to be paid in respect of redemptions of FRSG Class A Common Stock by FRSG’s public stockholders, (ii) FRSG’s cash that is not attributable to the amount in the Trust Account, and (iii) the cash held by Juuce immediately prior to the closing of the Business Combination (excluding any restricted cash that will continue to be restricted cash as of immediately following the payoff of all debts of Juuce and its subsidiaries), exceeds the sum of (b)(i) $100,000,000, (ii) the aggregate unpaid transaction expenses of FRSG and Juuce and its subsidiaries in connection with the Business Combination, and (iii) the aggregate amount of debt of Juuce and its subsidiaries that is required to be repaid by Juuce on the closing date of the Business Combination; provided, that the cash consideration (A) will not be less than $0.00, (B) will not exceed $70,000,000 and (C) will be paid only to the extent it does not result in less than $100,000,000 of cash on the balance sheet of EO Charging after giving effect to the transactions contemplated by the Business Combination Agreement. In connection with the Merger, (i) each FRSG warrant to purchase FRSG Class A Common Stock will automatically convert into an equal number of EO Charging Warrants to purchase EO Charging Ordinary Shares and (ii) each holder of FRSG Class A Common Stock will receive in exchange an equal number of EO Charging Ordinary Shares.

Organizational Structure

The following diagram illustrates the structure of EO Charging immediately following the Business Combination:

Conversion of Securities

At the Effective Time, the following events will take place simultaneously:

•	EO Charging Ordinary Shares will be issued to Juuce shareholders in accordance with the Share Contribution; and

•	By virtue of the Merger and without any action on the part of FRSG, EO Charging, Merger Sub or the holders of any of the following securities:

•	All shares of FRSG Common Stock held in the treasury of FRSG will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

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Each share of FRSG Class A Common Stock (including, for the avoidance of doubt, all FRSG Class A Common Stock into which FRSG Founder Shares were converted immediately prior to the Effective Time) issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) will be cancelled and converted into and exchanged for the Per Share Merger Consideration;

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Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of FRSG as the surviving corporation in the Merger; and

•

EO Charging will assume the FRSG Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each FRSG warrant then outstanding and unexercised will automatically be converted into an EO Charging Warrant. Each EO Charging Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FRSG warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective as of the Effective Time: (A) each EO Charging Warrant will be exercisable solely for EO Charging Ordinary Shares; (B) the number of EO Charging Ordinary Shares subject to each EO Charging Warrant will be equal to the number of shares of FRSG Class A Common Stock subject to the applicable FRSG warrant; and (C) the per share exercise price for the EO Charging Ordinary Shares issuable upon exercise of such EO Charging Warrant will be equal to the per share exercise price for the shares of FRSG Class A Common Stock subject to the applicable FRSG warrant, as in effect immediately prior to the Effective Time.

Each Redemption Share that will be redeemed at the Effective Time will not be converted nor shall it entitle the holder thereof to receive the Per Share Merger Consideration and will be converted into the right to receive from FRSG, in cash, an amount per share calculated in accordance with such stockholder’s redemption rights. As promptly as practicable after the Effective Time, FRSG will make such cash payments in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) will cease to have any rights with respect thereto, except the right to receive such cash payments from FRSG.

Conditions to Closing of the Business Combination

Conditions to the Obligations of Each Party

The obligations of FRSG, EO Charging, Merger Sub and Juuce to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following mutual conditions:

•

the Proposals will have been approved and adopted by the requisite affirmative vote of the FRSG stockholders in accordance with this proxy statement/prospectus, the DGCL, FRSG’s organizational documents and the rules and regulations of NASDAQ;

•

no governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;

•	The EO Charging Ordinary Shares will have been accepted for listing on NASDAQ, or another national securities exchange mutually agreed to by the parties, as of the Closing Date; and

•

The Registration Statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened in writing by the SEC.

Conditions to the Obligations of FRSG

The obligations of FRSG to consummate the Business Combination, including the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of Juuce, EO Charging and Merger Sub contained in the sections titled (a) “Organization and Qualification,” (b) “Certain Organizational Documents,” (c) “Authority Relative to this Agreement,” (d) “No Conflict; Required Filings and Consents” (not including subsections (a)(ii), (a)(iii) and (b) thereto) and (e) “Brokers” in the Business Combination Agreement will each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty will be true and correct as of such specified date. The section titled “Capitalization” in the Business Combination Agreement will be true and correct other than de minimis inaccuracies as of the date of the Business Combination Agreement and at the Effective Time and the representation that there has not been a “Juuce Material Adverse Effect” (as defined below) will be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time (except to the extent that any such representation and warranty expressly is made as of a specified date, in which case such representation and warranty will be true and correct as of such specified date). The other representations and warranties of Juuce contained in the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” Juuce Material Adverse Effect or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty will be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Juuce Material Adverse Effect (such condition, the “FRSG R&W Condition”);

•

Juuce will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	Juuce will have delivered to FRSG a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions as they relate to Juuce; and

•	no Juuce Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing.

Some of the conditions to FRSG’s obligations are qualified by the concept of a “Juuce Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Juuce Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or operations of Juuce and the Juuce Subsidiaries taken as a whole, or (ii) would prevent, materially delay or materially impede the performance by Juuce or any of the Juuce Subsidiaries of their respective obligations under the Business Combination Agreement or the consummation of the Share Contribution, Merger or any of the other transactions contemplated by the Business Combination Agreement; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Juuce Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law, or U.K. GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Juuce and the Juuce Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, cyber or malware attack, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including Effects of COVID-19 and COVID-19 measures), acts of God or other force majeure events (including, in each case, any escalation or general worsening thereof), except to the extent any of the foregoing physically damage any assets of Juuce or any of the Juuce Subsidiaries; (e) any actions taken or not taken by Juuce or the Juuce Subsidiaries as required by the Business Combination Agreement or any ancillary agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other transactions contemplated by the Business Combination Agreement (provided that this clause (f) shall not apply to the representations or warranties in the section of the Business Combination Agreement entitled “No Conflict; Required Filings and Consents” and to the extent related thereto, the FRSG R&W Condition, and including the impact thereof on relationships with customers, suppliers or governmental authorities); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) will not prevent a determination that any Effect underlying such failure has resulted in a Juuce Material Adverse Effect (to the extent such effect is not otherwise excluded from the definition of Juuce Material Adverse Effect)); or (h) any actions taken, or failure to take action, or such other changes or events, in each case, which FRSG has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (a) through (d), to the extent that Juuce and the Juuce Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or regions in which Juuce and the Juuce Subsidiaries operate.

Conditions to the Obligations of Juuce, EO Charging and Merger Sub

The obligations of Juuce, EO Charging and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of FRSG contained in the sections titled (a) “Corporate Organization,” (b) “Organizational Documents,” (c) “Authority Relative to this Agreement,” (d) “No Conflict; Required Filings and Consents” (not including subsections (a)(ii), (a)(iii) and (b) thereto) and (e) “Brokers” in the Business Combination Agreement will each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty will be true and correct as of such specified date. The representations and warranties of FRSG in the section titled “Capitalization” in the Business Combination Agreement will be true and correct other than de minimis inaccuracies as of the date of the Business Combination Agreement and the Effective Time that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty will be true and correct as of such specified date), and the representation that there has not been a “FRSG Material Adverse Effect” (as defined below) will be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. The other representations and warranties of FRSG contained in the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “FRSG Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty will be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a FRSG Material Adverse Effect (such condition, the “Juuce R&W Condition”);

•

FRSG will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	FRSG will have delivered to Juuce a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no FRSG Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Effective Time; and

•	the amount of cash in the Trust Account minus the amount of cash required to pay redemptions will not be less than $91,392,864.

Some of the conditions to Juuce’s, EO Charging’s and Merger Sub’s obligations are qualified by the concept of a “FRSG Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “FRSG Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) is or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or operations of FRSG, or (ii) would prevent, materially delay or materially impede the performance by FRSG of its obligations under the Business Combination Agreement or the consummation of the Share Contribution, Merger or any of the other transactions contemplated by the Business Combination Agreement; provided, however, that for purposes of clause (i) none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a FRSG Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or U.S. GAAP; (b) events or conditions generally affecting the industries or geographic areas in which FRSG operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, cyber or malware attack, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including Effects of COVID-19 and COVID-19 measures), act of God or other force majeure events (including, in each such case, any escalation or general worsening thereof); (e) any actions taken or not taken by FRSG as required by the Business Combination Agreement or any ancillary agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other transactions contemplated by the Business Combination Agreement (provided that this clause (f) shall not apply to the representations or warranties in the section of the Business Combination Agreement entitled “No Conflict; Required Filings and Consents” and to the extent related thereto, the Juuce R&W Condition, and including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which Juuce has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (a) through (d), to the extent that FRSG is materially disproportionately affected thereby as compared with other participants in the industry or regions in which FRSG operates.

Ownership of EO Charging after Closing

Upon consummation of the Business Combination, the Juuce shareholders and the FRSG stockholders will become EO Charging shareholders.

The following table illustrates the varying ownership levels of EO Charging after the Business Combination under the following two redemption scenarios:

•

Scenario 1 — Assuming no redemptions: This presentation assumes that no FRSG stockholders exercise redemption rights with respect to their FRSG Class A Common Stock upon consummation of the Business Combination and does not take into account FRSG warrant that will remain outstanding following the Business Combination and may be exercised at a later date; and

•

Scenario 2 — Assuming maximum redemptions: This presentation assumes that 13,104,668 shares of FRSG Class A Common Stock are redeemed for an aggregate cash payment of approximately $131.0 million (£94.9 million) from the Trust Account based on an estimated redemption price of $10.00 per share. The maximum redemption amount is derived from the minimum available cash (i.e., the cash balance in the Trust Account less the redemption payments) required to consummate the Business Combination Agreement, which is $91.4 million (£66.2 million). Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemptions.

	Scenario 1 –Assuming No Redemptions		Scenario 2 –Assuming Maximum Redemptions
EO Charging Ordinary Shares issued to:	Shares	%	Shares	%
FRSG public stockholders	22,243,955	29%	9,139,287	13%
FRSG Sponsor (1)	5,560,989	7%	5,560,989	8%
Juuce shareholders (2)	49,755,582	64%	56,755,582	79%

Shares outstanding at Closing (3)	77,560,526	100%	71,455,858	100%

(1)	Amounts include the 1,112,198 Earnout Shares.
(2)	Under the no redemption scenario, Juuce shareholders will receive cash consideration of $70.0 million in lieu of 7,000,000 EO Charging Ordinary Shares.
(3)

The redemption scenarios above do not give effect to (a) 10,693,515 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants, including 5,132,527 held by FRSG Sponsor, (b) 11,664,304 maximum EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Customer Warrant, of which 2,442,172 are expected to have vested by the Closing, and (c) EO Charging Ordinary Shares to be issued from the 2021 Equity Incentive Plan, the SAYE and the SIP. If all EO Charging Warrants held by FRSG Sponsor and the vested portion of the EO Charging Customer Warrant were exercised at the Closing, (i) assuming no redemptions, FRSG public stockholders would hold 26.1%, FRSG Sponsor would hold 12.6%, Juuce shareholders would hold 58.4%, and the Warrantholder would hold 2.9%, of the 85,135,225 pro forma EO Charging Ordinary Shares, and (ii) assuming maximum redemptions, FRSG public stockholders would hold 11.6%, FRSG Sponsor would hold 13.5%, Juuce shareholders would hold 71.8%, and the Warrantholder would hold 3.1%, of the 79,030,557 pro forma EO Charging Ordinary Shares. The table and the preceding sentences do not include 5,560,988 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants held by the FRSG public stockholders.

The table set forth above does not take into account EO Charging Warrants to purchase EO Charging Ordinary Shares that will remain outstanding immediately following the Business Combination, but does include the FRSG Founder Shares, which will automatically convert into shares FRSG Class A Common Stock at the time of the Business Combination on a one-for-one basis. The FRSG public warrants and FRSG private placement warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination or 12 months from the closing of our Initial Public Offering and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation. If we assume that (i) all outstanding 5,560,988 FRSG public warrants and 5,132,527 FRSG private placement warrants were exercisable and exercised following completion of the Business Combination, (ii) the maximum of 11,664,304 EO Charging Ordinary Shares issuable upon exercise of the EO Charging Customer Warrant have vested and were issued following completion of the Business Combination and (iii) each other assumption applicable to the table set forth above remains the same, then the ownership of EO Charging would be as follows:

	Scenario 1 – Assuming No Redemptions		Scenario 2 – Assuming Maximum Redemptions
EO Charging Ordinary Shares issued to:	Shares	%	Shares	%
FRSG public stockholders	27,804,943	27.8%	14,700,275	15.7%
FRSG Sponsor (1)	10,693,516	10.7%	10,693,516	11.4%
Juuce shareholders (2)	49,755,582	49.8%	56,755,582	60.5%
Holder of the EO Charging Customer Warrant	11,664,304	11.7%	11,664,304	12.4%

Shares outstanding at Closing (3)	99,918,345	100.0%	93,813,677	100.0%

(1)	Amounts include the 1,112,198 Earnout Shares.
(2)	Under the no redemption scenario, Juuce shareholders will receive $70.0 million in lieu of 7,000,000 EO Charging Ordinary Shares.
(3)	The redemption scenarios do not give effect to EO Charging Ordinary Shares to be issued from the 2021 Equity Incentive Plan, the SAYE and the SIP which are not quantifiable at the time of this filing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination which would not otherwise be present in an underwritten public offering. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders. See the section entitled “Risk Factors—Risks Related to the Redemption of FRSG Public Shares—There is no guarantee that a FRSG public stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position and FRSG cannot be certain as to the number of FRSG public shares that may be redeemed and the potential impact to FRSG public stockholders who do not elect to redeem their shares.”

	Scenario 1 – Assuming No Redemptions		Scenario 2 – Assuming Maximum Redemptions
	Shares	Value per Share (1)	Shares	Value per Share (2)
Base Scenario (3)(4)	77,560,526	$10.00	71,455,858	$10.00
Excluding FRSG Founder Shares (5)	71,999,537	10.77	65,894,869	10.84
Exercising FRSG public warrants (6)(7)	83,121,514	9.33	77,016,846	9.28
Exercising FRSG private placement warrants (7)(8)	82,693,053	9.38	76,588,385	9.33
Exercising FRSG public warrants and FRSG private placement warrants (7)(9)	88,254,041	8.79	82,149,373	8.70
Exercising EO Charging Customer Warrant (7)(10)	89,224,830	8.69	83,120,162	8.60
Exercising EO Charging Customer Warrant, FRSG public warrants and FRSG private placement warrants (7)(11)	99,918,345	7.76	93,813,677	7.62

(1)	Based on a post-transaction equity value of EO Charging of $775,605,260.
(2)

Based on a post-transaction equity value of EO Charging of $714,558,580, or $775,605,260 less the approximately $131.0 million that would be paid from the Trust Account to redeem 13,104,668 shares of FRSG Class A Common Stock in connection with the Business Combination, plus the $70.0 million of additional EO Charging Ordinary Shares that would be issued to the Juuce shareholders under the maximum redemption scenario.

(3)

Represents (a) the EO Charging Ordinary Shares that would be issued to Juuce shareholders in the Business Combination, (b) the FRSG Founder Shares held by FRSG Sponsor (including the 1,112,198 Earnout Shares) and (c) the FRSG public shares, less any redemptions described above.

(4)	Under the no redemption scenario, Juuce shareholders will receive $70.0 million in lieu of 7,000,000 EO Charging Ordinary Shares.
(5)	Represents the Base Scenario excluding the 5,560,989 FRSG Founder Shares.
(6)	Represents the Base Scenario plus the full exercise of the 5,560,988 FRSG public warrants.
(7)	Analysis does not account for exercise prices to be paid in connection with the exercise of warrants and assumes no warrants are exercised on a cashless basis.
(8)	Represents the Base Scenario plus the full exercise of the 5,132,527 FRSG private placement warrants.
(9)	Represents the Base Scenario plus the full exercise of the 5,560,988 FRSG public warrants and the 5,132,527 FRSG private placement warrants.
(10)

Represents the Base Scenario plus the maximum 11,664,304 EO Charging Ordinary Shares issuable upon exercise of the EO Charging Customer Warrant, assuming all such shares vested and were issued upon completion of the Business Combination.

(11)

Represents the Base Scenario plus (a) the maximum 11,664,304 EO Charging Ordinary Shares issuable upon exercise of the EO Charging Customer Warrant, assuming all such shares vested and were issued upon completion of the Business Combination, (b) the full exercise of the 5,560,988 FRSG public warrants and (c) the full exercise of the 5,132,527 FRSG private placement warrants.

The figures in the above table are presented only as illustrative examples and are based on assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of FRSG and EO Charging. The following is a brief discussion of the background of these negotiations relating to the Business Combination Agreement and related agreements and transactions.

FRSG was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FRSG was incorporated under the laws of the State of Delaware on January 22, 2021.

On March 9, 2021, FRSG closed the FRSG IPO of 22,243,955 units, with each unit consisting of one share of FRSG Class A Common Stock and one-fourth of one warrant. Each whole warrant is exercisable for one share of FRSG Class A Common Stock at a purchase price of $11.50 per share, subject to adjustment as provided in FRSG’s final prospectus filed with the SEC on March 5, 2021 (File No. 333-252717). The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of approximately $222.4 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the FRSG IPO, FRSG completed a private placement of 5,132,527 private placement warrants issued to the Sponsor, generating total proceeds of approximately $7.7 million. A total of approximately $222.4 million from the net proceeds from the FRSG IPO and the private placement were placed in the Trust Account. The underwriters’ over-allotment option was partially exercised.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to FRSG to pay franchise and income taxes, none of the funds held in the Trust Account will be released until the earlier of (a) the completion of FRSG’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a FRSG stockholder vote to approve an amendment to the FRSG Charter (i) to modify the substance or timing of FRSG’s obligation to redeem 100% of its public shares if an initial business combination is not completed within 24 months from the closing of the FRSG IPO or (ii) with respect to any other material provision relating to the rights of holders of FRSG Class A Common Stock or pre-initial business combination activity, and (c) the redemption of FRSG Class A Common Stock if FRSG is unable to complete its business combination within 24 months from the closing of the FRSG IPO, subject to applicable law.

Prior to the consummation of the FRSG IPO, neither FRSG, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with FRSG.

Following the date of the FRSG IPO through the signing of the Business Combination Agreement with EO Charging on August 12, 2021, Alex Krueger, Chairman, Neil Wizel, Chief Executive Officer and Director and Thomas Amburgey, Chief Financial Officer and Director, and other representatives of FRSG reviewed 155 potential acquisition targets across all of FRSG’s key target segments, which was sourced by a combination of self-generated ideas and relationships, opportunities and relationships sourced from investment banks and transaction advisors and principal investors sharing information about their portfolio companies. In searching for a business combination target, FRSG had extensive discussions with industry and coverage specialists at Barclays Capital Inc. (the “FRSG Financial Advisor”) as well as other investment banks.

These 155 potential acquisition targets spanned sectors as diverse as industrial applications, alternative energy value chain, electric mobility, infrastructure solutions and consumer applications.

From this list of potential targets, FRSG’s management identified 72 companies as meriting additional review. Members of FRSG’s management then conducted an initial due diligence screening analysis on a subset of 18 companies from the 72 companies so identified.

Throughout the period between closing of the FRSG IPO and signing of the Business Combination Agreement with EO Charging, members of FRSG’s management and execution teams engaged in initial due diligence, reviewed information and held discussions with the advisors, senior executives and/or shareholders of these potential acquisition targets. This process of initial due diligence, included but was not limited to:

•	signature of 44 non-disclosure agreements with potential targets, including EO Charging;

•

18 video-conference meetings comprised of management presentations, due diligence sessions with representatives of target companies and opportunity reviews in conjunction with financial advisors (in addition to its meetings with EO Charging); and

•	preparation of due diligence materials for review by the FRSG Board.

The potential valuations discussed for these targets ranged from $500 million to over $5 billion and these target businesses operated in a variety of industries, including:

•	Industrial Applications

•	Infrastructure Solutions

•	Alternative Energy Value Chain

•	Electric Mobility

•	Consumer Applications

The decisions not to pursue the alternative acquisition targets were generally the result of one or more of the following: (i) a difference in valuation expectations between FRSG and the target company; (ii) FRSG’s assessment of the target company’s ability to execute a business combination, scale its business, and achieve its targeted financial projections; (iii) the long-term viability of a target’s business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to FRSG and the target; (v) a lack of preparedness of the target to satisfy accounting, and other requirements applicable to publicly-listed companies following a business combination and listing on a national securities exchange; (vi) a lack of conviction in the positive climate impact associated with a target company’s product or service offerings; or (vii) FRSG’s assessment of limited investor interest in the target or industry.

FRSG decided to pursue a business combination with EO Charging because it determined that EO Charging represented a compelling opportunity based upon EO Charging’s technology leadership, defensible competitive position, strong and visionary management team, large addressable market within the electric vehicle fleet charging industry and its tangible runway for growth into the foreseeable future. EO Charging’s significant addressable market opportunity, status as an early leader in fleet charging, robust and tangible pipeline, mission-critical and highly-scalable platform and proven business model with attractive economics demonstrated EO Charging’s ability to seize available opportunities. In addition, in FRSG’s view, EO Charging’s fleet partnerships reflect strong market demand for EO Charging’s fleet charging technology. FRSG considered the fact that EO Charging’s operations were EBITDA positive in the year ended December 31, 2020 and that EO Charging had strong revenue generating capability with more than 50,000 chargers already deployed in more than 35 countries worldwide since inception. Additionally, FRSG considered the fact that EO Charging had no material indebtedness outstanding at the time of entering into the Business Combination Agreement. Finally, FRSG considered the fact that, in FRSG’s view, with a successful business combination, EO Charging would have the necessary funds to continue to expand its business and finance its future growth opportunities.

Compared to EO Charging, FRSG and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

Mr. Krueger, Mr. Wizel and Mr. Amburgey were familiar with EO Charging as a result of a process in which a First Reserve affiliated fund had previously participated. EO Charging, through its advisor Infrastructure Advisory Network Limited, engaged in a process to sell an interest in EO Charging in the third quarter of 2020 in which the First Reserve affiliated fund participated. As part of their duties as investment professionals of First Reserve at the time, Mr. Krueger, Mr. Wizel and Mr. Amburgey helped the First Reserve affiliated fund analyze prospective investments in certain industries, and provided the First Reserve affiliated fund with similar assistance in connection with its evaluation of a potential EO Charging investment. The First Reserve affiliated fund ultimately decided to cease pursuing an investment in EO Charging as EO Charging was determined to evaluate other strategic alternatives.

Throughout the period of March 9, 2021 to August 12, 2021, FRSG’s management (a) continued to analyze the business of EO Charging and its competitors as well as the current regulatory environment together with anticipated changes in government policy to encourage the growth of the electric vehicle fleet charging industry and (b) held several discussions with the FRSG Financial Advisor regarding the valuation of EO Charging and the feasibility of a private placement.

On March 10, 2021, representatives of Evercore (“EO Charging Financial Advisor”) contacted representatives of FRSG, sent a proposed non-disclosure agreement to facilitate the review by FRSG of EO Charging’s non-public information and requested a meeting to discuss EO Charging, FRSG and the benefits of a business combination between the parties.

On March 11, 2021, FRSG and EO Charging executed the non-disclosure agreement.

On March 12, 2021, the EO Charging Financial Advisor, FRSG and EO Charging held a video teleconference to discuss business due diligence matters, EO Charging’s product capabilities and existing relationships with key customers.

From March 12, 2021 through August 10, 2021, representatives of FRSG and its advisors participated in a number of due diligence calls hosted by representatives of EO Charging and its advisors to answer due diligence questions prepared by representatives of FRSG and its advisors. Additionally, the management teams of FRSG and EO Charging held video-conference calls to discuss scheduling for continued due diligence meetings as well as a timeline for a potential combination.

During the weeks of March 15, 2021 to April 5, 2021, representatives of FRSG and members of EO Charging’s management team exchanged emails and held preliminary teleconference calls to further discuss a potential business combination of FRSG and EO Charging. During this time, the parties discussed potential terms for the proposed transaction, including valuation and consideration, terms for the Earnout Shares and the Lock-Up Period, governance of the post-combination entity, closing conditions and process timeline. The parties’ positions on the proposed terms were reflected in drafts of the non-binding letter of intent discussed below. During this time, FRSG also presented EO Charging with a presentation outlining its goals and objectives for a business combination, including a summary of the potential terms of the proposed transaction, to aid in discussion between the parties.

On March 17, 2021, and March 19, 2021, FRSG held teleconferences with Vinson & Elkins L.L.P. (“Vinson & Elkins”), FRSG’s legal counsel to discuss the terms of a proposed non-binding letter of intent.

On March 18, 2021, FRSG held a teleconference with the FRSG Financial Advisor to discuss engaging the FRSG Financial Advisor to serve as FRSG’s financial advisor for a potential business combination with EO Charging.

On March 19, 2021, members of FRSG’s transaction execution team participated in a video teleconference with members of the FRSG Board. During this teleconference, the FRSG management team presented an overview of EO Charging. The FRSG Board agreed that the merits of the business combination warranted more discussions and diligence around a potential business combination.

On March 23, 2021, members of FRSG management held calls with representatives of the FRSG Financial Advisor and representatives of certain investors in FRSG Sponsor to discuss formulating a bid for EO Charging, valuation parameters and financing.

On March 24, 2021, the FRSG Board met to review and discuss a potential business combination with EO Charging.

On March 25, 2021, FRSG, EO Charging and the EO Charging Financial Advisor held a videoconference to discuss the financial models developed and maintained by EO Charging.

On March 25, 2021, FRSG sent an initial draft of a non-binding letter of intent to EO Charging, representing a bid by FRSG on a potential business combination with EO Charging. This draft contained a valuation of $700 million, based on a combination of valuation methodologies, including a discounted cash flow analysis, trading comparables and relevant precedent business combination transactions in the electric vehicle mobility industry, a proposal for a 25% minimum cash condition, a 45-day mutual exclusivity period, the shares issued to the Juuce shareholders in the business combination being subject to the same lock-up period applicable to FRSG Sponsor and indicated that post-combination governance was to be discussed between the parties. The draft also contemplated a private placement.

On March 30, 2021, the EO Charging Financial Advisor sent comments to the draft non-binding letter of intent to FRSG which, among other things, (i) modified the lock-up period to provide for a six-month lock-up other than with respect to transfers to permitted transferees, (ii) proposed a 20% Sponsor concession, (iii) provided that up to $122 million of the consideration to the Juuce shareholders be payable in cash, (iv) proposed that, after payment of expenses and allocation of a minimum of $80 million of cash on the combined company’s balance sheet, at least $80 million be paid as cash consideration to the Juuce shareholders, with the remaining available cash being allocated 50/50 between cash to the balance sheet and cash consideration to the Juuce shareholders, and (v) specified termination rights for the parties.

On March 31, 2021, management of FRSG held a teleconference with Vinson & Elkins to discuss the terms of the most recent draft of the non-binding letter of intent.

On April 6, 2021, after further discussions between the parties, FRSG and EO Charging executed the non-binding letter of intent, which included a mutual obligation, subject to certain exclusions, for the parties to negotiate exclusively regarding a potential transaction for a period of 45 days.

On April 13, 2021, FRSG held a video teleconference with the FRSG Financial Advisor to discuss preliminary business due diligence matters.

On April 14, 2021, FRSG held a teleconference with Vinson & Elkins to discuss matters relating to the structure of a potential business combination with EO Charging and other related transaction and taxation matters.

On April 26, 2021, FRSG held a teleconference with Vinson & Elkins to discuss the terms of the Business Combination Agreement and other related transaction matters.

On May 4, 2021, FRSG held a teleconference with Vinson & Elkins to discuss the terms of the Business Combination Agreement and other related transaction matters.

On May 6, 2021, FRSG held a teleconference with Vinson & Elkins, wherein Vinson & Elkins updated FRSG on the status of Vinson & Elkins’ diligence review.

On May 7, 2021, Vinson & Elkins provided an initial draft of the Business Combination Agreement to EO Charging’s counsel, Weil, Gotshal & Manges LLP (“Weil”).

On May 24, 2021, advisors for FRSG and advisors for EO Charging held a call to coordinate the preparation of documents and timeline for the business combination.

On May 27, 2021, the FRSG Board convened a meeting to discuss the preliminary findings based on customary due diligence conducted on EO Charging to date by FRSG’s management and execution teams and FRSG’s advisors. The FRSG Board also discussed the negotiations taking place regarding, and the terms of, the definitive documentation for the business combination, including the Business Combination Agreement, and a letter agreement with the Specified Customer (the “Letter Agreement”). The FRSG Board agreed to enter into an amended and restated non-binding letter of intent between EO Charging and FRSG, which modified the transaction valuation to $675 million following due diligence conducted by FRSG’s management and advisors and the decline in equity value of relevant trading comparables since the time the initial non-binding letter of intent was executed and extended the exclusivity period to June 30, 2021.

During the weeks of June 6, 2021 to June 20, 2021, representatives of the parties engaged in discussions regarding governance and subscription terms, and held a series of update calls to discuss various agreements related to the business combination and remaining due diligence items.

On June 8, 2021, Weil delivered to Vinson & Elkins a revised draft of the Business Combination Agreement, which Vinson & Elkins began to review with FRSG.

During the week of June 13, 2021, FRSG’s advisors began to confidentially contact investors.

On June 21, 2021, Vinson & Elkins and FRSG held a videoconference to discuss the revised draft of the Business Combination Agreement.

Also on June 21, 2021, members of management of FRSG and EO Charging began engaging in confidential discussions with potential investors in the private placement.

During the period from June 21, 2021 to July 2, 2021, representatives of FRSG and EO Charging continued confidential investor meetings.

On June 25, 2021, Vinson & Elkins delivered to Weil a revised draft of the Business Combination Agreement.

On July 8, 2021, Weil delivered to Vinson & Elkins a revised draft of the Business Combination Agreement and an initial draft of the EO Charging disclosure schedule, which Vinson & Elkins reviewed with FRSG.

During the weeks of June 27 through August 2, 2021, representatives of FRSG and EO Charging held multiple calls to discuss the terms of the business combination and the provisions of the Business Combination Agreement, the Registration Rights Agreement, the Sponsor Letter, the Letter Agreement and other definitive documents to be entered into in connection with the business combination. Among other points, these discussions included EO Charging’s signing and closing deliverables, representations and warranties, interim operating covenants and closing conditions. Vinson & Elkins and Weil also exchanged updated drafts of the Business Combination Agreement and related documents and agreements during this period. Representatives of the parties discussed EO Charging’s, Weil’s, FRSG’s and Vinson & Elkins’ comments to the Business Combination Agreement, including the representations and warranties to be made by EO Charging and the historical period such representations and warranties would cover. The parties also discussed the scope of additional FRSG representations and warranties requested by EO Charging and the restrictions to be placed on EO Charging in the Business Combination Agreement’s interim operating covenants. Representatives of the parties also held teleconferences on July 1, 2021, July 20, 2021 and August 11, 2021 to discuss the tax representations and warranties of EO Charging included in the Business Combination Agreement as well as the contents and structure of the Tax Side Letter.

The parties exchanged further drafts of the Business Combination Agreement and continued to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement, including the scope of certain of EO Charging’s representations, warranties and interim operating covenants. The parties also discussed the scope of the interim operating covenants and the scope of certain closing conditions requested by FRSG.

On July 12, 2021, FRSG, after discussions with the FRSG Financial Advisor and EO Charging, decided not to proceed with the private placement.

On July 23, 2021, Vinson & Elkins delivered to Weil an initial draft of the Registration Rights Agreement under which certain existing shareholders of FRSG and EO Charging would be granted certain demand and piggyback registration rights.

On July 30, 2021, the FRSG Board met with the FRSG Financial Advisor and representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”) wherein the FRSG Financial Advisor and Goldman Sachs presented materials related to the proposed business combination with EO Charging, including an overview of the current state of the SPAC market, summary views on the valuation of EO Charging, potential strategies for marketing the business combination and an illustrative transaction timeline.

On August 5, 2021, the FRSG Board met to review and discuss the proposed terms of the business combination with EO Charging.

On August 6, 2021, Weil provided an initial draft of the A&R EO Charging Memorandum and Articles of Association to Vinson & Elkins, the proposed terms of which Vinson & Elkins began to review with FRSG.

On August 9, 2021, representatives of Vinson & Elkins reviewed with the FRSG Board its fiduciary duties and summarized the material terms of the Business Combination, including those contained in the Business Combination Agreement and related transaction documents. The FRSG Board reviewed the background of the business combination, the strategic rationale for the business combination and FRSG’s management’s perspective on a number of things, including EO Charging’s business, prospects and valuation as implied by the terms of the proposed business combination and the benefits to FRSG’s stockholders of consummating such a transaction. After more discussion, including asking questions of FRSG’s management and their legal and financial advisors, the FRSG Board determined that based upon the business combination terms and the financial analysis, the business combination was fair to, advisable, and in the best interests of FRSG and its stockholders. Upon a motion duly made and seconded, the FRSG Board unanimously (i) determined that it is in the best interests of FRSG and its stockholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved the Business Combination Agreement, the business combination, on the terms and subject to the conditions of the Business Combination Agreement and the related agreements and transactions and (iii) adopted a resolution recommending the Business Combination Agreement and the related agreements and transactions contemplated thereby be adopted by FRSG’s stockholders.

Between August 9, 2021 and August 11, 2021, Vinson & Elkins and Weil continued to exchange drafts of the Business Combination Agreement and related documents and agreements, and Vinson & Elkins and Weil continued to discuss revisions thereto, including calculation and treatment of the cash consideration, tax matters and the terms of certain ancillary documents.

Through a unanimous written consent dated August 11, 2021, the FRSG Board unanimously approved the Business Combination Agreement and related documents and agreements.

The Business Combination Agreement and related documents and agreements were executed on August 12, 2021. Prior to the market open on August 12, 2021, FRSG and EO Charging issued a joint press release announcing the execution of the Business Combination Agreement and FRSG subsequently filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. During the morning of August 12, 2021, representatives of FRSG and EO Charging conducted an investor conference call to announce the Business Combination.

FRSG Board of Directors’ Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, the FRSG Board, in evaluating the Business Combination, consulted with FRSG’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the FRSG Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, the FRSG Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The FRSG Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of FRSG’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the FRSG Board determined not to obtain a fairness opinion. The officers and directors of FRSG have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of the FRSG Financial Advisor, enabled such officers and directors of FRSG to make the necessary analyses and determinations regarding the Business Combination.

The FRSG Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

EO Charging’s Market Leading Position. FRSG’s management and board of directors believe that EO Charging has sold more than 50,000 chargers in 35 countries, resulting in a strong reputation and brand awareness that makes EO Charging well positioned to take advantage of trends toward electric vehicles, specifically fleet electrification;

•

Strong Partnerships. FRSG’s management and the FRSG Board considered EO Charging’s customer relationships with some of the world’s largest fleet and logistics operators such as Amazon, DHL, Go-Ahead, Tesco and Uber, which it believes contribute to EO Charging’s growing business;

•

Large Addressable Market. FRSG’s management and the FRSG Board considered the fact that EO Charging has a significant addressable market across Europe and the U.S. and EO Charging’s sales pipeline has significant potential to scale given ambitious electrification targets of fleet operators and plans in place for expansion (122% revenue CAGR expected between 2021 and 2024, based on the internal forecasts prepared by Juuce and presented below under “—Unaudited Prospective Financial Information”);

•

Tailwinds Associated with Global Pollution Crisis. FRSG’s management and the FRSG Board believe that EO Charging’s business products are well positioned to benefit from increased consumer and corporate initiatives focused on addressing the environmental impact of fossil fuel-based vehicles on the world’s pollution crisis;

•

Due Diligence. FRSG’s management and the FRSG Board conducted due diligence examinations of EO Charging including discussions with EO Charging’s management and FRSG’s financial, commercial, technical, operational, environmental and legal advisors concerning FRSG’s due diligence examination of EO Charging;

•

Financial Condition. The FRSG Board also considered factors such as EO Charging’s historical performance, business outlook, financial plan and lack of material indebtedness and the fact that after consummation of the Business Combination, EO Charging would have enough cash on hand to fully fund the execution of its business plan, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors;

•

Attractive Market Valuation of Comparable Companies. Based on market data as of July 30, 2021, the public trading market valuations of (i) chargepoint+, as a comparable electric vehicle charging solutions company (“ChargePoint”), (ii) comparable EV charging OEMs (consisting of Tritium and Wallbox, collectively the “Comparable EV Charging OEMs”), (iii) comparable EV charging networks (consisting of EVgo and Allego, collectively, the “Comparable EV Charging Networks”), and (iv) Tesla, Inc. as a comparable electric vehicle mobility ecosystem company (“Tesla”) have expected enterprise value/revenue multiples as follows:

The FRSG Board believes that these multiples compare favorably to an initial market valuation of the post-Business Combination company reflected in the terms of the Business Combination Agreement corresponding to projected enterprise value/revenue multiples of 3.1x and 1.8x, in 2023 and 2024, respectively, and projected enterprise value/EBITDA multiples of 20.1x, in 2024. Beginning as early as 2022, EO Charging’s projected enterprise value/revenue multiple is less than the median Comparable EV Charging Ecosystem Company measure of 12.3x, presenting additional upside opportunity in the years following. While EO Charging’s projected performance metrics used to derive the initial market valuation multiples of the post-Business Combination company reflected in the terms of the Business Combination are based on forecast periods two to six years beyond the comparable peer metrics, the FRSG Board believes that the implied valuation discount is such that even applying conservative discount rate assumptions to arrive at a present value for the post-Business Combination company results in a favorable comparison. For example, when applying a conservative 2024 enterprise value/revenue multiple of 6.5x to EO Charging’s 2024 projected revenue, the initial market valuation of the post-Business Combination company implies an approximate 20% annual discount rate from 2021 to 2023. Since EO Charging’s business is not expected to achieve scale until 2024, the FRSG Board believes this present value methodology is the most reasonable method of comparison. Although this analysis is based on the current EO Charging projections, the valuation multiples decline each year as a result of the high growth projected for EO Charging’s business;

•

Experienced and Entrepreneurial Management Team. FRSG’s management and board of directors believe that EO Charging has a strong management team, with extensive industry experience and proven track record, which is expected to remain with the combined company to seek to execute EO Charging’s strategic and growth goals;

•

Other Alternatives. The FRSG Board believes, after a thorough review of other business combination opportunities reasonably available to FRSG, that the proposed Business Combination represents the best potential business combination for FRSG and the most attractive opportunity for FRSG based upon the process utilized to evaluate and assess other potential combination targets, and the FRSG Board’s belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between FRSG and EO Charging.

The FRSG Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•

Redemption Risk. The potential that a significant number of FRSG’s public stockholders elect to redeem their shares prior to the consummation of the combination and pursuant to the FRSG Charter, which would potentially make the combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined company following the Closing (and if, as a result of redemptions of FRSG Class A Common Stock by FRSG’s public stockholders, the available cash falls below this threshold, EO Charging may terminate the Business Combination Agreement);

•	Stockholder Vote. The risk that FRSG’s stockholders may fail to provide the respective votes necessary to effect the business combination;

•	Closing Conditions. The fact that the completion of the combination is conditioned on the satisfaction of certain closing conditions that are not within FRSG’s control;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation. The risk that FRSG did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	FRSG Stockholders Receiving a Minority Positions. The fact that FRSG stockholders will hold a minority position in the combined company;

•	Interests of FRSG’s Directors and Officers. The interests of the FRSG Board and officers in the Business Combination;

•

Interests of the FRSG Financial Advisor. The interests of the FRSG Financial Advisor in the completion of the business combination, including the fact that the approximately $3.9 million of deferred underwriting compensation due to the FRSG Financial Advisor as compensation for their acting as an underwriter in the FRSG IPO would only accrue if a business combination was consummated; and

•	Other Risk Factors. Various other risk factors associated with the business of EO Charging, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

The FRSG Board also considered the Business Combination in light of the investment criteria set forth in FRSG’s final prospectus for the FRSG IPO including, without limitation, that based upon FRSG’s analyses and due diligence, EO Charging has the potential to be a market leader and has substantial future growth opportunities, all of which the FRSG Board believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the FRSG Board is not intended to be exhaustive but does set forth the principal factors considered by the FRSG Board.

Satisfaction of 80% Test

It is a requirement under the FRSG Charter and the NASDAQ listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the FRSG Board determined that the fair market value of Juuce exceeded $675 million, based on, among other things, comparable company EBITDA multiples and revenue multiples.

Unaudited Prospective Financial Information

Juuce provided FRSG with its internally prepared forecasts for each of the years in the six-year period ending December 31, 2026. FRSG management reviewed the forecasts and presented key elements of the forecasts to the FRSG Board as part of the FRSG Board’s review and subsequent approval of the Business Combination. Juuce and FRSG do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of FRSG used the financial forecasts set forth below as part of its comprehensive analysis. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Juuce’s management, the forecasts were prepared on a reasonable basis, reflect the best available estimates and judgments, and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Juuce, in each case, at the time the financial information was prepared.

The forecasts include Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures. The forecasts are not presented in accordance with the requirements of IFRS. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to U.S. GAAP measures are not available, and FRSG management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as used by FRSG management may not be comparable to similarly titled measures used by other companies.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that FRSG, Juuce, their respective directors, officers or advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Juuce’s business, all of which are difficult to predict and many of which are beyond Juuce’s and FRSG’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Juuce’s and FRSG’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “Juuce Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to FRSG and the FRSG Board in connection with their review of the proposed Business Combination.

The projections were prepared by, and are the responsibility of, Juuce and FRSG management. BDO LLP (“BDO”), Juuce’s independent registered public accounting firm, and Marcum LLP, FRSG’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on it or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of BDO LLP included in this proxy statement/prospectus relates to historical financial information of Juuce. It does not extend to the projections and should not be read as if it does.

Key Financial Metrics:

The key elements of the forecasts provided by management of FRSG to the FRSG Board are summarized in the table below (unaudited):

FYE 31-DEC; 2021E 2022E 2023E 2024E 2025E 2026E (1) $mm Revenue 33 101 215 365 550 750 YoY Growth(%) 54% 205% 112% 70% 51% 36% Gross (2) Prot 12 30 66 116 175 243 Margin (%) 35% 30% 31% 32% 32% 32% Adjusted (3) EBITDA (3) (9) 7 34 69 109 Margin (%)(4) (8)% (9)% 3% 9% 13% 15% Capex(5) (5) (10) (11) (12) (13) (13) Adjusted EBITDA - Capex (8) (19) (4) 22 56 96

(1)

Revenue is made up of sales of turnkey charging solutions, which includes sale and deployment of hardware, installation and recurring software and O&M services to commercial fleets and sales of hardware and software to home commercial and destination customers.

(2)	Gross profit is revenue less cost of sales and gross margin is gross profit as a percentage of revenue.
(3)

EO Charging defines Adjusted EBITDA as net profit / loss before interest income or expense, income tax expense or benefit, and depreciation and amortization, and excluding the cost of a new D&O insurance policy and fees & expenses related to the business combination. Adjusted EBITDA is not a financial measure prepared in accordance with IFRS and should not be considered a substitute for profit / loss before taxation prepared in accordance with IFRS.

(4)	EO Charging defines Adjusted EBITDA Margin as Adjusted EBITDA, divided by total revenue, for the period presented. Adjusted EBITDA Margin is not a financial measure prepared in accordance with IFRS.
(5)	Capex is made up primarily of expenditure on intangible development costs and tangible property plant and equipment.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to EO Charging’s business, all of which are difficult to predict and many of which are beyond EO Charging’s and FRSG’s control.

EO Charging prepared the projections based on available data on current trading, customer order projections and externally available market data as of August 2021. EO Charging also considered in the projections EV100 data available as of July 2021. Longer term projections were also informed by external EV market projections, including BloombergNEF which forecasts that global fleet EV sales will grow in the range of 39% to 45% year-on-year between the years 2023 and 2026. EO Charging’s revenue projections beyond 2023E assume continued roll out of existing and prospective fleet customer electrification programs and that the market growth projections are accurate. Projections of revenues, expenditure and cashflows were based on actual performance to date at the time of forecasting, historical trends, projected future growth and future resource requirements. EO Charging’s revenues have grown year on year since inception and are expected to continue to grow slightly ahead of market growth forecasts as a result of increased investment in product development, sales and marketing and international expansion.

EO Charging’s projections reflect its fleet focus and the attractive unit economics thereof. The increasing proportion of revenues from fleet turnkey solutions is expected to offset the impact of assumed commoditization of hardware as the EV charging market continues to develops further.

Estimates of future sales were informed by existing run-rates, orders placed, and the sales pipeline taking into account the status of leads ranging from discussions with customers, tender submissions, contract negotiations through to confirmed orders and customer schedules. Projected future sales growth is underpinned in the near term by existing customer plans and the scaling of existing customer relationships.

Estimates of future expenditures were based on historical and estimated future gross margins, product development roadmaps and resource planning. Due to the fact that EO Charging offers a range of products, charging solutions and services which vary widely in selling price and associated margin, EO Charging’s gross profit and gross margins have varied and are expected to continue to vary from period to period due to revenue levels, geographic, vertical and product mix, new product introductions, and its efforts to optimize its operations and supply chain. As EO Charging launches new products, grows its presence in Europe, the U.S. and other geographies where it has not yet achieved economies of scale, and expands its solutions for fleet customers, it is possible that EO Charging may experience gross margin variability from period to period. Gross margins may also be impacted by increased competition as the market matures in the short term, and as the focus moves from hardware sales to turnkey solutions (primarily to fleet customers), EO Charging expects the average gross margins to decrease due to third party installation revenues which have a lower gross margin. As the number of chargers connected to the EO Charging platform grows, the sale of higher gross margin software and services is expected to increase average gross margin in the longer term (beyond the forecast period) with higher margins from recurring revenues.

EO Charging’s projections are based on its product development plans and related go to market roll out strategies for its products and solutions. In addition, EO Charging’s projections reflect discussions with its customers in respect of their plans and anticipated needs over the period of EO Charging’s projections. Despite EO Charging’s relatively recent market entry it has been developing its relationships with its fleet and other customers for a number of years in order to validate its product development plans and rollout strategies.

Capex estimates are based on future development plans, continued capitalization of a portion of development salaries and other fixed asset additions.

The total addressable market for passenger and commercial fleet EVs according to BloombergNEF forecasts is growing by 28% year on year and will reach 268 million total stock of vehicles by 2035.

EO Charging’s ability to meet its projections is dependent on continued development of the EV market in line with its expectations and multiple other assumptions. The capital necessary to implement EO Charging’s plans is being raised in connection with the Business Combination; however, EO Charging’s assumptions regarding sales and expenses may be different than actual sales and expenses, and its capital raised may be at the minimum cash provision, each of which may necessitate additional capital raises in the future. Please see “Risk Factors—EO Charging may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all. If EO Charging cannot raise additional funds when it needs them, EO Charging’s business, prospects, financial condition and operating results could be negatively affected” and “Risk Factors— EO Charging’s inability to generate sufficient cash flow could affect its ability to execute its strategic plans.”

While continued market growth is anticipated, it is not certain and this represents a risk to EO Charging’s projected revenue growth. Factors impacting the adoption of EVs include: perceived high cost of purchase of EVs, concern about battery range and availability of charging infrastructure, i.e., ‘range anxiety’ and limitations to charging facilities and infrastructure, perceptions about EV features, quality, safety and performance and consumers’ perception about the convenience and cost of charging EVs. If the growth of EVs does not accelerate as expected, this would impact EO Charging’s ability to grow revenues and/or scale its business operations.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the FRSG Board to vote in favor of the Business Combination, FRSG stockholders should be aware that, aside from their interests as stockholders, FRSG Sponsor and certain of FRSG’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other FRSG stockholders generally. FRSG’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to FRSG stockholders that they approve the Business Combination. FRSG stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that FRSG Sponsor holds an aggregate of 5,132,527 FRSG private placement warrants acquired at a purchase price of approximately $7.7 million which, if unrestricted and freely tradable, would be valued at approximately $                 based on the closing price of FRSG public warrants of $                per warrant on                , 2021, the record date for the FRSG special meeting (but which are subject to a lock-up and not freely tradable for a period of 30 days following the Closing), all of which would expire worthless if a business combination is not consummated;

•

the fact that FRSG Sponsor and FRSG’s officers and directors have agreed not to redeem any of the shares of FRSG Class A Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the fact that FRSG Sponsor paid an aggregate of $25,000 for 5,750,000 FRSG Founder Shares, including 189,011 FRSG Founder Shares which were subsequently forfeited by FRSG Sponsor at no cost, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                 , based on the closing price of FRSG Class A Common Stock of $                 per share on                , 2021, the record date for the FRSG special meeting;

•

the fact that given the differential in the purchase price that FRSG Sponsor paid for the FRSG Founder Shares as compared to the price of the FRSG units sold in the FRSG IPO, FRSG Sponsor and its affiliates may earn a positive rate of return on their investment even if the EO Charging Ordinary Shares trade below the price initially paid for the FRSG units in the FRSG IPO and the FRSG public stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that FRSG Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•	the fact that FRSG’s directors and officers own interests in FRSG Sponsor;

•

the fact that up to an aggregate amount of $1.5 million of any amounts outstanding under any working capital loans made by FRSG Sponsor or any of its affiliates to FRSG may be converted into FRSG warrants to purchase FRSG Class A Common Stock at a price of $1.50 per warrant at the option of the lender; if issued, such FRSG warrants would automatically convert into an equal number of EO Charging Warrants at Closing;

•

if the Trust Account is liquidated, including in the event FRSG is unable to complete an Initial Business Combination within the required time period, FRSG Sponsor has agreed to indemnify FRSG to ensure that the proceeds in the Trust Account are not reduced below $10.00 per FRSG public share, or such lesser amount per FRSG public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than FRSG’s independent public accountants) for services rendered or products sold to FRSG or (b) a prospective target business with which FRSG has entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that FRSG Sponsor and FRSG’s officers and directors, or any of their respective affiliates, will be reimbursed for out-of-pocket expenses incurred in connection with activities on FRSG’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $                as of                 , 2021, the record date for the FRSG special meeting;

•	the anticipated appointment of Thomas S. Amburgey, a director of FRSG, to the board of directors of EO Charging following the Closing;

•

the fact that FRSG Sponsor and FRSG’s officers and directors will lose their entire investment in FRSG of approximately $7.7 million and will not be reimbursed for any out-of-pocket expenses (of which approximately $                is owed as of the date hereof) if an Initial Business Combination is not completed by the Deadline Date; and

•	the terms and provisions of the Related Agreements as set forth in detail under the section entitled “The Business Combination Agreement and Related Agreements.”

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the Business Combination, FRSG Sponsor, FRSG’s directors, officers or advisors or any of their respective affiliates may privately negotiate transactions to purchase

FRSG public shares from FRSG stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of FRSG public shares FRSG Sponsor, FRSG’s directors, officers or advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of NASDAQ. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, FRSG Sponsor, FRSG’s directors, officers or advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase FRSG public shares in such transactions. None of FRSG Sponsor, FRSG’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such FRSG public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such FRSG stockholder, although still the record holder of such FRSG public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such FRSG stockholder to vote such shares in a manner directed by the purchaser.

In the event that FRSG Sponsor, FRSG’s directors, officers or advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public FRSG stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of FRSG public shares could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of FRSG public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of FRSG Class A Common Stock may be reduced and the number of beneficial holders of FRSG’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of FRSG’s securities on a national securities exchange.

FRSG Sponsor, and FRSG’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom FRSG Sponsor, FRSG’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting FRSG directly or by FRSG’s receipt of redemption requests submitted by stockholders following FRSG’s mailing of proxy materials in connection with the Initial Business Combination. To the extent that FRSG Sponsor, FRSG’s officers, directors, advisors or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination. FRSG Sponsor, FRSG’s officers, directors, advisors or any of their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by FRSG Sponsor, FRSG’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. FRSG Sponsor, FRSG’s officers, directors, advisors and any of their respective affiliates will not make purchases of FRSG Class A Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Redemption Rights

Under the FRSG Charter, holders of FRSG Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to FRSG to pay its franchise and income taxes, by (b) the total number of shares of FRSG Class A Common Stock issued in the FRSG IPO; provided that FRSG will not redeem any public shares to the extent that such redemption would result in FRSG having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001 unless the EO Charging Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. As of September 30, 2021, this would have amounted to approximately $10.00 per share. Under the FRSG Charter, in connection with an Initial Business Combination, a FRSG public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 20% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of FRSG Class A Common Stock for cash and will no longer own shares of FRSG Class A Common Stock and will not receive EO Charging Ordinary Shares or participate in EO Charging’s future growth, if any. Such a holder will be entitled to receive cash for its FRSG public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to FRSG’s transfer agent in accordance with the procedures described herein. See the section entitled “FRSG Special Meeting—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of shares of FRSG Class A Common Stock who do not elect to have their shares redeemed for cash are subject to dilution by the EO Charging Ordinary Shares being issued in the Business Combination. The amount of dilution incurred by holders of shares of FRSG Class A Common Stock who do not elect to have their shares redeemed for cash will depend on the number of shares that are redeemed in connection with the Business Combination. Please see the section entitled “The Business Combination—Ownership of EO Charging after Closing” for additional information.

The Business Combination Agreement provides that FRSG must maintain cash in the Trust Account of not less than $91,392,864 at Closing. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of FRSG Class A Common Stock by FRSG’s public stockholders, this condition is not satisfied or is not waived, then each of Juuce, EO Charging and Merger Sub may elect not to consummate the Business Combination.

Underwriting Fees in Connection with the FRSG IPO

In connection with the FRSG IPO, the underwriters were entitled to an aggregate of approximately $12.2 million in underwriting discounts and commission, of which (i) approximately $4.4 million was payable upon completion of the FRSG IPO and (ii) approximately $7.8 million represents deferred underwriting commissions that are conditioned upon completion of an Initial Business Combination and will only become payable to the underwriters of the FRSG IPO upon completion of an Initial Business Combination. The underwriting discounts and commissions are not impacted by the size of such transaction or the number of FRSG stockholders that elect to exercise their redemption rights with respect to their shares FRSG Class A Common Stock in connection therewith. The following table illustrates the effective of underwriting discounts and commissions on a percentage basis for the shares of FRSG Class A Common Stock under the redemption scenarios below.

($ in millions)	Scenario 1 – Assuming No Redemptions	Scenario 2 – Assuming Maximum Redemptions
Unredeemed FRSG public shares	22,243,955	9,139,287
Underwriting Fee . . . . . . . . . . . . . . . . .	$12.2	$12.2

Effective Underwriting Fee (%) . . . . . . .	5.5%	13.4%

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (all numbers in millions):

Illustrative Sources & Uses

Sources	$MM
Cash in trust	$222	(1)
Rollover equity	498	(2)

Total Sources	$720

Uses	$MM
Rollover equity	$498	(2)
Cash to balance sheet	111
Cash to seller	70
Estimated transaction expenses	42

Total Uses	$720

(1)	Pro-forma ownership structure assumes $10.00 per share of FRSG Class A Common Stock and no redemptions. Excludes FRSG warrants.
(2)	Rollover equity excludes the value of the vested portion of the Customer Warrant of $21 million in aggregate.

Certain Information Relating to EO Charging

EO Charging Board Before the Business Combination

Prior to the consummation of the Business Combination, the EO Charging Board consists of Charles Jardine and Thomas S. Amburgey.

EO Charging Board and Executive Officers Following the Business Combination

Upon consummation of the Business Combination, the executive officers and directors of EO Charging are expected to be as follows.

Name	Age	Position
Charles Jardine	30	CEO and Director
Colin Campbell	55	Director
Thomas S. Amburgey	34	Director
Steve Horley	54	Director
Mark L. Joseph	66	Director
Thomas vonReichbauer	40	Director

Please see the section entitled “Management of EO Charging After the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

Indemnification and Insurance Obligations of EO Charging Following the Business Combination

EO Charging’s current Memorandum and Articles of Association provides for indemnification of EO Charging’s officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses incurred by them as a result of any act or failure to act in carrying out their functions other than such liability that they may incur by reason of their own actual fraud or willful default.

EO Charging may also, to the extent permitted by law, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in EO Charging or a related body corporate.

Please see the section entitled “Management of EO Charging After the Business Combination—EO Charging Board—Indemnification and Insurance Obligations of EO Charging Following the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

Listing of EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ

EO Charging Ordinary Shares and EO Charging Warrants currently are not traded on a stock exchange. EO Charging intends to apply to list the EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ upon the Closing under the ticker symbols “EOC” and “EOCW,” respectively.

Restrictions on Resales

All EO Charging Ordinary Shares and EO Charging Warrants received by FRSG stockholders and warrantholders in the Business Combination are expected to be freely tradable, except that the EO Charging Ordinary Shares and EO Charging Warrants received in the Business Combination by persons who become affiliates of EO Charging for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of EO Charging generally include individuals or entities that control, are controlled by or are under common control with, EO Charging and may include the directors and executive officers of EO Charging as well as its principal shareholders.

Certain Juuce shareholders who received EO Charging Ordinary Shares under the Acquisition Agreements may sell such EO Charging Ordinary Shares pursuant to Rule 144 under the Securities Act, if available, if the resale meets the criteria and conform to the requirements of that rule. Upon effectiveness of the registration statement EO Charging files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, such EO Charging Ordinary Shares are expected to be freely tradable, subject to the EO Charging Memorandum and Articles of Association.

Delisting of FRSG Common Stock and Deregistration of FRSG

FRSG, Juuce and EO Charging anticipate that, following consummation of the Business Combination, the FRSG Class A Common Stock, FRSG units and FRSG warrants will be delisted from NASDAQ, and FRSG’s securities will be deregistered under the Exchange Act.

Comparison of Shareholder Rights

Until consummation of the Merger, Delaware law and the FRSG Charter will continue to govern the rights of FRSG stockholders. After consummation of the Share Exchange, FRSG stockholders will become EO Charging shareholders and Delaware law and the EO Charging Memorandum and Articles of Association of EO Charging will govern the rights of the EO Charging shareholders.

There are certain differences in the rights of FRSG stockholders prior to the Business Combination and the rights of EO Charging shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information.

Regulatory Matters

Please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Material Tax Considerations

Please see the sections entitled “Material U.S. Federal Income Tax Considerations”, “Material U.K. Tax Considerations” and “Material Cayman Islands Tax Considerations” elsewhere in this proxy statement/prospectus.

Accounting for the Business Combination

Please see section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Accounting for the Business Combination” elsewhere in this proxy statement/prospectus.

Appraisal Rights

Appraisal rights are not available to holders of shares of FRSG Class A Common Stock and FRSG Class B Common Stock in connection with the Business Combination.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following describes material U.S. federal income tax considerations for Holders (as defined below) of (i) FRSG Class A Common Stock and FRSG warrants (“FRSG Securities”) as of immediately prior to the Business Combination with respect to (1) electing to have their FRSG Class A Common Stock redeemed for cash and (2) the Merger, and (ii) EO Charging Ordinary Shares and EO Charging Warrants (“EO Charging Securities”), except as otherwise noted below, as of immediately following the Business Combination with respect to the ownership and disposition of such securities. Unless otherwise noted, the following discussion reflects the opinion of Vinson & Elkins L.L.P., FRSG’s U.S. tax counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of Vinson & Elkins L.L.P. is dependent on the accuracy of factual representations made by each of EO Charging and FRSG to them, including descriptions of EO Charging’s operations contained elsewhere in this proxy statement/prospectus. Statements contained herein that EO Charging or FRSG “believes,” “expects,” or “intends” or other similar phrases are not legal conclusions or opinions of Vinson & Elkins L.L.P. This discussion applies only to FRSG Securities and EO Charging Securities, as the case may be, held as a “capital asset” for U.S. federal income tax purposes (generally property held for investment). This discussion does not address any tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the tax treatment of the Business Combination with respect to Juuce shareholders or securityholders. This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. We cannot assure you that any such change or differing interpretation will not significantly alter the tax considerations described in this discussion. Neither FRSG nor EO Charging has sought or will seek any rulings from the IRS with respect to the positions or conclusions described in the following discussion. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisors, the IRS, or a court will agree with such statements, positions, and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from the redemption of FRSG Class A Common Stock, the completion of the Business Combination or the ownership or disposition of EO Charging Securities after the Business Combination, and does not address all aspects of U.S. federal income taxation that may be relevant to individual Holders in light of their particular circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local, or non-U.S. tax laws, any tax treaties, or any other tax law. Furthermore, this summary does not address all U.S. federal income tax considerations that may be relevant to certain categories of Holders that may be subject to special treatment under the U.S. federal income tax laws, including, but not limited to:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	except as specifically described below, persons that actually or constructively own five percent or more of any class of FRSG’s or EO Charging’s stock (by vote or by value);

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell FRSG Securities or EO Charging Securities under the constructive sale provisions of the Code;

•	persons that acquired FRSG Securities or EO Charging Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States;

•

persons that hold FRSG Securities or EO Charging Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	the FRSG initial stockholders, FRSG Sponsor, or FRSG’s officers or directors, or other holders of FRSG Founder Shares; and

•	Holders of EO Charging Securities or Juuce shares or securities prior to the Business Combination.

THIS DISCUSSION IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING, BUT NOT LIMITED TO, U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, OR ANY APPLICABLE INCOME TAX TREATY.

Holder, U.S. Holder and Non-U.S. Holder Defined

A “U.S. Holder” is a beneficial owner of FRSG Securities or EO Charging Securities that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of FRSG Securities or EO Charging Securities that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, in each case that is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds FRSG Securities or EO Charging Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes)

holding FRSG Securities or EO Charging Securities to consult with and rely solely upon their tax advisors regarding the U.S. federal income and other tax considerations to them of the matters discussed below.

“U.S. Holders” and “Non-U.S. Holders” are referred to collectively herein as “Holders”.

Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of FRSG Class A Common Stock

Tax Characterization of a Redemption

In the event that a Holder’s FRSG Class A Common Stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “FRSG Special Meeting—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the FRSG Class A Common Stock under Section 302(a) of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of FRSG Class A Common Stock treated as held by the Holder (including any stock constructively owned by the Holder as a result of owning FRSG warrants or otherwise) relative to all shares of FRSG Class A Common Stock outstanding both before and after the redemption. The redemption of a Holder’s FRSG Class A Common Stock generally will be treated as a sale of such FRSG Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the Holder, (ii) results in a “complete termination” of the Holder’s interest in FRSG, or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a Holder takes into account not only stock actually owned by the Holder, but also shares of FRSG Class A Common Stock that are treated as constructively owned by the Holder. A Holder may be treated as constructively owning stock owned by certain related individuals and entities in which the Holder has an interest or that have an interest in such Holder, as well as any stock that the Holder has a right to acquire by exercise of an option, which would generally include FRSG Class A Common Stock that could be acquired pursuant to the exercise of FRSG warrants.

In order to meet the “substantially disproportionate” test, the percentage of FRSG’s outstanding voting stock actually and constructively owned by the Holder immediately following the redemption of FRSG Class A Common Stock must, among other requirements, be less than 80% of the percentage of FRSG’s outstanding voting stock actually and constructively owned by the Holder immediately before the redemption. There will be a “complete termination” of a Holder’s interest if either (i) all of the shares of FRSG Class A Common Stock actually and constructively owned by the Holder are redeemed or (ii) all of the shares of FRSG Class A Common Stock actually owned by the Holder are redeemed, the Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the Holder does not constructively own any other stock (including as a result of owning FRSG warrants). Finally, the redemption of a Holder’s FRSG Class A Common Stock will not be “essentially equivalent to a dividend” if such redemption results in a “meaningful reduction” of the Holder’s proportionate interest in FRSG. Whether the redemption will result in a meaningful reduction in a Holder’s proportionate interest in FRSG will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A Holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of electing to have FRSG Class A Common Stock redeemed for cash.

If none of the foregoing tests are satisfied, the Holder will generally be treated as receiving a distribution of cash from FRSG. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from FRSG’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of FRSG’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Holder’s adjusted tax basis in its FRSG Class A Common Stock. Any remaining excess will be treated as gain realized on the sale of the FRSG Class A Common Stock. After the application of these rules, any remaining tax basis of the Holder in the redeemed FRSG Class A Common Stock will be added to the Holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the Holder’s adjusted tax basis in its warrants or in other stock constructively owned by it. Holders who actually or constructively own five percent or more of the FRSG Class A Common Stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of FRSG Class A Common Stock, and such Holders are urged to consult with their own tax advisors with respect to their reporting requirements.

Effect of the Election to Receive both Cash Pursuant to Redemption and FRSG Securities Pursuant to the Merger

If the Merger qualifies for the Intended Tax Treatment, as discussed below under the section entitled “—Material U.S. Federal Income Tax Considerations with Respect to the Merger for Holders of FRSG Class A Common Stock and FRSG Warrants—Tax Characterization of the Merger,” and a Holder elects to both (i) redeem some shares of FRSG Class A Common Stock and (ii) exchange some shares of FRSG Class A Common Stock and/or FRSG warrants for EO Charging Securities in the Merger, it is possible, but not clear, that such redemption and the Merger would be treated as part of the same transaction, and as a result, such Holder would be treated as receiving the cash paid in the redemption as part of the Merger consideration paid to such Holder.

In such a case, such Holder generally would recognize gain (if any) for U.S. federal income tax purposes in an amount equal to the lesser of  (i) the excess (if any) of the amount of cash plus the fair market value of the EO Charging Ordinary Shares and EO Charging Warrants received in exchange for such shares of FRSG Class A Common Stock and FRSG warrants, as described below, over such Holder’s tax basis in such shares of FRSG Class A Common Stock or FRSG Warrants exchanged therefor or (ii) the amount of cash plus, in the event the Merger, together with the Share Contribution, qualifies as a transaction described in Section 351 of the Code but not as a reorganization within the meaning of Section 368(a) of the Code, the fair market value of the EO Charging Warrants received in exchange for such shares of FRSG Class A Common Stock or FRSG warrants. To determine the amount of gain, if any, that such Holder would recognize, the Holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the cash received in the redemption of FRSG Class A Common Stock by such Holder, (ii) the EO Charging Ordinary Shares received by such Holder in the Merger and (iii) the EO Charging Warrants held by such Holder as a result of the Merger among the shares of FRSG Class A Common Stock and FRSG warrants held by such Holder immediately prior to the redemption and the Merger in proportion to their respective fair market values. Any loss realized by the Holder would not be recognized.

In the event that the Merger did not qualify for the Intended Tax Treatment, or the redemption and Merger were not treated as part of the same transaction, the consequences of the redemption would generally be as described above under the section entitled “—Tax Characterization of a Redemption.”

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the FRSG Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. Holders of FRSG Class A Common Stock considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors as to whether the redemption of their FRSG Class A Common Stock will be treated as a sale or as a distribution under the Code and any resultant tax consequences.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of FRSG Class A Common Stock.

Gain or Loss on Redemption Treated as a Sale of FRSG Class A Common Stock. If a redemption of a U.S. Holder’s FRSG Class A Common Stock is treated as a sale of such FRSG Class A Common Stock, the U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption and (ii) the U.S. Holder’s adjusted tax basis in its FRSG Class A Common Stock redeemed. A U.S. Holder’s adjusted tax basis in its FRSG Class A Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the FRSG Class A Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the FRSG Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the one-year holding period is not satisfied, any gain on the redemption of FRSG Class A Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If a redemption of a U.S. Holder’s FRSG Class A Common Stock is not treated as a sale of such FRSG Class A Common Stock, the U.S. Holder will generally be treated as receiving a distribution of cash from FRSG, as discussed above. Any portion of such distribution that is treated as a dividend paid to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied, but may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s FRSG Class A Common Stock and increase the amount of gain or decrease the amount of loss recognized by such U.S. Holder in connection with a disposition of its shares). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, any portion of a distribution that is treated as a dividend paid to a non-corporate U.S. Holder generally will give rise to “qualified dividend income” that is currently subject to U.S. federal income tax at the lower applicable long-term capital gains rate. It is unclear, however, whether the redemption rights with respect to the FRSG Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the applicable holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction, and a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. Any portion of such distribution that is treated as gain realized on the sale of the FRSG Class A Common Stock (i.e., the portion not constituting a dividend or a return of capital) will be treated as described under the section entitled “Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of FRSG Class A Common Stock—Considerations for U.S. Holders—Gain or Loss on Redemption Treated as a Sale of FRSG Class A Common Stock.”

Information Reporting and Backup Withholding. Payments received by a U.S. Holder as a result of the exercise of redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Information reporting requirements generally will not apply, however, to a U.S. Holder that is an exempt recipient and certifies to its exempt status. Backup withholding may apply to such payments if the U.S. Holder (i) fails to provide a taxpayer identification number or a certification of exempt status or (ii) has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Considerations for Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder of FRSG Class A Common Stock.

Gain on Redemption Treated as a Sale of FRSG Class A Common Stock. If a redemption of a Non-U.S. Holder’s FRSG Class A Common Stock is treated as a sale of such FRSG Class A Common Stock, subject to the discussion below under “ —Considerations for Non-U.S. Holders —Information Reporting and Backup Withholding,” the Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon such redemption unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•

the FRSG Class A Common Stock constitutes United States real property interests by reason of FRSG’s status, at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. Holder held FRSG Class A Common Stock, as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes, and as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty). Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, FRSG believes that it currently is not, and has not been at any time during the five-year testing period, a United States real property holding corporation.

Taxation of Redemption Treated as a Distribution. If a redemption of a Non-U.S. Holder’s FRSG Class A Common Stock is not treated as a sale of such FRSG Class A Common Stock , the Non-U.S. Holder will generally be treated as receiving a distribution of cash from FRSG, as discussed above. Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any portion of such distribution treated as a dividend paid to a Non-U.S. Holder on the FRSG Class A Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend (unless an applicable income tax treaty provides for a lower rate). To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Because FRSG generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, FRSG normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S.

Holder if it is subsequently determined that such distribution was, in fact, in excess of FRSG’s current and accumulated earnings and profits.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Any portion of such distribution that is treated as gain realized on the sale of the FRSG Class A Common Stock (i.e., the portion not constituting a dividend or a return of capital) will be treated as described under the section “Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of FRSG Class A Common Stock—Considerations for Non-U.S. Holders—Gain on Redemption Treated as a Sale of FRSG Class A Common Stock.”

The rules governing the U.S. federal income tax treatment of redemptions are complex, and the determination of whether a redemption will be treated as a sale of FRSG Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. Holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. Holders of FRSG Class A Common Stock considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors as to whether the redemption of their FRSG Class A Common Stock will be treated as a sale or as a distribution under the Code and any resultant tax consequences.

Information Reporting and Backup Withholding. Any amounts paid to a Non-U.S. Holder that are treated as dividends must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Such amounts generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Amounts paid to a Non-U.S. Holder that are treated as the proceeds of the sale or other disposition by the Non-U.S. Holder of FRSG Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of FRSG Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of FRSG Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on “withholdable payments” (as defined in the Code), including amounts treated as dividends paid on FRSG Class A Common Stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Holders are encouraged to consult with and rely solely upon their own tax advisors regarding the effects of FATCA on a redemption of their FRSG Class A Common Stock.

HOLDERS OF FRSG CLASS A COMMON STOCK CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

Material U.S. Federal Income Tax Considerations with Respect to the Merger for Holders of FRSG Class A Common Stock and FRSG Warrants

Tax Residence of EO Charging for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, EO Charging, which is incorporated under the laws of the Cayman Islands, would be treated as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule, under which a non-U.S. organized entity might, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and guidance regarding their application is unclear and incomplete.

As relevant to the Business Combination, under Section 7874 of the Code, an entity that is treated as a corporation for U.S. federal income tax purposes and organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if the following conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (ii) after the acquisition, the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation (and tax residence) relative to the expanded affiliated group’s worldwide activities and (iii) subject to the Third Country Rule discussed below, after the acquisition, the percentage (by either vote or value) of the shares of the acquiring non-U.S. corporation held by former shareholders and security holders of the U.S. corporation by reason of holding shares and securities (including rights to acquire shares and securities) of the U.S. corporation (which includes the receipt of the non-U.S. corporation’s shares in the acquisition) (the “Section 7874 Percentage”) is at least 80% (the “Ownership Test”).

In addition, the U.S. Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) include a rule that generally provides that, if (i) there is an acquisition of a domestic company by a non-U.S. corporation in which the Section 7874 Percentage is at least 60%, and (ii) in a related acquisition, such non-U.S. corporation acquires another non-U.S. corporation and the acquiring non-U.S. corporation is not subject to tax as a resident in the foreign country in which the acquired non-U.S. corporation was subject to tax as a resident prior to the acquisitions, stock of the acquiring non-U.S. corporation held by former shareholders of the acquired non-U.S. corporation by reason of having held stock in the acquired non-U.S. corporation is excluded in applying the Ownership Test, (the “Third Country Rule”). If applicable, the Third Country Rule increases the Section 7874 Percentage and generally results in the acquiring non-U.S. corporation meeting the Ownership Test.

For purposes of Section 7874 of the Code, immediately after the completion of the Business Combination, the first two general conditions described above may be met because (i) EO Charging could be viewed as directly acquiring substantially all of the assets of FRSG through the Merger, and (ii) EO Charging, including its expanded affiliated group, will not have substantial business activities in the Cayman Islands for purposes of Section 7874 of the Code. Furthermore, because EO Charging is not expected to be a tax resident in the United Kingdom (the jurisdiction in which Juuce is tax resident) at the time when the Business Combination is consummated, it is expected that the Third Country Rule would apply to the Business Combination if the Section 7874 Percentage were at least 60%. Accordingly, the application of Section 7874 of the Code to the Business Combination depends on whether the Section 7874 Percentage is at least 60% prior to the application of the Third Country Rule.

Based on the terms of the Business Combination, the rules for determining share ownership and calculating the Section 7874 Percentage under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, FRSG and EO Charging expect that, immediately after the Business Combination, former holders of FRSG Class A Common Stock will hold less than 60% (by both vote and value) of the EO Charging Ordinary Shares by reason of holding FRSG Class A Common Stock as determined for purposes of Section 7874 of the Code. As a result, under current law, it is expected that EO Charging will be treated as a non-U.S. corporation for U.S. federal income tax purposes. However, neither FRSG nor EO Charging has sought nor will seek any ruling from the IRS or any opinion from any tax advisor as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Further, there can be no assurance that your, FRSG’s or EO Charging’s tax advisors, the IRS, or a court will agree with the position that EO Charging is not treated as a U.S. corporation pursuant to Section 7874 of the Code. No representation is being made to you that EO Charging will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The rules for determining whether a non-U.S. corporation is treated as a U.S. corporation for U.S. federal income tax purposes are complex, unclear, and the subject of ongoing regulatory change. The position that EO Charging is not treated as a U.S. corporation pursuant to Section 7874 of the Code is not free from doubt. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances. For example, President Biden’s Made in America tax plan, if enacted, would increase the risk that EO Charging would be treated as a U.S. corporation by expanding the scope of such rules to capture more transactions, including by reducing the Ownership Test threshold from 80% to 50%.

If EO Charging were to be treated as a U.S. corporation for U.S. federal income tax purposes, this could result in a number of negative tax consequences for EO Charging and Holders of EO Charging Securities. For example, EO Charging would be subject to U.S. federal income tax on its worldwide income and, as a result, could be subject to substantial liabilities for additional U.S. income taxes. Moreover, the gross amount of any dividend payments to EO Charging’s Non-U.S. Holders could be subject to 30% U.S. withholding tax

(depending on the application of any income tax treaty that might apply to reduce the withholding tax), and the ability of EO Charging’s U.S. Holders to credit any Cayman Islands or United Kingdom taxes imposed on them may be materially limited. Holders should consult with, and rely solely upon, their own tax advisors regarding the application of the rules described above and any resultant tax consequences.

The remainder of this discussion assumes that EO Charging will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, neither FRSG nor EO Charging is representing to you that EO Charging will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Tax Characterization of the Merger

The following discussion under the heading “—Tax Characterization of the Merger” insofar as such discussion constitutes statements of U.S. federal income tax law as to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code and, together with the Share Contribution, a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provisions pursuant to Section 367 of the Code), constitutes the opinion of Vinson & Elkins L.L.P., U.S. tax counsel to FRSG.

It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that the Merger and the Share Contribution together be treated as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”). In the Business Combination Agreement, each of FRSG, EO Charging, Juuce, and Merger Sub agrees report and file all applicable U.S. income Tax Returns consistent with the Intended Tax Treatment (including, if applicable, attaching the statement described in U.S. Treasury regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing), except as otherwise required by Law. Consistent with the Business Combination Agreement, each of EO Charging and FRSG currently expects to file its tax returns consistent with the Intended Tax Treatment.

Based upon representations made by FRSG and EO Charging in tax representation letters delivered by such parties, certain customary assumptions (including an assumption that amounts paid in redemption of FRSG stockholders that exercise their redemption rights and the amount of FRSG’s transaction expenses that arise in connection with the consummation of the Business Combination will not exceed in the aggregate 10% of the assets held by FRSG prior to the Merger, consistent with the standard reflected in Rev. Proc. 77-37, 1977-2 C.B. 568), and certain covenants and undertakings of FRSG and EO Charging pursuant to the Business Combination Agreement, Vinson & Elkins L.L.P., FRSG’s U.S. tax counsel, is currently of the opinion that the Merger more likely than not qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Merger and the Share Contribution together more likely than not will be treated as a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provisions pursuant to Section 367 of the Code).

However, due to the absence of clear and complete guidance regarding certain requirements that must be satisfied for the Merger to qualify for the Intended Tax Treatment, such treatment is not free from doubt. There is significant uncertainty as to whether the exchange of FRSG Class A Common Stock and FRSG warrants for EO Charging Ordinary Shares and EO Charging Warrants in the Merger would qualify for non-recognition treatment for U.S. federal income tax purposes, and as a result, there is significant risk that Holders of FRSG Securities could be subject to tax in respect of the Merger even if the Merger and the Share Contribution together satisfy the requirements of Section 351 of the Code. One of the requirements that must be satisfied for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code is the continuity of business enterprise requirement, which generally requires the acquiring corporation (here, EO Charging) to either continue the historic business of the target (here, FRSG) or use a significant portion of the target’s historic business assets in a business. Due to the absence of clear and complete guidance on how this requirement of Section 368(a) of the Code applies in the case of a corporation holding only cash and investment-type assets, such as FRSG, this analysis in the context of the Merger is subject to significant uncertainty. The IRS has indicated that the application of the continuity of business enterprise requirement in such circumstances is currently under consideration, and there can be no assurance as to whether the IRS will come to a favorable conclusion on this point. In addition, there are uncertainties related to the treatment and amount of redemptions that are considered to occur in connection with the Merger, and as a result, the opinion of Vinson & Elkins L.L.P. is conditioned upon assumptions with respect to such redemptions. Further, the qualification of the Merger and the Share Contribution together as a transaction described in Section 351 of the Code may be dependent on actions taken in connection with the Business Combination by persons outside of EO Charging’s control, such as the disposition pursuant to a prearranged plan of more than 20% of the EO Charging Ordinary Shares received by stockholders of FRSG and/or Juuce in connection with the Business Combination. Accordingly, no assurance can be given that your, FRSG’s or EO Charging’s tax advisors will agree with the Intended Tax Treatment or that the IRS would not assert, or that a court would not sustain, a contrary position.

Further, the application of Sections 368(a), 351, and 367 of the Code must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts, law, and other circumstances. Neither FRSG nor EO Charging has sought nor will seek any ruling from the IRS as to such tax treatment, and the Closing is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Thus, the intended reporting position of FRSG described herein is not free from doubt.

In light of the significant uncertainty regarding the tax treatment of the Merger, you are strongly urged to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of the Merger to you.

Consequences of the Intended Tax Treatment. If the Merger both qualifies as a reorganization within the meaning of Section 368(a) of the Code and, together with the Share Contribution, qualifies as a transaction described in Section 351 of the Code, a Holder that exchanges FRSG Class A Common Stock for EO Charging Ordinary Shares and/or FRSG warrants for EO Charging Warrants generally should not recognize gain or loss for U.S. federal income tax purposes, subject to the discussion above under the section entitled “Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of FRSG Class A Common Stock— Effect of the Election to Receive both (i) Cash Pursuant to Redemption and (ii) FRSG Securities Pursuant to the Merger” with respect to Holders that elect to redeem a portion of their FRSG Class A Common Stock, and the discussion below under the section entitled “—Considerations for U.S. Holders—Taxation under Section 367(a) of the Code and Five-Percent Transferee Shareholders” for U.S. Holders. The aggregate tax basis for U.S. federal income tax purposes of the EO Charging Ordinary Shares and/or EO Charging Warrants received by such Holder in the Merger should be the same as the aggregate adjusted tax basis of the shares of FRSG Class A Common Stock and/or FRSG warrants surrendered in exchange therefor. The holding period of the EO Charging Ordinary Shares and/or EO Charging Warrants received in the Merger by such Holder should include the period during which the shares of FRSG Class A Common Stock and/or EO Charging Warrants exchanged therefor were held by such Holder.

Consequences if the Merger Qualifies as a Reorganization within the Meaning of Section 368(a) of the Code But Not as a Transaction Described in Section 351 of the Code. If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, but not as a transaction described in Section 351 of the Code, the consequences to Holders would generally be the same as described above under the section entitled “—Consequences of the Intended Tax Treatment.”

Consequences if the Merger, together with the Share Contribution, Qualifies as a Transaction Described in Section 351 of the Code but not a Reorganization within the Meaning of Section 368(a) of the Code. If the Merger, together with the Share Contribution, qualifies as a transaction described in Section 351 of the Code, but not as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to a Holder would depend on the EO Charging Securities that the Holder receives in the Merger. A Holder that exchanges only FRSG Class A Common Stock for EO Charging Ordinary Shares would generally be the same as described above under the section entitled “—Consequences of the Intended Tax Treatment.”

A Holder that exchanges only FRSG warrants for EO Charging Warrants would recognize gain or loss for U.S. federal income tax purposes upon such exchange equal to the difference between the fair market value of the EO Charging Warrants received and such Holder’s adjusted tax basis in the FRSG warrants exchanged therefor. The Holder’s tax basis in the EO Charging Warrants received in the Merger would equal the fair market value of such warrants, and the Holder’s holding period in its EO Charging Warrants would begin on the day after the Merger.

A Holder that exchanges both FRSG Class A Common Stock and FRSG warrants for EO Charging Ordinary Shares and EO Charging Warrants, respectively, would recognize gain (if any) for U.S. federal income tax purposes in an amount equal to the lesser of  (i) the excess (if any) of the fair market value of the EO Charging Ordinary Shares and EO Charging Warrants received in exchange for such shares of FRSG Class A Common Stock and FRSG warrants, as described below, over such Holder’s tax basis in such shares of FRSG Class A Common Stock and FRSG Warrants exchanged therefor or (ii) the fair market value of the EO Charging Warrants received in the exchange. To determine the amount of gain, if any, that such Holder would recognize, the Holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of  (i) the EO Charging Ordinary Shares received by such Holder and (ii) the EO Charging Warrants held by such Holder as a result of the Merger among the shares of FRSG Class A Common Stock and FRSG warrants held by such Holder immediately prior to the Merger in proportion to their respective fair market values. Any loss realized by the Holder would not be recognized.

Consequences if the Merger Qualifies Neither as a Reorganization within the Meaning of Section 368(a) of the Code nor as a Transaction Described in Section 351. If the Merger qualifies neither as a reorganization within the meaning of Section 368(a) of the Code nor as a transaction described in Section 351 of the Code, a Holder that exchanges FRSG Securities for EO Charging Securities would recognize gain or loss for U.S. federal income tax purposes upon such exchange equal to the difference between the fair market value of the EO Charging Securities received and such Holder’s adjusted tax basis in the FRSG Securities exchanged therefor. The Holder’s tax basis in the EO Charging Securities received in the Merger would equal the fair market value of such warrants, and the Holder’s holding period in its EO Charging Securities would begin on the day after the Merger.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of FRSG Securities.

Treatment of Gain or Loss Recognized, if Any, as a Result of the Merger. If gain or loss is recognized by a U.S. Holder upon an exchange of FRSG Securities for EO Charging Securities in the Merger, such gain or loss gain or loss generally would be long-term capital gain or loss if the U.S. Holder’s holding period for the FRSG Securities exchanged exceeds one year. It is unclear, however, whether the redemption rights with respect to the FRSG Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the one-year holding period is not satisfied, any gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders are currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation under Section 367(a) of the Code and Five-Percent Transferee Shareholders. Section 367(a) of the Code and the applicable U.S. Treasury regulations promulgated thereunder provide that when a U.S. Holder exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify for non-recognition treatment under the Code, the exchange is generally not treated as a non-recognition transaction with respect to such U.S. Holder unless certain additional requirements are met. Such requirements would be satisfied if: (i) 50% or less (by vote and value) of the EO

Charging Ordinary Shares is received in the Business Combination, in the aggregate, by U.S. Holders of FRSG Class A Common Stock, (ii) 50% or less (by vote and value) of the EO Charging Ordinary Shares are owned, in the aggregate, immediately after the consummation of the Business Combination by U.S. Holders that are either officers or directors of FRSG or five-percent U.S. stockholders of FRSG, (iii) in the case of a five-percent U.S. shareholder, a “gain recognition agreement” is filed as further described below, and (iv) EO Charging satisfies a 36-month active trade or business test outside the United States and has a fair market value equal to or greater than FRSG. If these additional requirements are not met, a U.S. Holder would be required to recognize any gain, but would not recognize any loss, realized on the exchange. Subject to the representations and assumptions described above, it is the opinion of Vinson & Elkins L.L.P., that such requirements will more likely than not be satisfied. However, the determination of whether these requirements have been satisfied is complex and dependent upon a number of factual determinations which may not be known at the completion of the Business Combination and which may be subject to change, including the application of complex constructive ownership rules. No ruling has been sought from the IRS as to such position, and the Closing is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to the application of Section 367(a) of the Code to the Merger. Accordingly, the application of Section 367(a) of the Code to the Merger is not free from doubt, and there can be no assurance that your, FRSG’s or EO Charging’s tax advisors, the IRS, or a court will agree with the position that the additional requirements under Section 367(a) of the Code have been satisfied. If such requirements are satisfied, the application of Section 367(a) of the Code would not prevent a U.S. Holder of FRSG Securities from obtaining non-recognition treatment with respect to its exchange of FRSG Securities for EO Charging Securities in the Merger, subject to the discussion below regarding “five-percent transferee shareholders.”

A U.S. Holder that is a “five-percent transferee shareholder,” as defined in the applicable U.S. Treasury regulations under Section 367(a) of the Code, with respect to EO Charging after the consummation of the Business Combination will qualify for non-recognition treatment with respect to any gain in the FRSG Securities exchanged by such U.S. Holder in the Merger only if, among other things, such U.S. Holder files a “gain recognition agreement,” as defined in the U.S. Treasury regulations (a “GRA”), with the IRS. Actions taken by EO Charging and FRSG during the term of the GRA (generally lasting until the end of the fifth full taxable year following the close of the taxable year during which the GRA is entered into), including dispositions of the stock of FRSG or its assets, could result in partial or full recognition of the gain subject to the GRA. Any U.S. Holder of FRSG Securities who will be a “five-percent transferee shareholder” with respect to EO Charging after the consummation of the Business Combination is urged to consult with, and rely solely upon, their tax advisors concerning the decision to file a GRA, the procedures to be followed in connection with that filing, and the circumstances that might give rise to recognition of gain subject to the GRA.

Information Reporting and Backup Withholding. Amounts received by a U.S. Holder as a result of the Merger may be subject, under certain circumstances, to information reporting and backup withholding. Information reporting requirements generally will not apply, however, to a U.S. Holder that is an exempt recipient and certifies to its exempt status. Backup withholding may apply to such amounts if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including stock, securities, or cash) to EO Charging. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in EO

Charging constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult with, and rely solely upon, their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in EO Charging Ordinary Shares and EO Charging Warrants.

Considerations for Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder of FRSG Securities.

Treatment of Gain Recognized, if Any, as a Result of the Merger. If gain is recognized by a Non-U.S. Holder upon an exchange of FRSG Securities for EO Charging Securities in the Merger, subject to the discussion below under “—Considerations for Non-U.S. Holders—Information Reporting and Backup Withholding,” the Non-U.S. Holder generally would not be subject to U.S. federal income tax on any gain realized upon such exchange unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•

the FRSG Securities constitute United States real property interests by reason of FRSG’s status, at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. Holder held FRSG Securities, as a USRPHC for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty). Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, FRSG believes that it currently is not, and has not been at any time during the five-year testing period, a United States real property holding corporation.

Information Reporting and Backup Withholding. Amounts paid to a Non-U.S. Holder that are treated as the proceeds of the sale or other disposition by the Non-U.S. Holder of FRSG Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of FRSG Securities effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of FRSG Securities effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

HOLDERS OF FRSG SECURITIES SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

Material U.S. Federal Income Tax Considerations for Holders with Respect to the Ownership and Disposition of EO Charging Ordinary Shares or EO Charging Warrants

Tax Residence of EO Charging for U.S. Federal Income Tax Purposes

Consistent with EO Charging’s intended reporting position as described above under the section entitled “—Material U.S. Federal Income Tax Considerations with Respect to the Merger for Holders of FRSG Class A Common Stock and FRSG Warrants—Tax Residence of EO Charging for U.S. Federal Income Tax Purposes,” the following discussion assumes that EO Charging will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, no representation is being made to you that EO Charging will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of EO Charging Securities.

Passive Foreign Investment Company Rules. Adverse and burdensome U.S. federal income tax rules and consequences apply to U.S. Holders that hold shares in a non-U.S. corporation classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. In general, EO Charging would be treated as a PFIC with respect to a particular U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

i.

at least 75% of its gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

ii.

at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which EO Charging is considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

EO Charging believes that it is not a PFIC for the taxable year of the Business Combination, but such belief will not be free from doubt. The determination as to whether EO Charging satisfies either or both of the PFIC tests for the taxable year of the Business Combination will depend on, among other things, the timing of the Business Combination and the amount of EO Charging’s passive income and assets in the year of the Business Combination. EO Charging’s PFIC status for the taxable year of the Business Combination or any subsequent taxable year will not be determinable until after the end of such taxable year, and no assurance can be given that it will not be a PFIC in the taxable year of the Business Combination or in any future taxable year. If EO Charging were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of EO Charging Securities that would mitigate the adverse consequences of EO Charging’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. Neither FRSG nor EO Charging has sought nor will seek any ruling from the IRS or any opinion from any tax advisor as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisors in regards to, any particular tax treatment. There can be no assurance that your tax advisors or that the IRS would not assert, or that a court would not sustain, that EO Charging is a PFIC. No representation is being made to you that EO Charging will not be treated as a PFIC for the taxable year of the Business Combination or in any future taxable years.

Consistent with EO Charging’s belief that it is not a PFIC for the taxable year of the Business Combination, the remainder of this discussion assumes that EO Charging will not be treated as a PFIC in the taxable year of the Business Combination or any subsequent taxable year.

THE PFIC RULES ARE COMPLEX AND UNCERTAIN. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM AND ANY RESULTANT TAX CONSEQUENCES.

Tax Characterization of Distributions with Respect to EO Charging Ordinary Shares. If EO Charging pays a distribution in cash or other property to U.S. Holders of EO Charging Ordinary Shares, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its EO Charging Ordinary Shares. Any remaining excess will be treated as gain realized on the sale of EO Charging Ordinary Shares and will be treated as described below under the section entitled “—Gain or Loss on Sale or Other Taxable Exchange or Disposition of EO Charging Ordinary Shares or EO Charging Warrants.”

Possible Constructive Distributions with Respect to EO Charging Warrants. The terms of the EO Charging Warrants provide for an adjustment to the number of EO Charging Ordinary Shares for which EO Charging Warrants may be exercised or to the exercise price of the EO Charging Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the EO Charging Warrants would, however, be treated as receiving a constructive distribution from EO Charging if, for example, the adjustment increases the warrantholders’ proportionate interest in EO Charging’s assets or earnings and profits (e.g., through an increase in the number of EO Charging Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the EO Charging Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of EO Charging Ordinary Shares, or as a result of the issuance of a stock dividend to holders of EO Charging Ordinary Shares, in each case, which is taxable to the holders of such shares as a distribution. Any such constructive distribution would be treated in the same manner as if the U.S. Holders of the EO Charging Warrants received a cash distribution from EO Charging equal to the fair market value of such increased proportionate interest, as described above under the section entitled “—Tax Characterization of Distributions with Respect to EO Charging Ordinary Shares.” For certain information reporting purposes, EO Charging is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which EO Charging may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Distributions Treated as Dividends. Dividends paid by EO Charging will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends EO Charging pays to a non-corporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains if EO Charging Ordinary Shares are readily tradable on an established securities market in the United States and certain holding period and other requirements are met, including that EO Charging is not classified as a PFIC during the taxable year in which the dividend is paid or a preceding taxable year. If such requirements are not satisfied, a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the lower preferential rate for qualified dividend income for any dividends paid with respect to EO Charging Ordinary Shares.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of EO Charging Ordinary Shares or EO Charging Warrants. Upon a sale or other taxable exchange or disposition of EO Charging Ordinary Shares or EO Charging Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such exchange or disposition and (ii) the U.S. Holder’s adjusted tax basis in its EO Charging Ordinary Shares and EO Charging Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its EO Charging Ordinary Shares and EO Charging Warrants generally will equal the U.S. Holder’s acquisition cost (that is, the acquisition cost of an EO Charging Ordinary Share, or as discussed below, the U.S. Holder’s initial basis for EO Charging Ordinary Shares received upon exercise of EO Charging Warrants), less, in the case of an EO Charging Ordinary Share, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the EO Charging Ordinary Shares or EO Charging Warrants so disposed of (as applicable) for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are currently eligible to be taxed at reduced rates. In addition, the deductibility of capital losses is subject to limitations.

Cash Exercise of an EO Charging Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of EO Charging Ordinary Shares upon the exercise of an EO Charging Warrant in exchange for the cash exercise price. The U.S. Holder’s tax basis in EO Charging Ordinary Shares received upon exercise of an EO Charging Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in FRSG Warrant exchanged therefor (i.e., for FRSG Warrants acquired as part of a unit, the portion of the U.S. Holder’s purchase price for such unit that is allocable to the FRSG Warrant) and the exercise price of such EO Charging Warrant. It is unclear whether a U.S. Holder’s holding period for the EO Charging Ordinary Shares received upon exercise of the EO Charging Warrant will commence on the date of exercise of the EO Charging Warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the EO Charging Warrant.

Cashless Exercise or Redemption of an EO Charging Warrant. The tax consequences of a cashless exercise or cashless redemption (collectively referred to herein as a “cashless exchange”) of an EO Charging Warrant are not clear under current tax law. A cashless exchange may be tax-free, either because the exchange is not treated as a realization event or, if it is treated as a realization event, because the exchange is treated as a “recapitalization” for U.S. federal income tax purposes. If, however, the cashless exchange was treated as a realization event other than a recapitalization, the exchange could be taxable in whole or in part. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exchange, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exchange.

In such case, a U.S. Holder would not recognize any gain or loss on the redemption of EO Charging Warrants for EO Charging Ordinary Shares. A U.S. Holder’s aggregate tax basis in the EO Charging Ordinary

Shares received in the redemption would equal the U.S. Holder’s aggregate tax basis in the EO Charging Warrants redeemed, and the holding period for the EO Charging Ordinary Shares received in redemption of the EO Charging Warrants would include the U.S. Holder’s holding period for the redeemed EO Charging Warrants. Alternatively, if the cashless exercise were treated as a cashless redemption that was not treated as a realization event, a U.S. Holder’s basis in the EO Charging Ordinary Shares received would generally equal the Holder’s basis in the EO Charging Warrants, and it is unclear whether a U.S. Holder’s holding period in the EO Charging Ordinary Shares would be treated as commencing on the date of exchange of the EO Charging Warrants or on the immediately following date. In either case, the holding period would not include the period during which the U.S. Holder held the EO Charging Warrants.

However, if the cashless exercise of an EO Charging Warrant were instead to be characterized for U.S. federal income tax purposes as an exercise of the EO Charging Warrant, such exercise could be characterized as either a realization event that is not a recapitalization or as not a realization event (as discussed in the immediately preceding paragraph). If treated as a realization event that is not a recapitalization, such a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. For example, a portion of the EO Charging Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder would be deemed to have surrendered a number of EO Charging Warrants having an aggregate value equal to the exercise price of the number of EO Charging Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the exercise price of the EO Charging Warrants deemed exercised and (ii) the U.S. Holder’s tax basis in the EO Charging Warrants deemed surrendered. In such case, a U.S. Holder’s tax basis in the EO Charging Ordinary Shares received would generally equal the sum of the U.S. Holder’s tax basis in the EO Charging Warrants deemed exercised and the exercise price of the EO Charging Warrants deemed exercised. It is unclear whether a U.S. Holder’s holding period for the EO Charging Ordinary Shares would commence on the date of exercise of the EO Charging Warrants or on the immediately following date. In either case, the holding period would not include the period during which the U.S. Holder held the EO Charging Warrants.

Redemption or Repurchase of EO Charging Warrants for Cash. If EO Charging redeems EO Charging Warrants for cash or if EO Charging purchases EO Charging Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “—Gain or Loss on Sale or Other Taxable Exchange or Disposition of EO Charging Ordinary Shares or EO Charging Warrants.”

Expiration of an EO Charging Warrant. If an EO Charging Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the EO Charging Warrant. In addition, the deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding. Dividends with respect to EO Charging Ordinary Shares and proceeds from the sale, exchange, or redemption of EO Charging Securities may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including stock, securities, or cash) to EO Charging. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in EO Charging constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult with, and rely solely upon, their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in EO Charging Ordinary Shares and EO Charging Warrants.

Considerations for Non-U.S. Holders

Non-U.S. Holders generally will not be subject to U.S. federal income tax in respect of their ownership of EO Charging Securities. Under certain circumstances, a Non-U.S. Holder may be subject to U.S. federal income tax in respect of such ownership, which circumstances include, but are not limited to, Non-U.S. Holders recognizing income from their ownership of EO Charging Securities that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and the treatment of EO Charging as a U.S. corporation for U.S. federal income tax purposes. As indicated above, EO Charging does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and EO Charging intends to take this position on its tax returns. Therefore, this disclosure does not address U.S. federal income tax considerations for Non-U.S. Holders in respect of their ownership of EO Charging Securities. Non-U.S. Holders should consult with, and rely solely upon, their tax advisors to determine whether their ownership of EO Charging Securities will be subject to U.S. federal income tax and any resultant tax consequences.

THE FOREGOING DISCUSSION IS NOT TAX ADVICE OR A COMPREHENSIVE DISCUSSION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF FRSG SECURITIES OR EO CHARGING SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF OWNING EO CHARGING SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

MATERIAL CAYMAN ISLANDS TAX AND OTHER CONSIDERATIONS

The following is a discussion on certain Cayman Islands income tax consequences of an investment in EO Charging securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of EO Charging securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the EO Charging Warrants or the EO Charging Ordinary Shares. An instrument of transfer in respect of the an EO Charging Warrant or an EO Charging Ordinary Share is stampable if executed in or brought into the Cayman Islands.

EO Charging has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Government of the Cayman Islands in a form substantially similar to the following:

The Tax Concessions Act

(As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of the Tax Concessions Act (As Revised), the following undertaking is hereby given to EO Charging:

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to EO Charging or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	on or in respect of the shares, debentures or other obligations of EO Charging; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of TWENTY years from the 9th day of August 2021.

Data Protection — Cayman Islands

EO Charging has certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts EO Charging’s members on notice that through your investment in EO Charging you will provide EO Charging with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to EO Charging and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

EO Charging will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. EO Charging will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which EO Charging is subject. EO Charging will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of this personal data, EO Charging will be characterized as a “data controller” for the purposes of the DPA, while its affiliates and service providers who may receive this personal data from EO Charging in the conduct of its activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to EO Charging.

EO Charging may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides EO Charging with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How EO Charging May Use a Member’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.	where this is necessary for the performance of its rights and obligations under any purchase agreements;

2.	where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should EO Charging wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why EO Charging May Transfer Your Personal Data

In certain circumstances EO Charging may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

EO Charging anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures EO Charging Takes

Any transfer of personal data by EO Charging or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

EO Charging and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

EO Charging shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

MATERIAL U.K. TAX CONSIDERATIONS

The following statements are intended as a general guide to certain U.K. tax considerations only and do not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding and/or disposing of EO Charging Ordinary Shares and do not constitute tax advice. The following statements are based on U.K. law (including case law) and what is understood to be the current published practice of HM Revenue and Customs (“HMRC”) as at the date hereof, both of which may change, possibly with retrospective effect.

Except where expressly stated otherwise, the following statements apply only to EO Charging shareholders who are resident (and in the case of individual EO Charging shareholders, resident and domiciled) solely in the U.K. for tax purposes, who hold their EO Charging Ordinary Shares as an investment (otherwise than under an individual savings account or pension arrangement), and who are the beneficial owners of both their EO Charging Ordinary Shares and any dividends paid in respect of them.

The following statements do not take into account the tax positions of certain categories of EO Charging shareholders who are subject to special rules (such as persons acquiring EO Charging Ordinary Shares in connection with employment, dealers in securities, insurance companies, trustees and collective investment schemes). Nor do the following statements consider the tax position of any person holding investments in any HMRC-approved arrangements or schemes, including, but not limited to, the enterprise investment scheme, the venture capital scheme or the seed enterprise investment scheme, of any person able to claim any inheritance tax reliefs or of any non-U.K. resident EO Charging shareholder holding EO Charging Ordinary Shares in connection with a trade, profession or vocation carried on in the U.K. (whether through a branch or agency or, in the case of a corporate EO Charging shareholder, a permanent establishment or otherwise). The following statements do not address any U.K. tax implications of the issue, exercise, transfer, sale, disposal or cancellation of any warrants; the taxation of warrants is complex and any current or prospective holder of warrants should obtain independent professional advice as to the U.K. tax treatment.

EO Charging shareholders or prospective EO Charging shareholders who are in any doubt about their tax position should consult their professional tax advisors.

Material U.K. Tax Considerations for EO Charging Shareholders with Respect to the Ownership and Disposition of EO Charging Ordinary Shares

Dividends

Withholding Tax.    EO Charging will not be required to withhold amounts on account of U.K. tax at source when paying dividends.

Individual EO Charging shareholders. An individual EO Charging shareholder will be subject to U.K. income tax on dividends received in respect of the EO Charging Ordinary Shares. Such dividends will form part of his or her total income for U.K. income tax purposes and will constitute the top “slice” of that income. A nil rate of U.K. income tax will apply to the first £2,000 (for the tax year 2021-22) of dividend income received by an individual EO Charging shareholder in a tax year (the “dividend allowance”) and any amount of dividends received in excess shall be liable to U.K. income tax to the extent such amounts are not covered by any of his or her unused personal income tax allowance. The rates of income tax on dividend income that exceed the dividend allowance (taking account of any other dividend income received by the EO Charging shareholder in the same tax year) are currently 7.5% for basic rate taxpayers, 32.5% for higher rate taxpayers and 38.1% for additional rate taxpayers (for the tax year 2021-22). The U.K. Government has announced that from April 2022 the rates of income tax on dividend income will increase by 1.25%.

Corporate EO Charging shareholders. In principle, a corporate EO Charging shareholder will be liable to U.K. corporation tax (currently at 19%, however, the rate will rise to 25% from April 1, 2023 for companies with profits exceeding £250,000) on dividends paid by EO Charging, unless such dividends fall within one or more of the exempt classes set out in Part 9A of the Corporation Tax Act 2009 (U.K.). In general: (i) dividends paid on shares that are not redeemable and do not carry any present or future preferential rights to dividends or to a company’s assets on its winding-up; and (ii) dividends paid to a person holding less than, inter alia, 10% of the issued share capital of the payer (or any class of that share capital) are examples of dividends that fall within an exempt class (although the exemptions are not comprehensive and subject to anti-avoidance rules).

Disposals

Individual EO Charging shareholders. A disposal (or deemed disposal) of EO Charging Ordinary Shares by an individual EO Charging shareholder may give rise to a gain or a loss for the purposes of U.K. capital gains tax subject to any available reliefs and exemptions. An individual EO Charging shareholder is entitled to realise an annual exempt amount of gains (£12,300 for the tax year 2021-22) without being liable to U.K. capital gains tax. If an individual EO Charging shareholder’s net gains (including gains and losses realised from other chargeable disposals) for a tax year exceed the annual exempt amount, the rate of U.K. capital gains tax on the disposal of shares is 10% (for the tax year 2021-22) where the net gain falls within the individual EO Charging shareholder’s basic rate band or otherwise 20% (for the tax year 2021-22).

Corporate EO Charging shareholders. A disposal (or deemed disposal) of EO Charging Ordinary Shares by a corporate EO Charging shareholder may give rise to a gain or loss for the purposes of U.K. corporation tax, depending on the circumstances and subject to any available exemption or relief. The rate of U.K. corporation tax is currently 19%, however, the rate will rise to 25% from April 1, 2023 for companies with profits exceeding £250,000.

U.K. Stamp Duty and SDRT

The following statements about stamp duty and SDRT apply regardless of whether or not an EO Charging shareholder is resident, domiciled or deemed domiciled in the U.K. or elsewhere.

No stamp duty or SDRT will be payable on the issue of EO Charging Ordinary Shares.

The transfer of (or an agreement to transfer) EO Charging Ordinary Shares should not be subject to SDRT, provided that EO Charging Ordinary Shares are not registered in any register kept or maintained in the U.K. by or on behalf of EO Charging and are not paired with any shares or marketable securities issued by a U.K. incorporated company. EO Charging currently does not intend that any register of holders of EO Charging Ordinary Shares will be kept or maintained in the U.K. and it does not intend that EO Charging Ordinary Shares will be paired with any shares or marketable securities issued by a U.K. incorporated company. Whilst this remains EO Charging’s intention, any transfer of, or agreement to transfer, EO Charging Ordinary Shares will not be subject to SDRT.

Stamp duty will in principle be payable on any instrument of transfer of EO Charging Ordinary Shares which is executed in the U.K. or which relates to any matter or thing done or to be done in the U.K. In practice, no stamp duty should be payable on any instrument transferring EO Charging Ordinary Shares, provided that such instrument is executed and retained outside the U.K.

THE BUSINESS COMBINATION AGREEMENT AND RELATED AGREEMENTS

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to carefully read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. FRSG, EO Charging and Juuce do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about FRSG, EO Charging, or Juuce or any other matter.

Closing and Effective Time of the Business Combination

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing immediately prior to such filing of a certificate of merger on the Closing Date which date will occur as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than three business days after the satisfaction or waiver, if permissible, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as the parties may mutually agree).

Representations and Warranties

Under the Business Combination Agreement, Juuce, EO Charging and Merger Sub made customary representations and warranties relating to: organization and qualification, certain organizational documents, capitalization, authority relative to the Business Combination Agreement, no conflict, required filings and consents, permits, compliance, financial statements, absence of certain changes or events, absence of litigation, employee benefits plans, labor and employment matters, real property, title to assets, intellectual property, taxes, environmental matters, material contracts, insurance, board approval, certain business practices, interested party transactions, Exchange Act, brokers, products liability, sexual harassment and misconduct, products liability, COVID-19 relief, no prior operations and exclusivity of representations and warranties.

Under the Business Combination Agreement, FRSG made customary representations and warranties relating to: corporate organization, organizational documents, capitalization, no conflict, required filings and consents, compliance, SEC filings, financial statements, the Sarbanes-Oxley Act, business activities, absence of certain changes or events, absence of litigation, board approval, vote required, brokers, Trust Account, employees, taxes, registration and listing, interested party transaction, the Investment Company Act of 1940, as amended (the “Investment Company Act”) and FRSG’s investigation and reliance.

Covenants of the Parties

Conduct of Business by Juuce, EO Charging and Merger Sub

Juuce, EO Charging and Merger Sub agreed to certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions, between the date of the Business Combination Agreement and the Closing (or the earlier termination) of the Business Combination Agreement, Juuce will, and will cause its subsidiaries to (i) conduct their business in the ordinary course of business any in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 and (ii) use its commercially reasonable efforts to preserve substantially intact the business organization of Juuce and its subsidiaries, to keep available the services of the current officers, key employees and consultants of Juuce and its subsidiaries, to preserve the current relationships of Juuce and its subsidiaries with customers, suppliers and other persons with which Juuce and its subsidiaries has significant business relations.

•

By way of amplification and not limitation, subject to certain exceptions, each of Juuce, EO Charging and Merger Sub will not, and will cause each of its subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of FRSG (which consent will not be unreasonably conditioned, withheld or delayed and which consent will be deemed to have been given if Juuce does not receive a definitive response from FRSG within ten (10) business days of making a request for such consent):

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any equity interests of Juuce or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Juuce or any of its subsidiaries, or (ii) any material assets of Juuce or any of its subsidiaries;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly-owned subsidiary of Juuce to Juuce or any other wholly-owned subsidiary of Juuce;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•

(i) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof for consideration in excess of £200,000; or (ii) incur any indebtedness having a principal or stated amount in excess of £200,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances in excess of £100,000 individually or £200,000 in the aggregate, or intentionally grant any security interest in any of its assets;

•

other than the Juuce board, pursuant to the terms of the Rules of Juuce Limited Unapproved and EMI Share Option Plan, established on March 28, 2018 (the “Juuce Equity Plan”), declaring all Juuce options to be vested in connection with the transactions contemplated by the Business Combination Agreement, (i) grant any new or materially increase any existing compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, worker or consultant who earns a base annualized salary, wage or fee in excess of £150,000; (ii) enter into any new or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy, or termination agreement with any current or former director, officer, employee, worker or consultant who earns a base annualized salary, wage or fee in excess of £150,000; (iii) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, worker, or consultant; or (iv) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

•

adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, as necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

•	materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by IFRS;

•

other than in the ordinary course of business, (i) amend any material tax return; (ii) change any material method of tax accounting; (iii) make, change or rescind any material election relating to taxes; or (iv) settle or compromise any material tax audit, assessment, claim or other controversy relating to taxes;

•

change Juuce’s or any of its subsidiaries’ residence for income or corporation tax purposes (including for the purpose of a double taxation arrangement) or create any taxable place of business by Juuce or any of its subsidiaries in a jurisdiction in which it is not so resident;

•

(i) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Juuce’s or any of its subsidiaries’ material rights thereunder, in each case in a manner that is adverse to Juuce or any of its subsidiaries, taken as a whole, except in the ordinary course of business; or (ii) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, except in the case of any contract or agreement entered into in the ordinary course of business in certain circumstances;

•	materially amend or modify, extend, renew or terminate any lease documents;

•	enter into any new lease with annual payments above £200,000;

•

fail to maintain the real property leased by Juuce or any of the Juuce Subsidiaries, including all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of Juuce or any of the Juuce Subsidiaries relating to the foregoing, in substantially the same condition as of the date of the Business Combination Agreement, ordinary wear and tear excepted;

•	fail to maintain the existence of, or use reasonable efforts to protect any material item of Juuce’s intellectual property rights;

•

intentionally permit any material item of Juuce’s intellectual property rights to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings or recordings, or fail to pay all required fees and taxes required to maintain and protect its interest in each material item of Juuce’s intellectual property rights;

•	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed £200,000; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business of FRSG

FRSG made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions, between the date of the Business Combination Agreement and the Closing (or the earlier termination) of the Business Combination Agreement, the business of FRSG will be conducted in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19); and

•

By way of amplification and not limitation, subject to certain exceptions, FRSG will not, directly or indirectly, do any of the following without the prior written consent of Juuce, which consent will not be unreasonably withheld, delayed or conditioned:

•	amend or otherwise change FRSG’s organizational documents or form any subsidiary of FRSG;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to FRSG’s organizational documents;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the FRSG Common Stock or FRSG warrants except for redemptions from the Trust Account and conversions of the FRSG Founder Shares that are required pursuant to FRSG’s organizational documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of FRSG, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, any phantom interest), of FRSG, except (i) in connection with conversion of the FRSG Founder Shares pursuant to FRSG’s organizational documents and (ii) in connection with a loan from FRSG Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Business Combination;

•

acquire (including, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•

incur any indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of FRSG, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from FRSG Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Business Combination;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•

other than in the ordinary course of business, (i) amend any material tax return; (ii) change any material method of tax accounting; (iii) make, change or rescind any material election relating to taxes; or (iv) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;

•

change FRSG’s residence for income tax purposes (including for the purpose of a double taxation arrangement) or create any taxable place of business by FRSG in a jurisdiction in which it is not so resident;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of FRSG;

•	amend the Investment Management Trust Agreement dated as of February 3, 2021 between FRSG and Continental Stock Transfer & Trust Company or any other agreement related to the Trust Account; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Registration Statement

EO Charging agreed to file with the SEC the Registration Statement on Form F-4 relating to the transactions contemplated by the Business Combination Agreement. Each of FRSG, EO Charging and Juuce agreed to use its reasonable best efforts to: (i) cause the Registration Statement and this proxy statement/prospectus to comply in all material respects with the applicable rules and regulations set out by the SEC; (ii) respond as promptly as reasonably practicable to resolve all comments of the SEC or its staff; and (iii) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC.

FRSG Stockholders’ Meeting

FRSG shall call and hold a meeting of its stockholders as promptly as practicable following the clearance of the proxy statement/prospectus by the SEC for the purpose of voting solely upon the Proposals, and FRSG shall use its reasonable best efforts to hold a meeting of its stockholders as soon as practicable following the clearance of the proxy statement/prospectus by the SEC; provided that FRSG may postpone or adjourn the meeting of its stockholders on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the FRSG Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Proposals or otherwise take actions consistent with FRSG’s obligations under the section entitled “Further Action; Reasonable Best Efforts” in the Business Combination Agreement. FRSG shall use its reasonable best efforts to obtain the approval of the Proposals at the meeting of its stockholders, including by soliciting from its stockholders proxies as promptly as possible in favor of the Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, the parties agree not to, and to cause their respective subsidiaries and its and their respective representatives not to, among other things, directly or indirectly (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquires or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction (as defined below), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of the Business Combination Agreement and related documents and the consummation of the Business Combination will not be deemed a violation under the Business Combination Agreement. Each party will, and will cause its subsidiaries and its and their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. An “Alternative

Transaction” means any sale of any material assets of such party to the Business Combination Agreement or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to the Business Combination Agreement and their respective representatives.

Stock Exchange Listing

FRSG, Juuce and EO Charging will use their reasonable best efforts to cause the EO Charging Ordinary Shares issued in connection with the Business Combination to be approved for listing on NASDAQ at Closing. During the period from the date of the Business Combination Agreement until the Closing, FRSG will use its reasonable best efforts to keep the FRSG Units, FRSG Class A Common Stock and FRSG warrants listed for trading on NASDAQ.

Antitrust and Other Regulatory Approvals

To the extent required under any antitrust laws, the parties will promptly make any required filings or application under such antitrust laws, as applicable. The parties to the Business Combination Agreement agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to antitrust laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under antitrust laws as soon as practicable.

Survival of Representations and Warranties; Indemnification

The representations and warranties given by Juuce, Merger Sub and EO Charging to FRSG, and the representations and warranties given by FRSG to Juuce, Merger Sub and EO Charging, will terminate and be of no further force and effect as of Closing and any liability for breach or violation thereof will terminate and expire upon the occurrence of the Closing.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	Juuce, FRSG, EO Charging and Merger Sub providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	director and officer indemnification, including matters relating to director and officer insurance;

•	prompt notification of certain matters;

•

the parties using reasonable best efforts (except where a different efforts standard is specifically contemplated by the Business Combination Agreement) to consummate the transactions contemplated by the Business Combination Agreement;

•	public announcements relating to the Business Combination;

•	FRSG making disbursements from the Trust Account;

•	Juuce terminating or causing to be terminated certain agreements;

•	the intended U.S. tax treatment of the Business Combination;

•	Juuce delivering to FRSG audited financial statements and reviewed financial statements; and

•	certain other Juuce matters.

Termination

The Business Combination Agreement may be terminated, and the Merger and the other transactions contemplated by the Business Combination Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Juuce stockholders or the FRSG stockholders, as follows:

•	by mutual written consent of FRSG and Juuce;

•

by either FRSG or Juuce if the Effective Time will not have occurred prior to 180 days after the date of the Business Combination Agreement (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Closing on or prior to the Outside Date;

•

by either FRSG or Juuce if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the transactions contemplated by the Business Combination Agreement, including the Merger, illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Business Combination Agreement, including the Merger;

•	by either FRSG or Juuce if the any of the Proposals fails to receive the requisite vote for approval at the FRSG special meeting;

•

by FRSG if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Juuce, EO Charging or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Juuce, EO Charging or Merger Sub will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating Juuce Breach”); provided that FRSG has not waived such Terminating Juuce Breach and FRSG is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Juuce Breach is curable by Juuce, EO Charging or Merger Sub, FRSG may not terminate the Business Combination Agreement for so long as Juuce continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after written notice of such breach is provided by FRSG to Juuce and the Outside Date;

•

by Juuce if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of FRSG set forth in the Business Combination Agreement, or if any representation or warranty of FRSG has become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating FRSG Breach”); provided that Juuce has not waived such Terminating FRSG Breach and Juuce, EO Charging or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating FRSG Breach is curable by FRSG, Juuce may not terminate the Business Combination Agreement for so long as FRSG continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after written notice of such breach is provided by Juuce to FRSG and the Outside Date;

•	by Juuce, if the FRSG Board withdraws, modifies, amends or qualifies in a manner adverse to Juuce its recommendation that FRSG stockholders vote in favor of the Proposals; or

•

by Juuce in the event the amount of available cash is less than $91,392,864; provided, however, that Juuce may not terminate the Business Combination Agreement under this proviso until at least twenty (20) calendar days after the initial announced date of the FRSG special meeting (regardless of whether such meeting has been adjourned or postponed).

Effect of Termination

If the Business Combination Agreement is terminated pursuant to one of the events described above, the Business Combination Agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party or in the case of fraud.

Expenses

Under the Business Combination Agreement, unless otherwise provided, each party to the Business Combination Agreement will pay its own expenses incident to preparing for, entering into and carrying out the Business Combination Agreement and the consummation of the transactions contemplated thereby; provided that, if the Closing occurs, EO Charging will pay all of the unpaid transaction expenses of FRSG and Juuce.

Further Assurances

Each of FRSG, Juuce, EO Charging and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise, and to cooperate with the other parties to consummate and make effective the transactions contemplated by the Business Combination Agreement.

Choice of Law; Specific Performance

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware. All legal actions and proceedings arising out of or relating to Business Combination Agreement will be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court.

Each of FRSG, Juuce, EO Charging and Merger Sub agree that irreparable damage would occur if any provision of the Business Combination Agreement were not performed in accordance with its terms, and, accordingly, each of FRSG, Juuce, EO Charging and Merger Sub will be entitled to an injunction or injunctions to prevent breaches of the Business Combination Agreement or to enforce specifically the performance of the terms and provisions of the Business Combination Agreement (including each of their obligations to consummate the Merger) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in the Business Combination Agreement. Each of FRSG, Juuce, EO Charging and Merger Sub waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Amendments or Modification of Agreement

The Business Combination Agreement may be amended or modified from time to time at any time prior to the Effective Time only by a written instrument signed and agreed to by FRSG, Juuce, EO Charging and Merger Sub.

Related Agreements

This section describes the material provisions of certain additional agreements entered into in connection with the Business Combination or to be entered into pursuant to the Business Combination Agreement, which are referred to herein as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The Sponsor Support Agreement is attached hereto as Annex C, a form of the Registration Rights Agreement is attached hereto as Annex D and the form of Acquisition Agreement is attached hereto as Annex E. FRSG stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement (Annex C)

In connection with the execution of the Business Combination Agreement, on August 12, 2021, FRSG Sponsor entered into a letter agreement with EO Charging and each member of the FRSG Board, pursuant to which, among other things, FRSG Sponsor agreed to (i) waive the anti-dilution rights set forth in the FRSG Charter with respect to FRSG Founder Shares held by it, (ii) vote all the FRSG Class A Common Stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the Business Combination, (iii) not transfer the Founder Shares until the earlier of the Closing and any valid termination of the Business Combination Agreement; and (iv) subject 20% of the total EO Charging Ordinary Shares issued to FRSG Sponsor as part of the Business Combination to potential forfeiture if, within five years of Closing, the volume weighted average price of the EO Charging Ordinary Shares does not equal or exceed $12.50 per share for any 20 trading days within any 30 consecutive trading day period (or a change of control of EO Charging does not occur during such period).

Registration Rights Agreement (Annex D)

Concurrently with the Closing, FRSG Sponsor, EO Charging and other parties listed therein, including Juuce shareholders that executed the Acquisition Agreements, will enter into the Registration Rights Agreement, pursuant to which EO Charging will agree that, within 30 calendar days after the Closing, EO Charging will file with the SEC (at EO Charging’s sole cost and expense) the Resale Registration Statement, and EO Charging will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders can demand EO Charging’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

Form of Acquisition Agreement (Annex E)

Concurrently with the execution of the Business Combination Agreement, certain Juuce shareholders executed and delivered to FRSG acquisition agreements, pursuant to which, among other things, (i) EO Charging agreed to purchase shares held by such Juuce shareholders, (ii) such Juuce shareholders agreed to contribute and assign their Juuce Shares and exercise their rights under Juuce’s articles of association and shareholder agreement to cause the other shareholders of Juuce to contribute and assign, their Juuce Shares to EO Charging, in accordance with the terms of the Business Combination Agreement and (iii) Juuce, EO Charging and each Juuce shareholders that executed the Acquisition Agreements agreed to use reasonable best efforts, including taking all necessary action, to cause one nominee designated by FRSG Sponsor to be elected to serve as a director on the board of directors of EO Charging during the Lock-up Period (as that term is defined in the Registration Rights Agreement) as it pertains to FRSG Sponsor.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval other than those discussed below.

Competition and Antitrust

General

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of FRSG, Juuce or their respective subsidiaries or to impose restrictions on the operations of EO Charging or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

There can be no assurance that the Business Combination will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement will be obtained or that the granting of these approvals will not involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisfied prior to the Business Combination end date (which is summarized in the section entitled “The Business Combination Agreement and Related Agreements—Termination” elsewhere in this proxy statement/prospectus) or any extensions thereof, which would give any party to the Business Combination Agreement the right to terminate the Business Combination Agreement without consummating the Business Combination.

Please see the sections entitled “The Business Combination Agreement and Related Agreements—Covenants of the Parties,” elsewhere in this proxy statement/prospectus, and “The Business Combination Agreement and Related —Conditions to Closing of the Business Combination—Conditions to the Obligations of Each Party ” elsewhere in this proxy statement/prospectus for information concerning FRSG’s and Juuce’s covenants and closing conditions related to antitrust filings and approvals.

United States Antitrust Clearance

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to reporting under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), which prevents transactions meeting certain size tests, and not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division and the FTC and the related waiting period expires or is terminated early.

Although it is not anticipated that circumstances will change in such a way that prior to the closing any HSR filings would be required, it is possible that a change could occur and thereby trigger filing requirements. If that were to occur, the parties would, at that time, be required to file notifications with the Antitrust Division and the FTC and wait for the termination or expiration of the waiting period before closing the transactions. The initial waiting period under the HSR Act is 30 days, beginning on the date that both parties complete their filings. The waiting period can be terminated early by action of the Antitrust Division and the FTC. Either agency can extend the waiting period by issuing a request for additional information, known as a second request. A second request extends the waiting period until 30 days after each of the parties has substantially complied with the second request.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Antitrust Division or the FTC, as well as a foreign regulatory agency or government, state or private person, may challenge the transactions at any time before or after its completion. The parties cannot assure you that the Antitrust Division or the FTC will not try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of not challenging the transactions. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions.

Stock Exchange Listings

FRSG and EO Charging anticipate that, following consummation of the Business Combination, FRSG Class A Common Stock, FRSG units and FRSG warrants will be delisted from NASDAQ, and FRSG’s securities will be deregistered under the Exchange Act. EO Charging intends to apply to list EO Charging Ordinary Shares and EO Charging warrants on NASDAQ upon the Closing under the ticker symbols “EOC” and “EOCW,” respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information (the “pro forma financial information”) is presented to aid you in your analysis of the financial aspects of the transactions contemplated in the Business Combination.

EO Charging is a Cayman Islands exempted company incorporated with limited liability on August 3, 2021 to be the ultimate parent company of Juuce and FRSG on Closing and to effect the Business Combination. As of the filing of this proxy statement/prospectus, EO Charging has no material assets and does not operate any businesses. Accordingly, EO Charging’s historical financial information has not been included in this proxy statement/prospectus or the pro forma financial information presented below.

FRSG, a blank check company, was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FRSG was incorporated under the laws of the State of Delaware on January 22, 2021. On March 9, 2021, FRSG closed the FRSG IPO of 22,243,955 units, with each unit consisting of one share of FRSG Class A Common Stock and one-fourth of one warrant. Each whole warrant is exercisable for one share of FRSG Class A Common Stock at a purchase price of $11.50 per share, subject to adjustment as provided in FRSG’s final prospectus filed with the SEC on March 5, 2021 (File No. 333-252717). The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of approximately $222.4 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the FRSG IPO, FRSG completed a private placement of 5,132,527 private placement warrants issued to the Sponsor, generating total proceeds of approximately $7.7 million. A total of approximately $222.4 million from the net proceeds from the FRSG IPO and the private placement were placed in the Trust Account. The underwriters’ over-allotment option was partially exercised.

Juuce is a private company founded on November 17, 2014 and limited by shares incorporated in England and Wales. Juuce’s principal activities are the design and manufacture of EV charging hardware and intelligent cloud based EV charging management systems for fleets, destinations, and homes.

Description of the Business Combination

Pursuant to the Business Combination Agreement, (i) the shareholders of Juuce will contribute all of the issued and outstanding ordinary shares of Juuce to EO Charging in exchange for EO Charging Ordinary Shares valued at $10.00 per share and cash consideration of up to $70.0 million in lieu of shares, if available cash exceeds a certain threshold, and (ii) simultaneously, Merger Sub, a Delaware corporation and a direct and wholly owned subsidiary of EO Charging, will merge with and into FRSG, with FRSG surviving as a wholly owned subsidiary of EO Charging. In connection with the Business Combination, (i) each holder of warrants to purchase shares of FRSG Class A Common Stock will receive in exchange an equal number of EO Charging Warrants to purchase EO Charging Ordinary Shares, (ii) each holder of FRSG Class A Common Stock will receive in exchange an equal number of EO Charging Ordinary Shares and (iii) each holder of FRSG Class B Common Stock will receive in exchange an equal number of EO Charging Ordinary Shares, of which 20% are subject to forfeiture unless a certain market condition is met. Each of the EO Charging Warrants is exercisable for one EO Charging Ordinary Share at an exercise price of $11.50, subject to the same terms and conditions as were applicable to the corresponding FRSG warrants prior to the exchange. The obligations of Juuce, EO Charging and Merger Sub to consummate the transactions contemplated by the Business Combination Agreement are subject to a number of conditions, including that the available cash (i.e., cash in the Trust Account net of redemption payments) should not be less than $91,392,864.

Refer to “The Business Combination” section, included elsewhere in this proxy statement/prospectus, for further discussion of the Business Combination.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse merger and capital reorganization in accordance with IFRS as issued by the International Accounting Standards Board. Under this method of accounting, Juuce will be treated as the accounting acquirer, and FRSG will be treated as the “acquired” company for accounting and financial reporting purposes. This determination was primarily based on the expectation that the former shareholders of Juuce will have a majority of the voting power of EO Charging, that the business of Juuce will comprise the ongoing operations of EO Charging, that persons designated by Juuce will comprise a majority of the governing body of EO Charging, and that Juuce’s senior management will comprise the senior management of EO Charging. Accordingly, for accounting purposes, the financial statements of EO Charging will represent a continuation of the financial statements of Juuce with the Business Combination being treated as the equivalent of Juuce issuing shares for the net assets of FRSG, accompanied by a recapitalization. The net assets of Juuce will be stated at historical cost, with no goodwill or other intangible assets created. A listing service expense will be recognized in accordance with IFRS 2 Share-based Payment, which represents the fair value of the EO Charging Ordinary Shares that Juuce will issue to the FRSG stockholders in excess of the net assets that Juuce will acquire from FRSG.

Basis of Presentation

The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” with an effective date on January 1, 2021. Release No. 33-10786 replaces the former pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). EO Charging has elected not to present Management’s Adjustments and will only present Transaction Accounting Adjustments attributable to the Business Combination in the pro forma financial information.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statements of comprehensive income for the six months ended June 30, 2021 and the year ended December 31, 2020 present the combination of the financial information of FRSG and Juuce after giving effect to the Business Combination. The unaudited pro forma condensed combined statements of comprehensive income for the six months ended June 30, 2021 and the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 gives pro forma effect to the Business Combination as if it was completed on June 30, 2021.

The historical financial statements of Juuce have been prepared in accordance with IFRS as issued by the International Accounting Standards Board and presented in British Pounds Sterling (“GBP”). The historical financial information of FRSG has been prepared in accordance with U.S. GAAP and presented in U.S. Dollars (“USD”). USD denominated amounts within the pro forma financial information were translated from USD into GBP at the rates published by the U.S. Federal Reserve System, as applicable:

•	$1.3806 USD to £1 GBP, the exchange rate on June 30, 2021, for the statement of financial position data and the amounts derived from the Business Combination Agreement;

•	$1.3923 USD to £1 GBP, the average exchange rate for the period from January 22, 2021 (inception) to June 30, 2021, for the statement of comprehensive income data of such period; and

•	No historical FRSG activities for the year ended December 31, 2020 would require translation from USD to GBP as FRSG was formed on January 22, 2021.

Juuce and FRSG have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between Juuce and FRSG.

The pro forma financial information has been prepared assuming two alternative levels of redemption of FRSG Class A Common Stock into cash:

•

Scenario 1 — Assuming no redemptions: This presentation assumes that no FRSG stockholders exercise redemption rights with respect to their FRSG Class A Common Stock upon consummation of the Business Combination and does not take into account FRSG warrants that will remain outstanding following the Business Combination and may be exercised at a later date; and

•

Scenario 2 — Assuming maximum redemptions: This presentation assumes that 13,104,668 shares of FRSG Class A Common Stock are redeemed for an aggregate cash payment of approximately $131.0 million (£94.9 million) from the Trust Account based on an estimated redemption price of $10.00 per share. The maximum redemption amount is derived from the minimum available cash (i.e., the cash balance in the Trust Account less the redemption payments) required to consummate the Business Combination Agreement, which is $91.4 million (£66.2 million). Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemptions.

The following table provides a pro forma summary of the EO Charging Ordinary Shares that would be outstanding under each of the two redemption scenarios:

	Scenario 1 – Assuming No Redemptions		Scenario 2 – Assuming Maximum Redemptions
EO Charging Ordinary Shares issued to:	Shares	%	Shares	%
FRSG public stockholders	22,243,955	29%	9,139,287	13%
FRSG Sponsor (1)	5,560,989	7%	5,560,989	8%
Juuce shareholders (2)	49,755,582	64%	56,755,582	79%

Shares outstanding at Closing (3)	77,560,526	100%	71,455,858	100%

(1)	Amounts include the 1,112,198 Earnout Shares, which are further discussed in Note 3 to the unaudited pro forma condensed combined financial information.
(2)	Under the no redemption scenario, Juuce shareholders will receive cash consideration of $70.0 million in lieu of 7,000,000 EO Charging Ordinary Shares.
(3)

The redemption scenarios above do not give effect to (a) 10,693,515 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants, including 5,132,527 held by FRSG Sponsor, (b) 11,664,304 maximum EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Customer Warrant, of which 2,442,172 are expected to have vested by the Closing, and (c) EO Charging Ordinary Shares to be issued from the 2021 Equity Incentive Plan, the SAYE and the SIP. If all EO Charging Warrants held by FRSG Sponsor and the vested portion of the EO Charging Customer Warrant were exercised at the Closing, (i) assuming no redemptions, FRSG public stockholders would hold 26.1%, FRSG Sponsor would hold 12.6%, Juuce shareholders would hold 58.4%, and the Warrantholder would hold 2.9%, of the 85,135,225 pro forma EO Charging Ordinary Shares, and (ii) assuming maximum redemptions, FRSG public stockholders would hold 11.6%, FRSG Sponsor would hold 13.5%, Juuce shareholders would hold 71.8%, and the Warrantholder would hold 3.1%, of the 79,030,557 pro forma EO Charging Ordinary Shares. The table and the preceding sentences do not include 5,560,988 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Warrants held by the FRSG public stockholders.

The pro forma financial information does not necessarily reflect what EO Charging’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated above. The pro forma financial information also may not be useful in predicting the future financial condition and results of operations of EO Charging. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management during the preparation of the pro forma financial information, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments upon the completion of the Business Combination will differ from the pro forma adjustments, and it is possible the differences may be material.

The pro forma financial information should be read in conjunction with the accompanying notes. In addition, the pro forma financial information was derived from and should be read in conjunction with the following documents included elsewhere in this proxy statement/prospectus:

•	Juuce unaudited consolidated financial statements as of and for the six months ended June 30, 2021, and audited consolidated financial statements as of and for the year ended December 31, 2020;

•	Juuce Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•

FRSG unaudited interim financial statements as of September 30, 2021 and for the period from January 22, 2021 (inception) through September 30, 2021 and FRSG audited financial statements as of January 22, 2021 and for the period from January 22, 2021 (inception) through January 22, 2021. No historical FRSG financial information is available for the year ended December 31, 2020 because FRSG was not formed until 2021; and

•	FRSG Management’s Discussion and Analysis of Financial Condition and Results of Operations.

PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

				Assuming No Redemptions				Assuming Maximum Redemptions
	FRSG (Historical, converted to GBP) (Note 1)	Juuce (Historical)		Transaction Accounting Adjustments (Note 2)		Pro Forma Combined		Additional Transaction Accounting Adjustments (Note 2)	Pro Forma Combined, as Further Adjusted
Revenue	£—	£4,951,710		£—		£4,951,710		£—	£4,951,710
Cost of sales	—	(3,235,505)		—		(3,235,505)		—	(3,235,505)

Gross profit	—	1,716,205		—		1,716,205		—	1,716,205
Other operating income	—	—		—		—		—	—
Distribution costs	—	(66,062)		—		(66,062)		—	(66,062)
Administrative expenses	(599,113)	(3,897,967)		14,598	A	(4,844,644)		—	(4,844,644)
	—	—		(362,162)	L	—		—	—
Change in fair value of warrants	—	(54,702,070)		—		(54,702,070)		—	(54,702,070)

Operating (loss) / profit	(599,113)	(56,949,894)		(347,564)		(57,896,571)			(57,896,571)
Finance income	2,828	2		(2,828)	D	2		—	2
Finance expenses	—	(25,966)		—		(25,966)			(25,966)
Offering costs associated with derivative warrant liabilities	(350,122)	—		—		(350,122)		—	(350,122)
Change in fair value of derivative warrant liabilities	1,864,878	—		—		1,864,878		—	1,864,878

Profit / (Loss) before taxation	918,471	(56,975,858)		(350,392)		(56,407,779)		—	(56,407,779)
Income tax benefit (expense)	—	185,741		66,037	C	251,778		—	251,778

Net profit / (loss)	£918,471	£(56,790,117)		£(284,355)		£(56,156,001)		£—	£(56,156,001)

Pro forma loss per share information (Note 5):
Weighted average shares outstanding, basic and diluted		19,654				76,448,328			70,343,660
Loss per share, basic and diluted (pence per share)		(288,949	)p			(73	)p		(80	)p
Weighted average shares outstanding of FRSG Class A Common Stock, basic and diluted	15,848,818
Basic and diluted net income per share, FRSG Class A Common Stock	£0.04
Weighted average shares outstanding of FRSG Class B Common Stock, basic and diluted	5,399,705
Basic and diluted net income per share, FRSG Class B Common Stock	£0.04

PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, 2020

(UNAUDITED)

				Assuming No Redemptions				Assuming Maximum Redemptions
	FRSG (Note 1)	Juuce (Historical)		Transaction Accounting Adjustments (Note 2)		Pro Forma Combined		Additional Transaction Accounting Adjustments (Note 2)	Pro Forma Combined, as Further Adjusted
Revenue	£—	£15,356,782		£—		£15,356,782		£—	£15,356,782
Cost of sales	—	(10,499,440)		—		(10,499,440)		—	(10,499,440)

Gross profit	—	4,857,342		—		4,857,342		—	4,857,342
Other operating income	—	112,541		—		112,541		—	112,541
Distribution costs	—	(87,511)		—		(87,511)		—	(87,511)
Administrative expenses	—	(4,093,026)		2,754	A	(14,884,509)		—	(14,884,509)
				(9,441,299)	G
				(628,615)	H
				(724,323)	L
Listing service expense	—	—		(51,643,850)	B	(51,643,850)		—	(51,643,850)
Change in fair value of warrants	—	(10,994,522)		—		(10,994,522)		—	(10,994,522)

Operating loss	—	(10,205,176)		(62,435,333)		(72,640,509)		—	(72,640,509)
Finance income	—	228		—		228		—	228
Finance expenses	—	(19,773)		—		(19,773)		—	(19,773)

Loss before taxation	—	(10,224,721)		(62,435,333)		(72,660,054)		—	(72,660,054)
Income tax benefit	—	158,474		256,535	C	415,009		—	415,009

Net loss	£—	£(10,066,247)		£(62,178,798)		£(72,245,045)		£—	£(72,245,045)

Pro forma loss per share information (Note 5):
Weighted average shares outstanding, basic and diluted		19,418				76,448,328			70,343,660
Loss per share, basic and diluted (pence per share)		(51,840	)p			(95	)p		(103	)p

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF JUNE 30, 2021

(UNAUDITED)

			Assuming No Redemptions			Assuming Maximum Redemptions
	FRSG (Adjusted) (Note 1)	Juuce (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined, as Further Adjusted
ASSETS
Non-current assets:
Goodwill	£—	£260,000	£—		£260,000	£—		£260,000
Intangible assets	—	2,396,521	—		2,396,521	—		2,396,251
Property, plant and equipment	—	774,246	—		774,246	—		774,246
Other receivables	—	588,167	—		588,167	—		588,167
Deferred tax asset	—	1,079	—		1,079	—		1,079
Investments held in Trust Account	161,120,882	—	(161,120,882)	D	—	—		—

Total non-current assets	161,120,882	4,020,013	(161,120,882)		4,020,013	—		4,020,013

Current assets:
Inventories	—	1,585,860	—		1,585,860	—		1,585,860
Trade and other receivables	706,368	3,895,417	724,323	L	4,275,548	—		4,275,548
			(1,050,560)	H
Current tax recoverable	—	344,177	—		344,177	—		344,177
Cash and cash equivalents	1,017,082	1,728,750	357,793	A	80,787,452	50,702,593	E	36,569,952
			161,120,882	D		(94,920,093)	K
			(50,702,593)	E
			(5,639,131)	F
			(9,441,299)	G
			(15,621,974)	H
			(724,323)	L
			(1,307,735)	M

Total current assets	1,723,450	7,554,204	77,715,383		86,993,037	(44,217,500)		42,775,537

Total assets	£162,844,332	£11,574,217	£(83,405,499)		£91,013,050	£(44,217,500)		£46,795,550

LIABILITIES AND EQUITY
Current liabilities:
Trade and other payables	£390,707	£3,840,137	£(1,396,189)	H	£2,834,655	£—		£2,834,655
Warrants	—	13,732,505	—		13,732,505	—		13,732,505
Lease liabilities	—	200,680	—		200,680	—		200,680
Contract liabilities	—	1,385,989	—		1,385,989	—		1,385,989
Loans and borrowings	—	1,307,735	(1,307,735)	M	—	—		—

Total current liabilities	390,707	20,467,046	(2,703,924)		18,153,829	—		18,153,829

Non-current liabilities:
Warrants	—	52,968,232	—		52,968,232	—		52,968,232
Lease liabilities	—	349,141	—		349,141	—		349,141
Contract liabilities	—	81,694	—		81,694	—		81,694
Class A common stock, subject to possible redemption at $10.00 per share	161,118,028	—	(161,118,028)	I	—	—		—
Derivative warrant liabilities	9,576,561	—	(2,515,754)	N	7,060,807	—		7,060,807
Deferred underwriting commissions in connection with the initial public offering	5,639,131	—	(5,639,131)	F	—	—		—

Total non-current liabilities	176,333,720	53,399,067	(169,272,913)		60,459,874	—		60,459,874

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION – (CONTINUED)

AS OF JUNE 30, 2021

(UNAUDITED)

			Assuming No Redemptions			Assuming Maximum Redemptions
	FRSG (Adjusted) (Note 1)	Juuce (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined, as Further Adjusted
Total liabilities	176,724,427	73,866,113	(171,976,837)		78,613,703	—		78,613,703

Equity (shareholders’ deficit):
EO Charging ordinary shares	—	—	7,756	I	7,756	(610)	K	7,146
Called up share capital	—	197	(197)	I	—	—		—
Preferred shares	—	—	—		—	—		—
Class A common stock	—	—	—	I	—	—		—
Class B common stock	403	—	(403)	I	—	—		—
Share premium account	—	5,659,377	383,363	A	132,641,096	50,702,593	E	88,424,206
			51,643,850	B		(94,919,483)	K
			(50,702,593)	E
			(14,647,730)	H
			161,110,872	I
			(20,806,403)	J
Retained earnings (accumulated deficit)	(13,880,498)	(67,951,470)	(25,570)	A	(120,249,505)	—		(120,249,505)
			(51,643,850)	B
			(9,441,299)	G
			(628,615)	H
			20,806,043	J
			2,515,754	N

Total equity (shareholders’ deficit)	(13,880,095)	(62,291,896)	88,571,338		12,399,347	(44,217,500)		(31,818,153)

Total liabilities and equity (shareholders’ deficit)	£162,844,332	£11,574,217	£(83,405,499)		£91,013,050	£(44,217,500)		£46,795,550

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Unaudited Adjusted FRSG Financial Information

FRSG was formed on January 22, 2021 and consummated the FRSG IPO on March 9, 2021. Therefore, FRSG had no historical activities for the year ended December 31, 2020.

The statement of comprehensive income of FRSG for the period from January 22, 2021 (inception) through June 30, 2021 was translated into GBP at $1.3923 USD to £1 GBP, the average exchange rate for the period from January 22, 2021 (inception) to June 30, 2021 as published by the U.S. Federal Reserve System.

The following table provides the adjusted statement of financial position of FRSG as of June 30, 2021. FRSG historical financial position, as restated, was derived from the accompanying notes of FRSG’s unaudited interim financial statements as of September 30, 2021 and for the period from January 22, 2021 (inception) through September 30, 2021 included elsewhere in this proxy statement/prospectus. FRSG’s adjusted financial position was translated into GBP at $1.3806 USD to £1 GBP, the exchange rate on June 30, 2021 as published by the U.S. Federal Reserve System.

As of June 30, 2021	FRSG (Historical, as Restated)	GAAP to IFRS Conversion Adjustments (i)	FRSG (Adjusted)	FRSG (Adjusted)
	USD, GAAP	USD	USD, IFRS	GBP, IFRS
Non-current assets:
Investments held in Trust Account	$222,443,489	$—	$222,443,489	£161,120,882

Current assets:
Trade and other receivables	975,213	—	975,213	706,368
Cash and cash equivalents	1,404,183	—	1,404,183	1,017,082

Total assets	$224,822,885	$—	$224,822,885	£162,844,332

Current liabilities
Trade and other payables	$539,410	$—	$539,410	£390,707
Non-current liabilities
Class A common stock, subject to possible redemption at $10.00 per share	—	222,439,550	222,439,550	161,118,028
Derivative warrant liabilities	13,221,400	—	13,221,400	9,576,561
Deferred underwriting commissions in connection with the initial public offering	7,785,384	—	7,785,384	5,639,131

Total liabilities	21,546,194	222,439,550	243,985,744	176,724,427

Class A common stock, subject to possible redemption at $10.00 per share	222,439,550	(222,439,550)	—	—
Equity
Preferred shares	—	—	—	—
Class A common stock	—	—	—	—
Class B common stock	556	—	556	403
Accumulated deficit	(19,163,415)	—	(19,163,415)	(13,880,498)

Total equity	(19,162,859)	—	(19,162,859)	(13,880,095)

Total liabilities and equity	$224,822,885	$—	$224,822,885	£162,844,332

(i)

Under IFRS, FRSG Class A Common Stock subject to redemption would be classified as non-current liabilities rather than temporary equity, unlike under U.S. GAAP. Based on an initial analysis, management did not identify any other material adjustment that was required to convert FRSG’s financial statements from U.S. GAAP to IFRS for purposes of the pro forma financial information. Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies.

Note 2. Transaction Accounting Adjustments

The Transaction Accounting Adjustments included in the pro forma financial information are as follows:

A.

All Juuce options are in the money and will vest prior to the Closing. Based on the terms of the Business Combination Agreement, the vested options will expire worthless if not exercised prior to the Closing. Therefore, all Juuce options are assumed to be exercised in connection with the Business Combination. Accordingly, the pro forma transaction accounting adjustments reflect the following:

(a)

Changes to administrative expenses as a result of (i) the elimination of the option related historical stock compensation expense recognized in the six months ended June 30, 2021 and the year ended December 31, 2020, both less than £0.1 million, and (ii) the recognition of stock compensation expense of less than £0.1 million due to the accelerated vesting of the Juuce options in the year ended December 31, 2020; and

(b)	Recognition of cash payment of £0.4 million received with an offset to share premium account due to the assumed exercise of all vested options upon the Closing.

B.

Reflects preliminary estimated non-recurring cost of obtaining a public company listing service in accordance with IFRS 2. The amount equals the excess of the fair value of the EO Charging Ordinary Shares to be issued to the FRSG stockholders over the net assets acquired from FRSG in the Business Combination. The listing service expense is calculated based on the minimum and maximum redemption assumptions. FRSG net assets acquired by Juuce are derived from FRSG adjusted balance sheet information presented in Note 1 further adjusted by the change in the FRSG warrants’ fair value as discussed in adjustment (N). For the ease of reconciliation to the pro forma statement of financial position as of June 30, 2021, amounts are translated from USD to GBP at 1.3806, the exchange rate on June 30, 2021 as published by the U.S. Federal Reserve System. The actual recognition upon the completion of the Business Combination will likely differ from the pro forma adjustment, and it is possible the difference may be material. The deemed public company listing service expense is calculated as follows for the pro forma financial information:

		Assuming No Redemptions	Assuming Maximum Redemptions
Fair value of Juuce	(a)	£411,093,597	£411,093,597
Less: cash consideration to be paid to Juuce shareholders in lieu of shares	(b)	(50,702,593)	—

Fair value of EO Charging Ordinary Shares to be issued to Juuce shareholders	(c)=(a)-(b)	£360,391,004	£411,093,597

Percentage of EO Charging Ordinary Shares to be issued to Juuce shareholders	(d)	64%	79%
Percentage of EO Charging Ordinary Shares to be issued to FRSG public stockholders and FRSG Sponsor (1)	(e)	36%	21%
Fair value of EO Charging Ordinary Shares to be issued to FRSG public stockholders and FRSG Sponsor	(f)=(c)/(d)*(e)	£201,397,537	£106,477,444
Less: FRSG pro forma net assets acquired by Juuce, net of cash paid for redemptions, as of June 30, 2021 (2)	(g)	149,753,687	54,833,594

Listing service expense	(f)-(g)	£51,643,850	£51,643,850

(1)	Percentages include the Earnout Shares that are further discussed in Note 3.
(2)

FRSG pro forma net assets as of June 30, 2021 are derived from FRSG adjusted balance sheet information presented in Note 1 and have been further adjusted by £2.5 million, which reflects the change in the estimated fair value of the FRSG warrants based on the latest valuation as of September 30, 2021, as discussed in Adjustment (N).

C.

Reflects the pro forma income tax impact at 19.0%, which represents the statutory income tax rate attributable to Juuce, applied on taxable transaction accounting adjustments included in the unaudited pro forma condensed combined statements of comprehensive income. Adjustment (B), the recognition of the deemed listing service expense from a share-based transaction, is excluded from the pro forma taxable adjustments as such expense does not qualify as a corporate tax deduction under the U.K. tax legislation. Pro forma income statement adjustments (D) and (G), which are related to the removal of certain historical FRSG costs, are excluded from the pro forma tax calculation as no income tax income (expense) was recognized in FRSG’s historical statements of operations for such activities.

D.

Reflects the reclassification of marketable securities held in the Trust Account to cash and cash equivalents upon the closing of the Business Combination and elimination of interest income on marketable securities held in the Trust Account recognized in FRSG’s historical statements of operations.

E.

Reflects the cash consideration to be paid to Juuce shareholders in connection with the Business Combination when available cash exceeds a specified level. In Scenario 1, which assumes zero redemption of FRSG Class A Common Stock, the maximum cash consideration in the amount of $70.0 million (£50.7 million) would be paid to Juuce shareholders. In Scenario 2, which assumes the maximum redemption of 13,104,668 shares of FRSG Class A Common Stock, zero cash consideration would be paid. The relationship between the cash consideration to be paid to Juuce shareholders and the redemption percentage is not linear.

F.	Reflects the settlement of deferred underwriter’s fees incurred during the FRSG IPO due upon completion of the Business Combination.

G.

Reflects the preliminary estimated direct and incremental transaction costs of £9.4 million, such as taxes, legal, financial advisory and other professional fees, expected to be incurred by FRSG in connection with the Business Combination. Such costs are non-recurring and expected to be settled with the cash from the Trust Account upon the Closing in accordance with the Business Combination Agreement. Approximately £0.3 million of non-recurring transaction costs were incurred in FRSG’s historical statements of operations for the six months ended June 30, 2021 as “administrative expenses”. None of such costs were incurred in FRSG’s historical statement of operations for the year ended December 31, 2020 or recorded in FRSG’s historical balance sheet as of June 30, 2021. The transaction costs of £9.4 million yet to be incurred are reflected in “administrative expenses” on the pro forma statement of comprehensive income for the year ended December 31, 2020.

H.

Reflects the preliminary estimated non-recurring transaction costs of £15.6 million, such as legal, financial advisory and other professional fees, incurred and to be incurred by Juuce in connection with the Business Combination. Such transaction costs are expected to be settled with cash from the Trust Account upon the Closing. Approximately £14.6 million of such transaction costs are incremental and directly attributable to the Business Combination and therefore deferred and charged against the proceeds recorded to “share premium account” as a result of the reverse merger and capital reorganization. The remaining £1.0 million that does not meet the capitalization criteria has been or will be recognized in “administrative expenses”. As of June 30, 2021, Juuce has incurred total transaction costs of £1.4 million and recorded such amount in “trade and other payables” on the historical statement of financial position. Of the total incurred transaction costs, £1.1 million was capitalized in “trade and other receivables” on the historical statement of financial position and £0.3 million was expensed as “administrative expenses” in the historical statement of comprehensive income for the six months ended June 30, 2021. None of such costs were incurred in Juuce’s historical statement of comprehensive income for the year ended December 31, 2020. The non-capitalizable transaction costs of £0.6 million yet to be incurred are reflected in “administrative expenses” on the pro forma statement of comprehensive income for the year ended December 31, 2020.

I.

Reflects the conversion of (a) 22,243,955 shares of FRSG Class A Common Stock, (b) 5,560,989 shares of FRSG Class B Common Stock inclusive of the Earnout Shares, and (c) the historical equity of Juuce into a total of 77,560,526 EO Charging Ordinary Shares at nominal value of $0.0001 upon the Business Combination. All EO Charging Ordinary Shares, including the shares converted from FRSG Class A Common Stock subject to possible redemption, will be presented as permanent equity upon the Closing.

J.

Reflects the elimination of FRSG’s retained earnings (accumulated deficit), including the impact from (a) FRSG’s transaction costs described in adjustment (G) and (b) the decrease in the fair value of the FRSG warrants described in adjustment (N), as a result of the reverse merger and capital reorganization.

K.

In Scenario 2, which assumes the maximum number of shares are redeemed for cash by the FRSG stockholders, 13,104,668 shares, or approximately 58.9%, of FRSG Class A Common Stock would be redeemed at a redemption price of $10.00 per share for $131.0 million (£94.9 million) in cash. The

13,104,668 shares of FRSG Common Stock represent the maximum redemption amount allowed in order to provide for a minimum of $91.4 million (£66.2 million) in available cash, a condition required to consummate the Business Combination.

L.

Reflects the expense and prepaid insurance premium related to the EO Charging directors’ and officers’ liability insurance policy. In accordance with the Business Combination Agreement, a directors’ and officers’ liability insurance is required to be maintained for a period of six years following the Closing. The premium is £0.7 million for the first year and will be renegotiated for the subsequent periods. As a result, the actual premium of the future periods could be materially different from the amounts presented in the pro forma statements of comprehensive income.

M.

Reflects the elimination of loans and borrowings because all outstanding debt of the Company is required to be settled upon the Closing pursuant to the Business Combination Agreement. No finance expenses were incurred on such loans and borrowings in Juuce’s historical statement of comprehensive income for the pro forma periods presented.

N.

Reflects the estimated the fair value of the FRSG warrants at the Closing based on the latest valuation available at the time of filing the proxy statement /prospectus. The latest valuation has a valuation date of September 30, 2021. Management believes that this valuation is a closer approximation of the fair value of the FRSG warrants at the Closing than the valuation reflected in the historical FRSG balance sheet as of June 30, 2021, which was prepared prior to the announcement of the Business Combination in August 2021. The valuation as of September 30, 2021 is closer to the Closing and reflects the market reaction after the Business Combination was announced.

Note 3. Earnout Shares

Upon the completion of the Business Combination, the shares of FRSG Class B Common Stock owned by FRSG Sponsor are converted into 5,560,989 EO Charging Ordinary Shares, 20%, or 1,112,198 shares, of which are subject to forfeiture if the volume-weighted average price of the EO Charging Ordinary Shares does not exceed $12.50 for any 20 trading days within any 30 consecutive trading days (the “$12.50 Triggering Event”) during the five-year period following the Business Combination (the “Earnout Period”). In the event of a sale of EO Charging during the Earnout Period, the $12.50 Triggering Event will be deemed to have occurred. The Earnout Shares entitle the holders voting rights and the right to receive dividends. However, the Earnout Shares cannot be sold and any dividends on the Earnout Shares will not be paid until the $12.50 Triggering Event occurs. If the $12.50 Triggering Event does not occur during the Earnout Period, all the Earnout Shares will be forfeited for no consideration. The Earnout Shares are expected to be accounted for as equity upon the Closing and carried at the historical cost.

Note 4. Customer Warrant

ln August 2020, Juuce granted a warrant to purchase up to 4,216 Class C ordinary shares of Juuce to the Warrantholder. The Customer Warrant vests, subject to the terms and conditions as agreed, based on qualifying spend by the customer on products and services. The Customer Warrant was initially recognized at fair value in “warrants” within liabilities on the consolidated statement of financial position and subsequently revalued at each reporting date with the changes in fair value recorded in “change in fair value of warrants” on the consolidated statement of comprehensive income. Juuce also recorded a corresponding asset upon the initial recognition in trade and other receivables with the amortization of the asset value recorded as a reduction in revenue. See “Share warrant obligations” section in Note 3 to the audited financial statements of Juuce as of and for the year ended December 31, 2020 for additional information.

In connection with the Business Combination, the Warrantholder will receive in exchange the right to purchase 11,664,304 EO Charging Ordinary Shares issuable upon the exercise of the EO Charging Ordinary Shares (the “EO Charging Customer Warrant”) at an estimated exercise price of $1.102 converted based on the same exchange ratio. Approximately 2,442,172 of the EO Charging Customer Warrant are expected to have vested by the Closing. Except for the converted share and exercise price, the EO Charging Customer Warrant is governed by the same terms and conditions as the existing Customer Warrant. Upon consummation of the Business Combination, the EO Charging Customer Warrant is expected to be accounted for using the same method as the existing Customer Warrant. The fair value of the Customer Warrant recorded on the historical statement of financial position as of June 30, 2021 reflects the fair value of Juuce as contemplated in the Business Combination.

Note 5. Loss per Share

As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The basic pro forma share count excludes (a) the Earnout Shares that are contingently returnable because the $12.50 Triggering Event that precludes them from forfeiture has not occurred, (b) the EO Charging Warrants because they are not presently exercisable, as the exercise period starts on the later of 30 days after the Closing or 12 months from the closing of the FRSG IPO, and (c) the vested portion of the EO Charging Customer Warrant because management views the consideration required to exercise such warrant substantive, and in this case, such warrant would only be included in the basic weighted average share count when it is exercised in accordance with International Accounting Standards (“IAS”) 33, Earnings per Share. The diluted pro forma share count excludes potential dilutive instruments (i.e., the EO Charging Warrants, the Earnout Shares and the unvested portion of the EO Charging Customer Warrant), because they are anti-dilutive due to the net loss position.

The pro forma loss per share information included in the table below has been prepared under both no redemptions and maximum redemptions scenarios:

	For the six months ended June 30, 2021				For the year ended December 31, 2020
	Assuming No Redemptions		Assuming Maximum Redemptions		Assuming No Redemptions		Assuming Maximum Redemptions
Numerator:
Net loss	£(56,156,001)		£(56,156,001)		£(72,245,045)		£(72,245,045)

Denominator:
Basic and diluted Shares:
FRSG public stockholders	22,243,955		9,139,287		22,243,955		9,139,287
FRSG Sponsor	4,448,791		4,448,791		4,448,791		4,448,791
Juuce shareholders	49,755,582		56,755,582		49,755,582		56,755,582

Weighted average shares outstanding, basic and diluted	76,448,328		70,343,660		76,448,328		70,343,660

Loss per share, basic and diluted (pence per share)	(73	)p	(80	)p	(95	)p	(103	)p

BUSINESS OF FRSG AND CERTAIN INFORMATION ABOUT FRSG

Overview

FRSG is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting an Initial Business Combination. FRSG has neither engaged in any operations nor generated any revenue to date. Based on its business activities, it is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

In January 2021, FRSG Sponsor purchased an aggregate of 5,750,000 shares of FRSG Class B Common Stock for an aggregate price of $25,000, or approximately $0.004 per share. FRSG Sponsor agreed to forfeit up to an aggregate of 750,000 FRSG Founder Shares to the extent that the over-allotment option for the FRSG IPO was not exercised in full by the underwriters of the FRSG IPO. On April 19, 2021 a portion of the over-allotment option expired and, as a result, FRSG Sponsor forfeited 189,011 FRSG Founder Shares.

On March 9, 2021, FRSG consummated the FRSG IPO of 22,243,955 FRSG units. The FRSG units were sold at a price of $10.00 per unit, generating gross proceeds of $222.4 million. Each FRSG unit consists of one share of FRSG Class A Common Stock and one-fourth of one FRSG warrant. Each FRSG public warrant entitles the holder thereof to purchase one share of FRSG Class A Common Stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. The FRSG public warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) March 9, 2022, and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation.

Simultaneously with the consummation of the FRSG IPO, FRSG completed the private sale of 5,132,527 FRSG private placement warrants at a purchase price of $1.50 per private placement warrant to FRSG Sponsor, generating gross proceeds of approximately $7.7 million. Each FRSG private placement warrant entitles the holder to purchase one share of FRSG Class A Common Stock at $11.50 per share, subject to adjustment. The FRSG private placement warrants (including the FRSG Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Initial Business Combination.

In connection with the FRSG IPO, the underwriters were granted an option to purchase up to an additional 3,750,000 FRSG units (the “Over-allotment FRSG units”). In connection with the closing of the FRSG IPO, the underwriters partially exercised their over-allotment option and purchased 2,243,955 over-allotment units at an offering price of $10.00 per unit, generating gross proceeds of approximately $22.4 million.

Approximately $222.4 million of the net proceeds from the FRSG IPO (including the Over-allotment FRSG units) and the FRSG private placement with FRSG Sponsor has been deposited in the Trust Account. The net proceeds held in the Trust Account includes approximately $7.8 million of deferred underwriting discounts and commissions that will be released to the underwriters of the FRSG IPO upon completion of the Initial Business Combination. Of the gross proceeds from the FRSG IPO and the sale of the FRSG private placement warrants that were not deposited in the Trust Account, approximately $4.4 million was used to pay underwriting discounts and commissions in the FRSG IPO, approximately $66,000 was used to repay loans and advances from FRSG Sponsor and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

The shares of FRSG Class B Common Stock that were issued prior to the closing of the FRSG IPO will automatically convert into shares of FRSG Class A Common Stock at the time of the Business Combination on a one-for-one basis. Pursuant to the terms of a letter agreement with FRSG entered into by FRSG Sponsor and FRSG’s officers and directors in connection with the FRSG IPO, the shares of FRSG Class B Common Stock (or shares of FRSG Class A Common Stock issuable upon conversion thereof) are not transferable until the earlier of (i) one year after the completion of an Initial Business Combination or (ii) subsequent to an Initial Business Combination, (a) if the last sale price of FRSG Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an Initial Business Combination, or (b) the date on which FRSG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all FRSG stockholders having the right to exchange their shares of FRSG Class A Common Stock for cash, securities or other property.

On April 23, 2021, FRSG announced that, commencing April 26, 2021, holders of the FRSG units may elect to separately trade the shares of FRSG Class A Common Stock and FRSG public warrants included in the FRSG units. The shares of FRSG Class A Common Stock and FRSG public warrants that are separated will trade on NASDAQ under the symbols “FRSG” and “FRSGW,” respectively. Those FRSG units not separated will continue to trade on NASDAQ under the symbol “FRSGU” until Closing.

Initial Business Combination

The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination.

Redemption Rights for Holders of Public Shares

FRSG is providing FRSG public stockholders with the opportunity to elect to redeem their FRSG public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to FRSG to pay its franchise and income taxes, divided by the number of then outstanding FRSG public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of September 30, 2021, the amount in the Trust Account, including interest not previously released to FRSG to pay its franchise and income taxes, is approximately $10.00 per public share. FRSG Sponsor and FRSG’s officers and directors have agreed to waive their redemption rights with respect to the FRSG Founder Shares and any FRSG public shares they may hold in connection with the consummation of the Business Combination. The FRSG Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Stockholder Vote

The FRSG special meeting to which this proxy statement relates is being held to solicit your approval of, among other things, the Business Combination. Unlike many other blank check companies, FRSG public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then FRSG public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. FRSG Sponsor and FRSG’s directors and officers have agreed to vote any shares of FRSG Class A Common Stock and FRSG Class B Common Stock owned by them in favor of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the FRSG Charter provides that a FRSG public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares of FRSG Class A Common Stock included in the FRSG units sold in the FRSG IPO.

Employees

FRSG currently has two officers. These individuals are not obligated to devote any specific number of hours to FRSG’s matters but they intend to devote as much of their time as they deem necessary to FRSG’s affairs until it has completed the Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for the Initial Business Combination and the stage of the business combination process FRSG is in.

Management

Executive Officers and Directors

Our current executive officers and directors are set forth below:

Name	Age	Position
Alex T. Krueger	47	Chairman of the Board
Neil A. Wizel	44	Chief Executive Officer and Director
Thomas S. Amburgey	34	Chief Financial Officer and Director
Gary D. Reaves	41	Director
E. Perot Bissell	62	Director
Mary Anne Brelinsky	46	Director
Amy Francetic	54	Director
Adam Grosser	60	Director
Marvin Odum	62	Director

Alex Krueger has served as FRSG’s Chairman since January 2021. Mr. Krueger is President and Chief Executive Officer of First Reserve, which he joined in June 1999, and has over 20 years of energy investment experience. He is responsible for overall investment, asset management, strategic planning, and operations of First Reserve and its funds, as well as leading its internal ESG Group. Prior to joining First Reserve, Mr. Krueger worked in the energy group of Donaldson, Lufkin & Jenrette in Houston. Mr. Krueger serves or has served on the board of directors of various First Reserve portfolio companies or affiliates, including most recently, Ascent Resources, LLC, and IOG Resources, LLC. Additionally, Mr. Krueger currently serves on the Advisory Boards of BlackRock Global Energy & Power Infrastructure Fund I and Fund II and Blue Bear Capital, LLC. Mr. Krueger holds B.S. degrees in Chemical Engineering and Finance and Statistics from the University of Pennsylvania.

Gary D. Reaves has been a member of the FRSG Board since January 2021. Mr. Reaves is a Managing Director of First Reserve, which he joined in 2006, and has over 15 years of experience evaluating transactions across the energy value chain. Mr. Reaves’s primary responsibilities include investment origination, execution and exit, focusing on midstream infrastructure and logistics assets and the equipment, manufacturing and services businesses focused on midstream and downstream infrastructure and other industrial end markets. Mr. Reaves also works closely with Mr. Krueger, Mr. Wizel and the other senior members of the First Reserve team on overall investment strategy, portfolio management, talent development and strategic planning for First Reserve. Prior to joining First Reserve, Mr. Reaves was an Analyst in the Global Energy Group at UBS Investment Bank. He also spent time as an Analyst in Financial Advisory Services for Howard Frazier Barker Elliot, Inc. Mr. Reaves serves or has served on the board of directors of various First Reserve portfolio companies or affiliates, including: USA DeBusk, IRISNDT Inspection & Engineering Inc., Lamons, LineStar Integrity Services, Eagle Infrastructure Services, Refuel, Blue Racer Midstream, LLC, Crestwood Equity Partners LP (NYSE: CEQP), and Petroshale Inc. (TSXV: PSH). Mr. Reaves holds a B.B.A. from the University of Texas.

Neil A. Wizel has served as FRSG’s Chief Executive Officer and a member of the FRSG Board since January 2021. Mr. Wizel is a Managing Director of First Reserve, which he joined in 2007, and has over 15 years of energy investment experience. Mr. Wizel’s primary responsibilities include investment origination, execution and exit, focusing on infrastructure and logistics/distribution assets and industrial service and manufacturing companies, all within the energy value chain. Mr. Wizel also works closely with Mr. Krueger, Mr. Reaves and the other senior members of the First Reserve team on overall investment strategy, portfolio management, talent development and strategic planning for First Reserve. Prior to joining First Reserve, Mr. Wizel was a member of the Investment Staff at Greenbriar Equity Group, a private equity firm with a focus on business services and advanced manufacturing in select industrial sectors. Prior to Greenbriar, he was a Financial Analyst in the Leveraged Finance/Financial Sponsor Group at Credit Suisse First Boston. Mr. Wizel serves or has served on the board of directors of various First Reserve portfolio companies or affiliates, including several of the companies through which First Reserve is progressing sustainability and ESG-related growth strategies, most notably Hoover Circular Solutions, Refuel and Lamons. Mr. Wizel holds a B.A. from Emory University.

Thomas S. Amburgey has served as FRSG’s Chief Financial Officer and as a Director since January 2021. Mr. Amburgey is a Director of First Reserve, which he joined in 2012, and has over 10 years of energy investment experience. During his time at First Reserve, Mr. Amburgey has been focused on investing across the global energy value chain, with particular emphasis on critical infrastructure and value-added equipment, manufacturing and services, and is currently responsible for helping lead First Reserve’s investment initiatives across sustainability and energy transition as well as its internal ESG Group. Mr. Amburgey serves or has served on the board of directors of various First Reserve portfolio companies or affiliates, including several of the companies through which First Reserve is progressing sustainability and ESG-related growth strategies, most notably Hoover Circular Solutions and Lamons. Prior to joining First Reserve, he was an Analyst in the Financial Sponsors and Leveraged Finance division at UBS Investment Bank. Mr. Amburgey holds a B.B.A. and a Master of Accountancy from the University of Georgia.

E. Perot Bissell has served as a member of the FRSG Board since March 2021. Mr. Bissell has over 35 years of investment and management experience. Since 2016, Mr. Bissell has been a Managing Partner at Egis Capital Partners, a private equity firm focused on acquiring technology-driven businesses in the security and protection industry. Mr. Bissell has also been a board member of Acadia Health Care Company since 2013, serving on the audit and finance committees and chairing the nominating and governance committee. From 2017 to 2019, he served on the board of directors of Cactus Fuels, LLC, a Permian based fuel and lubricant distribution platform. From 2013 to 2015, Mr. Bissell was the CEO of Next Generation Energy Logistics, a private equity-backed platform in the downstream energy logistics space. From 2012 to 2013, Mr. Bissell served as Vice Chairman of Pilot Logistics Services, a provider of drilling and exploration support services. From 2004 to 2012, Mr. Bissell served as a board member and CEO of Maxum Petroleum, where he was responsible for over $300 million of acquisition and divestiture activity. Under his leadership, Maxum grew to become the largest independent distributor of lubricants and diesel fuel in North America. Mr. Bissell led 18 follow-on acquisitions, multiple capital raises, and oversaw the eventual sale of the company to Flying J in 2012. From 1997 to 2005 Mr. Bissell was a partner at Northwest Capital Appreciation, a firm specializing in providing capital and advisory services to middle market companies. During his time at Northwest Capital Appreciation, he led an investment in AGS Security, serving as its interim CEO and overseeing 33 follow-on acquisitions. He also served as a senior executive and partner of SLP Capital from 1996 to 2001, then the largest specialty lender to security alarm dealers. Mr. Bissell has a Bachelor’s Degree in History from Columbia University.

Mary Anne Brelinsky has served as a member of the FRSG Board since March 2021. She is currently the president of EDF Energy North America, which includes EDF Trading and EDF Energy Services, where she is responsible for EDF’s Power and Natural Gas Retail businesses, the Generation Services business, as well as Gas and Power Trading Desks in the U.S. and Canada. EDF is the world’s largest utility and producer of low carbon electricity. After joining EDF Trading in 2008, Ms. Brelinsky served as a Vice President responsible for the Texas power business. While in that role, she grew EDF’s customer base to include energy management and optimization services for industrial loads and generation customers ranging from natural gas, wind, battery storage, and solid fuel power stations. Thereafter, she was promoted to President in 2014. Prior to EDF, Mary Anne held positions with Reliant Energy where she managed the Structuring and Pricing Desk and developed power products for Reliant’s Large Commercial and Industrial clients. During her tenure at Reliant from 2003 to

2006, she also built and managed the Customer Transaction Desk, which was responsible for the execution of gas, power, heat rate, and ancillary service transactions for retail customers. In 2000, Mary Anne accepted a position with Dynegy where she managed large cogeneration power plants and developed strategies for the company’s assets under the Texas deregulated market. She also traded long-term positions for Texas and California generation assets. Ms. Brelinsky started her career with the Exxon Chemical Company where she held several engineering and plant operations positions. Ms. Brelinsky has been recognized as one of the industry’s Thought Leaders by the Energy Thought Summit, received the Houston Business Journal’s Women in Energy Leadership Award, and the Greater Houston Women’s Chamber of Commerce Breakthrough Woman Award. Ms. Brelinsky serves on the Board of Directors for Atlas Scholars, the Gulf Coast Power Association, the Greater Houston Women’s Chamber of Commerce, the University of Houston’s Energy Advisory Board, and the Renewable Energy Alliance of Houston. She has an engineering degree from Rensselaer Polytechnic Institute and an MBA from the University of Houston-Clear Lake

Amy Francetic has served as a member of the FRSG Board since March 2021. She is the founder and Managing General Partner of Buoyant Ventures, a new venture fund in Chicago that aims to invest in digital climate solutions for energy, transportation, agriculture, and the built environment. Her career spans over 20 years of high technology entrepreneurship, private equity, and research. Ms. Francetic previously founded and led Energize Ventures, a $165 million venture fund that invests in digital technologies that optimize energy equipment and infrastructure, where she oversaw the Fund’s investment activities and operations. She also co-founded and served as CEO of technology accelerator Clean Energy Trust, which has invested in dozens of early-stage clean energy companies across the Midwestern U.S., before transitioning into her current role as Chairman of the Board of Directors. Ms. Francetic also held roles at private equity firm MVC Capital and at Stanford Research Institute where she worked on an early version of the voice recognition technology that became Siri. Earlier in her career, Ms. Francetic was co-founder and CEO of a consumer technology company that was funded by Microsoft co-founder Paul Allen, before it was sold to the Danish toy company, Lego Systems. Ms. Francetic also helped fundraise for mobile gaming company, GluMobile, on whose board she served until it went public on NASDAQ. In addition to the Clean Energy Trust board, Ms. Francetic serves on the Advisory Board for the WISER Institute at the Illinois Institute of Technology. In 2020, she was recognized for the third time as one of Chicago’s Top 50 Technology Leaders by Crain’s. In 2015, Ms. Francetic was an Emerging Leader at the Chicago Council for Global Affairs and in 2014 she was awarded the Corporate Citizen of the Year Award from the Executives’ Club of Chicago, and Leading Woman in Technology from the Illinois Technology Association. Ms. Francetic is a regular lecturer in energy and entrepreneurship at Northwestern University and the University of Chicago’s Law School. She has a BA from Stanford University.

Adam Grosser has served as a member of the FRSG Board since March 2021. He has over 35 years of management and investment experience, including public market transaction expertise, and most recently served as Group Head and Managing Director of Silver Lake Kraftwerk, a strategy of Silver Lake Partners; a global technology investment firm with approximately $75 billion of combined assets under management and committed capital, where he led successful private equity investments across the energy, automation, mobility, and data communications sectors. Previously, Mr. Grosser was a General Partner at Foundation Capital, an early-stage, technology-focused venture capital firm, where he managed a $2.5 billion global venture fund focused on investment opportunities in semiconductors, systems, data communications, and energy. Prior to that, Mr. Grosser served as President of @home Network, the developer of cable broadband, which successfully launched its initial public offering during his tenure. Before @home, Mr. Grosser was the CEO of Catapult Entertainment Inc., a company he also led through its initial public offering and which he co-founded to develop the real-time, multi-player game network XBAND. Mr. Grosser also served as a Senior Vice President of Sony Pictures Entertainment, where he was responsible for managing Sony’s entry into Broadband Services and their relationship with Direct TV for satellite television and related products. Mr. Grosser was recruited to Sony from Lucasfilm Ltd. where he was responsible for a new business line focused on gaming, software, and education. Mr. Grosser started his career at Apple Computer in 1979 as an Engineering Intern responsible for hardware design of the Apple II+ before receiving assignments of increasing responsibility that culminated in his role as Director of Engineering. Mr. Grosser is widely recognized for his work and has been presented with several noteworthy distinctions and awards including the Sir Edmund Hillary Fellowship, which seeks to incubate solutions to global problems and make a lasting impact on the world, which was presented to him by the Government of New Zealand in 2020. He was also featured on the Forbes Midas List for four consecutive years from 2007 – 2010 and has been the recipient of three ID Magazine “Design of the Year” awards. Mr. Grosser is highly involved in the community and has co-taught and lectured at both Stanford University and the University of California, Berkeley. Mr. Grosser holds BA, MS, and MBA degrees from Stanford University.

Marvin Odum has served as a member of the FRSG Board since March 2021. Mr. Odum has 35 years of corporate leadership and operations experience focused on the energy industry and previously served as Chairman and President of Shell Oil Company from 2008 to 2016 and was a director and executive committee member of Royal Dutch Shell from 2009-2016. While Chairman, he was tasked with establishing and advocating innovative, industry-leading solutions to the challenge of securing safe, secure and sustainable energy sources. Most recently, Mr. Odum serves as the Chairman and CEO of TerraLithium and Chairman of AAL LLC, which are focused on low carbon energy technology solutions that provide manufacturers a more responsible way to source ultra-pure lithium to support the domestic electrification of the economy. Throughout his career, Mr. Odum has directed a broad portfolio of assets across the energy value chain ranging from traditional oil and gas to biofuels and renewable energy. Mr. Odum is a board member of Europe-based Stena International SA and Stena Drilling Ltd focused primarily on international shipping and offshore drilling. Mr. Odum is a member of the Council on Foreign Relations, a board member of the National Urban League and Board of Visitors member of MD Anderson Cancer Center. He previously served on the boards of the American Petroleum Institute, the World Business Council for Sustainable Development and the Dean’s Council of the John F. Kennedy School of Government at Harvard University. In September 2017, Mr. Odum led the City of Houston’s response to Hurricane Harvey as the Chief Recovery Officer (pro bono). In April 2020, Mr. Odum was again called upon by the City of Houston and this time as the COVID-19 Relief and Recovery Czar. He is also involved with several charities in the Houston area. Mr. Odum earned a bachelor’s degree in mechanical engineering from The University of Texas at Austin and a master’s degree in business administration from the University of Houston.

Number and Terms of Office of Officers and Directors

FRSG has nine directors. The FRSG Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to FRSG’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of E. Perot Bissell, Mary Anne Brelinsky and Amy Francetic, will expire at FRSG’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Adam Grosser, Marvin Odum and Thomas S. Amburgey, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Gary Reaves, Alex Krueger and Neil Wizel, will expire at the third annual meeting of stockholders.

Holders of FRSG Founder Shares will have the right to elect all of FRSG’s directors prior to the consummation of the Initial Business Combination and holders of FRSG public shares will not have the right to vote on the election of directors during such time.

Approval of the Initial Business Combination will require the affirmative vote of a majority of the FRSG Board, which must include a majority of FRSG’s independent directors and a majority of the non-independent directors nominated by FRSG Sponsor.

FRSG’s officers are appointed by the FRSG Board and serve at the discretion of the FRSG Board, rather than for specific terms of office. The FRSG Board is authorized to appoint persons to the offices set forth in FRSG’s bylaws as it deems appropriate. FRSG’s bylaws provide that FRSG’s officers may consist of a Chairman of the Board, Chief Executive Officer, Presidents, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other officers as may be determined by the FRSG Board.

Board Leadership Structure and Role in Risk Oversight

Alex Krueger serves as the Chairman of the FRSG Board. The Chief Executive Officer, who is also a director, is responsible for leading FRSG management and operations. The FRSG Board believes that the current leadership structure is efficient for a company of FRSG’s size, and promotes good corporate governance. However, the FRSG Board will continue to evaluate its leadership structure and may change it if, in the opinion of the FRSG Board, a change is required by the needs of FRSG’s business and operations.

The FRSG Board is actively involved in overseeing FRSG’s risk assessment and monitoring processes. The FRSG Board focuses on FRSG’s general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the FRSG Board include consideration of the challenges and risks of FRSG’s businesses, and the FRSG Board and management actively engage in discussion on these topics. In addition, each of the FRSG Board’s committees considers risk within its area of responsibility.

Director Independence

The NASDAQ listing standards require that a majority of the FRSG Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgement in carrying out the responsibilities of a director. The FRSG Board has determined that E. Perot Bissell, Mary Anne Brelinsky, Amy Francetic, Adam Grosser and Marvin Odum are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. FRSG’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the FRSG Board

The FRSG Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The FRSG Board has established an audit committee of the board of directors. E. Perot Bissell, Amy Francetic and Adam Grosser serve as members of FRSG’s audit committee. Under the NASDAQ listing standards and applicable SEC rules, FRSG is required to have at least three members of the audit committee, all of whom must be independent.

Mr. Bissell serves as chair of the audit committee. All of the members of the audit committee are financially literate, and the FRSG Board has determined that E. Perot Bissell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The FRSG Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by FRSG;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by FRSG, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with FRSG in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to FRSG entering into such transaction; and

•

reviewing with management, the independent auditors, and FRSG’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding FRSG’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The FRSG Board has established a compensation committee of the board of directors. Dr. Jennifer Aaker and Jeffrey Tepper serve as members of FRSG’s compensation committee. Under the NASDAQ listing standards and applicable SEC rules, FRSG is required to have at least two members of the compensation committee, all of whom must be independent. Mary Anne Brelinsky and Marvin Odum are independent. Ms. Brelinsky serves as chair of the compensation committee.

The FRSG Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to FRSG’s chief executive officer’s compensation, evaluating FRSG’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of FRSG’s chief executive officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of FRSG’s other officers;

•	reviewing on an annual basis FRSG’s executive compensation policies and plans;

•	implementing and administering FRSG’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with FRSG’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for FRSG’s officers and employees;

•	if required, producing a report on executive compensation to be included in FRSG’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of FRSG’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an Initial Business Combination. Accordingly, prior to the consummation of an Initial Business Combination, the compensation committee is only responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such Initial Business Combination.

The FRSG Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Committee Membership, Meetings and Attendance

During 2021, the FRSG Board held 14 meetings, the audit committee held three meetings and the compensation committee held no meetings. FRSG encourages all of its directors to attend FRSG’s annual meetings of stockholders.

Director Nominations

FRSG does not have a standing nominating committee. In accordance with Rule 5605(e)(1) of the NASDAQ Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The FRSG Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, FRSG does not have a nominating committee charter in place.

The FRSG Board also considers director candidates recommended for nomination by FRSG stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). FRSG stockholders that wish to nominate a director for election to the FRSG Board should follow the procedures set forth in FRSG’s bylaws.

FRSG has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the FRSG Board considers educational background, diversity of professional experience, knowledge of FRSG’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of FRSG stockholders. Prior to the Initial Business Combination, holders of FRSG’s public shares will not have the right to recommend director candidates for nomination to the FRSG Board.

Stockholder Communications

The FRSG Board welcomes communications from FRSG stockholders. FRSG stockholders may send communications to the FRSG Board, any committee of the FRSG Board or any other director in particular to:

First Reserve Sustainable Growth Corp.

262 Harbor Drive, Third Floor

Stamford, CT 06902

FRSG stockholders should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. FRSG’s Chief Executive Officer will review each communication received from FRSG stockholders and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (a) the communication complies with the requirements of any applicable policy adopted by the FRSG Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the FRSG Board. To the extent the subject matter of a communication relates to matters that have been delegated by the FRSG Board to a committee or to an executive officer of FRSG, then FRSG’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the FRSG Board or an executive officer does not imply or create any fiduciary duty of any FRSG Board member or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

FRSG has adopted a Code of Ethics applicable to its directors, officers and employees. FRSG’s Code of Ethics and FRSG’s audit and compensation committee charters are available on FRSG’s website, www.frsgcorp.com, under the “Investor Relations” tab. In addition, a copy of the Code of Ethics will be provided by FRSG without charge upon request in writing at 262 Harbor Drive, Third Floor, Stamford, CT 06902 or by telephone at (203) 661-6601. FRSG intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

First Reserve Management, L.P. (“First Reserve”) manages several investment vehicles. A family of private equity funds in the energy and power industry that are managed by First Reserve or its affiliates may compete with FRSG for acquisition opportunities. If these funds decide to pursue any such opportunity, FRSG may be precluded from procuring such opportunities. In addition, investment ideas generated within First Reserve may be suitable for both FRSG and for a current or future First Reserve Fund and may be directed to such investment vehicle rather than to FRSG. Neither First Reserve nor members of FRSG management team who are also employed by First Reserve have any obligation to present FRSG with any opportunity for a potential business combination of which they become aware. First Reserve and/or FRSG management, in their capacities as officers or managing directors of First Reserve or in their other endeavors, may be required to present potential business combinations to the related entities, current or future investment vehicles, or third parties, before they present such opportunities to FRSG.

Notwithstanding the foregoing, FRSG may, at its option, pursue an acquisition opportunity jointly with FRSG Sponsor, or one or more of its affiliates (an “Affiliated Joint Acquisition”). Such entity may co-invest with FRSG in the target business at the time of the Initial Business Combination, or FRSG could raise additional proceeds to complete the acquisition by making a specified future issuance to any such fund or vehicle.

Each of FRSG’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of FRSG’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. FRSG does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect FRSG’s ability to complete the Business Combination. In addition, FRSG may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with FRSG in the target business at the time of the Initial Business Combination, or FRSG could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. The FRSG Charter provides that FRSG renounce its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FRSG and such opportunity is one FRSG is legally and contractually permitted to undertake and would otherwise be reasonable to pursue.

In addition, First Reserve or its affiliates, including FRSG’s officers and directors who are affiliated with First Reserve, may sponsor or form other blank check companies similar to FRSG during the period in which FRSG is seeking an Initial Business Combination, and members of FRSG management team may participate in such blank check companies. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among the management teams. However, FRSG does not believe that any such potential conflicts would materially affect its ability to complete the Initial Business Combination.

Investors and potential investors should also be aware of the following other potential conflicts of interest:

•

None of FRSG’s officers or directors is required to commit his or her full time to FRSG’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities;

•

In the course of their other business activities, FRSG’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to FRSG as well as the other entities with which they are affiliated. FRSG management may have conflicts of interest in determining to which entity a particular business opportunity should be presented;

•

FRSG’s initial stockholders have agreed to waive their redemption rights with respect to any FRSG Founder Shares and any FRSG public shares held by them in connection with the consummation of the Initial Business Combination. Additionally, FRSG’s initial stockholders have agreed to waive their redemption rights with respect to any FRSG Founder Shares held by them if FRSG fails to consummate the Initial Business Combination by in the Deadline Date. If FRSG does not complete the Initial Business Combination by the Deadline Date, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of FRSG’s public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the FRSG Founder Shares are not transferrable, assignable or saleable until the earlier of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (i) if the last sale price of the FRSG Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (ii) the date on which FRSG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of FRSG stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the FRSG private placement warrants and the FRSG Class A Common Stock underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the Initial Business Combination. Since FRSG’s Sponsor and officers and directors directly or indirectly own common stock and warrants, FRSG’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•

FRSG’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to the Initial Business Combination; and

•

FRSG Sponsor and FRSG’s officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as FRSG may obtain loans from FRSG Sponsor or an affiliate of FRSG Sponsor or any of FRSG’s officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1.5 million of such loans may be convertible into warrants of the post-combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the FRSG private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in FRSG’s favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, FRSG’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, the FRSG Charter provides that the doctrine of corporate opportunity will not apply with respect to any of FRSG’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

In the event that FRSG submits the Initial Business Combination to its public stockholders for a vote, FRSG Sponsor has agreed to vote any FRSG Founder Shares held by it and any FRSG public shares held by it in favor of the Initial Business Combination, and FRSG’s officers and directors have also agreed to vote any FRSG public shares held by them in favor of the Initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

The FRSG Charter provides that FRSG’s officers and directors will be indemnified by FRSG to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the FRSG Charter provides that FRSG’s directors will not be personally liable for monetary damages to FRSG or FRSG stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to FRSG or FRSG stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

FRSG has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the FRSG Charter. FRSG’s bylaws also permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. FRSG purchased a policy of directors’ and officers’ liability insurance that insures FRSG’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures FRSG against its obligations to indemnify its officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against FRSG’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against FRSG’s officers and directors, even though such an action, if successful, might otherwise benefit FRSG and FRSG stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FRSG pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

FRSG believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

FRSG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of FRSG’s financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. FRSG’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

FRSG is a blank check company incorporated in Delaware on January 22, 2021 FRSG was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FRSG Sponsor is an affiliate of First Reserve.

The registration statement for the FRSG IPO was declared effective on March 4, 2021. On March 9, 2021, FRSG consummated the FRSG IPO of 22,243,955 FRSG units, which included the partial exercise of the underwriters’ option to purchase an additional 3,000,000 FRSG units, at $10.00 per Unit, generating gross proceeds of $222.4 million, and incurring transaction costs of approximately $12.8 million, consisting of approximately $4.4 million of underwriting fees, approximately $7.8 million of deferred underwriting fees and approximately $0.6 million of other offering costs.

Simultaneously with the closing of the FRSG IPO, FRSG consummated the sale (the “Private Placement”) of 5,132,527 FRSG private placement warrants at a price of $1.50 per FRSG private placement warrant in a private placement to FRSG Sponsor and FRSG’s independent directors, generating gross proceeds of $7.7 million.

Approximately $222.4 million ($10.00 per FRSG unit) of the net proceeds of the FRSG IPO (including the Over-allotment FRSG units) and certain of the proceeds of the Private Placement was placed in the Trust Account located in the U.S. with the Trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by FRSG, until the earlier of: (i) the completion of the Initial Business Combination and (ii) the distribution of the Trust Account as otherwise permitted under the FRSG Charter.

If FRSG is unable to complete an Initial Business Combination by the Deadline Date, FRSG will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the FRSG public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FRSG to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding FRSG public shares, which redemption will completely extinguish FRSG public stockholders’ rights as FRSG stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining FRSG stockholders and the FRSG Board, dissolve and liquidate, subject in each case to FRSG’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

FRSG’s only activities from inception through September 30, 2021 related to its formation and the FRSG IPO, as well as the due diligence costs incurred to identify a target company for a potential business combination.

FRSG expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as costs in the pursuit of its acquisition plans.

For the three months ended September 30, 2021, FRSG had a net loss of approximately $1.4 million, which consisted of a gain from the change in fair value of derivative warrant liabilities of approximately $3.5 million and income from investments held in Trust Account for approximately $3,000, offset by loss from operations of approximately $4.9 million. The loss from operations is comprised of approximately $4.8 million of general and administrative expenses, and approximately $50,000 of franchise tax expense.

For the period from January 22, 2021 (inception) through September 30, 2021, FRSG had net loss of approximately $0.1 million, which consisted of a gain from the change in fair value of derivative warrant liabilities of approximately $6.1 million and income from investments held in Trust Account for approximately $7,000, offset by loss from operations of approximately $5.7 million and offering costs associated with derivative warrant liabilities of approximately $487,000. The loss from operations is comprised of approximately $5.6 million of general and administrative expenses, and approximately $136,000 of franchise tax expense.

Liquidity and Capital Resources

FRSG’s liquidity needs up to the FRSG IPO were satisfied through receipt of a $25,000 capital contribution from FRSG Sponsor in exchange for the issuance of FRSG Founder Shares to FRSG Sponsor and a loan from FRSG Sponsor for an aggregate amount of $300,000 to cover organizational expenses and expenses related to the FRSG IPO pursuant to a promissory note (the “Note”). FRSG borrowed approximately $66,000 under the Note and fully repaid the balance on March 9, 2021. Subsequent to the consummation of the FRSG IPO, FRSG’s liquidity needs have been satisfied through a portion of the net proceeds from the Private Placement.

In addition, in order to finance transaction costs in connection with a business combination, FRSG Sponsor or an affiliate of FRSG Sponsor, or certain of FRSG’s officers and directors may, but are not obligated to, loan FRSG funds as may be required. As of September 30, 2021, there were no amounts outstanding under any working capital loans.

Contractual Obligations

Registration Rights

The holders of the FRSG Founder Shares, FRSG private placement warrants and FRSG warrants that may be issued upon conversion of working capital loans, if any, and any shares of FRSG Class A Common Stock issuable upon the exercise of the FRSG private placement warrants and FRSG warrants that may be issued upon conversion of working capital loans and upon conversion of the FRSG Founder Shares will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. FRSG will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per FRSG unit, or approximately $4.4 million in the aggregate, paid upon closing of the FRSG IPO.

In addition, $0.35 per FRSG unit, or approximately $7.8 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that FRSG completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the periods reported. Actual results could materially differ from those estimates.

FRSG Class A Common Stock Subject to Possible Redemption

FRSG accounts for the FRSG Class A Common Stock subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). FRSG Class A Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable FRSG Class A Common Stock (including shares of FRSG Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the FRSG’s control) is classified as temporary equity. At all other times, FRSG Class A Common Stock is classified as stockholders’ equity. FRSG Class A Common Stock features certain redemption rights that are considered to be outside of FRSG’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021, 22,243,955 shares of FRSG Class A Common Stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of FRSG’s balance sheet.

Derivative Warrant Liabilities

FRSG does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. FRSG evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 5,560,988 FRSG public warrants issued in connection with the FRSG IPO and the 5,132,527 FRSG private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, FRSG recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the FRSG public warrants as of September 30, 2021 is based on observable listed prices for such warrants. The fair value of the FRSG private placement warrants has been estimated using a Monte Carlo simulation.

Net Income (Loss) Per Common Share

FRSG complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” FRSG has two classes of shares, which are referred to as FRSG Class A Common Stock and FRSG Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of FRSG Common Stock outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the FRSG warrants in the calculation of diluted income (loss) per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021. Accretion associated with the redeemable FRSG Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Offering Costs Associated with the FRSG IPO

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the FRSG IPO that were directly related to the FRSG IPO. Offering costs are allocated to the separable financial instruments issued in the FRSG IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the FRSG Class A Common Stock issued were charged against the carrying value of the shares of the FRSG Class A Common Stock upon the completion of the FRSG IPO. Deferred underwriting commissions are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. FRSG adopted ASU 2020-06 at inception. Adoption of the ASU did not impact FRSG’s financial position, results of operations or cash flows.

FRSG management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on FRSG’s financial statements.

Impact of COVID-19

FRSG management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on FRSG’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of September 30, 2021.

Off-Balance Sheet Arrangements

As of September 30, 2021, FRSG did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. FRSG qualifies as an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. FRSG elected to delay the adoption of new or revised accounting standards, and as a result, may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, FRSG’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, FRSG is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” FRSG chooses to rely on such exemptions, FRSG may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the FRSG IPO Offering or until FRSG otherwise no longer qualifies as an “emerging growth company.”

Smaller Reporting Company

FRSG is also a “smaller reporting company” as defined in Regulation S-K under the Securities Act and may take advantage of certain of the scaled disclosures available to smaller reporting companies. FRSG may be a smaller reporting company even after FRSG is no longer an emerging growth company.

BUSINESS OF EO CHARGING AND CERTAIN INFORMATION ABOUT EO CHARGING

Unless otherwise stated or unless the context otherwise requires, all references to “EO Charging” in this section refer to (i) Juuce prior to the consummation of the Business Combination and to (ii) EO Charging following the consummation of the Business Combination.

Industry Overview

The EV sector is experiencing very significant market momentum and growing in scale on a global level. Growth is currently being led by EO Charging’s existing markets in the U.K., Ireland, Norway and Europe; EO Charging’s target market of North America; and China. Car manufacturers are actively bringing new EV models to market, driving consumer interest with a broader attraction to alternative, cleaner fuel-type vehicles emerging. Growth is anticipated to further accelerate as manufacturers respond and adapt to government legislation relating to the transition away from internal combustion engine (“ICE”) vehicles. Leading economies, particularly in Europe and North America, are setting aggressive targets for prohibiting the sale of new ICE vehicles. For example, in November 2020, as part of a 10-point climate change plan, the U.K. Government brought forward the ban on the sale of new petrol and diesel cars from 2035 to 2030. As the decarbonization agenda at the government, corporate and consumer levels accelerate and EV prices continue to fall towards and through parity with ICE vehicles on a total cost of ownership basis, EV adoption is expected to accelerate. BloombergNEF predicts battery packs for EVs will average ~$101/kWh by 2023 at which point it is expected mass-market EVs can then be produced at a similar price and margin to ICE vehicles.

Further, in April 2021, the White House announced progress made by U.S. federal agencies towards the goal of accelerating the deployment of EVs and charging stations. Most notably, the General Services Administration announced progress on the goal to transition the federal fleet to zero-emission vehicles with the installation of EV charging infrastructure at federal facilities considered a key component of the transition to a zero-emission fleet. These actions are part of the U.S. President’s goal of deployment of a national network of 500,000 chargers to support convenient and affordable travel by drivers of zero emission vehicles across the U.S. The current environment in the U.S. provides a tailwind to EO Charging’s market entry strategy and plans to serve the fleet sector in the U.S. on a nationwide basis in the near-term.

EO Charging is focused on the fleet market where the drivers to growth are, in addition to the above legislative factors, commercial. These factors include corporate ESG sustainability targets, cost efficiencies, and vehicle access to low emission zones for deliveries. Major fleet operators have announced a commitment to electrify their fleets in EO Charging’s markets and the conversion of such fleets from ICE vehicles to EVs is mission-critical to such fleet operators. As a result, EO Charging’s focus on fleet operators through appropriate charging infrastructure, turnkey installation services and advanced software management systems to ensure effective delivery and ongoing provision of charging services provides a very attractive platform for growth.

For both consumer and commercial customers, these conditions are driving the race to install the necessary charging infrastructure and solutions to support the broader mass-market transition to EV and charging demands for home, workplace, public space, depots and commercial environments across Europe, North America and at a global level. As a result of the significant opportunity in EV charging given the market growth, a number of companies have emerged to offer EV charging services across each segment of the value and infrastructure chain as this scale and rate of adoption increases. These market participants have adopted a wide variety of alternative strategies, but without the fleet focus that EO Charging has at its core. By way of example, these strategies include pure hardware manufacturers; companies which install and operate public charging points; providers of consumer home charging units; and companies which offer fleet charging as part of a portfolio of other services. The management of EO Charging believes that effective delivery of services to the most attractive fleet market requires focus and dedication and that is what EO Charging offers.

EO Charging has adopted a differentiated strategy focused on large, scalable fleet operators and offers these customers a full turnkey charging solution that is software-led and also includes hardware and mission-critical infrastructure solutions with superior product and service quality, critical to the fleet customer segment. In addition to providing its own software and hardware, EO Charging also partners with other operators with a hardware-led strategy and with companies who can provide installation and operation and maintenance services (“O&M services”). In addition, EO Charging partners with businesses that provide access to passenger car fleet customers (e.g., Uber) and consumers. In the consumer space, energy retailers are increasingly looking to provide innovative end-to-end EV power supply solutions to customers creating an opportunity for collaboration with EO Charging in the U.K. These partnering and collaboration strategies will further maximise efficiency, integration and productivity of providers to all types of consumers across the broader EV value chain.

EO Charging believes it is positioned to benefit from the electrification of fleet vehicles in its existing markets in the U.K., Europe, Scandinavia and through global expansion into North America. It will target other attractive territories in the first instance through working alongside existing customers looking to electrify fleets in new locations and selected distributor relationships. These opportunities are expected to increase with enhanced brand recognition and presence. EO Charging believes its growth in the sale of AC charger units to the home, commercial and destination sectors can grow proportionally to EV market growth globally, provided EO Charging continues to drive product and service innovation.

BloombergNEF projects that the number of passenger and fleet EVs is expected to increase from approximately 8.8 million vehicles in 2021 to approximately 268 million vehicles (excluding China and India for illustrative purposes) in 2035 representing over 28% CAGR (2021-2035) over that period. Of the 2035 total (excluding China and India for illustrative purposes), approximately 46%, or 124 million vehicles, are expected to be located in Europe, approximately 27%, or 73 million vehicles, in the U.S. and approximately 27%, or 71 million vehicles, in the rest of the world.

As an early leader and first mover in the provision of turnkey solutions to fleet operators, EO Charging believes its growth across all segments of the fleet sector will be correlated to the transition plans by businesses, large corporations, governments and public sector bodies to convert their fleets to EV. For example, EO Charging actively targets its products and services to corporations that have signed up to the EV100, a global initiative from the Climate Group to bring together companies committed to electrifying their fleets and installing charging infrastructure for employees and customers by 2030. EV100 members are increasing demand, influencing policy and driving mass roll-out – helping to make EVs more accessible for everyone. EO Charging believes its alignment with EV100 members positions EO Charging to stay ahead of the curve in the provision of services to the fleet sector and providing assistance in executing the sector’s decarbonization strategies.

EO Charging Business Overview

EO Charging is a leading U.K.-based EV fleet charging solutions provider focused on becoming the global leader in charging electric van, truck, bus and car fleets. EO Charging is enabling the electrification of depots and commercial environments used by the world’s largest fleet operators by offering fleet customers a complete value-added, end-to-end turnkey solution from design to deployment and ongoing software and operations management. In this way, EO Charging simplifies and facilitates the investment decision, reduces investment cost and provides the ongoing support to enable operators to manage their fleets effectively. Such services are provided at fleet depots and additionally offers an effective solution where vehicles return to a driver’s home. In addition, EO Charging serves the consumer segment indirectly through the sale of EV chargers to installers, distributors, and energy providers in more than 35 countries worldwide.

EO Charging was established in the U.K. in November 2014 with the goal of developing the hardware and integrated software to cater to the growth in fueling EVs globally. EO Charging has designed and developed a product series of UK/EU/61851 Mode 3 AC chargers (equivalent to U.S. Level 2) (“AC chargers”) for use in depots and commercial environments for fleet operators as well as at home, work and destinations for consumers. To date, EO Charging has sold more than 55,000 charger units across more than 35 countries. A number of fleet operators also have requirements for U.K. Mode 4 DC chargers (equivalent to U.S. Level 3) “DC chargers” in certain depots, for example operators of electric buses. In such instances, EO Charging will provide a full turnkey design and installation service, using DC chargers produced by a selected group of manufacturers and provide ongoing software, systems management and maintenance services. EO Charging’s EO Cloud software is hardware-agnostic, enabling EO Charging to provide the specialist services that such fleet operators require even where it is not the hardware supplier. EO Charging maintains a lead in innovative hardware designs which reduce installation costs for customers while providing the smart features that commercial operators require.

As an example of providing cost effective solutions to its core fleet customer base, EO Charging has developed a commercial-level modular and scalable hardware product called the EO Hub that currently connects and integrates up to 32 EO Genius AC smart chargers to the EO Cloud SaaS platform, with development in progress to allow an unlimited number of chargers to be integrated in the future. EO Charging offers an innovative product which significantly reduces installation and purchase cost for an operator whilst maintaining full scalability. EO Charging’s advanced software management system, which is licensed to EO Charging’s fleet customers, is called the EO Cloud. This represents a full-stack software platform with smart charging and billing services capabilities, critical to the coordination and optimization of fleet vehicle charging at depots and in commercial environments. Hardware-agnostic OCPP 1.6 compliant software also enables management of certain third-party AC and DC charging units, meaning EO Charging is able to sell its comprehensive software solutions to customers independent of their choice of hardware provider.

As an example of EO Charging’s fleet offering, EO Charging has provided Amazon EU with its EO Cloud charge management software platform, hardware products, and operations and maintenance support services to support the electrification of Amazon EU’s EV fleet infrastructure in the U.K. and Ireland. In Spain, Italy, France and Germany, the charging hardware is provided by other manufacturers but is supported by the EO Cloud. EO Charging provides Amazon EU with a solution that delivers charging software, hardware and/or operational support depending on the services required at specific Amazon EU depots in Europe.

EO Charging’s hardware products focus on the AC charger category and may be used to charge EV fleet vehicles or passenger cars regardless of vehicle manufacturer. EO Charging classifies fleet customers and operators as large organizations that undertake delivery, logistics and shared mobility (e.g., eBus) activities and houses their charging infrastructure at depots and in commercial environments. EO Charging classifies consumers to include passenger car customers installing charger units at home, car parking facilities, retail spaces, workplaces, recreational areas, education and other public facilities.

History

EO Charging was established in Suffolk, U.K. in November 2014 by Charles Jardine. EO Charging undertook a 12-month development process to develop EO Charging’s first EV charger and then secured numerous orders from local EV fleet customers.

On June 6, 2018, REEIF EO 1 S.a.r.l, a company managed by Zouk Capital LLP (“Zouk Capital”), invested in EO Charging, becoming an institutional shareholder in EO Charging to help drive growth and scale EO Charging’s team, marketing and product development offering. Zouk Capital is a leading investor in technology and sustainability and manages the U.K. Government’s £400 million Charging Infrastructure Investment Fund.

Zouk Capital has a long history of investing in the EV infrastructure ecosystem across two funds totalling nearly €700m in investor commitments. The very first investment in the EV charging space was made by Zouk Capital over a decade ago in a German company called The Mobility House.

Since then, Zouk Capital has invested, through its Renewable Energy and Environmental Infrastructure Fund II (“REEIF II”), in InstaVolt, which has developed into one of U.K.’s largest owners and operators of rapid EV charging points which can service multiple car brands, as well as BE Power, which is the second-largest EV charging point operator in Italy and whose 100% sale to ENI S.p.A was recently announced. In addition, its most recent fund, the Charging Infrastructure Investment Fund (“CIIF”) is anchored by a £200m commitment from the U.K. Government recognising Zouk Capital’s leading position as a prime U.K. investor in EV charging infrastructure. CIIF has co-invested alongside REEIF II in InstaVolt and created Liberty Charge in partnership with Liberty Global (the owner of Virgin Media) in 2020 to roll-out passive EV infrastructure electrical connections across the U.K. Most recently, CIIF has invested in char.gy, an innovative U.K. based company which has the hardware and software capabilities to roll out on-street EV charging infrastructure in the U.K., utilizing the spare electrical capacity in lampposts.

Growth Strategy

EO Charging currently deploys charging solutions into over 35 countries globally with a core focus on its solutions to fleet operators in the U.K. and continental Europe, including Amazon EU, Coop, Mitie Group plc (“Mitie”), Arrival, Ocado Group (“Ocado”), Go-Ahead Group plc (“Go-Ahead”), Uber Technologies Inc. (“Uber”), Menzies Distribution Limited, DHL and J Sainsbury plc. As a prime reason for undertaking the Business Combination, EO Charging intends to expand its current operations in its existing locations through a focus on expanding its fleet customer base and enter the U.S. market.

EO Charging is focused on two key revenue streams, as described below.

Commercial Fleets

EO Charging classifies commercial fleet customers to include businesses operating medium to large EV fleets in delivery, logistics, eBus, shared mobility and ridesharing platforms. EO Charging is working with a number of leading Europe-based EV fleet customers in this area including Mitie, Coop, Go-Ahead, BYD Alexander Dennis and DHL. EO Charging is also a partner to Uber, which provides its drivers an opportunity to purchase EO chargers and installation services. EO Charging targets national EV fleet operators across the U.K. through direct sales and marketing channels and active bid participation for turnkey projects via request for proposals. EO Charging is targeting the public sector EV fleet operators throughout the U.K. following the U.K. Government’s announcement of a £1.9 billion spending package to support electrification throughout the U.K. EO Charging is in discussions with a number of new and existing EV fleet operators to deepen penetration of their EV strategy at existing depots and commercial environments across Europe and into the U.S.

Home, Commercial and Destination

This includes the sale of hardware to consumers in the U.K. and international markets, through direct channels, installation partners, wholesale distributors and via B2C partnerships. An example of a U.K. B2C partnership is the relationship with Octopus Electric Vehicles established in 2020, offering Octopus’ UK-based EV drivers an end-to-end home charging solution whereby they purchase an EO Mini smart charger integrated with Octopus’ smart energy tariff. EO Charging is also developing other B2C partnerships with a number of U.K.-based, privately-owned supply companies. EO Charging has also sold a significant number of charges in Norway, which is one of the most developed markets globally for EV charging solutions, through its distributor relationships.

Growth Strategies

EO Charging’s strategy is to capitalize on its existing position as a leader and first mover for EV fleet charging in the U.K. and Europe and continue to grow and execute on its plan to become the global leader in EV fleet charging solutions, in particular through entry into the U.S. market now that momentum has been established. In its plan, EO Charging is actively targeting, and winning contracts from, fleet operators who have already committed to fleet electrification in the U.K. and across Europe. Entry into the U.S. market, which is developing rapidly, is expected in 2022 initially through following existing customers who have a global presence as they take steps to electrify their fleets in the U.S. EO Charging’s strategy is ultimately underpinned by a primary focus on rapidly expanding the base of customers and charge points on its EO Cloud software platform to achieve increasing scale with a robust base of long-term, recurring SaaS and services revenues at attractive margins.

Deepening Fleet Customer Relationships

The quality of EO Charging’s software, hardware, and charging solutions package has resulted in EO Charging gaining market share and customer loyalty in its existing markets. EO Charging believes its commercial relationship with leading EV fleet operators is indicative of EO Charging’s leading position in the EV fleet market and ability to continue and execute on its business plan as its customers and the EV fleet market more broadly continues to scale and accelerate. EO Charging is in dialogue with existing EV fleet customers around expansion of their logistics network and EV transition plans in other geographic markets and deepening penetration at existing depots and commercial environments. Many of EO Charging’s EV fleet customers are at an early stage in their EV deployment strategy and may initiate dialogue and the broader implementation process through a series of pilot programs at existing depots and commercial environments. As existing customers expand deployment at existing and new sites, they increase the aggregate number of hardware charging ports installed and associated management software applications required using the EO Cloud software platform. This creates an expansion of the customer relationship, estate of chargers and scale of software and services offerings. In turn, this enhances ‘stickiness’ of customers and establishes an integrated ecosystem between EO Charging and its customer base.

Investment in Marketing & Sales

EO Charging has a marketing and sales team based in the U.K. with established sales channels, digital marketing capabilities and a direct sales strategy.

EO Charging is focused on attracting new customers across Europe and the U.S. through investment in marketing and in-country sales teams. At this time, EO Charging has identified key countries and regions including the Nordic region, Germany, Italy, France, Ireland, Australia and the U.S. where EO Charging plans to build out a local presence and serve EV fleet customers on an in-country basis. This expansion is expected to include personnel essential to winning new business, onboarding local delivery partners, managing operations and developing products and services that cater to local markets.

EO Charging is also working closely with its existing customers on how they can most effectively leverage the knowledge and experience from EV fleet infrastructure deployment in Europe and replicate across their global footprint as their EV deployment strategies become more international.

EO Charging is also evaluating leasing services (e.g. Charging as a Service) to provide a funded business proposition to the smaller fleet customer segment.

Bringing New Products to Market

EO Charging intends to remain a leader in the provision of smart AC chargers through continued investment in product development. EO Charging expects to bring to market the next generation of its EO Cloud SaaS Platform, smart EO Mini Pro and Genius AC chargers and EO Hub by late 2021 and early 2022.

EO Charging also intends to seek product certification to sell its portfolio of AC charging hardware into the North American market.

Strategic M&A

While EO Charging’s business plan is premised on organic growth, EO Charging will continue to explore strategic, high-quality and synergistic acquisition opportunities. For example, this may include investments in, or acquisitions of, certain wholesale distributors of EO Charging’s products providing in-country presence in certain key markets and an ability to increase margin on unit sales.

Competitive Strengths

EO Charging offers a full turnkey package to its fleet customers, aimed at reducing their initial investment cost in electrifying their fleets, coupled with ongoing mission-critical software controls and maintenance services. EO Charging is positioned to offer its customers a highly reliable and value-added solution for fleet electrification. Such services include systems and site design, electrical load balancing, vehicle charging prioritization through linking with vehicle tracking and route planning systems, remote billing services and charging point maintenance. In this way, EO Charging simplifies the investment decision for fleet operators and ensures their seamless operation of an EV fleet.

EO Charging designs and manufactures AC chargers for use by EV fleet operators in the charging of delivery fleet vehicles at depots and commercial environments and in home, work and destination environments. In fleet scenarios, vehicles will be parked and available for charging either overnight or whenever vehicle use is not required. EO Charging’s software platform enables this with load management and charging prioritization to ensure that vehicles are charged according to their needs and to optimize charging cycles.

EO Charging does not manufacture DC chargers that can charge vehicles at more rapid charging speeds. EO Charging does understand that in certain scenarios, EV fleet operators may require the use of such DC chargers and therefore EO Charging has in place partnership arrangements with certain OEMs of DC chargers. Most notably, this includes ABB, Tritium and Delta, enabling EO Charging to offer its EV fleet customers the same turnkey solution using EO Charging’s hardware-agnostic charging management software with a third-party provider’s DC hardware. This represents a successful reseller model of third-party equipment integrated into EO Charging’s provision of turnkey solutions to customers.

EO Charging offers its customers an end-to-end, modular EV charging solution. For EV fleet operators, this includes the full onsite design and analysis of specifications in advance of infrastructure deployment and ultimately operating and management solutions for the charging infrastructure.

EO Charging offers a portfolio of AC chargers including the EO Mini, EO Mini Pro 2 and EO Genius. For fleet operators, EO Charging also offers fleet customers for use in depot locations the EO Hub which can connect up to 32 EO Genius AC chargers. In conjunction with EO Charging’s hardware and warranty cover, EO Charging also offers customers its EO Cloud SaaS platform software subscription, software support and O&M services for hardware thereby providing the turnkey solution for fleet operators.

EO Charging’s founders and its institutional investor, Zouk Capital, the manager of REEIF II, understood from an early stage that the charging infrastructure required to enable fleet operators to deliver on their EV transition strategies posed a number of constraints and obstacles. EO Charging has therefore focused on developing bespoke turnkey solutions for fleet operators that includes load management analysis, grid connection infrastructure upgrades and bespoke software development to meet specific requirements.

In addition to the sale of networked hardware and recurring software subscriptions and O&M services to EV fleet operators, EO Charging is also able to earn incremental revenues, whether separately or as part of a package, for installation and project management services. In situations where EO Charging does not provide the hardware, or where existing hardware is already in service, EO Charging is able to offer its hardware-agnostic software subscriptions.

Given the user experience offered by EO Charging to EV fleet operators ranges from an early educational phase through to pilot program and finally to full ongoing deployment, EO Charging is able to integrate itself within its customers’ logistics chain and create a network effect of expansion and ‘stickiness’ with those customers when installing their network of hardware, recurring software and services.

Leading fleet customers with a pan-European and global presence, help drive EO Charging’s brand awareness and an understanding of EO Charging’s product and superior capabilities in meeting the demanding requirements of fleet operators when deploying and transitioning to an EV fleet.

Products and Services

Turnkey Solutions for EV Fleets

EO Charging generates revenue from EV fleet operators through the sale of a portfolio of hardware, software and services comprising an end-to-end turnkey solution. The turnkey solution has been designed to cater to the specific needs of EV fleet operators, including a customer-focused bespoke approach to evaluating site-specific power load requirements and any bespoke software requirements a customer may have.

In addition to the upfront sale of hardware and installation services, EO Charging earns revenues from its EV fleet customers through annual subscription fees for the use of the EO Cloud SaaS software platform. As part of the turnkey offering, this can be bundled with charges for any ongoing O&M services performed on installed hardware.

The upfront cost to customers may involve a series of individual charges or a packaged charge comprising project management, hardware, installation and costs for ancillary services and equipment such as grid connection upgrades, associated civil works and modifications and infrastructure required for the actual installation. EO Charging’s hardware comes with a standard 3-year product warranty and EO Charging offers an extended warranty option of up to 5 years. The subscription payments are applicable to each charger sold and O&M services are provided in accordance with specific service level agreements to meet each EV fleet customers’ individual needs.

EO Charging may also sell annual subscriptions for the use of the hardware-agnostic EO Cloud SaaS charging management software platform over third-party hardware that may have been purchased, installed and managed by the customer directly.

Project Management (a bespoke service for fleet operators to optimize integration of charging solutions)

EO Charging provides a design consultancy service upfront to assess the power load capacity of customers’ depots and commercial environments, charging specifications relative to fleet size (now and going forward) and grid connection upgrades that may be required to optimize power load management and integrity of the power load system with other onsite equipment such as packing and industrial machinery. EO Charging also provides bespoke consultancy and management services for the installation of charging hardware integrated with onsite solar and battery storage equipment. EO Charging manages the assessment, analysis and installation of all elements as part of a turnkey solution.

EO Genius (an app-enabled commercial level charge point suitable for large fleet infrastructure)

EO Genius is compatible with all plug-in vehicle brands with a power rating of up to 22kW and is able to connect directly to the EO Cloud and EO Hub to unlock full smart-charging technology. Once connected, EO Genius comes with access restriction through RFID or the EO App and Active Load Management capabilities.

EO Hub (fleet-specific integration hardware to optimize charging scheduling and telematics functionality)

EO Hub connects up to 32 EO Genius charge points to connect and deliver load management, charge scheduling, telematics integration, management and monitoring of fleet energy usage. All hardware units are connected to the EO Cloud via the EO Hub. The EO Cloud is a critical component of the EV fleet operator’s system and represents a powerful tool for monitoring, optimising and diagnosing state of charge across a large volume of EVs in service. Crucially, the EO Hub reduces the cost of having to have intelligence within each individual charge point.

EO Cloud (hardware-agnostic advanced cloud-based charge point management system for fleets)

The EO Cloud is the heart of the remote management software platform used by fleets, workplaces, car parks and charging destination operators. It enables remote management of charge points, monitoring of energy usage, remote diagnosis and resolution of issues. It also allows any owner-operator of the charging infrastructure to monetise their charging infrastructure. The EO Cloud system is compatible with vehicle telematic and route planning systems and hence enables an operator to prioritise charging dependent on the vehicle’s route scheduling. This ensures that vehicles are charged appropriately while managing a site’s power supply and energy use efficiently.

EO Charging’s customers require the EO Cloud platform to manage the complexities of charging large EV fleets. As an example, the EO Cloud enables fleet operators to (i) adjust rates at which vehicles charge, (ii) adjust scheduling of when EVs charge to avoid peak power pricing, (iii) assess state of charge for each vehicle and optimize sequencing of charging to meet upcoming delivery schedules, and (iv) manage the power load across the fleet’s operations.

Hardware for Consumers

EO Charging generates revenue through the sale of EV charging hardware units to consumers in international markets through direct sales, U.K. and international wholesale distributors and U.K. B2C partnerships.

EO Charging offers its customers a portfolio of AC charging products. These include the EO Mini, EO Mini Pro 2 and EO Basic.

EO Mini: one of the world’s smallest fast chargers

EO Mini is designed and built for everyday EV drivers and is compatible with all plug-in vehicle brands, with a power rating of 3.6kW and 7kW. The EO Mini operates with a universal socket or tethered (Type 1 or 2). All units come with a 3-year product warranty as standard.

EO Mini Pro 2: one of the world’s smallest smart fast chargers

EO Mini Pro 2 is designed for the space and energy conscious EV drivers and is compatible with all plug-in vehicle brands with a power rating of 7kW. Operates with a universal socket or tethered (Type 1 or 2). The EO Mini Pro 2 is smart as standard, enabling users to manage, monitor and schedule charging sessions through the EO Smart Home app. The smart charger is also capable of directly connecting to solar panels using EO Charging’s innovative solar matching functionality and has built-in power balancing capabilities to avoid overloading the electrical supply at homes. All units come with up to a 3-year product warranty and integration with the EO Smart Home app as standard with no additional subscription fees or costs.

EO Basic: sleek design plug and charge solution for everyday EV drivers

EO Basic is compatible with all plug-in vehicle brands with a power rating of 3.6kW, 7kW, 11kW and 22kW. It operates with a universal socket or tethered (Type 1 or 2). All units come with a 3-year product warranty as standard.

Other Consumer Products

Other products offered to consumers include a range of EO charging cables, bespoke stainless steel mounting posts and the EO ALM power management hardware for households and apartments with two or more EVs and small business fleets.

Geographic Coverage

EO Charging’s existing operations to fleet operators cover activities in the U.K., Ireland, France, Spain, Italy and Germany. EO Charging’s sales to the consumer and commercial segments include sales of 55,000 chargers to more than 35 countries including Norway, Thailand and Australia.

Sales and Marketing

EO Charging has a sales and marketing team comprising of 30+ staff members located in the U.K. as at November 30, 2021. EO Charging targets customers across all segments through direct sales and primarily through online marketing channels. In addition, commercial opportunities are pursued through account management and active bid participation in turnkey projects, including responses to request for proposals.

Manufacturing and Facilities

EO Charging designs its products in-house. For existing products, EO Charging owns the underlying intellectual property. For new products, EO Charging may license off-the-shelf electronics designs from third parties, and in such cases, the intellectual property for this element of the product will be owned by the licensing party and not EO Charging. All of its hardware products are currently assembled in the U.K. in its own manufacturing facility in Stowmarket and using selected contract manufacturers, who are local to EO Charging’s U.K. office. Components are sourced from a number of global suppliers, primarily via U.K. and EU distributors. EO Charging manages its supply chain proactively so that business, operational and quality requirements are met. EO Charging ensures that externally provided processes, products and services conform to specified requirements and are also reviewed in accordance with EO Charging’s Quality Management System. EO Charging has UKAS-accredited ISO 9001:2015 quality accreditation.

EO Charging’s manufacturing team comprised 20+ staff members located in the U.K. as at November 30, 2021. Procurement and management of outsourced contract manufacturing also currently sits within this team.

EO Charging’s U.K. office is in Stowmarket, located within the emerging Tech East Corridor. EO Charging currently occupies approximately 1,700 square metres of manufacturing and office space under a lease that expires on April 12, 2023. EO Charging also leases additional storage facilities of approximately 200 square meters in the same location on a short-term (less than 1 year remaining) lease. In addition, EO Charging occupies office space in central London, United Kingdom under an agreement that expires on September 13, 2022, which houses sales, marketing and IT development staff.

EO Charging assembles and tests hardware and software at its premises in Stowmarket. Increased production capacity to accommodate sales growth will be outsourced to existing contract manufacturing partners and others as appropriate. Overseas production options will be considered when practically and commercially appropriate. It is intended that an in-house production and testing facility is retained to facilitate the design and testing process and to accommodate bespoke orders.

EO Charging believes its current space is sufficient to meet its in-house manufacturing needs for the foreseeable future but is planning to acquire larger premises to accommodate increasing staff numbers as part of its growth plans. EO Charging expects that any additional space required will be available on commercially reasonable terms.

Licensing and Regulation

The Electric Vehicle Homecharge Scheme (“EVHS”)

EVHS is a grant administered by the U.K. Government and offered through the Office for Zero Emission Vehicles (“OZEV”) that provides customers with up to 75% contribution to the cost of one charge point and its installation. A grant cap is set at £350 (including VAT) per installation. The main qualification requirements are that a person owns, leases, or has ordered a qualifying vehicle, has dedicated off-street parking at their property, purchases an OZEV approved product and that the charger is installed by an OZEV registered installer. A person may apply for two charge points at the same property if they have two qualifying vehicles. The EVHS registered installer checks that the customer qualifies and then applies for the grant on the customer’s behalf. The installer will bill the customer for the price of the installation, net of the grant amount for which they have applied.

Workplace Charging Scheme (“WCS”)

WCS is a grant administered by the U.K. Government and offered through the OZEV that provides businesses with a reduction in the cost of installing EV charge points for their staff of up to £14,000. The WCS reduces the purchase and installation cost of a new workplace charging station (single socket) by up to 75% (capped at £350 per socket). A single business can claim for up to a maximum of 40 charge points (e.g. 40 single socket or 20 double socket charge points).

A number of EO Charging’s products including variants of EO Mini Pro 2 and EO Genius have been accredited by OZEV such that they qualify for the EVHS or WCS schemes. While accreditation is not mandatory for selling charge points in the U.K., it does provide access to a significant proportion of the consumer sales market.

Waste Handling and Disposal

In the U.K., EO Charging is legally obliged to comply with the general requirements of the Health and Safety at Work Act 1974 and the more specific requirements of the Control of Substances Hazardous to Health Regulations 2002 (“COSHH”). COSHH is the law that requires employers in the U.K. to control substances that are hazardous to health and includes nanomaterials. As employees of EO Charging may use and generate potentially hazardous substances during the course of their work, EO Charging is required to follow a number of preventative measures and seek to reduce workers’ exposure to hazardous substances. EO Charging has a designated Production Director, Chief Operating Officer and Quality, Health, Safety and Environmental Manager, who are responsible for oversight of health and safety and environmental issues including COSHH. This includes carrying out audits and risk assessments and ensuring EO Charging holds Safety Data Sheets for all materials used on site.

EO Charging has a relatively environmentally benign operation that generates very low levels of waste. It self certifies that it does not use hazardous substances as defined in the EU RoSH (Restriction of Hazardous Substances) and REACH (Registration, Evaluation and Authorization of Chemicals) Directives. In the EU, EO Charging is subject to the Waste Electrical and Electronic Equipment Directive (“WEEE Directive”). The WEEE Directive provides for the creation of a collection scheme where consumers return waste electrical and electronic equipment to merchants, such as EO Charging. If EO Charging fails to properly manage such waste electrical and electronic equipment, it may be subject to fines, sanctions or other actions that may adversely affect EO Charging’s financial operations. EO Charging is WEEE-certified and uses an accredited third-party waste handler for its electrical waste. However, waste volume levels are low.

Intellectual Property and Research & development

EO Charging relies on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. EO Charging’s success depends in part upon its ability to obtain and maintain proprietary protection for EO Charging’s products, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing EO Charging’s proprietary rights.

As of June 30, 2021, EO Charging has trademark protection and one joint patent application for an EV cable management system.

EO Charging has invested a significant amount of time and expense into the research and development of its charging hardware equipment and software platform. EO Charging’s ability to maintain its leadership position depends in part on its ongoing research and development activities. EO Charging’s research and development team is responsible for the design, development, testing and release of its products. EO Charging focuses its efforts on developing its charging hardware and developing the technology to support EO Charging’s software subscriptions and support services.

EO Charging’s hardware research and development is conducted at its headquarters in Stowmarket and from its London office, both in the U.K. As of November 30, 2021, EO Charging had 26 permanent employees and 10 contractors engaged in research and development activities.

Competition

Europe

EO Charging competes with a number of providers of EV charging hardware and installation services in the U.K. and across Europe. A number of EO Charging’s competitors aim to serve the entire market providing a portfolio of AC chargers and DC chargers. From an early stage, EO Charging has maintained its differentiated strategy of selling AC chargers with a focus on fleet customers. Notwithstanding the foregoing, EO Charging’s competition also includes other types of alternative fuel vehicles, plug-in hybrid EVs and high fuel-economy gasoline powered vehicles.

EO Charging has an established position in the U.K. and Ireland and has developed relationships with a number of the largest EV fleet operators in these regions who are actively transitioning their fleets to EVs. EO

Charging’s early mover advantage and track record gives it a strong foothold in the sector and access to market growth.

To date, EO Charging has managed its costs effectively through a combination of in-house and outsourced manufacturing processes. It has also not required significant funding to meet its business expansion requirements in Europe or to maintain its competitive advantage. However, as EO Charging focuses on deeper penetration of its existing markets, expansion more broadly throughout Europe and with its entry strategy into the U.S. market, there is a clear requirement for funding.

Notwithstanding the direct competition to EO Charging gaining new customers in the EV fleet sector, there are a number of new and existing providers that may impact customer experience and trust in the sector negatively and impact the rate of EV adoption. EO Charging believes it is well placed to manage and benefit from such a scenario.

In terms of sales of hardware direct to end users and through distribution channels, EO Charging acknowledges there a number of other EV manufacturers globally who are offering home charging equipment. It is also understood that some third-party contractors may be able to provide basic electric charging capabilities to customers seeking to have on-premise EV charging capability as well as for home charging.

North America

EO Charging does not have existing operations in North America and does not sell its AC charger products into the North American markets. However, EO Charging acknowledges the competitive landscape there and believes its differentiated capabilities developed in its existing markets in Europe and the U.K. will provide strong support for its entry and customer take-up in the North American markets.

Employees

EO Charging strives to offer competitive employee compensation and benefits in order to attract and retain a skilled and diverse work force. As of November 30, 2021, EO Charging had over 150 employees. EO Charging’s employees are located in the U.K., with one employee in Germany. As a result of the COVID-19 pandemic, many of EO Charging’s employees spent time working remotely, but many have returned in accordance with EO Charging’s Business Continuity Plan. The health and safety of its employees is a top priority and EO Charging continues to follow government guidelines. As lockdown restrictions ease, employees have been returning to work at its facilities noted above while also benefitting from EO Charging’s Agile working policy. EO Charging is not aware of any of its employees being represented by a labor union and EO Charging believes it maintains good relations with its employees.

Seasonality

Although EO Charging’s results to date have been typically skewed towards the second half of the year, some of EO Charging’s largest EV fleet customers operate in the delivery and logistics sectors that are linked to supply chains of e-commerce which have periods of high consumer demand around sales events and the festive period towards the end of the year. It would be common for these EV fleet operators to mitigate disruptions and interference to their delivery network scheduling that may otherwise be caused by installation of EV infrastructure at depots and commercial environments at such times in the year. In 2021, access to fleet depots and other locations has been restricted by the impact of COVID-19, which has impacted the supply of electric vehicles, fleet operator investment decisions and the ability to access sites for installation work. As a result, the EO Charging management team expects the results for 2021 to demonstrate greater seasonality than normal.

Legal Proceedings

From time to time, EO Charging may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on EO Charging because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

JUUCE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references to “we,” “us,” “our,” “EO Charging,” “Juuce,” and “management” as used herein refer to (i) Juuce and its subsidiaries, prior to the consummation of the Business Combination and to (ii) EO Charging, following the consummation of the Business Combination.

The following discussion and analysis provides information which Juuce’s management believes is relevant to an assessment and understanding of Juuce’s consolidated results of operations and financial condition. The discussion should be read together with the interim condensed consolidated financial statements as of June 30, 2021 and for the six month periods ended June 30, 2021 and 2020 and the annual consolidated financial statements as of December 31, 2020 and 2019 and January 1, 2019 and for the years ended December 31, 2020 and 2019 and the related notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the pro forma financial information as of June 30, 2021 and the six months ended June 30, 2021 and the year ended December 31, 2020, included in the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Juuce’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Overview

We are a leading U.K.-based provider of EV charging hardware and intelligent cloud based EV charging management systems for fleets, destinations, and homes. Our core focus is on the commercial fleet market as this represents, in our management’s opinion, the most attractive sector. Our planned growth is characterized by a commercially driven rationale to switch to EVs and the requirement to deliver a high quality, reliable hardware and service offering rather than simply the lowest cost product. Our core product, software and installation services are specifically designed to provide a focused solution to this sector of the market.

Product development began in June 2014 and to date, we have manufactured more than 55,000 charging stations and have sold into over 35 countries around the world (including the U.K., Ireland, Norway, Australia and Thailand). In 2014, the EV market was at an early stage of development with customers largely being environmentally focused first adopters and with a more limited range of available vehicles. As the market has grown and developed, our business model has adapted from primarily being a supplier of charging hardware to offering a full range of solutions and services focused on the commercial fleet market.

The services we provide are:

•	The design, development and manufacture of charging hardware;

•	The development and supply of charge point management Software as a Service (SaaS) for EV charging estates, including the capability to manage third-party charge points;

•	Installation of EV charging equipment and associated electrical infrastructure;

•	The operation and maintenance of charge point installations/systems, including those supplied by third-party hardware manufacturers; and

•	Full turnkey project management of large scale EV infrastructure projects including systems design, electrical load balancing, grid connection and ongoing software management systems.

In addition to our turnkey fleet solutions offering, we also provide charging solutions for destinations (e.g. public charging and car parks), workplaces and home charging points for domestic end users. In addition to direct sales and installations, we access the market through affinity partners (e.g. utilities), third-party installers, wholesalers and distributors in a global market.

Our vision is to become the global leader in charging electric van, truck, bus and car fleets with a particular focus on enabling the electrification of vehicle fleets of the world’s largest fleet operators and transport providers. We achieve this by offering fleet customers a complete end-to-end turnkey solution from design to deployment and ongoing software and operations management.

We operate as one operating segment. The Chief Executive Officer, who is our chief operating decision maker (“CODM”), manages our operations as a single operating segment and reviews our financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. We have no segment managers who are held accountable by the CODM for operations, operating results and planning for levels of components below the consolidated unit level.

We generate revenue through the sale of our hardware to homes and commercial customers, through direct sales and marketing and via our approved installer network, affinity partners, distributors and wholesalers. We also generate ongoing revenues through the sale of our cloud based EV charging SaaS platform and O&M services provided to large operators of charge point estates. Software services are typically charged for 3 years upfront, then renewed annually. Installation services for EV infrastructure provide additional large-scale revenue streams. Turnkey projects including the full range of hardware, software, installation and O&M services are becoming an increasingly important source of income, especially with our large fleet customers.

Since our inception in 2014, we have been engaged in developing and marketing our range of products and services and in parallel, appropriately scaling the team and operational infrastructure to deliver high-quality products and services to meet the demands of a rapidly growing market. We have grown from just a handful of staff initially to a current headcount of over 150 including contractors (as at November 30, 2021). Revenues have grown year-on-year.

Key Factors Affecting Operating Results

We believe our performance and future success depend upon several factors that present significant opportunities for us, but such factors could also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Growth in EV Adoption

Our continued revenue growth is dependent on the continued growth in demand for EVs and associated infrastructure. The EV sector is gaining market momentum and scale on a global level with significant growth currently being experienced in our existing and target markets of the U.K., Ireland, Norway, rest of Europe and North America. Automotive manufacturers are actively bringing new EV models of cars, vans, trucks, and buses to market, driving consumer and commercial interest, with a broader attraction to alternative, cleaner fuel-type vehicles emerging. Growth is anticipated to further accelerate as manufacturers respond and adapt to government legislation to support the transition away from ICE vehicles. Leading economies, particularly in Europe, are setting and expediting aggressive targets for prohibiting the sale of new ICE vehicles. This in turn is driving the need to install the necessary charging infrastructure and provide appropriate and tailored solutions to support the transition to EV and charging demands for home, workplace, public spaces, depots and commercial environments.

While continued growth is anticipated and likely, it is not guaranteed and this represents a risk to our projected revenue growth. Factors impacting the adoption of EVs include but are not limited to:

perceived high cost of purchase of EVs, concern about battery range and availability of charging infrastructure ‘range anxiety’ and limitations to charging facilities and infrastructure, perceptions about EV features, quality, safety and performance, consumers’ perception about the convenience and cost of charging EVs and availability of new EVs to purchase. If the growth of EVs does not accelerate as expected, this would impact our ability to grow revenues and/or scale our business operations.

Competition

We are an active major player in the U.K. market with our range of AC chargers and are establishing ourselves as a market leader in the fleet EV sector in the U.K. and across Europe. We do not currently manufacture high-power DC chargers but have partnership relationships with providers of such equipment and the ability to manage them through our cloud-based software.

We currently face competition from a number of companies, particularly in Europe, and expect to face significant competition in the future as the market for EV charging develops.

We have adopted a differentiated strategy focused on large scalable fleet operators and have developed a strong position in offering turnkey solutions to fleets and other major commercial customers. This end-to-end service offering incorporates site EV charging design, project management, hardware supply, a SaaS platform, installation, electrical network upgrades and the provision of O&M services. We intend to leverage our breadth of capabilities and services and build upon our strong position in the fleet sector, capitalizing on our growing reputation as provider to some of the world’s largest and most demanding logistics companies.

In addition, we partner with businesses that provide access to passenger car fleet customers (e.g. Uber) and domestic consumers (e.g. Octopus Energy). In the consumer space, energy retailers are increasingly looking to provide innovative end-to-end EV power supply solutions to customers, creating an opportunity for collaboration with us in the U.K. These partnering and collaboration strategies will further maximize efficiency, integration and productivity of providers to all types of consumers across the broader EV value chain.

Our combined AC product offering of commercial and home chargers will allow the business to capture a growing segment of the fleet market which comprises sales to fleet customers whose drivers charge their EVs at home overnight as well as those whose EVs are charged at the depot. We can offer these customers industry-leading charging infrastructure, all managed through our cloud-based software.

Existing competitors may expand their range of services and increase sales and marketing to target the more lucrative fleet sector. They could also develop the capability to offer turnkey solutions. Utilities may choose to develop or acquire their own capability as in the case of EDF Energy’s acquisition of Pod Point. This could increase competition in the home market sector.

Furthermore, new competitors may enter the market, seeing our high growth potential. Future competition also comes from alternatives to EVs, including high fuel-economy gasoline powered vehicles and new technology in the form of alternative-fueled vehicles, such as hydrogen fuel cells. In addition, extended periods of low gasoline or other petroleum based fuel prices could adversely affect demand for our products. If our market share decreases or fails to expand due to increased competition, our revenue and ability to generate profits in the future may be impacted.

Europe and U.S. Expansion

We operate globally but our primary markets currently are the U.K., Ireland and mainland Europe, notably Norway, France, Germany, Spain and Italy. The U.S. market represents a significant opportunity for our expansion and is important to our revenue growth plans. U.S. government legislation is likely to precipitate the increased deployment of charging infrastructure in the U.S., with the fleet sector being a key element. We acknowledge the competitive landscape in the U.S. but believe our differentiated capabilities developed in our existing markets in Europe and the U.K. will provide strong support for our entry and customer take-up in the North American markets.

We have recently announced our planned expansion into North America, however, we do not currently sell our AC charger products into the North American market. Selling such products will require gaining accreditation, investment and focus to establish our position in the U.S. If this is delayed or proves more difficult than anticipated, for example due to a fierce competitive environment, it could represent a risk to future revenue streams but with limited impact until 2025 when U.S. revenues are expected to become a more significant part of total projected revenues.

Fleet Expansion

Our future growth plans are underpinned by our strong position and differentiated offering in the fleet sector. Commercial fleet customers include businesses operating medium to large EV fleets in delivery, logistics, eBus, shared mobility and ridesharing platforms. We are working with a number of leading Europe-based EV fleet customers in this area and are well placed to exploit further electrification. Any delays to fleets’ electrification programs would impact our growth forecast, as would an increase in competition for these customers, or delays in OEMs launching new EV models or general EV availability. Fleet electrification programs tend to be large-scale strategic investments and as a result, they can be subject to delays and volatility. Furthermore, the loss of an existing fleet customer or failure to secure a major prospect could have a significant impact on forecast revenues and restrict our potential for growth.

Impact of New Product Releases

We have developed our own products (hardware and software), for which we own the intellectual property. We offer our customers an industry-leading portfolio of AC charging products, based on a track record of innovative product development, as well as cloud based software EV management platforms, with a range of market leading features. We aim to continue to be a leader in bringing new, best-in-class products to market via an expanding and highly technically capable product development team. We maintain close customer relationships which enables us to understand detailed customer requirements and the direction of travel, allowing us to stay ahead of the product development curve. We have plans to launch our next generation of products in early 2022. Sales of the new products along with product development and launch costs are already accounted for in the revenue and cost forecasts presented. However, if the launch plans encounter any difficulties or delays, costs could increase and the anticipated benefits to revenue could be delayed. In particular, we are in the process of onboarding a potential new supplier of Printed Circuit Board Assemblies and firmware. This will be a change from the previous approach taken by us, in that we will be purchasing ‘off the shelf’ technology and intellectual property to incorporate into our charging units. The negotiations with the provider are at an early stage. Any delay or failure to reach satisfactory terms represent a risk to the launch of the new products.

We recognize that in introducing future new products we will need to consider ‘offshoring’ the development and manufacture. This will help facilitate rapid growth and provide opportunities for cost reduction but also risk associated with loss of control over development, manufacture and supply. We are at risk from the global shortage of silicon chips, along with other charge point manufacturers. We aim to mitigate this by placing advanced orders and having multiple suppliers.

Acquisition of a Business

On February 21, 2020, we acquired the assets of Cambridge Computer Services, a business specializing in hardware and software development, for consideration of shares with a total value of £500,000. £260,000 has been capitalized as goodwill and £240,000 has been charged to the consolidated statement of comprehensive income as compensation relating to amounts which would have been repayable had employees transferred to us as part of the transaction left the business within twelve months of the date of acquisition.

Government Mandates, Incentives and Programs

In November 2020, as part of a 10-point climate change plan, the U.K. Government brought forward the ban on the sale of new petrol and diesel cars by 5 years from 2035 to 2030. As the decarbonization agenda at the government, corporate and consumer levels accelerate and EV prices continue to fall towards and through parity with ICE vehicles on a total cost of ownership basis, EV adoption is expected to ramp up, representing major growth opportunities for us in the U.K. Other governments, including the U.S. government, are similarly accelerating their decarbonization programs, with the resulting impact expected to accelerate global demand for EV charging infrastructure.

In the U.K., grants are administered by the U.K. Government and offered through OZEV that provide home customers and workplaces with incentives to install EV charging equipment to support their adoption of EVs. The EVHS for homes and WCS for workplaces offer up to 75% contribution to the cost of a charge point and its installation. Our products are approved under these schemes and we are, therefore, well placed to gain revenue streams from sales to customers using the scheme. There is a risk that removal of these government schemes in the future could slow down the adoption of EVs, which could negatively impact our growth forecasts.

The U.S. federal government and other foreign governments also provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, which may potentially support our U.S. and global expansion. However, these incentives may again end on specified dates, when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy.

Impact of COVID-19

The outbreak of COVID-19 was first reported in December 2019 and by March 2020, it had been declared a pandemic by the WHO. COVID-19 has had a general impact on businesses and markets. It has led to restrictions on business operations, creating disruption to manufacturing and supply chains, including the delivery of vehicles. It has led to restrictions on individuals’ activities and changes in consumer purchasing behavior. Consequently, COVID-19 has resulted in overall reductions in economic activity and volatility in global markets.

We quickly responded to the COVID-19 pandemic and implemented our Business Continuity Plan immediately. Through careful supply chain management, it secured supplies of critical components early and implemented COVID-safe manufacturing facilities. This meant that there was minimal disruption to the manufacture and supply of hardware. Office-based staff moved, extremely effectively, to remote working, again resulting in minimal disruption to software and product development activities, sales and marketing, customer service and other core business functions. We modified our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), implemented additional safety protocols for essential workers, and at all times adhered to government guidelines to maintain safe working conditions. We continue to operate within U.K. government guidelines.

However, COVID-19 impacted our sales and revenues. Many home customers have not been willing or proactive in having charge points installed, meaning that our affinity, installer and wholesaler channels slowed down considerably. In addition, delays in deliveries of EVs have also impacted the phasing of sales. COVID-19 has negatively impacted both the availability of EVs, especially vans, and the ability of our staff and our contractors to access sites in order to carry out installation services. In addition, COVID-19 continues to adversely affect the availability of materials and components for the manufacturing of charging stations, which in turn may adversely impact the sales of our charging stations. Revenues in the second half of 2021 have increased however COVID-19 has had a negative effect on business performance and growth in both the second half of 2020 and during 2021, and supply chain visibility remains poor, with significantly longer lead times and higher prices payable for some materials and components and with an impact on EV availability for fleet electrification.

The ultimate duration and extent of the COVID-19 pandemic remains an unknown risk to the production and take up of EVs and, therefore, our future growth plans.

Recent Developments

On August 12, 2021, FRSG, Juuce, Charge Merger Sub, Inc. and EO Charging entered into the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse merger and capital reorganization in accordance with IFRS. Please see section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Accounting for the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

In November 2021, the WHO designated the Omicron variant of COVID-19 a variant of concern. Case numbers across the U.K. and Europe have been increasing and there is the potential that further restrictions and lock downs could impact deliveries of EVs, which could impact future sales and revenues.

Non-GAAP Financial Measures

This proxy statement/prospectus contains certain financial measures, including Adjusted EBITDA, that are not required by, or presented in accordance with, IFRS. We refer to these measures as ‘non-GAAP financial measures.’ We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. We consider these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures, tax position, depreciation, and amortization that we believe are not representative of our core business. We use these non-GAAP financial measures as operating metrics for business planning purposes and in measuring our performance.

The non-GAAP financial measures we use herein are defined by us as follows:

ADJUSTED EBITDA. Adjusted EBITDA is a supplemental measure of our performance. Adjusted EBITDA is defined as net income (loss) before depreciation and amortization, finance expense, net, income tax benefit, adjusted to take account of the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These other items include, but are not limited to, amortization of warrant asset, changes in fair value of warrant, non-cash compensation as a consequence of a business combination, write off of intangible assets, certain operating income and share-based compensation expense. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses (income) that do not relate to ongoing business performance.

Components of Results of Operations

Revenue

Our revenue is generated from sales of hardware and software, installation and O&M services. We sell hardware and software to distributors, wholesalers, installers, commercial customers and consumers. In arrangements involving full turnkey solutions to fleet and other corporate customers, we enter into commercial agreements which will govern the contractual relationship between us and the customer. The types of services included within these agreements include hardware and embedded firmware, installation and ancillary services and equipment such as grid connection upgrades, associated civil works and modifications and infrastructure required for the actual installation, other professional services, including project management, surveys and design and ongoing O&M services and software.

Cost of sales

Cost of sales consists of manufacturing costs, both third party and internal, direct labor costs, third party installation costs where performed, and related expenses and warranty provisions. As revenue is recognized, we account for estimated warranty cost as a charge to cost of revenue. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses and is currently estimated at 2% of related cost of sales.

Gross profit and gross margin

Gross profit is revenue less cost of sales and gross margin is gross profit as a percentage of revenue. We offer a range of products, charging solutions and services which vary widely in selling price and associated margin. Accordingly, our gross profit and gross margins have varied and are expected to continue to vary from period to period due to revenue levels, geographic, vertical and product mix, new product introductions, and our efforts to optimize the operations and supply chain. As we launch new products, grow our presence in Europe, the U.S. and other geographies where we have not yet achieved economies of scale, and expand our solutions for our fleet customers, it is possible that we may experience gross margin variability from period to period. Gross margins may also be impacted by increased competition as the market matures.

Throughout our forecast period, we are projecting that overall gross margin will be in the 30-35% range with a stable average gross margin of approximately 32%. Historically, sales of primarily hardware have generated margins in excess of 40%. As sales of turnkey solutions have grown, overall margins have reduced due to a higher proportion of fleet installation work which includes a subcontract installation element which has a lower margin. Our projections assume reducing gross margins from the sales of hardware as products become more commoditized and as competition grows. This is offset by increasing sales of software and O&M as the number of chargers connected to the EO Charging platform grows and as a consequence, overall gross margins are expected to rise in the longer term (beyond the forecast period) with higher margins from recurring revenues.

Other operating income

Other operating income includes government grants received in relation to COVID-19 support claimed under the U.K.’s Coronavirus Job Retention Scheme and a claim settled with a supplier.

Distribution costs

Distribution costs consists of packaging, shipping and handling expenditures. These costs are recognized as incurred.

Administrative expenses

Administrative expenses consist primarily of salaries and related personnel expenses, including sales, operations, finance, legal and human resource functions, contractor and professional services fees, office lease and premises expenses, computer running costs, marketing, audit and compliance costs, insurance, depreciation of tangible fixed assets, amortization of intangible assets and general corporate expenses.

We expect our administrative expenses to increase as we continue to grow our business but to decrease over time as a percentage of revenue. The primary components of future spend are salaries and marketing. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Change in fair value of warrant

We have granted a share warrant to the Warrantholder in connection with the entering into the MSA, and the share warrant liability under IFRS is subject to re-measurement to fair value at each balance sheet date. Changes in fair value of the underlying share warrant liability are recognized in the consolidated statement of comprehensive income. The revaluation is a non-cash item and there is no ability by the customer to request that the warrant is cash settled. We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrant.

Finance income

Finance income consists primarily of interest earned on our cash and cash equivalents.

Finance expenses

Finance costs comprise interest paid on hire purchase leases entered into by us, as well as imputed interest on leases in line with IFRS 16 requirements.

Income tax benefit

Our income tax benefit relates to amounts claimed from HMRC under research and development incentive schemes as part of enacted tax legislation in the United Kingdom.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the periods indicated:

	Six Months Ended June 30,		Change
	2021	2020	2021 to 2020
	(unaudited)		Change (£)	Change (%)
Revenue	£4,951,710	£4,176,823	£774,887	19%
Cost of sales	(3,235,505)	(2,532,841)	(702,664)	28%

Gross profit	1,716,205	1,643,982	72,223	4%
Gross margin	35%	39%	(4)%
Other operating income	—	103,676	(103,676)	(100)%
Distribution costs	(66,062)	(37,980)	(28,082)	74%
Administrative expenses	(3,897,967)	(1,721,649)	(2,176,318)	126%
Change in fair value of warrants	(54,702,070)	—	(54,702,070)	nm

Operating loss	(56,949,894)	(11,971)	(56,937,923)	nm
Finance income	2	223	(221)	(99)%
Finance expenses	(25,966)	(6,322)	(19,644)	311%

Loss before taxation	(56,975,858)	(18,070)	(56,957,788)	nm
Income tax benefit	185,741	97,934	(87,807)	90%

Net (loss)/profit and total comprehensive (loss)/profit for the period	£(56,790,117)	£79,864	£(56,869,981)	nm

nm	= not meaningful

Revenue

Revenue increased by £0.8 million, or 19%, from £4.2 million during the six months ended June 30, 2020 to £5.0 million during the six months ended June 30, 2021, primarily due to an increase of £0.3 million in revenue from sales of turnkey solutions to fleet customers and also due to increases in charger sales volumes of 9%.

Cost of sales

Cost of sales increased by £0.7 million, or 28%, from £2.5 million during the six months ended June 30, 2020 to £3.2 million during the year ended June 30, 2021, primarily due to an increase in costs related to subcontract labor and materials associated with the sale of turnkey solutions to fleet customers and direct costs of components and labour due to increases in charger sales volumes.

Gross profit and gross margin

Gross profit increased by £0.1 million, or 4%, from £1.6 million during the six months ended June 30, 2020 to £1.7 million during the six months ended June 30, 2021. Gross margin decreased to 35% during the six months ended June 30, 2021 compared to 39% during the six months ended June 30, 2020. The decrease was primarily due to the higher proportion of turnkey revenues which include a high proportion of sub-contract installation work which has a lower margin compared to hardware and other services.

Other operating income

Other operating income decreased by £0.1 million, from £0.1 million during the six months ended June 30, 2020 to £0.0 million during the six months ended June 30, 2021.

Distribution costs

Distribution costs increased by £0.1 million from £0.0 million during the six months ended June 30, 2020 to £0.1 million during the six months ended June 30, 2021.

Administrative expenses

Administrative expenses increased by £2.2 million, or 126%, from £1.7 million during the six months ended June 30, 2020 to £3.9 million during the six months ended June 30, 2021, primarily due to a £1.1 million, or 108%, increase in personnel costs from £1.0 million to £2.1 million due to increased headcount as we expanded our development, sales and corporate functions and higher average salaries due to the changing skill mix. In addition, the Company incurred £0.3 million of transaction related costs including legal, audit and accounting fees in the six months ended 2021. (2020: £0.0 million).

Change in fair value of warrant

In August 2020, we granted a warrant exercisable into 4,216 Class C ordinary shares to the Warrantholder, which vest, subject to the terms and conditions as agreed, based on qualifying spend by the customer on products and services. The vested portion is initially recorded at fair value and then revalued at each reporting date.

The initial fair value of £1.0 million has been recorded as a share warrant obligation with a corresponding contract asset recognized. The asset value has been amortized during the six months ended June 30, 2021 and £0.1 million has been shown as a reduction in revenue.

The share warrant obligation has been revalued as at June 30, 2021. The change in fair value of the financial liability of £54.7 million is reported as a charge in the interim condensed consolidated statement of comprehensive income and relates to a number of factors including changes in the total equity value of the company, expected warrant life and related changes to volatility. The fair value of the warrant at June 30, 2021 was determined using the Black-Scholes option-pricing model. (See Critical Accounting Policies and Estimates for further discussion of changes in fair value of the warrant liability.)

Finance income

Finance income did not significantly fluctuate during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

Finance expenses

Finance expenses did not significantly fluctuate during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

Income tax benefit

Income tax benefit increased by £1.0 million, or 90% from £0.1 million during the six months ended June 30, 2020 to £0.2 million during the six months ended June 30, 2021 primarily due to increased spend on research and development activities as the Company continues to invest in hardware and software development.

Adjusted EBITDA

Adjusted EBITDA was negative and cash flows from operations were negative during the six months ended June 30, 2021. Adjusted EBITDA was positive and cash flows from operations were positive during the six months ended June 30, 2020.

The table below shows a reconciliation between the net loss or profit reported in our interim condensed consolidated financial statements and Adjusted EBITDA for the six months ended June 30, 2021 and June 30, 2020.

£	Six months Ended June 30,
	2021	2020
	unaudited
Net (loss)/profit for the period	(56,790,117)	79,864
Net finance expense (1)	25,964	6,099
Depreciation and amortisation	308,387	160,835
Income tax benefit	(185,741)	(97,934)

EBITDA	(56,641,507)	148,864

Amortisation of warrant asset	57,560	—
Change in fair value of warrants	54,702,070	—
Non cash compensation cost	33,546	86,452
Other operating income	—	(103,676)
Write off of intangible assets	80,226	11,502
Share-based payment expense	14,598	11,676

Adjusted EBITDA	(1,753,507)	154,818

(1)	Net finance expense is comprised of finance income and finance expenses.

Comparison of the Fiscal Year Ended December 31, 2020 to the Fiscal Year Ended December 31, 2019

The following table summarizes our results of operations for the periods indicated:

	Year Ended December 31,		Change
	2020	2019	2020 to 2019
			Change (£)	Change (%)
Revenue	£15,356,782	£4,676,472	£10,680,310	228%
Cost of sales	(10,499,440)	(2,801,344)	(7,698,096)	275%
Gross profit	4,857,342	1,875,128	2,982,214	159%

Gross margin	32%	40%	8%
Other operating income	112,541	5,679	106,862	1882%
Distribution costs	(87,511)	(92,509)	4,998	(5)%
Administrative expenses	(4,093,026)	(2,283,478)	(1,809,548)	79%
Change in fair value of warrants	(10,994,522)	—	(10,994,522)	nm

Operating loss	(10,205,176)	(495,180)	(9,709,996)	nm
Finance income	228	904	(676)	(75)%
Finance expenses	(19,773)	(11,532)	(8,241)	71%

Loss before taxation	(10,224,721)	(505,808)	(9,718,913)	nm
Income tax benefit	158,474	105,749	52,725	50%

Net loss and total comprehensive loss for the year	£(10,066,247)	£(400,059)	£(9,666,188)	nm

nm	= not meaningful

Revenue

Revenue increased by £10.7 million, or 228%, from £4.7 million during the year ended December 31, 2019 to £15.4 million during the year ended December 31, 2020, primarily due to an increase of £7.5 million in revenue from sales of turnkey solutions to fleet customers and also due to increases in charger sales volumes of 73%. 2020 turnkey revenues from fleet customers were higher due to a significant new customer contract.

Cost of sales

Cost of sales increased by £7.7 million, or 275%, from £2.8 million during the year ended December 31, 2019 to £10.5 million during the year ended December 31, 2020, primarily due to an increase in costs related to subcontract labor and materials associated with the sale of turnkey solutions. These costs were higher in 2020 due to a significant new customer contract. Direct costs of raw materials increased due to increases in charger sales volumes.

Gross profit and gross margin

Gross profit increased by £3.0 million, or 159%, from £1.9 million during the year ended December 31, 2019 to £4.9 million during the year ended December 31, 2020. Gross margin decreased to 32% during the year ended December 31, 2020 compared to 40% during the year ended December 31, 2019. The decrease was primarily due to the higher proportion of turnkey revenues which include a high proportion of sub-contract installation work which has a lower margin compared to hardware and other services.

Other operating income

Other operating income was not material in the periods presented. It increased by £0.1 million, from £0.0 million during the year ended December 31, 2019 to £0.1 million during the year ended December 31, 2020.

Distribution costs

Distribution costs were unchanged at £0.1 million during the year ended December 31, 2020 from the year ended December 31, 2019.

Administrative expenses

Administrative expenses increased by £1.8 million, or 79%, from £2.3 million during the year ended December 31, 2019 to £4.1 million during the year ended December 31, 2020, primarily due to a £1.0 million, or 70%, increase in personnel costs from £1.5 million to £2.5 million due to increased headcount as we expanded our sales, development and corporate functions. Other increases in line with the growth of the business include consultancy and professional fees which increased by £0.3 million, or 121%, from £0.2 million to £0.5 million, computer running costs which increased by £0.1 million, or 69%, from £0.1 million to £0.2 million, depreciation and amortization which increased by £0.2 million, or 68%, from £0.3 million to £0.5 million and advertising and marketing costs which increased by £0.1 million, or 148%, from £0.1 million to £0.2 million.

Change in fair value of warrant

ln August 2020, we granted a warrant exercisable into 4,216 Class C ordinary shares to the Warrantholder, which vest, subject to the terms and conditions as agreed, based on qualifying spend by the customer on products and services. The vested portion is initially recorded at fair value and then revalued at each reporting date.

The initial fair value of £1.0 million has been recorded as a share warrant obligation with a corresponding contract asset recognized. The asset value has been amortized during the year ended December 31, 2020 and £0.3 million has been shown as a reduction in revenue.

The share warrant obligation has been revalued as at December 31, 2020. The change in fair value of the financial liability of £11.0 million is reported as a loss in the Consolidated Statement of Comprehensive Income. The fair value of the Customer Warrant was determined using the Black-Scholes option-pricing model.

Finance income

Finance income did not significantly fluctuate during the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Finance expenses

Finance expenses did not significantly fluctuate during the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Income tax benefit

Income tax benefit did not significantly fluctuate during the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Adjusted EBITDA

We achieved positive Adjusted EBITDA and positive cash flows from operations during the year ended December 31, 2020. Prior to that, we incurred losses and negative cash flows from operations since our inception.

The table below shows a reconciliation between the net loss reported in our consolidated financial statements and Adjusted EBITDA for the year ended December 31, 2020 and the year ended December 31, 2019.

£	Year ended December 31,
	2020	2019
Net loss for the year	(10,066,247)	(400,059)

Net finance expense (1)	19,545	10,628
Depreciation and amortisation	366,255	268,888
Income tax benefit	(158,474)	(105,749)

EBITDA	(9,838,921)	(226,292)

Amortisation of warrant asset	292,744	—
Change in fair value of warrants	10,994,522	—
Non recurring expenses	35,992	72,585
Non cash compensation cost	206,452	—
Other operating income	(112,541)	(5,679)
Write off of intangible assets	29,928	—
Share-based payment expense	28,324	20,774

Adjusted EBITDA	1,636,500	(138,612)

(1)	Net finance expense is comprised of finance income and finance expenses.

Liquidity and Capital Resources

As of June 30, 2021, we have funded our operations primarily with equity investment and customer payments. In addition, in April 2021 we took out a Coronavirus Business Interruption Loan Scheme revolving credit loan facility with the outstanding balance at June 30, 2021 being £1.3 million. As of June 30, 2021, we had cash and cash equivalents of £1.7 million. At December 31, 2020, we had cash and cash equivalents of £2.9 million. We plan to accelerate investment to grow the business during 2021. As a result, we have secured credit facilities as discussed below and have options to secure additional funding through to December 2022 if required, which together with our cash on hand and cash generated from sales to customers will satisfy our working capital and capital requirements for at least the next 12 months from the date of this Registration Statement.

Until we can generate sufficient revenue to cover operating expenses, working capital and capital expenditures, we expect to primarily fund cash needs through a combination of equity and debt financing. If we raise funds by issuing equity securities, dilution to shareholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of ordinary shares. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of ordinary shareholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

Sources of Liquidity

We used £1.5 million of cash in operations during the six months ended June 30, 2021 compared with generating cash of £0.1 million cash in operations during six months ended June 30, 2020. As of June 30, 2021 we had cash and cash equivalents of £1.7 million.

We generated £2.0 million of cash from operations during the year ended December 31, 2020 compared with using cash of £0.7 million cash from operations during the year ended December 31, 2019. As of December 31, 2020 we had cash and cash equivalents of £2.9 million.

Credit facilities

We secured a Coronavirus Business Interruption Loan Scheme revolving credit facility of up to £2.5 million in April 2021. The facility was secured by a debenture comprising fixed and floating charges over all of our undertakings and property and contained customary affirmative and negative covenants and requires us to maintain minimum net worth balances. The outstanding balance was settled and this facility terminated on August 17, 2021.

We entered into an interim credit agreement on August 12, 2021 with Barclays Bank PLC (“Barclays Bank”) pursuant to which Barclays Bank made available a £7,687,500 term facility which was drawn down in full by us on August 16, 2021. The loan is repayable 364 days from the date of the interim credit agreement and upon the occurrence of certain specified events, including the completion of the Business Combination, the loan will be mandatorily prepayable in full of the loan at par. The loan bears interest at a rate of 5% per annum + Sterling Overnight Indexed Average Rate (“SONIA”) payable quarterly in arrears. We have the option prior to an interest period commencing to elect to capitalize such interest amounts, provided that if we so elect the interest rate for such period shall be 6% per annum + SONIA and a one-time structuring fee shall be payable by us to Barclays Bank. The loan is secured by a pledge of substantially all of our and our subsidiary EO Charging Limited’s assets and of our shares by certain of our shareholders. The interim credit agreement contains affirmative, negative and financial covenants. Affirmative covenants include, among other things, the delivery of financial and other information. Negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The financial covenants are limited to a minimum liquidity test and minimum net revenue test (to be tested quarterly).

The proceeds from the proposed Business Combination are intended to repay in full the £7,687,500 term facility made available by Barclays Bank and to fully finance our business.

Future liquidity requirements

Our principal uses of cash in recent periods have been funding our operations and investing in capital expenditures. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts, expenses associated with our international expansion. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations and financial condition. If adequate funds are not available, we may need to reconsider our expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

There can be no assurance that financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. If results of operations for 2021 do not meet management’s expectations, or additional capital through the proposed business combination or other alternative capital markets access is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for our products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. We are uncertain whether our cash balances and cash flow from operations will be sufficient to fund our operations for the next twelve months. If we are unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then we will need to raise additional funding to continue as a going concern through our major shareholders, or through other avenues.

Cash Flows

For the Six Months Ended June 30, 2021 and 2020

The following table sets forth a summary of Juuce’s cash flows for the periods indicated:

	Six Months Ended June 30,		Change
	2021	2020	2021 to 2020
	£	£	Change (£)	Change (%)
	(unaudited)
Net cash (used in) provided by:
Operating activities	(1,457,585)	127,063	(1,584,648)	(1,247)%
Investing activities	(873,875)	(337,556)	(536,319)	159%
Financing activities	1,199,112	1,681,878	(482,766)	(29)%

Net (decrease)/increase in cash and, cash equivalents	(1,132,348)	1,471,385	(2,603,733)	(177%)

Net Cash Used in Operating Activities

During the six months ended June 30, 2021, net cash used in operating activities was £1.5 million. The net loss recorded of £56.8 million includes a non-cash loss of £54.7 million related to the change in fair value of warrant obligations. After adjusting for this, the adjusted loss from operating activities is £2.1 million, which, after adding back non-cash charges of £0.4 million combined with an increase in working capital of £0.2 million, has generated a net operating cash outflow of £1.5 million. The changes in working capital are primarily attributable to the phasing of revenues from fleet customers which were higher in the second half of 2020 compared with the six months to 30 June 2021. A significant proportion of our sales in 2020, in particular turnkey solutions, were concentrated in the last quarter of 2020 which caused working capital balances to increase towards the year end. The decrease of £2.8 million in trade and other payables in the six months ended June 30, 2021 is partly offset by a £2.1 million decrease in trade and other receivables. Inventories have increased by £0.2 million reflecting growth in the business. The £1.0 million increase in deferred revenue arises from contracts with customers including O&M and software contracts invoiced in advance. The non-cash charges primarily consisted of £0.4 million of depreciation, amortization and impairment expense.

During the six months ended June 30, 2020, net cash provided by operating activities was £0.1 million, primarily attributable to a net profit of £0.1 million. A decrease in working capital balances of £0.2 million, was offset by adjustments for non-cash charges of £0.2 million. In net working capital, a £0.7 million increase in trade and other receivables was offset by a £0.7 million increase in trade and other payables and a £0.4 million increase in inventories was partly offset by a £0.1 million increase in deferred revenue as our business expanded. The non-cash charges primarily consisted of £0.2 million of depreciation, amortization and impairment expense.

For the Fiscal Years Ended December 31, 2020 and 2019

The following table sets forth a summary of Juuce’s cash flows for the periods indicated:

	Year Ended December 31,		Change
	2020	2019	2020 to 2019
	£	£	Change (£)	Change (%)
Net cash (used in) provided by:
Operating activities	1,973,136	(666,220)	2,639,356	396%
Investing activities	(1,090,757)	(408,433)	(682,324)	167%
Financing activities	1,628,931	(70,381)	1,699,312	(2,414)%

Net increase (decrease) in cash and, cash equivalents	2,511,310	(1,145,034)	3,656,344	(319%)

Net Cash Used in Operating Activities

During the year ended December 31, 2020, net cash generated from operating activities was £2.0 million. The net loss of £10.1 million includes a non-cash loss of £11.0 million related to the change in fair value of warrant obligations. After adjusting for this, the adjusted profit from operating activities is £0.9 million, which, combined with an increase in working capital of £0.2 million and adjustments for non-cash charges of £0.8 million, generates net cash of £2.0 million. The increase in working capital was primarily attributable to a £6.2 million increase in trade and other payables due to increased cost of sales and other costs in the year and a £0.3 million increase in deferred revenue arising from contracts with customers, partially offset by a £4.5 million increase in trade and other receivables, a £1.0 million increase in warrant assets and a £0.8 million increase in inventories as our business expanded. A significant proportion of our sales, in particular turnkey solutions were concentrated in the last quarter of the year which caused working capital balances to increase towards the year end. The non-cash charges primarily consisted of £0.4 million of depreciation and amortization expense and non-cash compensation cost of £0.2 million.

During the year ended December 31, 2019, net cash used in operating activities was £0.7 million, consisting primarily of a net loss of £0.4 million and a decrease in working capital balances of £0.6 million, partially offset by adjustments for non-cash charges of £0.2 million. In net working capital, a £1.2 million increase in trade and other receivables and a £0.3 million increase in inventories were offset by a £0.8 million increase in trade and other payables and a £0.1 million increase in deferred revenue as our business expanded. The non-cash charges primarily consisted of £0.3 million of depreciation and amortization expense.

Net Cash Used Investing Activities

During the six months ended June 30, 2021, net cash used in investing activities was £0.9 million, consisting of capitalized development expenditure of £0.8 million and purchases of property, plant and equipment of £0.1 million.

During the six months ended June 30, 2020, net cash used in investing activities was £0.4 million, consisting of capitalized development expenditure of £0.3 million and purchases of property, plant and equipment of under £0.1 million.

During the year ended December 31, 2020, net cash used in investing activities was £1.1 million, consisting of capitalized development expenditure of £1.0 million and purchases of property, plant and equipment of £0.1 million.

During the year ended December 31, 2019, net cash used in investing activities was £0.4 million, consisting of capitalized development expenditure of £0.3 million and purchases of property, plant and equipment of £0.1 million.

Net Cash Provided by Financing Activities

During the six months ended June 30, 2021, net cash provided by financing activities was £1.2 million, consisting of proceeds from new borrowings of £1.3 million, offset by payment of lease liabilities of £0.1 million.

During the six months ended June 30, 2020, net cash provided by financing activities was £1.7 million, consisting of net proceeds from the issuance of our ordinary shares of £1.7 million to provide funding for growth, offset by payment of lease liabilities and share issue costs.

During the year ended December 31, 2020, net cash provided by financing activities was £1.6 million, consisting of net proceeds from the issuance of our ordinary shares of £1.7 million to provide funding for growth, offset by payment of lease liabilities of £0.1 million.

During the year ended December 31, 2019, net cash used in financing activities was £0.1 million, consisting of payment of lease liabilities.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of June 30, 2021:

	Less Than 1 Year	Over 1 Year	Total
Lease obligations	£200,680	£349,140	£549,820

The following table summarizes our contractual obligations and commitments as of December 31, 2020:

	Less Than 1 Year	Over 1 Year	Total
Lease obligations	£162,125	£227,731	£389,856

We hold several leases for motor vehicles used for business purposes. These leases expire over a period from July 2020 to October 2024. We are also party to an operating lease for our main office and manufacturing premises at Tomo House for an aggregate of 16,000 square feet of space, which includes the ground floor, first floor and parking. This lease expires in April 2023. Lastly, we rent office space in London which expires in September 2022. These operating leases are accounted for under the provisions of IFRS 16, with the exception of some short-term leases of which the practical expedient was applied. For the leases accounted for under IFRS 16, right-of-use assets and lease liabilities are included in the respective consolidated statement of financial position line items.

As disclosed in Note 30, Subsequent Events, in our consolidated financial statements included elsewhere in this Registration Statement and in our interim condensed consolidated financial statements, in April 2021, we secured a Coronavirus Business Interruption Loan Scheme (“CBILS”) revolving credit facility of up to £2.5 million. The facility was secured by a debenture comprising fixed and floating charges over all the undertakings and property of the Company and contained customary affirmative and negative covenants and required us to maintain minimum net worth balances as disclosed in Note 16 to our interim condensed consolidated financial statements, the outstanding balance was settled and this facility was terminated on August 17, 2021. In August 2021, we entered into an interim credit agreement with Barclays Bank PLC pursuant to which Barclays Bank made available a £7.7 million term facility which was drawn down in full on August 16, 2021. The loan is repayable 364 days from the date of the interim credit agreement and upon the occurrence of certain specified events, including the completion of the Business Combination, the loan will be mandatorily repayable in full at par. The proceeds from the Business Combination are intended to repay this loan in full.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with IFRS as issued by the IASB and our interim condensed consolidated financial statements are prepared in accordance with IAS 34 Interim Financial Reporting. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can have a significant impact on the reported amounts of assets and liabilities, revenue and expenses and related disclosure of contingent assets and liabilities, at the respective dates of our financial statements. We base our estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We evaluate our estimates, assumptions and judgments on a regular basis and make changes accordingly. We also discuss our critical accounting estimates with our board.

We believe the following to be critical accounting policies because they are important to the portrayal of our financial condition or results of operations and they require critical management estimates and judgments about matters that are uncertain:

Going concern

The consolidated financial statements of Juuce Limited included elsewhere in this proxy statement/prospectus have been prepared assuming we will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for at least a period of one year after the date such financial statements are issued and contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

We experienced net losses and significant cash outflows from cash used in operating activities over the past years as we have been investing significantly in growing our operational capabilities and investing in the development of our products and services. During the six months ended June 30, 2021, we incurred a consolidated net loss of £56.8 million. As at June 30, 2021, we had an accumulated deficit of £68.0 million and cash and cash equivalents of £1.7 million. During the year ended December 31, 2020, we incurred a consolidated net loss of £10.1 million. As at December 31, 2020, we had an accumulated deficit of £11.2 million and cash and cash equivalents of £2.9 million.

In assessing the going concern basis of preparation of the interim condensed consolidated financial statements, the Group have taken into consideration the cash position at June 30, 2021, the detailed cash flow forecasts after June 30, 2021 and the additional external funding received after 30 June 2021 in the form of a credit facility for £7.7 million issued in August 2021 (See Note 16 Subsequent Events.)

Since inception, the Company has primarily financed its activities from regular financing injections from its majority shareholders. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities. If results of operations for the next 12 months do not meet management’s expectations, or additional capital through the proposed business combination or other alternative capital markets access is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholders, or through other avenues. Based on the above, the interim condensed consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, we continue to adopt the going concern basis in preparing our interim condensed consolidated financial statements for the six months ended June 30, 2021.

Impairment of assets

Goodwill and other non-current assets are tested for impairment at cash-generating-unit level (“CGU”) on an annual basis or if an event occurs or circumstances change that could reduce the recoverable amount of a CGU below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

We make judgments about the recoverability of non-current assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of these assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the recoverable amount of the impaired asset. Assumptions and estimates about future values and remaining useful lives of our non-current assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts.

In order to determine the recoverable amount, management estimates expected future cash flows from the assets and applies an appropriate discount rate to calculate the present value of these cash flows. Future cash flows are dependent on whether the budgets and forecasts are achieved, whereas the discount rates depend on the interest rate and risk premium associated with the Company.

There was no impairment of goodwill during the six months ended June 30, 2021 or 2020. The carrying value of other intangible assets was impaired by £0.1 million during the six months ended June 30, 2021.

There was no impairment of goodwill or non-current assets for the years ended December 31, 2020 and 2019. The carrying value of assets subject to impairment reviews at the year-end is £2,538,616 (2019: £1,293,926).

Classification of costs between development costs to capitalise and research costs to expense

We review expenditure, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in IAS 38 and the intangible assets accounting policy within the Group’s consolidated financial statements included elsewhere in this proxy statement/prospectus. We specifically considers if additional expenditure on projects relates to maintenance or new development projects. Development costs capitalised in the six months ended June 30, 2021 totalled £922,470. Development costs capitalised in the year ended December 31, 2021 totalled £972,471 (2019: £310,665).

Revenue from contracts with customers

We develop, manufacture and retail charging solutions for EVs, which includes electronic chargers and other services.

Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

For all turnkey contracts a full review of the contract is undertaken to assess the performance obligations contained within it. This review will identify what the distinct goods and services are that are providing the client with specific benefits either in their own right or combined with other fulfilled obligations and that these are not integrated or dependent on other goods or services already provided in the contract.

Sale of Chargers

Revenue from the sale of goods is recognized at the point in time when control of the asset is transferred to the customer, generally when the charger leaves our warehouse.

We consider whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated (e.g., warranties). In determining the transaction price for the sale of chargers, we consider the effects of variable consideration (if any).

Sale of Services

Revenue from contracts with customers for installation services is recognized when control of the services are transferred to the customer at an amount that reflects the consideration to which we expect to be entitled in exchange for those services. The sale of installation services is always in combination with the sale of a charger but considered as distinct performance obligations. Delivery of the charger and the installation services do not always happen at the same time leading in some cases to chargers delivered to customers with pending installation and, therefore, to deferred revenue when invoicing both prior to rendering the installation services.

Share warrant obligations

In August 2020, Juuce granted 4,216 warrants over Class C ordinary shares to a third party customer, which vest, subject to the terms and conditions as agreed, based on the aggregate qualifying amount of spending by the customer on the group’s products or services. As at December 31, 2020 the Company assumed that the warrants would vest by June 30, 2021 due to an anticipated change of control which would accelerate vesting. This assumption changed as at April 1, 2021 following agreement with the customer. The warrants have an exercise price of £2,185.95. For more information about the warrants, see note 26 to the consolidated financial statements.

We have determined that the warrants are a derivative instrument and should be classified as a liability in accordance with IAS 32 – Financial Instruments (“IAS 32”): Presentation and IFRS 9 – Financial Instruments. The vested portion is initially recorded at fair value and then revalued at each reporting date. The initial fair value of the warrants of £1,004,146 was recorded as a share warrant obligation with a corresponding contract asset recognized at inception. The corresponding asset recognized at inception will be amortized as a reduction of revenues on a percentage per pound of revenue generated with the customer (See Note 4 to the interim condensed consolidated financial statements). The fair value of the share warrant obligation was revalued as of December 31, 2020 and June 30, 2021. As a consequence of the change in assumption relating to timing of vesting of the warrants, the amortization rate was changed for the period from April 1, 2021. The fair value of the warrants was determined based on the Black-Scholes option pricing model taking into account the following assumptions:

	30 June 2021	31 December 2020	At Inception
Exercise price (£)	2,185.95	2,185.95	2,185.95
Fair value of shares (£)	16,401.13	5,774.36	2,027.88
Volatility	113%	65%	60%
Risk-free interest rate	1.2%	0.01%	(0.13)%
Expected warrant life (in years)	7.00	0.50	0.83

Further explanations of such assumptions above are as follows:

Fair value of shares: As the Juuce Shares are not publicly traded as of June 30, 2021 or December 31, 2020, we must estimate the fair value of the shares, as discussed in “Valuations of ordinary shares” below.

Expected warrant life: At June 30, 2021 the Company calculated the weighted-average expected life of the warrants to be 7 years based on management’s best estimates regarding the effect of vesting schedules. As at inception and December 31, 2020 the company assumed that the warrants would vest by June 30, 2021 due to an anticipated change of control which would accelerate vesting. This assumption changed in April 2021 based on the signing of a non binding letter of intent with FSRG (“LOI”) representing a bid on a potential business combination and following agreement with the customer that the anticipated transaction would not be treated as a change of control. The warrants granted may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

Volatility: Since there is no trading history for the Company’s shares as of June 30, 2021 or December 31, 2020, the expected price volatility for the shares was estimated using the average historical volatility of the shares of our industry peers as of the grant date and over a period of history commensurate with the expected life of the awards. To the extent that volatility of the share price increases in the future, the estimates of the fair value of the awards to be granted in the future could increase, thereby increasing share-based payment expense in future periods. When making the selection of the industry peers to be used in measuring implied volatility of the warrants, management considered the similarity of their products and business lines, as well as their stage of development, size, and financial leverage. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the group’s own share price becomes available, or unless circumstances change such that the identified companies are no longer similar to the company, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

Valuation of ordinary shares

Given the absence of an active market for the Juuce Shares, management was required to estimate the fair value of its ordinary shares at the relevant dates. We considered objective and subjective factors in determining the estimated fair value of the ordinary shares on the grant date. Factors considered included the following:

•	third-party valuations of the Juuce Shares;

•	the lack of marketability of the Juuce Shares;

•	Juuce’s historical and projected operating and financial performance;

•	Juuce’s stage of development;

•	the global economic outlook and its expected impact on the business;

•	the market performance of comparable companies; and

•	the likelihood of achieving a liquidity event for the shares underlying the awards, such as an initial public offering or sale of the company, given prevailing market conditions.

We determined share valuations for purposes of granting awards through a two-step valuation process described below. We first estimated the value of Juuce’s equity. We considered the market and income approaches to estimate the equity value. The valuation technique has changed since December 31, 2020, as explained below. As at 31 December 2020 a combination of income and market approaches was used. As at June 30, 2021 the valuation has been based entirely on a market approach utilizing the valuation included in the LOI entered into with FSRG which management considers better reflects the longer term perspective of the value of the Company. The Company’s equity value was then allocated across the various equity securities to arrive at a value for each share class.

The valuation as at June 30, 2021 is based entirely on the market approach and specifically the Guideline Transaction Method (“GTM”). The GTM utilises the valuation included in the LOI entered into with FSRG discounted for a lack of control by 5%.

The Guideline Public Company Method (“GPCM”) market approach which values the shares through analysis of recent sales or offerings of comparable entities was also reviewed. Consideration was given to the line of business and operating performance of the company relative to those of public companies or actual transactions that are considered to be reasonable investment alternatives. The GPCM involves the review of pricing and performance information for public companies deemed generally similar to a subject company and subject to similar industry dynamics. The valuation uses multiples calculated using the market value of minority interests in 6 public companies in the company’s operating industry and sector. These were applied to the company’s projections for 2021, 2022 and 2023. As at June 30, 2021, we have used the GTM rather than the GPCM as it takes into account a detailed evaluation of the Company rather than comparable entities.

The income approach was also considered. The income approach relies on a discounted cash flow (“DCF”) analysis, and measures the value of a company as the present value of its future economic benefits by applying an appropriate risk-adjusted discount rate to expected cash flows, based on forecasts of revenues and costs. The Company assigned zero weighting to the income approach as at June 30, 2021 as the Company considers that it did not reflect the longer term perspective of value that the market indications display.

The valuations under both market approach methods indicate that the fair value of the Company is significantly higher than under the income approach. The entering into of the LOI combined with valuations based on multiples calculated using guideline publicly traded companies has demonstrated consistency in the valuations under both market approach methods.

As at December 31, 2020, in the absence of the valuation indications provided by the LOI a greater weighting was placed on the income approach - 80%, and 20% weighting to the GPCM.

The fair value measurement of shares is sensitive to a number of inputs. The Company has reviewed the impact of changes to some of these inputs on the value of the warrants including total equity value of the company, warrant term and volatility. The equity value of the Company has been calculated as £406 million. A 5% reduction to the equity value of the Company would reduce the warrant value per share by £810 from £15,821 to £15,011. The warrant term has been estimated by management to be in accordance with the warrant agreement. A reduction of 1 year reduces the warrant value per share by £125 from £15,821 to £15,696 and a reduction of 2 years reduces each warrant value per share by £277 from £15,821 to £15,544. A reduction of 5% to the warrant volatility from 113% to 108% reduces the warrant value per share by £71 from £15,821 to £15,751.

Based on no further changes in assumptions, impact of changes to the assumptions on the fair value of the warrant liability would be as follows:

Warrant volatility	103%	108%	113%
FV per Warrant	15,677	15,751	15,821
Total Warrant Liability	£66,096,171	£66,406,216	£66,700,746

Warrant term	5 years	6 years	7 years
FV per Warrant	£15,544	£15,696	£15,821
Total Warrant Liability	£65,533,504	£66,174,800	£66,700,746

Equity value	-10%	-5%	Base
FV per warrant	14,201	15,011	15,821
Total Warrant Liability	£59,871,669	£63,285,238	£66,700,746

Warranty provision

We include a provision in the consolidated financial statements in respect of warranties. The provision is calculated on the basis of 2% of the total cost of sales as per the management accounts less warranty costs already invoiced in the year. The costs of future warranty claims is uncertain but is based upon an assessment of actual returns records and projections of future claims.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements for the years ended December 31, 2020 and 2019 and the review of our interim condensed consolidated financial statements as at June 30, 2021 and for each of the six-month periods ended June 30, 2021 and 2020, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to: (i) IT general controls which have not been sufficiently designed or were not operating effectively; (ii) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience in the application of IFRS, commensurate with our financial reporting requirements and; (iii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place, or not operating effectively. As a result, numerous adjustments to our consolidated financial statements were identified and made during the course of the audit process. We are currently in the process of remediating these material weaknesses and are taking steps that we believe will address their underlying causes. We have enlisted the help of external advisors to provide assistance in the areas of internal controls and IFRS accounting in the short term, and are evaluating the longer-term resource needs of our accounting staff, including IFRS expertise. These remediation measures may be time consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have irrevocably elected to take advantage of the benefits of this extended transition period, which means that when an accounting standard is issued or revised and has different application dates for public or private companies, for so long as we remain an emerging growth company, may adopt the new or revised standard only at the time private companies are required or permitted to adopt the new or revised standard.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, all references in this section to “EO Charging” refer to (i) Juuce and its subsidiaries, prior to the consummation of the Business Combination and to (ii) EO Charging, following the consummation of the Business Combination.

FRSG

None of FRSG’s officers or directors has received any cash compensation for services rendered to FRSG. No compensation of any kind, including finder’s and consulting fees, will be paid to FRSG Sponsor, or FRSG’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Initial Business Combination. However, these individuals will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on FRSG’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FRSG’s audit committee will review on a quarterly basis all payments that were made to FRSG Sponsor, or FRSG’s officers or directors, or FRSG’s or their affiliates.

Pursuant to the Business Combination Agreement, FRSG has the right to appoint one board member to the EO Charging Board (provided such individuals are reasonably acceptable to the board of directors of Juuce). FRSG has designated Thomas S. Amburgey to the EO Charging Board. As a member of the EO Charging Board, Thomas S. Amburgey may receive cash and/or equity-based compensation from EO Charging in respect of his services on a basis consistent with other non-employee directors. Although it is possible that some or all of FRSG’s executive officers and directors may negotiate employment or consulting arrangements to remain with EO Charging after the Business Combination. FRSG is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

For more information about the interests of FRSG Sponsor and FRSG’s directors and officers in the Business Combination, see the section entitled “The Business Combination—Interests of Certain Persons in the Business Combination.”

EO Charging

Senior Management

For the fiscal year ended December 31, 2020, EO Charging’s senior management team consisted of Charles Jardine, John Jardine, and Karen Tew.

In 2020, the compensation for EO Charging’s senior management team consisted of base salary and discretionary performance-based cash bonuses. In making executive compensation decisions, the EO Charging Board and EO Charging’s remuneration committee have considered such factors as they deem appropriate in their exercise of discretion and business judgment, including a subjective assessment of senior management’s performance, the amount of vested and unvested equity held by the officer, amounts paid to EO Charging’s other officers and competitive market conditions.

The aggregate amount of compensation, including cash, discretionary cash bonuses, and other benefits, paid to EO Charging’s senior management team for the year ended December 31, 2020 was £386,997. EO Charging is providing disclosure on an aggregate basis, as disclosure of compensation on an individual basis is not required in EO Charging’s home country and is not otherwise publicly disclosed by EO Charging.

The salaries of EO Charging’s senior management are typically reviewed annually and adjusted when the EO Charging Board or remuneration committee determines it is appropriate.

EO Charging did not adopt a formal executive bonus program for the fiscal year ended December 31, 2020, but rather awarded bonuses at the discretion of the EO Charging Board and remuneration committee. Any bonuses for the fiscal year ended December 31, 2021 are also expected to be at the discretion of the EO Charging Board and remuneration committee.

Historically, equity compensation granted to EO Charging’s senior management has consisted of stock options. No stock options were granted to senior management in the fiscal year ended December 31, 2020.

EO Charging’s senior management are entitled to participate in EO Charging’s private healthcare scheme and also to be covered under the EO Charging’s life assurance scheme. However, EO Charging does reimburse EO Charging’s senior management for their necessary and reasonable business and travel expenses incurred in connection with their services to us.

Equity Program

The EO Charging Board adopted the Unapproved and EMI Share Option Plan (the “Option Plan”) on March 28, 2018. The terms of the Option Plan permit the EO Charging Board to award stock options to employees of EO Charging or any subsidiary thereof. The purpose of the Option Plan is to attract and retain personnel in positions of responsibility, to provide incentive and to promote the success of EO Charging. The options are non-transferable and exercisable upon the occurrence of an Exit Event (as defined therein). EO Charging expects that the Business Combination will qualify as an Exit Event under the Option Plan which will trigger the ability to exercise the options. No further awards will be made under the Option Plan after the consummation of the Business Combination. As of December 31, 2020, EO Charging’s senior management team has been awarded options to purchase 277 Juuce Class C ordinary shares, at an exercise price of £557.01 per share.

In connection with the consummation of the Business Combination, the EO Charging Board intends to adopt the 2021 Equity Incentive Plan, the SAYE and the SIP. For additional information about the 2021 Equity Incentive Plan, the SAYE and the SIP, please see “–2021 Equity Incentive Plan” and “–Description of the Material Features of the SAYE and the SIP Summary of the SAYE”.

Service Agreements

EO Charging has entered into service agreements, dated as of June 6, 2018, with each of Charlie Jardine, John Jardine and Karen Tew, the terms of which are materially similar. Each service agreement contains confidentiality and intellectual property restrictions as well as post termination restrictions, including non-competition, non-poaching, and non-solicitation provisions, which apply for 12 months from the time of termination. The service agreements also provide for a mutual notice period of six months prior to termination. There is a payment in lieu of the notice provision so that EO Charging could pay the applicable executive an amount equivalent to the salary that would have been received had the executive worked during the six month notice period. Pursuant to the service agreements, each executive is entitled to participate in EO Charging’s private health insurance coverage, life assurance, pension plan, and a company car (or car allowance). EO Charging has also entered into letter agreements with each of Charlie Jardine, John Jardine and Karen Tew that provide for an annual salary of £150,000 effective as of January 1, 2021.

Expected Changes to Executive Compensation following the Business Combination

Following the consummation of the Business Combination, EO Charging intends to develop an executive compensation program that is designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the post-combination company. Decisions on the executive compensation program will be made by the compensation committee of EO Charging.

Non-Employee Directors

EO Charging does not currently pay its non-employee directors any compensation for their service as directors. Following the Business Combination, the post-combination company will implement a compensation program for its non-employee directors.

2021 Equity Incentive Plan

Under the 2021 Equity Incentive Plan, EO Charging will be able to provide equity awards as part of its compensation program, which is necessary to successfully attract and retain the best possible candidates for positions of substantial responsibility within EO Charging and to ensure that compensation is competitive and has a direct link with performance. Moreover, awarding equity compensation aligns the interests of our non executive offers and service providers with the interests of our stockholders and creates incentives to achieve annual corporate targets and long-term company objectives. The details and design elements of the 2021 Equity Incentive Plan are set forth in “Summary of the 2021 Equity Incentive Plan” below.

We expect that the share reserve will allow us to continue to appropriately grant equity awards at reasonable and desirable levels for approximately the next 10 (ten) years; however, other than the annual grants to our non-employee directors, the amount of future awards is not currently known and will depend on various factors that cannot be predicted, including, but not limited to, the price of our shares on future grant dates, the volatility of the stock and the types of awards that will be granted.

The 2021 Equity Incentive Plan Combines Compensation and Corporate Governance Best Practices

The 2021 Equity Incentive Plan has been designed consistent with the qualitative standards of proxy advisory firms and equity plan best practices. As a result, the 2021 Equity Incentive Plan:

•	does not provide for automatic acceleration of vesting of equity awards upon a change in control of EO Charging, also known as a “single trigger acceleration”;

•

does not permit the repricing of awards granted under the 2021 Equity Incentive Plan, or the cancellation of “underwater” share options in exchange for cash or other awards, unless approved by stockholders;

•

provides that dividend equivalents accrued with respect to awards of restricted stock, restricted stock units (commonly known as RSUs (“RSUs”)) and share awards, if any, may not be paid before the date such awards have vested;

•	provides for meaningful limits on annual awards to non-employee directors;

•

provides that EO Charging Ordinary Shares that are withheld from any share option or SAR in payment of the exercise, base or purchase price, or taxes, or that are repurchased by EO Charging on the open market with option proceeds will not be returned to the 2021 Equity Incentive Plan and will not be available for future awards under the 2021 Equity Incentive Plan; and

•	does not provide for any tax gross-ups.

Summary of the 2021 Equity Incentive Plan

The principal features of the 2021 Equity Incentive Plan are summarized below. The summary does not purport to be a complete statement of the terms of the 2021 Equity Incentive Plan and is qualified in its entirety by reference to the full text of the 2021 Equity Incentive Plan.

Purpose

The purpose of the 2021 Equity Incentive Plan is to enhance EO Charging’s ability to attract, retain, and motivate persons who make (or are expected to make) important contributions to EO Charging by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The FRSG Board believes that equity awards are necessary to remain competitive in EO Charging’s industry and are essential to recruiting and retaining the highly qualified employees who will help EO Charging meet its goals.

Awards

The types of awards available under the 2021 Equity Incentive Plan include share options, SARs, restricted stock awards, RSUs and stock-based awards. All awards granted to participants under the 2021 Equity Incentive Plan will be represented by an award agreement. Awards will only be granted and shares issued in compliance with the requirements of Cayman Islands laws.

Shares Available

Approximately 10% of the outstanding EO Charging Ordinary Shares as of the closing of the Business Combination are available for awards under the 2021 Equity Incentive Plan. The aggregate number of shares available for awards under the 2021 Equity Incentive Plan is referred to as the “share reserve.” The aggregate number of EO Charging Ordinary Shares that may be issued pursuant to awards will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2032) equal to the least of a number of shares equal to 2% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year, a number of EO Charging Ordinary Shares as determined by the EO Charging Board or 10% of the outstanding EO Charging Ordinary Shares as of the Closing of the Business Combination. The maximum number of shares in the share reserve, without taking into account any automatic increase, are available for awards of incentive share options. The share reserve is subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below.

If any award granted under the 2021 Equity Incentive Plan is cancelled, repurchased, expired, forfeited, surrendered, exchanged for cash, settled in cash or otherwise terminated without consideration or delivery of the shares to the participant, including the payment of divided equivalents in cash in conjunction with any outstanding award, then such shares will be returned to the 2021 Equity Incentive Plan and be available for future awards under the 2021 Equity Incentive Plan. However, shares that are withheld from any share option or SAR award in payment of the exercise, base or purchase price or taxes, or shares that are repurchased on the open market by EO Charging using option proceeds will not be returned to the 2021 Equity Incentive Plan nor be available for future awards under the 2021 Equity Incentive Plan.

The share reserve will be reduced by one share for each share subject to an award. If a share that was subject to an award is returned to the share reserve, the share reserve will be credited with one share. The payment of dividend equivalents in cash in conjunction with any outstanding award will not reduce the share reserve.

Eligibility

Any employee, officer, non-employee director or any natural person who is a consultant or other personal service provider of EO Charging or any of its subsidiaries or affiliates can participate in the 2021 Equity Incentive Plan, at the Committee’s (as defined below) discretion. In its determination of eligible participants, the Committee may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the Committee to designate that person to receive an award in any other year. As of the record date, approximately 140 persons are anticipated to be eligible to participate in the 2021 Equity Incentive Plan. Any person who is not a bona fide employee of EO Charging or its group (within the meaning of section 421 the United Kingdom Financial Services and Markets Act 2006) may participate in the “Non-Employee Subplan” of the 2021 Equity Incentive Plan and may not participate in the main 2021 Equity Incentive Plan.

Administration

Pursuant to its terms, the 2021 Equity Incentive Plan may be administered by the Compensation Committee of the EO Charging Board, such other committee of the EO Charging Board appointed by the EO Charging Board to administer the 2021 Equity Incentive Plan or the EO Charging Board, as determined by the EO Charging Board (such administrator of the 2021 Equity Incentive Plan, the “Committee”). The Committee has the power and discretion necessary to administer the 2021 Equity Incentive Plan, with such powers including, but not limited to, the authority to select persons to participate in the 2021 Equity Incentive Plan, determine the form and substance of awards under the 2021 Equity Incentive Plan, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards, accelerate the vesting of awards, and make determinations regarding a participant’s termination of employment or service for purposes of an award. The Committee’s determinations, interpretations and actions under the 2021 Equity Incentive Plan are binding on EO Charging, the participants in the 2021 Equity Incentive Plan and all other parties. It is anticipated that the 2021 Equity Incentive Plan will be administered by the Committee, which solely consists of independent directors, as appointed by the EO Charging Board from time to time. The Committee may delegate authority to one or more officers of EO Charging to grant awards to eligible persons other than members of the EO Charging Board or who are subject to Rule 16b-3 of the Exchange Act, as permitted under the 2021 Equity Incentive Plan and under applicable law.

Share Options

A share option grant entitles a participant to purchase a specified number of EO Charging Ordinary Shares during a specified term (with a maximum term of ten years from the date of grant) at an exercise price that, for U.S. participants and for tax purposes, will not be less than the fair market value of a share as of the date of grant, unless otherwise determined by the Committee.

The Committee will determine the requirements for vesting and exercisability of the share options, which may be based on the continued employment or service of the participant with EO Charging for a specified time period, upon the attainment of performance goals or both. The share options may terminate prior to the end of the term or vesting date upon termination of employment or service (or for any other reason), as determined by the Committee. Unless approved by EO Charging’s stockholders, the Committee may not take any action with respect to a share option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which EO Charging Ordinary Shares are listed, or that would result in the cancellation of “underwater” share options in exchange for cash or other awards, other than in connection with a change in control.

Share options granted under the 2021 Equity Incentive Plan will be non-qualified share options or non-tax-advantaged share options. The 2021 Equity Incentive Plan provides the Committee with the authority establish subplans to the 2021 Equity Incentive Plan to, amongst other things, avail of tax benefits or advantages for participants, EO Charging or any subsidiary of EO Charging (which may include incentive stock options intended to meet the applicable requirements under the Code or options granted in accordance with Schedule 4 of the United Kingdom Income Tax (Earnings and Pensions) Act 2003).

Share options are nontransferable except in limited circumstances.

Stock Appreciation Rights

A SAR granted under the 2021 Equity Incentive Plan will give the participant a right to receive, upon exercise or other payment of the SAR, an amount in cash, EO Charging Ordinary Shares or a combination of both equal to (i) the excess of (a) the fair market value of a share on the date of exercise or payment of the SAR less (b) the base price of the SAR that the Committee specified on the date of the grant multiplied by (ii) the number of shares as to which such SAR is exercised or paid. For U.S. participants and for tax purposes, the base price of a SAR will not be less than the fair market value of a share as of the date of grant. The right of exercise in connection with a SAR may be made by the participant or automatically upon a specified date or event. SARs are nontransferable, except in limited circumstances.

The Committee will determine the requirements for vesting and exercisability of the SARs, which may be based on the continued employment or service of the participant with EO Charging for a specified time period or upon the attainment of specific performance goals. The SARs may be terminated prior to the end of the term (with a maximum term of ten years) upon termination of employment or service, as determined by the Committee. Unless approved by EO Charging’s stockholders, the Committee may not take any action with respect to a SAR that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which EO Charging Ordinary Shares are listed, or that would result in the cancellation of “underwater” SARs in exchange for cash or other awards, other than in connection with a change in control.

Restricted Stock Awards

A restricted stock award is a grant of a specified number of EO Charging Ordinary Shares to a participant, for which restrictions will lapse upon the terms that the Committee determines at the time of grant. The Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the continued employment or service of the participant with EO Charging over a specified time period, upon the attainment of performance goals, or both.

The participant will have the rights of a stockholder with respect to the shares granted under a restricted stock award, including the right to vote the shares and receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. If a participant has the right to receive dividends paid with respect to a restricted stock award, such dividends shall not be paid to the participant until the underlying award vests. Any shares granted under a restricted stock award are nontransferable, except in limited circumstances. A participant may make an election under Section 83(b) of the Code or under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 for tax planning purposes.

Restricted Stock Units

An RSU granted under the 2021 Equity Incentive Plan will give the participant a right to receive, upon vesting and settlement of the RSUs, one share per vested unit or an amount per vested unit equal to the fair market value of one share as of the date of determination, or a combination thereof, at the discretion of the Committee. The Committee may grant RSUs together with dividend equivalent rights (which will not be paid until the award vests), and the holder of any RSUs will not have any rights as a stockholder, such as dividend or voting rights, until EO Charging Ordinary Shares underlying the RSUs are delivered.

The Committee will determine the requirements for vesting and payment of the RSUs, which may be based on the continued employment or service of the participant with EO Charging for a specified time period and also upon the attainment of specific performance goals. RSUs will be forfeited if the vesting requirements are not satisfied. RSUs are nontransferable, except in limited circumstances.

Stock-Based Awards

Stock-based awards may be granted to eligible participants under the 2021 Equity Incentive Plan and consist of an award of, or an award that is valued by reference to, EO Charging Ordinary Shares. A stock-based award may be granted for past employment or service, in lieu of bonus or other cash compensation, as director’s compensation or any other purpose as determined by the Committee. The Committee will determine the requirements for the vesting and payment of the stock-based award, with the possibility that awards may be made with no vesting requirements. Upon receipt of the stock-based award that consists of EO Charging Ordinary Shares, the participant will have all rights of a stockholder with respect to EO Charging Ordinary Shares, including the right to vote and receive dividends (which will not be paid until the award vests).

Performance-Based Compensation

All types of awards granted under the 2021 Equity Incentive Plan may be granted with vesting, payment, lapse of restrictions and/or exercisability requirements that are subject to the attainment of specific performance goals. The Committee may adjust performance goals, or the manner of measurement thereof, as it deems appropriate.

Plan Amendments or Termination

The EO Charging Board may amend, modify, suspend or terminate the 2021 Equity Incentive Plan; provided that if such amendment, modification, suspension or termination materially and adversely affects any award, EO Charging must obtain the affected participant’s consent, subject to changes that are necessary to comply with applicable laws. Certain amendments or modifications of the 2021 Equity Incentive Plan may also be subject to the approval of EO Charging’s stockholders as required by SEC and NASDAQ rules or applicable law.

Termination of Service

Awards under the 2021 Equity Incentive Plan may be subject to reduction, cancellation or forfeiture upon termination of service or failure to meet applicable performance conditions or other vesting terms.

Under the 2021 Equity Incentive Plan, unless an award agreement provides otherwise, if a participant’s employment or service is terminated for cause, or if after termination the Committee determines that the participant engaged in an act that falls within the definition of cause, or if after termination the participant engages in conduct that violates any continuing obligation of the participant with respect to EO Charging, EO Charging may cancel, forfeit and/or recoup any or all of that participant’s outstanding awards. In addition, if the Committee makes the determination above, EO Charging may suspend the participant’s right to exercise any share option or SAR, receive any payment or vest in any award pending a determination of whether the act falls within the definition of cause (as defined in the 2021 Equity Incentive Plan). If a participant voluntarily terminates employment or service in anticipation of an involuntary termination for cause, that shall be deemed a termination for cause.

Right of Recapture

Awards granted under the 2021 Equity Incentive Plan may be subject to recoupment in accordance with Section 9458 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recoupment of erroneously awarded compensation). EO Charging has the right to recoup any gain realized by the participant from the exercise, vesting or payment of any award if, within one year after such exercise, vesting or payment (a) the participant’s service is terminated for cause, (b) if after the participant’s termination the Committee determines that the participant engaged in an act that falls within the definition of cause or materially violated any continuing obligation of the participant with respect to EO Charging or (c) the Committee determines the participant is subject to recoupment due to a clawback policy.

Change in Control

Under the 2021 Equity Incentive Plan, in the event of a change in control of EO Charging, as defined in the 2021 Equity Incentive Plan, all outstanding awards shall either be (a) continued or assumed by the surviving company or its parent or (b) substituted by the surviving company or its parent for awards, with substantially similar terms (with appropriate adjustments to the type of consideration payable upon settlement, including conversion into the right to receive securities, cash or a combination of both, and with appropriate adjustment of performance conditions or deemed achievement of such conditions (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement).

Only to the extent that outstanding awards are not continued, assumed or substituted upon or following a change in control, the Committee may, but is not obligated to, make adjustments to the terms and conditions of outstanding awards, including without limitation (i) acceleration of exercisability, vesting and/or payment immediately prior to, upon or following such event, (ii) upon written notice, provided that any outstanding share option and SAR must be exercised during a period of time immediately prior to such event or other period (contingent upon the consummation of such event), and at the end of such period, such share options and SARs shall terminate to the extent not so exercised, and (iii) cancellation of all or any portion of outstanding awards for fair value (in the form of cash, shares, other property or any combination of such consideration), less any applicable exercise or base price in the case of the options and SARs or similar awards.

Notwithstanding the foregoing, if a participant’s employment or service is terminated upon or within 24 months following a change in control by EO Charging without cause or upon such other circumstances as determined by the Committee, the unvested portion (if any) of all outstanding awards held by the participant will immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, unless otherwise provided in an award agreement.

Assumption of Awards in Connection with an Acquisition

EO Charging may assume or substitute any previously granted awards of an employee, director or consultant of another corporation who becomes eligible by reason of a corporate transaction. The terms of the assumed award may vary from the terms and conditions otherwise required by the 2021 Equity Incentive Plan if the Committee deems it necessary. The assumed awards will not reduce the total number of shares available for awards under the 2021 Equity Incentive Plan.

Adjustments

In the event of any recapitalization, reclassification, share dividend, extraordinary cash dividend, stock split, reverse stock split, amalgamation, merger, scheme of arrangement, reorganization, consolidation, combination, spin-off or other similar corporate event or transaction affecting EO Charging Ordinary Shares, the Committee will make equitable adjustments to (i) the number and kind of shares or other securities available for awards and covered by outstanding awards, (ii) the exercise, base or purchase price or other value determinations of outstanding awards, and/or (iii) any other terms of an award affected by the corporate event.

Award Limits

A non-employee director may not be granted during a calendar year awards that have a fair value that, when added to all other cash compensation received in respect of service as a member of the EO Charging Board that year, exceeds $750,000.

New Plan Benefits

No grants have been made under the 2021 Equity Incentive Plan.

Registration with the SEC

EO Charging intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Equity Incentive in connection with the consummation of the Business Combination.

The purpose of the SAYE and the SIP is to enhance EO Charging’s ability to attract, retain, and motivate persons who make (or are expected to make) important contributions to EO Charging by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The FRSG Board believes that equity awards are necessary to remain competitive in EO Charging’s industry and are essential to recruiting and retaining the highly qualified employees who will help EO Charging meet its goals.

Approximately 2% of the outstanding EO Charging Ordinary Shares as of the closing of the Business Combination will be available for awards under the SAYE and the SIP, in the aggregate. The maximum number of EO Charging Ordinary Shares that may be issued under the SAYE and the SIP, in the aggregate, will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2032) of a number of EO Charging Ordinary Shares equal to the least of (i) 1% of the aggregate EO Charging Ordinary Shares outstanding as of December 31 of the immediately preceding calendar year a number of EO Charging Ordinary Shares as determined by the EO Charging Board and 2% of the outstanding EO Charging Ordinary Shares as of the closing of the Business Combination, subject to adjustment by the plan administrator in the event of certain changes in EO Charging corporate structure, as described below (the “SAYE/SIP Overall Shares Limit”).

Description of the Material Features of the SAYE and the SIP Summary of the SAYE

The principal features of the SAYE are summarized below. The summary does not purport to be a complete statement of the terms of the SAYE and is qualified in its entirety by reference to the full text of the SAYE.

Summary of the SAYE

Purpose

The SAYE provides a means by which eligible employees of EO Charging or its subsidiaries may be given an opportunity to purchase EO Charging Ordinary Shares with the aim of retaining the services of such eligible employees, to secure and retain the services of new eligible employees and to provide incentives for such persons to exert maximum efforts for the success of EO Charging. As of the record date, approximately 140 persons are estimated to be eligible to participate in the SAYE.

The SAYE is intended to be a United Kingdom tax-advantaged savings-related share option plan pursuant to which eligible employees may be offered options (“SAYE Options”) to purchase EO Charging Ordinary Shares at a price determined by the EO Charging Board which can be set at a discount of up to 20% of the fair market value of a share at the date of grant.

Eligibility

All eligible employees of any company within the EO Charging’s group of companies (“Group”) who have been with the Group for a period determined by the EO Charging Board (not exceeding five years), are eligible to participate. Broadly, all employees who are eligible to participate must do so on similar terms.

Administration

The EO Charging Board will administer the SAYE and will have the final power to construe and interpret both the SAYE and the rights granted under it. Further, the EO Charging Board has the power, subject to the provisions of the SAYE, to determine when SAYE Options will be granted, and any criteria (subject to the provisions of the SAYE) to be applied in determining the eligibility of employees to participate in the SAYE.

The EO Charging Board will have the power to delegate administration of the SAYE to the compensation committee or another committee of the EO Charging Board. As used herein with respect to the SAYE, the term EO Charging Board refers to any committee the EO Charging Board appoints in respect of the SAYE.

EO Charging Ordinary Shares Subject to the SAYE

EO Charging Ordinary Shares issued under the SAYE will be issued in accordance with the SAYE/SIP Overall Shares Limit. Subject to adjustments as provided below, the maximum number of shares that may be issued under the SAYE and the SIP will not in aggregate exceed the SAYE/SIP Overall Shares Limit.

If any SAYE Option terminates without having been exercised in full, the shares not purchased under such SAYE Option will again become available for issuance under the SAYE or the SIP.

Offerings

The SAYE is implemented by offer to all eligible employees from time to time with the right to receive an SAYE Option. In order to be granted an SAYE Option and become a participant in the SAYE, the eligible employee must enter into a savings contract (“Savings Contract”) to accumulate sufficient funds to pay the exercise price of an associated SAYE Option. The Savings Contract must be in a form approved by the EO Charging Board, and must have a period of three or five years during which the participant agrees to make monthly savings of an amount decided by the participant, subject to a minimum specified by the EO Charging Board which may not exceed £10 (or such other minimum permitted by the legislation from time to time) and up to the maximum specified by the EO Charging Board and permitted by the legislation (currently £500 per month). The number of EO Charging Ordinary Shares over which a participant will be granted an SAYE Option will be the number of shares which, taking into account the price payable on exercise of the SAYE Option, can be purchased with the amount saved under the Savings Contract (which, subject to applicable legislation and regulations, may include a bonus payable under the Savings Contract). Without further shareholder approval, grants of SAYE Options under the SAYE may only be made within 10 years of shareholder approval of the SAYE.

Exercise Price

The exercise price of EO Charging Ordinary Shares acquired pursuant to SAYE Options will not be less than the 80% of the fair market value of the shares on the date on which invitations to be granted SAYE Options were issued to eligible employees.

Payment of Purchase Price: Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the course of the Savings Contract. The amounts deducted from a participant’s salary via payroll deduction are paid to an external savings carrier (generally a bank or building society engaged by the Group for this purpose) and accumulated in an account for the participant. In the event that the participant forfeits or surrenders the SAYE Option, the accumulated savings in the related Savings Contract is returned to the participant by the savings carrier. A participant may not add additional funds to the savings account over and above the deductions made from payroll.

Withdrawal

A participant may cease making contributions under their Savings Contract and withdraw from the SAYE by giving notice to the savings carrier. On such withdrawal, such participant’s SAYE Option will immediately lapse and the savings carrier will return the participant’s accumulated savings in the related Savings Contract to the participant.

Termination of Employment

Early exercise of the SAYE Option is permitted in the event of cessation of employment within the Group by reason of death, injury, disability, redundancy, retirement, or the sale of the participant’s employing company or business out of the Group (but only to the extent of savings plus any bonus accumulated in the related Savings Contract up to the time of exercise). If a participant ceases to be employed within the Group for any other reason within three years of the grant of an SAYE Option, that SAYE Option will lapse. If a participant ceases to be employed within the Group for any other reason more than three years from the grant of an SAYE Option, the participant may exercise that SAYE Option within six months of so ceasing (but no later than the end of the six-month period following maturity of the related Savings Contract).

Restrictions on Transfer

An SAYE Option is not transferable and may only be exercised by the person to whom it is granted or their personal representatives.

Exercise of an SAYE Option

SAYE Options may normally only be exercised during the six-month period following maturity of the Savings Contract and if not exercised by the end of that period will lapse. This may be following the third or fifth anniversary of commencement of the Contract.

Capitalization Adjustments

In the event of a variation of share capital by way of capitalization, rights issue, subdivision, reduction, consolidation or otherwise, the number of shares subject to a subsisting SAYE Option and the price payable on exercise may be adjusted in such manner as the EO Charging Board determines (but subject to applicable legislation).

Effect of a Change of Control and Other Corporate Events

Early exercise is also permitted in the event of a change of control, compromise or arrangement, or voluntary winding up of EO Charging (in each case within the meaning of the applicable legislation). On a change of control, or compromise or arrangement, with the consent of the acquiring company, SAYE Options may be exchanged so as to operate over shares in the acquiring company (or a company associated with it).

Rights Attaching to Shares

EO Charging Ordinary Shares allotted pursuant to the SAYE will rank equally with EO Charging Ordinary Shares then in issue except in relation to any rights determined by reference to a date preceding the date on which the Shares are allotted.

Amendment of the SAYE

The EO Charging Board may amend the SAYE from time to time, provided that: (i) it may not amend a “Key Feature” of the SAYE (within the meaning of the applicable legislation) if the effect would be that the SAYE no longer meets the requirements of the applicable legislation; (ii) no material amendment may be made to SAYE Options granted prior to the proposed amendment without the written consent of the SAYE Option holder; and (iii) the EO Charging Board may seek the approval of any amendment of the SAYE by EO Charging’s shareholders to the extent it deems necessary in its discretion for purposes of compliance with Section 422 of the Internal Revenue Code of 1986 or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of NASDAQ or other exchange or securities market.

Summary of the SIP

The principal features of the SIP are summarized below. The summary does not purport to be a complete statement of the terms of the SIP and is qualified in its entirety by reference to the full text of the SIP.

Purpose

The SIP provides a means by which eligible employees of EO Charging or its subsidiaries may be given an opportunity to purchase EO Charging Ordinary Shares with the aim of retaining the services of such eligible employees, to secure and retain the services of new eligible employees and to provide incentives for such persons to exert maximum efforts for the success of EO Charging. As of the record date, approximately 140 persons are estimated to be eligible to participate in the SIP.

The SIP is intended to be a United Kingdom tax-advantaged share plan pursuant to which eligible employees may be offered the right to purchase EO Charging Ordinary Shares, as further specified under Types of Award below.

Eligibility

All eligible employees of any company within the Group who have been with the Group for a period determined by the EO Charging Board (not exceeding eighteen months), are eligible to participate. Broadly, all employees who are eligible to participate must do so on similar terms.

Administration

The SIP shall be administered by a United Kingdom resident employee benefit trustee and supervised by the EO Charging Board. The EO Charging Board will have the power to delegate supervision of the administration of the SIP to the compensation committee or another committee of the EO Charging Board. As used herein with respect to the SIP, the term EO Charging Board refers to any committee the EO Charging Board appoints in respect of the SIP.

EO Charging Ordinary Shares Subject to the SIP

EO Charging Ordinary Shares issued under the SIP will be issued in accordance with the SAYE/SIP Overall Shares Limit. Subject to adjustments as provided below, the maximum number of shares that may be issued under the SIP and the SAYE will not in aggregate exceed the SAYE/SIP Overall Shares Limit.

Offerings

The SIP is implemented by offer to all eligible employees from time to time with the right to acquire EO Charging Ordinary Shares. In order to acquire EO Charging Ordinary Shares and become a participant in the SIP, the eligible employee must enter into an award agreement in a form approved by the EO Charging Board, the terms of which will depend on the nature of the award, as further specified under Types of Award below. Without further shareholder approval, awards under the SIP may only be made within 10 years of shareholder approval of the SIP.

Types of Award

Awards in respect of EO Charging Ordinary Shares may be made by the Trustee on a free basis (the “Free Shares”) and/or, in the case of Matching Shares (as described below), on a matching basis. Employees can also agree to the acquisition of Partnership Shares (as described below) out of their pre-tax salary by the Trustee on their behalf. In addition, EO Charging may direct that cash dividends paid on shares held within the SIP are reinvested in further shares to be held within the SIP (“Dividend Shares”).

Partnership Shares

Under the SIP, Partnership Shares may be purchased on behalf of eligible employees. Up to a maximum of £1,800 per year (or 10 per cent. of an employee’s annual pre-tax salary, if lower) can be used to buy Partnership

Shares. Partnership Shares can be withdrawn from the SIP at any time and cannot be subject to forfeiture for less than the lower of their market value and the price originally paid for them. Partnership Shares acquired pursuant to the SIP will rank equally with existing EO Charging Ordinary Shares.

Matching Shares

Employees who elect to purchase Partnership Shares may be awarded Matching Shares on the basis of up to two free Matching Shares for each Partnership Share purchased. Matching Shares may be forfeited in certain circumstances if the employee ceases to be employed by a participating company following their award or if the corresponding Partnership Shares are transferred out of the SIP within three years.

Free Shares

Under the SIP, up to £3,600 worth of Free Shares may be awarded to each eligible employee in each tax year. The award of Free Shares can be linked to individual, team, divisional and corporate performance. Free Shares must be held by the Trustee for between three and five years. Free Shares may be forfeited in certain circumstances if the employee ceases to be employed by a participating company following their award.

Dividend Shares

EO Charging may direct or permit cash dividends paid on EO Charging Ordinary Shares held within the SIP to be re-invested by participants in Dividend Shares. Dividend Shares are subject to a three year holding period and may not be forfeited but may be subject to compulsory sale for an amount at least equal to the lower of the cash dividend applied to acquire them and the fair market value of the shares at the time of sale.

Dividends and Voting Rights

Participants in the SIP will be beneficial owners of the shares held by the Trustee on their behalf. All dividends (other than those applied in the acquisition of Dividend Shares) and other distributions received in respect of the EO Charging Ordinary Shares held within the SIP will be passed on to the participants concerned as soon as practicable after receipt subject to the requirements of applicable legislation. The Trustee will vote only in accordance with the wishes of participants provided the participants have given the Trustee prior voting directions in writing.

Amendments to the SIP

The EO Charging Board may amend the SIP from time to time, provided that: (i) they may not amend a “Key Feature” of the SIP (within the meaning of the applicable legislation) if the effect would be that the SIP no longer meets the requirements of the applicable legislation; (ii) no material amendment may be made to SIP awards made prior to the proposed amendment without the written consent of the SIP award holder; and (iii) the EO Charging Board may seek the approval of any amendment of the SIP by EO Charging’s shareholders to the extent it deems necessary in its discretion for purposes of compliance with Section 422 of the Internal Revenue Code of 1986 or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of NASDAQ or other exchange or securities market.

Registration with the SEC

EO Charging intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the SAYE and the SIP in connection with the consummation of the Business Combination.

MANAGEMENT OF EO CHARGING AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” or “EO Charging” refer to (i) Juuce and its subsidiaries, prior to the consummation of the Business Combination and to (ii) EO Charging, following the consummation of the Business Combination.

Directors and Executive Officers

The following table sets forth the names, ages and positions of our executive officers, directors and director-nominees following the Business Combination, including two directors expected to be appointed by FRSG and REEIF prior to Closing.

Name	Age	Position
Charles Jardine	30	CEO and Director
Thomas S. Amburgey	34	Director
Colin Campbell	55	Director-Nominee
Steve Horley	54	Director-Nominee
Mark L. Joseph	66	Director-Nominee
Thomas vonReichbauer	40	Director-Nominee

Charles Jardine. Charles (Charlie) Jardine founded EO Charging in 2014 and serves as Chief Executive Officer. Mr. Jardine leads on sales, marketing and product development. EO Charging was born from Mr. Jardine’s frustration at the state of the U.K’s charging infrastructure, something he witnessed first-hand during his time as Marketing Manager for Pod Point (one of Europe’s biggest EV charging manufacturers). To date, Mr. Jardine has been the main driver of sales for EO Charging and has led on the vision for EO Charging’s charging hardware and intelligent software platform and turnkey solutions for fleets. Prior to entering the EV industry, Mr. Jardine studied Design & Technology management at Leeds University, where he earned a BA 2:1, started his first business venture, and began actively networking amongst the entrepreneurial and startup community. While at Leeds University, Mr. Jardine was awarded an Enterprise Scholarship. Mr. Jardine was also listed in Forbes 30 under 30 in 2019.

Thomas S. Amburgey. Thomas Amburgey has served as FRSG’s Chief Financial Officer and as a Director of FRSG since January 2021. Mr. Amburgey is a Director of First Reserve, which he joined in 2012, and has over 10 years of energy investment experience. During his time at First Reserve, Mr. Amburgey has been focused on investing across the global energy value chain, with particular emphasis on critical infrastructure and value-added equipment, manufacturing and services, and is currently responsible for helping lead First Reserve’s investment initiatives across sustainability and energy transition as well as its internal ESG Group. Mr. Amburgey serves or has served on the board of directors of various First Reserve portfolio companies or affiliates, including several of the companies through which First Reserve is progressing sustainability and ESG-related growth strategies, most notably Hoover Circular Solutions and Lamons. Prior to joining First Reserve, he was an Analyst in the Financial Sponsors and Leveraged Finance division at UBS Investment Bank. Mr. Amburgey holds a B.B.A. and a Master of Accountancy from the University of Georgia.

Colin Campbell. Colin joined Zouk Capital in 2007 as a Partner and founded the Infrastructure team. He has over 25 years’ board of directors level experience in the energy sector as Chief Executive, senior M&A roles, investment, company turnarounds, energy trading and project finance. Colin led all the investments in Zouk’s first and very successful infrastructure fund focused on investing in green field solar opportunities. In REEIF II LLP, Colin again led on investing in the EV charging, waste to energy, distributed wind and solar sectors often creating new companies from scratch. Colin and Zouk’s early successful investments in the EV sector helped Zouk to be appointed the Investment Manager of the U.K. Government’s Charging Infrastructure Investment Fund. This fund will close in excess of the U.K. Government’s target of £400 million and has already closed a number of investments in public EV charging infrastructure companies in the U.K. Colin currently sits on the boards of a number of EV Charging companies Colin was previously CEO of Killingholme Power where he oversaw the successful turnaround of the 680MW gas-fired power station. Colin also worked with many of the

U.K.’s banks to turn around their distressed debts in the power sector and was also Vice President of Corporate M&A for TXU Europe. Colin is a Chartered Accountant and has a BSc in Chemical and Process Engineering.

Steve Horley. Steve Horley joined EO Charging as an investor and has served as the Chairman of the EO Charging Board since November 1, 2021. He has over 25 years’ experience as a senior executive and member of the board of directors, of companies in the energy transition, technology and telecommunication sectors as well as venture funds that invest in such businesses. Mr. Horley has served as an advisor to Japanese venture capital firm Energy & Environment Investments Inc since December 2018 and as a non-executive director of Homeserve Membership Ltd. since January 2017. Mr. Horley has also served as a non-executive director of Moixa Energy Holdings Ltd., whose investors include Honda and Itochu Corporation. Mr. Horley has focused on early stage companies looking to make an impact in the energy and technology sectors and has guided several start-ups into becoming well-known brands. Mr. Horley holds an MA from the University of Oxford and an MBA from the Imperial College London.

Mark L. Joseph. Mark Joseph has been nominated to serve as Chairman of our board of directors upon completion of the Business Combination. Since January 2019, Mr. Joseph has served as Chief Executive Officer of Mobitas Advisors, a consulting firm focused on advising early and mid-stage companies disrupting the mobility and automotive sectors. From July 2001 to December 2018, he held various positions with Transdev Global and Transdev North America (formerly Veolia Transportation), including Chief Development/Commercial Officer, Global from July 2017 to December 2018, Chief Executive Officer and Vice Chairman, Americas from July 2016 to July 2017, and Chief Executive Officer and Vice Chairman, North America, UK and Ireland from 2013 to July 2016. Mr. Joseph also currently serves on the board of advisors of Optibus, Axilion Smart Mobility, Zego, Rubicon and Udelv and on the board of directors of First Transit Inc. and RoadBotics®. Mr. Joseph hold a B.S. from American University. We believe Mr. Joseph’s familiarity with the industry and extensive experience advising companies in the mobility sector will bring valuable experience to our board of directors.

Thomas vonReichbauer. Thomas vonReichbauer has been nominated to serve on our board of directors upon completion of the Business Combination. Since May 2020, Mr. vonReichbauer has served as the Chief Financial Officer of Sunrun Inc., a leading provider of residential solar, battery storage, and energy services. From September 2018 to May 2020, Mr. vonReichbauer served as a Vice President at Google LLC, an internet services company. From January 2013 to September 2018, Mr. vonReichbauer served in various executive roles at Nest Labs, Inc., a smart home products company, including Chief Business Officer and Chief Financial Officer. Mr. vonReichbauer holds a B.S. in economics and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. vonReichbauer’s prior experience as an executive officer of a publicly traded company and his considerable experience as a leader at disruptive companies in the energy industry will bring valuable experience to our board of directors.

Composition of the EO Charging Board After the Business Combination

Following the Closing, our business and affairs will be managed under the direction of the EO Charging Board. The EO Charging Memorandum and Articles of Association provides for a classified board of directors, with Class I, Class II, and Class III. See “Description of EO Charging Securities—Directors—Appointment and Removal.”

Foreign Private Issuer Status

We were founded in the U.K. in 2014. At the time of the Closing, the majority of our outstanding voting securities are directly and indirectly owned of record by non-U.S. residents. In addition, U.S. residents do not comprise a majority of our executive officers or directors, and most of our assets are located, and our business is principally administered, outside of the U.S. As a result, after the Closing, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2022. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K (although we will file annual reports on a corresponding form for foreign private issuers), quarterly reports on Form 10-Q containing unaudited financial and other specified information (although we will file semi-annual reports on a current reporting form for foreign private issuers), or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. public company. Additionally, certain accommodations in the NASDAQ rules allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards.

Board Committees

We anticipate that, prior to the Closing, the EO Charging Board will establish the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. The EO Charging Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by the EO Charging Board.

Audit Committee

Our audit committee will be responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the EO Charging Board in evaluating the qualifications, performance and independence of our independent auditors;

•	assisting the EO Charging Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the EO Charging Board in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the EO Charging Board in monitoring the performance of our internal audit function;

•	monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Upon the completion of the Business Combination, our audit committee will be comprised of at least three directors, each of whom meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NASDAQ rules. Each member of our audit committee will also meet the financial literacy requirements of NASDAQ listing standards. The EO Charging Board will adopt a written charter for the audit committee which will be available on EO Charging’s website upon the completion of the Business Combination.

Compensation Committee

The compensation committee will be responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the EO Charging Board), determining and approving our CEO’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the EO Charging Board with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•	reviewing and recommending the compensation of the EO Charging Board;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Upon the completion of the Business Combination, our compensation committee will be comprised of directors who meet the definition of “independent director” for purposes of serving on the compensation committee under the NASDAQ rules, including the heightened independence standards for members of a compensation committee. The EO Charging Board will adopt a written charter for the compensation committee which will be available on EO Charging’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for, among other things:

•	assisting the EO Charging Board in identifying prospective director nominees and recommending nominees to the EO Charging Board;

•	overseeing the evaluation of the EO Charging Board and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of the EO Charging Board.

Upon completion of the Business Combination, our nominating and corporate governance committee will be comprised of directors who meet the definition of “independent director” under the NASDAQ rules. The EO Charging Board will adopt a written charter for the nominating and corporate governance committee which will be available on EO Charging’s website upon the completion of the Business Combination.

Code of Ethics

We will adopt a new Code of Ethics that applies to all of our officers, directors and employees and a new Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, each of which will be posted on our website. Our Code of Business Conduct and Ethics is a “code of ethics,” within the meaning of applicable SEC and NASDAQ rules. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. The information contained on, or accessible from, our website is not part of this proxy statement/prospectus by reference or otherwise.

DESCRIPTION OF EO CHARGING SECURITIES

The following is a description of material terms of, and is qualified in its entirety by, the EO Charging Memorandum and Articles of Association, which as will be in effect upon the consummation of the Business Combination, the form of which is attached as Annex B, to this proxy statement/prospectus. Under “Description of EO Charging Securities,” “we,” “us,” or “our,” refer to EO Charging and not to any of its subsidiaries following the consummation of the Business Combination.

General

EO Charging is a Cayman Islands exempted company with limited liability. Its affairs are governed by the EO Charging Memorandum and Articles of Association and the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”).

Upon the closing of the Business Combination, the authorized share capital of EO Charging will be US$50,100 consisting of 500,000,000 ordinary shares, par value US$0.0001 per share, and 1,000,000 preferred shares, par value US$0.0001 per share. As of the date of this proxy statement/prospectus, there was one EO Charging Ordinary Share issued and outstanding and no preferred share issued and outstanding.

Shares

General

All of the issued and outstanding EO Charging Ordinary Shares and EO Charging preferred shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding EO Charging Ordinary Shares and EO Charging preferred shares are generally not issued and legal title to the issued shares is recorded in registered form in the register of members. Holders of EO Charging Ordinary Shares and EO Charging preferred shares have no pre-emptive, subscription, redemption or conversion rights.

Register of Members

EO Charging must keep a register of members in accordance with Companies Act, and there shall be entered therein:

•

the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member, and the voting rights of shares of each member;

•	whether voting rights are attached to the shares in issue;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the Closing, the register of members will be immediately updated to record and give effect to the issue of shares by EO Charging. Once the register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the

Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of EO Charging’s ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Issue of Shares

Subject to the EO Charging Memorandum and Articles of Association and the rules and regulations of NASDAQ, the SEC and/or any other competent regulatory authority or otherwise under applicable law, the EO Charging Board may allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise, and to such persons, at such times and on such other terms as they think proper.

Dividends

The holders of EO Charging Ordinary Shares are entitled to such dividends as may be declared by the EO Charging Board, subject to the Companies Act and the EO Charging Memorandum and Articles of Association. Dividends and other distributions on issued and outstanding EO Charging Ordinary Shares may be paid out of the funds of EO Charging lawfully available for such purpose. Dividends and other distributions will be distributed among the holders of EO Charging Ordinary Shares on a pro rata basis.

No dividend shall be declared and set apart for payment on any series of EO Charging preferred shares, in respect of any periods in respect of which dividends are payable (“Dividend Period”), unless there shall likewise be or have been paid, or declared and set apart for payment, on all EO Charging preferred shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends rateably in accordance with the sums which would be payable on the said EO Charging preferred shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

Voting rights

Each EO Charging Ordinary Share entitles the holder to one vote on all matters upon which the holders are entitled to vote. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

No business will be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Shareholders holding in aggregate not less than a simple majority of all voting share capital of EO Charging in issue present in person or by proxy and entitled to vote shall be a quorum.

A special resolution will be required for important matters such as a merger or consolidation of EO Charging, reduction of its capital or any capital redemption reserve fund, change of name or making changes to the EO Charging Memorandum and Articles of Association.

An ordinary resolution of the shareholders of EO Charging requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of EO Charging, while a special resolution requires the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who attend and vote at a general meeting of EO Charging, or in each case, a unanimous written resolution.

Variation of Rights of Shares

All or any of the rights attached to any class of shares of EO Charging (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not EO Charging is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by EO Charging

Board not to have a material adverse effect upon such rights. Otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Ordinary Shares

Subject to the transfer restrictions discussed below, any shareholder may transfer all or any of his or her EO Charging shares by an instrument of transfer in writing in the usual or common form or any other form prescribed by NASDAQ, the SEC and/or any other competent regulatory authority or otherwise under applicable law or in any other form approved by the EO Charging Board. The transferor shall be deemed to remain the holder of such shares until the name of the transferee is entered in the register of members. If the shares in question were issued in conjunction with rights, options or warrants issued pursuant to the EO Charging Memorandum and Articles of Association on terms that one cannot be transferred without the other, the EO Charging Board shall refuse to register the transfer of any such share without evidence satisfactory to them of the like transfer of such option or warrant.

The instrument of transfer of any share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of NASDAQ, the SEC and/or any other competent regulatory authority or otherwise under applicable law or in any other form approved by the EO Charging Board and shall be executed by or on behalf of the transferor (and if the EO Charging Board so requires, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the EO Charging Board may approve from time to time.

The EO Charging Board may, in their absolute discretion, decline to register any transfer of shares, subject to any applicable requirements imposed from time to time by the SEC and NASDAQ.

Transfer Restrictions

Subject to certain exceptions, no transfer of any shares that are beneficially owned or otherwise held by any person that received EO Charging Ordinary Shares in connection with the Business Combination Agreement (such shares, “Lock-Up Shares”) (or any permitted transferee that beneficially owns any Lock-Up Shares as a result of a permitted transfer) may be made during the period commencing on the Closing Date and continuing until the date that is six (6) months following the Closing Date (the “Lock-Up Period”). During the Lock-Up Period, any purported transfer of Lock-Up Shares other than in accordance with the EO Charging Memorandum and Articles of Association will be null and void and will not be given effect, and EO Charging will refuse to recognize, register or otherwise record any such transfer for any purpose. Any person to whom Lock-Up Shares are transferred during the Lock-Up Period will be, and the shares transferred to such person shall be, subject to the Lock-Up Period, the restrictions on transfers and permitted transfer provisions of the EO Charging Memorandum and Articles of Association.

Redemption of Shares

EO Charging may issue shares on terms that such shares are subject to redemption, at its option or at the option of the holders thereof, on such terms and in such manner as the EO Charging Board may, before the issue of such shares, may determine. EO Charging may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by the EO Charging Board and the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of a company’s profits or a share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or, if so authorized by the EO Charging Memorandum and Articles of Association, out of capital if EO Charging can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue, or (iii) if EO Charging has commenced liquidation. In addition, EO Charging may accept the surrender of any fully paid share for no consideration.

Call on Shares and Forfeiture of Shares

EO Charging Board may from time to time make calls upon shareholders for any amounts unpaid on their EO Charging Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The EO Charging Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Changes in Capital

EO Charging may from time to time by ordinary resolution:

•	increase the share capital by such sum as the resolution prescribes;

•

consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares, subject to certain conditions set forth in EO Charging Memorandum and Articles of Association;

•

sub-divide its existing shares into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

•	divide shares into multiple classes; and

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Act and EO Charging Memorandum and Articles of Association, EO Charging’s shareholders may by special resolution reduce its share capital and any capital redemption reserve.

Liquidation

If EO Charging is wound up, the liquidator will apply the assets of the EO Charging in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any EO Charging shares, in a winding up: (a) if the assets available for distribution amongst the EO Charging shareholders shall be insufficient to repay the whole of EO Charging’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by such shareholders in proportion to the par value of the EO Charging shares held by them; or (b) if the assets available for distribution amongst the EO Charging shareholders shall be more than sufficient to repay the whole of the EO Charging’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst such shareholders in proportion to the par value of the EO Charging shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to EO Charging for unpaid calls or otherwise.

Directors

Appointment and removal

The management of EO Charging is vested in a board of directors. The EO Charging Memorandum and Articles of Association provides that there will be a board of directors consisting of no less than one (1) director, provided that the directors or EO Charging in general meeting may increase or decrease the limits on the number of directors. We expect that upon the closing of the Business Combination, the EO Charging Board will consist of [•] directors and will have no vacancy.

The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the EO Charging Board. Director nominees shall be elected by resolution at each annual general meeting of EO Charging to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of EO Charging shall be nominated by the directors. At the 2022 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2023 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Any and all vacancies in the EO Charging Board, including, without limitation, by reason of an increase in the size of the EO Charging Board, or the death, resignation, disqualification or removal of a director, will be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any vacancy not filled by the directors may be filled by the EO Charging shareholders by ordinary resolution at the next annual general meeting or extraordinary general meeting called for that purpose. Whenever the holders of any class or classes of EO Charging shares or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected or by the EO Charging shareholders holding such class or classes of shares or series thereof. Any director so appointed shall hold office until the expiration of the term of the class of directors in which the new directorship was created or the vacancy occurred or until his or her earlier death, resignation or removal.

A director may be removed from office by the EO Charging shareholders by special resolution only for “cause” (as defined in the EO Charging Memorandum and Articles of Association).

The EO Charging Board will determine the class or classes to which any increased or decreased number of directors will be apportioned, provided that no decrease on the number of directors shall shorten the term of any incumbent director.

Indemnity of directors and officers

The EO Charging Memorandum and Articles of Association provides that the current or former directors or officers or any person who is serving or has served at the request of EO Charging as a director or officer and any trustee acting in relation to any of the affairs of EO Charging and their respective heirs, executors, administrators, and personal representatives, shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud, willful default, or willful neglect of such person.

Enforcement of Civil Liabilities

EO Charging has been advised by its Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against EO Charging predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of the FRSG stockholders and the relative powers of the FRSG Board are governed by the laws of the State of Delaware, including the DGCL, and the FRSG organizational documents. As a result of the Business Combination, each outstanding share of FRSG Common Stock that is not redeemed by the holder thereof will be exchanged for an EO Charging Ordinary Share. Because EO Charging is a Cayman Islands exempted company, the rights of the EO Charging shareholders will be governed by applicable Cayman Islands law and the EO Charging Memorandum and Articles of Association.

Many of the principal attributes of FRSG Common Stock and EO Charging Ordinary Shares will be similar. However, there are differences between the rights of stockholders of FRSG under Delaware law and the rights of EO Charging shareholders following the completion of the Business Combination under Cayman Islands law. In addition, there are differences between the FRSG Charter and other organizational documents and the EO Charging Memorandum and Articles of Association as they will be in effect from and after the Effective Time.

The following is a summary comparison of the material differences between the rights of FRSG stockholders under Delaware law and the FRSG organizational documents and the rights FRSG stockholders will have as EO Charging shareholders under Cayman Islands law and the EO Charging Memorandum and Articles of Association following the completion of the Business Combination. The discussion in this section does not include a description of certain other rights or obligations under U.S. and Cayman Islands securities laws or the Listing Rules, many of which are similar to, or have an effect on, matters described herein under Delaware or Cayman Islands law. Such other rights or obligations generally apply equally to FRSG Common Stock and EO Charging Ordinary Shares.

The statements in this section are qualified in their entirety by reference to, and are subject to the detailed provisions of applicable Delaware Law, including the DGCL, applicable Cayman Islands law, including the Companies Act, the FRSG Charter and other organizational documents and the EO Charging Memorandum and Articles of Association that will be in effect from and after the Effective Time. As of the Effective Time, the EO Charging Memorandum and Articles of Association will be substantially in the form set forth in Annex B to this proxy statement/prospectus.

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
Authorized Capital Stock

The authorized capital stock of FRSG consists of 271,000,000 shares, of which (a) 270,000,000 shares have been designated FRSG Common Stock, each having a par value of $0.0001 per share, including (i) 250,000,000 shares of FRSG Class A Common Stock and (ii) 20,000,000 shares of FRSG Class B Common Stock, and (b) 1,000,000 shares of which have been designated FRSG preferred stock (none of which are issued and outstanding) (“FRSG Preferred Stock”), each having a par value of $0.0001 per share.

Under Delaware law, the board of directors without stockholder approval may approve the issuance of authorized but unissued shares of common stock that are not otherwise committed for issuance.

Under the FRSG Charter, the FRSG Board may designate one or more series of FRSG Preferred Stock and establish from time to time the number of shares to

The authorized share capital of EO Charging is US$50,100 divided into 500,000,000 EO Charging Ordinary Shares of a par value of US$0.0001 each, and 1,000,000 EO Charging preferred shares (“EO Charging Preferred Shares”) of a par value of US$0.0001 each.

Under the EO Charging Memorandum and Articles of Association, EO Charging preferred shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the EO Charging Board.

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
be included in each such series, and fix the voting rights, if any, designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Reduction of Capital

Under Delaware law, FRSG, by an affirmative vote of a majority of the FRSG Board, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus capital the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.	Subject to the Companies Act, EO Charging may, by a special resolution passed by not less than two-thirds of votes cast by the shareholders who attend and vote at a general meeting of EO Charging (“Special Resolution”), reduce its share capital and any capital redemption reserve in any manner authorized by law.

Pre-Emptive Rights

FRSG stockholders do not have pre-emptive rights to acquire newly issued shares.	EO Charging shareholders do not have pre-emptive rights to acquire newly issued shares.

Dividends, Distributions, Repurchases and Redemptions

Dividends and Distributions by FRSG

The FRSG Board may set apart out of the funds of FRSG available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Under Delaware law, the FRSG Board may declare and pay dividends to the holders of FRSG’s capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year. The amount of surplus is determined by reference to the current market value of assets less liabilities rather than book value. Dividends may be paid in cash, in shares of FRSG’s capital stock or in other property.

Share Repurchases and Redemptions by FRSG

Under applicable Delaware law, FRSG may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase. If FRSG were to designate and issue shares of a series of FRSG Preferred Stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by a corporation.

Dividends and Distributions by EO Charging

The EO Charging Board may from time to time declare dividends (including interim dividends) and other distributions. No dividend will be paid otherwise than out of profits or, subject to restrictions of Cayman Islands law, the share premium account.

Under Cayman Islands law, EO Charging may declare and pay a dividend on its shares out of either profit or the share premium account. A dividend may not be paid if this would result in EO Charging being unable to pay its debts as they fall due in the ordinary course of business.

Repurchases, Redemptions, and Surrenders of EO Charging Shares

Subject to Cayman Islands law, EO Charging may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the EO Charging Board may agree with the relevant shareholder, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by NASDAQ, the SEC, and/or any other competent authority or otherwise under applicable law. For the avoidance of doubt,

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
redemptions, repurchases and surrenders of shares will not require further approval of the shareholders.
Lien on Shares and Calls on Shares

FRSG has no lien on its outstanding shares under Delaware law and has no outstanding partially paid shares on which it could call for payment.	EO Charging has no lien on its outstanding shares under Cayman Islands law and has no outstanding partially paid shares on which it could call for payment.

Forfeiture of Shares

Not applicable.

If a call or instalment of a call remains unpaid after it has become due and payable, the EO Charging Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by EO Charging by reason of such non-payment. The notice will specify where payment is to be made and state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

If the notice is not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the EO Charging Board. Such forfeiture will include all dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

Appointment of Directors

Under the DGCL, the board of directors must consist of at least one director. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

The FRSG Charter and bylaws provide that the number of directors constituting the FRSG Board is to be not less than one, the number thereof to be determined from time to time by resolution of the FRSG Board. The number of directors is currently 9. The FRSG Board is divided into three classes designated as Class I, Class II and Class III. Under FRSG’s bylaws, directors are elected by a plurality of the votes cast at a meeting for the election of directors where a quorum is present; provided that, prior to the closing of an Initial Business Combination, only the holders of FRSG Class B Common Stock are entitled to vote on the election of directors.

Under the EO Charging Memorandum and Articles of Association, the EO Charging Board will consist of such number of directors as fixed by the directors from time to time (but not less than one (1) director), unless increased or decreased from time to time by the EO Charging Board or EO Charging in general meeting. The number of directors following the Business Combination is expected to be [•]. The directors are divided into three classes designated as Class I, Class II, and Class III. Directors are appointed by a resolution, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of EO Charging (“Ordinary Resolution”).

Rights of FRSG Stockholders	Rights of EO Charging Shareholders

Removal of Directors; Vacancies

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the	The EO Charging Board has the power to appoint any person as a director to fill a casual vacancy on the EO holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

FRSG’s bylaws provide that any vacancy or newly created directorship resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, even if that number is less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the earlier of the expiration of the term of office of the director whom such newly elected director replaced, or a successor is duly elected and qualified, or the earlier of such director’s death, resignation or removal.

Charging Board or as an addition to the existing EO Charging Board, by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the Board, even if less than a quorum. Any vacancy not filled by the directors may be filled by the shareholders by Ordinary Resolution at the next annual general meeting or extraordinary general meeting called for that purpose. Whenever the holders of any class or classes of shares or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected or by the shareholders holding such class or classes of shares or series thereof.

A director may be removed from office by the shareholders by Special Resolution only for cause (“cause” for removal of a director will be deemed to exist only if (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been found by the affirmative vote of a majority of the EO Charging Board at any regular or special meeting of the EO Charging Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of willful misconduct in the performance of such director’s duties to EO Charging in a matter of substantial importance to EO Charging; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a director) at any time before the expiration of his term. If the EO Charging Board makes a determination that removal of a director by the shareholders by Special Resolution is in the best interests of EO Charging the above definition of “cause” will not apply.

Quorum of the Board

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate of incorporation or bylaws require a greater number. The bylaws may lower the	Under the EO Charging Memorandum and Articles of Association, the quorum necessary for the transaction of the business of the EO Charging Board shall be a majority of the authorized number of

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
number required for a quorum to one-third the number of directors, but no less. Under FRSG’s bylaws, quorum necessary for transaction of business by the FRSG Board consists of a majority of the entire FRSG Board.	directors. If at any time there is only a sole director, the quorum shall be one director.

Under the DGCL, the board of directors may take action by the majority vote of the directors present at a meeting at which a quorum is present unless the certificate of incorporation or bylaws require a greater vote.

Duties of Directors

Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.	Under Cayman Islands law, a director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole and to act in the best interests of the company. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Conflicts of Interest of Directors

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or	Under the EO Charging Memorandum and Articles of Association, no director or intending director will be disqualified by his office from contracting with EO Charging either with regard to his tenure or any such other office or place of profit or as vendor, purchaser or otherwise, nor will any such contract or arrangement entered into by or on behalf of EO Charging in which any director is in any way interested, be liable to be avoided, nor will any director so contracting or being so interested be liable to account to EO Charging for any profit realized by any such contract or arrangement by reason of such director holding that office or of the fiduciary relation thereby established.

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
(iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. The mere fact that an interested director is present and voting on a	Under Cayman Islands law, directors must not place themselves in a position in which there is a conflict between their duty to the company and their personal transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

interests. This obligation, however, is often varied by

the articles of association, for example, by permitting the director to vote on a matter in which he has an interest provided that he has disclosed the nature of this interest to the board at the earliest opportunity.

Limitation of Liability and Indemnification of Officers and Directors

Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

FRSG’s bylaws provide for indemnification by FRSG of its directors and officers to the fullest extent permitted by applicable law.

FRSG may be authorized to pay expenses incurred by directors or officers in defending an action, suit or proceeding because that person is a director or officer, including pending or threatened actions, suits or proceedings.

In addition, any director or officer may apply to the Delaware Court of Chancery for indemnification to the extent otherwise permissible under the bylaws. The basis of such indemnification by a court shall be the determination by the court that indemnification is proper in the circumstances because the person has met the applicable standards of conduct set forth in the bylaws.

Expenses shall be paid by FRSG in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by FRSG as authorized in the bylaws.

The DGCL permits indemnification for derivative suits only for expenses (including legal fees) and only if the person is not found liable, unless a court determines the person is fairly and reasonably entitled to the indemnification.

A Cayman Islands company generally may indemnify its directors or officers except with regard to actual fraud or willful default.

To the fullest extent permitted by applicable law, EO Charging will indemnify any current or former director or officer or any person who is serving or has served at the request of EO Charging as a director or officer and any trustee acting in relation to any of the affairs of EO Charging and their respective heirs, executors, administrators and personal representatives (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, demand or proceeding, whether civil, criminal, administrative or investigative (subject to certain exceptions), to which he or she was, is, or is threatened to be made, a party or in which he or she is otherwise involved, (a “proceeding”) by reason of the fact that he or she is or was a Covered Person; provided, however, that such indemnification will not apply for any liability arising out of any actual fraud, willful default or willful neglect of such Covered Person.

To the fullest extent permitted by applicable law, reasonable and documented expenses, including attorneys’ fees, incurred by a Covered Person in defending any proceeding for which indemnification is permitted will be paid by EO Charging in advance of the final disposition of such proceeding upon receipt by the EO Charging Board of an undertaking by or on behalf of such Covered Person to repay such amount (without interest) if it is determined in a final

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
Limitation on Director Liability Under Delaware law, a corporation may include in its certificate of incorporation a provision that limits or	non-appealable order of a court of competent jurisdiction that he or she is not entitled to be indemnified by EO Charging.

eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for: any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemptions; or any transaction in which the director derives an improper personal benefit.

The FRSG Charter includes such a provision.

Limitation on Director and Officer Liability

To the fullest extent permitted by applicable law, no director, officer of EO Charging or trustee acting in relation to any of the affairs of EO Charging will be personally liable to EO Charging or its shareholders for any loss arising or liability attaching to such director, officer or trustee by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such director, officer or trustee may be guilty in relation to EO Charging; provided, however, that such limitation does not apply to liability arising from any actual fraud, willful default or willful neglect of such director, officer or trustee.

No person will be found to have committed actual fraud, willful default or willful neglect unless or until a court of competent jurisdiction makes a final non-appealable finding to that effect.

Annual Meetings

Under the DGCL, an annual stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws.

Under Delaware law, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under FRSG’s bylaws, an annual meeting of stockholders shall be held at a place and time designated by the FRSG Board.

There is no obligation for EO Charging to hold an annual general meeting of EO Charging under either Cayman Islands law or the EO Charging Memorandum and Articles of Association.

Rights of FRSG Stockholders	Rights of EO Charging Shareholders

Special/Extraordinary General Meetings

Under Delaware law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.	The EO Charging Memorandum and Articles of Association provides that extraordinary general meeting may be called by a majority of the EO Charging Board or by the chairman of the EO Charging Board.
FRSG’s bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, Chief Executive Officer, or the FRSG Board pursuant to a resolution adopted by a majority of the FRSG Board.

Record Date; Notice Provisions

Under FRSG’s bylaws, the FRSG Board of directors may fix, in advance, a record date, not be more than 60 nor less than 10 days before the date of the meeting, nor more than 10 days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the FRSG Board, nor more than 60 days prior to any other action. Notice need not be given of an adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Under Delaware law, written notice of general and special meetings of FRSG stockholders must be given not less than 10 nor more than 60 days before the date of the meeting.

Under the EO Charging Memorandum and Articles of Association, at least ten (10) calendar days’ notice (but not more than sixty (60) calendar days’ notice) will be given for any general meeting.

For the purpose of determining shareholders entitled to notice of, or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of shareholders for any other purpose, the EO Charging Board may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of NASDAQ, the SEC and/or any other competent regulatory authority or otherwise under applicable law, provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.

In lieu of, or apart from, closing the register of members, the EO Charging Board may fix in advance or arrears a date as the record date for any such determination of shareholders entitled to notice of, or to vote at any meeting of the shareholders or any adjournment thereof, or for the purpose of determining the shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of shareholders for any other purpose.

If the register of members is not so closed and no record date is fixed for the determination of shareholders entitled to notice of, or to vote at, a meeting of shareholders or shareholders entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the EO Charging Board resolving to pay such dividend or other

Rights of FRSG Stockholders	Rights of EO Charging Shareholders

distribution is passed, as the case may be, shall be the record date for such determination of shareholders.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made, such determination shall apply to any adjournment thereof.

Advance Notice of Director Nominations and Other Proposals

Under FRSG’s bylaws, nominations of persons for election to the FRSG Board and the proposal of business to be considered by the stockholders may be made at an annual meeting, or special meeting, of FRSG stockholders (1) by or at the direction of the FRSG Board, (2) or by any stockholder of FRSG who is entitled to vote at the meeting with respect to the election of directors who complies with the notice procedures set forth below.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (2) of the preceding paragraph, the stockholder must have given timely notice thereof in writing to the secretary of FRSG and such business must be a proper subject for stockholder action under Delaware law. To be timely, a stockholder’s notice must be received by the secretary of FRSG at the principal executive office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made FRSG. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of FRSG that are owned beneficially or of record by the person, and (d) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder,

No business may be transacted at any general meeting, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the EO Charging Board (or any duly authorized committee thereof), (ii) otherwise properly brought before an annual general meeting by or at the direction of the EO Charging Board (or any duly authorized committee thereof), or (iii) otherwise properly brought before an annual general meeting by any shareholder of the EO Charging who (1) is a shareholder of record on both (x) the date of the giving of the notice by such shareholder and (y) the record date for the determination of shareholders entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in the EO Charging Memorandum and Articles of Association, including, among others, the requirement that such shareholder’s notice be delivered to EO Charging at the principal executive offices of EO Charging not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting. If EO Charging’s annual general meeting occurs on a date more than thirty (30) days earlier or later than EO Charging’s prior year’s annual general meeting, then the EO Charging Board will determine a date a reasonable period prior to EO Charging’s annual general meeting by which date the shareholders notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication must occur at least ten (10) days prior to the date set by the EO Charging Board.

To be in proper written form, a shareholder’s notice to EO Charging must set forth as to such matter such shareholder proposes to bring before the annual general meeting: (i) a reasonably brief description of the business desired to be brought before the annual general meeting; (ii) the name and address, as they appear on EO Charging’s register of members, of the shareholder proposing such business and any Member Associated Person (as defined below); (iii) the class or series and number of EO Charging shares

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
without regard to the application of the Exchange Act to either the nomination or FRSG; and (ii) as to the stockholder giving the notice, (a) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the	that are held of record or are beneficially owned by such shareholder or any Member Associated Person and any derivative positions held or beneficially held by the shareholder or any Member Associated Person; (iv) whether and the extent to which any proposal is made, (b) the class or series and number of shares of capital stock of FRSG that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (c) a description of all arrangements or understandings between such stockholder and beneficial owner, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (e) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. FRSG may require any proposed nominee to furnish such other information as may reasonably be required by FRSG to determine the eligibility of such proposed nominee to serve as a director of FRSG. No person shall be eligible for election as a director of FRSG unless nominated in accordance with the above procedures.

hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Member Associated Person with respect to any securities of EO Charging, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares); (v) any material interest of the shareholder or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such shareholders or between or among any proposing shareholders and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and (vi) a statement as to whether such shareholder or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of EO Charging’s voting shares required under rules and regulations of the NASDAQ, the SEC and/or any other competent regulatory authority or otherwise under applicable law to carry the proposal.

“Member Associated Person” of any shareholder means (x) any affiliate; or person acting in concert with, such shareholder, (y) any beneficial owner of shares of EO Charging owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y).

Quorum at Meetings

Under the DGCL, quorum for a stock corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or bylaws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote.

Under FRSG’s bylaws, a quorum consists of the presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote at the meetings of the stockholders.

The EO Charging Memorandum and Articles of Association provides that business may only be transacted at a general meeting if a quorum is present, such quorum being the presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding share capital entitled to vote at the meeting.

Rights of FRSG Stockholders	Rights of EO Charging Shareholders

Voting Rights

Each share of FRSG Common Stock entitles the holders thereof to one vote. Shares of a series of FRSG Preferred Stock designated by the FRSG Board would have such voting rights as are specified in the resolution designating such series.

Under FRSG’s bylaws, except as otherwise required by law, or by the FRSG Charter, all matters, other than the election of directors, presented to the stockholders at a meeting shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote thereon.

Each share of EO Charging Ordinary Share entitles the holders thereof to one vote. Shares of a series of EO Charging preferred shares designated by the EO Charging Board would have such voting rights as are specified in the resolution designating such series.

Action by Written Consent

Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.

Under the FRSG’s bylaws, no action that is required or permitted to be taken by the stockholders of the FRSG at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting other than as noted in the bylaws.

Under the EO Charging Memorandum and Articles of Association, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) will be as valid and effective as if the resolution had been passed at a general meeting of EO Charging duly convened and held.

Derivative or Other Suits

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Maples and Calder (Cayman) LLP, EO Charging’s Cayman Islands legal counsel is not aware of any reported class action having been brought in a Cayman Islands court.

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) EO Charging’s officers or directors usually may not be brought by a shareholder. However, based on Cayman Islands authorities and English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
• the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•  those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against EO Charging where the individual rights of that shareholder have been infringed or are about to be infringed.

Inspection of Books and Records

Under Delaware law, a stockholder of a Delaware corporation has the right to inspect the corporation’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder.	Under the EO Charging Memorandum and Articles of Association, the directors will determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of EO Charging or any of them will be open to the inspection of shareholders not being directors and no shareholder (not being a director) will have any right of inspecting any account or book or document of EO Charging except as conferred by the Cayman Islands law or authorized by the EO Charging Board.

Appraisal Rights

Under Delaware law, holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation have the right, in certain circumstances, to dissent from such merger or consolidation by demanding payment in cash for their shares equal to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the surviving or resulting corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares being issued. No appraisal rights are available for shares of any class or series of stock that are listed on a national securities exchange or held of record by more than 2,000 holders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than: shares of stock of the surviving corporation; shares of stock of another corporation, which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 holders; cash in lieu of fractional

There are no appraisal rights under Cayman Islands law.

Also under the Cayman Islands Companies Act, no dissenter rights are available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent in accordance with the Cayman Islands Companies Act, unless holders of such shares are required by the terms of a plan of merger or consolidation to accept for such shares anything except (a) share of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts; or (d) any combination of the shares, depository receipts and

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
shares of the stock described in the first two points above; or some combination of the above.	cash in lieu of fractional shares or fractional depository receipts.
In addition, appraisal rights are not available for stockholders of a surviving corporation in a merger if the merger did not require the vote of the stockholders of the surviving corporation.

Business Combinations and Anti-Takeover Measures

Business Combinations

Under Delaware law, with limited exceptions, a merger, consolidation or sale of all or substantially all of the assets of FRSG must be approved by the FRSG Board and a majority of the issued and outstanding shares entitled to vote and cast thereon.

Anti-Takeover Measures

Under Delaware law, certain anti-takeover provisions apply to FRSG as a publicly-traded company that may have the effect of making it more difficult for a third party to acquire FRSG. In particular, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless, among other exceptions, prior to such time the FRSG Board of the corporation approved either the relevant business combination or the transaction that resulted in such stockholder becoming an interested stockholder.

In addition, under the FRSG Charter and bylaws, certain provisions may make it difficult for a third party to acquire FRSG, or for a change in the composition of the FRSG Board or management to occur, including the authorization of “blank check” FRSG Preferred Stock, the terms of which may be established and shares of which may be issued without stockholder approval; the absence of cumulative voting rights, which allows the holders of a majority of the shares of FRSG Common Stock to elect all of the directors standing for election; and the establishment of advance notice requirements for nominations for election to the FRSG Board or for proposing matters that can be acted upon at stockholder meetings.

Mergers and Consolidations

Under the EO Charging Memorandum and Articles of Association, EO Charging will, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies, upon such terms as the directors may determine.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Anti-Takeover Measures

Under the EO Charging Memorandum and Articles of Association, certain provisions may make it difficult for a third party to acquire EO Charging, or for a change in the composition of the EO Charging Board or management to occur, including the authorization of “blank check” EO Charging preferred shares, the terms of which may be established and shares of which may be issued without shareholder approval; the absence of cumulative voting rights, which allows the holders of a majority of the EO Charging Ordinary Shares to elect all of the directors standing for appointment; and the establishment of advance notice requirements for nominations for appointment to the EO Charging Board or for proposing matters that can be acted upon at general meetings.

Rights Agreement

FRSG has adopted a registration rights agreement, which will be amended and restated at the Closing.	Not applicable.

Rights of FRSG Stockholders	Rights of EO Charging Shareholders

Creation of a New Class or Series of Shares

Under the FRSG Charter, the FRSG Board may designate a new series of FRSG Preferred Stock, which	Under the EO Charging Memorandum and Articles of Association, the EO Charging Board may create
may have terms different than outstanding shares, without stockholder approval. Such designation would specify the number of shares of any class or series and determine the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series.	one or more series of EO Charging preferred shares and, with respect to each such series, fix by resolution or resolutions, without any further vote or action by the shareholders of EO Charging providing for the issue of such shares: (a) the number of shares to constitute such series and the distinctive designation thereof; (b) the dividend rate on such shares, the dividend payment dates, the periods in respect of which dividends are payable, and the date or dates from which dividends will accumulate; (c) whether such shares will be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of shares, and related terms; (d) the preferences and amounts such shares will be entitled to receive upon winding up of EO Charging; (e) the voting power of such shares; (f) the transfer restrictions and rights of first refusal with respect to such shares; and (g) such other terms, conditions, special rights and provisions as may seem advisable to the directors.

Amendment to Organizational Documents

Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the FRSG Board of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

FRSG’s bylaws provide that they may be amended by the approval of the FRSG Board, or of the holders of a

Amendment of any provision of the EO Charging Memorandum and Articles of Association requires a Special Resolution under the EO Charging Memorandum Articles of Association and Cayman Islands law.

Rights of FRSG Stockholders	Rights of EO Charging Shareholders
majority of the outstanding capital stock entitled to vote in the election of directors.
Dissolution

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation’s stockholders.

Upon dissolution, after satisfaction of the claims of creditors, the assets of FRSG would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of FRSG Preferred Stock may have to preferred distributions upon dissolution or liquidation of the corporation.

Under Cayman Islands law, EO Charging may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

If EO Charging is wound up, the liquidator will apply the assets of the EO Charging in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any EO Charging shares, in a winding up: (a) if the assets available for distribution amongst the shareholders are insufficient to repay the whole of EO Charging’s issued share capital, such assets will be distributed so that, as nearly as may be, the losses will be borne by the shareholders in proportion to the par value of the EO Charging shares held by them; or (b) if the assets available for distribution amongst the shareholders are more than sufficient to repay the whole of the EO Charging’s issued share capital at the commencement of the winding up, the surplus will be distributed amongst the shareholders in proportion to the par value of the EO Charging shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to EO Charging for unpaid calls or otherwise.

Listing

FRSG Common Stock is currently listed on the NASDAQ under the ticker symbol “FRSGU,” “FRSG” and “FRSGW”.	EO Charging intends to apply to list EO Charging Ordinary Shares and EO Charging Warrants on NASDAQ upon the Closing under the ticker symbols “EOC” and “EOCW,” respectively.

Status as a Blank Check Company

The FRSG Charter and FRSG’s bylaws set forth various provisions related to FRSG’s status as a blank check company prior to the consummation of an Initial Business Combination.	The EO Charging Memorandum and Articles of Association does not include such provisions since EO Charging will not be a blank check company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FRSG Relationships and Related Party Transactions

Founder Shares

On January 22, 2021, FRSG issued an aggregate of 5,750,000 FRSG Founder Shares to FRSG Sponsor for a capital contribution of $25,000, or approximately $0.004 per share. The number of FRSG Founder Shares issued was determined based on the expectation that such FRSG Founder Shares would represent 20% of the outstanding shares upon completion of the FRSG IPO. In April 2021, FRSG Sponsor forfeited an aggregate of 189,011 FRSG Founder Shares.

FRSG Sponsor and FRSG’s officers and directors have waived their redemption rights with respect to any FRSG Founder Shares and any FRSG public shares held by them in connection with the completion of an Initial Business Combination. If an Initial Business Combination is not completed by the Deadline Date, FRSG Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to any FRSG Founder Shares held by it.

FRSG Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the FRSG Founder Shares until the earlier to occur of (i) one year after the completion of the Initial Business Combination or (ii) subsequent to the Initial Business Combination, (x) if the last sale price of FRSG Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination or (y) the date on which FRSG completes a liquidation, merger, stock exchange or other similar transaction that results in all of FRSG stockholders having the right to exchange their shares of FRSG Common Stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the FRSG IPO, FRSG Sponsor purchased 5,132,527 FRSG private placement warrants at a price of $1.50 per warrant, for an aggregate purchase price of $7.7 million. Each whole FRSG private placement warrant is exercisable for one share of FRSG Class A Common Stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the FRSG private placement warrants were added to the proceeds from the FRSG IPO held in the Trust Account. If FRSG does not complete an Initial Business Combination by the Deadline Date, the proceeds from the sale of the FRSG private placement warrants held in the Trust Account will be used to partially fund the redemption of the FRSG public shares (subject to the requirements of applicable law), and the FRSG private placement warrants and all underlying securities will expire worthless. The FRSG private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers of the FRSG private placement warrants or their permitted transferees.

FRSG Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their FRSG private placement warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans and Advances

FRSG’s liquidity needs up to the FRSG IPO were satisfied through the receipt of a $25,000 capital contribution from FRSG Sponsor in exchange for the issuance of FRSG Founder Shares to FRSG Sponsor and a loan from FRSG Sponsor for an aggregate amount of up to $300,000 to cover organizational expenses and expenses related to the FRSG IPO pursuant to the Note. FRSG borrowed approximately $66,000 under the Note and fully repaid the balance on March 9, 2021. Subsequent to the consummation of the FRSG IPO, FRSG’s liquidity needs have been satisfied through the net proceeds of approximately $1.5 million from the FRSG private placement warrants held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with an intended Initial Business Combination, FRSG Sponsor or an affiliate of FRSG Sponsor or certain of FRSG’s officers and directors may, but are not obligated to, loan FRSG funds as may be required. If FRSG completes an Initial Business Combination, FRSG will repay such loaned amounts. In the event that an Initial Business Combination does not close, FRSG may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants of the post-business combination company at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the FRSG private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the Initial Business Combination, FRSG does not expect to seek loans from parties other than FRSG Sponsor or an affiliate of FRSG Sponsor as FRSG does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. As of September 30, 2021, there were no amounts outstanding under any working capital loans.

Registration Rights

Concurrently with the Closing, FRSG Sponsor, EO Charging and other parties listed therein, including Juuce shareholders that executed the Acquisition Agreements, will enter into the Registration Rights Agreement, pursuant to which EO Charging will agree that, within 30 calendar days after the Closing, EO Charging will file with the SEC (at EO Charging’s sole cost and expense) a Resale Registration Statement registering the resale of certain securities held by or issuable to certain existing stockholders of FRSG and Juuce, and EO Charging will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders can demand EO Charging’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on August 12, 2021, FRSG Sponsor entered into a letter agreement with FRSG and each member of the FRSG Board, pursuant to which, among other things, FRSG Sponsor agreed to (i) waive the anti-dilution rights set forth in the FRSG Charter with respect to FRSG Founder Shares held by it, (ii) vote all the FRSG Class A Common Stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the Business Combination, (iii) not transfer the Founder Shares until the earlier of the Closing and any valid termination of the Business Combination Agreement; and (iv) subject 20% of the total EO Charging Ordinary Shares issued to FRSG Sponsor as part of the Business Combination to potential forfeiture if, within five years of Closing, the volume weighted average price of the EO Charging Ordinary Shares does not equal or exceed $12.50 per share for any 20 trading days within any 30 consecutive trading day period (or a change of control of Charging does not occur during such period).

Juuce Relationships and Related Party Transactions

Acquisition Agreements

Concurrently with the execution of the Business Combination Agreement, certain Juuce shareholders executed and delivered to FRSG acquisition agreements, pursuant to which, among other things, (i) EO Charging agreed to purchase shares held by such Juuce shareholders, (ii) such Juuce shareholders agreed to contribute and assign their Juuce Shares and exercise their rights under Juuce’s articles of association and shareholder agreement to cause the other shareholders of Juuce to contribute and assign, their Juuce Shares to EO Charging, in accordance with the terms of the Business Combination Agreement and (iii) Juuce, EO Charging and each Juuce shareholder that executed an Acquisition Agreement agreed to use reasonable best efforts, including taking all necessary action, to cause one nominee designated by FRSG Sponsor to be elected to serve as a director on the board of directors of EO Charging during the Lock-up Period (as that term is defined in the Registration Rights Agreement) as it pertains to FRSG Sponsor.

Shareholders’ Agreement

In connection with the initial investment made by REEIF in June 2018, Juuce and the Juuce shareholders entered into a Shareholders’ Agreement which provided for, among other things, the terms and conditions of REEIF’s subscription, certain matters in connection with the running of the business (including board composition, remuneration and audit committees, business plans and the requirement for REEIF consent to certain reserved matters) and certain matters governing the relationship between the shareholders (including provisions relating to exit and refinance). The shareholders’ agreement also replicated certain provisions of the articles of association.

Pursuant to the Business Combination Agreement, Juuce has agreed to terminate the Shareholders’ Agreement at the Closing or immediately after the Closing such that neither EO Charging nor any of its subsidiaries has any liability or obligation following the Closing.

Subscription Agreement

On February 21, 2020, Juuce, REEIF and certain Juuce shareholders, including two directors (Karen Tew and Charlie Jardine) entered into a subscription agreement to effect a capital raising in a total aggregate amount of £1,745,185.15 based on a per share valuation of £1080.61. All of the existing shareholders of Juuce were invited to participate in the subscription on the same terms, although not all elected to do so.

CCS Purchase Agreement

On February 21, 2020, Juuce acquired the business of the partnership of Cambridge Computer Services (“CCS”). The consideration for the acquisition was £500,000 satisfied by the issue of new shares in the company at a per share valuation of £1080.61. One of the sellers was an existing shareholder (“IF”) in Juuce and the other became a shareholder and employee of Juuce following the acquisition.

IT Services Agreement

In connection with the CCS Purchase Agreement, Juuce entered into an IT Services Agreement with Cambridge Computer Systems Limited for the provision of server hosting services, which is wholly owned by IF and his wife. The services were provided at prevailing market rates. The agreement was terminated on February 20, 2021.

Personal Guarantees

On April 23, 2018 and on April 15, 2019, Juuce entered into leases in respect of (a) the ground floor and (b) first floor offices at Tomo House, Tomo Road, Stowmarket, IP14 5AY respectively. John Jardine guaranteed as principal debtor under each lease to pay rents and other sums due under the lease on the due date and observe and perform the obligations under the lease subject to a maximum liability of £22,000 under the ground floor lease of 2018 and £15,000 under the first floor lease of 2019. Both leases contain release provisions which will allow the personal guarantee to be released on provision by Juuce of a rent deposit deed in an amount equal to three months’ rent passing under the respective lease. These personal guarantees have been released.

John Jardine has personally guaranteed obligations under hire agreements for (a) a Renault Zoe 80kW, the rental period for which ends on January 21, 2022; and (b) an MG ZS EV Excite the rental period for which ends on March 19, 2023. While there is no contractual obligation on the lenders to release such personal guarantees, Juuce intends to explore the possibilities for release of the guarantees, including by early termination of the rental agreements if necessary.

Investor Director Fee

Pursuant to clause 3.18 of the Shareholders’ Agreement, Juuce is obliged to pay to Zouk Capital as duly appointed manager of REEIF a fee in respect of the services of Colin Campbell, a director of Juuce, in a sum of £25,000 (plus VAT if applicable) indexed per annum. The obligation to make this payment will terminate on termination of the Shareholders’ Agreement.

BENEFICIAL OWNERSHIP OF EO CHARGING SECURITIES

The following table sets forth information regarding the expected beneficial ownership of EO Charging Ordinary Shares immediately following the consummation of the Business Combination, assuming that no FRSG public shares are redeemed, and alternatively the maximum number of shares of FRSG are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding EO Charging Ordinary Shares;

•	each of FRSG’s and Juuce’s named executive officers and directors;

•	each person who will become an executive officer or director of EO Charging post-Business Combination; and

•	all current executive officers and directors of FRSG, as a group pre-Business Combination and all executive officers and directors on the EO Charging Board post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of FRSG Common Stock prior to the Business Combination is based on 27,804,944 shares of FRSG Class A Common Stock and FRSG Class B Common Stock (including FRSG Founder Shares) issued and outstanding in the aggregate as of                , 2021.

The beneficial ownership of Juuce Shares prior to the Business Combination is based on 19,654 Juuce Shares outstanding, which includes 6,403 Class A ordinary shares of Juuce, 9,847 Class B ordinary shares Juuce, and 3,404 Class C ordinary shares of Juuce.

The beneficial ownership information below for the Juuce Shares excludes the (i) 860 Class C ordinary shares of Juuce issuable upon exercise of the Juuce options, because these securities are not exercisable within 60 days of                , 2021 and are contingent upon the occurrence of the Closing, and (ii) 992 Class C ordinary shares of Juuce subject to the warrant to purchase Class C ordinary shares of Juuce held by the Warrantholder that are vested or will vest and are or will become exercisable immediately prior to the Business Combination.

The expected beneficial ownership of EO Charging Ordinary Shares immediately following the consummation of the Business Combination, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions set forth under “Certain Defined Terms.”

Unless otherwise indicated and subject to applicable community property laws, EO Charging believes that all persons named in the table below have sole voting and investment power with respect to all shares of FRSG Common Stock and Juuce Shares, respectively, beneficially owned by them. Unless otherwise indicated, the address of each director and executive officer of FRSG is c/o First Reserve Sustainable Growth Corp., 262 Harbor Drive, Third Floor, Stamford, CT 06902 and the address of each other person named below is c/o EO Charging, is Tomo House, Tomo Road, Stowmarket, Suffolk, IP14 5AY.

The following table does not reflect record or beneficial ownership of the FRSG warrants or the FRSG private placement warrants.

					After the Business Combination
	Prior to the Business Combination		Prior to the Business Combination		Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owners(1)	Number of shares of FRSG Common Stock	%	Number of Juuce Ordinary Shares	%	Number of Ordinary Shares of EO Charging	%	Number of Ordinary Shares of EO Charging	%
Five Percent Holders of FRSG
First Reserve Sustainable Growth Sponsor, LLC (2)(3)	5,560,989	20.0%	—	—	5,560,989	7.2%	5,560,989	7.8%
Directors and Executive Officers of FRSG
Alex T. Krueger	—	—	—	—	—	—	—	—
Neil A. Wizel	—	—	—	—	—	—	—	—
Thomas S. Amburgey	—	—	—	—	—	—	—	—
Gary D. Reaves	—	—	—	—	—	—	—	—
E. Perot Bissell	—	—	—	—	—	—	—	—
Mary Anne Brelinsky	—	—	—	—	—	—	—	—
Amy Francetic	—	—	—	—	—	—	—	—
Adam Grosser	—	—	—	—	—	—	—	—
Marvin Odum	—	—	—	—	—	—	—	—
All Directors and Executive Officers of FRSG as a Group (9 Individuals)	—	—	—	—	—	—	—	—
Five Percent Holders of Juuce
REEIF EO 1 S.a r.l.(4)	—	—	6,403	32.6%	8,586,392	10.9%	17,715,023	24.4%
Charles Jardine(5)	—	—	6,074	30.9%	20,058,614	25.4%	16,804,787	23.2%
John Jardine(6)	—	—	4,810	24.5%	13,951,178	17.7%	13,307,709	18.4%
Directors and Executive Officers of Juuce:
Charles Jardine(5)	—	—	6,074	30.9%	20,058,614	25.4%	16,804,787	23.2%
John Jardine(6)	—	—	4,810	24.5%	13,951,178	17.7%	13,307,709	18.4%
Karen Tew(7)	—	—	46	*	747,548	*	893,636	1.2%
Colin Campbell	—	—	—	—	—	—	—	—
Steve Horley	—	—	168	*	388,818	*	464,801	*
Directors and Executive Officers of EO Charging After Consummation of the Business Combination
Charles Jardine(5)	—	—	6,074	30.9%	20,058,614	25.4%	16,804,787	23.2%
Thomas S. Amburgey	—	—	—	—	—	—	—	—
Colin Campbell	—	—	—	—	—	—	—	—
Steve Horley	—	—	168	*	388,818	*	464,801	*
Mark L. Joseph	—	—	—	—	—	—	—	—
Thomas vonReichbauer	—	—	—	—	—	—	—	—

*	Less than one percent.
(1)

The beneficial ownership of FRSG Common Stock prior to the Business Combination is based on 27,804,944 shares of FRSG Common Stock outstanding at                , 2021, of which 22,243,955 are shares of FRSG Class A Common Stock and 5,560,989 are shares of FRSG Class B Common Stock.

The beneficial ownership of Juuce Shares prior to the Business Combination is based on 19,654 Juuce Shares outstanding at , 2021, which includes 6,403 Class A ordinary shares of Juuce, 9,847 Class B ordinary shares of Juuce, and 3,404 Class C ordinary shares of Juuce.

(2)

Interests shown consist solely of FRSG Founder Shares, classified as shares of FRSG Class B Common Stock. Such shares will automatically convert into shares of FRSG Class A Common Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. Amounts shown after the Business Combination include the Earnout Shares.

(3)

FRSG Sponsor is the record holder of the shares reported herein. FRSGC Management Company LLC is the sole managing member of First Reserve Sustainable Growth Sponsor LLC. Alex T. Krueger, Neil A. Wizel and Gary D. Reaves are managers of FRSGC Management Company LLC and share voting and investment discretion with respect to the shares held of record by FRSG Sponsor. As such, these individuals may be deemed to have or share beneficial ownership of the shares held directly by FRSG Sponsor. Each such person disclaims any such beneficial ownership.

(4)

The securities are held by REEIF EO 1 S.a r.l., a société à responsibilité limitée existing under the laws of the Grand Duchy of Luxembourg. The address is c/o Zouk Capital LLP, 3rd Floor, 100 Brompton Road, London SW3 1ER, United Kingdom.

(5)

Includes 5,037 Class B ordinary shares of Juuce owned by Charles Jardine and 1,037 Class B ordinary shares of Juuce owned by Mary Jardine, in each case prior to the Business Combination. Includes the 20,058,614 EO Charging Ordinary Shares to be owned by Charles Jardine and 2,946,978 EO Charging Ordinary Shares to be owned by Mary Jardine, in each case after the Business Combination under the No Redemptions scenario. Includes the 18,458,991 EO Charging Ordinary Shares to be owned by Charles Jardine and 2,869,043 EO Charging Ordinary Shares to be owned by Mary Jardine, in each case after the Business Combination under the Maximum Redemptions scenario.

(6)

Includes the 3,773 Class B ordinary shares of Juuce owned by John Jardine and 1,037 Class B ordinary shares of Juuce owned by Mary Jardine, in each case prior to the Business Combination. Includes the 13,951,178 EO Charging Ordinary Shares to be owned by John Jardine and 2,946,978 EO Charging Ordinary Shares to be owned by Mary Jardine, in each case after the Business Combination under the No Redemptions scenario. Includes the 14,617,673 EO Charging Ordinary Shares to be owned by John Jardine and 2,869,043 EO Charging Ordinary Shares to be owned by Mary Jardine, in each case after the Business Combination under the Maximum Redemptions scenario.

(7)	Includes the Class C ordinary shares of Juuce issuable upon exercise of the Juuce options held by Karen Tew.

PRICE RANGE OF SECURITIES

EO Charging

Price Range of EO Charging’s Securities

Historical market price information regarding EO Charging is not provided because there is no public market for its securities.

EO Charging has not paid any cash dividends on the EO Charging Ordinary Shares to date.

FRSG

Price Range of FRSG’s Securities

The following table sets forth, for the period indicated, the high and low sales prices per FRSG unit, share of FRSG Class A Share and FRSG warrant as reported on NASDAQ for the periods presented:

Fiscal Year 2021	FRSG Units (FRSGU)		FRSG Class A Common Stock (FRSG)		FRSG Warrants (FRSGW)
	High	Low	High	Low	High	Low
Quarter ended March 31, 2021	$10.37	$9.78	$—	$—	$—	$—
Quarter ended June 30, 2021	$10.15	$9.90	$10.10	$9.50	$1.35	$0.76
Quarter ended September 30, 2021	$10.17	$9.92	$9.96	$9.60	$1.45	$0.55

On August 11, 2021, the last trading date before the public announcement of the Business Combination, FRSG units, FRSG Class A Common Stock and FRSG warrants closed at $9.97, $9.66 and $1.09, respectively.

Juuce

Price Range of Juuce Securities

Historical market price information regarding Juuce is not provided because there is no public market for its securities.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

FRSG is asking its stockholders to approve the Business Combination Agreement and the Business Combination. FRSG stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the sections above entitled “The Business Combination” and “The Business Combination Agreement and Related Agreements” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal at the FRSG special meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) will be approved and adopted only if FRSG obtains the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote at the FRSG special meeting, voting as a single class. Failure to vote by proxy or to vote online at the FRSG special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this Proposal.

FRSG Sponsor, and FRSG’s directors and officers agreed to vote any shares of FRSG Class A Common Stock and FRSG Class B Common Stock owned by them in favor of the Business Combination.

Recommendation of the FRSG Board

THE FRSG BOARD RECOMMENDS THAT FRSG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 —THE CHARTER PROPOSALS

Overview

As required by applicable SEC guidance, FRSG is requesting that the FRSG stockholders vote upon, on a non-binding advisory basis, separate proposals to approve the following governance provisions contained in the EO Charging Memorandum and Articles of Association that materially affect FRSG stockholder rights:

1.

the authorized share capital of the new public entity will be US$50,100 consisting of 500,000,000 ordinary shares, par value US$0.0001 per share, and 1,000,000 preferred shares, par value US$0.0001 per share, as opposed to 250,000,000 authorized shares of FRSG Class A Common Stock, 20,000,000 authorized shares of FRSG Class B Common Stock and 1,000,000 authorized shares of undesignated preferred stock (the “Authorized Share Proposal”);

2.

a director may be removed by Special Resolution only for cause, as opposed to with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors (the “Director Removal Proposal”);

3.

any provision of the EO Charging Memorandum and Articles of Association may be amended by Special Resolution, as opposed to by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote (the “Amendment Proposal”); and

4.

EO Charging’s constitutional documents will not include the various provisions applicable only to special purpose acquisition companies that FRSG’s amended and restated certificate of incorporation contains (the “Additional Charter Proposal” and together with the Authorized Share Proposal, the Director Removal Proposal and the Amendment Proposal, the “Charter Proposals”)

Regardless of the outcomes of the non-binding advisory votes on the Charter Proposals, the EO Charging Memorandum and Articles of Association will take effect upon the consummation of the Business Combination. There are certain differences in the rights of FRSG stockholders prior to the Business Combination and under the FRSG Charter and FRSG’s bylaws and the rights of EO Charging shareholders after the Business Combination under the EO Charging Memorandum and Articles of Association. For more information please see the section entitled “Comparison of Shareholder Rights.”

The full text of the EO Charging Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

The Charter Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The approval of the Charter Proposals requires the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote thereon at the FRSG and actually cast thereon at the FRSG special meeting, voting as a single class. Failure to vote by proxy or to vote online at the FRSG special meeting or an abstention from voting will have no effect on the outcome of the vote on the Charter Proposals.

Recommendation of the FRSG Board

THE FRSG BOARD RECOMMENDS THAT FRSG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the FRSG Board to adjourn the FRSG special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal. The Adjournment Proposal will only be presented to FRSG stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. If the FRSG stockholders approve the Adjournment Proposal, FRSG may adjourn the FRSG special meeting and any adjourned session of the FRSG special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from FRSG stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by FRSG stockholders, the FRSG Board may not be able to adjourn the FRSG special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the FRSG special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of FRSG Class A Common Stock and FRSG Class B Common Stock entitled to vote and actually cast thereon at the FRSG special meeting, voting as a single class. Failure to vote by proxy or to vote online at the FRSG special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the FRSG Board

THE FRSG BOARD RECOMMENDS THAT FRSG STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

Maples and Calder (Cayman) LLP, Cayman Islands legal counsel to EO Charging, has provided a legal opinion for EO Charging regarding the validity of the EO Charging Ordinary Shares and EO Charging Warrants offered by this document.

EXPERTS

The financial statements of FRSG as of January 22, 2021, and for the period January 22, 2021 (inception) through January 22, 2021, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is included herein which contains an explanatory paragraph relating to substantial doubt about the ability of FRSG to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Juuce Limited as at December 31, 2020, December 31, 2019 and January 1, 2019 and for each of the two years in the period ended December 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding Juuce Limited’s ability to continue as a going concern), appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, Ipswich, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

HOUSEHOLDING INFORMATION

Unless FRSG has received contrary instructions, FRSG may send a single copy of this proxy statement/prospectus to any household at which two or more FRSG stockholders reside if FRSG believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce FRSG’s expenses. However, if stockholders prefer to receive multiple sets of FRSG’s disclosure documents at the same address, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of FRSG’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact FRSG at its offices at 262 Harbor Drive, Third Floor, Stamford, Connecticut 06902 or its telephone number at (203) 661-6601 to inform FRSG of his or her request; or

•	If a bank, broker or other nominee holds the shares, the FRSG stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for FRSG securities is Continental Stock Transfer & Trust Company.

The transfer agent for EO Charging securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Every EO Charging shareholder is entitled to receive notice of, attend and vote at general meetings of EO Charging and to receive all notices, accounts and other documents required to be sent to EO Charging shareholders under the EO Charging Memorandum and Articles of Association, the Companies Act and the Listing Rules. Under the EO Charging Memorandum and Articles of Association, EO Charging must give at least 10 calendar days’ notice (but not more than sixty (60) calendar days’ notice) of a general meeting. While EO Charging is listed on NASDAQ, notice must be given within any time limits prescribed by the Listing Rules.

Unless the Companies Act provides otherwise, no business may be transacted at a general meeting unless the general nature of the business is stated in the notice calling the meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

The FRSG Board is aware of no other matter that may be brought before the FRSG special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the FRSG special meeting.

If the Business Combination is consummated, you will be entitled to attend and participate in EO Charging’s annual general meetings of shareholders. If EO Charging holds a 2021 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual general meeting will be held.

WHERE YOU CAN FIND MORE INFORMATION

FRSG files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FRSG’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. This proxy statement/prospectus is available without charge to FRSG stockholders upon written or oral request. If you would like additional copies of this proxy statement/prospectus or FRSG’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the Proposals to be presented at the FRSG special meeting, you should contact FRSG’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at

(203) 658-9400)

Email: FRSG.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a FRSG stockholder and would like to request documents, please do so by                , 2021, in order to receive them before the FRSG special meeting. If you request any documents from FRSG, FRSG will mail them to you by first class mail, or another equally prompt means. All information contained in this proxy statement/prospectus relating to FRSG has been supplied by FRSG, and all such information relating to Juuce, EO Charging and Merger Sub has been supplied by Juuce. Information provided by either FRSG or Juuce does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of FRSG for the FRSG special meeting. FRSG has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including FRSG, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies. This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of EO Charging in addition to being a proxy statement of FRSG for the FRSG special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

INDEX TO FINANCIAL STATEMENTS

JUUCE LIMITED

FIRST RESERVE SUSTAINABLE GROWTH CORP.

Unaudited Condensed Financial Statements
Condensed Balance Sheet as of September 30, 2021 (Unaudited)	F-75
Condensed Statements of Operations for the three months ended September 30, 2021 and for the period from January 22, 2021 (inception) through September 30, 2021 (Unaudited)	F-76
Condensed Statements of Changes in Stockholders’ Deficit for the period from January 22, 2021 (inception) through September 30, 2021 (Unaudited)	F-77
Condensed Statement of Cash Flows for the period from January 22, 2021 (inception) through September 30, 2021 (Unaudited)	F-78
Notes to Unaudited Condensed Financial Statements	F-79

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-101
Balance Sheet as of January 22, 2021	F-102
Statement of Operations for the period from January 22, 2021 (Inception) through January 22, 2021	F-103
Statement of Changes in Stockholder’s Equity for the period from January 22, 2021 (inception) through January 22, 2021	F-104
Statement of Cash Flows for the period from January 22, 2021 (inception) through January 22, 2021	F-105
Notes to Financial Statements	F-106

JUUCE LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

		30 June 2021	30 June 2020
	Notes	£	£
Revenue	4	4,951,710	4,176,823
Cost of sales		(3,235,505)	(2,532,841)

Gross profit		1,716,205	1,643,982

Other operating income		—	103,676
Distribution costs		(66,062)	(37,980)
Administrative expenses		(3,897,967)	(1,721,649)
Change in fair value of warrants	14	(54,702,070)	—

Operating loss	5	(56,949,894)	(11,971)

Finance income		2	223
Finance expenses		(25,966)	(6,322)

Loss before taxation		(56,975,858)	(18,070)

Income tax benefit	6	185,741	97,934

Net (loss)/profit and total comprehensive (loss)/profit for the period		(56,790,117)	79,864

Earnings per share (pence per share)
Basic	7	(288,949)	419
Diluted	7	(288,949)	408

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

JUUCE LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT 30 JUNE 2021 AND 31 DECEMBER 2020

			As at
		As at 30 June 2021	31 December 2020
	Notes	£	£
Non-current assets
Goodwill	8	260,000	260,000
Intangible assets	8	2,396,521	1,712,807
Property, plant and equipment	9	774,246	565,809
Other receivables	10	588,167	7,978
Deferred tax asset		1,079	1,079

		4,020,013	2,547,673

Current assets
Inventories		1,585,860	1,403,778
Trade and other receivables	10	3,895,417	6,718,683
Current tax recoverable		344,177	268,822
Cash and cash equivalents		1,728,750	2,861,098

		7,554,204	11,252,381

Total assets		11,574,217	13,800,054

Current liabilities
Trade and other payables	11	3,840,137	6,495,800
Warrants	14	13,732,505	2,117,412
Lease liabilities		200,680	162,125
Contract liabilities	4	1,385,989	355,991
Loans and borrowings - revolving credit facility	11	1,307,735	—

		20,467,046	9,131,328

Non-current liabilities
Warrants	14	52,968,232	9,881,255
Lease liabilities		349,141	227,731
Contract liabilities	4	81,694	76,116

Total liabilities		73,866,113	19,316,430

Equity
Called up share capital		197	197
Share premium account		5,659,377	5,659,377
Accumulated deficit		(67,951,470)	(11,175,950)

Total deficit		(62,291,896)	(5,516,376)

Total deficit and liabilities		11,574,217	13,800,054

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

JUUCE LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

	Share Capital	Share Premium Account	Accumulated Deficit	Total
	£	£	£	£
1 January 2020	176	3,430,243	(1,138,027)	2,292,392

Comprehensive income
Net profit for the period	—	—	79,864	79,864

Total comprehensive income for the period	—	—	79,864	79,864

Contributions by and distributions to owners
Issue of fully paid shares	16	1,728,812	—	1,728,828
Shares issued as consideration in business combination and in settlement for services	5	500,322	—	500,327
Share based payments	—	—	11,676	11,676

Total contributions by and distributions to owners	21	2,229,134	11,676	2,240,831

30 June 2020	197	5,659,377	(1,046,487)	4,613,087

1 January 2021	197	5,659,377	(11,175,951)	(5,516,377)

Comprehensive loss
Net loss for the period	—	—	(56,790,117)	(56,790,117)

Total comprehensive loss for the period	—	—	(56,790,117)	(56,790,117)

Contributions by and distributions to owners
Share based payments	—	—	14,598	14,598

Total contributions by and distributions to owners	—	—	14,598	14,598

30 June 2021	197	5,659,377	(67,951,470)	(62,291,896)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

JUUCE LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

		30 June 2021	30 June 2020
	Notes	£	£
Cash flow from operating activities
Net (loss)/profit for the period		(56,790,117)	79,864

Adjustments for:
Income tax benefit	6	(185,741)	(97,934)
Finance expenses		25,966	6,322
Finance income		(2)	(223)
Amortisation of intangible assets	8	158,530	92,626
Depreciation and amortisation of property plant and equipment	9	149,857	68,209
Write off of intangible assets	8	80,226	11,502
Loss on disposal of fixed assets		12,055	—
Non-cash compensation cost		33,546	86,452
Change in fair value of warrants	11	54,702,070	—
Non-cash amortisation of warrant asset	4	57,560	—
Share-based payment expense		14,598	11,676
ECL provision		10,117	23,215

		(1,731,335)	281,709

Movements in working capital:
Increase in inventories		(182,076)	(419,164)
Decrease/(increase) in trade and other receivables		2,141,848	(438,055)
(Decrease)/increase in trade and other payables		(2,831,984)	665,026
Increase in deferred revenue outstanding		1,035,576	37,547

Cash (used in) / generated by operating activities		(1,567,971)	127,063

Tax received		110,386	—

Net cash (used in) / generated by operating activities		(1,457,585)	127,063

Cash flows from investing activities
Purchase of property, plant, and equipment	9	(105,848)	(14,032)
Purchase of intangible assets	8	(768,029)	(323,747)
Interest received		2	223

Net cash used in investing activities		(873,875)	(337,556)

Cash flows from financing activities
Proceeds from issue of shares		—	1,745,180
Share issue costs		—	(16,030)
Proceeds from new revolving credit facility		1,307,735	—
Payment of principal on lease liabilities		(108,623)	(47,272)

Net cash generated by financing activities		1,199,112	1,681,878
Net (decrease)/increase in cash and cash equivalents		(1,132,348)	1,471,385
Cash and cash equivalents at beginning of period		2,861,098	349,788

Cash and cash equivalents at end of period		1,728,750	1,821,173

Significant non cash-transactions investing and financing
Non-cash equity issuance for business combinations		—	260,000

Leased financed motor vehicle additions		264,500	65,170

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

1	Basis of preparation

These interim condensed consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting prepared in accordance with IFRS as issued by the International Accounting Standards Board. They do not include all disclosures that would otherwise be required in a complete set of financial statements and should be read in conjunction with the consolidated financial statements for the year ended 31 December 2020 contained elsewhere in this prospectus.

1.1	Going concern

These interim condensed consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The Company incurred a net loss of £56,790,117 in the six months to 30 June 2021 (net profit in June 2020: £79,864) and used £1,457,585 (June 2020: generated £127,063) in cash from operations during the six months to 30 June 2021, and had an accumulated deficit of £67,951,470 (December 2020: £11,175,950). As at 30 June 2021, the Company had cash and cash equivalents of £1,728,750 (December 2020: £2,861,098).

The ongoing COVID-19 pandemic has had an impact on sales and revenues. Many domestic customers have not been willing or proactive in having chargers installed, meaning that the Company’s affinity, installer, and wholesaler channels slowed down considerably. In addition, delays in deliveries of EVs have also impacted the phasing of sales to fleet customers. COVID-19 has negatively impacted both the availability of EVs, especially vans, and the ability of the Company’s staff and its contractors to access sites in order to carry out installation services. At the date of issuance of these interim condensed consolidated financial statements, our manufacturing facilities and premises are open.

Since inception, the Company has primarily financed its activities from regular financing injections from its majority shareholders. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities.

The Company is subject to a number of risks similar to those of other similar stage companies, including dependence on key individuals, successful development, marketing and branding of products; uncertainty of product development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on suppliers and subcontractors; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the Company’s cost structure.

To support the Company’s financial performance, management has undertaken several initiatives, including the raising of additional financing subsequent to period end:

•

In August 2021, the Company entered into a business combination agreement with First Reserve Sustainable Growth Corp., a Delaware corporation (First Reserve), (the “Business Combination Agreement”,) and certain other agreements related thereto. (See Note 16 Subsequent Events). First Reserve, the Company, EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“EO”), and Charge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of EO (“Merger Sub”), entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement,”, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) the shareholders of Juuce would contribute all

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

1.1	Going concern (continued)

of the issued and outstanding ordinary shares of Juuce (“Juuce Shares”) to EO in exchange for ordinary shares of EO valued at $10.00 per share (“EO Ordinary Shares”) to be issued simultaneously with the issuance of EO Ordinary Shares in connection with the Merger and, if available cash exceeds a specified level, certain cash consideration (the “Share Contribution”) and (ii) Merger Sub will merge with and into First Reserve, with First Reserve surviving as a wholly owned subsidiary of EO (the “Merger”). In connection with the Merger, the obligations of Juuce, EO and Merger Sub to consummate the transactions contemplated by the Business Combination Agreement are subject to the condition that First Reserve has cash in the trust account of not less than $91,392,864. In September 2021 the Company announced the filing of a Registration Statement on Form F-4 by EO Charging, the proposed parent company of the Company at the closing of the Business Combination, with the U.S. Securities and Exchange Commission in connection with the proposed business combination and;

•

In August 2021, the Company entered into an interim credit agreement with Barclays Bank PLC (“Barclays Bank”) pursuant to which Barclays Bank made available a £7.7 million term facility which was drawn down in full by the Company on 16 August 2021. (See note 16, Subsequent Events).

There can be no assurance however that such financings will be available in sufficient amounts, when if needed, on acceptable terms or at all. If results of operations for the next 12 months do not meet management’s expectations, or additional capital through the proposed business combination or other alternative capital markets access is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholders, or through other avenues.

2	Significant accounting policies

JUUCE Limited (‘the Company’) has applied the same accounting policies and methods of computation in its interim condensed consolidated financial statements as in its consolidated financial statements for the year ended 31 December 2020 contained elsewhere in this prospectus.

2.1	Impact of accounting standards to be applied in future periods

There are a number of standards and interpretations which have been issued by the International Accounting Standards Board that are effective for periods beginning subsequent to 31 December 2021 (the date on which the Company’s next annual financial statements will be prepared up to) that the Group has decided not to adopt early. The Group does not believe these standards and interpretations will have a material impact on the financial statements once adopted.

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

3	Critical accounting estimates and judgements

The only material revision to the nature and amounts of estimates and judgements reported in prior periods has been those in relation to going concern and share warrant obligations, which have been detailed below.

Going concern

These interim condensed consolidated financial statements have been prepared assuming the Group will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for at least a period of one year after these financial statements are issued and contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

The Group experienced net losses and significant cash outflows from cash used in operating activities over the past years as we have been investing significantly in growing our operational capabilities and investing in the development of our products and services. During the year six months ended 30 June 2021, the Group incurred a net loss of £56,790,117. As at 30 June 2021, the Group had an accumulated deficit of £67,951,470 and cash and cash equivalents of £1,728,750.

In assessing the going concern basis of preparation of the interim condensed consolidated financial statements, the Group have taken into consideration the cash position at 30 June 2021, the detailed cash flow forecasts after 30 June 2021 and the additional external funding received after 30 June 2021 in the form of a credit facility for £7.7 million issued in August 2021 (See Note 16 Subsequent Events.)

Since inception, the Company has primarily financed its activities from regular financing injections from its majority shareholders. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities. If results of operations for the next 12 months do not meet management’s expectations, or additional capital through the proposed business combination or other alternative capital markets access is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholders, or through other avenues. Based on the above,

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

3	Critical accounting estimates and judgements (continued)

the interim condensed consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, we continue to adopt the going concern basis in preparing our interim condensed consolidated financial statements for the six months ended 30 June 2021.

Share warrant obligations

In August 2020, the Group granted 4,216 warrants over C Ordinary shares to a third party customer, which vest, subject to the terms and conditions as agreed, based on the aggregate qualifying amount of spending by the customer on the Group’s products or services. As at 31 December 2020 the Group assumed that the warrants would vest by 30 June 2021 due to an anticipated change of control which would accelerate vesting. This assumption changed as at 1 April 2021 following agreement with the customer as explained further per note 4. The warrants have an exercise price of £2,185.95.

The Group has determined that the warrants are a derivative instrument and should be classified as a liability in accordance with IAS 32, Financial Instruments: Presentation: Presentation and IFRS 9, Financial Instruments. The vested portion is initially recorded at fair value and then revalued at each reporting date. The initial fair value of the warrants of £1,004,146 was recorded as a share warrant obligation with a corresponding long-term asset recognized at inception. The corresponding asset recognized at inception is being amortized as a reduction of revenues on a percentage per pound of revenue generated with the customer (see note 4). The fair value of the share warrant obligation was revalued as of 31 December 2020 and 30 June 2021. As a consequence of the change in assumption relating to timing of vesting of the warrants mentioned above, the amortization rate was changed for the period from 1 April 2021. The fair value of the warrants was determined based on the Black Scholes option pricing model taking into account the following assumptions:

	At 30 June 2021	31 December 2020	At Inception
Exercise price (£)	2,185.95	2,185.95	2,185.95
Fair value of shares (£)	16,401.13	5,774.36	2,027.88
Volatility	113%	65%	60%
Risk-free interest rate	1.2%	0.01%	(0.13)%
Expected warrant life (in years)	7.00	0.50	0.83

Further explanations of such assumptions above are as follows:

Fair value of shares: As the Company’s shares are not publicly traded as of 30 June 2021 or 31 December 2020, the Company must estimate the fair value of the shares as discussed in “valuation of ordinary shares” below.

Expected warrant life: At June 2021 the Company calculated the weighted-average expected life of the warrants to be 7 years based on management’s best estimates regarding the effect of vesting schedules. As at inception and 31 December 2020 the Company assumed that the warrants would vest by 30 June 2021 due to an anticipated change of control which would accelerate vesting. This assumption changed in April 2021 based on the signing of a non binding letter of intent with First Reserve (“LOI”) representing a bid on a potential business combination and following agreement with the customer that the anticipated transaction would not be treated as a change of control. The warrants granted may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

3	Critical accounting estimates and judgements (continued)

Volatility: Since there is no trading history for the Company’s shares as of 30 June 2021 or 31 December 2020, the expected price volatility for the shares was estimated using the average historical volatility of the shares of our industry peers, as of the grant date and each reporting date, over a period of history commensurate with the expected life of the awards. To the extent that volatility of the share price increases in the future, the estimates of the fair value of the awards to be granted in the future could increase, thereby increasing share-based payment expense in future periods. When making the selection of the industry peers to be used in measuring implied volatility of the warrants, the Company considered the similarity of their products and business lines, as well as their stage of development, size, and financial leverage. The group intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the group’s own share price becomes available, or unless circumstances change such that the identified companies are no longer similar to the company, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

Valuation of ordinary shares

Given the absence of an active market for the Company’s ordinary shares, the Company was required to estimate the fair value of its ordinary shares at the relevant dates. The Company’s estimates were made with the assistance of valuations experts. The Company considered objective and subjective factors in determining the estimated fair value of its ordinary shares. Factors considered by company included the following:

•	third-party valuations of the Company’s shares;

•	the lack of marketability of the Company’s shares;

•	the company’s historical and projected operating and financial performance;

•	the company’s stage of development;

•	the global economic outlook and its expected impact on the business;

•	the market performance of comparable companies; and

•	the likelihood of achieving a liquidity event for the shares underlying the awards, such as a listing event or sale of the Company, given prevailing market conditions.

As at 30 June 2021 and 31 December 2020 the Company has categorised its fair value measurement as Level 3 under the IFRS 13, Fair Value Measurement hierarchy due to significant inputs which are not based on observable market data.

The company determined valuations of its shares through a two-step valuation process described below. The company first estimated the value of its equity. The company utilised the market and income approaches to estimate its equity value. The valuation technique has changed since the 2020 financial year end as explained below. As at 31 December 2020 a combination of income and market approaches was used. As at 30 June 2021 the company valuation has been based entirely on a market approach utilizing the valuation included in the LOI entered into with First Reserve which management considers better reflects the longer term perspective of the value of the company. The Company’s equity value was allocated across the company’s various equity securities to arrive at a value for each share class.

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

3	Critical accounting estimates and judgements (continued)

The valuation as at 30 June 2021 is based entirely on the market approach and specifically the Guideline Transaction Method (“GTM”). The GTM utilises the valuation included in the LOI entered into with First Reserve discounted for a lack of control by 5%.

The Guideline Public Company Method (“GPCM”) market approach which values the shares through analysis of recent sales or offerings of comparable entities was also reviewed. Consideration was given to the line of business and operating performance of the company relative to those of public companies or actual transactions that are considered to be reasonable investment alternatives. The GPCM involves the review of pricing and performance information for public companies deemed generally similar to a subject company and subject to similar industry dynamics. The valuation uses multiples calculated using the market value of minority interests in 6 public companies in the company’s operating industry and sector. These were applied to the company’s projections for 2021, 2022 and 2023. As at 30 June 2021 the Company has used the GTM rather than the GPCM as it takes into account a detailed evaluation of the Company rather than comparable entities.

The income approach was also considered. The income approach relies on a discounted cash flow (“DCF”) analysis, and measures the value of a company as the present value of its future economic benefits by applying an appropriate risk-adjusted discount rate to expected cash flows, based on forecasts of revenues and costs. The Company assigned zero weighting to the income approach as at 30 June 2021 as the Company considers that it did not reflect the longer term perspective of value that the market indications display.

The valuations under both market approach methods indicate that the fair value of the company is significantly higher than under the income approach. The entering into of the LOI combined with valuations based on multiples calculated using guideline publicly traded companies has demonstrated consistency in the valuations under both market approach methods.

As at 31 December 2020, in the absence of the valuation indications provided by the LOI a greater weighting was placed on the income approach - 80%, and 20% weighting to the GPCM.

The fair value measurement of shares is sensitive to a number of inputs. The company has reviewed the impact of changes to some of these inputs on the value of the warrants including total equity value of the company, warrant term and volatility. The equity value of the Company has been calculated as £406 million. A 5% reduction to the equity value of the Company would reduce the warrant value per share by £810 from £15,821 to £15,011. The warrant term has been estimated by management to be in accordance with the warrant agreement. A reduction of 1 year reduces the warrant value per share by £125 from £15,821 to £15,696 and a reduction of 2 years reduces each warrant value per share by £277 from £15,821 to £15,544. A reduction of 5% to the warrant volatility from 113% to 108% reduces the warrant value per share by £71 from £15,821 to £15,751.

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

3	Critical accounting estimates and judgements (continued)

Based on no further changes in assumptions, impact of changes to the assumptions on the fair value of the warrant liability would be as follows:

Warrant volatility	103%	108%	113%
FV per Warrant	15,677	15,751	15,821
Total Warrant Liability	£66,096,171	£66,406,216	£66,700,746

Warrant term	5 years	6 years	7 years
FV per Warrant	£15,544	£15,696	£15,821
Total Warrant Liability	£65,533,504	£66,174,800	£66,700,746

Equity value	-10%	-5%	Base
FV per warrant	14,201	15,011	15,821
Total Warrant Liability	£59,871,669	£63,285,238	£66,700,746

4	Revenue

	For the 6 months ended 30 June
	2021	2020
	£	£
Revenue analysed by class of business
Sale of hardware and software	4,287,235	3,825,683
Sale of full turnkey solutions	664,475	351,140

	4,951,710	4,176,823

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

4	Revenue (continued)

There is no material impact of seasonality on the Company’s revenues. During 2020 the majority of revenues have been earned in the second half of the year due to the timing of customer orders combined with continued growth. During the six months ended 30 June 2021 there has been a similar trend in regards to the timing of customer orders. As a result, current contract liabilities as at 30 June 2021 have increased significantly to £1,385,989 from £355,991 at 31 December 2020.

	For the 6 months ended 30 June
	2021	2020
	£	£
Revenue analysed by geographical market
United Kingdom	2,904,009	1,923,740
Norway	434,788	1,303,559
Rest of Europe	552,114	574,952
Rest of World	1,060,799	374,572

	4,951,710	4,176,823

Warrant assets	2021	2020
	£	£
At 1 January	711,372	—
Released to revenue	(57,560)	—

At 30 June	653,812	—

Amount recognised during the period		1,004,146
Released to revenue		(292,774)

At 31 December		711,372

A Warrant Asset was recognised during the year ended 31 December 2020 upon inception of a partnership with a third-party customer. The Warrant Asset was initially recorded at grant as £1,004,146. The asset is being amortized on a pro rata basis based on actual qualifying spend compared to expected spend. The Company recorded a reduction to revenue of £292,774 in the year ended 31 December 2020. During the six months to 30 June 2021 the Company’s assumptions around the vesting period have changed which has resulted in a change to the amortisation rate. As a consequence of the change in amortisation rate from 1 April 2021, the amount amortized during the period was £57,560 which has been recorded as a reduction in revenue. The initial amortisation rate was based on the expectation that the warrants would vest on a change of control at the end of June 2021. As a result, the asset was based on total expected spend to this date and recognised as a current receivable. As agreed with the customer the warrants no longer vest upon a change of control. The change in assumption has led to the asset being recognised over 8 years and subsequently a proportion of the period end receivable of £653,812 has been recognised within non-current receivables totalling £579,639. The remainder of the contract warrant of £74,173 is recognised within current trade and other receivables.

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

5	Operating loss

	For the 6 months ended 30 June
	2021	2020
	£	£
Operating loss for the period is stated after charging/(crediting):
Foreign exchange	(4,176)	1,929
Other operating income	—	(103,676)
Depreciation of property, plant, and equipment	79,343	34,690
Amortisation of right of use assets	70,514	33,519
Amortisation of intangible assets	158,530	92,626
Write off of Intangible assets	80,226	11,502
Research and development costs	106,263	85,599
Change in inventories of finished goods and work in progress	182,082	419,163

6	Income Tax Benefit

	For the 6 months ended 30 June
	2021	2020
	£	£
Current tax benefit
Research and expenditure estimated tax credit	185,741	97,934

Total UK current tax benefit	185,741	97,934

The credit for the period can be reconciled to the loss per the condensed consolidated statement of comprehensive income as follows:

	2021	2020
	£	£
Loss before taxation	(56,975,858)	(18,070)

Tax on loss on ordinary activities at standard CT rate of 19%	(10,825,413)	(3,433)
Effect of expenses not deductible in determining taxable profits	10,472,042	2,436
Additional deduction for R&D expenditure	(128,724)	(74,355)
Surrender of tax losses for R&D tax credit refund	53,939	29,011
Adjustments to tax charge in respect or previous periods	(19,315)	0
Temporary differences not recognised in the computation	0	(177,893)
Movement in deferred tax not recognised	261,730	126,300

Taxation credit for the period	(185,741)	(97,934)

The R&D credits for the periods to 30 June 2021 and 30 June 2020 are best estimates based on the interim condensed consolidated financial information.

The June 2021 taxation credit compromises of £173,803 research and development credit for the six months ended 30 June 2021 in addition to an amount of £11,938 for research and development credit understated frm the previous period. For corporation tax understated from the previous period.

Corporation tax rates in the UK are changing from 01 April 2023, the main rate of corporation tax will increase to 25% (from 19%). The main rate will apply to companies with taxable profits in excess of

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

6	Income Tax Benefit (continued)

£250,000. For companies with taxable profits below £50,000 the corporation tax rate will continue to be 19%, with marginal rate relief applying for companies with profits between £50,000 and £250,000.

7	Earnings per share

	For the 6 months ended 30 June
	2021	2020
	£	£
Number of shares
Basic weighted average number of ordinary shares	19,654	19,068

Diluted weighted average number of ordinary shares	19,654	19,598

Net (loss)/earnings (all attributable to equity shareholders of the Company) from continuing operations

Net (loss)/profit	(56,790,117)	79,864

Loss per share from continuing operations
Basic (loss)/profit per share (pence per share)	(288,949)	419
Diluted (loss)/profit per share (pence per share)	(288,949)	408

Basic (loss)/profit per share is calculated by dividing the net loss attributable to ordinary shareholders by the weighted average number of shares outstanding during the period. Diluted (loss)/profit per share is calculated by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of certain dilutive potential ordinary shares. For the 6 months ended 30 June 2021, basic and diluted loss per share remains the same due to potential ordinary shares decreasing the loss per share and as per IAS 33, Earnings per Share should not be treated as dilutive. Warrants and share options that are disclosed elsewhere in the interim condensed consolidated financial statements could have a potentially dilutive effect on earnings per share in the future.

8	Intangible assets

Group	Goodwill	Development Costs	Total
	£	£	£
Cost
At 1 January 2021	260,000	2,113,446	2,373,446
Additions – internally generated	—	922,470	922,470
Write-offs	—	(80,226)	(80,226)

At 30 June 2021	260,000	2,955,690	3,215,690

Amortization
At 1 January 2021	—	400,639	400,639
Charge for the period	—	158,530	158,530

At 30 June 2021	—	559,169	559,169
Carrying amount
At 30 June 2021	260,000	2,396,521	2,656,521

At 31 December 2020	260,000	1,712,807	1,972,807

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

8	Intangible assets (continued)

Write off of development costs to 30 June 2021 total £80,226 (June 2020: £11,502). Management believe there is no longer any future economic benefit expected from these assets and consequently these have been written off.

The goodwill arose from the acquisition of Cambridge Computer Services completed in the period ended 31 December 2020. Goodwill is not amortised but tested for impairment periodically with the recoverable amount being determined from value in use calculations. Goodwill has been allocated for impairment testing to the cash generating unit (CGU) to which it applies. The Directors have assessed that the goodwill applies to all areas of the business and therefore consider the business as a whole as a single CGU for impairment testing purposes.

The value in use calculation is based on the market approach which values the value of the CGU through analysis of recent sales or offerings of comparable entities. Consideration has been given to the line of business and operating performance of the Group relative to those of public companies or actual transactions that are considered to be reasonable investment alternatives. The valuation is based on weightings of 60% to the Guideline Public Company Method and 40% to the Guideline Transaction Method. Method which utilises the valuation included in a non-binding letter of intent entered into with First Reserve Sustainable Growth Corp.

The valuation of the CGU exceeds the carrying amount by £401,191,158. The valuation of the CGU is based on the fair value of the equity of the Company as at the period end. The directors believe that any reasonable change in the key assumptions on which recoverable amount is based would not cause the carrying amount to exceed the recoverable amount assigned to goodwill. Management has concluded that there are no reasonably possible changes in any key assumptions that would cause the carrying amount of goodwill to exceed the value in use.

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

9	Property, plant and equipment and right-of-use assets

Following is a reconciliation of changes in the balances of Property, plant and equipment and Right-of-use assets.

Property, plant and equipment:	£
Property, plant and equipment, 31 December 2020	565,809
Plus: purchases	370,347
Less: Disposals	(24,524)
Less: depreciation	(149,857)
Plus: depreciation eliminated on disposal	12,471

Property, plant and equipment, 30 June 2021	774,246

Right-of-use assets	As at 30 June 2021	As at 31 December 2020
	£	£
Net values
Property	123,068	163,015
Motor vehicles	208,649	80,895

	331,717	243,910

Additions	158,320	111,821

Amortisation charge for the period
Property	39,947	33,260
Motor vehicles	30,567	17,560

	70,514	50,820

During the period ended 30 June 2021 additions of Right-of-use assets compromise solely of motor vehicles additions (2020: property and motor vehicle additions). Corresponding lease liabilities have been recognised upon inception resulting in the increase in lease liabilities from period to period.

10	Trade and other receivables

Trade and other receivables		Current		Non-current
		As at 30 June	As at 31 December	As at 30 June	As at 31 December
	Note	£	£	£	£
Trade receivables		1,861,610	5,869,303	—	—
Expected credit loss		(35,881)	(25,764)	—	—

		1,825,729	5,843,539	—	—

Warrant assets	4	74,173	711,372	579,638	—
Other receivables		238,094	64,353	8,529	7,978
Prepayments		363,874	99,419	—	—
Contract assets		342,987	—	—	—
Deferred transaction costs		1,050,560	—	—	—

		3,895,417	6,718,683	588,167	7,978

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

11	– Financial Instruments

Financial Liabilities

The Group holds financial liabilities measured at fair value and at amortised cost. At the period-end, the carrying amount of these financial liabilities totalled £71,853,934 (2020: £18,662,716).

The Directors consider that the carrying amounts of financial liabilities carried at amortised cost in the interim condensed consolidated financial statements approximate to their fair values.

The Group holds financial liabilities measured at fair value through profit or loss, which includes share warrant obligations. The fair value measurements are categorised by the Company as Level 3 of the IFRS 13 value hierarchy. It is anticipated that the warrant valuation will move to Level 2 in early 2022 when the anticipated business combination with First Reserve is expected to complete and when the Company’s shares will be quoted on the NASDAQ exchange. These liabilities are measured using the Black Scholes valuation model, and the inputs used by the Group are detailed further in Note 3.

Loans and borrowings is comprised of a Coronavirus Business Interruption Loan Scheme (“CBILS”) revolving credit loan facility for a loan taken out in April 2021. The amount has been incldued in current liabilities at the period end. The facility was secured by a debenture comprising of a fixed and floating charge over all the undertakings and property of Juuce and contained customary affirmative and negative covenants and requires it to maintain minimum net worth balances. The outstanding balance at 30 June 2021 was settled and this facility terminated on August 17, 2021.

	30-Jun-21			31-Dec-20
	Current	Non-current	Total	Current	Non-current	Total
Financial liabilities at fair value through profit or loss
Warrants	13,732,505	52,968,232	66,700,737	2,117,412	9,881,255	11,998,667

Total financial liabilities at fair value through profit or loss	13,732,505	52,968,232	66,700,737	2,117,412	9,881,255	11,998,667

Financial liabilities at amortised cost
Loans and borrowings – revolving credit facility	1,307,735	—	1,307,735	—	—	—
Trade payables	1,373,362	—	1,373,362	5,992,203	—	5,992,203
Accruals	1,916,185	—	1,916,185	160,704	—	160,704
Other payables	6,094	—	6,094	121,286	—	121,286
Lease liabilities	200,680	349,141	549,821	162,125	227,731	389,856

Total financial liabilities at amortised cost	4,804,056	349,141	5,153,197	6,436,318	227,731	6,664,049

Total financial liabilities	18,536,561	53,317,373	71,853,934	8,553,730	10,108,986	18,662,716

Social security and other taxation	210,074	—	210,074	221,607	—	221,607
Contract liabilities	1,385,989	81,694	1,467,683	355,991	76,116	432,107
Accruals	233,387	—	233,387	—	—	—
Other payables	101,035	—	101,035	—	—	—

Total liabilities	20,467,046	53,399,067	73,866,113	9,131,328	10,185,102	19,316,430

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

11	– Financial Instruments (continued)

Financial Assets

The Group holds financial assets measured at amortised cost, these consist of the following:

	30-Jun-21		31-Dec-20
Financial assets at amortised cost	Current	Non-current	Current	Non-current
Trade receivables	1,825,729	—	5,843,539	—
Other receivables	36,240	8,529	64,353	7,978
Warrant assets	74,173	579,638	711,372	—
Cash and cash equivalents	1,728,750	—	2,861,098	—

Total financial assets	3,664,892	588,167	9,480,362	7,978

12	Deferred Tax

The following are the major deferred tax liabilities and assets recognised by the Company and movements thereon during the current and prior reporting period. Deferred tax is calculated in full on temporary differences using a tax rate of 19% “except for items expected to reverse in periods from 2023 and beyond which are at a tax rate of 25%.” (2020: 19%)

	30 June 2021	31 December 2020
	£	£
	Asset/(Liability)	Asset/(Liability)
Fixed asset temporary differences	(694,129)	(342,256)
Other temporary and deductible differences	1,457	1,107
Share based payment	2,422,397	611,398
Available losses	773,275	211,967
Net Deferred Tax Asset	2,503,000	482,216

Amount recognised within statement of financial position	1,079	(1,079)
Unrecognised element	2,501,921	481,137

Short term temporary differences such as fixed asset temporary differences and other temporary differences have arisen from accelerated capital allowances and disallowable provisions. The deferred tax liability on the fixed asset temporary differences has been offset, as permitted by IAS 12, Income Taxes with the deferred tax assets arising from unused losses and share based payments. Losses are available for carry forward indefinitely.

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

13	Related party transactions

Remuneration of directors

	For the 6 months ended June
	2021	2020
	£	£
Remuneration for qualifying services	251,276	167,674
Company pension contributions to defined contribution schemes	551	547
Share-based payments	6,342	6,342

	258,169	174,563

Other transactions with related parties

	For the 6 months ended 30 June
	2021	2020
	£	£
Other related parties	83,621	18,884

During the 6 month period ended 30 June 2021, expenditure for design work of £15,000 (2020: £18,884) was incurred and paid to a close family member of J Jardine, a director and shareholder of the Company. £5,106 (2020: £Nil) of expenditure was paid in respect of costs relating to J Jardine and £1,015 (2020: £Nil) was paid in remuneration to a related party of J Jardine. In addition to this £62,500 (2020: £nil) is payable to Zouk Capital LLP, manager of a significant shareholder, in respect of the services of the Investor Director. £62,500 in relation to these transactions was outstanding at 30 June 2021 (2020: £Nil).

On 21 February 2020, Juuce acquired the assets of Cambridge Computer Services. One of the sellers was an existing shareholder in Juuce and the other became a shareholder and employee of Juuce following acquisition. In connection with the acquisition, Juuce entered into an IT Service Agreement with Cambridge Computer Systems Limited which is owned by the same existing shareholder and his wife. The agreement was terminated on 20 February 2021. Payments under this agreement totalled £239k in the six months ended 30 June 2020 (2021: £Nil). No amounts in relation to these transactions was outstanding at 30 June 2021 (2020: £Nil).

14	Share Warrant Obligations

In August 2020, the Group granted 4,216 warrants over C Ordinary shares to a third party customer, which vest, subject to the terms and conditions as agreed, based on the aggregate amount of spending by the customer on the Group’s products or services. Based on this vesting criteria and management’s projections of future customer spend with the group, management expects all of these warrants to vest over the period to 30 June 2024. The warrants have an exercise price of £2,185.95.

The Group opted to use the Black Scholes valuation model for calculating the value of the warrants at the date of grant and at 31 December 2020. The use of the Black Scholes model is appropriate, as the options carry straight-forward vesting conditions.

The Group estimated the fair value of warrants on the date of the grant (August 2020) at £296.64 per warrant using the Black Scholes valuation model. The model also requires the use of certain other estimates and assumptions that affect the reported values included in the financial statements. These estimates and assumptions have been disclosed in Note 3

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

14	Share Warrant Obligations (continued)

There were no warrants cancelled or expired as of 31 December 2020. At 31 December 2020, 744 warrants were vested based on the agreed upon revenue criteria. At 30 June 2021 868 warrants were vested.

Based on the number of warrants expected to vest, the total fair value of the warrant liability included in current liabilities at date of issue is £1,004,146.

In December 2020, the group revalued the warrant liability to account for the change in the fair market value of the organization. The updated fair value of warrants on 31 December 2020 of £3,053.76 is based on the Black Scholes valuation model. Based on the number of warrants expected to vest, the total fair value of the warrant liability included in liabilities at 31 December 2020 was £11,998,667.

The warrant liability was revalued again at 30 June 2021 to account for the changes in the fair market value of the organization. This resulted in a change in the fair value of the warrant of £54,702,070 which is recognized in the statement of comprehensive income for the six-month period ended 30 June 2021, based on the number of warrants expected to vest. The total fair value of the warrant liability included in liabilities is £66,700,737.

15	Commitments and contingencies

Pursuant to the anticipated business combination described in note 16, the Company will incur professional fees contingent upon completion of the transaction. Some of these are fixed in value and others linked to the transaction value. The contingent liability related to such contracts entered into prior to 30 June 2021 is estimated to be £10.8 million based on the transaction value anticipated in the Letter of Intent (31 December 2020: £Nil). The value of similar contracts entered into after 30 June 2021 is estimated to be £0.3 million (31 December 2020: £Nil).

In addition, the Company has engaged professional advisors on a time incurred basis. Prepaid costs included within trade and other receivables on the statement of financial position in respect of the transaction that will be recorded against equity total £1.0 million as at 30 June 2021 (2020: £Nil).

16	Subsequent events

In August 2021, the Company entered into a business combination agreement with First Reserve Sustainable Growth Corp., a Delaware corporation (First Reserve), entered into the Business Combination Agreement, and certain other agreements related thereto. First Reserve, the Company, EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“EO”), and Charge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of EO (“Merger Sub”), entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement,”), pursuant to which, among other things and subject to the terms and conditions contained therein, (i) the shareholders of Juuce would contribute all of the issued and outstanding ordinary shares of Juuce (“Juuce Shares”) to EO in exchange for ordinary shares of EO valued at $10.00 per share (“EO Ordinary Shares”) to be issued simultaneously with the issuance of EO Ordinary Shares in connection with the Merger and, if available cash exceeds a specified level, certain cash consideration (the “Share Contribution”) and (ii) Merger Sub will merge with and into First Reserve, with First Reserve surviving as a wholly owned subsidiary of EO (the “Merger”). In connection with the Merger, the obligations of Juuce, EO and Merger Sub to consummate the transactions contemplated by the Business Combination Agreement are subject to the condition that First Reserve has cash in the trust account of not less than $91,392,864. In September 2021 the Company

JUUCE LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE SIX MONTHS ENDED 30 JUNE 2021 AND 30 JUNE 2020

16	Subsequent events (continued)

announced the filing of a Registration Statement on Form F-4 by EO Charging with the U.S. Securities and Exchange Commission in connection with the proposed business combination.

In August 2021, the Company entered into an interim credit agreement with Barclays Bank PLC (“Barclays Bank”) pursuant to which Barclays Bank made available a £7.7 million term facility which was drawn down in full by the Company on 16 August 2021. The loan is repayable 364 days from the date of the interim credit agreement and upon the occurrence of certain specified events, including the completion of the Business Combination, the loan will be mandatorily prepayable in full of the loan at par. The loan bears interest at a rate of 5% per annum + Sterling Overnight Indexed Average Rate (“SONIA”) payable quarterly in arrears. Juuce has the option prior to an interest period commencing to elect to capitalize such interest amounts, provided that if Juuce so elects the interest rate for such period shall be 6% per annum + SONIA and a one-time structuring fee shall be payable by Juuce to Barclays Bank. The loan is held by a pledge of substantially all of the assets of Juuce and its subsidiary EO Charging Limited and of the shares in Juuce by certain of its shareholders. The interim credit agreement contains affirmative, negative and financial covenants. Affirmative covenants include, among other things, the delivery of financial and other information. Negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The financial covenants are limited to a minimum liquidity test and minimum net revenue test (to be tested quarterly).

The Coronavirus Business Interruption Loan Scheme revolving credit facility balance of £1,307,735, which was secured in April 2021, was settled from the funds drawn under this facility. The proceeds from the proposed Business Combination are intended to repay in full the £7.7 million term facility made available by Barclays Bank.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Juuce Limited

Stowmarket, United Kingdom

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Juuce Limited (the “Company”) as of December 31, 2020 and 2019 and January 1, 2019, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019 and January 1, 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2018.

Ipswich, United Kingdom

September 29, 2021

JUUCE LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED 31 DECEMBER

		2020	2019
	Notes	£	£
Revenue	5	15,356,782	4,676,472
Cost of sales		(10,499,440)	(2,801,344)

Gross profit		4,857,342	1,875,128

Other operating income		112,541	5,679
Distribution costs		(87,511)	(92,509)
Administrative expenses		(4,093,026)	(2,283,478)
Change in fair value of warrants	26	(10,994,522)	—

Operating loss	6	(10,205,176)	(495,180)

Finance income		228	904
Finance expenses		(19,773)	(11,532)

Loss before taxation		(10,224,721)	(505,808)

Income tax benefit	9	158,474	105,749

Net loss and total comprehensive loss		(10,066,247)	(400,059)

Earnings per share (pence per share)
Basic and diluted	10	(51,840)	(2,276)

The accompanying notes are an integral part of these consolidated financial statements

JUUCE LIMITED

		As at 31 December		As at 1 January
		2020	2019	2019
	Notes	£	£	£
Non-current assets
Goodwill	11	260,000	—	—
Intangible assets	11	1,712,807	974,921	823,042
Property, plant and equipment	12	565,809	319,005	224,159
Other receivables	15	7,978	—	—
Deferred tax asset	20	1,079	1,079	—

		2,547,673	1,295,005	1,047,201

Current assets
Inventories	14	1,403,778	592,514	270,407
Trade and other receivables	15	6,718,683	1,493,228	345,190
Current tax recoverable	9	268,822	110,349	180,045
Cash and cash equivalents		2,861,098	349,788	1,494,822

		11,252,381	2,545,879	2,290,464

Total assets		13,800,054	3,840,884	3,337,665

Current liabilities
Trade and other payables	18	6,495,800	1,266,473	504,495
Warrants	29	2,117,412	—	—
Current tax liabilities		—	—	789
Borrowings		—	—	5,302
Lease liabilities	19	162,125	63,400	40,621
Contract liabilities	21	355,991	21,083	27,711

		9,131,328	1,350,956	578,918

Non-current liabilities
Warrants	29	9,881,255	—	—
Lease liabilities	19	227,731	117,020	87,070
Contract liabilities	21	76,116	80,516	—

Total liabilities		19,316,430	1,548,492	665,988

Equity
Called up share capital	24	197	176	176
Share premium account	25	5,659,377	3,430,243	3,430,243
Accumulated deficit		(11,175,950)	(1,138,027)	(758,742)

Total (deficit)/equity		(5,516,376)	2,292,392	2,671,677

Total (deficit)/equity and liabilities		13,800,054	3,840,884	3,337,665

The accompanying notes are an integral part of these consolidated financial statements

JUUCE LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

		Share capital	Share premium account	Accumulated deficit	Total
	Notes	£	£	£	£
1 January 2019	29	176	3,430,243	(758,742)	2,671,677

Comprehensive loss
Net loss		—	—	(400,059)	(400,059)

Total comprehensive loss		176	3,430,243	(1,158,801)	2,271,618

Contributions by and distributions to owners
Share based payments	23			20,774	20,774

Total contributions by and distributions to owners		—	—	20,774	20,774

31 December 2019		176	3,430,243	(1,138,027)	2,292,392

Comprehensive loss
Net loss		—	—	(10,066,247)	(10,066,247)

Total comprehensive loss		—	—	(10,066,247)	(10,066,247)

Contributions by and distributions to owners
Issue of fully paid shares	25	16	1,728,812	—	1,728,828
Shares issued as consideration in business combination and in settlement for services	25	5	500,322	—	500,327
Share based payments	23	—	—	28,324	28,324

Total contributions by and distributions to owners		21	2,229,134	28,324	2,257,479

31 December 2020		197	5,659,377	(11,175,950)	(5,516,376)

The accompanying notes are an integral part of these consolidated financial statements.

JUUCE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED 31 DECEMBER

		2020	2019
	Notes	£	£
Cash flows from operating activities
Net loss		(10,066,247)	(400,059)

Adjustments for:
Income tax benefit	9	(158,474)	(105,749)
Finance expenses		19,773	11,532
Finance income		(228)	(904)
Amortisation of intangible assets	11	204,657	158,786
Depreciation of property, plant and equipment	12	161,598	110,102
Write off of intangible assets	11	29,928	—
Non-cash compensation cost		206,452	—
Change in fair value of warrants	26	10,994,522	—
Non-cash amortisation of warrant asset		292,774	—
Share-based payment expense		28,324	20,774
ECL provision	16	20,068	3,334

		1,733,147	(202,184)

Movements in working capital:
Increase in inventories	14	(811,264)	(322,107)
Increase in warrant assets	15	(1,004,146)	—
Increase in trade and other receivables		(4,508,581)	(1,151,372)
Increase in trade and other payables		6,233,472	761,978
Increase in deferred revenue outstanding		330,508	73,888

Cash generated from (used in) operating activities		1,973,136	(839,797)
Tax received		—	173,577

Net cash generated from (used in) operating activities		1,973,136	(666,220)

Cash flows from investing activities
Purchase of intangible assets	11	(972,471)	(310,665)
Purchase of property, plant and equipment		(118,514)	(98,672)
Interest received		228	904

Net cash used in investing activities		(1,090,757)	(408,433)

Cash flows from financing activities
Proceeds from issue of shares		1,745,180	—
Share issue costs	25	(16,030)	—
Repayment of bank loans		—	(5,302)
Payment of principle on lease liabilities	19	(100,219)	(65,079)

Net cash generated from (used in) financing activities		1,628,931	(70,381)

Net increase (decrease) in cash and cash equivalents		2,511,310	(1,145,034)
Cash and cash equivalents at beginning of year		349,788	1,494,822

Cash and cash equivalents at end of year		2,861,098	349,788

Significant non-cash transactions investing and financing
Non-cash equity issuance for business combination	27	260,000	—

The accompanying notes are an integral part of these consolidated financial statements.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

1	General information and basis of preparation

1.1	General information

JUUCE Limited (the ‘Company’ or ‘JUUCE’) and its subsidiary (together the ‘Group’) is primarily involved in development, manufacture and retail innovative solutions for charging electric vehicles. The Company’s subsidiary company, EO Charging Limited, is dormant. The Company is a private company limited by shares incorporated in England and Wales. The registered office is Tomo House, Tomo Road, Stowmarket, Suffolk, IP14 5AY, United Kingdom.

1.2	Statement of Directors’ Responsibilities

The Directors are responsible for preparing these consolidated financial statements for the Group as at 31 December 2020 and 2019 and 1 January 2019 and for the two years ended 31 December 2020 in conformity with International Financial Reporting Standards, International Accounting Standards and Interpretations (collectively IFRS) issued by the International Accounting Standards Board (IASB).

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors confirm that suitable accounting policies have been used and applied consistently for the years presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated financial statements and that applicable accounting standards have been followed.

2	Basis of presentation

These consolidated financial statements do not constitute the Company’s statutory consolidated and separate financial statements for either of the years presented within the meaning of Section 434 of the UK Companies Act 2006. Statutory accounts for the year ended 31 December 2019, which were presented in British Pounds Sterling, have been reported on by the Independent Auditors in the United Kingdom under applicable law and International Standards on auditing (United Kingdom). The Independent Auditors Report on the statutory financial statements for the year ended 31 December 2019 was unqualified and did not contain a statement under 498(2) or 498(3) of the United Kingdom Companies Act 2006. The Independent Auditors’ Report on the consolidated and separate financial Statements for the year ended 31 December 2019 did not draw attention to any matters by way of emphasis. The statutory financial statements of the Company for the year ended 31 December 2020 which have not yet been issued will be filed with the UK Registrar of Companies when issued by its directors.

These consolidated financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (IASB) (hereafter “IFRS as issued by the IASB” or “IFRS”). The Group adopted IFRS in 2020 with an IFRS transition date of 1 January 2019. The transitional disclosures regarding mandatory exceptions and optional exemptions as required by IFRS 1 First-Time Adoption of International Financial Reporting Standards (IFRS 1) are included in Note 29.

The principal accounting policies applied in the preparation of these consolidated financial statements are set out in Note 3. These policies have been consistently applied to all periods presented, unless otherwise

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

2	Basis of presentation (continued)

stated, and all intercompany transactions are eliminated during the preparation of the consolidated financial statements. The consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated. The preparation of consolidated financial statements in compliance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Group’s accounting policies. The areas where significant judgments and estimates have been made in preparing the consolidated financial statements and their effect are disclosed in Note 4.

3	Accounting policies

These consolidated financial statements are presented in British pounds sterling being the currency of the primary economic environment in which the Company operates.

These consolidated financial statements were authorised for issue in accordance with a resolution of the Board of Directors on September 29, 2021.

3.1	Going concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The Company has experienced recurring losses since its inception. The Company incurred a net loss of £10.1 million (2019: £0.4 million) and generated £2.0 million (2019: used £0.8 million) in cash from operations during 2020, and had an accumulated deficit of £11.2 million (2019: £1.1 million). As of 31 December 2020 the Company had cash and cash equivalents of £2.9 million (2019: £0.3 million).

In addition, since March 2020, the COVID-19 pandemic has had an impact on our sales and revenues. Many domestic customers have not been willing or proactive in having chargers installed, meaning that the Company’s affinity, installer and wholesaler channels slowed down considerably. In addition, delays in deliveries of EVs have also impacted the phasing of sales. COVID-19 has negatively impacted both the availability of EVs, especially vans, and the ability of the Company’s staff and its contractors to access sites in order to carry out installation services. At the date of issuance of these consolidated financial statements, our manufacturing facilities and premises are open.

Since inception, the Company has primarily financed its activities from regular financing injections from its majority shareholders. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities.

The Company’s consolidated financial statements have been presented on a going concern basis, which assumes that we will continue in operation for at least a period of one year after the date these consolidated financial statements are issued and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is subject to a number of risks similar to those of other similar stage companies, including dependence on key individuals, successful development, marketing and branding of products; uncertainty of product development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on suppliers and subcontractors; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the Company’s cost structure.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

To support the Company’s financial performance, management has undertaken several initiatives, including the raising of additional financing subsequent to year end:

•

In August 2021, the Company entered into a business combination agreement with First Reserve Sustainable Growth Corp., a Delaware corporation (First Reserve), (the “Business Combination Agreement”,) and certain other agreements related thereto. (See Note 30 Subsequent Events). First Reserve, the Company, EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“EO”), and Charge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of EO (“Merger Sub”), entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement,”, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) the shareholders of Juuce would contribute all of the issued and outstanding ordinary shares of Juuce (“Juuce Shares”) to EO in exchange for ordinary shares of EO valued at $10.00 per share (“EO Ordinary Shares”) to be issued simultaneously with the issuance of EO Ordinary Shares in connection with the Merger and, if available cash exceeds a specified level, certain cash consideration (the “Share Contribution”) and (ii) Merger Sub will merge with and into First Reserve, with First Reserve surviving as a wholly owned subsidiary of EO (the “Merger”). In connection with the Merger, the obligations of Juuce, EO and Merger Sub to consummate the transactions contemplated by the Business Combination Agreement are subject to the condition that First Reserve has cash in the trust account of not less than $91,392,864, and;

•

In August 2021, the company entered into an interim credit agreement with Barclays Bank PLC (“Barclays Bank”) pursuant to which Barclays Bank made available a £7.7 million term facility which was drawn down in full by the company on 16 August 2021. (See note 30, Subsequent Events).

There can be no assurance however that such financings will be available in sufficient amounts, when and if needed, on acceptable terms or at all. If results of operations for 2021 do not meet management’s expectations, or additional capital through the proposed business combination or other alternative capital markets access is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholders, or through other avenues.

3.2	Standards issued not yet applied

The following IFRS standards, amendments and interpretations have been issued by the International Accounting Standards Board that are effective for periods beginning subsequent to 31 December 2020 that the group has decided not to adopt early. The Group does not believe these standards, amendments and interpretations will have a material impact on the financial statements once adopted.

•	Amendments to IFRS 9, IAS 39 and IFRS 7, IFRS 4 and IFRS 16: Interest Rate Benchmark Reform - Phase 2 (effective date January 1, 2021);

•	Amendments to IAS 37: Onerous contracts - Cost of Fulfilling a Contract (effective date January 1, 2022);

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

•	Amendments to IAS 16: Property, Plant and Equipment: Proceeds before Intended Use (effective date January 1, 2022);

•	Amendments to IFRS 1, IFRS 9 and IAS 41: Annual Improvements to IFRS Standards 2018 - 2020 (effective date January 1, 2022);

•	Amendments to IFRS 3: Reference to the Conceptual Framework (effective date January 1, 2022);

•	Amendments to IAS 1: Classification of Liabilities as Current or Non-current (effective date January 1, 2023); and

•	IFRS 17 Insurance Contracts (effective date January 1, 2023).

3.3	Basis of Consolidation

The consolidated financial statements incorporate the results of Juuce Limited (the “company”) and entities controlled by the company (“subsidiaries”). A subsidiary is a company controlled directly by the group. Control is achieved where the group has the power over the investee, rights to variable returns and the ability to use the power to affect the investee’s returns. Income and expenses of subsidiaries acquired during the year are included in the consolidated income statement from the effective date of control. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by the parent company.

Non-controlling interests in the net assets of consolidated subsidiaries are identified separately within the group’s equity. Non-controlling interests consist of the amount of those interests at the date of the original business combination and the non-controlling shareholders’ share of changes in equity since the date of the combination. Non-controlling interests are measured initially at fair value.

Acquisition-related costs are expensed as incurred and all intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

3.4	Business combinations

The cost of a business combination is the fair value at the acquisition date of the assets acquired, equity instruments issued and liabilities incurred or assumed, plus costs directly attributable to the business combination. The excess of the cost of a business combination over the fair value of the identifiable assets, liabilities and contingent liabilities acquired is recognised as goodwill.

The cost of the combination includes the estimated amount of contingent consideration that is probable and can be measured reliably, and is adjusted for changes in contingent consideration after the acquisition date.

Provisional fair values recognised for business combinations are adjusted retrospectively for final fair values determined in the 12 months following the acquisition date.

The group applies the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a business is the fair value of the assets transferred, the liabilities incurred, and the equity interests issued by the group. Identifiable assets acquired, and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The group recognises identifiable assets acquired and liabilities assumed in a business combination regardless of whether they have been previously recognised in the acquiree’s financial

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

statements prior to the acquisition. Goodwill is stated after separate recognition of identifiable intangible assets. It is calculated as the excess of the sum of a) fair value of consideration transferred, b) the recognised amount of any noncontrolling interest in the acquiree and c) acquisition-date fair value of any existing equity interest in the acquiree, over the acquisition-date fair values of identifiable net assets. If the fair values of identifiable net assets exceed the sum calculated above, the excess amount (i.e. gain on a bargain purchase) is recognised in profit or loss immediately.

In certain cases, consideration is dependent on the continued employment of the vendor, and in other cases these are not dependent on employment condition. These amounts have been determined at acquisition date based on the terms of the purchase agreements and the expected future performance based on the information available at the reporting period and may vary depending on actual results.

Goodwill represents the excess cost of a business combination over the Group’s interest in the fair value of identifiable assets, liabilities and contingent liabilities acquired.

Cost comprises the fair value of assets given, liabilities assumed and equity instruments issued, plus the amount of any non-controlling interests in the acquiree plus, if the business combination is achieved in stages, the fair value of the existing equity interest in the acquiree. Direct costs of acquisition are recognised immediately as an expense in the consolidated statement of comprehensive income.

Goodwill is capitalised as an intangible asset with any impairment in carrying value being charged to the consolidated statement of comprehensive income.

For the purposes of impairment testing, goodwill is allocated to the cash-generating units expected to benefit from the acquisition. Cash-generating units to which goodwill has been allocated are tested for impairment at least annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not subsequently reversed.

3.5	Revenue

The Group recognises revenue from two main revenue streams:

•	Sales of hardware and software to distributors, wholesalers, installers, commercial customers and non-commercial consumers; and

•	Sales of full turnkey solutions including hardware, installation, software, and support and maintenance to commercial customers.

To determine whether to recognise revenue, the Group follows a five-step process:

•	Identifying the contract with the customer;

•	Identifying the performance obligations;

•	Determining the transaction price;

•	Allocating the transaction price to the performance obligations; and

•	Recognise revenue as performance obligations are satisfied.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

For sales of hardware and software to distributors, wholesalers, installers, commercial customers and consumers the contract with the customer is defined by a purchase order made by the customer and accepted by the Group. Acceptance of the purchase order indicates enforceable rights and obligations to the contract. The performance obligations under these types of sales are split across hardware, software and warranties to be provided under the purchase order. The transaction price for each performance obligation is based on the standalone selling price for which the Group would sell the hardware, and software to similar customers under similar terms. There is no variable consideration under these arrangements. The performance obligations associated with hardware are satisfied at a point in time when control of the hardware is passed to the customer. Revenue from performance obligations associated with software are satisfied over time on a straight-line basis over the agreed period of the right-of-access granted under the purchase order.

The Group offers a right to cancel the contract within 14 days under the above contracts with consumers. A right of return is not a separate performance obligation, but it affects the estimated transaction price for transferred goods. Historical experience enables the Group to estimate reliably the value of orders that will be cancelled and restrict the amount of revenue that is recognised such that it is highly probable that there will not be a reversal of previously recognised revenue when goods are returned. Revenue is therefore recognised in full.

In arrangements involving turnkey solutions to corporate customers, the group often enters into Master Services/Supply Agreements (“MSA”), which will govern the contractual relationship between the Group and the customer. The performance obligations are then defined more specifically through a work order and/or purchase order, which is created within the terms of the MSA. Therefore, an enforceable right to revenue is created on acceptance of a work order and/or purchase order by the customer and the Group. The types of performance obligations that could be included within these work orders and/or purchase orders includes hardware and embedded firmware, installation, software, operation and maintenance services, and other professional services, being project management, surveys and design. Each of these would represent a separate performance obligation under the work order. The transaction price for each performance obligation is fixed under the terms of the work order and/or purchase order and is based on the standalone selling price at which the Group would sell each item to similar customers under similar terms. While some contracts include service level credits, the Group has historically delivered to expected service levels and therefore does not consider variable consideration within these types of contracts with customers. The performance obligations associated with hardware are satisfied at a point in time when control of the hardware is passed to the customer, which in most cases is when the equipment is fully commissioned. For installation services, the Group recognises revenue at completion of the service. Revenue from performance obligations associated with software are satisfied over time on a straight-line basis over the agreed period of the right-of-access granted under the purchase order. Operation and maintenance services and other professional services are transferred over a period of time and are indicative of a stand ready performance obligation, as the customer benefits from these services evenly over the contract term. Therefore, the performance obligation is satisfied over a period of time and the input method currently best depicts the transfer of benefit.

Under both types of contracts, the Group recognises contract liabilities for consideration received in respect of unsatisfied performance obligations and reports these amounts as a contract liability in the consolidated statement of financial position. Similarly, if the Group satisfies a performance obligation before it receives consideration, the group recognises either a contract asset or receivable in the consolidated statement of financial position, depending on whether something other than the passage of time is required before the consideration is due.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

Invoices for goods or services transferred are due upon receipt by the customer. For stand-alone sales of goods, control transfers at the time in which the goods are dispatched.

Amounts recognised in revenue under both streams identified above are not adjusted for the effects of significant financing components as the group expects that at contract inception the period in which the goods and/or services are transferred to the customer and when the customer pays for such goods and/or services will be one year or less. Similarly, the group recognises any costs incurred in obtaining a contract with a customer as an expense in the year in which incurred as the underlying asset in relation to the contract is expected to be one year or less.

Commissions are paid to incentivise the sale of the Group’s products. These commissions are however only paid on the sale of hardware to customers. As the sale of hardware is satisfied once the customer obtains control thereof the group applies the practical expedient in IFRS 15 and expenses these costs as incurred.

Included within the contracts with the customers, the Group provides a standard 1 or 3 year warranty as a standard assurance for the equipment. The warranty is standard in all equipment purchase contracts and may not be purchased separately. The warranty provides assurance that a product will function as expected and in accordance with certain specifications. All products sold come with this 1 or 3 year warranty, with the option for the customer to extend for another 1 to 2 years. When the optional extended warranty is purchased, a separate performance obligation is identified and revenue is recognised over the life of the warranty extension. The group includes a provision for expected warranty obligation costs within cost of sales. Note 4 provides further information on how this expected amount is calculated.

3.6	Operating segments

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The CODM has been identified as the Chief Executive Officer (“CEO”). The Group operates as one operating segment because it’s CEO, reviews its financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. The Company has no segment managers who are held accountable by the CEO for operations, operating results, and planning for levels of components below the consolidated unit level.

3.7	Intangible assets

Intangible assets acquired separately from a business are recognised at cost and are subsequently measured at cost less accumulated amortisation and accumulated impairment losses.

Research costs are expensed as incurred. Development costs, including the design, construction and testing of EV charging software and hardware, are only recognised as internally-generated intangible assets if all recognition criteria according to IAS 38, Intangible Assets, are met. Expenses that can be directly allocated to development projects are capitalised provided that:

•	the completion of the intangible asset is technically feasible;

•	the Group has the intention to complete the intangible asset and to use or to sell it;

•	the intangible asset can be sold or used internally;

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

•	the intangible asset will generate future benefits in terms of new business opportunities, cost savings or economies of scale;

•	sufficient technical and financial resources are available to complete the development and to use or sell the intangible asset; and

•	expenditures can be measured reliably. Direct costs include not only the personnel expenses for the development team, but also the costs for external consultants and developers.

Amortisation is recognised so as to write off the cost or valuation of assets less their residual values over their useful lives on the following bases:

•	Development costs – 20% straight-line

Amortisation charges are recognised within administrative expenses in the income statement when a project is complete.

3.8	Property, plant and equipment

Property, plant and equipment are initially measured at cost and subsequently measured at cost, net of depreciation and any impairment losses.

Depreciation and impairment charges are recognised within administrative expenses in the consolidated statement of comprehensive income.

Depreciation is recognised so as to write off the cost of assets less their residual values over their useful lives on the following bases:

Leasehold improvements	Over the shorter of the lease term or useful economic life
Right of use Asset	Straight-line over the lease term
Fixtures, fittings & equipment	20% reducing balance
Plant and machinery	25% straight-line
Computer equipment	33% straight-line
Motor vehicles	25% reducing balance

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of the asset, and is recognised in administrative expenses in the consolidated statement of comprehensive income.

3.9	Impairment of tangible and intangible assets

At each reporting end date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, and whenever there is an indication that the asset may be impaired.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss.

3.10	Inventories

Inventories are initially recognised at cost, and subsequently stated at the lower of cost and estimated selling price less costs to complete and sell. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition.

Net realisable value is the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution.

3.11	Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term liquid investments with original maturities of three months or less, and bank overdrafts.

3.12	Financial assets

Financial assets are recognised in the Group’s consolidated statement of financial position when the Group becomes party to the contractual provisions of the instrument. Financial assets are classified into specified categories, depending on the nature and purpose of the financial assets.

At initial recognition, financial assets classified as fair value through profit or loss are measured at fair value and any transaction costs are recognised in profit or loss. Financial assets not classified as fair value through profit or loss are initially measured at fair value plus transaction costs.

Financial assets held at amortised cost

Financial instruments are classified as financial assets measured at amortised cost where the objective is to hold these assets in order to collect contractual cash flows, and the contractual cash flows are solely payments of principal and interest. They arise principally from the provision of goods and services to customers (eg trade receivables). They are initially recognised at fair value plus transaction costs directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment where necessary. The effects of discounting within the

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

effective interest method are omitted if immaterial. Where the contractual cash flows of the financial asset are renegotiated or otherwise modified the financial asset is recalculated at the present value of the modified contractual cash flows discounted at the financial asset’s original effective interest rate.

3.13	Expected credit losses

Expected credit loss impairments are recognised in respect of financial assets measured at amortised cost immediately on initial recognition of the respective financial asset. The group applies the IFRS 9 simplified approach to measuring expected credit losses using a lifetime expected credit loss provision for trade receivables and contract assets. To measure expected credit losses on a collective basis, trade receivables and contract assets are grouped based on similar credit risk and ageing. The contract assets have similar risk characteristics to the trade receivables for similar types of contracts. The expected loss rates are based on the group’s historical credit losses experienced over the three year period prior to the period end. The historical loss rates are then adjusted for current and forward-looking information on macroeconomic factors affecting the group’s customers.

All trade receivables were categorised into two main buckets, these being private and business customers. For each group of receivables an historical period of sales were reviewed to determine the value of cash losses. The historical data used was of a sufficient period to ensure that this was a valid representation of loss patterns to determine the historical default rate for each bucket, the payment profile for the receivables arising in the historical period of sales was reviewed. The historical loss rate was determined by dividing the ultimate loss by the outstanding amount in the relevant bucket at that point in time.

A review was then undertaken to reflect current and forward looking information that might affect the ability of customers to settle the receivable. Factors considered were, the client base, the fact that we have stringent credit checks in place, with a number of clients required to pay in advance until they have built up good credit history with the company, consideration was also given to the impact of changes in the economic, regulatory and technological environment for example industry outlook, GDP and other external market indicators. No adjustment was deemed necessary following this review.

A separate review was also undertaken for any receivable where the company felt that there was no reasonable expectation of recovering the debt in its entirety.

At each reporting date, the Group assesses whether there has been a significant increase in credit risk for exposures since initial recognition by comparing the change in the risk of a default occurring over the expected life of the instrument between the reporting date and the date of initial recognition. A financial instrument is considered to have experienced a significant increase in credit risk if the counterparty meets one or more of the following criteria:

•	Significant increase in credit spread;

•	Significant adverse changes in business, financial and/or economic conditions in which the counterparty operates;

•	Actual or expected forbearance or restructuring;

•	Actual or expected significant adverse change in operating results of the counterparty;

•	Significant change in collateral values (secured facilities only) which is expected to increase risk of default;

•	Early signs of cash flow / liquidity problems.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

A backstop is applied and the financial instrument is considered to have experienced a significant increase in credit risk if the borrower is more than 90 days past due on its contractual payments.

The Group defines a financial instrument as in default, which is fully aligned with the definition of credit-impaired, when the borrower is more than 90 days past due on its contractual payments and/or the borrower meets unlikeliness to pay criteria, which indicates the borrower is in significant financial difficulty.

These are instances where:

•	The issuer or obligor is in significant financial difficulty.

•	There is a breach of contract, such as a default or delinquency in interest or principal payments.

•	The lender, for economic or legal reasons relating to the borrower’s financial difficulty, grants the borrower a concession that would not otherwise be considered.

•	It is probable that the borrower will enter bankruptcy or other financial reorganisation.

•	The borrower is insolvent or facing liquidity, business and financial risk exposures.

The above criteria are applied to all financial instruments held by the Group and are consistent with the definition of default used for internal credit risk management purposes. The default definition has been applied consistently to model the probability of default, exposure at default and loss given default throughout the Group’s expected credit loss calculations.

An instrument is considered to no longer be in default when it no longer meets any of the default criteria for a consecutive period of 6 months. The period of 6 months has been determined based on an analysis which considers the likelihood of a financial instrument returning to default status after curing using different possible cure definitions.

An instrument will transition from stage 2 to stage 1 when it no longer meets the criteria for significant increase in credit risk, upon approval by the Group’s treasury team.

Measurement of Expected Credit Losses

Expected credit losses are an unbiased probability-weighted estimate of credit losses. A credit loss is the difference between the cash flows that are due to the Group in accordance with the contract and the cash flows that the Group expects to receive discounted at the asset’s original effective interest rate. The probabilities are assigned to economic scenarios, and the expected credit loss is the probability-weighted average of the credit loss calculation of the economic scenarios. Expected credit losses are measured as follows:

Financial assets that are not credit-impaired at the reporting date:

Stage 1: as the present value of all cash shortfalls over the expected life of the financial asset due to default events within the next 12 months, discounted by the effective interest rate. The cash shortfall is the difference between the cash flows due to the Group in accordance with the contract and the cash flows that Juuce expects to receive.

Stage 2 (underperforming): as the present value of all cash shortfalls over the expected life of the financial asset discounted by the effective interest rate.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

Financial assets that are credit-impaired at the reporting date: as the difference between the gross carrying amount and the present value of estimated future cash flows discounted by the effective interest rate.

Undrawn loan commitments: as the present value of the difference between the contractual cash flows that are due to the Group if the commitment is drawn down and the cash flows that Juuce expects to receive.

Financial guarantee contracts: as the expected payments to reimburse the holder less any amounts that the Group expects to recover.

Expected credit losses are calculated using three main components, probability of default, exposure at default and loss given default. These parameters are generally derived from internally developed statistical models combined with historical, current and forward-looking customer and macro-economic data. The 12-months and lifetime probability of default represent the expected point-in-time probability of a default over the next 12 months and remaining lifetime of the financial instrument, respectively, based on conditions existing at the balance sheet date and future economic conditions that affect credit risk. The exposure at default represents the expected exposure at default, taking into account the repayment of principal and interest from the balance sheet date to the default event together with any expected drawdown of a facility. The loss given default represents expected loss conditional on default, taking into account the mitigating effect of collateral, its expected value when realised and the time value of money.

The 12-months expected credit loss is equal to the discounted sum over the next 12-months of monthly probability of default multiplied by loss given default and exposure at default. Lifetime expected credit loss is calculated using the discounted sum of monthly probability of default over the full remaining life multiplied by loss given default and exposure at default.

Forward-looking information

The Group has performed historical analysis and identified the key economic variables impacting credit risk and expected credit losses for each portfolio. This analysis considered a range of relevant forward-looking macro-economic assumptions for the determination of unbiased general industry adjustments and any related specific industry adjustments that support the calculation of expected credit losses. Macro-economic factors taken into consideration are unemployment rates, gross domestic product and inflation, and require an evaluation of both the current and forecast direction of the macro-economic cycle. Incorporating forward-looking information increases the degree of judgement required as to how changes in these macro-economic factors will affect expected credit losses.

As the relationship between forward-looking economic scenarios and their associated credit losses are non-linear, in accordance with IFRS 9, a range of forward-looking economic scenarios will be considered to ensure a sufficient unbiased representative sample of the complete distribution is included in determining expected loss.

The methodologies and assumptions including any forecasts of future economic conditions are reviewed regularly. As with any economic forecasts, the projections and likelihoods of occurrence are subject to a high degree of inherent uncertainty and therefore the actual outcomes may be significantly different to those projected.

The assessment of significant increase in credit risk incorporates the above forward-looking information and is performed annually.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

Modifications of contractual cash flows

Modifications of the contractual cash flows of a financial asset might result in de-recognition of the existing instrument if the existing agreement is cancelled and a new agreement made on substantially different terms or if the terms of an existing agreement are modified such that the renegotiated loan is a substantially different instrument. The date of the modification is the date of initial recognition for the new financial asset when applying the impairment requirements of IFRS 9.

Where a modification does not result in de-recognition, the gross carrying amount of the modified asset is adjusted to reflect the revised contractual cash flows. The new gross carrying amount is determined as the present value of the estimated future modified contractual cash flows discounted at the asset’s original effective interest rate. The resulting adjustment is charged to the consolidated statement of comprehensive income as a gain or loss on modification.

Modified assets are assessed to determine whether a significant increase in credit risk has occurred. The Group considers the credit risk at the reporting date under the modified contractual terms of the asset. This is compared to the credit risk at initial recognition under the original unmodified contractual terms of the financial asset. If this comparison does not show a significant increase in credit risk, the loss allowance is measured at a 12-month expected credit loss.

Write-off

The gross carrying amount of a financial asset will be reduced when Juuce has no reasonable expectations of recovering the asset. Write-offs can relate to a financial asset in its entirety or to a portion thereof. Such assets are written off against the related credit allowance. Subsequent recoveries of amounts previously written off reduce the amount of the expense in the consolidated statement of comprehensive income.

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership to another entity.

3.14	Financial liabilities

The Group recognises financial liabilities when the Group becomes a party to the contractual provisions of the instruments. Financial liabilities are classified as either ‘financial liabilities at fair value through profit or loss’ or ‘other financial liabilities’.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value include share warrant obligations and are measured at fair value through profit or loss. Fair value is determined using the Black Scholes valuation model. Further information has been provided at Note 3.15. The inputs used by the Group in such model are detailed further in Note 4

Other financial liabilities

Other financial liabilities, including borrowings, trade payables and other short-term monetary liabilities, are initially measured at fair value net of transaction costs directly attributable to the issuance of the financial

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

liability. They are subsequently measured at amortised cost using the effective interest method. For the purposes of each financial liability, interest expense includes initial transaction costs and any premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Derecognition of financial liabilities

The Group derecognises a financial liability when its contractual obligations are discharged or cancelled or expire. The Group also derecognises a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred, or liabilities assumed) is recognised in profit or loss. The cashflow regarding financial liabilities are presented gross in the cashflow statement regardless of their maturity date.

3.15	Share warrant obligations

The group accounts for warrants to purchase its common shares in accordance with the provisions of IAS 32 – Financial Instruments: Presentation and IFRS 9 – Financial Instruments. The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assessed the classification of the warrant as of the date it was issued and determined that such instruments met the criteria for liability classification. The warrant is reported on the consolidated statement of financial position as a liability at fair value using the Black-Scholes valuation method. The initial value was recorded as a current liability on the consolidated statements of financial position with the common shares underlying the warrant which have vested recorded as contra revenue and the remainder recorded to current assets.

The total fair value of the warrant liability is determined at the end of each reporting period by multiplying the fair value of a warrant by the total number of warrants that are expected to vest under the arrangement based on the satisfaction of the specified revenue milestones provided in the warrant. The total number of warrants that are expected to vest is based upon the cumulative revenues that are expected, as determined at the end of each reporting period, to be earned from the customer during a period of 8 years until they expire ending on 10 August 2028.

The warrant asset is amortised pro rata over the life of the vesting period of the warrant based on actual and projected revenues. The Company recorded contra revenue of £0.3 million during the year ended 31 December 2020 (2019: Nil). The balance of the warrant asset as of 31 December 2020 was £0.7 million.

3.16	Equity instruments

Equity instruments issued by the group are recorded at the proceeds received, net of direct issue costs where these have been offset against the share premium account. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the group.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

3.17	Derivatives

Derivatives embedded in other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value through profit or loss.

3.18	Taxation

The tax income represents the sum of the tax currently repayable.

Current tax

Taxable profit differs from net profit as reported in the consolidated statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s asset for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates enacted at the year-end that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the consolidated statement of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when the group has a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

3.19	Employee benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of inventories or non-current assets.

The cost of any unused holiday entitlement is recognised in the period in which the employee’s services are received.

Termination benefits are recognised immediately as an expense when the group is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

3.20	Retirement benefits

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

3.21	Share-based payments

Equity-settled share-based payments are measured at fair value at the date of grant by reference to the fair value of the equity instruments granted using the Black-Scholes model. The fair value determined at the grant date is expensed on a straight-line basis over the vesting period, based on the estimate of shares that will eventually vest. A corresponding adjustment is made to equity.

When the terms and conditions of equity-settled share-based payments at the time they were granted are subsequently modified, the fair value of the share-based payment under the original terms and conditions and under the modified terms and conditions are both determined at the date of the modification. Any excess of the modified fair value over the original fair value is recognised over the remaining vesting period in addition to the grant date fair value of the original share-based payment. The share-based payment expense is not adjusted if the modified fair value is less than the original fair value.

On cancellations or settlements (including those resulting from employee redundancies) the share options lapse immediately.

3.22	Leases

All leases are accounted for by recognising a right-of-use asset and a lease liability except for:

•	Low value assets; and

•	Leases with a duration of 12 months or less.

Low value leases have been considered as £3,700 or lower. At inception, the Group assesses whether a contract is, or contains, a lease within the scope of IFRS 16. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Where a tangible asset is acquired through a lease, the Group recognises a right-of-use asset and a lease liability at the lease commencement date. Right-of-use assets are included within property, plant and equipment.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date plus any initial direct costs and an estimate of the cost of obligations to dismantle, remove, refurbish or restore the underlying asset and the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of other property, plant and equipment. The right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are unpaid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Lease payments included in the measurement of the

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

3	Accounting policies (continued)

lease liability comprise fixed payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee, and the cost of any options that the Group is reasonably certain to exercise, such as the exercise price under a purchase option, lease payments in an optional renewal period, or penalties for early termination of a lease.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in: future lease payments arising from a change in an index or rate; the Group’s estimate of the amount expected to be payable under a residual value guarantee; or the Group’s assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The group has elected not to recognise right-of-use assets and lease liabilities for short-term leases of machinery that have a lease term of 12 months or less, or for leases of low-value assets including IT equipment. The payments associated with these leases are recognised in profit or loss on a straight-line basis over the lease term.

3.23	Grants

Grants are recognised in relation to Covid-19 government furlough schemes. The Group notes there is reasonable assurance that the grant conditions have been or will be met and the grants will be received. Government grants are not repayable and have been recognised within other operating income in the consolidated statement of comprehensive income.

3.24	Foreign exchange

Transactions in currencies other than pounds sterling are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising on translation in the period are included in profit or loss.

3.25	Research and development expenditure

Research and development expenditure is capitalised only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized within administrative expenses in the consolidated statement of comprehensive income as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortisation and any accumulated impairment losses.

4	Significant accounting estimates and judgements

The preparation of financial statements under IFRS requires the Group to make estimates and judgements that affect the application of policies and reported amounts. Estimates and judgements are continually evaluated along with other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

4	Significant accounting estimates and judgements (continued)

Included below are the areas that management believe require estimates, judgements and assumptions which have the most significant effect on the amounts recognized in the financial statements.

Going concern

These consolidated financial statements have been prepared assuming the Group will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for at least a period of one year after these financial statements are issued and contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

The Group experienced net losses and significant cash outflows from cash used in operating activities over the past years as we have been investing significantly in growing our operational capabilities and investing in the development of our products and services. During the year ended December 31, 2020, the Group incurred a consolidated net loss of £10.1 million. As at December 31, 2020, we had an accumulated deficit of £11.2 million and cash and cash equivalents of £2.9 million.

In addition, since March 2020, the COVID-19 pandemic has significantly impacted the macroeconomic climate and business performance. In order to confront this situation, a series of measures have been adopted in 2020 to address the economic and social impacts which, amongst other aspects, have led to mobility restrictions on the population and also affected the logistics and production process of our operations.

In assessing the going concern basis of preparation of the consolidated financial statements, the Group have taken into consideration the cash position at year-end 2020, the detailed cash flow forecasts after year-end 2020 and the additional external funding received after year-end in the form of a credit facility for £7.7 million issued in August 2021 respectively (See Note 30.)

Since inception, the Company has primarily financed its activities from regular financing injections from its majority shareholders. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities. If results of operations for 2021 do not meet management’s expectations, or additional capital through the proposed business combination or other alternative capital markets access is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholders, or through other avenues. Based on the above, the consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, we continue to adopt the going concern basis in preparing our consolidated financial statements for the year ended December 31, 2020.

Impairment of assets

Goodwill and other non-current assets are tested for impairment at cash-generating-unit level (“CGU”) on an annual basis or if an event occurs or circumstances change that could reduce the recoverable amount of a

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

4	Significant accounting estimates and judgements (continued)

CGU below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

The Group makes judgments about the recoverability of non-current assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of these assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the recoverable amount of the impaired asset. Assumptions and estimates about future values and remaining useful lives of our non-current assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts.

In order to determine the recoverable amount, the Group estimates expected future cash flows from the assets and apply an appropriate discount rate to calculate the present value of these cash flows. Future cash flows are dependent on whether the budgets and forecasts are achieved, whereas the discount rates depend on the interest rate and risk premium associated with each of the Group.

There was no impairment of goodwill or non-current assets for the years ended December 31, 2020 and 2019 (See Note 11). The carrying value of assets subject to impairment reviews at the year-end is £2,538,616 (2019: £1,293,296).

Classification of costs between development costs to capitalise and research costs to expense

The Group reviews expenditures, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in IAS 38 and the intangible assets accounting policy within Note 11 to the Group’s consolidated financial statements. The Group specifically considers if additional expenditure on projects relates to maintenance or new development projects. Development costs capitalised in the year totalled £972,471 (2019: £310,665) for a total cost value of £2,143,374 (2019: £1,170,903), before write-offs of £29,928 (2019: Nil).

Revenue from contracts with customers

The Company develops, manufactures and retails charging solutions for EVs, which includes electronic chargers and other services.

Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

For all turnkey contracts a full review of the contract is undertaken to assess the performance obligations contained within it. This review will identify what the distinct goods and services are that are providing the client with specific benefits either in their own right or combined with other fulfilled obligations and that these are not integrated or dependent on other goods or services already provided in the contract.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

4	Significant accounting estimates and judgements (continued)

Sale of Chargers

Revenue from the sale of goods is recognized at the point in time when control of the asset is transferred to the customer, generally when the charger leaves the Company’s warehouse.

The Company considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated (e.g., warranties). In determining the transaction price for the sale of chargers, the Company considers the effects of variable consideration (if any).

Sale of Services

Revenue from contracts with customers for installations services is recognized when control of the services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. The sale of installation services is always in combination with the sale of a charger but considered as distinct performance obligations. Delivery of the charger and the installation services do not always happen at the same time leading in some cases to chargers delivered to customers with pending installation and, therefore, to deferred revenue when invoicing both prior to rendering the installation services.

Warranty Provision

Juuce includes a provision in the accounts in respect of warranties. The provision is calculated on the basis of 2% of the total cost of sales as per the management accounts less warranty costs already invoiced in the year. The costs of future warranty claims is uncertain but is based upon an assessment of actual returns records and projections of future claims.

Share warrant obligations

In August 2020, the group granted 4,216 warrants over Class C ordinary shares to a third party customer, which vest, subject to the terms and conditions as agreed, based on the aggregate qualifying amount of spending by the customer on the group’s products or services. The warrants have an exercise price of £2,185.95. For more information about the warrants, see Note 26.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

4	Significant accounting estimates and judgements (continued)

The group have determined that the warrants are a derivative instrument and should be classified as a liability in accordance with IAS 32 – Financial Instruments (“IAS 32”): Presentation and IFRS 9 – Financial Instruments. The vested portion is initially recorded at fair value and then revalued at each reporting date. The initial fair value of the warrants of £1,004,146 was recorded as a share warrant obligation with a corresponding long-term asset recognized at inception. The corresponding asset recognized at inception will be amortized as a reduction of revenues on a percentage per pound of revenue generated with the customer. The fair value of the share warrant obligation was revalued as of 31 December 2020. The fair value of the warrants was determined based on the Black-Scholes option pricing model taking into account the following assumptions:

	31 December 2020	At Inception
Exercise price (£)	2,185.95	2,185.95
Fair value of shares (£)	5,774.36	2,027.88
Volatility	65%	60%
Risk-free interest rate	0.01%	(0.13)%
Expected warrant life (in years)	0.5	0.83

Further explanations of such assumptions above are as follows:

Share price: As the Company’s shares are not publicly traded as of 31 December 2020, the Company must estimate the fair value of the shares, as discussed in “Valuations of ordinary shares” below.

Expected warrant life: The Company calculated the weighted-average expected life of the warrants to be 0.83 years at inception and 0.5 years at 31 December 2020 based on management’s best estimates regarding the effect of vesting schedules. The warrants granted may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.

Volatility: Since there is no trading history for the Group’s shares as of 31 December 2020, the expected price volatility for the shares was estimated using the average historical volatility of the shares of similar listed entities within the company’s industry as of the grant date over a period of history commensurate with the expected life of the awards. To the extent that volatility of the share price increases in the future, the estimates of the fair value of the awards to be granted in the future could increase, thereby increasing share-based payment expense in future periods. When making the selection of the industry peers to be used in measuring implied volatility of the warrants, the company considered the similarity of their products and business lines, as well as their stage of development, size and financial leverage. The Group intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the Group’s own share price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Group, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

Valuation of ordinary shares

Given the absence of an active market for the Group’s ordinary shares, the Group was required to estimate the fair value of its ordinary shares at the time of grant. The Group considered objective and subjective factors in determining the estimated fair value of its ordinary shares on the grant date. Factors considered by the Group included the following:

•	third-party valuations of the Group’s shares;

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

4	Significant accounting estimates and judgements (continued)

•	the lack of marketability of Group’s shares;

•	the Group’s historical and projected operating and financial performance;

•	the Group’s stage of development;

•	the global economic outlook and its expected impact on the business;

•	the market performance of comparable companies; and

•	the likelihood of achieving a liquidity event for the shares underlying the awards, such as an initial public offering or sale of the company, given prevailing market conditions.

The Group determined valuations of its shares for purposes of granting awards through a two-step valuation process described below. The Group first estimated the value of its equity. The Group utilized the income and market approaches to estimate its equity value. Then, the Group’s equity value was allocated across the Group’s various equity securities to arrive at a value for each share class. The income approach, which relies on a discounted cash flow (“DCF”) analysis, measures the value of a company as the present value of its future economic benefits by applying an appropriate risk-adjusted discount rate to expected cash flows, based on forecasts of revenue and costs.

The Group used the guideline public company method (the “GPCM”) to determine a fair market value for its equity.

The GPCM involves the review of pricing and performance information for public companies deemed generally similar to a subject company and subject to similar industry dynamics. The valuation conclusion was based on the income approach (using DCF analysis) and GPCM. The Group assigned more weight to the DCF as it better reflected the company’s operations and placed less weight to the GPCM.

For each valuation report, the Group first prepared a financial forecast to be used in the computation of the enterprise value using the income approach. The financial forecasts took into account our past experience and future expectations. Second, the risks associated with achieving these forecasts were assessed in selecting the appropriate discount rate. There is inherent uncertainty in these estimates. Third, the Group allocated the resulting equity value among the securities that comprise our capital structure. The aggregate value of the ordinary shares was then divided by the number of ordinary shares outstanding to arrive at the per share value.

The key assumptions used in the valuation were the pre-tax discount rate (31%) and variable year on year revenue growth. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industry segments in which the Group operates. The forecast assumptions are based on historical data and market trends.

Since the fair value of the Group’s common shares has been determined partially by using the DCF analysis, the valuations have been heavily dependent on the Group estimates of revenue, costs and related cash flows. These estimates are highly subjective and may change frequently based on both new operating data as well as various macroeconomic conditions that impact the Group’s business. Each of the valuations was prepared using data that was consistent with the Group’s then-current operating plans that the Group was using to manage its business.

In addition, the DCF calculations are sensitive to highly subjective assumptions that the Group was required to make relating to its financial forecasts and the selection of an appropriate discount rate, which was based on the Group’s estimated cost of equity.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

4	Significant accounting estimates and judgements (continued)

The Group’s discount rate was determined based on the stage of development at each valuation date and was quantified based on a risk-free discount rate for government debt, capital markets risk, the Group’s sector and size.

5	Revenue

	For the years ended 31 December
	2020	2019
	£	£
Revenue analysed by class of business
Sale of hardware and software	6,740,142	3,580,390
Sale of full turnkey solutions	8,616,640	1,096,082

	15,356,782	4,676,472

	For the years ended 31 December
	2020	2019
	£	£
Revenue analysed by geographical market
United Kingdom	11,039,087	2,235,793
Norway	1,824,053	1,325,224
Rest of Europe	1,759,079	571,055
Rest of World	734,563	544,400

	15,356,782	4,676,472

	2020	2019
	£	£
Warrant Assets
At 1 January	—	—
Amount recognised during the year	1,004,146	—
Released against revenue	(292,774)	—

At 31 December	711,372	—

A Warrant Asset was recognised during the year upon inception of a partnership with a third-party customer. The Warrant Asset was initially recorded at grant as £1 million. The asset will amortize on a pro rata basis based on actual spend compared to expected spend. The Company recorded a reduction to revenue of £292,774 in the year ended 31 December 2020. The current value of the warrant asset at 31 December 2020 is £711,372.

Revenue recognised from amounts released from Contract Liabilities in the year totalled £21,083 (2019: £35,717). See note 21 for reconciliation and further details on contract liabilities.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

6	Operating loss

Operating Loss for the year is stated after charging/crediting

	For the years ended 31 December
	2020	2019
	£	£
Change in inventories of finished goods and work in progress	823,883	322,106
Depreciation of property, plant and equipment	77,007	62,625
Amortisation of right-of-use assets	84,591	47,477
Amortisation of intangible assets	204,657	158,786
Impairment of intangible assets	29,928	—
Research and development costs	199,450	165,554
Foreign exchange	1,545	(1,595)
Advertising costs	172,725	69,515
Other operating income	(112,541)	(5,679)

7	Employees

The average monthly number of persons (including directors) employed by the Group during the year was:

	For the years ended 31 December
	2020	2019
Total employees	66	35

Their aggregate remuneration comprised:

	For the years ended 31 December
	2020	2019
	£	£
Wages and salaries	2,131,901	1,285,163
Social security costs	286,059	140,833
Pension costs	47,983	23,498
Share based payment expense	28,324	20,774

	2,494,267	1,470,268

8	Directors’ remuneration

	For the years ended 31 December
	2020	2019
	£	£
Remuneration for qualifying services	322,300	266,470
Company pension contributions to defined contribution schemes	1,313	2,633
Share based payment expense	12,813	12,428

	336,426	281,531

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

9	Income tax benefit

	For the years ended 31 December
	2020	2019
	£	£
Current tax benefit
Research and expenditure tax credit	(158,474)	(105,749)

Total UK current tax	(158,474)	(105,749)

The credit for the year can be reconciled to the loss per the consolidated statement of comprehensive income as follows:

	2020	2019
	£	£
Loss before taxation	(10,224,721)	(505,808)

Expected tax credit based on a corporation tax rate of 19.00% (2019: 19.00%)	(1,942,697)	(95,154)
Effect of expenses not deductible in determining taxable profit	2,117,661	28,872
Change in unrecognised deferred tax assets	(186,302)	4,564
Adjustment in respect of prior years	—	4,600
Effect of change in UK deferred tax rate	(6,720)	537
Capital allowances in excess of depreciation	35,361	696
Research and development tax credit	(175,825)	(50,102)
Other temporary differences differences	48	238

Taxation credit for the year	(158,474)	(105,749)

Corporation tax rates in the UK are changing from 01 April 2023, the main rate of corporation tax will increase to 25% (from 19%). The main rate will apply to companies with taxable profits in excess of £250,000. For companies with taxable profits below £50,000 the corporation tax rate will continue to be 19%, with marginal rate relief applying for companies with profits between £50,000 and £250,000.

10	Loss per share

	For the years ended 31 December
	2020	2019
Number of shares
Basic and diluted weighted average number of ordinary shares	19,418	17,576

Net loss (all attributable to equity shareholders of the company) from continuing operations
Net loss	£(10,066,247)	£(400,059)

Loss per share from continuing operations
Basic and diluted loss per share (pence per share)	£(51,840)	£(2,276)

Basic loss per share is calculated by dividing the net loss attributable to ordinary shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares. Warrants and share

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

10	Loss per share (continued)

options that are disclosed elsewhere in the consolidated financial statements could have a potentially dilutive effect on earnings per share in the future.

11	Intangible assets

	Goodwill	Development Costs	Total
	£	£	£
Cost
At 1 January 2019	—	860,238	860,238
Additions – internally generated	—	310,665	310,665

At 31 December 2019	—	1,170,903	1,170,903
Additions – internally generated	—	972,471	972,471
Additions – on acquisition of business (see note 27)	260,000	—	260,000
Write-offs	—	(29,928)	(29,928)

At 31 December 2020	260,000	2,113,446	2,373,446

Amortisation and impairment
At 1 January 2019	—	37,196	37,196
Charge for the year	—	158,786	158,786

At 31 December 2019	—	195,982	195,982
Charge for the year	—	204,657	204,657

At 31 December 2020	—	400,639	400,639

Carrying amount
At 31 December 2020	260,000	1,712,807	1,972,807

At 31 December 2019	—	974,921	974,921

At 1 January 2019	—	823,042	823,042

Development costs represent expenditure on individual projects where future recoverability can be foreseen with reasonable assurance and will be amortised over a period of five years commencing in the month production is completed.

Development costs in progress at the year-end totalled £868,561 (31 December 2019: £370,422, 1 January 2019: £187,958).

The goodwill was acquired as part of the acquisition of the business of Cambridge Computer Services. Please refer to note 27 for further information regarding the acquisition. Goodwill is tested for impairment annually with the recoverable amount being determined from value in use calculations. Intangible assets have been allocated for impairment testing to the cash generating unit (CGU) to which they apply. The Directors have assessed that goodwill applies to all areas of the business and therefore consider the business as a whole as a single CGU for impairment testing purposes.

The value in use calculation is based on cash flow projections from a formally approved 10 year forecast. A period in excess of 5 years has been used as the company’s performance has fluctuated in recent years and

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

11	Intangible assets (continued)

management anticipates varying rates of growth and profitability beyond FY 2026, which suggests that a multiple-period discounting model is appropriate.

Other major assumptions are as follows:

•

Discount rate– Management have used a discount rate of 30.3%, based on a market derived weighted average cost of capital which takes into account an assumed capital structure which includes debt and which represents management’s assessment of the specific risks relating to the business.

•

Expected cash flows – Management have forecast revenues, expenditure and margins based on actual performance, customer projections and market growth projections, which represents their best estimate of cash flows to be achieved during the forecast period.

The valuation of the CGU exceeds the carrying amount by £136 million. The valuation of the CGU is based on the fair value of the equity of the company as at the year end. The directors believe that any reasonable change in the key assumptions on which recoverable amount is based would not cause the carrying amount to exceed the recoverable amount assigned to goodwill. Management has concluded that there are no reasonably possible changes in any key assumptions that would cause the carrying amount of goodwill to exceed the value in use.

12	Property, plant and equipment

	Leasehold improvements	Leasehold Land and buildings	Fixtures, fittings & equipment	Plant and machinery	Computer equipment	Motor vehicles	Total
	£	£	£	£	£	£	£
Cost
At 1 January 2019	18,324	88,659	7,625	58,026	69,924	55,844	298,402
Additions	8,582	78,854	13,394	12,069	38,990	53,059	204,948

At 31 December 2019	26,906	167,513	21,019	70,095	108,914	108,903	503,350
Additions	16,223	83,592	3,450	14,848	40,163	250,126	408,402

At 31 December 2020	43,129	251,105	24,469	84,943	149,077	359,029	911,752

Accumulated depreciation
At 1 January 2019	2,540	—	1,082	38,880	27,965	3,776	74,243
Charge for the year	4,813	34,943	2,886	15,426	23,841	28,193	110,102

At 31 December 2019	7,353	34,943	3,968	54,306	51,806	31,969	184,345
Charge for the year	6,116	53,146	3,760	17,524	31,424	49,628	161,598

At 31 December 2020	13,469	88,089	7,728	71,830	83,230	81,597	345,943

Carrying amount
At 31 December 2020	29,660	163,016	16,741	13,113	65,847	277,432	565,809

At 31 December 2019	19,553	132,570	17,051	15,789	57,108	76,934	319,005

At 1 January 2019	15,784	88,659	6,543	19,146	41,959	52,068	224,159

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

12	Property, plant and equipment (continued)

Property, plant and equipment includes right-of-use assets, as follows:

	As at 31 December		As at 1 January
	2020	2019	2019
	£	£	£
Net values
Leasehold land and buildings	163,015	132,570	88,659
Motor vehicles	208,960	34,108	19,220

Total	371,975	166,678	107,879

Additions	289,888	106,678	107,879
Depreciation charge for the year
Leasehold land and buildings	53,146	34,943	—
Motor vehicles	31,445	12,534	—

Total	84,591	47,477	—

13	Subsidiaries

Details of the Company’s subsidiary during the periods presented are as follows:

Name of undertaking	Registered office	Class of shares held	% Held Direct
EO Charging Limited	England & Wales	Ordinary	100.00

The registered office of the Company’s subsidiary is Tomo House, Tomo Road, Stowmarket, Suffolk, England, IP14 5AY

14	Inventories

	As at 31 December		As at 1 January
	2020	2019	2019
	£	£	£
Raw materials	925,164	503,703	232,695
Work in progress	9,639	32,100	22,681
Finished goods	468,975	56,711	15,031

	1,403,778	592,514	270,407

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

15	Trade and other receivables

	Current			Non-current
	As at 31 December		As at 1 January	As at 31 December		As at 1 January
	2020	2019	2019	2020	2019	2019
	£	£	£	£	£	£
Trade receivables	5,869,303	1,273,398	270,981	—	—	—
Expected credit loss	(25,764)	(5,696)	(2,362)	—	—	—

	5,843,539	1,267,702	268,619	—	—	—
Warrant assets	711,372	—	—	—	—	—
Other receivables	64,353	168,908	65,770	7,978	—	—
Prepayments	99,419	56,618	10,801	—	—	—

	6,718,683	1,493,228	345,190	7,978	—	—

Included within warrant assets is £711,372 (2019: £Nil) (1 January 2019: £Nil) of contract assets arising from the share warrants as described in Note 3.

The Group incur a small incidence of credit losses and as a result the receivables are impaired for expected credit losses. Where management views that there is a significant risk of non-payment, an additional specific provision for impairment is made and recognised as a deduction from receivables.

16	Trade receivables – credit risk

Fair value of trade receivables

The directors consider that the carrying amount of trade and other receivables within the Group is approximately equal to their fair value.

Ageing of impaired trade receivables

The Group reviews trade receivables balances for expected credit losses on a regular basis. At the year-end, management identify balances which require writing off or providing for in the consolidated financial statements. At the year-end, £Nil (2019: £487) of trade receivables were written off and £25,764 (2019: £5,696) (1 January 2019: £2,362) provided for.

	As at 31 December		As at 1 January
Movement in the allowances for doubtful debts	2020	2019	2019
	£	£	£
Balance at the beginning of the year	5,696	2,362	—
Additional allowance recognised	24,704	3,334	2,362
Amounts recovered in the year	(4,636)	—	—

Balance at the end of the year	25,764	5,696	2,362

The Group’s operations expose it to degrees of financial risk, including credit risk. Credit risk is primarily attributable to the Group’s cash and cash equivalents, trade receivables, contract assets and other receivables balances. As of 31 December 2020, these balances together totalled £9,480,358 (2019: £1,658,290) (1 January 2019: £1,776,245). A simplified approach has been adopted for assessing the credit risk for Trade Receivables due to there being no significant financing component. Receivables were split into two main

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

16	Trade receivables – credit risk (continued)

categories for assessment, private individuals and business customers. Historical data has been reviewed to determine recovery rates for these two categories. These rates have then been applied to the current receivables to ascertain the value of the expected credit loss (“ECL”) for the year. There is not a significant concentration of credit risk, as the exposure is spread over a number of third parties. Loss rates that have been applied are as follows;

Trade receivables	Expected loss rate
Current trade receivables (not overdue)	0%
More than 30 days past due	0%
More than 60 days past due	1%
More than 120 days pad due	2%

Responsibility for credit risk management rests with the board of directors, which has established an appropriate credit risk management framework for the management of the Group’s funding and liquidity management requirements. The Group manage credit risk by maintaining adequate reserves, reviewing credit limits and policies for appropriateness, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

17	Financial Instruments

Financial Assets

The Group hold financial assets measured at amortised cost. At the year-end these financial assets totalled £9,480,358 (2019: £1,658,289) (1 January 2019: £1,776,245).

Financial liabilities

The Group hold financial liabilities measured at amortised cost. At the year-end the carrying amount of these financial liabilities totalled £6,664,049 (2019: £1,376,467) (1 January 2019: £558,191). The directors consider that the carrying amounts of financial liabilities carried at amortised cost in the consolidated financial statements approximate to their fair values.

The Group also hold financial liabilities measured at fair value through profit or loss, which includes share warrant obligations. These liabilities are measured using the Black Scholes valuation model, and the inputs used by the Group are detailed further in Note 3. The total value of financial liabilities measured at fair value through profit or loss at the year end was £11,998,667 (2019: £Nil) (1 January 2019: £Nil)

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

17	Financial Instruments (continued)

Liquidity risk

The following table details the remaining contractual maturity for the Group’s financial liabilities with agreed repayment periods. The contractual maturity is based on the earliest date on which the group may be required to pay.

	Less than 1 month	1 – 3 months	3 months to 1 year	1 – 5 years	Total
	£	£	£	£	£
At 31 December 2020
Trade payables	5,257,896	734,307	—	—	5,992,203
Accruals	160,704	—	—	—	160,704
Other payables	121,286	—	—	—	121,286
Lease liabilities	15,196	30,561	132,487	242,127	420,371
Share warrant obligations	2,117,412	—		9,881,255	11,998,667

	7,672,494	764,868	132,487	10,123,382	18,693,231

At 31 December 2019
Trade payables	586,433	482,399	—	—	1,068,832
Accruals	72,516	—	—	—	72,516
Other payables	54,699	—	—	—	54,699
Lease liabilities	7,242	18,133	67,173	154,081	246,629

	720,890	500,532	67,173	154,081	1,442,676

At 1 January 2019
Trade payables	220,281	154,415	—	—	374,696
Accruals	76,617	—	—	—	76,617
Other payables	18,348	—	—	—	18,348
Lease liabilities	3,329	4,803	35,961	123,269	167,362
Borrowings	5,302	—	—	—	5,302

	323,877	159,218	35,961	123,269	642,325

Liquidity risk management

The Group is exposed to liquidity risk across the financial liability balances identified above, which arises during the normal course of trade and can affect the Group’s ability to effectively manage its cash flow and ensure it can meet its obligations as and when they fall due.

Responsibility for liquidity risk management rests with the board of directors, which has established an appropriate liquidity risk management framework for the management of the Group’s funding and liquidity management requirements. The Group manages liquidity risk by maintaining adequate reserves, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

17	Financial Instruments (continued)

Capital risk management

The Group’s capital management objectives are:

•	to ensure the Group’s ability to continue as a going concern; and

•	to provide long-term returns to shareholders.

The Group defines and monitors capital based on the carrying amount of equity less cash and cash equivalents as presented on the face of the consolidated statement of financial position. In 2020, this totalled (£8,377,474) (2019: £1,942,604).

The Board of Directors monitors the level of capital as compared to the Group’s commitments and adjusts the level of capital as is determined to be necessary by issuing new shares or adjusting the level of debt. The Group is not subject to any externally imposed capital requirements.

18	Trade and other payables

	As at 31 December		As at 1 January
	2020	2019	2019
	£	£	£
Trade payables	5,992,203	1,068,832	374,696
Accruals	160,704	72,516	76,617
Social security and other taxation	221,607	70,426	34,834
Other payables	121,286	54,699	18,348

	6,495,800	1,266,473	504,495

19	Lease liabilities

	As at 31 December
	2020	2019
	£	£
At 1 January	180,420	127,691
Additions	289,881	106,276
Interest	19,773	11,532
Lease payments	(100,219)	(65,079)

At 31 December	389,855	180,420

	As at 31 December		As at 1 January
	2020	2019	2019
	£	£	£
Maturity analysis
Within one year	178,245	92,548	44,093
In two to five years	242,127	154,081	123,269

Total undiscounted liabilities	420,372	246,629	167,362
Future finance charges and other adjustments	(30,516)	(66,209)	(39,671)

Lease liabilities in the financial statements	389,856	180,420	127,691

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

19	Lease liabilities (continued)

Lease liabilities are classified based on the amounts that are expected to be settled within the next 12 months and after more than 12 months from the reporting date, as follows:

	As at 31 December		As at 1 January
	2020	2019	2019
	£	£	£
Current liabilities	162,125	63,400	40,621
Non-current liabilities	227,731	117,020	87,070

	389,856	180,420	127,691

	2020	2019
	£	£
Amounts recognised in profit or loss include the following:
Interest on lease liabilities	19,773	11,532

The fair value of the Group’s lease obligations is approximately equal to their carrying amount.

The incremental borrowing rate applied to the lease liabilities at initial recognition is 13.33% for motor vehicles and a range of 3% and 4.10% for leasehold properties.

Other leasing information

The Group holds several operating leases for motor vehicles used for business purposes. These leases expire over a period from July 2020 to October 2024. The Group is also party to an operating lease for its main office and manufacturing premises at Tomo House, including the ground floor, first floor and parking. This lease expires in April 2023. Lastly, the Group rents office space in London which expires in September 2022.

These leases are all accounted for under the provisions of IFRS 16, with the exception of some short-term leases of which the practical expedient was applied. For the leases accounted for under IFRS 16, right-of-use assets and lease liabilities are included in the respective consolidated statement of financial position line items.

Amounts recognised in profit or loss as an expense during the period in respect of lease arrangements are as follows:

	2020	2019
	£	£
Expense relating to short-term leases	24,355	22,815

The total cash outflow for leases in the year totalled £100,219 (2019: £65,079).

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

20	Deferred taxation

The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting period. Deferred tax is calculated in full on temporary differences using a tax rate of 19% (2019: 17%)

Tax Recoverable
£
Deferred tax balance at 1 January 2019	—
Deferred tax movements in prior year
Credit to profit or loss	(1,079)

Deferred tax asset at 31 December 2019	(1,079)
Deferred tax movements in current year
Credit to profit or loss	1,079
Effect of change in tax rate—other comprehensive income	(1,079)

Deferred tax asset at 31 December 2020	(1,079)

Deferred tax has not been recognized in respect of the following:

	2020	2019
	£	£
	Asset/(Liability)	Asset/(Liability)
Fixed asset temporary differences	(342,256)	(133,045)
Other temporary and deductible differences	1,107	510
Share based payment	611,398	—
Available losses	211,967	189,655

Net Deferred Tax Asset	482,216	57,120
Amount recognised within statement of financial position	(1,079)	(1,079)

Unrecognised element	481,137	56,041

Short term temporary differences such as fixed asset temporary differences and other temporary differences have arisen from accelerated capital allowances and disallowable provisions. The deferred tax liability on the fixed asset temporary differences has been offset, as permitted by IAS 12, with the deferred tax assets arising from unused losses and share based payments. Losses are available for carry forward indefinitely.

21	Contract liabilities

	2020	2019
	£	£
Movements in contract liabilities
At 1 January	101,599	27,711
Amounts recognised in revenue	(21,083)	(27,711)
Cash received in advance of performance and not recognised as revenue during the period	351,591	101,599

At 31 December	432,107	101,599

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

21	Contract liabilities (continued)

Remaining performance obligations

Deferred revenues are classified based on the amounts that are expected to be settled within the next 12 months and after more than 12 months from the reporting date, as follows:

	As at 31 December		As at 1 January
	2020	2019	2019
	£	£	£
Current liabilities	355,991	21,083	27,711
Non current liabilities	76,116	80,516	—

	432,107	101,599	27,711

22	Retirement benefit schemes

Defined contribution schemes

The group operates a defined contribution pension scheme for all qualifying employees. The assets of the scheme are held separately from those of the Group in an independently administered fund.

The total costs charged to the consolidated statement of comprehensive income in respect of defined contribution plans is £47,983 (2019—£23,498).

23	Share-based payment transactions

	Number of share options		Weighted average exercise price
	2020	2019	2020	2019
			£	£
Outstanding at 1 January	840	377	413	235
Granted in the period	20	509	557	557
Forfeited in the period	—	(46)	—	—

Outstanding at 31 December	860	840	416	413

Exercisable at 31 December	—	—	—	—

The options outstanding at the year-end relate to options issued under either an Unapproved or Enterprise Management Incentive Scheme. The options are equity-settled.

As of the year-end, options to purchase 860 Ordinary C shares, at exercise prices ranging from £235.43 to £557.01 per share were outstanding under either an Unapproved or Enterprise Management Incentive Scheme.

On 29 March 2018, the company granted 377 share options with a contractual life of 10 years. The shares subject to the options shall vest immediately upon the date of grant and are exercisable upon exit, which is defined as an asset sale, share sale or listing.

On 11 January 2019, the company granted 509 share options with a contractual life of 10 years. In 2019, 46 of these options lapsed due to an employee retiring. The shares subject to the option shall vest immediately upon the date of grant and are exercisable upon exit.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

23	Share-based payment transactions (continued)

On 6 May 2020, the company granted a further 20 share options with a contractual life of 10 years. The shares subject to the option shall vest immediately upon the date of the grant and are exercisable upon exit.

No options were exercised this year. Of the options outstanding at 31 December 2020, those granted on 28 March 2018 had an exercise price of £235 and a remaining contractual life of approximately 7 years. The options granted on 11 January 2019 had an exercise price of £557 and a remaining contractual life of approximately 8 years. The options granted on 6 May 2020 had an exercise price of £557 and a remaining contractual life of approximately 9 years.

The weighted average fair value of the options granted in the year was determined using the Black-Scholes option pricing model. The Black-Scholes model is considered to apply the most appropriate valuation method due to the relatively short contractual lives of the options and the requirement to exercise within a short period after the employee becomes entitled to the shares (the “vesting date”).

The expected life used in the model has been adjusted, based on management’s best estimate, for the effect of non-transferability, exercise restrictions, and behavioural considerations.

Inputs were as follows:

	2020	2019
Weighted average share price	£1,081	£557
Weighted average exercise price	£557	£557
Expected volatility	35%	35%
Expected life	1 year	3 years

The annualised volatility is determined using the historical movements in shareholder funds. Management have calculated share-based payments based on utilising volatility of public peer group noting no material difference.

Expenses

	2020	2019
Related to equity settled share based payments	£28,324	£20,774

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

24	Share capital and reserves

	As at 31 December		As at 1 January
	2020	2019	2019
	£	£	£
Ordinary share capital
Authorised
6,403 A Ordinary of 1p each	64	54	54
10,314 B Ordinary of 1p each	103	100	100
2,937 C Ordinary of 1p each	30	22	22

	197	176	176

Issued and fully paid
6,403 A Ordinary of 1p each	64	54	54
10,314 B Ordinary of 1p each	103	100	100
2,937 C Ordinary of 1p each	30	22	22

	197	176	176

All classes of share capital have the same rights with regards to voting rights in the Company. Dividends and distributions are allocated and paid in accordance with the Articles of association as referred to below.

As of 31 December 2020, the vested portion of the warrants is equal to 744 Ordinary C shares.

Reconciliation of movements during the year:

	A Ordinary Number	B Ordinary Number	C Ordinary Number
At 1 January 2019	5,386	10,000	2,190
Issue of fully paid shares	—	—	—

At 31 December 2019	5,386	10,000	2,190
Issue of fully paid shares on 21 February 2020	1,017	314	284
Shares issued as consideration in business combination and as settlement for services	—	—	463

At 31 December 2020	6,403	10,314	2,937

Distributions (whether by way of dividend, liquidation or otherwise) are paid to all shareholders pro rata as between such shareholders to their respective holdings of the relevant classes as if such shares constituted a single class. However once distributions result in the A Shareholder receiving a distribution equal to three times the A Shareholder’s total investment in the A Shares, the B Shareholders become entitled to a “carry” of 50 percent of the realisation value attributable to the A Shareholders’ initial investment in the A Shares. The C Shareholders are unaffected by the “carry” mechanism.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

25	Share premium account

	2020	2019
	£	£
At the beginning of the year	3,430,243	3,430,243
Issue of new shares	2,245,164	—
Share issue expenses	(16,030)	—

At the end of the year	5,659,377	3,430,243

The share premium account represents the premium received by the company on share capital, net of issuance expenses.

On 21 February 2020 2,078 shares with a nominal value of £0.01 were issued for a consideration of £1,080.61 per share. Of these issued shares, 405 were issued to related parties of the Group. An additional 463 shares were issued as part of the business combination as referenced per Note 27.

26	Share warrant obligations

In connection with entering into a Master Supply Agreement, in August 2020, the company granted 4,216 warrants over C Ordinary shares (the “warrants”) to Amazon Europe Corp Sarl (the “Warrantholder”), which vest, subject to the terms and conditions as agreed, based on the aggregate amount of qualifying spending by the Warrantholder and its affiliates on the company’s products or services. At the election of the Warrantholder, any vested portion of the warrants can be exercised either on a cash basis by the payment of the applicable exercise price or on a net issuance basis based on the in-the-money value of the warrants. The exercise price of the warrants is £2,185.95 per share and the warrants will be, if and when fully vested, exercisable for 4,216 Ordinary C shares upon an exercise on a cash basis. Full vesting of the warrants requires qualifying spending of at least £60 million on the company’s products or services over the term of the agreement – being 8 years, subject to accelerated vesting upon the occurrence of certain events, including a change of control of the company. Change in control is defined as being any consolidation, merger, reorganisation or similar transaction involving the Group or its subsidiary in which the Group or its subsidiary is not the surviving entity immediately prior to such transaction. Pursuant to the warrants, if the company or its shareholders propose to initiate a process to explore, or to accept any offer or enter into negotiations with respect to, a change of control of the company (as defined in the warrants), the company must provide written notice thereof to the Warrantholder prior to entering into any definitive agreement or binding letter of intent with respect to any such proposed transaction, and the Warrantholder has the right to enter into non-exclusive, good faith negotiations with the company and its shareholders in respect of any such proposed transaction. Management believe that the existing proposed business combination would not meet the criteria of a change in control event, and that there will be no accelerated vesting of the warrant as a consequence of the business combination as proposed (See Note 30).

The Group opted to use the Black Scholes valuation model for calculating the value of the warrants at the date of grant and at 31 December 2020. The use of the Black Scholes model is appropriate, as the options carry straight-forward vesting conditions.

The Company estimated the fair value of warrants on the date of the grant (August 2020) at £238 per warrant using the Black Scholes valuation model. The model also requires the use of certain other estimates and assumptions that affect the reported values included in the consolidated financial statements. These estimates and assumptions have been disclosed in Note 4.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

26	Share warrant obligations (continued)

There were no warrants cancelled or expired as of 31 December 2020. At 31 December 2020, 744 warrants were vested based on the agreed upon revenue criteria. Based on the number of warrants expected to vest, the total fair value of the warrant liability included in current liabilities at date of issue is £1.0 million.

At 31 December 2020, the Company revalued the warrant liability to account for the change in the fair market value of the organization. The updated fair value of warrants on 31 December 2020 of £2,846 is based on the Black Scholes valuation model. Based on the number of warrants expected to vest, the total fair value of the warrant liability included in current liabilities at 31 December 2020 is approximately £12.0 million.

Warrant asset

Upon inception of this customer relationship, the Company recorded both the warrant asset and liability. The Warrant Asset was initially recorded as £1.0 million. The asset will amortize on a pro rata basis, based on the revenues actually recognized. The Company recorded a reduction to revenue of approximately £0.3 million in the year ended 31 December 2020. The current balance of the warrant asset at 31 December 2020 is £0.7 million which is included in trade and other receivables in the consolidated statement of financial position.

27	Acquisition of a business

On 21 February 2020 the company acquired the assets of Cambridge Computer Services, a business specialising in hardware and software development, for consideration of 463 shares which are deemed to have been valued at £1,080 per share, for a total value of £0.5 million. In addition, as part of the arrangement contracts were entered into with three employees of the business (including the owners) under which if those employees left the business within a period of twelve months from the date of acquisition certain amounts would be repayable to the Group. Such value, which is estimated at £240,000, has been deemed to have been compensation in accordance with IFRS 3, Business Combinations. Such compensation has been charged to the consolidated statement of comprehensive income over the relevant period. The remainder of the consideration has been treated as consideration.

Fair Value
£
Goodwill	260,000

Fair value of assets acquired	260,000

£
Satisfied by:
Issue of shares	260,000

£
Net cash outflow arising on acquisition
Cash consideration	—
Cash and cash equivalents required	—

—

The identification and disclosure of revenue and profit/(loss) recognised by the company in the year in relation to this acquisition is impracticable, as the synergies acquired were not easily quantifiable in their own right.

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

28	Related party transactions

Remuneration of directors

	2020	2019
	£	£
Remuneration for qualifying services	381,448	298,778
Company pension contributions to defined contribution schemes	1,313	2,633
Share-based payments	12,813	12,428

	395,574	313,839

Other transactions with related parties

	Purchase of services
	2020	2019
	£	£
Other related parties	31,334	22,226

During the year, expenditure for design work of £31,334 (2019: £22,226) was incurred and paid to a close family member of J Jardine, a director and shareholder of the Group. Additionally, during the year £6,069 (2019: £6,069) was paid to J Jardine in respect of the hire of an electric car from him. On February 21, 2020, Juuce acquired the asset of Cambridge Computer Services as described in Note 27. One of the sellers was an existing shareholder in Juuce and the other became a shareholder and employee of Juuce following acquisition. In connection with the acquisition, Juuce entered into a IT Service Agreement with Cambridge Computer Services, which is wholly owned by the some existing shareholder and his wife. The agreement was terminated in February 20, 2021. Payments under this agreement totalled £358k in 2020. No amounts in relation to these transactions was outstanding at the year-end (2019: £Nil).

The following amounts were outstanding at the reporting end date:

	2020	2019
Amounts due from related parties	£	£
Entities with joint control or significant influence over the company	906	914

Included within other debtors is £906 (2019: £914) due from EO Assets Limited, a company connected by common ownership.

29	First time adoption of IFRS

These consolidated financial statements, as at and for the year ended 31 December 2020, are the first the Group has prepared in accordance with IFRS. For periods up to and including the year ended 31 December 2019, the Group prepared its consolidated financial statements in accordance with local generally accepted accounting principles (FRS 102).

Accordingly, the Group has prepared consolidated financial statements that comply with IFRS applicable as at 31 December 2020, together with comparative period data for the year ended 31 December 2019 as described in the summary of significant accounting policies. In preparing the consolidated financial statements, the Group’s opening consolidated statement of financial position was prepared as at 1 January

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

29	First time adoption of IFRS (continued)

2019, the Group’s date of transition to IFRS. This note explains the principal adjustments made by the group in restating its Local GAAP financial statements, including the consolidated statement of financial position as at 1 January 2019 and the financial statement as of, and for, the years ended 31 December 2019.

IFRS has been applied retrospectively with the exception of the mandatory exceptions for which IFRS is applied prospectively from the date of transition. Further details of the retrospective adjustments are in included below.

For leases the group has elected to apply the modified retrospective approach Lease liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at 1 January 2019. Right-of-use assets were measured at the amount equal to the lease liabilities, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognised in the statement of financial position immediately before 1 January 2019. The lease payments associated with leases for which the lease term ends within 12 months of the date of transition to IFRS and leases for which the underlying asset is of low value have been recognised as an expense on either a straight-line basis over the lease term or another systematic basis.

Reconciliations between local GAAP and IFRS have been presented on the pages following.

Reconciliation of Consolidated statement of Comprehensive Income

At 31 December 2019

	UK GAAP	(1) Error	Re-stated UK GAAP	Reclassifications	(2) IFRS 16	(3) ECL	IFRS
	£	£	£	£	£	£	£
Turnover	4,676,472	—	4,676,472	(4,676,472)	—	—	—
Revenue	—	—	—	4,676,472	—	—	4,676,472
Cost of sales	(2,801,344)	—	(2,801,344)	—	—	—	(2,801,344)

Gross profit	1,875,128	—	1,875,128	—	—	—	1,875,128

Other operating income	—	—	—	5,679	—	—	5,679
Distribution costs	(92,509)	—	(92,509)	—	—	—	(92,509)
Administrative expenses	(2,164,453)	(2,393)	(2,166,846)	(119,273)	3,256	(615)	(2,283,478)
Investment related expenditure	(72,585)	(46,688)	(119,273)	119,273	—	—	—

Operating loss	(454,419)	(49,081)	(503,500)	5,679	3,256	(615)	(495,180)

Finance income	—	—	—	904	—	—	904
Finance expenses	—	—	—	(4,138)	(7,394)	—	(11,532)
Interest receivable and similar income	6,583	—	6,583	(6,583)	—	—	—
Interest payable and similar expenses	(4,138)	—	(4,138)	4,138	—	—	—

Loss before Taxation	(451,974)	(49,081)	(501,055)	—	(4,138)	(615)	(505,808)

Income tax benefit	105,749	—	105,749	—	—	—	105,749

Net loss and total comprehensive loss	(346,225)	(49,081)	(395,306)	—	(4,138)	(615)	(400,059)

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

29	First time adoption of IFRS (continued)

Reconciliation of Consolidated Statement of Financial Position

At 1 January 2019

	UK GAAP	(1) Error	Re-stated UK GAAP	Reclassifications	(2) IFRS 16	IFRS
	£	£	£	£	£	£
Fixed assets
Intangible assets	657,458	165,584	823,042	—	—	823,042
Tangible assets	116,280	—	116,280	(116,280)	—	—
Property, plant and equipment	—	—	—	116,280	107,879	224,159

Total Fixed Assets	773,738	165,584	939,322	—	107,879	1,047,201

Current assets
Stocks	270,407	—	270,407	(270,407)	—	—
Inventories	—	—	—	270,407	—	270,407
Debtors	525,235	—	525,235	(525,235)	—	—
Trade and other receivables	—	—	—	345,190	—	345,190
Current tax recoverable	—	—	—	180,045	—	180,045
Cash and cash equivalents	1,494,822	—	1,494,822	—	—	1,494,822

Total Current Assets	2,290,464	—	2,290,464	—	—	2,290,464

Creditors due within one year
Creditors: amounts falling due within one year	(552,878)	—	(552,878)	552,878	—	—
Current tax liabilities	—	—	—	(789)	—	(789)
Borrowings	—	—	—	(5,302)		(5,302)
Lease liabilities	—	—	—	(14,581)	(26,040)	(40,621)
Trade and other payables	—	—	—	(504,495)	—	(504,495)
Contract liabilities	—	—	—	(27,711)	—	(27,711)

Creditors < 1 year	(552,878)	—	(552,878)	—	(26,040)	(578,918)

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

29	First time adoption of IFRS (continued)

Reconciliation of Consolidated Statement of Financial Position

At 1 January 2019

	UK GAAP	(1) Error	Re-stated UK GAAP	Reclassifications	(2) IFRS 16	IFRS
	£	£	£	£	£	£
Creditors due after one year
Creditors: amounts falling due after more than one year	(5,231)	—	(5,231)	5,231	—	—
Provisions for liabilities	—	—	—	—	—	—
Deferred tax asset	—	—	—	—	—	—
Lease liabilities	—	—	—	(5,231)	(81,839)	(87,070)

Total Non current	(5,231)	—	(5,231)	—	(81,839)	(87,070)

Equity
Called up share capital	176	—	176	—	—	176
Share premium account	3,430,243	—	3,430,243	—	—	3,430,243
Share option reserve	14,118	—	14,118	(14,118)	—	—
Profit and loss reserve	(938,444)	165,584	(772,860)	772,860	—	—
Accumulated deficit	—	—	—	(758,742)	—	(758,742)

	2,506,093	165,584	2,671,677	—	—	2,671,677

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

29	First time adoption of IFRS (continued)

Reconciliation of Consolidated Statement of Financial Position

At 31 December 2019

	UK GAAP	(1) Error	Re-stated UK GAAP	Reclassification	(2) IFRS 16	(3) Expected Credit Losses	IFRS
	£	£	£	£	£	£	£
Fixed assets
Intangible assets	796,074	178,847	974,921	—	—	—	974,921
Tangible assets	165,795	—	165,795	(165,795)	—	—	—
Property, plant and equipment	—	—	—	165,795	153,210	—	319,005
Deferred Tax Asset	—	—	—	1,079	—	—	1,079

Total Fixed Assets	961,869	178,847	1,140,716	1,079	153,210	—	1,295,005

Current assets
Stocks	592,514	—	592,514	(592,514)	—	—	—
Inventories	—	—	—	592,514	—	—	592,514
Debtors	1,666,536	—	1,666,536	(1,666,536)	—	—	—
Trade and other receivables	—	(62,343)	(62,343)	1,556,186	—	(615)	1,493,228
Current tax recoverable	—	—	—	110,349			110,349
Cash and cash equivalents	349,788	—	349,788	—	—	—	349,788

Total Current Assets	2,608,838	(62,343)	2,546,495	(1)	—	(615)	2,545,879

Creditors: amounts falling due within one year
Borrowings	(1,380,657)	—	(1,380,657)	1,380,657	—	—	—
Lease liabilities	—	—	—	(12,584)	(50,816)	—	(63,400)
Trade and other payables	—	—	—	(1,266,473)	—	—	(1,266,473)
Contract liabilities	—	—	—	(21,083)	—	—	(21,083)
Total Current Creditors	(1,380,657)	—	(1,380,657)	80,517	(50,816)	—	(1,350,956)

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

29	First time adoption of IFRS (continued)

Reconciliation of Consolidated Statement of Financial Position

At 31 December 2019

	UK GAAP	(1) Error	Re-stated UK GAAP	Reclassification	(2) IFRS 16	(3) Expected Credit Losses	IFRS
	£	£	£	£	£	£	£
Creditors due after one year
Creditors: amounts falling due after more than one year	(10,487)	—	(10,487)	10,487	—	—	—
Provisions for liabilities	1,079	—	1,079	(1,079)	—	—	—
Lease liabilities	—	—	—	(10,487)	(106,533)	—	(117,020)
Contract liabilities			—	(80,516)	—	—	(80,516)

Total non current	(9,408)	—	(9,408)	(81,595)	(106,533)	—	(197,536)

Equity
Called up share capital	176	—	176	—	—	—	176
Share premium account	3,430,243	—	3,430,243	—	—	—	3,430,243
Share option reserve	34,892	—	34,892	(34,892)	—	—	—
Profit and loss reserve	(1,284,669)	178,847	(1,105,822)	1,105,822	—	—	—
Accumulated deficit	—	(62,343)	(62,343)	(1,070,930)	(4,139)	(615)	(1,138,027)

Total Equity	2,180,642	116,504	2,297,146	—	(4,139)	(615)	2,292,392

Notes to reconciliations

The adjustments detailed above are in respect of the following:

1. Error

Errors in accounting under UK GAAP have been identified regarding the method of calculation used to determine the value of the amortization relating to development costs was incorrect, amortization was applied from the point of capitalization and not the point of completion of the Project. In addition to this there is an adjustment to reverse a contingent asset that was booked as at 31 December 2019, due to it not being virtually certain.

2.Leases

Under Local GAAP, a lease is classified as a finance lease or an operating lease. Operating lease payments are recognised as an operating expense in the statement of profit or loss on a straight-line basis over the lease term. Under IFRS, a lessee applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets and recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. At the date of transition to IFRS, the Group applied the transitional provision and measured lease liabilities at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at the date of transition to IFRS. Right-of-use assets were measured at the amount equal to the lease liabilities adjusted by the amount of any prepaid or accrued lease payments. As a result, the Group recognised an increase of lease

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

29	First time adoption of IFRS (continued)

liabilities and right of use assets of £107,879 as at 1 January 2019. As of 31 December 2019, the Group’s lease liabilities and right of use asset have increased by £157,349 and £153,210, with the difference recognised in accumulated deficit. Depreciation of £3,526 in respect of right of use assets (consisting of rent expense of £50,734 net of lease charges of £47,478) and interest of £7,394 in respect of lease liabilities has been recognized in the consolidated statement of comprehensive income for the year ended 31 December 2019.

Below is a reconciliation of the operating lease commitments as disclosed at 31 December 2018 and the lease liabilities recognised on transition to IFRS on 1 January 2019:

£
Operating lease commitments under IAS 17 disclosed at 31 December 2018	128,651
Recognition exemptions:
Leases with a remaining term of less than 12 months	(12,231)

Operating lease liabilities before discounting	116,420
Discounted using the incremental borrowing rate	(8,541)

Operating lease liabilities at 1 January 2019	107,879

3. Expected Credit Losses

Under Local GAAP trade receivables were reviewed at the year end to assess whether a bad debt provision should be made. Local GAAP focused primarily on historical events, i.e payment history while under IFRS 9, although this isn’t completely ignored, the focus shifts onto the future expected credit losses. Under IFRS 9 an Impairment Policy on trade receivables has been brought in, as described in Note 1.13. A retrospective adjustment has been made which increased the write off of trade receivables by £615 for the year ended 31 December 2019 with the corresponding amount being posted to retained earnings.

30	Subsequent Events

In April 2021, Juuce secured a Coronavirus Business Interruption Loan Scheme (“CBILS”) revolving credit facility of up to £2.5 million in April 2021. The facility was secured by a debenture comprising fixed and floating charges over all the undertakings and property of Juuce and contained customary affirmative and negative covenants and requires it to maintain minimum net worth balances. The outstanding balance was settled and this facility terminated on August 17, 2021.

In August 2021, the Company entered into a business combination agreement with First Reserve Sustainable Growth Corp., a Delaware corporation (First Reserve), entered into the Business Combination Agreement, and certain other agreements related thereto. First Reserve, the Company, EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“EO”), and Charge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of EO (“Merger Sub”), entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement,”), pursuant to which, among other things and subject to the terms and conditions contained therein, (i) the shareholders of Juuce would contribute all of the issued and outstanding ordinary shares of Juuce (“Juuce Shares”) to EO in exchange for ordinary shares of EO valued at $10.00 per share (“EO Ordinary Shares”) to be issued simultaneously with the issuance of EO Ordinary Shares in connection with the Merger and, if available cash exceeds a specified level, certain cash consideration (the “Share Contribution”) and (ii) Merger Sub

JUUCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED 31 DECEMBER 2020 AND 2019

30	Subsequent Events (continued)

will merge with and into First Reserve, with First Reserve surviving as a wholly owned subsidiary of EO (the “Merger”). In connection with the Merger, the obligations of Juuce, EO and Merger Sub to consummate the transactions contemplated by the Business Combination Agreement are subject to the condition that First Reserve has cash in the trust account of not less than $91,392,864.

In August 2021, the Company entered into an interim credit agreement with Barclays Bank PLC (“Barclays Bank”) pursuant to which Barclays Bank made available a £7.7 million term facility which was drawn down in full by the Company on 16 August 2021. The loan is repayable 364 days from the date of the interim credit agreement and upon the occurrence of certain specified events, including the completion of the Business Combination, the loan will be mandatorily prepayable in full of the loan at par. The loan bears interest at a rate of 5% per annum + Sterling Overnight Indexed Average Rate (“SONIA”) payable quarterly in arrears. Juuce has the option prior to an interest period commencing to elect to capitalize such interest amounts, provided that if Juuce so elects the interest rate for such period shall be 6% per annum + SONIA and a one-time structuring fee shall be payable by Juuce to Barclays Bank. The loan is secured by a pledge of substantially all of the assets of Juuce and its subsidiary EO Charging Limited and of the shares in Juuce by certain of its shareholders. The interim credit agreement contains affirmative, negative and financial covenants. Affirmative covenants include, among other things, the delivery of financial and other information. Negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The financial covenants are limited to a minimum liquidity test and minimum net revenue test (to be tested quarterly). The CBILS balance was settled from the funds drawn under this facility. The proceeds from the proposed Business Combination are intended to repay in full the £7.7 million term facility made available by Barclays Bank and to fully finance the Company’s business.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

CONDENSED BALANCE SHEET

September 30, 2021 (Unaudited)

Assets:
Current assets:
Cash	$1,315,593
Prepaid expenses	819,109

Total current assets	2,134,702
Investments held in Trust Account	222,446,907

Total Assets	$224,581,609

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$1,844,120
Accrued expenses	3,200,272
Franchise tax payable	135,940

Total current liabilities	5,180,332
Deferred underwriting commissions in connection with the initial public offering	7,785,384
Derivative warrant liabilities	9,748,150
Total liabilities	22,713,866

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 22,243,955 shares at $10.00 per share	222,439,550

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; no non- redeemable shares issued or outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,560,989 shares issued and outstanding	556
Additional paid-in capital	—
Accumulated deficit	(20,572,363)
Total stockholders’ deficit	(20,571,807)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$224,581,609

The accompanying notes are an integral part of these unaudited condensed financial statements.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2021	For the Period From January 22, 2021 (Inception) through September 30, 2021
	(unaudited)	(unaudited)
General and administrative expenses	$4,835,752	$5,583,806
Franchise tax expenses	49,863	135,940

Loss from operations	(4,885,615)	(5,719,746)
Other income (expense)
Change in fair value of derivative warrant liabilities	3,473,250	6,069,680
Offering costs associated with derivative warrant liabilities	—	(487,468)
Income from investments held in Trust Account	3,418	7,356

Loss before income taxes	(1,408,947)	(130,178)

Net loss	$(1,408,947)	$(130,178)

Weighted average shares outstanding of Class A common stock, basic and diluted	22,243,955	18,183,551

Basic and diluted net loss per share, Class A common stock	$(0.05)	$(0.01)

Weighted average shares outstanding of Class B common stock, basic and diluted	5,560,989	5,458,586

Basic and diluted net loss per share, Class B common stock	$(0.05)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Period from January 22, 2021 (Inception) through September 30, 2021 (Unaudited)

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 22, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Accretion of Class A common stock subject to possible redemption amount (restated)	—	—	—	—	(24,425)	(20,442,204)	(20,466,629)
Net loss	—	—	—	—	—	(587,520)	(587,520)
Balance – March 31, 2021 (restated)	—	—	5,750,000	575	—	(21,029,724)	(21,029,149)
Forfeiture of Class B common stock	—	—	(189,011)	(19)	19	—	—

Subsequent measurement of Class A common stock subject to redemption against additional paid-in capital (restated)	—	—	—	—	(19)	19	—
Net income	—	—	—	—	—	1,866,289	1,866,289
Balance – June 30, 2021 (restated)	—	—	5,560,989	556	—	(19,163,416)	(19,162,860)
Net loss	—	—	—	—	—	(1,408,947)	(1,408,947)

Balance – September 30, 2021	—	$—	5,560,989	$556	$—	$(20,572,363)	$(20,571,807)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

CONDENSED STATEMENT OF CASH FLOWS

For the Period from January 22, 2021 (Inception) through September 30, 2021 (Unaudited)

Cash Flows from Operating Activities:
Net loss	$(130,178)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	682
General and administrative expenses paid by related party in exchange for issuance of Class B common stock	3,981
Offering costs associated with derivative warrant liabilities	487,468
Income from investments held in Trust Account	(7,356)
Change in fair value of derivative warrant liabilities	(6,069,680)
Changes in operating assets and liabilities:
Prepaid expenses	(819,109)
Accounts payable	1,844,120
Accrued expenses	2,805,272
Franchise tax payable	135,940

Net cash used in operating activities	(1,748,860)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(222,439,550)

Net cash used in investing activities	(222,439,550)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(65,775)
Proceeds received from initial public offering, gross	222,439,569
Proceeds received from private placement	7,698,790
Offering costs paid	(4,568,581)

Net cash provided by financing activities	225,504,003

Net change in cash	1,315,593
Cash – beginning of the period	—

Cash – end of the period	$1,315,593

Supplemental disclosure of noncash financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$21,000
Offering costs included in accrued expenses	$395,000
Offering costs paid by related party under note payable	$65,094
Deferred underwriting commissions in connection with the initial public offering	$7,785,384

The accompanying notes are an integral part of these unaudited condensed financial statements.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 – Description of Organization and Business Operations

Organization and General

First Reserve Sustainable Growth Corp. (the “Company”) was incorporated in Delaware on January 22, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from January 22, 2021 (inception) to September 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, as well as the identification and evaluation of prospective acquisition targets for an Initial Business Combination and ongoing administrative and compliance matters. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest and other income on investments of the proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end.

Sponsor and Proposed Financing

The Company’s sponsor is First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on March 4, 2021. On March 9, 2021, the Company consummated its Initial Public Offering of 22,243,955 units (the “Units” and, with respect to the shares of Class A common stock included in the Units, the “Public Shares”), including the partial exercise of the underwriters’ option to purchase 2,243,955 additional Units (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $222.4 million, and incurring offering costs of approximately $12.8 million, of which approximately $7.8 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,132,527 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $7.7 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, approximately $222.4 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government securities with a maturity of one hundred eighty five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations, as determined by the Company. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 – Description of Organization and Business Operations (continued)

The Company’s certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $100,000 to pay dissolution expenses), none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Public Shares that have been properly tendered in connection with a stockholder vote seeking to amend any provisions of the Company’s certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it has not consummated an Initial Business Combination within 24 months from the closing of the Initial Public Offering; or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders (the “Public Stockholders”) of the Public Shares.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a stockholder will have the right to redeem his, her or its Public Shares for an amount in cash equal to his, her or its pro rata share of the aggregate amount on deposit in the Trust Account as of two

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 – Description of Organization and Business Operations (continued)

business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. As a result, such Public Shares are recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

Pursuant to the Company’s certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, or March 9, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors will not be entitled to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the Combination Period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Proposed Business Combination

On August 12, 2021, the Company, Juuce Limited, a private limited company incorporated under the laws of England and Wales (“Juuce”), EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“EO”), and Charge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of EO (“Merger Sub”), entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained therein, (i) the shareholders of Juuce will contribute all of the issued and outstanding ordinary shares of Juuce (“Juuce Shares”) to EO in exchange for ordinary shares of EO valued at $10.00 per share (“EO Ordinary Shares”) to be issued simultaneously with the issuance of EO Ordinary Shares in connection with the Merger (as defined below) and, if available cash exceeds a specified level, certain cash consideration (the “Share Contribution”) and (ii) Merger

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 – Description of Organization and Business Operations (continued)

Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of EO (the “Merger”). In connection with the Merger, (i) each holder of warrants to purchase shares of the Company’s Class A common stock will receive in exchange an equal number of warrants to purchase EO Ordinary Shares and (ii) each holder of the Company’s Class A common stock will receive in exchange an equal number of EO Ordinary Shares (iii) the obligations of Juuce, EO and Merger Sub to consummate the transactions contemplated by the Business Combination Agreement are subject to the condition that the Company has cash in the trust account of not less than $91,392,864.

Registration Rights Agreement

Concurrently with the closing of the Business Combination, the Company, the Sponsor, EO and other parties listed therein will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which EO will agree that, within 30 calendar days after the closing of the Business Combination, EO will file with the SEC (at EO’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to certain existing shareholders of the Company and Juuce (the “Resale Registration Statement”), and EO will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the parties can demand EO’s assistance with underwritten offerings and block trades. The parties will be entitled to customary piggyback registration rights.

Acquisition Agreement

Concurrently with the execution of the Business Combination Agreement, certain Juuce shareholders (the “Holders”) executed and delivered to the Company acquisition agreements (collectively, the “Acquisition Agreements”), pursuant to which, among other things, (i) EO agreed to purchase shares held by such Holders, (ii) the Holders agreed to contribute and assign their Juuce Shares and exercise their rights under Juuce’s articles of association and shareholder agreement to cause the other shareholders of Juuce to contribute and assign, their Juuce Shares to EO, in accordance with the terms of the Business Combination Agreement and (iii) Juuce, EO and each Holder agreed to use reasonable best efforts, including taking all necessary action, to cause one nominee designated by the Sponsor to be elected to serve as a director on the board of directors of EO during the Lock-up Period (as that term is defined in the Registration Rights Agreement) as it pertains to the Sponsor.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on August 12, 2021, the Sponsor entered into a letter agreement with the Company and each member of the board of directors of the Company (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to (i) waive the anti-dilution rights set forth in the Company’s amended and restated certificate of incorporation with respect to the Founder Shares held by it, (ii) vote all the Class A common stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the Business Combination, (iii) not transfer the Founder Shares (or EO Ordinary Shares issuable upon conversion thereof in the Merger) until the earlier of the closing of the Business Combination and any valid termination of the Business Combination Agreement; and (iv) subject 20% of the total EO Ordinary Shares issued to the Sponsor as part of the Business Combination to potential forfeiture if, within five years of the closing of the Business Combination, the volume weighted average price of the EO Ordinary Shares does not equal or exceed $12.50 per share for any 20 trading days within any 30 consecutive trading day period (or a change of control transaction does not occur during such period).

Refer to the Company’s Current Report on Form 8-K, filed with the SEC on August 12, 2021, for more information.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 – Description of Organization and Business Operations (continued)

Going Concern and Management’s Plan

As of September 30, 2021, the Company had approximately $1.3 million in its operating bank account and working capital deficit of approximately $3.0 million.

The Company’s liquidity needs to date have been satisfied through a payment of $66,000 from the Sponsor to cover for certain offering costs in exchange for issuance of the Founder Shares (as defined in Note 4), the loan under the Note (as defined in Note 4) of approximately $300,000 and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on March 9, 2021. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loans.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or one year from the date the financials were issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended September 30, 2021 and for the period from January 22, 2021 (Inception) through September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus filed by the Company with the SEC on March 5, 2021.

Restatement of Previously Issued Financial Statements

In preparation of the Company’s unaudited condensed financial statements as of and for quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its amended and restated certificate of incorporation currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering (including exercise of the over-allotment option). The Company’s previously filed financial statements that contained the error were reported in the Company’s Form 8-K filed with the SEC on March 16, 2021 and revised in the Company Form 10-Q for the quarterly period ended March 31, 2021 (the “Post-IPO Balance Sheet”) and the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”).

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

The impact of the restatement to the Post-IPO Balance Sheet is an increase to Class A common stock subject to possible redemption of approximately $26.0 million, a decrease to additional paid-in capital of $5.5 million, an increase to the accumulated deficit of $20.5 million, and the reclassification of par value of 2,596,547 Class A common stock from permanent equity to Class A common stock subject to possible redemption.

As of March 9, 2021	As Reported	Adjustment	As Restated
Total assets	$225,595,294		$225,595,294

Total liabilities	$24,121,210		$24,121,210

Class A common stock subject to possible redemption	196,474,080	25,965,470	222,439,550
Preferred stock	—	—	—
Class A common stock	260	(260)	—
Class B common stock	575	—	575
Additional paid-in capital	5,523,006	(5,523,006)	—
Accumulated deficit	(523,837)	(20,442,204)	(20,966,041)
Total stockholders’ equity (deficit)	$5,000,004	$(25,965,470)	$(20,965,466)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$225,595,294	$—	$225,595,294

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

As of March 31, 2021	As Reported	Adjustment	As Restated
Total assets	$225,505,074		$225,505,074

Total liabilities	$24,094,672		$24,094,672

Class A common stock subject to possible redemption	196,410,400	26,029,150	222,439,550
Preferred stock	—	—	—
Class A common stock	261	(261)	—
Class B common stock	575	—	575
Additional paid-in capital	5,586,686	(5,586,686)	—
Accumulated deficit	(587,520)	(20,442,204)	(21,029,724)
Total stockholders’ equity (deficit)	$5,000,002	$(26,029,151)	$(21,029,149)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$225,505,074	$—	$225,505,074

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from January 22, 2021 (inception) through March 31, 2021:

	Form 10-Q (March 31, 2021) – For the period from January 22, 2021 (inception) through March 31, 2021
	As Reported	Adjustment	As Restated
Cash Flow from Operating Activities	$(1,203,431)	$—	$(1,203,431)
Cash Flows from Investing Activities	$(222,439,550)	$—	$(222,439,550)
Cash Flows from Financing Activities	$225,588,984	$—	$225,588,984
Supplemental Disclosure of Noncash Financing Activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$21,000	$—	$21,000
Offering costs included in accrued expenses	$435,000	$—	$435,000
Offering costs included in accounts payable	$45,000	$—	$45,000
Offering costs paid by related party under note payable	$65,094	$—	$65,094
Deferred underwriting commissions in connection with the initial public offering	$7,785,384	$—	$7,785,384
Initial value of Class A common stock subject to possible redemption	$196,474,080	$(196,474,080)	$—
Change in value of Class A common shares subject to possible redemption	$(63,679)	$63,679	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

As of June 30, 2021	As Reported	Adjustment	As Restated
Total assets	$224,822,885		$224,822,885

Total liabilities	$21,546,194		$21,546,194

Class A common stock subject to possible redemption	198,276,690	24,162,860	222,439,550
Preferred stock	—	—	—
Class A common stock	242	(242)	—
Class B common stock	556	—	556
Additional paid-in capital	3,720,434	(3,720,434)	—
Retained earnings (accumulated deficit)	1,278,769	(20,442,185)	(19,163,416)
Total stockholders’ equity (deficit)	$5,000,001	$(24,162,861)	$(19,162,860)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$224,822,885	$—	$224,822,885

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from January 22, 2021 (inception) through June 30, 2021:

	Form 10-Q (June 30, 2021) – For the period from January 22, 2021 (inception) through June 30, 2021
	As Reported	Adjustment	As Restated
Cash Flow from Operating Activities	$(1,682,771)	$—	$(1,682,771)
Cash Flows from Investing Activities	$(222,439,550)	$—	$(222,439,550)
Cash Flows from Financing Activities	$225,526,504	$—	$225,526,504
Supplemental Disclosure of Noncash Financing Activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$21,000	$—	$21,000
Offering costs included in accrued expenses	$417,500	$—	$417,500
Offering costs paid by related party under note payable	$65,094	$—	$65,094
Deferred underwriting commissions in connection with the initial public offering	$7,785,384	$—	$7,785,384
Initial value of Class A common stock subject to possible redemption	$196,474,080	$(196,474,080)	$—
Change in value of Class A common stock subject to possible redemption	$1,802,610	$(1,802,610)	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above to the Company’s previously reported statement of shareholders’ equity for the period from January 22, 2021 (inception) through June 30, 2021:

	As Reported	Adjustment	As Restated
Balance – January 22, 2021 (inception)	$—	$—	$—
Issuance of Class B common stock to Sponsor	25,000	—	25,000
Sale of shares in initial public offering, less allocation to derivative warrant liabilities, gross	214,320,511	(214,320,511)	—
Offering costs	(12,347,590)	12,347,590	—
Class A common stock subject to possible redemption	(196,410,400)	196,410,400	—
Accretion of Class A common stock subject to possible redemption amount	—	(20,466,629)	(20,466,629)
Net loss	(587,520)	—	(587,520)
Balance – March 31, 2021 (Unaudited)	$5,000,001	$(26,029,150)	$(21,029,149)
Shares subject to possible redemption	(1,866,290)	1,866,290	—
Net income	$1,866,289	$—	$1,866,289
Balance – June 30, 2021 (Unaudited)	$5,000,001	$(25,162,861)	$(19,162,860)

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has restated its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company. The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share is presented below for the Affected Quarterly Periods:

	Earnings Per Share for Class A common stock
	As Reported	Adjustment	As Restated
Form 10-Q (March 31, 2021) – For the period from January 22, 2021 (inception) through March 31, 2021
Weighted average shares outstanding	19,647,131	(12,232,479)	7,414,652
Basic and diluted earnings per share	$0.00	$(0.05)	$(0.05)
Form 10-Q (June 30, 2021) – Three months ended June 30, 2021
Weighted average shares outstanding	19,643,091	2,600,864	22,243,955
Basic and diluted earnings per share	$0.00	$0.07	$0.07
Form 10-Q (June 30, 2021) – For the period from January 22, 2021 (inception) through June 30, 2021
Weighted average shares outstanding	19,643,906	(3,795,088)	15,848,818
Basic and diluted earnings per share	$0.00	$0.06	$0.06

	Earnings Per Share for Class B common stock
	As Reported	Adjustment	As Restated
Form 10-Q (March 31, 2021) – For the period from January 22, 2021 (inception) through March 31, 2021
Weighted average shares outstanding	6,052,604	(865,608)	5,186,996
Basic and diluted earnings per share	$(0.10)	$0.05	$(0.05)
Form 10-Q (June 30, 2021) – Three months ended June 30, 2021
Weighted average shares outstanding	8,161,853	(2,600,864)	5,560,989
Basic and diluted earnings per share	$0.23	$(0.16)	$0.07
Form 10-Q (June 30, 2021) – For the period from January 22, 2021 (inception) through June 30, 2021
Weighted average shares outstanding	7,252,239	(1,852,534)	5,399,705
Basic and diluted earnings per share	$0.18	$(0.12)	$0.06

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At September 30, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2021.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as marketable securities. Marketable securities are presented on the balance sheet at fair value at the end of each reporting period. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, excluding the derivative warrant liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” equal or approximate the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

The 5,560,989 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 5,132,527 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants as of September 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants is estimated using a Monte Carlo simulation. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 22,243,955 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net Loss per common share is calculated by dividing the net Loss by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net Loss does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and the private placement warrants to purchase an aggregate of 10,693,516 shares of Class A common stock in the calculation of diluted Loss per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net Loss per share is the same as basic net Loss per share for the three and nine months ended September 30, 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended September 30, 2021		For the Period From January 22, 2021(inception) through September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common stock:
Numerator:
Allocation of net loss	$(1,127,158)	$(281,789)	$(100,122)	$(30,056)
Denominator:
Basic and diluted weighted average common stock outstanding	22,243,955	5,560,989	18,183,551	5,458,586

Basic and diluted net loss per common stock	$(0.05)	$(0.05)	$(0.01)	$(0.01)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 at the Company’s inception using the modified retroactive method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies (continued)

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 – Initial Public Offering

On March 9, 2021, the Company consummated its Initial Public Offering of 22,243,955 Units, including the partial exercise of the underwriters’ option to purchase 2,243,955 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $222.4 million, and incurring offering costs of approximately $12.8 million, of which approximately $7.8 million was for deferred underwriting commissions.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth of one warrant (each, a “Public Warrant” and, collectively, the “Public Warrants”).

Note 4 – Related Party Transactions

Due From Sponsor

At the closing of the Initial Public Offering on March 9, 2021, proceeds from the sale of the Founder Shares (as defined below) in the amount of $25,000 were due to the Company. Such amount was paid by the Sponsor to the Company on March 11, 2021.

Founder Shares

On January 22, 2021, 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) were issued to the Sponsor in exchange for the payment of $25,000 of expenses on behalf of the Company, or approximately $0.004 per share. Up to 750,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option for the Initial Public Offering was not exercised by the underwriters. The underwriters’ over-allotment option expired 45 days from the effective date of the registration statement for the Initial Public Offering. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on March 9, 2021 to purchase an additional 2,243,955 Units, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. On April 18, 2021 the remaining portion of the over-allotment option expired and, as a result, the Sponsor forfeited 189,011 Founder Shares.

The holders of the Founders Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,132,527 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 – Related Party Transactions (continued)

Sponsor, generating gross proceeds of approximately $7.7 million. No underwriting discounts or commissions were paid with respect to such sale.

Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund redemptions of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On January 22, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to an unsecured promissory note (the “Note”). The Note was non-interest bearing and payable upon the closing date of the Initial Public Offering. The Company borrowed a total of approximately $66,000 under the Note and fully repaid the balance on March 9, 2021.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Initial Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021, the Company had no borrowings under the Working Capital Loans.

Note 5 – Commitments & Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, (and any Class A common shares issuable upon the exercise of the Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. The holders of at least $25 million in value of these securities were entitled to demand that the Company file a registration statement covering such securities and to require the Company to effect up to

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 5 – Commitments & Contingencies (continued)

an aggregate of three underwritten offerings of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the underwriting agreement for the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercised their over-allotment option on March 9, 2021 to purchase an additional 2,243,955 Over-Allotment Units. On April 18, 2021, the remaining over-allotment option expired unexercised.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $4.4 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $7.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering.

Note 6 – Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holder of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2021, there were 22,243,955 shares of Class A common stock outstanding, all of which were subject to possible redemption.

The Class A common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds	$222,439,550
Less:
Fair value of Public Warrants at issuance	(8,119,040)
Offering costs allocated to Class A common stock subject to possible redemption	(12,347,589)
Plus:
Accretion on Class A common stock subject to possible redemption amount	20,466,629

Class A common stock subject to possible redemption	$222,439,550

Note 7 – Stockholders’ Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2021, there were 22,243,955 shares of Class A

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 7 – Stockholders’ Equity (continued)

common stock outstanding. All shares of Class A common stock subject to possible redemption have been classified as temporary equity (see Note 6).

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On January 22, 2021, the Company issued 5,750,000 shares of Class B common stock, including an aggregate of up to 750,000 shares of Class B common stock that were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the Founder Shares would collectively represent 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriters partially exercised their over-allotment option on March 9, 2021 to purchase an additional 2,243,955 Over-Allotment Units. On April 18, 2021, the remaining over-allotment option expired unexercised and, as a result, 189,011 Founder Shares were forfeited by the Sponsor.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the closing of the Initial Business Combination, holders of Class B common stock have the exclusive right to elect directors.

The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination).

Note 8 – Warrants

As of September 30, 2021, the Company had 5,560,989 Public Warrants and the 5,132,527 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. The warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 8 – Warrants (continued)

the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants. The Company has also agreed to use its commercially reasonable efforts to cause the registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed.

In addition, if (a) the Company issues additional Class A common stock or equity-linked securities in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), and (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Initial Business Combination (net of redemptions), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the Newly Issued Price and the $10.00 per share redemption trigger price described below under “Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the Newly Issued Price.

Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions, and they will not be redeemable by the Company, subject to certain limited exceptions, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants for cash or on a cashless basis. Except as described above, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 8 – Warrants (continued)

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to the table set forth in the warrant agreement;

•	upon a minimum of 30 days’ prior written notice to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends notice of redemption to the warrant holders;

The “fair market value” of the Class A common stock shall mean the average reported last sale price of the Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per whole warrant (subject to adjustment). This redemption feature differs from the typical warrant redemption features used in some other blank check offerings.

No fractional shares of Class A common stock will be issued upon the exercise of warrants on a cashless basis. If, upon the exercise of warrants on a cashless basis, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 8 – Warrants (continued)

If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 – Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market fund	$222,446,907	$—	$—
Liabilities:
Derivative warrant liabilities – Public warrants	$4,615,620	$—	$—
Derivative warrant liabilities – Private placement warrants	$—	$—	$5,132,530

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement in April 2021, when the Public Warrants were separately listed and traded in an active market. There were no other transfers to/from Levels 1, 2, and 3 during the three and nine months ended September 30, 2021.

For periods where no observable traded price is available, the Company utilized a Monte Carlo simulation to estimate the initial fair value of the Public and Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units in April 2021, the fair value of the Public Warrants is based on the observable listed price for such warrants. For the three month periods ended September 30, 2021, and for the period from January 22, 2021 (inception) through September 30, 2021, the Company recognized a gain resulting from changes in the fair value of derivative warrant liabilities of approximately $3.5 million and $6.1 million, respectively, which is presented in the accompanying condensed statements of operations.

The estimated fair value of the Public Warrants and of the Private Placement Warrants, prior to the Public Warrants being traded in an active market, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 9 – Fair Value Measurements (continued)

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	March 9, 2021	September 30, 2021
Exercise price	$11.50	$11.50
Stock price	$9.63 - $9.54	$9.84
Volatility	20.4%	15.0%
Dividend yield	0.0%	0.0%
Term (in years)	5.0	5.0
Estimated time to M&A (in years)	1.00	1.00
Risk-free rate	1.03%	1.15%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three months ended September 30, 2021 and for the period from January 22, 2021 (inception) through September 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 22, 2021 (inception)	$—
Issuance of Public and Private Warrants	15,817,830
Change in fair value of derivative warrant liabilities	(47,040)

Derivative warrant liabilities at March 31, 2021	$15,770,790
Transfer of Public Warrants to Level 1	(8,174,650)
Change in fair value of derivative warrant liabilities	(769,880)

Derivative warrant liabilities at June 30, 2021	$6,826,260
Change in fair value of derivative warrant liabilities	(1,693,730)

Derivative warrant liabilities at September 30, 2021	$5,132,530

Note 10 – Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of

First Reserve Sustainable Growth Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of First Reserve Sustainable Growth Corp. (the “Company”) as of January 22, 2021, the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 22, 2021 (inception) through January 22, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 22, 2021, and the results of its operations and its cash flows for the period from January 22, 2021 (inception) through January 22, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor 2021.

New York, NY

February 4, 2021

FIRST RESERVE SUSTAINABLE GROWTH CORP.

BALANCE SHEET

as of January 22, 2021

Assets:
Deferred offering costs associated with proposed public offering	$21,000

Total Assets	$21,000

Commitments and contingencies (Note 5)

Stockholder’s equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding(1)	575
Additional paid-in capital	24,425
Accumulated deficit	(4,000)

Total stockholder’s equity	21,000

Total Liabilities and Stockholder’s Equity	$21,000

(1)	This number includes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).

FIRST RESERVE SUSTAINABLE GROWTH CORP.

STATEMENT OF OPERATIONS

for the period from January 22, 2021 (inception) through January 22, 2021

General and administrative expenses	$4,000

Net loss	$(4,000)

Weighted average Class B shares outstanding, basic and diluted(1)	5,000,000

Basic and diluted net loss per share	$(0.00)

(1)	This number excludes an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).

FIRST RESERVE SUSTAINABLE GROWTH CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

for the period from January 22, 2021 (inception) through January 22, 2021

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — January 22, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(4,000)	(4,000)

Balance — January 22, 2021	—	$—	5,750,000	$575	$24,425	$(4,000)	$21,000

(1)	This number includes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).

FIRST RESERVE SUSTAINABLE GROWTH CORP.

STATEMENT OF CASH FLOWS

for the period from January 22, 2021 (inception) through January 22, 2021

Cash Flows from Operating Activities:
Net loss	$(4,000)
General and administrative expenses paid by related party	4,000

Net cash used in operating activities	—

Net change in cash	—
Cash — beginning of the period	—

Cash — end of the period	$—

Supplemental disclosure of noncash financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$21,000

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

1. Description of Organization, Business Operations, Going Concern and Basis of Presentation

Organization and General

First Reserve Sustainable Growth Corp. (the “Company”) was incorporated in Delaware on January 22, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of January 22, 2021, the Company had not commenced any operations. All activity for the period from January 22, 2021 (date of inception) to January 22, 2021 relates to the Company’s formation and the proposed public offering (the “Proposed Public Offering”) described below. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the net proceeds derived from the Proposed Public Offering. The Company has selected December 31st as its fiscal year end.

Sponsor and Proposed Financing

The Company’s sponsor is First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The Company intends to finance its Initial Business Combination with proceeds from the $200,000,000 initial public offering of Units (as defined below) (Note 3) and a $7,250,000 private placement (Note 4). Upon the closing of the Proposed Public Offering and the private placement, $200,000,000 (or $230,000,000 if the underwriters’ over-allotment option is exercised in full — Note 3) will be placed in a trust account (the “Trust Account”) (discussed below).

Trust Account

The proceeds held in the Trust Account will be invested only in U.S. government securities with a maturity of one hundred eighty five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations, as determined by the Company. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $100,000 to pay dissolution expenses), none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Proposed Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to affect the substance or timing of its obligation to redeem 100% of such Public Shares if it has not consummated an Initial Business Combination within 24 months from the closing of the Proposed Public Offering; or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Proposed Public Offering. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s holders (the “Public Stockholders”) of the Public Shares.

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering, although substantially all of the net proceeds of the Proposed Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a stockholder will have the right to redeem his, her or its Public Shares for an amount in cash equal to his, her or its pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. As a result, such Public Shares are recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors will not be entitled to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Going Concern

As of January 22, 2021, the Company had no cash and no working capital. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern for one year from the issuance of these financial statements.

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Deferred Offering Costs Associated with the Proposed Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of costs incurred in connection with preparation for the Proposed Public Offering. These costs, together with the underwriting discounts and commissions, will be charged to capital upon completion of the Proposed Public Offering or charged to operations if the Proposed Public Offering is not completed.

Net Loss Per Share of Common Stock

Net loss per share of common share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. Weighted average shares were reduced for the effect of an aggregate of 750,000 shares of Class B common stock that are subject to forfeiture if the overallotment option is not exercised by the underwriters

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

(Note 4). At January 22, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per share of common share is the same as basic loss per share of common stock for the period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of January 22, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 22, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed to be de minimis for the period from January 22, 2021 (inception) through January 22, 2021.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 20,000,000 units at a price of $10.00 per unit (the “Units”).

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth of one warrant (each, a “Public Warrant” and, collectively, the “Public Warrants”).

4. Related Party Transactions

Founder Shares

On January 22, 2021, 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) were issued to the Sponsor in exchange for the payment of $25,000 of expenses on behalf of the Company, or approximately $0.004 per share. Up to 750,000 Founder Shares are subject to forfeiture to the extent that the over-allotment option is not exercised by the underwriters. The underwriters’ over-allotment option expires 45 days from the effective date of the registration statement. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Public Offering.

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

The holders of the Founders Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor has agreed to purchase an aggregate of 4,833,333 private placement warrants (or 5,233,333 if the over-allotment option is exercised in full) (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant ($7,250,000 in the aggregate or $7,850,000 in the aggregate if the over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On January 22, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to an unsecured promissory note (the “Note”). This Note is non-interest bearing and payable upon the earlier of (x) the date that is 180 days following the date of the Note and (y) the closing date of the Proposed Public Offering. As of January 22, 2021, the Company has not borrowed on the Note.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

may be convertible into warrants of the post Initial Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

5. Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, (and any Class A common shares issuable upon the exercise of the Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of at least $25 million in value of these securities are entitled to demand that the Company file a registration statement covering such securities and to require the Company to effect up to an aggregate of three underwritten offerings of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of this prospectus to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriter will be entitled to an underwriting discount of $0.20 per unit, or $4,000,000 in the aggregate (or $4,600,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or $7,000,000 in the aggregate (or $8,050,000 in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement for the offering.

6. Stockholder’s Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of January 22, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of January 22, 2021, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On January 22, 2021, the Company issued 5,750,000 shares of Class B common stock, including an aggregate of up to 750,000 shares of Class B common stock that are subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part so that the Founder Shares will collectively represent 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters.

The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Proposed Public Offering and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. The warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed.

In addition, if (a) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), and (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the Newly Issued Price and the $10.00 per share redemption trigger price described below under “Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the Newly Issued Price.

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions, and they will not be redeemable by the Company, subject to certain limited exceptions, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants for cash or on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrantholder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

First Reserve Sustainable Growth Corp.

NOTES TO FINANCIAL STATEMENTS

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to the table set forth in the warrant agreement;

•	upon a minimum of 30 days’ prior written notice to each warrantholder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends notice of redemption to the warrantholders;

The “fair market value” of the Class A common stock shall mean the average reported last sale price of the Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrantholders with the final fair market value no later than one business day after the ten-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per whole warrant (subject to adjustment). This redemption feature differs from the typical warrant redemption features used in some other blank check offerings.

No fractional shares of Class A common stock will be issued upon the exercise of warrants on a cashless basis. If, upon the exercise of warrants on a cashless basis, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

7. Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through February 4, 2021, the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

FIRST RESERVE SUSTAINABLE GROWTH CORP.,

EO CHARGING,

CHARGE MERGER SUB, INC.

and

JUUCE LIMITED

Dated as of August 12, 2021

EXHIBIT A	Form of Registration Rights Agreement
EXHIBIT B	Form of Amended NewCo Memorandum and Articles of Association
EXHIBIT C	Form of Company Articles of Association
EXHIBIT D	Directors of NewCo

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2021 (this “Agreement”), by and among First Reserve Sustainable Growth Corp. (“FRSG”), EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“NewCo”), Charge Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (the “Company”). FRSG, NewCo, Merger Sub and the Company are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, (a) NewCo is a wholly owned direct subsidiary of the Company and (b) Merger Sub is a wholly owned direct subsidiary of NewCo;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties will enter into a business combination transaction pursuant to which (a) the Company Shareholders will contribute (the “Share Contribution”) to NewCo all of the issued and outstanding Company Shares in exchange for cash, if applicable, and NewCo Ordinary Shares, in each case as set forth herein, (b) the Company shall file a properly completed and executed Internal Revenue Service (“IRS”) Form 8832 election with an effective date that is two (2) days after the Closing Date, as a foreign eligible entity with a single owner electing to be disregarded as separate from NewCo (the “CTB Conversion”) and (c) simultaneously with the Share Contribution on the Closing Date, Merger Sub will merge with and into FRSG (the “FRSG Merger”), with FRSG surviving the FRSG Merger as a wholly owned subsidiary of NewCo and each holder of FRSG Warrants and FRSG Common Stock (each as defined below) receiving in exchange for such FRSG Warrants and shares of FRSG Common Stock an equal number of Assumed Warrants and NewCo Ordinary Shares (each as defined below), respectively;

WHEREAS, the Parties intend that: (i) for U.S. federal and applicable state income Tax purposes, (a) the Share Contribution, together with the CTB Conversion, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (b) the FRSG Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (c) the FRSG Merger and the Share Contribution will be treated as a transaction described in Section 351 of the Code and (d) following the consummation of the Transactions (as defined below), NewCo will be classified as a non-U.S. corporation, and (ii) for UK tax purposes, NewCo is not a UK resident, (clauses (i)(a), (b), (c), (d) and (ii) collectively, the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the transactions contemplated hereby would promote the success of the Company for the benefit of its members as a whole and (b) approved the execution of this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the board of directors of FRSG (the “FRSG Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby (including the FRSG Merger) are fair to, and in the best interest of, FRSG and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the payment of the applicable Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (c) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of FRSG and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholders at the FRSG Stockholders’ Meeting;

WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement and the transactions contemplated hereby (including the FRSG Merger) are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and declared its advisability and approved the FRSG Merger and the other transactions contemplated by this Agreement, and (c) recommended the approval and adoption of this Agreement, the FRSG Merger and the other transactions contemplated by this Agreement by the sole stockholder of Merger Sub and directed that this Agreement be submitted to the sole stockholder of Merger Sub for approval and adoption;

WHEREAS, the board of directors of NewCo has (a) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, NewCo, (b) approved and adopted this Agreement and declared its advisability and approved the transactions contemplated by this Agreement (including the approval of related share issuances and appointment of directors as set out herein), and (c) recommended the approval and adoption of this Agreement and the transactions contemplated hereby by the sole shareholder of NewCo and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole shareholder of NewCo for approval and adoption;

WHEREAS, concurrently with the execution of this Agreement, each Company A Shareholder and each Company B Shareholder (collectively, the “Supporting Company Shareholders”) has duly executed and delivered to FRSG an acquisition agreement, (collectively, the “Acquisition Agreements”), pursuant to which (a) NewCo agreed to purchase all of the Company Shares held by the Company Shareholders in connection with, subject to the terms and conditions set forth in the Acquisition Agreements, the consummation of the Transactions, (b) the Supporting Company Shareholders agreed to sell all of their Company Shares to NewCo and, if applicable, take, or cause to be taken, any actions necessary to support the Transactions, (c) the Company A Shareholder (the “Dragging Shareholder”) agreed to issue a Drag Along Notice to the Called Shareholders and the Company in accordance with the Company Articles of Association and the Company Shareholders’ Agreement, (d) the Supporting Company Shareholders each gave a power of attorney to NewCo to enable NewCo to exercise voting and other rights attaching to the Company Shares in the period between Closing and registration of the transfer of the Shares in the Company’s register of members; and (e) the Supporting Company Shareholders agreed to certain transfer restrictions prior to the Closing applicable to such Supporting Company Shareholder’s Company Shares;

WHEREAS, concurrently with the execution of this Agreement, the Company A Shareholder (acting in its capacity as Investor (as such term is defined in the Company Articles of Association) only in accordance with the Company Articles of Association and the Company Shareholders’ Agreement) has duly executed and delivered to the Company (with a copy to FRSG) an Investor Consent (as such term is defined in the Company Articles of Association) to the Transactions.

WHEREAS, concurrently with the execution of this Agreement, the Company Warrant Holder has duly executed and delivered to FRSG an agreement (the “Warrant Holder Agreement”) pursuant to which the Company Warrant Holder has agreed to, among other things, contemporaneously with the Closing, allow NewCo to assume the Company Warrant in accordance with the terms and conditions of the Company Warrant and as set forth herein and in the Warrant Holder Agreement;

WHEREAS, in connection with the Closing, NewCo, Sponsor, the Company Warrant Holder and certain stockholders of the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, FRSG, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated February 8, 2021 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of FRSG Founders Stock in favor of this Agreement, the FRSG Merger, and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties to the Letter Agreement have entered into a letter reflecting certain agreements related to the FRSG Founders Stock (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and the Parties have entered into a letter agreement governing certain post-Closing matters; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Definitions. For purposes of this Agreement:“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, Acquisition Agreements, and all other agreements, certificates and instruments executed and delivered by FRSG, Merger Sub, NewCo or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Available Cash” means the aggregate amount of cash in the Trust Account, less any payments required to be made by FRSG in connection with the exercise of the Redemption Rights.

“Barclays Facility” means that certain loan, credit or similar agreement to be entered into by and between the Company and Barclays plc or an affiliate thereof on or after the date of this Agreement for a principal amount not to exceed £7,500,000, and any associated guarantees and Liens entered into in connection therewith, in each case pursuant to definitive documentation consistent in all material respects with the terms set forth in the Company Disclosure Schedules.

“Business Combination” has the meaning given in the FRSG Certificate of Incorporation.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, partners, or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which (a) the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day and (b) clearing banks are ordinarily open for banking business in the City of London, Edinburgh and the Cayman Islands (excluding Saturdays and Sundays).

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, telecommunications, systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries as currently conducted.

“Called Shareholders” has the meaning given in the Company Shareholders’ Agreement.

“CEO” means Charlie Jardine.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company A Shareholder” means the holder of all of the Company A Shares.

“Company Articles of Association” means the Articles of Association of the Company dated June 6, 2018, as amended, modified or supplemented from time to time.

“Company A Shares” means the ordinary A shares of £0.01 each in the capital of the Company.

“Company B Shareholders” means the holders of the Company B Shares.

“Company B Shares” means the ordinary B shares of £0.01 each in the capital of the Company.

“Company C Shares” means the ordinary C shares of £0.01 each in the capital of the Company.

“Company Debt” means all Indebtedness of the Company and the Company Subsidiaries described in clauses (a), (b) and (d) of the definition of Indebtedness, including the Barclays Facility.

“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equityholders” means, collectively, the Company Shareholders, the Company Warrant Holder and the holders of Company Options.

“Company Equity Plan” means the Rules of Juuce Limited Unapproved and EMI Share Option Plan, established on March 28, 2018.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company or any Company Subsidiary of their respective obligations under this Agreement or the consummation of the Share Contribution, FRSG Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or UK

GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, cyber or malware attack, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including Effects of COVID-19 and COVID-19 Measures), acts of God or other force majeure events (including, in each case, any escalation or general worsening thereof), except to the extent any of the foregoing physically damage any assets of the Company or any Company Subsidiary; (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the FRSG Merger or any of the other Transactions (provided that this clause (f) shall not apply to the representations or warranties in Section 4.05 and to the extent related thereto, the condition in Section 8.02(a), and including the impact thereof on relationships with customers, suppliers, or Governmental Authorities); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which FRSG has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether vested or unvested and whether granted under a Company Equity Plan or otherwise.

“Company Organizational Documents” means the Company Articles of Association and any other organizational document of the Company.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Parties” means the Company, NewCo and Merger Sub, collectively.

“Company Shareholders” means, collectively, the holders of Company Shares (including upon the conversion of any Company Options).

“Company Shareholders’ Agreement” means the Shareholders’ Agreement, dated June 6, 2018, by and among the Company and certain Company Shareholders, as amended, modified or supplemented from time to time.

“Company Shares” means the Company A Shares, Company B Shares and Company C Shares.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Expenses” means, as of any determination time, (a) the aggregate amount of reasonable and out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and its subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers, (ii) any severance, retention, bonus, accelerated equity vesting, exercise, or settlement, or similar payments payable in connection with the contemplated transaction (including the employer portion of any payroll taxes associated therewith); and (iii) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document, and (b) any Transfer Taxes.

“Company Warrant” means the outstanding warrant of the Company issued on August 10, 2020 which, assuming full vesting and subject to the terms and conditions contained therein, could be exercised to purchase up to an aggregate of 4,216 Company C Shares (subject to customary adjustments).

“Company Warrant Holder” means the holder of the Company Warrant.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is bound by any confidentiality obligations.

“Contribution Cash Consideration” means an amount (which amount shall not in any event be less than $0.00) equal to the amount by which the sum of (a) (i) Available Cash plus (ii) the cash of FRSG immediately prior to the Closing that is not attributable to the amount in the Trust Account as of the Closing plus (iii) the aggregate amount of cash (excluding any restricted cash that will continue to be restricted cash as of immediately following the Closing Payoff) of the Company as of immediately prior to the Closing as determined pursuant to Section 2.01(d) is in excess of the sum of (b) (i) $100,000,000 plus (ii) the aggregate unpaid FRSG Transaction Expenses and unpaid Company Transaction Expenses plus (iii) the Debt Repayment Amount; provided, that (i) in no event shall the total Contribution Cash Consideration exceed $70,000,000 and (ii) in no event shall such calculation of Contribution Cash Consideration result in less than $100,000,000 on the balance sheet of NewCo after giving effect to the Transactions.

“Contribution Equity Consideration” means a number of NewCo Ordinary Shares equal to the quotient determined by dividing (a) the Contribution Valuation minus the Contribution Cash Consideration by (b) $10.00.

“Contribution Valuation” means $567,555,820.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), in each case applicable to the Company.

“Data Security Breach” means any accidental, unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Business Data, or that triggers any reporting requirement under any data breach notification Law or contractual provision applicable to the Company or a Company Subsidiary.

“Debt Repayment Amount” means the aggregate amount (including principal, interest, any prepayment penalties or premiums, and any similar fees or expenses) required to repay the Company Debt in full in connection with the Closing Payoff.

“Disabling Devices” means Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Drag Along Notice” has the meaning given to it in the Company Shareholders’ Agreement.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and all other employee benefit, retirement, compensation, incentive, deferred compensation, bonus, stock or share option, stock or share purchase, restricted stock, other equity-based compensation arrangement, phantom equity, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, fringe benefit, sick pay and vacation plans, agreements, programs or arrangements or other employee benefit plans, agreements, programs or arrangements, whether written or unwritten, and in effect and covering one or more current or former employees, officers or consultants of the Company, current or former directors of the Company or the beneficiaries or dependents of any such persons.

“Environmental Laws” means any applicable United States federal, state or local or non-United States Laws relating to the protection of the environment, natural resources or human health and safety (as the latter relates to the exposure to Hazardous Substances), or the generation, manufacture, handling, transport, use, treatment, storage, release or disposal of Hazardous Substances.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock or share capital, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock or share capital, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Ratio” means 2,767.

“Exercise Notice” means a notice of exercise submitted by a holder of Company Options in accordance with the terms of the Company Option and Company Equity Plan.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained outside of the United States that provides benefits in respect of any current or former employee, officer, director, consultant or other service provider that is primarily based outside of the United States and that is not subject to U.S. Law, including, without limitation, the provisions of ERISA and the Code.

“FRSG Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of FRSG dated March 4, 2021.

“FRSG Class A Common Stock” means FRSG’s Class A Common Stock, par value $0.0001 per share.

“FRSG Common Stock” means FRSG Class A Common Stock and the FRSG Founders Stock.

“FRSG Disclosure Schedule” means FRSG’s disclosure schedule delivered by FRSG in connection with this Agreement.

“FRSG Founders Stock” means FRSG’s Class B Common Stock, par value $0.0001 per share.

“FRSG Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) is or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or operations of FRSG, or (ii) would prevent, materially delay or materially impede the performance by FRSG of its obligations under this Agreement or the consummation of the Share Contribution, FRSG Merger or any of the other Transactions; provided, however, that for purposes of clause (i) none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a FRSG Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or U.S. GAAP; (b) events or conditions generally affecting the industries or geographic areas in which FRSG operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, cyber or malware attack, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including Effects of COVID-19 and COVID-19 Measures), act of God or other force majeure events (including, in each such case, any escalation or general worsening thereof); (e) any actions taken or not taken by FRSG as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the FRSG Merger or any of the other Transactions (provided that this clause (f) shall not apply to the representations or warranties in Section 5.05 and to the extent related thereto, the condition in Section 8.03(a), and including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that FRSG is materially disproportionately affected thereby as compared with other participants in the industry in which FRSG operates.

“FRSG Organizational Documents” means the FRSG Certificate of Incorporation, the bylaws of FRSG, and Trust Agreement of FRSG, in each case as amended, modified or supplemented from time to time.

“FRSG Transaction Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, FRSG or any of its affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to FRSG or its affiliates pursuant to this Agreement or any other Transaction Document and (c) the repayment of any outstanding Sponsor loans incurred in the ordinary course and in furtherance of the Transactions.

“FRSG Units” means one share of FRSG Class A Common Stock and one-fourth of one FRSG Warrant.

“FRSG Warrant Agreement” means that certain warrant agreement dated March 4, 2021 by and between FRSG and Continental Stock Transfer & Trust Company.

“FRSG Warrants” means whole warrants to purchase shares of FRSG Class A Common Stock as contemplated under the FRSG Warrant Agreement, with each whole warrant exercisable for one share of FRSG Class A Common Stock at an exercise price of $11.50.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive,” or a “pollutant,” or “contaminant,” including petroleum and petroleum products, including crude oil and any fractions thereof, natural gas, synthetic gas, and any mixtures thereof, and polychlorinated biphenyls, per- and polyfluoroalkyl substances, and asbestos.

“IASB” means the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards as in effect from time to time.

“Indebtedness” means, as of any time, without duplication, with respect to any person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses, and breakage of prepayment penalties or premiums that are payable arising under or in respect of (a) indebtedness for borrowed money (including the current portion thereof), (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business) (whether or not contingent), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (f) any of the obligations of any other person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such person or secured by any assets of such person, whether or not such Indebtedness has been assumed by such person.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act of 2003.

“knowledge” or “to the knowledge” of a person means (a) in the case of the Company, the actual knowledge of any person listed on Schedule A (without any implied duty to investigate) and (b) in the case of FRSG, the actual knowledge of Neil Wizel or Thomas Amburgey (without any implied duty to investigate).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, purchase right, transfer restriction, right of first refusal, right of first offer, levy, or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“NASDAQ” means the Nasdaq Capital Market LLC.

“NewCo Ordinary Shares” means the ordinary shares in the capital of NewCo, with a nominal value of $0.0001 each.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is considered “free” or “open source software.”.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (iii) statutory Liens of landlords with respect to the Leased Real Property, (iv) Liens for Taxes not yet delinquent, or if delinquent, being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been made by the Company or applicable Company Subsidiary, (v) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially and adversely impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (vi) non-exclusive licenses (or sublicenses) of Intellectual Property granted in the ordinary course of business, (vii) Liens identified in the Audited Financial Statements, (viii) Liens securing the Indebtedness of the Company or any Company Subsidiary, and (ix) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens).

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means information related to an identified or identifiable individual, device or household (e.g., name, address telephone number, email address, financial account number, government-issued identifier) that is regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including the following Laws: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679 (the “EU GDPR”), the EU GDPR as it forms part of the laws of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 UK Data Protection Act 2018, Directive 2002/58/EC on privacy and electronic communications, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article IX of the FRSG Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration), including domain names.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Software” means all computer software (in any format, including object code, byte code or source code), and related documentation and materials.

“Sponsor” means First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges imposed by any Taxing Authority, including, but not limited to, income, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, social security or national insurance or other similar contributions, withholding, environmental, vehicle, energy, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes (including VAT), whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and any liability for the payment of any of the foregoing as a result of being a member of an affiliated, combined, consolidated, unitary or similar group, the operation of applicable Law, or any express obligation to reimburse or indemnify any other person.

“Taxing Authority” means, with respect to any Tax, any Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by the Parties, the Company Equityholders or the Company Warrant Holder in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” means any stamp duty, stamp duty reserve tax, stamp duty land tax, registration, transfer, documentary or any other similar tax, duty or fee applicable to, imposed upon or arising in respect of or in connection with any of the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“VAT” means (a) value added tax charged in accordance with the Value Added Tax Act 1994 (UK), (b) any Tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (c) any other value-added Tax or Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) or (b) above, or whether imposed by any other Taxing Authority.

“Virtual Data Room” means the “Project Charge” virtual data room established by the Company hosted by Datasite, access to which was given to FRSG in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Worker” means any individual engaged as a “worker” for the purposes of section 230(3) of the UK Employment Rights Act 1996 or equivalent status under applicable Law in other jurisdictions.

SECTION 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Financial Statements	§ 4.07(a)
Acquisition Agreements	Recitals
Action	§4.09
Agreement	Preamble
Allocation Schedule	§ 2.01(f)
Alternative Transaction	§7.04
Amended NewCo Memorandum and Articles of Association	§ 2.05(b)
Antitrust Laws	§ 7.10(a)
Assumed Warrant	§ 3.01(a)(iv)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Book-Entry Shares	§ 3.03(b)(i)
Certificate of Merger	§ 2.03(a)
Certificates	§ 3.03(b)(i)
Claims	§6.03
Closing	§ 2.03(b)
Closing Date	§ 2.03(b)
Closing Statement	§ 2.01(d)
Company	Preamble
Company Assumed Warrant	§ 2.01(b)
Company Board	Recitals
Company Permits	§ 4.06
Company Plan	§ 4.10(a)
Company Stock Transfer Plan	§3.02(b)
Confidentiality Agreement	§ 7.03(b)
Contracting Parties	§ 10.11
Contribution Exchange Fund	§ 3.02(a)
Contribution Letter of Transmittal	§ 3.02(b)
COVID-19 Relief	§ 4.25
CTB Conversion	Recitals
CTB Election	§ 2.01(a)
D&O Insurance	§ 7.05(b)
Data Security Requirements	§ 4.13(h)
DGCL	§ 2.01(c)
Dragging Shareholder	Recitals
DTC	§ 3.03(b)(i)
Effective Time	§ 2.03(a)
Environmental Permits	§ 4.15
Exchange Agent	§ 3.02(a)
Equity Incentive Plan Proposal	§7.01(a)
ERISA Affiliate	§4.10(d)
Exchange Fund	§ 3.03(a)
Financial Statements	§4.07(a)
FRSG	Preamble
FRSG Board	Recitals

Defined Term	Location of Definition
FRSG Board Recommendation	§ 7.02(a)
FRSG Board Recommendation Change	§ 7.02(a)
FRSG Merger	Recitals
FRSG Preferred Stock	§ 5.03(a)
FRSG Proposals	§ 7.01(a)
FRSG SEC Reports	§ 5.07(a)
FRSG Stockholder Approval	§ 5.04
FRSG Stockholders’ Meeting	§ 7.01(a)
Governmental Authority	§ 4.05(b)
IFRS	§4.07(a)
Intended Tax Treatment	Recitals
IRS	Recitals
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter Agreement	Recitals
Letter of Transmittal	§ 3.03(b)(i)
Material Contracts	§ 4.16(a)
Merger Sub	Preamble
NewCo	Preamble
Nonparty Affiliates	§ 10.11
Outside Date	§ 9.01(b)
Parties	Preamble
Per Share Merger Consideration	§ 3.01(a)(ii)
Proxy Statement/Prospectus	§ 7.01(a)
Redemption Shares	§ 3.01(b)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04(a)
Representatives	§ 7.03(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Share Contribution	Recitals
Sponsor Support Agreement	Recitals
Supporting Company Shareholders	Recitals
Surviving Corporation	§ 2.01(c)
Terminating Company Breach	§ 9.01(e)
Terminating FRSG Breach	§ 9.01(f)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trustee	§ 5.12
UK GAAP	§ 4.07(a)
Warrant Holder Agreement	Recitals

SECTION 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,”

(vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company or any Company Subsidiary means the subject documents or other materials that were included in and available at the Virtual Data Room or sent through electronic mail at least two (2) days prior to the date of this Agreement.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under U.S. GAAP, except for accounting terms used herein and not expressly defined herein to the extent being used solely to refer to the Company and its subsidiaries, which terms shall have the meanings given to them under IFRS.

ARTICLE II

SHARE CONTRIBUTION; CTB CONVERSION AND MERGER

SECTION 2.01. Share Contribution and CTB Conversion; Treatment of Company Warrant.

(a) Upon the terms and subject to the conditions set forth in ARTICLE VIII, (i) the Company Shareholders shall (or, as required hereby and pursuant to the Company Shareholders’ Agreement and the Company Articles of Association, a director of the Company as agent or attorney for any Called Shareholder who has not executed a Contribution Letter of Transmittal and Company Stock Transfer Form prior to the due date set forth in the Drag Along Notice shall) contribute to NewCo all of the issued and outstanding Company Shares, free and clear of all Liens and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of such shares after the Closing), such transfer of Company Shares ownership to NewCo to be effective as of the Effective Time, in exchange for the portion of the Contribution Cash Consideration and Contribution Equity Consideration set forth on the Allocation Schedule, (ii) the Company shall surrender the subscriber share of one Ordinary Share in NewCo for no consideration, and (iii) the Company shall file a properly completed and executed IRS Form 8832 election with an effective date that is two (2) days after the Closing Date, as a foreign eligible entity with a single owner electing to be disregarded as separate from NewCo (the “CTB Election”).

(b) Effective as of the consummation of the Share Contribution, the Company Warrant shall be assumed by NewCo and shall automatically, subject to the terms and conditions of the Company Warrant and the Warrant Holder Agreement, be converted into a warrant to acquire a number of NewCo Ordinary Shares at an adjusted exercise price per share, in each case, as determined under this Section 2.01(b) (the resulting warrant, the “Company Assumed Warrant”). The Company Assumed Warrant shall be subject to the terms and conditions of the warrant agreement attached as an exhibit to the Warrant Holder Agreement and to be effective at the Share Contribution pursuant to the Warrant Holder Agreement. Accordingly, effective as of the Share Contribution: (a) the Company Assumed Warrant shall be exercisable solely for NewCo Ordinary Shares; (b) the number of NewCo Ordinary Shares subject to the Company Assumed Warrant shall be equal to (1) the number of shares of

Company Shares subject to the Company Warrant multiplied by (2) the Exchange Ratio (rounded down to the nearest whole number); and (c) the per share exercise price for the NewCo Ordinary Shares issuable upon exercise of the Company Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Shares subject to the Company Warrant, as in effect immediately prior to the Share Contribution, divided by (y) the Exchange Ratio (rounded up to the nearest whole cent).

(c) No later than fifteen (15) days prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions to accelerate the vesting of all outstanding and unvested Company Options and provide each holder of Company Options notice of their right to exercise the Company Options in accordance with Section 7.3.3 of the Company Equity Plan. Immediately prior to the Closing, the Company Equity Plan shall terminate and all unexercised Company Options issued thereunder shall be terminated and canceled for no consideration. The Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans, under all underlying grants, awards, warrants or similar agreements and otherwise to give effect to the provisions of this Section 2.01.

(d) At least four (4) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to FRSG its reasonable good faith estimate of the cash of the Company as of immediately prior to the Closing. The Company shall consider in good faith any reasonable comments delivered by FRSG prior to Closing with respect to the calculation of cash hereunder.

(e) At least three (3) Business Days prior to the anticipated Closing Date, FRSG shall prepare and deliver to the Company a statement (the “Closing Statement”) setting forth FRSG’s good faith calculation of the Contribution Cash Consideration (including each component thereof). FRSG shall consider in good faith any reasonable comments delivered by the Company prior to Closing with respect to the calculation of the Contribution Cash Consideration hereunder.

(f) At least two (2) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to FRSG (i) an allocation schedule (the “Allocation Schedule”) setting forth (A) the number and class of Company Shares held by each Company Shareholder, (B) with respect to the Company Options (x) the number of Company Shares in respect of which valid Exercise Notices and applicable exercise prices have been received and accepted by the Company and (y) the number of Company Shares in respect of which any vested but unexercised Company Options will lapse upon the Closing due to no valid Exercise Notice and no exercise price having been received by the Company, (C) the portion of the Contribution Cash Consideration allocated to each holder of Company Shares (including any person who will become a holder of Company Shares immediately before the Closing pursuant to delivery of a valid Exercise Notice and exercise price) it being understood that the CEO shall not be entitled to any portion of the Contribution Cash Consideration, and (D) the portion of the Contribution Equity Consideration allocated to each holder of Company Shares on a fully diluted basis, (ii) a certification, duly executed by a director of the Company, that, subject to reflecting the adjustments (if any) made pursuant to Section 2.01(g) and any adjustments requested to be made to give effect to any agreement(s) between any of the Company Shareholders, the information and calculations set forth in the Allocation Schedule are, and will be as of immediately prior to the Closing, in accordance with the applicable provisions of this Agreement, the Company Organizational Documents, the Company Shareholders’ Agreement, and those certain letter agreements by and among certain holders of Company B Shares and certain holders of Company C Shares providing for the transfer of certain distribution rights from such holders of Company B Shares to such holders of Company C Shares, and applicable Laws and (iii) a draft CTB Election. For the avoidance of doubt, to the extent valid Exercise Notices and applicable exercise prices are received by the Company with respect to Company Options after the Allocation Schedule is delivered to FRSG but prior to the Closing, the Company shall prepare and deliver to FRSG a revised and accurate Allocation Schedule prior to the Closing. Notwithstanding anything to the contrary herein, (i) in no event shall the aggregate number of NewCo Ordinary Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Interests of the Company (other than the Company Warrant), including the Company Shares, exceed the Contribution Equity Consideration, and (ii) in no event shall the aggregate amount of cash set forth on the Allocation Schedule that is allocated in respect of the Equity Interests of the Company exceed the Contribution Cash Consideration.

(g) From and after delivery of the Closing Statement, the Allocation Schedule and the CTB Election, each Party shall (i) cooperate with the other Party and its Representatives in connection with their review thereof and (ii) consider in good faith any potential adjustments raised by the other Party thereto, as applicable, and make any corresponding changes thereto agreed to by the Company or FRSG, as applicable, no later than one (1) Business Day prior to the Closing. Absent manifest error, for all purposes under this Agreement, the final, binding and conclusive calculations of (i) the Closing Statement shall be the Closing Statement delivered by FRSG and (ii) the Allocation Schedule shall be the Allocation Schedule delivered by the Company, in each case reflecting the adjustments (if any) made pursuant to clause (ii) of the first sentence of this Section 2.01(g).

SECTION 2.02. The Merger. Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into FRSG. As a result of the FRSG Merger, the separate corporate existence of Merger Sub shall cease and FRSG shall continue as the surviving corporation of the FRSG Merger (the “Surviving Corporation”).

SECTION 2.03. Effective Time; Closing; Closing Order.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Parties shall cause the FRSG Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.03(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions set forth in this Agreement:

(i) the transactions contemplated by Section 2.01(a) through Section 2.01(c);

(ii) each share of FRSG Founders Stock will convert into one share of FRSG Class A Common Stock, in accordance with the terms of the FRSG Organizational Documents and the Sponsor Support Agreement;

(iii) the Certificate of Merger shall be filed and the Effective Time shall occur in accordance with Section 2.03(a); and

(iv) each share of FRSG Class A Common Stock shall be cancelled and converted into the Per Share Merger Consideration and NewCo shall assume the FRSG Warrant Agreement pursuant to Section 3.01.

SECTION 2.04. Effect of the FRSG Merger. At the Effective Time, the effect of the FRSG Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of FRSG and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of FRSG and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.05. Organizational Documents.

(a) At the Effective Time, (i) the Merger Sub Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.05) and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.05).

(b) At the Closing, the memorandum and articles of association of NewCo shall be amended and restated in the form of Exhibit B (the “Amended NewCo Memorandum and Articles of Association”).

(c) At the Closing or immediately after the Closing, (i) the Company Articles of Association shall be amended and restated in the form of Exhibit C and (ii) the Company Shareholders’ Agreement shall be terminated in all respects.

SECTION 2.06. Directors.

(a) The Parties will take all requisite actions such that the initial directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

(b) The Parties shall cause the board of directors of NewCo as of immediately following the Closing to be comprised of (i) the individuals set forth on Exhibit D and (ii) such other individuals as determined by the Company (after good faith consultation with FRSG), each to hold office in accordance with applicable Law and the Amended NewCo Memorandum and Articles of Association and until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF FRSG SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01. Conversion of FRSG Securities.

(a) By virtue of the FRSG Merger and without any action on the part of the holders of any of the following securities, at the Effective Time:

(i) all shares of FRSG Common Stock held in the treasury of FRSG shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(ii) each share of FRSG Class A Common Stock (including, for the avoidance of doubt, all FRSG Class A Common Stock into which FRSG Founder Stock was converted immediately prior to the Effective Time) issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) shall be cancelled and converted into and exchanged for one validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such shares) NewCo Ordinary Share (the “Per Share Merger Consideration”);

(iii) each share of the authorized capital stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(iv) NewCo shall assume the FRSG Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of this Section 3.01(a)(iv), and each FRSG Warrant then outstanding and unexercised shall automatically without any action on the part of its holder, be converted into a warrant to acquire a number of NewCo Ordinary Shares as set forth below (each resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding FRSG Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each Assumed Warrant shall be exercisable solely for NewCo Ordinary Shares; (B) the number of NewCo Ordinary Shares subject to each Assumed Warrant shall be equal to the number of shares of FRSG Common Stock subject to the applicable FRSG Warrant; and (C) the per share exercise price for the NewCo Ordinary Shares issuable upon exercise of such Assumed Warrant shall be equal to the per share exercise price for the shares of FRSG Common Stock subject to the applicable FRSG Warrant, as in effect immediately prior to the Effective Time. NewCo shall use its reasonable best efforts to ensure that its authorized share capital shall, for so long as any of the Assumed Warrants remain outstanding, be sufficient to permit the issuance of the requisite number of NewCo Ordinary Shares upon the exercise of such Assumed Warrants.

(b) Each share of FRSG Class A Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a FRSG stockholder has validly exercised its Redemption Rights (the “Redemption Shares”), shall not be converted nor shall it entitle the holder thereof to receive the Per Share Merger Consideration and shall be converted into the right to receive from FRSG, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights. As promptly as practicable after the Effective Time, FRSG shall make such cash payments in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) shall cease to have any rights with respect thereto, except the right to receive the cash payments from FRSG referred to in the immediately preceding sentence.

SECTION 3.02. Exchange of Certificates for Share Contribution.

(a) On the Closing Date, (i) NewCo shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by NewCo and is reasonably satisfactory to FRSG (the “Exchange Agent”), for the benefit of the holders of the Company Shares, for exchange in accordance with ARTICLE II, the number of NewCo Ordinary Shares issuable as Contribution Equity Consideration pursuant to this Agreement and (ii) FRSG shall deposit or cause to be deposited with the Exchange Agent to be held in trust the aggregate amount of the cash equal to the Contribution Cash Consideration required to be paid pursuant to this Agreement to fund the payments set forth in Section 2.01 (such NewCo Ordinary Shares together with any dividends or distributions with respect thereto, and such cash deposited with the Exchange Agent being hereinafter referred to as the “Contribution Exchange Fund”). NewCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Contribution Equity Consideration out of the Contribution Exchange Fund as promptly as practicable in accordance with this Agreement. The Contribution Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Prior to the Closing Date, (i) NewCo shall cause the Exchange Agent to mail to each Company A Shareholder and each Company B Shareholder a letter of transmittal (the “Contribution Letter of Transmittal”) and (ii) NewCo shall cause the Dragging Shareholder to mail to each Called Shareholder a Drag Along Notice, which shall specify (x) in the case of the Contribution Letter of Transmittal, that each Company A Shareholder and Company B Shareholder shall deliver to the Exchange Agent and (y) in the case of the Drag Along Notice, that each Called Shareholder shall deliver to the Company, (A) a stock transfer form (each, a “Company Stock Transfer Form”) in respect of the relevant Company Shares, which has been validly executed by (or on behalf of) the registered holder in favor of NewCo, (B) instructions for delivery of the relevant Company Stock Transfer Form, and (C) instructions for returning the original share certificates held by the registered holder in respect of the relevant Company Shares to the Company for cancellation or, in the event that any such share certificate has been lost, damaged or destroyed, a requirement for the registered holder to provide NewCo with an indemnity (in a form satisfactory to NewCo) in respect of any such share certificates; provided, that, with respect to any Called Shareholder who has not then executed a Company Stock Transfer Form as set forth in the Drag Along Notice, a director of the Company shall act as an attorney for any such Called Shareholder with respect to any Company Shares held by that Called Shareholder and deliver the executed Company Stock Transfer Form (and executed copies of all other documents specified in the Drag Along Notice in connection with the transfer of the Called Shares) to the Exchange Agent. Within two (2) Business Days (but in no event prior to the Closing) after the delivery to the Exchange Agent of the relevant Company Stock Transfer Form and, if applicable, together with a Contribution Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the registered holder specified in the relevant Company Stock Transfer Form shall be entitled to receive in exchange therefore, and NewCo shall cause the Exchange Agent to deliver, the Contribution Cash Consideration and/or Contribution Equity Consideration (as applicable) allocated to such holder in accordance with the provisions of Section 2.01, and the Company Share Certificates so surrendered shall forthwith be cancelled. To the extent requested by the Company, FRSG shall use reasonable best efforts to cooperate with the Company to provide holders of Company Shares the opportunity to complete and return any Contribution Letter of Transmittal and such other documents as may be required by this paragraph prior to the Closing, in order to facilitate prompt delivery of the Contribution Cash Consideration and/or Contribution Equity Consideration (as applicable) to the holders thereof following the Closing.

(c) No Further Rights in Company Shares. The Contribution Cash Consideration and/or the Contribution Equity Consideration (as applicable) shall be payable upon delivery of the fully executed Company Stock Transfer Form in respect of the relevant Company Shares in accordance with the terms hereof and such consideration shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(d) Termination of Contribution Exchange Fund. Any portion of the Contribution Exchange Fund that remains undistributed to the Company Equityholders for one (1) year after the Closing shall be delivered to NewCo, upon demand, and any Company Equityholders who have not theretofore complied with this Section 3.02 shall thereafter look only to NewCo for their portion of the Contribution Equity Consideration. Any portion of the Contribution Exchange Fund remaining unclaimed by any person as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of NewCo free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability. None of the Exchange Agent, Merger Sub, NewCo or the Surviving Corporation shall be liable to any person for any NewCo Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of FRSG, NewCo, the Company, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable UK Law, or other provision of U.S. federal, state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deducting on any amounts treated as employment income or compensation for services, if the applicable withholding agent determines that any payment, issuance or transfer to the Company Equityholders hereunder is subject to deduction and/or withholding, then such withholding agent shall (i) use reasonable best efforts to provide written notice to the applicable recipient at least five (5) days prior to any such withholding and (ii) reasonably cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable

Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made (and, for the avoidance of doubt, no additional amount, shares, warrants, options or other property shall be paid or issued or transferred (as the case may be) to place the recipient in the position it would have been had no such deduction or withholding been required). To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

(g) Fractional Shares. No certificates or scrip or shares representing fractional NewCo Ordinary Shares shall be issued upon the exchange of Company Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of NewCo. In lieu of any fractional NewCo Ordinary Share to which Company Equityholder would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole NewCo Ordinary Share, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

SECTION 3.03. Exchange of Certificates for Merger.

(a) On the Closing Date, NewCo shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the FRSG Common Stock, for exchange in accordance with this ARTICLE III, the number of NewCo Ordinary Shares issuable as Per Share Merger Consideration pursuant to this Agreement (such NewCo Ordinary Shares together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). NewCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund as promptly as practicable in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, NewCo shall cause the Exchange Agent to mail to each holder of FRSG Common Stock evidenced by certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to FRSG (the “Letter of Transmittal”) and shall specify (A) to the extent applicable, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, if applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefore, and FRSG shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01. To the extent requested by FRSG, NewCo and the Company shall use reasonable best efforts to cooperate with FRSG to provide holders of Book-Entry Shares the opportunity to complete and return any Letter of

Transmittal and such other documents as may be required by this paragraph prior to the Closing, in order to facilitate prompt delivery of the applicable Per Share Merger Consideration to the holders thereof following the Effective Time.

(ii) With respect to Book-Entry Shares held through the DTC, NewCo and FRSG shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable Per Share Merger Consideration.

(c) Distributions with Respect to Unexchanged Shares of FRSG Class A Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the FRSG Class A Common Stock or FRSG Founders Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FRSG Class A Common Stock or FRSG Founders Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, FRSG shall pay or cause to be paid to the holder of the shares of FRSG Class A Common Stock or FRSG Founders Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of FRSG Class A Common Stock or FRSG Founders Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of FRSG Class A Common Stock or FRSG Founders Stock.

(d) No Further Rights in FRSG Common Stock. The Per Share Merger Consideration payable upon conversion of the FRSG Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such FRSG Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of FRSG Common Stock for one (1) year after the Effective Time shall be delivered to NewCo, upon demand, and any holders of FRSG Common Stock who have not theretofore complied with this Section 3.03 shall thereafter look only to NewCo for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by any person as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of NewCo free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Merger Sub, NewCo or the Surviving Corporation shall be liable to any person for any NewCo Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of FRSG, NewCo, the Company, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable UK Law, or other provision of U.S. federal, state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deducting on any amounts treated as employment income or compensation for services, if the applicable withholding agent determines that any payment, issuance or transfer to any owners of FRSG hereunder is subject to deduction and/or withholding, then such withholding agent shall (i) use reasonable best efforts to provide written notice to the applicable recipient at least five (5) days prior to any such withholding and (ii) reasonably cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made (and, for the avoidance of doubt, no additional amount, shares, warrants, options or other property shall be paid or issued or transferred (as the case may be) to place the recipient in the position it would have been had no such deduction or withholding been required). To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

(h) Fractional Shares. No certificates or scrip or shares representing fractional NewCo Ordinary Shares shall be issued upon the exchange of FRSG Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of NewCo. In lieu of any fractional NewCo Ordinary Share to which any holder of FRSG Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole NewCo Ordinary Share, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

SECTION 3.04. FRSG Stock Transfer Books. At the Effective Time, the stock transfer books of FRSG shall be closed and there shall be no further registration of transfers of FRSG Common Stock thereafter on the records of FRSG.

SECTION 3.05. No Appraisal and Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the FRSG Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the correspondingly numbered section of the Company Disclosure Schedule (with the disclosure in any section or subsection of the Company Disclosure Schedule being deemed to (a) be disclosed and incorporated by reference in any other section of the Company Disclosure Schedule as though fully set forth in such other section and (b) qualify or modify each of the representations and warranties set forth in this Article IV, in each case to the extent the applicability of the disclosure of such representation and warranty is reasonably apparent from the text of the disclosure made), the Company Parties hereby jointly and severally represent and warrant to FRSG as follows:

SECTION 4.01. Organization and Qualification. Each Company Party and each Company Subsidiary is a corporation, private limited company or other organization duly organized or incorporated and validly existing and in good standing (to the extent the jurisdiction of its incorporation or formation recognizes such concept) under the laws of the jurisdiction of its incorporation or organization as set forth on Section 4.01 of the Company Disclosure Schedule and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Party and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing (to the extent the jurisdiction of its incorporation or formation recognizes such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.02. Certain Organizational Documents. The Company has, prior to the date of this Agreement, made available to FRSG a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of each Company Party and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. No Company Party nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03. Capitalization.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth thereon. All such Equity Interests are held by the holders thereof free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws, the Company Organizational Documents and the Company Shareholders’ Agreement. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party (including the Company Shareholders’ Agreement) and the Company Organizational Documents.

(b) As of the date of this Agreement, a true and complete list of each Company Subsidiary, together with the jurisdiction of incorporation of each Company Subsidiary and (i) the percentage of the outstanding capital stock or other Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary and (ii) the authorized capital stock of Merger Sub and authorized share capital of NewCo, in each case is set forth in Section 4.03(b) of the Company Disclosure Schedule. All such Equity Interests are validly issued, fully paid and non-assessable have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party (including the Company Shareholders’ Agreement) and the Company Organizational Documents. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(c) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or share capital, as applicable, of the Company, NewCo, Merger Sub or any Company Subsidiary or obligating the Company, NewCo, Merger Sub or any Company Subsidiary to issue or sell any shares of capital stock or share capital, as applicable, of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or share capital, or other equity or other voting interests in, the Company, NewCo, Merger Sub or any Company Subsidiary. None of the Company, NewCo, Merger Sub or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company, NewCo, Merger Sub or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or share capital of, or other securities or ownership interests in, the Company, NewCo, Merger Sub or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company, NewCo, Merger Sub or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other equity interests or other securities of the Company, NewCo, Merger Sub or any Company Subsidiary to which the Company, NewCo, Merger Sub or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company, NewCo, Merger Sub or any Company Subsidiary. None of the Company, NewCo, Merger Sub or any Company Subsidiary directly or indirectly own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other person except as set forth in Section 4.03(c) of the Company Disclosure Schedule.

(d) There are no outstanding contractual obligations of the Company, NewCo, Merger Sub or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock or share capital, as applicable, of NewCo, Merger Sub or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

SECTION 4.04. Authority Relative to this Agreement.

(a) Each Company Party has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each Company Party and the consummation by each Company Party of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any of the Company Parties are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Company Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

(b) The NewCo Ordinary Shares constituting the Per Share Merger Consideration and the Contribution Equity Consideration being delivered by NewCo hereunder shall be duly and validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such shares), and each such share or other security shall be issued free and clear of preemptive rights and all Liens. The Per Share Merger Consideration and the Contribution Equity Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each Company Party does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of any Company Party or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to any Company Party or any Company Subsidiary or by which any property or asset of any Company Party or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of notice, consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any contract or other agreement, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by each Company Party does not, and the performance of this Agreement by any Company Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except where such suspension or cancellation would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that such Company or Company Subsidiary is not in compliance with any Law or Governmental Order, except where such alleged non-compliance would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07. Financial Statements.

(a) The Company has made available to FRSG true and complete copies of the consolidated audited financial statements of the Company as of and for the year ended December 31, 2019 comprised of the statement of financial position as of December 31, 2019, and the related income statement and statement of changes in equity of the Company for the year ended December 31, 2019 (the “Audited Financial Statements”) and the unaudited financial statements of the Company as of and for the two years ended December 31, 2020 (the financial statements as of December 31, 2020, the “2020 Financial Statements”) and 2019, and the related unaudited statements of comprehensive income, changes in equity and cash flows of the Company for each of the two years ended December 31, 2020 (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (United Kingdom Generally Accepted Accounting Practice) and applicable Law applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. The Unaudited Financial Statements were (x) prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and applicable Law (“IFRS”), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. Except as and to the extent set forth on the 2020 Financial Statements, neither the Company nor any Company Subsidiary has any Indebtedness outstanding as of December 31, 2020.

(b) Except as and to the extent set forth on the 2020 Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Financial Statements, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(c) Since January 1, 2019, (i) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any director, officer or employee has received any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the board of directors of the Company or any committee thereof.

(d) To the knowledge of the Company, since January 1, 2019, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee as described in 18 U.S.C. sec. 1514A(a).

SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions reasonably taken due to COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the ordinary course of business or as would not be material to the business of the Company and the Company Subsidiaries as currently conducted, and (c) there has not been a Company Material Adverse Effect and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 6.01(b)(iv), Section 6.01(b)(v), Section 6.01(b)(vi), Section 6.01(b)(ix), Section 6.01(b)(x) or Section 6.01(b)(xviii), and only with respect to the covenants in each of the foregoing subsections of Section 6.01(b).

SECTION 4.09. Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, as of the date of this Agreement, there is no notice, litigation, suit, claim, charge, grievance, action, proceeding, audit, inquiry, or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, except for any Action that, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except, in each case, as would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.

SECTION 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists all material Employee Benefit Plans that the Company or any Company Subsidiary sponsors or maintains or to which the Company or any Company Subsidiary contributes, or is obligated to contribute or for which the Company or any Company Subsidiary has any liability (contingent or otherwise), in each case, other than (i) agreements on the Company or any Company Subsidiary’s standard form of offer letter or employment agreement, which form(s) of offer letter or employment agreement has or have been made available to FRSG in the Virtual Data Room (other than any offer letter or employment agreement with employees of the Company or any Company Subsidiary earning an annualized base salary of £100,000 or more), or (ii) customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid (each, a “Company Plan”).

(b) With respect to each Company Plan, the Company has made available to FRSG in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description, if any, required under ERISA, and any summaries of material modifications thereto, or any other material descriptions provided to employees or participants, (iii) a written description of the material terms of such Company Plan if such plan is not set forth in a written document, and (iv) any material, non-routine correspondence from any Governmental Authority with respect to any Company Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) All Company Plans are Foreign Benefit Plans and no employee of the Company or any Company Subsidiary is a U.S. taxpayer.

(d) Whether or not subject to the provisions of ERISA and/or the Code, neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, or at any time during the last six (6) years has maintained, sponsored, contributed to, has any obligation to contribute to, or otherwise has any liability (contingent or otherwise) with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare plan under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” under Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code if such Law was applicable.

(e) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Company Plan or otherwise, to pay separation, severance, redundancy, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment, vesting or funding, or increase the amount, of any benefit or other compensation due to any individual. None of the Company nor any Company Subsidiary has any obligation to gross-up, make-whole or otherwise compensate any current or former employee, officer, director or consultant of the Company or any Company Subsidiary for any Taxes.

(f) None of the Company Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree or postemployment health, welfare or life insurance or benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under applicable Law.

(g) Each Company Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Company Plan. No material Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(h) All contributions, premiums or payments required to be made with respect to any Company Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(i) All Foreign Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained, in all material respects, in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 4.11. Labor and Employment Matters.

(a) Section 4.11(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) employing entity; (ii) title or position (including whether full- or part-time); (iii) location of employment; (iv) hire date and service date (if different); (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (vi) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible; (vii) details of any visa or work permit; (viii) leave status (including expected duration); (ix) notice period for the termination of his or her employment (if greater than any statutory minimum period under applicable Law); and (x) details of any joint- or co-employment relationship. As of the date hereof, and as of the Closing Date, all compensation, including wages (including any overtime), commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full and will be paid in full (or accrued in full in the Company’s financial statements). Section 4.11(a)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all individuals who provide material services to the Company or any Company Subsidiary in the capacity of an independent contractor or Worker, and sets forth for each individual: (v) the entity that engages such individual; (w) whether a Worker or independent contractor; (x) the compensation applicable to the services provided; and (y) the notice period that either party must give to terminate the individual’s engagement. None of the foregoing employees, Workers or independent contractors have given or been provided notice of termination of his or her employment or engagement.

(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2019, there have been no, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries. Since January 1, 2019, there have been no union or works council certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union or works council organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees, Workers, or independent contractors.

(d) The Company and the Company Subsidiaries are and have been since January 1, 2019 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, employment terminations, redundancies, mass layoffs and plant closings, furloughs, information and consultation, transfers of undertakings, collective bargaining, immigration, meal and rest breaks, pay equity, workers’ compensation, vacation, holiday and other paid time off, family and medical leave and all other employee leave, recordkeeping, classification of employees, Workers, and independent contractors, engagement of agency, part-time and fixed-term workers, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Every employee or Worker of the Company or any Company Subsidiary who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom. Each current and former employee and Worker of the Company and each Company Subsidiary and any other individual who currently provides or has formerly provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

(e) Since January 1, 2019, neither the Company nor any of the Company Subsidiary (nor any predecessor or owner of any part of their respective businesses) has been a party to a relevant transfer for the purposes of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) affecting any of their employees and no event has occurred that may involve such persons in the future being a party to such a transfer. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer.

SECTION 4.12. Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith and each amendment, modification, supplement, extension, renewal and guaranty thereof or thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to FRSG. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect and (iii) to the Company’s knowledge there are no material disputes with respect to any Lease Documents.

(c) Other than due to any reasonable actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being or is intended to be, used.

(d) Each of the Company and the Company Subsidiaries has valid leasehold or subleasehold interests in the Leased Real Property used or held for use in its business, free and clear of all Liens other than Permitted Liens. The Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Company Subsidiaries consistent with past practice.

SECTION 4.13. Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number). The Company IP constitutes all material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable (to the extent issued).

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain and protect material Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other material Confidential Information. To the Company’s knowledge, neither the Company nor any Company Subsidiaries has disclosed trade secrets or other Confidential Information, that is material and relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries as currently conducted, to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of and protect such Confidential Information.

(d)(i) Since January 1, 2019, there have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not, since January 1, 2018, and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has, since January 1, 2018, infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any material Company-Owned IP have executed written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration, in each case, to the extent such ownership does not automatically vest in the Company or one of the Company Subsidiaries by operation of Law.

(f) The Company and Company Subsidiaries do not use any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the material Company-Owned IP, or (ii) under any Reciprocal License, except, in each case, as would not reasonably be expected to have a material effect on the Company’s or Company Subsidiaries’ business, taken as a whole.

(g) The Company and/or the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. To the Company’s knowledge, the Company and/or the applicable Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems as currently conducted.

(h) The Company and each of the Company Subsidiaries currently and, since January 1, 2019, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or other Business Data, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) the PCI DSS to the extent applicable to the Company or a Company Subsidiary and (v) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security, confidentiality, integrity and availability of the Business Systems and any Business Data, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. The Company’s and the Company Subsidiaries’ employees and, as applicable, to the Company’s knowledge, contractors receive reasonable training on privacy and information security issues. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems or Product components. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material Data Security Breaches; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any other person, or received any written claims or complaints regarding the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i) Where the Company and/or any Company Subsidiary uses a data processor to process Personal Information and where such processing is material to the Company and/or any Company Subsidiary, there is in existence, to the extent required under applicable Privacy/Data Security Laws, a written and valid contract between the Company and/or the relevant Company Subsidiary and each such data processor that complies in all material respects with applicable Privacy/Data Security Laws. To the Company’s knowledge, since January 1, 2019, such data processors have not breached, in any material respect, any such contracts pertaining to Personal Information processed by such persons on behalf of the Company and/or any of the Company Subsidiaries.

(j) The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. To the Company’s knowledge, the Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit NewCo, FRSG or their respective subsidiaries from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

(k) All past and current employees, Workers and independent contractors of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all and Confidential Information acquired or contributed by them in the course of their employment or engagement.

(l) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to third parties any license or right to any Company-Owned IP on reasonable and non-discriminatory or similar terms.

SECTION 4.14. Taxes.

(a) All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any valid extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by the Company and each of the Company Subsidiaries, or for which the Company and the Company Subsidiaries may be liable, that have become due and payable have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of the Audited Financial Statements. The Company and the Company Subsidiaries have withheld and paid or otherwise accounted to the appropriate Taxing Authority all material Taxes required to have been withheld and paid or otherwise accounted for in connection with any amounts or benefits paid, owing or provided to any current or former or prospective employee or director, independent contractor, creditor, equityholder or other third party.

(b) The Company and the Company Subsidiaries have provided adequate reserves in accordance with UK GAAP (or other applicable GAAP) in the Audited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Audited Financial Statements that have not been paid.

(c) Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement (other than any such agreements (i) between the Company and/or the Company Subsidiaries, or (ii) entered into in the ordinary course of business and not primarily relating to Taxes).

(d) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under any income Tax Law; (ii) closing agreement with any Taxing Authority under any income Tax Law; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account under any Tax Law entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for any Tax purpose (other than a group of which the only members have been the Company and/or any current Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group as a transferee or successor, by contract or otherwise, in each case (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(f) All payments by, to or among the Company, the Company Subsidiaries and their affiliates comply with all applicable transfer pricing requirements imposed by any Taxing Authority in all material respects.

(g) Neither the Company nor any Company Subsidiary is a party to any ruling or similar agreement or arrangement with a Taxing Authority, and neither the Company nor any Company Subsidiary has any request for a ruling in respect of Taxes pending between it and any Taxing Authority.

(h) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of a material amount of Taxes or material Tax matters is pending, being conducted or has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority.

(i) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, in each case, that is still in effect.

(j) There are no Liens for Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(k) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is or may be subject to Tax in such jurisdiction.

(l) Each of NewCo and the Company is, and has been since its inception, properly classified as a foreign corporation for U.S. federal income tax purposes. The U.S. federal income tax classification of the Company and each Company Subsidiary is set forth on Section 4.14(n) of the Company Disclosure Schedule.

(m) Any document subject to United Kingdom stamp duty that may be required in proving the title of the Company or any Company Subsidiary to any asset or enforcement of any right of the Company or any Company Subsidiary has been duly stamped.

(n) The Company and the Company Subsidiaries have complied in all material respects with the requirements of all Laws in respect of VAT and have been registered for purposes of VAT at all times they were required to be so registered.

(o) No restricted securities (within the meaning of Part 7 of ITEPA) have been acquired by (or by any affiliate of) any of the Company’s or any Company Subsidiary’s current, prospective or former employees, directors or officers resident in the United Kingdom for Tax purposes without a valid joint election under Section 431(1) of ITEPA having been signed by the current, prospective or former employee, director or officer and its employer in respect thereof within fourteen (14) days of such acquisition.

(p) Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(q) Neither the Company nor any Company Subsidiary has entered into any transaction or arrangement, or series of transactions or arrangements, which required disclosure under Part 7 of the UK Finance Act 2004 or Schedule 11A of the UK Value Added Tax Act 1994 and associated regulations, or any similar legislation in a jurisdiction outside the United Kingdom.

(r) The Company has in place such prevention procedures as it is reasonable to have in connection with the offences set out in Part 3 of the Criminal Finances Act 2017 (UK) (corporate offences of failure to prevent facilitation of tax evasion), taking account of applicable guidance published pursuant to section 47 of that Act.

Notwithstanding any other provision in this Agreement, nothing in this Section 4.14 shall be construed as providing a representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether U.S. federal, state, local or non-U.S.) of the Company or Company Subsidiaries or of the ability of the Company or any Company Subsidiary to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date. The representations and warranties in this Section 4.14 are the sole and exclusive representations and warranties made by the Company and Company Subsidiaries with respect to any Tax matters.

SECTION 4.15. Environmental Matters. Except as would not reasonably be expected to result in a material liability to the Company, (a) the Company and the Company Subsidiaries are, and, since January 1, 2019, have been, in compliance with applicable Environmental Laws in all material respects, which compliance includes obtaining, maintaining and complying with all permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (b) there has been no release to the environment by the Company or any of the Company Subsidiaries in connection with their respective operations at any property currently, or to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary, the subject of which remains unresolved, and, to the knowledge of the Company, no such property is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or in a manner which could reasonably be expected to result in the Company or any Company Subsidiary incurring a material liability under Environmental Laws; (c) neither the Company nor any of the Company Subsidiaries has received written notice that it is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances, including at any waste disposal facility; and (d) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened Action alleging any violation of, or liability under, Environmental Laws or Environmental Permits or otherwise relating to a release to the environment of Hazardous Substances. The Company has made available all material reports regarding any current or formerly owned or leased location and any material, non-privileged documents relating to material liability of the Company or any Company Subsidiary.

SECTION 4.16. Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Company Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than £200,000, in the aggregate, over any twelve (12) month period since January 1, 2019;

(ii) each contract and agreement with the Company’s or any Company Subsidiary’s customers and Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable to or by the Company or any Company Subsidiary, in either case, of more than £200,000, in the aggregate over any twelve (12) month period since January 1, 2019;

(iii) each contract and agreement pursuant to which the Company or any Company Subsidiary has obligated itself to make capital expenditures that would reasonably be expected to exceed £200,000;

(iv) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all contracts and agreements evidencing Indebtedness in an amount greater than £100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vi) all partnership, joint venture, consortium or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments to the Company or any Company Subsidiaries in excess of £100,000, other than any Company Permits;

(viii) each contract and agreement (A) with any of the Affiliates of the Company (other than the Company or any Company Subsidiary) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the ordinary course;

(ix) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts and agreements pursuant to which the counterparty receives “most favored nation” or “most favored pricing” benefits;

(xi) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xii) all contracts and agreements to use any Company-Licensed IP (other than (x) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate per annum license and maintenance fees of less than $250,000 and (y) non-exclusive licenses entered into with customers and service providers in the ordinary course);

(xiii) all contracts and agreements which involve the license or grant of rights to Company-Owned IP by the Company other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course;

(xiv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv) each contract and agreement pursuant to which the Company agrees to jointly own any Intellectual Property with any third party;

(xvi) each contract and agreement pursuant to which the Company is obligated to develop any Intellectual Property that will be owned by any third party; and

(xvii) each agreement for the development of material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and independent contractor agreements).

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exception, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract; and (iv) as of the date of this Agreement, no party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any

Material Contract or (B) any non-renewal or modification of any Material Contract, in each of the foregoing clauses (i)-(iv), except in each case as would not reasonably be expected to result in material liability to the Company and the Company subsidiaries, taken as a whole. The Company has made available to FRSG true and complete copies of all Material Contracts, including amendments thereto.

SECTION 4.17. Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18. Board Approval. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions, including the Share Contribution, are in the best interests of the Company for the benefit of the members as a whole, and (b) approved and adopted this Agreement and the Transactions. No vote of the holders of any class or series of Equity Interests of the Company is necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19. Certain Business Practices.

(a) Since January 1, 2019, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii), except as would not reasonably be expected to result in material liability to the Company. The Company and the Company Subsidiaries have adopted and maintain policies and procedures reasonably designed to prevent a violation of applicable Anti-Corruption Laws.

(b) Since January 1, 2020, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii), except as would not reasonably be expected to result in material liability to the Company.

(c) There are no, and since January 1, 2020, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to the Company.

SECTION 4.20. Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, has or has had, directly or indirectly: (a) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2020, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21. Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.22. Brokers. Except for Evercore Inc., Zouk Capital LLP and Infrastructure Advisory Network Limited, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided FRSG with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and each of Evercore Inc., Zouk Capital LLP and Infrastructure Advisory Network Limited, in each case other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.23. Sexual Harassment and Misconduct. None of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, employee, Worker or independent contractor of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or sexual misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries, and there are no, and since January 1, 2019, there have not been any Actions pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or sexual misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries. Since January 1, 2019, to the knowledge of the Company, the Company and the Company Subsidiaries have complied with applicable Law with respect to investigating and as necessary, addressing all sexual harassment or other misconduct allegations with respect to current or former officers, directors or employees of which the Company or a Company Subsidiary has or had knowledge.

SECTION 4.24. Products Liability.

(a) Since January 1, 2019, (i) there have been no recalls, seizures or withdrawals from any market of Products and (ii) neither the Company nor any Company Subsidiary has any material liability arising as a result of or relating to, or has received any Action, or any threat of the any Action, relating to (A) material bodily injury, death or other disability or material property damage arising as a result of the ownership, possession or use of any Product or (B) false advertising or deceptive trade practices.

(b) To the knowledge of the Company, since January 1, 2020, all Products have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Company Subsidiary has any existing material liability (and, to the Company’s knowledge, there is no reasonable basis for any present or future action, suit, charge, proceeding, audit or investigation against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith.

SECTION 4.25. COVID-19 Relief. Section 4.25 of the Company Disclosure Schedule sets forth all loans, subsidies, deferrals or other relief with respect to COVID-19 outstanding as of the date hereof at the Company or any Company Subsidiary (“COVID-19 Relief”). At the time it submitted all documentation with respect to and availed itself of the benefits of each COVID-19 Relief, the Company or applicable Company Subsidiary satisfied all applicable material eligibility requirements related to the receipt of such COVID-19 Relief, and all information submitted with respect thereto was complete and accurate in all material respects. The Company and each Company Subsidiary has continued to comply with the applicable requirements of all COVID-19 Relief, and used any proceeds therefrom for permissible purposes as required by such COVID-19 Relief, in each case in all material respects. To the Company’s knowledge no facts or circumstances exist that would materially impair the ability of the Company or applicable Company Subsidiary to obtain forgiveness of the applicable COVID-19 Relief.

SECTION 4.26. No Prior Operations. NewCo was formed on August 3, 2021 and Merger Sub was formed on August 5, 2021. Since its inception, neither NewCo nor Merger Sub has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Neither NewCo nor Merger Sub has operations, has generated any revenues or has any assets or liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

SECTION 4.27. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to FRSG, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to FRSG, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to FRSG, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FRSG

Except as set forth in the FRSG SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such FRSG SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) or as set forth in the correspondingly numbered section of the FRSG Disclosure Schedule (with the disclosure in any section or subsection of the FRSG Disclosure Schedule being deemed to (a) be disclosed and incorporated by reference in any other section of the FRSG Disclosure Schedule as though fully set forth in such other section and (b) qualify or modify each of the representations and warranties set forth in this Article V, in each case to the extent the applicability of the disclosure of such representation and warranty is reasonably apparent from the text of the disclosure made), FRSG hereby represents and warrants to the Company Parties as follows:

SECTION 5.01. Corporate Organization.

(a) FRSG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a FRSG Material Adverse Effect. FRSG is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a FRSG Material Adverse Effect.

(b) FRSG does not directly or indirectly own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02. Organizational Documents. FRSG has heretofore furnished to the Company complete and correct copies of the FRSG Organizational Documents. The FRSG Organizational Documents are in full force and effect. FRSG is not in violation of any of the provisions of the FRSG Organizational Documents.

SECTION 5.03. Capitalization.

(a) The authorized capital stock of FRSG consists of (i) 250,000,000 shares of FRSG Class A Common Stock, (ii) 20,000,000 shares of FRSG Founders Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“FRSG Preferred Stock”). As of the date of this Agreement (i) 22,243,955 shares of FRSG Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 5,560,989 shares of FRSG Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of FRSG Class A Common Stock or FRSG Founders Stock are held in the treasury of FRSG, (iv) 10,693,515 FRSG Warrants are issued and outstanding, and (v) 10,693,515 shares of FRSG Class A Common Stock are reserved for future issuance pursuant to the FRSG Warrants. As of the date of this Agreement, there are no shares of FRSG Preferred Stock issued and outstanding. Each FRSG Warrant is exercisable for one share of FRSG Class A Common Stock at an exercise price of $11.50, subject to the terms of such FRSG Warrant and the FRSG Warrant Agreement. All FRSG Founders Stock issued and outstanding at the Closing will convert into FRSG Class A Common Stock at the Closing pursuant to the terms of the FRSG Certificate of Incorporation.

(b) All outstanding FRSG Units, shares of FRSG Class A Common Stock, shares of FRSG Founders Stock and FRSG Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the FRSG Organizational Documents.

(c) The FRSG Warrants and the FRSG Founders Stock, FRSG has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of FRSG or obligating FRSG to issue or sell any shares of capital stock of, or other equity interests in, FRSG. All shares of FRSG Class A Common Stock and FRSG Founders Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-

assessable. Neither FRSG nor any subsidiary of FRSG is a party to, or otherwise bound by, and neither FRSG nor any subsidiary of FRSG has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Sponsor Support Agreement, FRSG is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of FRSG Common Stock or any of the equity interests or other securities of FRSG or any of its subsidiaries. Except with respect to the Redemption Rights and the FRSG Warrants, there are no outstanding contractual obligations of FRSG to repurchase, redeem or otherwise acquire any shares of FRSG Common Stock. There are no outstanding contractual obligations of FRSG to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04. Authority Relative to This Agreement. FRSG has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by FRSG and the consummation by FRSG of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of FRSG are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the FRSG Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of FRSG Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL, (the “FRSG Stockholder Approval”)). This Agreement has been duly and validly executed and delivered by FRSG and, assuming due authorization, execution and delivery by the Company Parties, constitutes a legal, valid and binding obligation of FRSG, enforceable against FRSG in accordance with its terms subject to the Remedies Exceptions. The FRSG Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the FRSG Certificate of Incorporation shall not apply to the FRSG Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

SECTION 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by FRSG does not, and the performance of this Agreement by FRSG will not, (i) conflict with or violate the FRSG Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of FRSG or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of FRSG pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FRSG is a party or by which each of FRSG or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a FRSG Material Adverse Effect.

(b) The execution and delivery of this Agreement by FRSG does not, and the performance of this Agreement by FRSG will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent FRSG from performing its material obligations under this Agreement.

SECTION 5.06. Compliance. FRSG is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to FRSG or by which any property or asset of FRSG is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FRSG is a party or by which FRSG or any property or asset of FRSG is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a FRSG Material Adverse Effect. FRSG is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for FRSG to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) FRSG has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 8, 2021, together with any amendments, restatements or supplements thereto (collectively, the “FRSG SEC Reports”). FRSG has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by FRSG with the SEC to all agreements, documents and other instruments that previously had been filed by FRSG with the SEC and are currently in effect. As of their respective dates, the FRSG SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any FRSG SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other FRSG SEC Report. Each director and executive officer of FRSG has filed with the SEC on a timely basis all documents required with respect to FRSG by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the FRSG SEC Reports was prepared in accordance with U.S. GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of FRSG as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). FRSG has no off-balance sheet arrangements that are not disclosed in the FRSG SEC Reports. No financial statements other than those of FRSG are required by U.S. GAAP to be included in the consolidated financial statements of FRSG.

(c) Except as and to the extent set forth in the FRSG SEC Reports, FRSG has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, except for liabilities and obligations arising in the ordinary course of FRSG’s business.

(d) FRSG is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) FRSG has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to FRSG and other material information required to be disclosed by FRSG in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to FRSG’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting FRSG’s principal executive officer and principal financial officer to material information required to be included in FRSG’s periodic reports required under the Exchange Act.

(f) FRSG maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that FRSG maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. FRSG has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of FRSG to FRSG’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of FRSG to record, process, summarize and report financial data. FRSG has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of FRSG. Since March 31, 2020, there have been no material changes in FRSG’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by FRSG to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of FRSG, and FRSG has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither FRSG (including any employee thereof) nor FRSG’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by FRSG, (ii) any fraud, whether or not material, that involves FRSG’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FRSG or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the FRSG SEC Reports. To the knowledge of FRSG, none of the FRSG SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08. Business Activities; Absence of Certain Changes or Events.

(a) Since its formation, and on and prior to the date of this Agreement, FRSG has not conducted any business activities other than ordinary course operations as a publicly-traded special purpose acquisition company and activities directed toward the accomplishment of a Business Combination.

(b) Except as set forth in the FRSG Organizational Documents, there is no agreement, commitment or Governmental Order binding upon FRSG or to which FRSG is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of FRSG or any acquisition of property by FRSG or the conduct of business by FRSG as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a FRSG Material Adverse Effect.

(c) Except for this Agreement and the Transactions, FRSG does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, FRSG is not party to, bound by or has its assets or property subject to any contract or transaction which constitutes a Business Combination.

(d) Except (i) as set forth on Section 5.08(d) of the FRSG Disclosure Schedule (ii) for this Agreement and the agreements expressly contemplated hereby or agreements reasonably necessary in connection with the obligations hereunder, (iii) with respect to fees and expenses of FRSG’s legal, financial and other advisors and (iii) any loan from the Sponsor or an affiliate thereof or certain of FRGS’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, FRSG is not, and at no time has been, party to any contract with any other person that would require payments by FRSG in excess of $500,000 in the aggregate with respect to any individual contract (other than this Agreement and the agreements expressly contemplated hereby).

(e) There is no material liability, debt or obligation against FRSG, except for (i) liabilities and obligations (x) reflected or reserved for on FRSG’s consolidated balance sheet for the quarterly period ended March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to FRSG) or (y) that have arisen since the date of FRSG’s consolidated balance sheet for the quarterly period March 31, 2021 in the ordinary course of business of FRSG, or (ii) any loan from the Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(f) Since its formation, and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) FRSG has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) FRSG has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (iii) there has not been a FRSG Material Adverse Effect.

SECTION 5.09. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of FRSG, threatened against FRSG, or any property or asset of FRSG, before any Governmental Authority. Neither FRSG nor any material property or asset of FRSG is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of FRSG, continuing investigation by, any Governmental Authority.

SECTION 5.10. Board Approval; Vote Required.

(a) The FRSG Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of FRSG and its stockholders and declared it advisable that FRSG enter into this Agreement and consummate the Transactions, (ii) adopted this Agreement and approved the execution, delivery and performance by FRSG of this Agreement and the Transactions, (iii) resolved to recommend that the stockholders of FRSG approve and adopt this Agreement and the Transactions, and (iv) directed that this Agreement and the Transactions, be submitted to the stockholders of FRSG for approval and adoption at the FRSG Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of FRSG necessary to approve the Transactions is the FRSG Stockholder Approval.

SECTION 5.11. Brokers. Except as set forth on Section 5.11 of the FRSG Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of FRSG. FRSG has provided the Company with a true and complete copy of all contracts described on Section 5.11 of the FRSG Disclosure Schedule.

SECTION 5.12. FRSG Trust Account. As of the date of this Agreement, FRSG has no less than $222,439,550 in the trust account established by FRSG for the benefit of its public stockholders (including, if applicable, an aggregate of $7,785,384 of deferred underwriting discounts and commissions being held in the trust account) maintained in a trust account at JP Morgan Chase Bank, N.A. ( “Trust Account”). The monies of such Trust Account are held in cash or invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 4, 2021, between FRSG and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. FRSG has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by FRSG or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between FRSG and the Trustee that would cause the description of the Trust Agreement in the FRSG SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of FRSG who shall have elected to redeem their shares of FRSG Class A Common Stock pursuant to the FRSG Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes of FRSG from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the FRSG Organizational Documents. As of the date of this Agreement, following the Effective Time, no FRSG stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder has validly exercised its Redemption Rights. There are no Actions pending or, to the knowledge of FRSG, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company Parties of their obligations hereunder, FRSG has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FRSG at the Effective Time.

SECTION 5.13. Employees. Other than any officers as described in the FRSG SEC Reports, FRSG has no employees on its payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by FRSG’s officers and directors in connection with activities on FRSG’s behalf in an aggregate amount not in excess of the amount of cash held by FRSG outside of the Trust Account, FRSG has no unsatisfied material liability with respect to any officer or director. FRSG has never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

SECTION 5.14. Taxes.

(a) All material Tax Returns of FRSG have been duly and timely filed (taking into account any valid extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by FRSG, or for which FRSG may be liable, that have become due and payable have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of the Audited Financial Statements. FRSG has withheld and paid or otherwise accounted to the appropriate Taxing Authority all material Taxes required to have been withheld and paid or otherwise accounted for in connection with any amounts or benefits paid, owing or provided to any current or former or prospective employee or director, independent contractor, creditor, equityholder or other third party. FRSG has not taken advantage of any change in Law or any scheme introduced by a Taxing Authority in connection with COVID-19 that has the result of reducing or temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of FRSG to any Taxing Authority or providing reliefs in respect of Tax.

(b) FRSG has provided adequate reserves in accordance with U.S. GAAP (or other applicable GAAP) in the FRSG SEC Reports for any material Taxes of FRSG as of the date of the FRSG SEC Reports that have not been paid.

(c) Other than as a beneficiary thereto, FRSG is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(d) FRSG will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under any income Tax Law; (ii) closing agreement with any Taxing Authority under any income Tax Law; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account under any Tax Law entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) FRSG has not been a member of an affiliated, consolidated, combined or unitary group for any Tax purpose. FRSG does not have any material liability for the Taxes of any Person as a result of being a member of a consolidated group, fiscal unity or unified group, as a transferee or successor, by contract or otherwise, in each case (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(f) All payments by, to or among FRSG, any subsidiaries of FRSG and their affiliates comply with all applicable transfer pricing requirements imposed by any Taxing Authority in all material respects.

(g) FRSG is not a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and FRSG has no request for a material ruling in respect of Taxes between it and any Taxing Authority.

(h) FRSG has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, in each case, that is still in effect.

(i) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of a material amount of Taxes or material Tax matters is pending, being conducted or has been announced or threatened in writing with respect to FRSG. There is no outstanding claim, assessment or deficiency against FRSG for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of FRSG, threatened by any Taxing Authority.

(j) There are no Liens for Taxes upon any of the assets of FRSG except for Permitted Liens.

(k) FRSG has not received written notice of any claim from a Taxing Authority in a jurisdiction in which FRSG does not file Tax Returns stating that FRSG is or may be subject to Tax in such jurisdiction.

(l) FRSG is, and has been since its inception, properly classified as a corporation for U.S. federal income tax purposes.

(m) FRSG has not taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision in this Agreement, nothing in this Section 5.14 shall be construed as providing a representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether U.S. federal, state, local or non-U.S.) of the FRSG or of the ability of the FRSG to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date. The representations and warranties in this Section 5.14 are the sole and exclusive representations and warranties made by FRSG with respect to any Tax matters.

SECTION 5.15. Registration and Listing. The issued and outstanding FRSG Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “FRSG U”. As of the date of this Agreement, there is no Action pending or, to the knowledge of FRSG, threatened in writing against FRSG by the NASDAQ or the SEC with respect to any intention by such entity to deregister the FRSG Units, the shares of FRSG Class A Common Stock, or FRSG Warrants or terminate the listing of FRSG on the NASDAQ. None of FRSG or any of its affiliates has taken any action in an attempt to terminate the registration of the FRSG Units, the shares of FRSG Class A Common Stock, or the FRSG Warrants under the Exchange Act.

SECTION 5.16. Interested Party Transaction. Except as described in the FRSG SEC Reports or in connection with any loan from the Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, there are no transactions, contracts, side letters, arrangements or understandings between FRSG, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of FRSG, on the other hand.

SECTION 5.17. Investment Company Act. FRSG is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.18. FRSG’s Investigation and Reliance. FRSG is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by FRSG together with expert advisors, including legal counsel, that they have engaged for such purpose. FRSG and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. FRSG is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Party or any of their respective Representatives, except as expressly set forth in ARTICLE IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by a Company Party pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to FRSG or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to FRSG or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule). FRSG acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Parties Pending the FRSG Merger.

(a) Each of the Company Parties agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as required to comply with the terms of the Company Shareholders’ Agreement, (3) as set forth in Section 6.01 of the Company Disclosure Schedule, and (4) as required by applicable Law, unless FRSG shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed and which consent shall be deemed to have been given if the Company does not receive a definitive response from FRSG within ten (10) Business Days of making a request for such consent):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; and

(ii) the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in the corresponding subsection of Section 6.01 of the Company Disclosure Schedule, and (iii) as required by applicable Law, the Company, NewCo and Merger Sub shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of FRSG (which consent shall not be unreasonably conditioned, withheld or delayed and which consent shall be deemed to have been given if the Company does not receive a definitive response from FRSG within ten (10) Business Days of making a request for such consent):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)(A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof for consideration in excess of £200,000; or (B) incur any Indebtedness having a principal or stated amount in excess of £200,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances in excess of £100,000 individually or £200,000 in the aggregate, or intentionally grant any security interest in any of its assets;

(vii) other than the Company Board, pursuant to the terms of the Company Equity Plan, declaring all Company Options to be vested in connection with the Transactions, (A) grant any new or materially increase any existing compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, Worker or consultant who earns a base annualized salary, wage or fee in excess of £150,000, (B) enter into any new or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy, or termination agreement with any current or former director, officer, employee, Worker, or consultant, who earns a base annualized salary, wage or fee in excess of £150,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, Worker, or consultant, or (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

(viii) adopt, amend and/or terminate any Company Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by IFRS;

(x) other than in the ordinary course of business, (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, claim or other controversy relating to Taxes;

(xi) change the Company’s or any Company Subsidiary’s residence for income or corporation Tax purposes (including for the purpose of a double taxation arrangement) or create any taxable place of business by the Company or any Company Subsidiary in a jurisdiction in which it is not so resident;

(xii)(A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, except, in the case of any contract or agreement in listed in Sections 4.16(a)(i), (ii), (iii), (iv), (vi) or (vii), in the ordinary course of business;

(xiii) materially amend or modify, extend, renew or terminate any of the Lease Documents;

(xiv) enter into any new Lease with annual payments above £200,000;

(xv) fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;

(xvi) fail to maintain the existence of, or use reasonable efforts to protect any material item of Company-Owned IP;

(xvii) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings or recordings, or fail to pay all required fees and Taxes required to maintain and protect its interest in each material item of Company-Owned IP;

(xviii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed £200,000; or

(xix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Nothing herein shall require the Company to obtain consent from FRSG to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to FRSG, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the

Closing Date, each of FRSG and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02. Conduct of Business by FRSG Pending the FRSG Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), FRSG agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of FRSG shall be conducted in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), FRSG shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the FRSG Organizational Documents or form any subsidiary of FRSG;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the FRSG Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the FRSG Common Stock or FRSG Warrants except for redemptions from the Trust Account and conversions of the FRSG Founders Stock that are required pursuant to the FRSG Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of FRSG, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of FRSG, except in connection with conversion of the FRSG Founders Stock pursuant to the FRSG Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any Indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of FRSG, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of FRSG’s officers and directors to finance FRSG’s transaction costs in connection with the Transactions;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) other than in the ordinary course of business, (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, claim or other controversy relating to Taxes;

(i) change FRSG’s residence for income Tax purposes (including for the purpose of a double taxation arrangement) or create any taxable place of business by FRSG in a jurisdiction in which it is not so resident;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of FRSG;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(m) Nothing herein shall require FRSG to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of FRSG prior to the Closing Date. Prior to the Closing Date, each of FRSG and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and FRSG on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against FRSG or any other person (a) for legal relief against monies or other assets of FRSG held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against FRSG (or any successor entity) in the event this Agreement is terminated for any reason and FRSG consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Account in violation of the foregoing, FRSG shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event FRSG prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, the Company and FRSG shall prepare and mutually agree upon and the Company shall cause NewCo to, and NewCo shall, file with the SEC a registration statement on Form F-4 relating to the Transactions (as amended from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include a proxy statement / prospectus (the “Proxy Statement/Prospectus”) which will be included therein as a prospectus with respect to NewCo and which will be used as a proxy statement with respect to the FRSG Stockholders’ Meeting to adopt and approve the FRSG Proposals and other matters reasonably related to the FRSG Proposals, all in accordance with and as required by FRSG’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the NASDAQ) to be sent to the stockholders of FRSG relating to the meeting of FRSG’s stockholders (including any adjournment or postponement thereof, the “FRSG Stockholders’ Meeting”) to be held to consider (x) approval and adoption of this Agreement and the FRSG Merger, (y) the approval and adoption of the equity incentive plan in the form reasonably agreed between the parties following the date hereof (the “Equity Incentive Plan Proposal”) and (z) any other proposals the Parties deem necessary to effectuate the Transactions (collectively, the “FRSG Proposals”). Each of FRSG and the Company shall furnish all information as may be reasonably requested by another party in connection with such actions and the preparation of the Registration Statement and Proxy Statement/Prospectus. FRSG and the Company each shall use their reasonable best efforts to (x) cause the Registration Statement and Proxy Statement/Prospectus, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement and Proxy Statement/Prospectus and (z) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC. As promptly as practicable following the effectiveness of the Registration Statement (and in any event within five (5) Business Days thereof), FRSG shall mail the Proxy Statement/Prospectus to its stockholders. The Company shall cause NewCo to promptly advise FRSG of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the NewCo Ordinary Shares for offering or sale in any jurisdiction, and each of NewCo, the Company and FRSG shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) No filing of, or amendment or supplement to the Proxy Statement/Prospectus will be made by FRSG without the approval of the Company or by NewCo without the approval of FRSG (any such approval not to be unreasonably withheld, conditioned or delayed). Each of FRSG and NewCo will advise the other party promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. Each of FRSG, NewCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC with respect to the Proxy Statement/Prospectus and any amendment to the Proxy Statement/Prospectus filed in response thereto.

(c) FRSG represents that the information supplied by FRSG for inclusion in the Proxy Statement/Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of FRSG, (ii) the time of the FRSG Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to FRSG, or its respective officers or directors, should be discovered by FRSG which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, FRSG shall promptly inform the Company. All documents that FRSG is responsible for filing with the SEC in connection with the FRSG Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of FRSG, (ii) the time of the FRSG Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform FRSG. All documents that the Company is responsible for filing with the SEC in connection with the FRSG Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 7.02. FRSG Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) FRSG shall call and hold the FRSG Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement/Prospectus by the SEC for the purpose of voting solely upon the FRSG Proposals, and FRSG shall use its reasonable best efforts to hold the FRSG Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement/Prospectus by the SEC; provided that FRSG may postpone or adjourn the FRSG Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the FRSG Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the FRSG Proposals or otherwise take actions consistent with FRSG’s obligations pursuant to Section 7.07 of this Agreement. FRSG shall use its reasonable best efforts to obtain the approval of the FRSG Proposals at the FRSG Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the FRSG Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The FRSG Board shall recommend to its stockholders that they approve the FRSG Proposals (“FRSG Board Recommendation”) and shall include such FRSG Board Recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing, if the FRSG Board, after consultation with its outside legal counsel, determines in good faith that failure to withdraw, modify, amend or qualify a FRSG Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to FRSG’s stockholders under applicable Law, then the FRSG Board may withdraw, modify, amend or qualify the FRSG Board Recommendation in the Proxy Statement/Prospectus (a “FRSG Board Recommendation Change”) so long as FRSG (to the extent lawful and reasonably practicable) first provides the Company with at least forty-eight (48) hours advance written notice of such withdrawal or modification (or, if shorter, as much prior notice as is applicable prior to the FRSG Stockholders’ Meeting).

(b) Promptly following the execution of this Agreement, NewCo shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

SECTION 7.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and FRSG shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor FRSG shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 11, 2021 (the “Confidentiality Agreement”), between FRSG and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.04. Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the Parties shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.04. Each Party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company or any Company Subsidiary prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) (x) notify such person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.04 by a party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.04 by such party.

SECTION 7.05. Directors’ and Officers’ Indemnification and Insurance.

(a) To the fullest extent permitted by Law, the memorandum and articles of association and bylaws, as applicable, of NewCo, the Surviving Corporation and the Company shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in (i) the articles of association of the Company and (ii) the certificate of incorporation and bylaws of FRSG, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or FRSG, as applicable, unless such modification shall be required by applicable Law. The Parties further agree that with respect to the provisions of the articles of association, bylaws, limited liability company agreements, or other organizational documents of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, NewCo agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or FRSG, as applicable, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or FRSG, as applicable, would have been permitted under applicable Law, the articles of association, certificate of organization, or the bylaws of the Company or FRSG, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six (6) years from the Effective Time, NewCo shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering (i) those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to FRSG or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage and (ii) those persons who are currently covered by FRSG’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the Company’s D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by the Company for the D&O Insurance for the year ended December 31, 2021 (on a pro-rated basis), unless the Company obtains FRSG’s written consent to spend more than 300% on such “tail” policy (such consent not to be unreasonably withheld). If the Company elects to purchase such a “tail” policy prior to the Effective Time, NewCo will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(c) Prior to the Effective Time, FRSG may purchase a prepaid “tail” policy with respect to FRSG’s D&O Insurance from an insurance carrier with the same or better credit rating as FRSG’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by FRSG for FRSG’s D&O Insurance for the year ended December 31, 2021 (on a pro-rated basis), unless FRSG obtains the Company’s written consent to spend more than 300% on such “tail” policy (such consent not to be unreasonably withheld). If FRSG elects to purchase such a “tail” policy prior to the Effective Time, NewCo will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, NewCo shall obtain “go-forward” D&O Insurance to cover the post-Closing directors and officers of NewCo, the Company, the Surviving Corporation, and the Company Subsidiaries. NewCo shall use commercial efforts to ensure that such “go-forward” D&O Insurance is reasonably satisfactory to FRSG. From and after the date of this Agreement, NewCo, the Company, and FRSG shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.05, including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance, and NewCo, the Company, and FRSG shall make available their Representatives as needed for any underwriting call.

(e) With respect to any claims that may be made under any D&O Insurance discussed in this Section 7.05, (i) prior to the Effective Time, FRSG, NewCo, and the Company shall cooperate with any other party as reasonably requested by such other party, and (ii) after the Effective Time, NewCo and the Company shall cooperate with any person insured by such policies as reasonably requested by such person.

(f) On the Closing Date, NewCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and FRSG with the post-Closing directors and officers of NewCo, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of FRSG in effect as of the date hereof shall continue to be effective following the Closing, and NewCo shall cause the Surviving Corporation to continue to honor its obligations thereunder.

(g) NewCo agrees to comply with the provisions of Section 7.05(g) of the Company Disclosure Schedules.

SECTION 7.06. Notification of Certain Matters. The Company shall give prompt notice to FRSG, and FRSG shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with ARTICLE IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in ARTICLE VIII to fail. For clarity, unintentional failure to give notice under this Section 7.06 shall not be deemed to be a breach of covenant under this Section 7.06 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

SECTION 7.07. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions.

(c) FRSG shall cause to be delivered at the Closing a copy of the Registration Rights Agreement duly executed by FRSG and the FRSG stockholders party thereto.

(d) The Company shall cause to be delivered at the Closing a copy of the Registration Rights Agreement duly executed by each party thereto (other than FRSG and the FRSG stockholders party thereto).

SECTION 7.08. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of FRSG and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with ARTICLE IX) unless otherwise prohibited by applicable Law or the requirements of the NASDAQ, each of FRSG and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the FRSG Merger or any of the other Transactions, and shall, except as required by applicable Law or stock exchange rules, not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.08 shall prevent FRSG or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.08.

SECTION 7.09. Stock Exchange Listing. FRSG, the Company and NewCo will use their reasonable best efforts to cause the NewCo Ordinary Shares issued in connection with the Transactions to be approved for listing on NASDAQ at Closing. During the period from the date hereof until the Closing, FRSG shall use its reasonable best efforts to keep the FRSG Units, FRSG Class A Common Stock and FRSG Warrants listed for trading on NASDAQ.

SECTION 7.10. Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.11. Trust Account. As of the Effective Time, the obligations of FRSG to dissolve or liquidate within a specified time period as contained in the FRSG Certificate of Incorporation will be terminated and FRSG shall have no obligation whatsoever to dissolve and liquidate the assets of FRSG by reason of the consummation of the FRSG Merger or otherwise, and no stockholder of FRSG shall be entitled to receive any amount from the Trust Account. At least seventy-two (72) hours prior to the Effective Time, FRSG shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to FRSG (to be held as available cash for immediate use on the balance sheet of FRSG, and to be used as set forth in this Agreement) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.12. Intended Tax Treatment.

(a) This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties (a) shall use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment and (b) shall not (and shall not permit or cause any of their affiliates, subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to materially prevent or impede the Transactions from qualifying for the Intended Tax Treatment. Without limiting the foregoing, each Party shall report and file all Tax Returns consistent with (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable), and take no position inconsistent with, the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each Party will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to FRSG, NewCo, or the Company of any opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to FRSG or any equityholders thereof, FRSG will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Company or any equityholders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations.

(b) Except to the extent required by the SEC or any other Governmental Authority or as otherwise required under applicable Law, neither FRSG, NewCo, the Company nor any Company Subsidiary shall provide any advice, disclosure, assurance, representation, warranty or other communication regarding the Intended Tax Treatment or any other Tax consequences related to the Transactions to its equityholders. If any such Party sends any material written communication regarding the Intended Tax Treatment or any other Tax consequences related to the Transactions to its equityholders, such Party shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments), and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Intended Tax Treatment and other Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equityholders, any of their affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Intended Tax Treatment and other Tax consequences of the Transactions.

SECTION 7.13. Termination of Related Party Agreements. Immediately prior to the Closing, the Company shall cause to be terminated all of the agreements required to be set forth on Section 4.20 of the Company Disclosure Schedule, other than those agreements set forth in Section 7.13 of the Company Disclosure Schedule. No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and the Company and each Company Subsidiary shall be released from all liabilities thereunder effective as of the Closing. Immediately following the Closing, the Company shall cause to be terminated such provisions of the Company Shareholders’ Agreement that do not terminate automatically on the consummation of the Share Contribution.

SECTION 7.14. Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with IFRS and the auditing standards of the IASB not later than thirty (30) days from the date of this Agreement and (ii) any audited financial statements (which shall be accompanied by a report of its independent registered public accounting firm) and any unaudited financial statements, in each case, that are required to be included under Item 2.01, 5.06 and/or 9.01 of Form 8-K in connection with a Current Report on Form 8-K to be filed by NewCo under the Exchange Act as a result of consummation of the Transactions, assuming such Form 8-K will be filed on the first Business Day immediately following the Closing Date (together with any consents of the Company’s independent registered public accounting firm required under the Securities Act or the Exchange Act in connection with the filing of such Current Report on Form 8-K), prior to the Closing Date.

SECTION 7.15. Certain Company Matters.

(a) As of the date of this Agreement, each Supporting Company Shareholder and NewCo shall duly execute and deliver to FRSG and the Company an Acquisition Agreement.

(b) The Company shall, promptly following the effectiveness of the Registration Statement (and in any event no later than three (3) Business Days after such effectiveness) cause the Dragging Shareholder to provide a Drag Along Notice to the Called Shareholders and the Company with such notice to be served in accordance with the Company Articles of Association and the Company Shareholders’ Agreement and to contain the details required in the Company Articles of Association and the Company Shareholders’ Agreement.

(c) Promptly following the service of the Drag Along Notices to the Called Shareholders in accordance with Section 7.15(b) above, the Company will use commercially reasonable efforts to cause all Called Shareholders to deliver by the Closing Date a duly executed Contribution Letter of Transmittal and Company Stock Transfer Form to the Company. In the event that any Called Shareholder has not delivered to the Company a duly executed Contribution Letter of Transmittal and Company Stock Transfer Form prior to the deadline set forth in the Drag Along Notice, then any director of the Company shall, pursuant to the Company Articles of Association and the Company Shareholders’ Agreement, on the Closing Date execute and deliver a Contribution Letter of Transmittal and Company Stock Transfer Form as an attorney for any such Called Shareholder.

(d) The Company shall keep FRSG reasonably informed with respect to the matters contemplated by this Section 7.15 and shall give FRSG a reasonable chance to review and comment on any written information provided to the Company Shareholders related to the Transactions.

(e) At the Closing, the Company shall repay, or cause to be repaid, all outstanding amounts owed under the Company Debt at the Closing Date pursuant to the Payoff Letters (as defined below) (collectively, the “Closing Payoff”). In order to facilitate the Closing Payoff, the Company shall, prior to Closing, (i) deliver all notices and take all other customary actions required to effect the Closing Payoff, (ii) obtain and deliver to FRSG (A) customary payoff and termination documentation, in form and substance reasonably satisfactory to FRSG (collectively, the “Payoff Letters”), which Payoff Letters shall provide that, to the extent applicable and unless otherwise agreed by FRSG, the applicable lenders have agreed to release all guarantees of such indebtedness and all Liens in respect of such indebtedness relating to the assets and properties of the Company and the Company Subsidiaries, in each case, immediately upon receipt of the amounts indicated in such Payoff Letters and (B) customary release documentation for each related guarantee and each Lien in respect thereof (including mortgage releases, if applicable), in each case, in form and substance reasonably satisfactory to FRSG.

ARTICLE VIII

CONDITIONS TO THE TRANSACTIONS

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions, including the FRSG Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) FRSG Stockholders’ Approval. The FRSG Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of FRSG in accordance with the Proxy Statement/Prospectus, the DGCL, the FRSG Organizational Documents and the rules and regulations of the NASDAQ.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the FRSG Merger, illegal or otherwise prohibiting consummation of the Transactions, including the FRSG Merger.

(c) Stock Exchange Listing. The NewCo Ordinary Shares shall have been accepted for listing on NASDAQ, or another national securities exchange mutually agreed to by the Parties, as of the Closing Date.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC.

SECTION 8.02. Conditions to the Obligations of FRSG. The obligations of FRSG to consummate the Transactions, including the FRSG Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company Parties contained in (i) Section 4.01, Section 4.02, Section 4.04, Section 4.05(a)(i) and Section 4.22 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.03 shall be true and correct other than de minimis inaccuracies as of the date hereof and the Effective Time, (iii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time (except to the extent that any such representation and warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), and (iv) the other provisions of ARTICLE IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to FRSG a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

SECTION 8.03. Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the Transactions, including the FRSG Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of FRSG contained in (i) Section 5.01, Section 5.02, Section 5.04, Section 5.05(a)(i) and Section 5.11 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.03 shall be true and correct other than de minimis inaccuracies as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (iii) Section 5.08(f)(iii) shall be true and correct in all respects as of the date hereof and the Effective Time, and (iv) the other provisions of ARTICLE V shall be true and correct in all respects (without giving effect to any “materiality,” “FRSG Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the

Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a FRSG Material Adverse Effect.

(b) Agreements and Covenants. FRSG shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. FRSG shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of FRSG, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No FRSG Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Available Cash. The amount of Available Cash shall not be less than $91,392,864.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the FRSG Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or FRSG, as follows:

(a) by mutual written consent of FRSG and the Company; or

(b) by either FRSG or the Company if the Effective Time shall not have occurred prior to the date that is one hundred eighty (180) days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in ARTICLE VIII on or prior to the Outside Date; or

(c) by either FRSG or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the FRSG Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the FRSG Merger; or

(d) by either FRSG or the Company if any of the FRSG Proposals shall fail to receive the requisite vote for approval at the FRSG Stockholders’ Meeting; or

(e) by FRSG upon a breach of any representation, warranty, covenant or agreement on the part of the Company Parties set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that FRSG has not waived such Terminating Company Breach and FRSG is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company Parties,

FRSG may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by FRSG to the Company and (y) the Outside Date; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of FRSG set forth in this Agreement, or if any representation or warranty of FRSG shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and 8.03(b) would not be satisfied (“Terminating FRSG Breach”); provided that the Company has not waived such Terminating FRSG Breach and the Company Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating FRSG Breach is curable by FRSG, the Company may not terminate this Agreement under this Section 9.01(f) for so long as FRSG continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by the Company to FRSG and (y) the Outside Date;

(g) by the Company in the event of a FRSG Board Recommendation Change; or

(h) by the Company in the event the amount of Available Cash is less than $91,392,864; provided, however, that the Company may not terminate this Agreement under this Section 9.01(h) until at least twenty (20) calendar days after the initial announced date of the FRSG Stockholders’ Meeting (regardless of whether such meeting has been adjourned or postponed).

SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in ARTICLE X, and any corresponding definitions set forth in ARTICLE I; provided, however, that termination shall not relieve any Party for any liability for a willful material breach of this Agreement prior to such termination or fraud.

SECTION 9.03. Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the FRSG Merger or any other Transaction is consummated; provided that if the Closing shall occur, NewCo shall pay or cause to be paid, (i) the unpaid Company Transaction Expenses, and (ii) the unpaid FRSG Transaction Expenses; it being understood that any payments to be made (or to cause to be made) by NewCo under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the FRSG Merger and release of proceeds from the Trust Account, provided, that, for the avoidance of doubt, in no event will any such payment occur prior to Closing. The Company shall deliver to FRSG at least seven (7) Business Days prior to Closing a schedule setting forth the aggregate Company Transaction Expenses.

SECTION 9.04. Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 9.05. Waiver. At any time prior to the Effective Time, (i) FRSG may (a) extend the time for the performance of any obligation or other act of the Company Parties, (b) waive any inaccuracy in the representations and warranties of the Company Parties contained herein or in any document delivered by the Company Parties pursuant hereto and (c) waive compliance with any agreement of the Company Parties or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of FRSG, (b) waive any inaccuracy in the representations and warranties of FRSG contained herein or in any document delivered by FRSG pursuant hereto and (c) waive compliance with any agreement of FRSG or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to FRSG:

First Reserve Sustainable Growth Corp.

290 Harbor Drive, Fifth Floor

Stamford, CT 06902

Attention: Neil A. Wizel

Email: nwizel@firstreserve.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St. Suite 2500

Houston, TX 77002

Attention: Ramey Layne

Email: rlayne@velaw.com

if to NewCo or Merger Sub:

EO Charging

c/o Maples Corporate Services Limited

P.O. Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention: John Higelin and Thomas Birkhold

with a copy to:

Juuce Limited

Tomo House, Tomo Road

Stowmarket, IP14 5AY

United Kingdom

Attention: Charlie Jardine; Karen Tew

Email: charlie.jardine@eocharging.com; karen.tew@eocharging.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

if to the Company:

Juuce Limited Tomo House,

Tomo Road

Stowmarket, IP14 5AY

United Kingdom

Attention: Charlie Jardine; Karen Tew

Email: charlie.jardine@eocharging.com; karen.tew@eocharging.com with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

SECTION 10.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this ARTICLE X and any corresponding definitions set forth in ARTICLE I.

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties.

SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware

Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07. Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10. Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the FRSG Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

SECTION 10.11. No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, FRSG, Merger Sub, NewCo, and the Company caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIRST RESERVE SUSTAINABLE GROWTH CORP.

By	/s/ Neil A. Wizel
Name: Neil A. Wizel
Title: Chief Executive Officer

EO CHARGING

By	/s/ Thomas Birkhold
Name: Thomas Birkhold
Title: Director

CHARGE MERGER SUB, INC.

By	/s/ Thomas Birkhold
Name: Thomas Birkhold
Title: Director

JUUCE LIMITED

By	/s/ John Jardine
Name: John Jardine
Title: Director

[Signature Page to the Business Combination Agreement]

Annex B

Execution Version

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

EO CHARGING

(ADOPTED BY SPECIAL RESOLUTION DATED [*] AND EFFECTIVE ON [*])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

EO CHARGING

(ADOPTED BY SPECIAL RESOLUTION DATED [*] AND EFFECTIVE ON [*])

1	The name of the Company is EO Charging.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The authorised share capital of the Company is US$[50,000] divided into [●] Ordinary Shares of a par value of US$0.0001 each and [●] Preferred Shares of a par value of US$0.0001 each.

6

The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

EO CHARGING

(ADOPTED BY SPECIAL RESOLUTION DATED [*] AND EFFECTIVE ON [*])

1	Interpretation

1.1	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Affiliate”	means (i) in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and (ii) in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the Board or equivalent decision-making body of such corporation, partnership or other entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these Amended and Restated Articles of Association of the Company, as from time to time altered or added to in accordance with the Statute and these Articles.

“Audit Committee”	means the audit committee of the Board of the Company established pursuant to these Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“beneficially own” and “beneficial owner”	have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Board”	means the board of directors of the Company.

“Business Combination Agreement”	means that certain Business Combination Agreement and Plan of Reorganization, dated as of August [●], 2021, by and among First Reserve, the Company and the other parties thereto.

“Business Day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York, the City of London or Edinburgh.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Closing Date”	means the closing date of the Share Purchase.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Members as provided in Article 42.4.

“Compensation Committee”	means the compensation committee of the Board established pursuant to these Articles, or any successor committee.

“Controlled Company”	has the meaning given to it in the rules of the Designated Stock Exchange.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The NASDAQ Stock Market LLC.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on shares pursuant to these Articles.

“electronic communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors.

“electronic record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“First Reserve”	means First Reserve Sustainable Growth Corp., a Delaware corporation.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Lock-Up Period”	means with respect to any Ordinary Shares held by a Non-Electing Holder or a permitted transferee thereof with respect to such Ordinary Shares, the period commencing on the Closing Date and continuing until the date that is six (6) months following the Closing Date.

“Lock-Up Shares”	means the Ordinary Shares held by a Non-Electing Holder or, in respect of such Ordinary Shares, a permitted transferee thereof.

“Member”	has the same meaning as in the Statute.

“Memorandum of Association”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the Board of the Company established pursuant to these Articles, or any successor committee.

“Non-Electing Holder”	means any person that received Ordinary Shares as consideration in connection with the Share Purchase under the Business Combination Agreement or upon distribution from such recipient.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means (i) a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organisation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of the Company or (ii) a unanimous written resolution.

“Ordinary Share”	means an ordinary share in the share capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.

“person”	means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit, corporation, governmental authority or any other entity.

“Preferred Shares”	means a preferred share in the share capital of the Company of [US$0.0001] nominal or par value designated as Preferred Shares, and having the rights provided for in these Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company including any facsimile thereof.

“SEC”	means the United States Securities and Exchange Commission.

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Share”	means any share in the capital of the Company, including the Ordinary Shares, Preferred Shares and shares of other classes.

“Share Purchase”	means the Company’s acquisition of all outstanding capital shares of Juuce Limited, a private limited company incorporated under the laws of England and Wales.

“signed”	means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

“Special Resolution”	means (i) a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution, has been duly given or (ii) a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing one gender include all other genders;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing these Articles;

(j)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Board shall see fit.

2.2	The Board may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum of Association (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Board may, in its absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and these Articles) vary such rights.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Board may from time to time determine.

3.3	The Company shall not issue Shares in bearer form and shall only issue Shares as fully paid.

4	Ordinary Shares

4.1	The holders of the Ordinary Shares shall be:

(a)	entitled to dividends in accordance with the relevant provisions of these Articles;

(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

(c)

entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2	All Ordinary Shares shall rank pari passu with each other in all respects.

5	Preferred Shares

5.1

Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.

5.2

Authority is hereby granted to the Directors, subject to the provisions of the Memorandum of Association, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)	the number of Preferred Shares to constitute such series and the distinctive designation thereof;

(b)

the dividend rate on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (“Dividend Periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)

whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(d)	the preferences, if any, and the amounts thereof, which the Preferred Shares of such series shall be entitled to receive upon the winding up of the Company;

(e)	the voting power, if any, of the Preferred Shares of such series;

(f)	transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and

(g)	such other terms, conditions, special rights and provisions as may seem advisable to the Directors.

5.3

Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Directors at any time thereafter may authorise the issuance of additional Preferred Shares of the same series subject always to the Statute and the Memorandum of Association.

5.4

No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends rateably in accordance with the sums which would be payable on the said Preferred Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

5.5

If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up; and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares rateably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

6	Register of Members

6.1

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that for so long as the securities of the Company are listed for trading on the Designated Stock Exchange, title to such securities may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

6.2

The Board may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Board may also determine which register of Members shall constitute the principal Register of Members and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Board may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.

7.2

In lieu of, or apart from, closing the Register of Members, the Board may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Board resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1

A Member shall only be entitled to a share certificate if the Board resolves that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Board may determine. Share certificates shall be signed by one or more Director or other person authorised by the Board. The Board may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Board may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4

Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

9	Transfer of Shares

9.1

Subject to the terms of these Articles including the restrictions in Article 18, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

9.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Board and shall be executed by or on behalf of the transferor (and if the Board so requires, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

9.3

The Board may, in their absolute discretion, decline to register any transfer of Shares, subject to any applicable requirements imposed from time to time by the Commission and the Designated Stock Exchange.

9.4

Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the registration of transfers may be suspended and the Register of Members closed at such times and for such periods as the Board may from time to time determine.

9.5

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board declines to register shall (except in any case of fraud) be returned to the person depositing the same.

10	Redemption, Purchase and Surrender of Shares, Treasury Shares

10.1

Subject to the provisions, if any, in these Articles, the Memorandum of Association, Applicable Law, including the Statute, and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may:

(a)

issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Board may, before the issue of such Shares, determine; and

(b)

purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Board may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law;

10.2	For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in these Article above shall not require further approval of the Members.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Board may accept the surrender for no consideration of any fully paid share.

10.5	The Board may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

10.6	The Board may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

11	Variation of Rights Attaching to Shares

11.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Board not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Board reserves the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

11.2

For the purposes of a separate class meeting, the Board may treat two or more or all the classes of Shares as forming one class of Shares if the Board considers that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

11.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking in priority to or pari passu therewith.

12	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

13	Non-Recognition of Trusts

Subject to the proviso hereto, no person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by Applicable Law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Statute requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Member registered in the Register of Members, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Board.

14	Lien on Shares

14.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Board may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

14.2

The Company may sell, in such manner as the Board thinks fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

14.3

To give effect to any such sale the Board may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

14.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

15	Call on Shares

15.1

Subject to the terms of the allotment and issue of any Shares, the Board may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Board may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

15.2	A call shall be deemed to have been made at the time when the resolution of the Board authorising such call was passed.

15.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

15.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Board may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Board may waive payment of the interest or expenses wholly or in part.

15.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

15.6	The Board may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

15.7

The Board may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Board and the Member paying such amount in advance.

15.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

16	Forfeiture of Shares

16.1

If a call or instalment of a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

16.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

16.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board thinks fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board thinks fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Board may authorise some person to execute an instrument of transfer of the Share in favour of that person.

16.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Board may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

16.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

16.6

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

17	Transmission of Shares

17.1

If a Member dies, the survivor or survivors (where the deceased was a joint holder) or the legal personal representative(s) (where such Member was a sole holder), shall be the only persons recognised by the Company as having any title to such Member’s interest in the Shares, but nothing herein contained shall release the estate of any such Member from any liability in respect of any Share, for which such Member was a joint or sole holder.

17.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Board, elect, by a notice in writing sent by him to the Company, either to become the holder of such share or to have some person nominated by him registered as the holder of such share. If such person elects to have another person registered as the holder of such Share such person shall sign an instrument of transfer of that Share to that person. The Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.

17.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such share. However, such person shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Board may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by such person be registered as the holder of the Share (but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to these Articles) the Board may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

18	Certain Restrictions on Transfer

18.1

Subject to Article 18.2 and Article 18.4, no Transfer of any Lock-Up Shares beneficially owned or otherwise held by any Non-Electing Holder (or any permitted transferee that beneficially owns any Lock-Up Shares as a result of a permitted transfer) may be made during the Lock-Up Period. During the Lock-Up, any purported Transfer of Lock-Up Shares by such Non-Electing Holder (or such permitted transferee) other than in accordance with these Articles shall be null and void and will not be given effect, and the Company shall refuse to recognize, register or otherwise record any such Transfer for any purpose.

18.2	Notwithstanding Article 18.1, Transfers of Lock-Up Shares are permitted:

(a) if such Transfer has been approved by the Board and is for the purpose of (i) satisfying any listing requirements of the Designated Stock Exchange or (ii) satisfying, and is limited only to the amount of Ordinary Shares necessary to satisfy, any tax obligations incurred directly in connection with the receipt of Ordinary Shares in the Share Purchase;

(b) (i) to any Director or officer, or (ii) to any Affiliates or members of the Immediate Family of any Director or officer;

(c) in the case of an individual, by a gift to a member of the Member’s immediate Family, or to a trust, the beneficiary of which is the Member or a member of the Member’s immediate Family;

(d) to a charitable organization;

(e) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(f) in the case of an individual, pursuant to a qualified domestic relations order;

(g) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Members having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing Date; or

(h) by any Member to any of its Affiliates.

18.3

Any Transfer or attempted Transfer of any Lock-Up Shares in violation of this Article 18 shall be null and void, and will not be given effect. No such Transfer shall be recorded on the Company’s books, including the Register of Members, and the purported transferee in any such Transfer shall not be treated (and the Member proposing to make any such Transfer shall continue to be treated) as the owner of such Ordinary Shares for all purposes.

18.4

Any person to whom Lock-Up Shares are Transferred during the Lockup Period will be, and the Shares Transferred to such person shall be, subject to the Lockup Period, the restrictions on Transfers and permitted Transfer provisions in accordance with this Article 18.

18.5

For the purposes of this Article 18, “Transfer” means the: (a) sale of, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in case or otherwise, or (c) public announcement during the Lock-Up Period of any intention to consummate any transaction specified in clause (a) or (b) during the Lock-Up Period.

19	Alteration of Capital

19.1

Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

19.2	Subject to these Articles, the Company may by Ordinary Resolution:

(a)

consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the market price on the date of such consolidation or division, in the case of any Shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any Shares not listed on a Designated Stock Exchange;

(b)

sub-divide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(c)	divide Shares into multiple classes; or

(d)

cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.3

All new Shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.4	Subject to these Articles, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; or

(d)	reduce its share capital and any capital redemption reserve in any manner authorised by law.

20	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Board change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Board determines.

21	General Meetings

21.1	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

21.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Board shall appoint provided that the period between the date of one annual general meeting of the Company and that of the next shall not be longer than such period as Applicable Law or the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange permits. At these meetings the report of the Board (if any) shall be presented. Extraordinary general meetings may be called by a majority of the Board or by the chairman of the Board.

21.3	The Board or the chairman of the Board may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21.4

If an extraordinary general meeting is called by the Board, such extraordinary general meeting shall be held at such time and place as may be determined by the Board, and if an extraordinary general meeting is called by the chairman of the Board, such extraordinary general meeting shall be held at such time and place as may be determined by the chairman of the Board.

21.5

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22	Notice of General Meetings

22.1

At least ten (10) calendar days’ notice (but not more than sixty (60) calendar days’ notice) shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting, the matters that are intended to be presented, and, in the case of annual general meetings, the name of any nominee who the Board intends to present for election, and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than a majority of the Shares giving that right.

22.2

The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

22.3	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate any resolution passed or any proceeding at any meeting.

22.4

In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

22.5

No business may be transacted at any general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorised committee thereof), (B) otherwise properly brought before an annual general meeting by or at the direction of the Board (or any duly authorised committee thereof), or (C) otherwise properly brought before an annual general meeting by any Member of the Company who (1) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in this Article.

(a)

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Article 22.5(c) and (f).

(b)

All notices of general meetings shall be sent or otherwise given in accordance with this Article not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual general meeting, those matters which the Board, at the time of giving the notice, intends to present for action by the members (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which Board are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Board intend to present for election.

(c)

For purposes of this Article 22.5, such Member’s notice shall be delivered to the Company at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting; provided, however, that if the Company’s annual general meeting occurs on a date more than thirty (30) days earlier or later than the Company’s prior year’s annual general meeting, then the Board shall determine a date a reasonable period prior to the Company’s annual general meeting by which date the Members notice must be delivered and publicise such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least ten (10) days prior to the date set by the Board.

(d)	To be in proper written form, a Member’s notice to the Company must set forth as to such matter such Member proposes to bring before the annual general meeting:

(i)

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

(ii)	the name and address, as they appear on the Company’s Register of Members, of the Member proposing such business and any Member Associated Person (as defined below);

(iii)

the class or series and number of Shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person;

(iv)

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company;

(v)

any material interest of the Member or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Members or between or among any proposing Members and any other person or entity (including their names) in connection with the proposal of such business by such Member; and

(vi)	a statement as to whether such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting

Shares required under rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law to carry the proposal.

For purposes of this Article 22.5(d), a “Member Associated Person” of any Member shall mean (x) any Affiliate; or person acting in concert with, such Member, (y) any beneficial owner of Shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made, or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y).

(e)

A nomination for election of a Director to be made by a Member of the Company, such Member must (A) be a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting, and (B) have given timely notice thereof in proper written form to the secretary of the Company. If a Member is entitled to vote only for a specific class or category of directors at a meeting of the Members, such Member’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

(f)	To be in proper written form for purposes of Article 22.5(f), a nominating Member’s notice to the secretary must be set forth:

(i)	as to each nominating Member:

(A)	the information that is requested in Article 22.5(d)(ii)-(vi); and

(B)

any other information relating to such Member that would be required to be disclosed pursuant to the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

(ii)	as to each person whom the Member proposes to nominate for election as a director:

(A)

all information that would be required by Article 22.5(d)(ii)-(vi) if such nominee was a nominating Member, except such information shall also include the business address and residence address of the person;

(B)	the principal occupation or employment of the person;

(C)

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law; and

(D)

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating Member and his Affiliates and associates, on the one hand, and each proposed nominee, his respective Affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such nominating Member were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

(g)

Unless otherwise provided by the terms of these Articles, any series of Preferred Shares or any agreement among Members or other agreement approved by the Board, only persons who are nominated in accordance with the procedures set forth above shall be eligible to serve as Directors. If the chairman of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the nominating Member (or a qualified representative of the nominating Member) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.

22.6

The Board shall have power at any time and from time to time to appoint any person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by the Board.

22.7	The Company may by Ordinary Resolution appoint any person to be a Director.

22.8	A Director shall hold office until the expiry of his or her term as contemplated by Article 29.2 or, until such time as he or she vacates office in accordance with Article 32.

22.9

No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Article. If the chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. This Article 22 shall not apply to any nomination of a director in an election in which only the holders of one or more series of Preferred Shares of the Company are entitled to vote (unless otherwise provided in the terms of such series of Preferred Shares).

23	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors

23.1

To be eligible to be a candidate for election as a director of the Company at an annual general meeting or extraordinary general meeting, a candidate must be nominated in the manner prescribed in this Article 23 and the candidate for nomination, whether nominated by the Board or by a Member of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Directors at the principal executive offices of the Company, (1) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, share ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to [Schedule 14A] if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual general meeting or extraordinary general meeting and (2) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (x) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) or (y) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Company, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Company, (C) if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock or share ownership and trading and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Company, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Company’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Company and agrees to serve if elected as a director.

23.2

The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of Members at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Company in accordance with the Company’s Corporate Governance Guidelines.

23.3

A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Article 23, if necessary, so that the information provided or required to be provided pursuant to this Article 23 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Company (or any other office specified by the Company in any public announcement) not later than five (5) Business Days after the record date for Members entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines hereunder or enable or be deemed to permit a Member who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the Members.

23.4

No candidate shall be eligible for nomination as a director of the Company unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Article 22 and this Article 23, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Article 22 and this Article 23, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

23.5

Notwithstanding anything in these Articles to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Company unless nominated and elected in accordance with Article 22 and this Article 23.

24	Proceedings at General Meetings

24.1

The date and time of the opening and the closing of the polls for each matter upon which the Members will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The person presiding over any meeting of Members shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to Members entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Members, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

24.2

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate not less than a simple majority of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting. If, however, such quorum is not present or represented at any general meeting, then either (i) the chairman of the meeting or (ii) the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting.

24.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

24.4

When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting or of the business to be transacted at an adjourned general meeting. If a notice is issued in respect of a general meeting and the Board, in its absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Board may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

24.5

A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Board fixes a new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

24.6

The chairman of the Board shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the Board is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.

24.7	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

24.8	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting.

24.9	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

25	Votes of Members

25.1

Subject to any rights and restrictions for the time being attached to any class or classes of Shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one (1) vote for each share registered in such Member’s name in the Register of Members. No cumulative voting shall be allowed.

25.2

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

25.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote on a poll by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

25.4

No person shall be entitled to vote at any general meeting unless such person is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such person in respect of Shares have been paid.

25.5

The instrument appointing a proxy shall be in writing (whether by manual signature, typewriting, telegraphic transmission, telefacsimile or otherwise) under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is an entity, either under seal or under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Board which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company. Notwithstanding the foregoing, no proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period.

25.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7	An instrument appointing a proxy may be in any usual or common form or such other form as the Board may approve.

25.8	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

25.9

Shares that are beneficially owned by the Company shall not be voted, directly or indirectly, at any general meeting and shall not be counted in determining the total number of issued Shares at any given time.

26	Corporations Acting by Representatives at Meeting

Any corporation or other entity which is a Member may, by resolution of its directors, other governing body or authorised individual(s), authorise such person as it thinks fit to act as its representative at any general meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.

27	Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual member of the Company holding the number and class of Shares specified in such authorisation.

28	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29	Directors

29.1

There shall be a Board consisting of such number of Directors as fixed by the Directors from time to time (but not less than one Director), unless increased or decreased from time to time by the Directors or the Company in general meeting and provided that so long as Shares are listed on the Designated Stock Exchange, the Board shall include such number of “independent directors” as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).

29.2

The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Directors.

29.3

The initial Class I Directors shall serve for a term expiring at the first annual general meeting following the date of these Articles; the initial Class II Directors shall serve for a term expiring at the second annual general meeting following the date of these Articles; and the initial Class III Directors shall serve for a term expiring at the third annual general meeting following the date of these Articles. At each annual general meeting of the Company beginning with the first annual general meeting following the date of these Articles, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual general meeting held in the third year following the year of their election. Each Director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to Class I, Class II and Class III.

29.4

The Board by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Board, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing

Board, subject to these Articles, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law; provided that any vacancy not filled by the Directors may be filled by the Members by Ordinary Resolution at the next annual general meeting or extraordinary general meeting called for that purpose; provided further, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more Directors by the provisions of these Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected or by the Members holding such class or classes of Shares or series thereof in accordance with these Articles. Any Director so appointed shall hold office until the expiration of the term of such class of Directors or until his earlier death, resignation or removal.

29.5

A director may be removed from office by the Members by Special Resolution only for cause (“cause” for removal of a Director shall be deemed to exist only if (a) the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Board at any regular or special meeting of the Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a Director) at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). If the Board makes a determination that removal of a Director by the Members by Special Resolution is in the best interests of the Company the above definition of “cause” shall not apply. A vacancy on the Board created by the removal of a Director under the provisions of these Articles may be filled by the election or appointment by Ordinary Resolution at the general meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Board, subject to these Articles, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director.

29.6

The Board may, from time to time, and except as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters, as the Board shall determine by resolution from time to time.

29.7

A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of Shares of the Company.

30	Directors’ Fees and Expenses

30.1

The Directors may receive such remuneration as the Board may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by such Director in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

30.2

Any Director who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.

31	Powers and Duties of Directors

31.1

Subject to the provisions of the Statute, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by or under the direction of the Board, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

31.2

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committees consisting of such member or members of their body as they think fit (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee); provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law; provided further that no committee shall have the power of authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of Shares adopted by the Directors as provided under the laws of the Cayman Islands, fix the designations and any of the preferences or rights of such Shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such Shares for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum of Association of the Company; or (f) declare a dividend or authorise the issuance of Shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) or the Memorandum of Association or these Articles so provide. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. The Directors may also delegate to any Director holding any executive office such of their powers as they consider desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers, and may be revoked or altered.

31.3

The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

31.4

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

31.5

The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

31.6

The Directors from time to time and at any time may delegate to any such advisory committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

31.7

Any Director may in writing appoint another person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

31.8

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Directors may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, consist of such number of Directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

31.9	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

31.10

The Directors may elect, by the affirmative vote of a majority of the Board, a chairman. The chairman of the Board may be a Director or an Officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the Board shall perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

32	Disqualification of Directors

Subject to these Articles, the office of a Director shall be vacated, if such Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is prohibited by applicable law or the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law from being a director;

(e)	is removed from office by Special Resolution;

(f)	is removed from office by notice addressed to them a their last known address and signed by all of their co-Directors (not being less than two in number);

(g)	without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or

(h)	if he or she shall be removed from office pursuant to these Articles.

33	Proceedings of the Board

33.1

Subject to these Articles, the Board may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Such meetings may be held at any place within or outside the Cayman Islands that has been designated by the Board. In the absence of such a designation, meetings of the Board shall be held at the principal executive office of the Company. Questions arising at any meeting of the Board shall be decided by the method set forth in Article 33.4.

33.2

The chairman of the Board, may, at any time summon a meeting of the Board by twenty-four (24) hour notice to each Director in person, by telephone, electronic email, or in such other manner as the Board may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board.

33.3

A Director or Directors may participate in any meeting of the Board, or of any committee appointed by the Board of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

33.4

The quorum necessary for the transaction of the business of the Board shall be a majority of the authorised number of Directors. If at any time there is only a sole Director, the quorum shall be one (1) Director. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Board, subject to the provisions of these Articles and other applicable law. In the case of an equality of votes, the chairman shall not have an additional tie-breaking vote.

33.5

A meeting of the Board may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

33.6

Subject to these Articles, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Board. A general notice given to the Board by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Board at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

33.7

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 33.7 or that would reasonably be likely to affect a Director’s status as an “Independent Director” under the rules and regulations of the Designated Stock Exchange, Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship.

33.8

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company’s policies in connection with such Director’s service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

33.9	The Board shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Board;

(b)	the names of the Directors present at each meeting of the Board and of any committee of the Board; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board and of committees of the Board.

33.10

When the chairman of a meeting of the Board signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

33.11

A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Board duly called and constituted. When signed, a resolution may consist of several documents each signed by one or more of the Directors.

33.12

The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of the Board, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

33.13

A committee appointed by the Board may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

33.14

A committee appointed by the Board may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

33.15

Meetings and actions of committees of the Board shall be governed by, and held and taken in accordance with, the provisions of Article 33.1 (place of meetings), Article 33.2 (notice), Article 33.3 (telephonic meetings), and Article 33.4 (quorum), with such changes in the context of these Articles as are necessary to substitute the committee and its members for the Directors; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Articles.

33.16

All acts done by any meeting of the Board or of a committee of the Board, or by any person acting as a Director, shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

34	Presumption of Assent

A Director of the Company who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the Minutes of the meeting or unless he shall file his written dissent or abstention from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent or abstention by registered post to such person immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to a Director who voted in favour of such action.

35	Dividends, Distributions and Reserve

35.1

Subject to any rights and restrictions for the time being attached to any class or classes of Shares and these Articles, the Board may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

35.2

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit. The Directors shall establish an account to be called the “Share Premium Account” and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law in relation to the share premium account.

35.3

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque or warrant, it will be sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

Notwithstanding the foregoing, dividends may also be paid electronically to the account of the Members or persons entitled thereto or in such other manner approved by the Directors.

35.4

The Board when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie, and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Member (or the Company, as a result of any action or inaction of the Member) is liable).

35.5	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Statute, the share premium account.

35.6

Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the Shares, but if and so long as nothing is paid up on any of the Shares in the Company dividends may be declared and paid according to the amounts of the Shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

35.7	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

35.8	No dividend shall bear interest against the Company.

36	Book of Accounts

36.1	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Board.

36.2	The books of account shall be kept at such place or places as the Board thinks fit, and shall always be open to the inspection of the Board.

36.3

The Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Board.

36.4

The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

37	Audit

37.1

The Board or, if authorised to do so, the Audit Committee of the Board, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Board and may fix his or their remuneration.

37.2

Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

37.3

Auditors shall, if so required by the Board, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

38	The Seal

38.1

The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board, provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Board may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

38.2

The Company may maintain a facsimile of its Seal in such countries or places as the Board may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Board shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence of and the instrument signed by a Director or the secretary (or an assistant secretary) of the Company or in the presence of any one or more persons as the board may appoint for the purpose.

38.3

Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

39	Officers

39.1

Subject to these Articles, the Board may from time to time appoint any person, whether or not a director of the Company, to hold the office of the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other officers as the Board may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board may think fit.

39.2

All Officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

40	Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Statute. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Statute.

41	Capitalisation of Profits

Subject to the Statute and these Articles, the Board may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including a share premium account or a capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board shall do all acts and things required to give effect to such capitalisation, with full power to the Board to make such provisions as they think fit for the case of

Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

42	Notices

42.1

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by email or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member’s prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (i) with respect to posting to Company’s Website, notification of such posting is provided to such Member. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

42.2

An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the secretary, assistant secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

42.3

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

42.4

Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) facsimile or email, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations, or (e) placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

42.5

Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

42.6	Notice of every general meeting of the Company shall be given to:

(a)

all Members who have supplied to the Company an address for the giving of notices to them, except that in the case of joint holders, the notice shall be sufficient if given to the joint holder first named in the Register of Members; and

(b)	each Director.

42.7	No other person shall be entitled to receive notices of general meetings.

43	Information

43.1

No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the members of the Company to communicate to the public.

43.2

The Board shall be entitled (but not required, except as provided by law) to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

44	Indemnity

44.1

To the fullest extent permitted by Applicable Law, no Director, officer of the Company or trustee acting in relation to any of the affairs of the Company shall be personally liable to the Company or its Members for any loss arising or liability attaching to such Director, officer or trustee by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Director, officer or trustee may be guilty in relation to the Company; provided, however, that this provision shall not apply to liability arising from any actual fraud, wilful default or wilful neglect of such Director, officer or trustee. No person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 44.1 unless or until a court of competent jurisdiction shall have made a final non-appealable finding to that effect. This Article 44.1 shall not extend to any matter that would render it void pursuant to the Statute or Applicable Law or to any person holding the office of Auditor in relation to the Company.

44.2

To the fullest extent permitted by Applicable Law, the Company shall indemnify any current or former Director or officer or any person who is serving or has served at the request of the Company as a Director or officer and any trustee acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, demand or proceeding, whether civil, criminal, administrative or investigative (other than a proceeding by, or in the name or on behalf of, the Company, addressed in Article 44.3), to which he or she was, is, or is threatened to be made, a party or in which he or she is otherwise involved, (a “proceeding”) by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of any actual fraud, wilful default or wilful neglect of such Covered Person. No Person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 44.2 unless or until a court of competent jurisdiction shall have made a final non-appealable finding to that effect. This Article 44.2 shall not extend to any matter which would render it void pursuant to the Statute, Applicable Law or to any person holding the office of Auditor in relation to the Company.

44.3

In the case of any threatened, pending or completed proceeding by, or in the name or on behalf of, the Company, to the fullest extent permitted by law, the Company shall indemnify each Covered Person against reasonable and documented expenses, including attorneys’ fees actually and reasonably incurred by him or her in connection with the defence or settlement thereof, except that no indemnification for expenses shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been finally adjudged to be liable for actual fraud, wilful default or wilful neglect in the performance of his or her duty to the Company, unless and only to the extent that the Grand Court in the Cayman Islands or the court in which such proceeding was brought shall determine upon application that such Covered Person is entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this Article 44.3 shall not extend to any matter that would render it void pursuant to the Statute or to any person holding the office of Auditor in relation to the Company.

44.4

To the fullest extent permitted by Applicable Law, reasonable and documented expenses, including attorneys’ fees, incurred by a Covered Person in defending any proceeding for which indemnification is permitted pursuant to these Articles shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by or on behalf of such Covered Person to repay such amount (without interest) if it shall be determined in a final non-appealable order of a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company pursuant to these Articles.

44.5

The Board, on behalf of the Company, may, notwithstanding any interest of the Board in such action, purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company. As used in this Article 44, references to the “Company” include all constituent corporations in an amalgamation, consolidation or merger or similar arrangement in which the Company or a predecessor to the Company by amalgamation, consolidation or merger or similar arrangement was involved.

44.6

Neither any amendment nor repeal of these Articles set forth under this heading of “Indemnity” (the “Indemnification Articles”), nor the adoption of any provision of the Company’s Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

45	Financial Year

Unless the Board otherwise prescribes, the financial year of the Company shall end on December 31 in each year and shall begin on the day following.

46	Winding Up

46.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47	Amendment of Memorandum and Articles of Association and Name of Company

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the following actions shall require a Special Resolution of the Company:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

48	Registration by Way of Continuation

Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

49	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution (if so required by the Statute), have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

50	Disclosure

The Board or any service providers (including the officers, the secretary and the registered agent of the Company) specifically authorized by the Board, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register of Members and books of the Company.

Annex C

Execution Version

August 12, 2021

First Reserve Sustainable Growth Corp.

290 Harbor Drive, Fifth Floor

Stamford, CT 06902

Attention: Neil A. Wizel, Chief Executive Officer

RE:	Certain Transaction Matters

Reference is made to that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), to be dated as of the date hereof, by and among First Reserve Sustainable Growth Corp., a Delaware corporation (“PubCo”), EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“NewCo”), Charge Merger Sub, Inc., a Delaware corporation, and Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by PubCo, First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company (“Sponsor”) and each of the other persons undersigned hereto, each of whom is a member of PubCo’s board of directors (each, an “Insider”) in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

WHEREAS, Sponsor holds the number of shares of Class B common stock, par value $0.0001 per share, of PubCo (the “PubCo Class B Common Stock”) set forth opposite Sponsor’s name on Exhibit A under the heading “Total Shares”; and

WHEREAS, Sponsor and the Company have agreed to certain items with respect to the treatment of the shares of PubCo Class B Common Stock held by Sponsor in the transactions contemplated by the BCA.

WHEREAS, in consideration for the benefits to be received by Sponsor and the Insiders under the terms of the BCA and as a material inducement to NewCo and the Company and the other parties agreeing to enter into and consummate the transactions contemplated by BCA, the Sponsor and each of the Insiders (each, a “Sponsor Person”) agrees to enter into this Letter Agreement and to be bound by the agreements, covenants and obligations contained in this Letter Agreement; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.

Sponsor represents and warrants that it holds the number of shares of PubCo Class B Common Stock set forth opposite Sponsor’s name on Exhibit A under the heading “Total Shares” as of the date hereof. As of the date hereof, there are 5,560,989 shares of PubCo Class B Common Stock issued and outstanding.

2.

During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof (the “Interim Period”), other than as expressly required by the BCA, Sponsor agrees not to (a) Transfer any of the PubCo Class B Common Stock held by Sponsor, or (b) enter into (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require Sponsor to Transfer any PubCo Class B Common Stock held by Sponsor or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of the PubCo Class B Common Stock held by Sponsor; provided that Sponsor may Transfer any such PubCo Class B Common Stock held by Sponsor to: (i) PubCo’s officers or directors, any affiliates or family members of any of PubCo’s officers or directors, any members of the Sponsor or any Affiliates of the Sponsor; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of PubCo’s liquidation prior to the completion of an initial Business Combination; (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (viii) in the event of PubCo’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the PubCo’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of PubCo’s initial Business Combination; provided, however, that in the case of clauses (i) through (v) and (vii), these permitted transferees must enter into a written agreement with PubCo agreeing to be bound by the restrictions herein. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest or the underlying economic rights (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). For the purposes of this Section 2, “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving PubCo and one or more businesses.

3.	During the Interim Period, Sponsor agrees that

(a)

At the special meeting of stockholders of PubCo to approve the transactions contemplated by the BCA, at any other meeting of the shareholders of PubCo (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of shareholders of PubCo, and in connection with any similar vote or consent of the holders of Sponsor PubCo Warrants, in their capacities as such, Sponsor shall: (i) when such meeting is held, appear at such meeting or otherwise cause Sponsor’s PubCo Class B Common Stock to be counted as present thereat for the purpose of establishing a quorum; (ii) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of Sponsor’s shares of PubCo Class B Common Stock owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of the Transactions and the FRSG Proposals and any other matters necessary or advisable for consummation of the Transactions and (iii) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of Sponsor’s PubCo Class B Common Stock against and/or withhold consent with respect to any Alternative Transaction. The obligations of Sponsor in this Section 3 shall apply whether or not the board of directors of PubCo or other governing body or any committee, subcommittee or subgroup thereof recommends the FRSG Proposals or any other matters necessary or advisable for consummation of the Transactions and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the FRSG Board Recommendation.

(b)	Sponsor hereby irrevocably and unconditionally agrees not to exercise any Redemption Rights.

(c)	Each Sponsor Person agree to the provisions of this Section, to the extent such Sponsor Person is Transferred shares of PubCo Class B Common Stock in the Interim Period.

4.

Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.01 and 8.02 of the BCA, effective immediately prior to the Closing, Sponsor hereby waives any and all rights Sponsor has or will have under Section 4.3(b)(ii) of the FRSG Amended and Restated Certificate of Incorporation to receive, with respect to each share of PubCo Class B Common Stock held by Sponsor, more than one (1) share of Class A common stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock”) upon automatic conversion of such shares of PubCo Class B Common Stock in accordance with the BCA and the FRSG Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, in connection with the consummation of the Transactions, Sponsor hereby acknowledges and agrees that pursuant to the BCA and Section 4.3(b) of the FRSG Amended and Restated Certificate of Incorporation, each share of PubCo Class B Common Stock held by Sponsor shall automatically convert into one (1) share of PubCo Class A Common Stock.

5.

Upon and subject to the Closing, upon the completion of (I) the conversion of Sponsor’s shares of PubCo Class B Common Stock into shares of PubCo Class A Common Stock and (II) the subsequent conversion of Sponsor’s PubCo Class A Common Stock into NewCo Ordinary Shares in connection with Closing pursuant to the BCA, a number of the NewCo Ordinary Shares issued to Sponsor in connection with the Transactions equal to the number set forth opposite Sponsor’s name on Exhibit A under the heading “$12.50 Threshold Shares” (the “$12.50 Threshold Shares”) shall become subject to potential forfeiture if the $12.50 Triggering Event (as defined below) does not occur during the time period between the date hereof and the five-year anniversary of the Closing Date (such time period, the “Earnout Period”), with such $12.50 Threshold Shares no longer being subject to forfeiture upon the occurrence of a $12.50 Triggering Event. Certificates or book entries representing the $12.50 Threshold Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for NewCo Ordinary Shares will be given appropriate stop transfer orders with respect to the $12.50 Threshold Shares until the occurrence of a $12.50 Triggering Event; provided, however, that upon the occurrence of a $12.50 Triggering Event in accordance with the terms herein, NewCo shall promptly cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. In the event no $12.50 Triggering Event occurs during the Earnout Period, upon the expiration of the Earnout Period, the $12.50 Threshold Shares of Sponsor shall immediately be forfeited to NewCo for no consideration as a contribution to the capital of NewCo (including for purposes of Section 118 of the Code) and immediately cancelled. For purposes of this Letter Agreement, (i) “$12.50 Triggering Event” means the date on which the VWAP (as defined below) of the NewCo Ordinary Shares or PubCo Class A Common Stock equals or exceeds $12.50 per share for any 20 Trading Days within any 30 consecutive Trading Day period ending on the Trading Day immediately prior to the date of determination; provided, that, if, during the Earnout Period, there is a Change of Control (as defined below), then the $12.50 Triggering Event shall automatically be deemed to have occurred, (ii) “Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in NewCo, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the NewCo Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (2) the voting securities of NewCo immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of NewCo to any person, (iii) “VWAP” of the NewCo Ordinary Shares or PubCo Class A

Common Stock on any Trading Day means the per share volume-weighted average price of the NewCo Ordinary Shares or PubCo Class A Common Stock, as applicable, as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by NewCo) page www.bloomberg.com/quote/FRSG:US (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the NewCo Ordinary Shares or PubCo Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with NewCo) retained for this purpose by NewCo) and (iv) “Trading Day” shall mean any day during which trading in the NewCo Ordinary Shares or PubCo Class A Common Stock generally occurs on the NASDAQ or, if the NewCo Ordinary Shares or PubCo Class A Common Stock are not listed on the NASDAQ, on the principal other U.S. national or regional securities exchanges on which the NewCo Ordinary Shares or PubCo Class A Common Stock are then listed or, if the NewCo Ordinary Shares or PubCo Class A Common Stock are not listed on a U.S. national or regional securities exchange, on the principal other market on which the NewCo Ordinary Shares or PubCo Class A Common Stock are then listed or admitted for trading. If the NewCo Ordinary Shares or PubCo Class A Common Stock are not so listed or admitted for trading, Trading Day means a Business Day.

6.

The number of shares of Class A Common Stock and NewCo Ordinary Shares (including the $12.50 Threshold Shares) and the VWAP targets set forth in this Letter Agreement shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the PubCo Class A Common Stock and NewCo Ordinary Shares, as applicable, occurring on or after the Closing (other than (i) the conversion of the PubCo Class B Common Stock into PubCo Class A Common Stock and (ii) the subsequent conversion of the PubCo Class A Common Stock into NewCo Ordinary Shares at the Closing).

7.

Sponsor shall be entitled to vote the $12.50 Threshold Shares and receive dividends and other distributions in respect thereof prior to the occurrence of a $12.50 Triggering Event, unless forfeited in accordance with the terms hereof; provided, that any such dividends and other distributions in respect of the $12.50 Threshold Shares shall be set aside by NewCo and shall only be paid to the holder of such $12.50 Threshold Shares upon the occurrence of the $12.50 Triggering Event.

8.

Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non- solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

9.	Each Sponsor Person hereby represents and warrants (severally and not jointly as to itself only) as follows:

(a)

If the Sponsor Person is not an individual, the Sponsor Person is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). If the Sponsor Person is an individual, the Sponsor Person has the authority to enter into, deliver and perform its obligations under this Agreement.

(b)

If the Sponsor Person is not an individual, the Sponsor Person has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the BCA), and to consummate the transactions contemplated hereby. The execution and delivery of this Letter Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Sponsor Person. If the Sponsor Person is an individual, the signature on this Letter Agreement is genuine, and the Sponsor Person has legal competence and capacity to execute the same. This Letter Agreement has been duly and validly executed and delivered by the Sponsor Person and constitutes a valid, legal and binding agreement of the Sponsor Person (assuming that this Letter Agreement is duly authorized, executed and delivered by the other parties hereto), enforceable against the Sponsor Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Sponsor Person with respect to the Sponsor Person’s execution, delivery or performance of its covenants, agreements or obligations under this Letter Agreement or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Sponsor Person to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)

None of the execution or delivery of this Agreement by the Sponsor Person, the performance by the Sponsor Person of any of its covenants, agreements or obligations under this Letter Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Sponsor Person is not an individual, result in any breach of any provision of the Sponsor Person’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which the Sponsor Person is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which the Holder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the PubCo Class B Common Stock, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Sponsor Person to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e)

As of the date hereof, Sponsor is the owner of the PubCo Class B Common Stock and has valid, good and marketable title to the PubCo Class B Common Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under any organizational documents). As of the date hereof, except for the PubCo Class B Common Stock set forth on Exhibit A hereto, Sponsor does not own, beneficially or of record, any equity securities of PubCo; provided that, for the avoidance of doubt, the parties acknowledge the Sponsor Pubco Warrants are not considered equity securities. Except as otherwise expressly contemplated by any organizational documents of PubCo and any related acknowledgement agreement existing on the date hereof and made available to NewCo or the Company or that is entered into in accordance with the BCA, the Sponsor Person does not have the right to acquire any shares of PubCo. Sponsor has the sole right to vote (and provide consent in respect of, as applicable) the PubCo Class B Common Stock and, except for this Letter Agreement, the BCA and any organizational document of PubCo, each Sponsor Person is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Sponsor Person to Transfer any of the PubCo Class B Common Stock or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the PubCo Class B Common Stock.

(f)

As of the date hereof, there is no Action pending or, to the Sponsor Person’s knowledge, threatened against the Sponsor Person that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Sponsor Person to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Letter Agreement in any material respect.

10.

The terms and provisions of this Letter Agreement may be modified or amended only with the written approval of any Sponsor Person, NewCo and the Company. The parties to this Letter Agreement expressly confirm their agreement that the Company and NewCo shall be entitled to rely on and enforce the provisions of this Letter Agreement and are express third party beneficiaries of this Letter Agreement.

11.

This Letter Agreement, together with the BCA to the extent referenced herein and the other agreements entered into by Sponsor in connection with the initial public offering of PubCo constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

12.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.

This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 10.09 (Counterparts), 10.03 (Severability), 10.10 (Specific Performance), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial) and 9.05 (Waiver) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

14.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 10.01 (Notices) of the BCA, with (a) notices to PubCo being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to Sponsor being sent to the address set forth opposite its name on Exhibit A under the heading “Address.”

15.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Closing.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

FIRST RESERVE SUSTAINABLE GROWTH CORP.

By:	/s/ Neil A. Wizel
Name:	Neil A. Wizel
Title:	Chief Executive Officer

FIRST RESERVE SUSTAINABLE GROWTH SPONSOR LLC

By:	FRSGC Management Company LLC, its sole member

By:	/s/ Neil A. Wizel
Name:	Neil A. Wizel
Title:	Sole Member

[Signature Page to Letter Agreement]

INSIDERS

/s/ Alex T. Kruger
Alex T. Kruger

/s/ Neil A. Wizel
Neil A. Wizel

/s/ Thomas S. Amburgey
Thomas S. Amburgey

/s/ Gary D. Reaves
Gary D. Reaves

/s/ E. Perot Bissell
E. Perot Bissell

/s/ Mary Anne Brelinsky
Mary Anne Brelinsky

/s/ Amy Francetic
Amy Francetic

/s/ Adam Grosser
Adam Grosser

/s/ Marvin Odum
Marvin Odum

[Signature Page to Letter Agreement]

Acknowledged and agreed as of the date of this Letter Agreement:

JUUCE LIMITED

By:	/s/ John Jardine
Name:	John Jardine
Title:	Director

EO CHARGING

By:	/s/ Thomas Birkhold
Name:	Thomas Birkhold
Title:	Director

[Signature Page to Letter Agreement]

EXHIBIT A

Sponsor	Address	Total Shares	$12.50 Threshold Shares (20% of Total Shares)
First Reserve Sustainable Growth Sponsor LLC	290 Harbor Dr. Fifth Floor Stamford, CT 06902	5,560,989	1,112,198

Total		5,560,989	1,112,198

Exhibit A

Annex D

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [                ], 2021, is made and entered into by and among EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“NewCo”), First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on March 4, 2021, First Reserve Sustainable Growth Corp, a Delaware corporation (“FRSG”), the Sponsor and certain other security holders named therein (the “FRSG Holders”) entered into that certain Registration Rights Agreement (the “FRSG Registration Rights Agreement”), pursuant to which FRSG granted the Sponsor and such other FRSG Holders certain registration rights with respect to certain securities of FRSG;

WHEREAS, on August 12, 2021, FRSG, NewCo, Charge Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of NewCo (“Merger Sub”), and Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (“Juuce”), entered into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), pursuant to which, among other things, (i) Merger Sub will merge with and into FRSG on or about the date hereof, with FRSG surviving the merger as a wholly owned subsidiary of NewCo and the stockholders and warrant holders of FRSG receiving, in exchange for FRSG Common Stock and FRSG Warrants, an equal number of ordinary shares of NewCo (“Ordinary Shares”) and warrants to purchase Ordinary Shares, respectively, (ii) certain of the equity holders of Juuce (“Juuce Holders”) will enter into an Acquisition Agreement pursuant to which they will, subject to the terms and conditions in the Acquisition Agreements, contribute their Juuce securities to NewCo in exchange for Ordinary Shares and (iii) that certain holder of a warrant to purchase common shares of Juuce (the “Juuce Warrant Holder”) will enter into a Letter Agreement with Juuce and FRSG pursuant to which Juuce will cause NewCo to assume such warrant and amend and restate such warrant so as to entitle the Juuce Warrant Holder to purchase a number of Ordinary Shares at an adjusted exercise price per share as determined under the BCA (the “Juuce Assumed Warrant”), as applicable (collectively, the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders will own Ordinary Shares, the Juuce Warrant Holder will hold the Juuce Assumed Warrant and the Sponsor and FRSG Holders will own warrants to purchase a number of Ordinary Shares equal to the number of shares of FRSG Common Stock subject to the applicable FRSG Warrants (“Assumed Warrants”); and

WHEREAS, NewCo and the Holders desire to enter into this Agreement, pursuant to which NewCo shall grant the Holders certain registration rights with respect to certain securities of NewCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Assumed Warrants” shall have the meaning given in the Recitals.

“BCA” shall have the meaning given in the Recitals.

“Block Trade” shall have the meaning given in subsection 2.3.1.

“Board” shall mean the board of directors of NewCo.

“Business Combination” shall have the meaning given in the Recitals.

“Commission” shall mean the Securities and Exchange Commission.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least US$25 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Equity Award Shares” shall mean Ordinary Shares issued upon the issuance, vesting, settlement or exercise of restricted stock, restricted stock units, stock options or other compensatory equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of Juuce outstanding immediately prior to the closing of the Business Combination.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Financial Counterparty” shall have meaning given in subsection 2.3.1.

“FRSG” shall have the meaning given in the Recitals.

“FRSG Class A Common Stock” means FRSG’s Class A Common Stock, par value $0.0001 per share.

“FRSG Common Stock” means FRSG Class A Common Stock and FRSG’s Class B Common Stock, par value $0.0001 per share.

“FRSG Holders” shall have the meaning given in the Recitals.

“FRSG Registration Rights Agreement” shall have the meaning given in the Recitals.

“FRSG Warrants” means whole warrants to purchase shares of FRSG Class A Common Stock as contemplated under the FRSG Warrant Agreement, with each whole warrant exercisable for one share of FRSG Class A Common Stock at an exercise price of $11.50 per share.

”FRSG Warrant Agreement” means that certain warrant agreement dated March 4, 2021 by and between FRSG and Continental Stock Transfer & Trust Company.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Juuce” shall have the meaning given in the Recitals.

“Juuce Assumed Warrant” shall have the meaning given in the Recitals.

“Juuce Holders” shall have the meaning given in the Recitals.

“Juuce Warrant Holder” shall have the meaning given in the Recitals.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Period” shall mean, (a) for each Juuce Holder other than Charlie Jardine, the period beginning on the closing date of the Business Combination and ending on the earlier of (1) the date that is one hundred-eighty (180) days after such date and (2) the date on which NewCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property and (b) for Charlie Jardine and the FRSG Holders, the earlier of (i) one (1) year after the closing date of the Business Combination or (ii) subsequent to the closing date of the Business Combination, (A) if the last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred-fifty (150) days after the closing date of the Business Combination or (B) the date on which NewCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

“Lock-up Shares” shall mean (i) the Ordinary Shares held by the Juuce Holders immediately following the closing of the Business Combination (excluding Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Business Combination); (ii) the Ordinary Shares held by the FRSG Holders immediately following the closing of the Business Combination (excluding Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Business Combination); (iii) the Equity Awards Shares; and (iv) any equity securities of NewCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (i), (ii) or (iii) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided that, for clarity, Ordinary Shares issued in connection with the exercise of the Assumed Warrants or the Juuce Assumed Warrant shall not constitute Lock-up Shares.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3.

“Merger Sub” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or necessary to make the statements therein not misleading, or an untrue statement of a material fact or an omission to state a material fact necessary to make the statements in a Prospectus, in the light of the circumstances under which they were made, not misleading.

“NewCo” shall have the meaning given in the Preamble.

“Ordinary Shares” shall have the meaning given in the Recitals.

“Other Coordinated Offering” shall have the meaning given in subsection 2.3.1.

“Permitted Transferees” shall mean (a) prior to the expiration of the Lock-up Period, any person or entity to whom a Juuce Holder is permitted to transfer Registrable Securities pursuant to Section 5.2 and (b) after the expiration of the Lock-up Period, any person or entity to whom a Juuce Holder is permitted to transfer Registrable Securities pursuant to the Memorandum and Articles of Association of NewCo, as may be amended from time to time.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Assumed Warrants (including any Ordinary Shares issued or issuable upon the exercise of any such Assumed Warrants), (b) any outstanding Ordinary Shares held by a Holder as of the date of this Agreement (including any Ordinary Shares issued or issuable upon exercise of any other outstanding equity securities of NewCo (other than equity securities issued pursuant to an employee stock option or other benefit plan) held by a Holder as of the date of this Agreement), (c) any Ordinary Shares issued or issuable upon the exercise of the Juuce Assumed Warrant, (d) any equity securities (including the Ordinary Shares issued or issuable upon the exercise of any such equity security) of NewCo issuable upon conversion of any working capital loans in an amount up to US$1,500,000 made to FRSG by a Holder and (e) any other equity security of NewCo issued or issuable with respect to any such Ordinary Shares referred to in clauses (a) through (d) above by way of a share sub-division or share dividend or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by NewCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Ordinary Shares are then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for NewCo;

(E) reasonable fees and disbursements of all independent registered public accountants of NewCo incurred specifically in connection with such Registration;

(F) the fees and expenses incurred in connection with the listing of any Registrable Securities on each securities exchange on which the Ordinary Shares are then listed;

(G) the fees and expenses incurred by NewCo in connection with any Underwritten Offering or other offering involving an Underwriter; and

(F) reasonable fees and expenses, not to exceed $100,000, of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Holders participating in the applicable Underwritten Offering, Block Trade or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as a broker, placement agent or sales agent in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of NewCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1. Registration.

2.1.1 Shelf Registration. (a) NewCo agrees that, within thirty (30) calendar days after the consummation of the Business Combination, NewCo will file with the Commission (at NewCo’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities (a “Shelf Registration”), which Shelf Registration may include Ordinary Shares that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at the same time as the closing of the Business Combination.

(b) NewCo shall use its reasonable best efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement, and shall keep such Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Subject to the limitations contained in this Agreement, NewCo shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by NewCo and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. If at any time a Registration Statement filed with the Commission pursuant to Section 2.1.1 is effective and a Holder provides written notice to NewCo that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, NewCo will use its reasonable best efforts to promptly amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

(c) If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, NewCo shall, subject to Section 3.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the sale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, NewCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if NewCo is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form F-3 or similar short-form registration statement available to NewCo to the extent that NewCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. NewCo’s obligation under this subsection 2.1.1(c), shall, for the avoidance of doubt, be subject to Section 3.4. If at any time during the Exercise Period (as defined in the Juuce Assumed Warrant) a sale under Rule 144 of the Securities Act is unavailable solely as a result of a delinquency in NewCo’s satisfaction of its public reporting obligations under the Exchange Act or the Securities Act, then NewCo shall be liable for and shall indemnify the Juuce Warrant Holder for all losses incurred by the Juuce Warrant Holder that directly arise out of or are directly related to the unavailability for resale of any Ordinary Shares held by the Juuce Warrant Holder under Rule 144 of the Securities Act; provided that this sentence shall not apply in the event and for so long as such delinquency is due to a material change in applicable accounting policy (IFRS or GAAP) as implemented by the U.S. Securities and Exchange Commission with respect to special purpose acquisition companies (“SPACs”) and provided further that such change is broadly applicable to SPACs generally.

(d) Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for sale on a delayed or continuous basis, NewCo, upon written request of the Sponsor or a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered, at NewCo’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and causing the same to become effective as soon as practicable after such filing and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that NewCo shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, on the one hand, and the Holders, on the other hand.

2.1.2 Underwritten Offering. Subject to the provisions of subsection 2.1.3 and Section 2.4 of this Agreement, any Demanding Holder may make a written demand to NewCo for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement (an “Underwritten Demand”), following the expiration of the Lock-up Period, if any, applicable to such Demanding Holder. Any Underwritten Demand shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. NewCo shall, within ten (10) days of NewCo’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder not then subject to a Lock-up who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify NewCo, in writing, within five (5) days (two (2) days if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from NewCo. Upon receipt by NewCo of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by NewCo in consultation with the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, NewCo is not obligated to effect (i) more than an aggregate of two (2) Underwritten Offerings pursuant to this subsection 2.1.2 in any twelve (12) month period or (ii) an Underwritten Offering pursuant to this subsection 2.1.2 within one hundred and five (105) days after the closing of an Underwritten Offering.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise NewCo, the Demanding Holders, the Requesting Holders and other persons or entities holding Ordinary Shares or other equity securities of NewCo that NewCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities (if any), taken together with all other Ordinary Shares or other securities which NewCo desires to sell, in writing that the dollar amount or number of Registrable Securities or other equity securities of NewCo requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of NewCo that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then NewCo shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Ordinary Shares or other equity securities of NewCo that NewCo desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other equity securities of NewCo held by other persons or entities that NewCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.2 of this Agreement and any Requesting Holders shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to NewCo of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering. Following the receipt of any such withdrawal notice, NewCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, NewCo shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.4.

2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If NewCo proposes to (i) file a Registration Statement under the Securities Act with respect to an offering of equity securities of NewCo, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of NewCo, for its own account or for the account of shareholders of NewCo, other than a Registration Statement (A) filed in connection with any employee stock option or other benefit plan, (B) for an exchange offer or offering of securities solely to NewCo’s existing shareholders, (C) for an offering of debt that is convertible into equity securities of NewCo, (D) for a dividend reinvestment plan or (E) pursuant to a Registration Statement on Form F-4, S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (ii) consummate an Underwritten Offering for its own account or for the account of shareholders of NewCo, then NewCo shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days in the case of filing a Registration Statement or an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then two (2) days), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). NewCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of NewCo included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall, subject to Section 3.3, enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by NewCo.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises NewCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of NewCo that NewCo desires to sell, taken together with (i) the shares of equity securities of NewCo, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of NewCo, if any, as to which

Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of NewCo, exceeds the Maximum Number of Securities, then:

(a) If the Registration or Underwritten Offering is undertaken for NewCo’s account, NewCo shall include in any such Registration or Underwritten Offering (A) first, the Ordinary Shares or other equity securities of NewCo that NewCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other equity securities of NewCo, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of NewCo, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then NewCo shall include in any such Registration or Underwritten Offering (A) first, Ordinary Shares or other equity securities of NewCo, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other equity securities of NewCo that NewCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Ordinary Shares or other equity securities of NewCo for the account of other persons or entities that NewCo is obligated to register pursuant to separate written contractual piggyback registration rights with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to NewCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. NewCo (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, NewCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Block Trade and Other Coordinated Offering Rights. Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement pursuant to Section 2.1.1 or Subsequent Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed, in the aggregate, $25 million or (y) for all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify NewCo of the Block Trade or Other Coordinated Offering at least ten (10) days prior to the day such offering is to commence and NewCo shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with NewCo and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Block Trade or Other Coordinated Offering Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw from such Block Trade or Other Coordinated Offering for any or no reason whatsoever upon written notification to NewCo, the Underwriter or Underwriters (if any) and Financial Counterparty (if any). Notwithstanding anything to the contrary in this Agreement, NewCo shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Piggyback Registration. Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 Underwriters and Financial Counterparty. The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 Maximum Demands. A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.2 hereof.

2.4 Restrictions on Registration Rights. If the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to NewCo and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case NewCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to NewCo for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, NewCo shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that NewCo shall not defer its obligation in this manner more than once in any twelve (12)-month period.

ARTICLE III

NEWCO PROCEDURES

3.1. General Procedures. NewCo shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto NewCo shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a Subsequent Shelf Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by NewCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any Registration of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of NewCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that NewCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by NewCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that NewCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause NewCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to NewCo, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from NewCo’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the NewCo’s independent registered public accountants and NewCo’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing NewCo for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

3.1.14 in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which NewCo has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to NewCo;

3.1.15 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Financial Counterparty of such offering or sale;

3.1.16 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of NewCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 6-K, 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

3.1.17 use its reasonable efforts to make available appropriate senior executives of NewCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2. Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by NewCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders. Notwithstanding anything to the contrary set forth herein, NewCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, NewCo shall bear the agreed expenses of the Underwriter, if any.

3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of NewCo pursuant to a Registration initiated by NewCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by NewCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements, in each case of (i) and (ii) subject to the following: no Holder shall be required to make any representations or warranties to or agreements with NewCo or the underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution, any representation required by law and any other customary representations, warranties and agreements and if, despite NewCo’s commercially reasonable efforts, an underwriter requires any Holder of to make additional representations or warranties to or agreements with such underwriter, such Holder may elect not to participate in such underwritten offering. Any liability of a Holder to any underwriter or other person pursuant to any applicable underwriting agreement shall be limited to liability arising from breach of its representations and warranties, shall be several, not joint and several, and shall be limited to the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to liability

3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, NewCo shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by NewCo or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by NewCo in the applicable Registration Statement or Prospectus of material information that NewCo has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”);

provided, however, that NewCo may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two (2) occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from NewCo of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which NewCo agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by NewCo that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by NewCo unless otherwise required by law or subpoena. If so directed by NewCo, the Holders will deliver to NewCo or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, NewCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by NewCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. NewCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, NewCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 NewCo agrees to indemnify, to the extent permitted by applicable law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement in a Registration Statement under which the sale of such Holder Indemnified Person’s Registrable Securities was registered, except insofar as the same are contained in or made in reliance on or in conformity with any information furnished in writing to NewCo by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to NewCo in writing such information and affidavits as NewCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall, severally and not jointly, indemnify NewCo, its directors, officers, employees, advisors, agents, representatives and each person who controls NewCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to NewCo by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be joint and several or greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The indemnification provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-up. Subject to Section 5.2, the Juuce Holders and the FRSG Holders agree that they shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”), provided that, notwithstanding the generality of the foregoing, the Lock-up restriction shall not apply to Transfers of shares of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares (i) approved by the Company, for the purpose of satisfying any listing requirements of the applicable stock exchange on which the Ordinary Shares are listed or (ii) pursuant to a broker-assisted sale, for case (ii), solely in order to satisfy applicable exercise price and/or tax withholding obligations that arise with respect to the Equity Award Shares; provided that, in each case, such Transfer is made in accordance with applicable law and is permitted pursuant to the terms and conditions of (a) the applicable equity incentive plan and any award agreement evidencing the Equity Award Shares and (b) any NewCo insider trading or other applicable policy.

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, the Juuce Holders, the FRSG Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of a Holder’s organizational documents, upon dissolution of such Holder; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to NewCo; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of NewCo’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the closing of the Business Combination; provided that in connection with any Transfer of such Lock-up Shares, the restrictions and obligations contained in Section 5.1 will continue to apply to such Lock-up Shares after any Transfer of such Lock-up Shares and such transferee shall continue to be bound by such restrictions and obligations for the balance of the Lock-up Period; provided further, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with NewCo agreeing to be bound by the transfer restrictions in this Article V.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (iii) transmission by hand delivery, telecopy, telegram, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, telecopy, telegram or overnight mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Sponsor, to: [290 Harbor Drive, Fifth Floor, Stamford, CT 06902, or by email at: nwizel@firstreserve.com], if to NewCo, to: Tomo House, Tomo Road, Stowmarket, IP14 5AY, United Kingdom, Attention: [●], or by email at: [●], and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of NewCo hereunder may not be assigned or delegated by NewCo in whole or in part.

6.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

6.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 6.2 of this Agreement.

6.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate NewCo unless and until NewCo shall have received (i) written notice of such assignment as provided in Section 6.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to NewCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement); provided that subsection 6.2.4 shall not apply to assignments by the Juuce Warrant Holder to any affiliate thereof. Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

6.5 Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of NewCo and the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing,

(a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected, (b) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor, and and (c) any amendment or waiver hereof that adversely affects the rights expressly granted to the Juuce Warrant Holder shall require the consent of the Juuce Warrant Holder. No course of dealing between any Holder or NewCo and any other party hereto or any failure or delay on the part of a Holder or NewCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or NewCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. NewCo represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the holder of the Juuce Assumed Warrant and (c) the holders of NewCo’s warrants pursuant to the FRSG Warrant Agreement, and assumed by NewCo on or about the date hereof, has any right to require NewCo to register any securities of NewCo for sale or to include such securities of NewCo in any Registration filed by NewCo for the sale of securities for its own account or for the account of any other person. Further, NewCo represents and warrants that this Agreement supersedes any other registration rights agreement, including the FRSG Registration Rights Agreement, or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate with respect to any Holder, on the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

6.9 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.10 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the closing of the Business Combination, the FRSG Registration Rights Agreement shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEWCO:

EO CHARGING, an exempted company incorporated with limited liability in the Cayman Islands

By:
Name:
Title:

HOLDERS:

FIRST RESERVE SUSTAINABLE GROWTH SPONSOR LLC, a Delaware limited liability company

By:
Name:
Title:

AMAZON EUROPE CORE S.à r.l

By:
Name:
Title:

[NewCo shareholder]

[NewCo shareholder]

[NewCo shareholder]

[NewCo shareholder]

[NewCo shareholder]

[Signature Page to Registration Rights Agreement]

Annex E

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is entered into as of [●], 2021, by and between EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“Acquiror”), and [●], a [●] (the “Holder”)1. Each of Acquiror and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, First Reserve Sustainable Growth Corp, a Delaware corporation (“FRSG”), Acquiror, Charge Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (the “Company”), have entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, (a) the Company Shareholders will consummate the Share Contribution, (b) the Company will consummate the CTB Conversion and (c) Merger Sub and FRSG will consummate the FRSG Merger, in each case on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Holder owns, beneficially and of record, the number and type of Company Shares set forth on Schedule A hereto (together with any other Company Shares that the Holder acquires after the date hereof, collectively, the “Subject Shares”);

WHEREAS, in connection with the Share Contribution, the Holder has agreed to contribute and assign and Acquiror has agreed to acquire and accept from the Holder the Subject Shares, all on the terms and subject to the conditions set forth in this Agreement in exchange for the Consideration;

WHEREAS, concurrently with the execution of this Agreement, Acquiror and certain other Company Shareholders (other than the holders of Company C Shares ) are entering into acquisition agreements with substantially the same terms and conditions as this Agreement (collectively, this Agreement and such other acquisition agreements, the “Acquisition Agreements”);

WHEREAS, in consideration for the benefits to be received by the Holder under the terms of the Business Combination Agreement and as a material inducement to FRSG and the other parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that FRSG and the other parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Holder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

[1]	As contemplated by the Business Combination Agreement, each of the holders of the Company A Shares and Company B Shares will execute an Acquisition Agreement concurrently with the BCA.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Transfer and Acquisition of Shares.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, and effective as of the Effective Time, the Holder shall sell to Acquiror and Acquiror shall acquire from the Holder, all of the Subject Shares with full title guarantee and free and clear of all Liens and together with all rights attaching to such Subject Shares (subject only to the entry of Acquiror in the register of members of the Company).

(b) On the terms and subject to the conditions set forth in the other Acquisition Agreements, at the Closing, and effective as of the Effective Time, Acquiror shall acquire all of the Company Shares that are subject to the other Acquisition Agreements, and the Company Shares held by all Called Shareholders, which shall, in each case, be transferred to Acquiror in accordance with the Company Organizational Documents and the Company Shareholders’ Agreement.

(c) The Holder irrevocably waives any restrictions on transfer (including the pre-emption rights set forth in the Company Articles of Association and the Company Shareholders’ Agreement) which may exist under the Company Organizational Documents, the Company Shareholders’ Agreement or otherwise, in relation to the Company Shares to be sold to Acquiror under the Acquisition Agreements.

2. Consideration

(a) The total consideration payable by Acquiror for the Subject Shares shall be that portion of the Contribution Equity Consideration and, if applicable, Contribution Cash Consideration as set out next to the Holder’s name in the Allocation Schedule, and as otherwise set out and determined in accordance with Section 2.01 of the Business Combination Agreement (the “Consideration”).

(b) The payment of the Consideration shall be fully satisfied by Acquiror issuing to the Holder or the Exchange Agent acting on behalf of the Holder, the Holder’s portion of the Contribution Equity Consideration and, if applicable, the Holder’s portion of any Contribution Cash Consideration, in accordance with Section 3.02 of the Business Combination Agreement.

3. Other Covenants and Agreements.

(a) The Holder shall be bound by, subject to, and afforded the benefits of, as applicable, (i) the Confidentiality Agreement, as if the Holder is directly party thereto, and (ii) Section 7.04 (Exclusivity) and Section 6.03 (Claims against Trust Account) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto.

(b) Promptly following the effectiveness of the Registration Statement (and in any event no later than [three (3)] Business Days after such effectiveness), the Holder shall exercise the Drag Along Option (as such term is defined in the Company’s Articles of Association and the Company Shareholders’ Agreement) to require all of the Company Shareholders (other than those Holders who have executed an Acquisition Agreement) to transfer all of their Company Shares to Acquiror at the Closing by issuing a Drag Along Notice to the Called Shareholders and the Company in accordance with the Company Articles of Association and the Company Shareholders’ Agreement.2

[2]	Note to Draft: This provision will only be included in the Acquisition Agreement to be signed by the Class A shareholder.

(c) The Holder acknowledges and agrees that FRSG and the other parties are entering into the Business Combination Agreement in reliance upon the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, FRSG and the other parties would not enter into or agree to consummate the transactions contemplated by the Business Combination Agreement.

(d) Acquiror shall deliver to the Holder at the Closing a copy of the Registration Rights Agreement duly executed by each party thereto.

(e) The Holder acknowledges and agrees that effective as of, and subject to and conditioned upon the occurrence of, the Closing, such Holder shall cease to have any rights or benefits under the Shareholders’ Agreement, which shall terminate automatically upon the Share Contribution Closing.

4. Share Contribution Closing.

(a) The closing of the Share Contribution and transactions contemplated by this Agreement, the other Acquisition Agreements and the Drag Along Notice (the “Share Contribution Closing”) will take place at the same location and on the same date as the Closing.

(b) At the Share Contribution Closing, the Holder shall deliver to Acquiror or its designee (including the Exchange Agent):

i.	a duly executed Contribution Letter of Transmittal and Company Stock Transfer Form transferring the Subject Shares to Acquiror for the consideration set out in Section 2;

ii.	the share certificates in respect of the Subject Shares or an indemnity, in agreed form, for any lost or missing share certificates;

iii.	any other documents required by the Exchange Agent in accordance with Section 3.02 of the Business Combination Agreement;

iv.

an irrevocable power of attorney, in a form satisfactory to Acquiror, given by the Holder in favour of Acquiror (or its nominee) to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the Subject Shares in the period between the Closing and the registration of the transfer of the Sale Shares in the Company’s register of members;

v.

in respect of each Holder where the right or opportunity to acquire the securities was made available by reason of an employment of any person (for the purposes of s.421B of the Income Tax (Earnings and Pensions) Act 2003) with any Group Member, a validly executed election under section 431(1) of ITEPA 2003 (or equivalent in any other jurisdiction as relevant) in respect of all shares acquired by that Holder in the Acquiror pursuant to the Company Equity Plan; and

vi.	a letter, in agreed form, from the Holder confirming that he has ceased to be a registrable person (within the meaning of section 790C of the CA 2006) in relation to the Company.

(c) Promptly after the Share Contribution Closing, Acquiror shall deliver (or cause to be delivered) to the Holder (i) the Consideration as set forth in Section 3.02 of the Business Combination Agreement and (ii) the completion board minutes of the Company approving the Share Contribution and the Transactions.

(d) The Holder acknowledges and agrees that such Holder will comply with the provisions and procedures set forth in Section 3.02 of the Business Combination Agreement to receive the Consideration.

5. Employment Related Securities.

(a) Unless otherwise agreed with the consent of the Acquiror, the provisions of this Section shall apply as regards any securities or shares in the Acquiror, the Company or a Company Subsidiary (the Company and the Company Subsidiaries together, the “Group” and each a “Group Member”) held by or on behalf of any Holder where the right or opportunity to acquire the securities was made available by reason of an employment of any person (for the purposes of s.421B of the Income Tax (Earnings and Pensions) Act 2003) with any Group Member:

i.

each such Holder who acquires (including, but not limited to, where an a Holder of Company Options exercises their options under the Company Equity Plan) any securities or shares in the Acquiror or any Group Member (whether that date is prior to, on or after the Closing Date), hereby undertakes that they shall enter into an election with their employing company (or former employing company, as the case may be) pursuant to section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 or any substantially similar election in any jurisdiction outside of the UK in the form prescribed by the relevant Taxing Authority within the required time frame in respect of those securities or shares; and

ii.

each such Holder shall provide to their employing company (or former employing company, as the case may be), such information as it shall require for the purposes of fulfilling its obligations as a responsible person within the meaning of section 421L of the Income Tax (Earnings and Pensions) Act 2003 (or equivalent in any other jurisdiction) and/or its obligations under this Section 5.

(b) In any case where the Acquiror, the Company or other relevant Group Member is obliged to withhold, remit or otherwise account for amounts of employment-related taxation (being any liability of the employing company (or former employing company, as the case may be) to account to the relevant Taxing Authority for any amount of, or representing, income tax or primary (employee) national insurance contributions and secondary (employer) national insurance contributions, or similar amounts in any jurisdiction (“Employment-Related Taxation”)) as a result of or in respect of:

i.	the acquisition of the legal and/or beneficial ownership of and/or interest in shares in the Acquiror or any Group Member; or

ii.

any action, event or thing done following the acquisition of shares or securities in the Acquiror or any Group Member including, but not limited to, the sale of the shares or securities, which gives rise to a liability under the Income Tax (Earnings and Pensions) Act 2003 (or the equivalent in any other jurisdiction), in respect of such shares or securities, the Acquiror, Company or other relevant Group Member may, to the extent legally permissible, recover an amount equal to the Employment-Related Taxation from the relevant Holder in question in such manner as the Acquiror, Company or other relevant Group Member shall think fit. Without limiting the generality of the foregoing, each such Holder hereby agrees to indemnify the Acquiror, Company or other relevant Group Member in respect of such Employment-Related Taxation and hereby agrees that the Acquiror or such Group Member may recover the relevant amounts via deductions from salary or other employment income for the relevant period or subsequent periods and, to the extent that such deductions are insufficient to cover the amounts, the relevant Holder shall promptly pay to the Acquiror, Company or other relevant Group Member the balance.

(c) Each Holder who is a director or an employee (or a former director or employee) of a Group Member shall have responsibility for declaring and settling their respective tax liabilities arising in each relevant jurisdiction in respect of the transaction contemplated by this Agreement and the issue to and holding of shares and securities to/by such Holder.

6. Holder Representations and Warranties. The Holder represents and warrants to Acquiror, in each case as of the date of this Agreement and the Closing Date:

(a) If the Holder is not an individual, the Holder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). If the Holder is an individual, the Holder has the authority to enter into, deliver and perform its obligations under this Agreement, understands their obligations under this Agreement, and has had the opportunity to seek independent professional advice in relation to this Agreement, the Business Combination Agreement and their obligations hereunder.

(b) If the Holder is not an individual, the Holder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Holder. If the Holder is an individual, the signature on this Agreement is genuine, and the Holder has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid, legal and binding agreement of the Holder (assuming that this Agreement is duly authorized, executed and delivered by Acquiror), enforceable against the Holder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) If the Holder has acquired securities in any Group Member where the right or opportunity to acquire the securities was made available by reason of an employment of any person (for the purposes of s.421B of the Income Tax (Earnings and Pensions) Act 2003) with any Group Member, such Holder either paid the unrestricted market value for those securities at the time they were acquired or executed a valid election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 (or any substantially similar election in any jurisdiction outside of the UK) in the form prescribed by the relevant Taxing Authority and within the required time frame in respect of those shares.

(d) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Holder with respect to the Holder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) None of the execution or delivery of this Agreement by the Holder, the performance by the Holder of any of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Holder is not an individual, result in any breach of any provision of the Holder’s governing, organizational or constitutional documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which the Holder is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which the Holder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Shares, except, in the case of any of clauses (ii) and (iii) above, (x) as contemplated by the Barclays Facility or (y) as would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(f) The Holder is the sole legal and beneficial owner of the Subject Shares and has valid, good and marketable title to the Subject Shares, free and clear of all Liens (other than transfer restrictions under applicable

Securities Law or under any Company Organizational Documents or the Company Shareholders’ Agreement and any Liens securing the Barclays Facility). Except for the Company Shares set forth on Schedule A hereto, together with any other Company Shares that the Holder acquires after the date hereof, the Holder does not own, beneficially or of record, any equity securities of the Company or its subsidiaries. The Subject Shares are fully paid. Except as otherwise expressly contemplated by any Company Organizational Documents and any related acknowledgement agreement existing on the date hereof and made available to FRSG or that is entered into in accordance with the Business Combination Agreement, the Holder does not have the right to acquire any shares of the Company or its subsidiaries. The Holder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Shares and, except for this Agreement, the Business Combination Agreement, the Company Shareholders’ Agreement and any Company Organizational Documents, the Holder is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer any of the Subject Shares or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the Subject Shares.

(g) There is no Action pending or, to the Holder’s knowledge, threatened against the Holder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(h) In entering this Agreement, the Holder has relied solely on his, her or its own investigation and analysis. Except as otherwise expressly provided in Section 6, the Holder hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Holder, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its affiliates or any of their respective Representatives by, or on behalf of, the Holder, and any such representations or warranties are expressly disclaimed.

7. Acquiror Representations and Warranties. Acquiror represents and warrants to the Holder, in each case as of the date of this Agreement and the Closing Date:

(a) The Acquiror is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Acquiror has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of Acquiror. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes a valid, legal and binding agreement of Acquiror (assuming that this Agreement is duly authorized, executed and delivered by the Holder), enforceable against Acquiror in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of Acquiror to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by Acquiror, the performance by Acquiror of any of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Acquiror’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which Acquiror is a party, or (iii) violate, or constitute a breach under, any order or applicable Law to which Acquiror or any of its properties or assets are bound, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of Acquiror to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) There is no Action pending or, to Acquiror’s knowledge, threatened against Acquiror that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of Acquiror to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(f) In entering this Agreement, Acquiror has relied solely on his, her or its own investigation and analysis. Except as otherwise expressly provided in this Section 6, Acquiror hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Acquiror, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Holder, its affiliates or any of their respective Representatives by, or on behalf of, Acquiror, and any such representations or warranties are expressly disclaimed.

8. Transfer of Subject Securities. From and after the date hereof until the termination of this Agreement in accordance with Section 10, other than as expressly required by the Business Combination Agreement, the Holder agrees not to (a) Transfer any of the Subject Shares, or (b) enter into (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer the Subject Shares or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of the Subject Shares; provided, that the Holder may Transfer any such Subject Shares to any Affiliate of the Holder, or if the Holder is a natural person, to immediate family or a trust for the benefit of immediate family for estate planning purposes, if, and only if, the transferee of the Subject Shares evidences in a writing reasonably satisfactory to Acquiror such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Holder. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest or the underlying economic rights (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise); provided that any pledge, grant of a security interest or encumbrance in connection with the Barclays Facility shall be deemed not to be a Transfer.

9. Board Designee.

(a) Upon the closing of the Business Combination, the board of directors of Newco (the “Newco Board”) shall initially consist of the directors as determined in accordance with Section 2.06(b) of the Business Combination Agreement (the “Initial Directors”).

(b) During the Lock-up Period, Newco and the Holder will use reasonable best efforts, including taking all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause one (1) nominee designated by Sponsor to be elected to serve as a director on the Newco Board (the “Sponsor Director”). The initial Sponsor Director shall be Thomas Amburgey. “Lock-up Period” means, the earlier of (i) one (1) year after the closing date of the Business

Combination or (ii) subsequent to the closing date of the Business Combination, (A) if the last sale price of the NewCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred-fifty (150) days after the closing date of the Business Combination or (B) the date on which Newco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s shareholders having the right to exchange their NewCo Ordinary Shares for cash, securities or other property.

(c) Newco and each Holder agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Cayman Islands law), that taking all necessary corporate action to effectuate the above will include (A) including the Person designated pursuant to this Section 9(b) in the slate of nominees recommended by the Newco Board for election at any meeting of shareholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, (D) voting or providing a written consent or proxy with respect to NewCo Ordinary Shares and other securities with voting rights of Newco and (E) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominee to be elected to the Board, including providing at least as high a level of support for the election of such nominee as it provides to any other individual standing for election as a director.

(d) In the event that a vacancy is created on the Newco Board at any time by the death, disability, resignation or removal of a Sponsor Director, then Sponsor, with respect to a vacancy created by the death, disability, resignation or removal of a Sponsor Director will be entitled to designate an individual to fill the vacancy so long as Sponsor is entitled to designate a director nominee pursuant to Section 9(b) on the date of such replacement designation. Newco and the Holder will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under applicable law) to cause such replacement designee to become a member of the Newco Board.

10. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio if (a) the Business Combination Agreement is terminated in accordance with its terms or Closing does not occur under the Business Combination Agreement for any other reason or (b) the Parties agree in writing to terminate this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 10(a) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, and (ii) Section 3(a)(i) (solely to the extent that it relates the Confidentiality Agreement) and Section 3(a)(ii) (solely to the extent that it relates to Section 6.03 (Claims Against Trust Account) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 10(a). For purposes of this Section 10, “Willful Breach” means a material breach that is a consequence of an act knowingly undertaken or omitted by the breaching Party with the intent of causing a breach of this Agreement.

11. No Recourse. Except for claims expressly provided in the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any matter to this Agreement, or the negotiation, execution, or performance or non-performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) shall be asserted against the Company or any Nonparty Affiliate of the Company (other than the Holder named as a party hereto, on the terms and subject to the conditions set forth herein) or FRSG or any

Nonparty Affiliate of FRSG, and (b) none of the Company, any Nonparty Affiliates of the Company (other than the Holder named as a party hereto, on the terms and subject to the conditions set forth herein), FRSG or any Nonparty Affiliate of FRSG shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12):

If to Acquiror, to:

EO Charging

c/o Maples Corporate Services Limited

P.O. Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention: John Higelin and Thomas Birkhold

with a copy (which shall not constitute notice) to:

Juuce Limited

Tomo House, Tomo Road

Stowmarket, IP14 5AY

United Kingdom

Attention: Charlie Jardine; Karen Tew

Email: charlie.jardine@eocharging.com; karen.tew@eocharging.com with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

If to the Holder, to:

[                ]

[                ]

[                ]

Attention: [                ]

Email: [                ]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

13. Entire Agreement. This Agreement, the other Acquisition Agreements, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

14. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Holder and FRSG. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Party.

15. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

16. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, in each case, in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

17. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that notwithstanding anything herein to the contrary, each of FRSG and Sponsor shall be an express third-party beneficiary of this Agreement and shall be entitled to specifically enforce, and to seek specific performance of (or other remedies in respect of), the obligations hereunder (except that Sponsor shall not be entitled to enforce the obligations of Holder set forth in Section 9). Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

18. Miscellaneous. Sections 10.02 (Nonsurvival of Representations, Warranties and Covenants), 10.06 (Governing Law), 10.08 (Headings), 10.03 (Severability), 10.09 (Counterparts), and 10.07 (Waiver of Jury Trial) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Acquisition Agreement as of the date first above written.

EO CHARGING

By:
Name:
Title:

[Signature Page to Acquisition Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Acquisition Agreement as of the date first above written.

[HOLDER]

By:
Name:
Title:

[Signature Page to Acquisition Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
Company A Shares	[●]
Company B Shares	[●]
Company C Shares	[●]

Schedule A

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. EO Charging’s current Memorandum and Articles of Association provides for indemnification of EO Charging’s officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses incurrerd by them as a result of any act or failure to act in carrying out their functions other than such liability that they may incur by reason of their own actual fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, EO Charging has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1†**	Business Combination Agreement, dated August 12, 2021 by and among FRSG, Juuce, EO Charging and Merger Sub (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

3.1**	Form of Amended and Restated Memorandum and Articles of Association of EO Charging (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).

4.1**	Form of Registration Rights Agreement by and among EO Charging and the holders named therein (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).

4.2#**	Letter Agreement, dated August 12, 2021 by and among FRSG, Juuce, and Amazon Europe Core S.à.r.l.

5.1*	Opinion of Maples and Calder (Cayman) LLP regarding legality of securities being registered.

8.1*	Form of opinion of Vinson & Elkins L.L.P. regarding certain U.S. tax matters.

10.1**	Sponsor Support Agreement, dated as of August 12, 2021, by and among FRSG, FRSG Sponsor, and each other persons undersigned thereto (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).

10.2**	Form of Acquisition Agreement (attached as Annex E to the proxy statement/prospectus that forms a part of this registration statement).

10.6#**	Master Supply Agreement, dated June 10, 2020, by and between Juuce and Amazon EU Société à Responsabilité Limiteé.

21.1*	List of subsidiaries of EO Charging.

23.1*	Consent of BDO LLP, independent registered public accounting firm of Juuce Limited

23.2*	Consent of Marcum LLP.

23.3*	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 8.1 hereto).

24.1**	Powers of Attorney (included on the signature page of this registration statement).

99.1*	Form of Proxy Card of First Reserve Sustainable Growth Corp.

Exhibit Number	Description

99.2**	Consent of Charles Jardine to be named as director.

99.3**	Consent of Colin Campbell to be named as director.

99.4**	Consent of Thomas Amburgey to be named as director.

99.5*	Consent of Steve Horley to be named as director.

99.6*	Consent of Mark L. Joseph to be named as director.

99.7*	Consent of Thomas vonReichbauer to be named as director.

*	Filed herewith
**	Previously filed
†	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
#

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 15, 2021.

EO Charging

By:	/s/ Thomas S. Amburgey
Name:	Thomas S. Amburgey
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on December 15, 2021

Signature	Title

*	Director
Charles Jardine

/s/ Thomas S. Amburgey	Director
Thomas S. Amburgey

*

The undersigned, by signing his name hereto, does hereby sign this registration statement on behalf of the directors and officers of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and officers filed with the SEC.

* By:	/s/ Thomas S. Amburgey
Thomas S. Amburgey Attorney-in-fact

Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, EO Charging has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: December 15, 2021	By:	/s/ Thomas S. Amburgey
	Name:	Thomas S. Amburgey
	Title:	Authorized Representative in the United States